Exhibit 25.1

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM T-6

APPLICATION UNDER SECTION 310(a)(1) OF THE TRUST INDENTURE ACT OF 1939
FOR DETERMINATION OF ELIGIBILITY OF A FOREIGN PERSON
TO ACT AS INSTITUTIONAL TRUSTEE

COMPUTERSHARE TRUST COMPANY OF CANADA

(Exact name of trustee as specified in its charter)

CANADA
(Jurisdiction of incorporation of organization)

100 UNIVERSITY AVENUE, 11TH FLOOR, SOUTH TOWER, TORONTO, ONTARIO, CANADA, M5J2YI (4l6) 263-9200

(Address and telephone number of principal executive offices)

COMPUTERSHARE TRUST COMPANY, N.A.

350 Indiana Street, Suite 800, Golden, CO 80401

Telephone: (303) 262-0707

(Name, address and telephone number of agent for service)

ATLANTIC POWER CORPORATION

(Exact name of obligor as specified in its charter)

BRITISH COLUMBIA, CANADA

(State or other jurisdiction of incorporation or organization)

55-0886410

(I.R.S. Employer Identification No.)

200 CLARENDON ST., FLOOR 25, BOSTON, MASSACHUSETTS

(Address of principal executive offices)

02116

(Zip code)

CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES

(Title of Indenture Securities)

Item 1.                      General Information.

Furnish the following information as to the trustee:

a) Name and address of each examining or supervisory authority to which it is subject:

Office of the Superintendent of Financial institutions (OSFI) 255 Albert Street Ottawa, Ontario,

K1A OH2, Canada

b) Whether it is authorized to exercise corporate trust powers.

The trustee is authorized to exercise corporate trust powers

Item 2.                     Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

No affiliation

Items 3-14.            Items 3-14 are not applicable because to the best of the Trustee’s knowledge, the obligor is not in default under any Indenture for which the Trustee acts as Trustee.

Item 15.                  Foreign Trustee.

Identify the order or rule pursuant to which the trustee is authorized to act as sole trustee under indentures qualified or to be qualified under the Act.

(a) In SEC Release Nos. 33-6889, 39-2661 (Mar. 22, 1991) (the “Release”), the Commission proposed permitting certain Canadian indenture trustees (including Montreal Trust, whose corporate trust business was subsequently acquired by Applicant) to act as sole trustees under indentures qualified or to be qualified under the Trust Indenture Act of 1939 (the “Act”) in connection with offerings under the multijurisdictional disclosure system with Canada. That proposal was adopted with the issuance of Rule 10a-5 pursuant to SEC Release Nos. 33-6902, 34-29354, 29-2267 (June 21, 1991). In the Release, the Commission described the regulation in Canada relating to the supervision and examination of indenture trustees under the Trust Companies Act (Canada) (“CTCA”), the Loan and Trust Corporations Act (Ontario) (“OTCA”) and the Deposit Insurance Corporation Act (“CDICA”). The Release states (footnotes and citations omitted):

The first prerequisite under Section 310(a) for the Commission to be able to exercise its authority to permit a foreign entity to act as a sole trustee is that such entity be authorized to exercise trust powers in its home country. In both the United States and Canada, corporations authorized to exercise trust powers are predominantly depositary institutions. Trust companies are organized under federal law in both countries, under state law in the United States, and under provincial law in Canada....

Trust companies eligible to act as indenture trustees under the CTCA and Canadian provincial law are authorized under such laws to exercise corporate trust powers. Under the CTCA, no company may commence the business of exercising trust powers unless it obtains a certificate from the Office of the Superintendent of Financial Institutions (“OSFI”). Powers specified in the CTCA include the power to “accept and execute all such trusts of every description and nature as are entrusted to it by any government or person, or committed or transferred to it by the order of a judge or by the order, judgment or decree of any court in Canada or elsewhere.”

The second prerequisite under Section 310(a) for the Commission to exercise its authority to permit trusteeship by a foreign entity is that the foreign trustee be subject to supervision or examination substantially equivalent to that applicable to U.S. trustees. In the United States and Canada, regulation of trust companies that are also depositary institutions may be effected through federal agencies, through state or provincial agencies, or concurrently by federal and state or provincial agencies. In all cases, the depositary institutions are subject to substantive regulation of

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business under the supervision and examination of the responsible agencies. The common objective of these regulatory systems is the safety and soundness of the depositary institution. To this end, U.S. and Canadian examination procedures and the licensing and chartering procedures referred to earlier are designed to assess the financial condition, management and systems of internal control of the supervised institution. ...

Depending on where the trustee is incorporated, a Canadian trust company is subject to supervision and examination by a responsible authority under either the CTCA or parallel provincial law. The conduct of corporate trusteeships under indentures is within the regulatory and supervisory power of the federal and provincial authorities. Canadian trust companies formed under provincial laws that participate in the Canadian deposit insurance system are subject to supervision and examination under the CDICA in addition to concurrent provincial regulation.

The CTCA provides an extensive regulatory scheme for corporate trustees subject to federal law. At least annually, such trustees are examined by OSFI. The OSFI describes its fundamental objectives in the examination process to include assessing of financial solvency and ensuring compliance with legislative obligations. The examination of the trust company’s condition is required to include inspection of the books of such trustee’s officers, agents, and employees. The enforcement powers of OSFI include “cease and refrain” power to correct unsafe or unsound practices and the power to order remedial action as deemed necessary.[n33]

Note 33: [citation omitted] A similar regulatory structure is applicable to Ontario trust companies. For example, Ontario trust companies are subject to supervisory prescriptions including the requirement to file financial and other information with the Superintendent of Deposit Institutions. [citation omitted] Ontario trust companies are subject to annual examinations by the superintendent. [citation omitted] The corporation’s annual return, which includes financial statements and an auditor’s report, is required to outline the financial condition and affairs of the corporation for the fiscal year. [citation omitted] Regulations under the Ontario statute prescribe forms, fees, retention of records by the trustee, financial statements and method of preparation, calculation of capital base, auditors’ reports, and qualifications for officers of the trustee. [citation omitted]

Provincially incorporated trust companies that are members of the Canadian deposit insurance system must be examined annually by a representative of the Canada Deposit Insurance Corporation (“CDIC”). The examination report for a CDIC member is required to include the examiner’s opinion whether the operations of the member institution are conducted according to standards of sound business and financial practice, and whether the institution is in satisfactory financial condition. [citation omitted] If the CDIC finds any deficiency in these matters, the CDIC will notify the member of the matter requiring remedial action. If corrective measures are not satisfactory, the institution’s membership may be revoked and its deposit insurance terminated.

In June 1992, the Trust and Loan Companies Act (Canada) (the “TLCA”) replaced the CTCA and the Loan Companies Act (Canada). The TLCA expands the powers of Canadian trust companies, as limited by the business and powers section of the TLCA, to include the capacity of a natural person. In the TLCA, legislators have attempted to provide further requirements with respect to self-dealing transactions involving Canadian trust companies and with respect to the supervision and examination of Canadian indenture trustees.

(b) In the Release, the Commission determined that the supervision and examination of indenture trustees and Canada and the United States is substantially equivalent. The Release states:

As early as 1946, the Commission noted the substantial comparability in the treatment of indenture trusteeships by the United States and Canada, including the authorization to exercise trust powers and the system of supervision or examination. In Gatineau Power Company, the Commission, acting pursuant to its exemptive authority under Section 304(d) of the Trust

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Indenture Act (then limited to the indentures of foreign obligors), permitted the Royal Trust Company of Montreal to act as sole indenture trustee under the qualified indenture of a Canadian obligor. In granting its order, the Commission stated that, except for the requirement of domestic organization, the Canadian institutional trustee “otherwise met the requirements of eligibility and qualification under Section 310 of the Act.”....

Based on a review of Canadian law, it appears that the supervision or examination under the CTCA or the CDICA applicable to institutional trustees in Canada is substantially equivalent to supervision or examination applicable to institutional trustees in the United States. (Release at 648-50)....

(c) The Canadian system of multijurisdictional disclosure permits United States institutional trustees to be appointed as a trustee under a trust indenture if

(a) the trust indenture under which the obligations are issued or guaranteed is subject to and complies with the Trust Indenture Act of 1939 of the United States of America; and

(b) at least one person or company appointed as trustee under the trust indenture

(i)         is resident in the local jurisdiction,

(ii)        is authorized to do business in the local jurisdiction, or

(iii)       has filed a duly executed submission to jurisdiction and appointment of agent for service of process in section 3 of the required form.

Item 16.                   List of Exhibits.

List below all exhibits filed as part of this statement of eligibility.

Exhibit 1.                    Articles of Incorporation of the Applicant.

Exhibit 2.                    Certificate of Authority for the Applicant to commence business.

Exhibit 3.                    Authorization of the Applicant to exercise corporate trust powers.

Exhibit 4.                    By-laws of the Applicant.

Exhibit 5.                    Not applicable.

Exhibit 6.                    Attached: a Summary Income Statement for the period ended Q2 2010; and a Consolidated Monthly Balance Sheet as of July 2010.

Exhibit 7.                    Applicant’s consent to services of process on Form F-X.

Exhibit 8(a).               SEC Release Nos. 33-6889, 39-2661 (Mar. 22, 1991)

Exhibit 8(b).               Trust and Loan Companies Act (Canada)

Exhibit 8(c).               Canada Deposit Insurance Corporation Act

Exhibit 8(d).               Business Corporations Act (Ontario)

Exhibit 8(e).               National Instrument 71-101; see Part 19.

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SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, Computershare Trust Company of Canada, a trust company organized and existing under the laws of Canada, has duly caused this Statement of Eligibility and Qualification to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of Toronto, Province of Ontario on the 18th day of August, 2010.

By:	/s/ Charles Gauthier
Charles Gauthier
General Manager, Corporate Trust

Exhibit 1 to Form T-6

Industry Canada	Industrie Canada

Certificate of Incorporation	Certificate de constitution

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

3725529 Canada Inc.	372552-9
Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation, the articles of incorporation of which are attached, was incorporated under the Canada Business Corporations Act.	Je certifie que la société susmentionnée, dont les statuts constitutifs sont joints, a été constituée en société en vertu de la Loi canadienne sur les sociétés par actions.

/s/ [ILLEGIBLE]	February 29, 2000 / le 29 février 2000

Director - Directeur	Date of Incorporation - Date de constitution

CANADA BUSINESS CORPORATIONS ACT

FORM 1
ARTICLES OF INCORPORATION
(SECTION 6)

1.                                       Name of corporation:

3725529 Canada Inc.

2.                                       The place in Canada where the registered office is to be situated:

City of Toronto, Province of Ontario

3.                                       The classes and any maximum number of shares that the Corporation is authorized to issue:

An unlimited number of common shares.

4.                                       Restrictions, if any, on share transfers:

No share shall be transferred without either (a) the consent of the directors of the Corporation expressed by a resolution passed by the board of directors or by an instrument or instruments in writing signed by all of such directors, or (b) the consent of the holders of shares to which are attached more than 50% of the voting rights attaching to all shares for the time being outstanding entitled to vote at such time expressed by a resolution passed by such shareholders at a meeting duly called and constituted for that purpose or by an instrument or instruments in writing signed by all of such shareholders.

5.                                       Number (or minimum and maximum number) of directors:

A minimum of one (1) and a maximum of ten (10).

6.                                       Restrictions, if any, on business the corporation may carry on:

None.

7.                                       Other provisions, if any:

(a)                                  The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment to be, shareholders of the Corporation, is limited to not more than 50, 2 or more persons who are the joint registered owners of 1 or more shares being counted as 1 shareholder;

(b)                                 Any invitation to the public to subscribe for any securities of the Corporation is prohibited; and

(c)                                  The directors may appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

8.                                       Incorporator:

Name	Address

Brian M. Pukier	46 Alcina Avenue
Toronto, Ontario M6G 2E8

/s/ Brian M. Pukier
Brian M. Pukier

	FEB	29 2000
Corp No. 372552-9	FEV

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Industry Canada	Industrie Canada

Certificate of Amendment	Certificat de Modification

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

Computershare Investor Services Inc.		372552-9
Name of corporation-Dénomination de la société		Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:		Je certifie que les statuts de la société susmentionnée ont été modifiés:

a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a) en vertu de l’article 13 de la Loi canadienne sur les sociétés par actions, conformément à l’avis ci-joint;

b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☐	b) en vertu de l’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;

c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☒	c) en vertu de l’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;

d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d) en vertu de l’article 191 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;

/s/ [ILLEGIBLE]		may 1, 2000 / le 1 mai 2000

Director - Directeur		Date of Amendment - Date de modification

Industry Canada	Industrie Canada	FORM 4	FORMULE 4
		ARTICLES OF AMENDMENT	CLAUSES MODIFICATRICES
Canada Business	Loi canadienne sur	(SECTION 27 OR 177)	(ARTICLES 27 OU 177)
Corporations Act	les sociétés par actions

1 - Name of corporation - Dénomination de la société	2 - Corporation No.-N’de la société

3725529 Canada Inc.	372552-9

3 - The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

To change the name of the Corporation to Computershare Investor Services Inc.

Date	Signature	Title - Titre

April 19, 2000	/s/ [ILLEGIBLE]	Chairman of the Board

[ILLEGIBLE]

Industry Canada	Industrie Canada

Certificate of Amendment	Certificat de modification

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Computershare Investor Services Inc.

Services aux investisseurs Computershare inc.		372552-9
Name of corporation-Dénomination de la société		Corporation number-Numéro de la société

I hereby certify that the articles of the above-named corporation were amended:		Je certifie que les statuts de la société susmentionnée ont été modifiés:

a) under section 13 of the Canada Business Corporations Act in accordance with the attached notice;	☐	a) en vertu de l’article 13 de la Loi canadienne sur les sociétés par actions, conformément à l’avis ci-joint;

b) under section 27 of the Canada Business Corporations Act as set out in the attached articles of amendment designating a series of shares;	☐	b) en vertu de l’article 27 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes désignant une série d’actions;

c) under section 179 of the Canada Business Corporations Act as set out in the attached articles of amendment;	☒	c) en vertu de l’article 179 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes;

d) under section 191 of the Canada Business Corporations Act as set out in the attached articles of reorganization;	☐	d) en vertu de l’article 191 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de réorganisation ci-jointes;

/s/ [ILLEGIBLE]		June 29, 2000 / le 29 juin 2000

Director - Directeur		Date of Amendment - Date de modification

Industry Canada	Industrie Canada	FORM 4	FORMULE 4
		ARTICLES OF AMENDMENT	CLAUSES MODIFICATRICES
Canada Business	Loi canadienne sur	(SECTION 27 OR 177)	(ARTICLES 27 OU 177)
Corporations Act	les sociétés par actions

1 Name of corporation - Dénomination de la société	2 - Corporation No. - N’de la société

Computershare Investor Services Inc.	372552-9

The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:

The articles of the Corporation be amended to authorize the Corporation to use its corporate name in either the existing English version or in the following French version:

Services aux investisseurs Computershare inc.

Date	Signature	Title - Titre

June 27, 2000	/s/ [ILLEGIBLE]	Chairman

[ILLEGIBLE]

Letters Patent of	Lettres patentes de
Continuance	prorogation

Trust and Loan	Loi sur les sociétés
Companies Act	de fiducie et de prét

The Secretary of State (International Financial Institutions), on behalf of the Minister of Finance and pursuant to section 33 of the Trust and Loan Companies Act:	Au nom du ministre des Finances, et en vertu de Particle 33 de la Loi sur les sociétés de fiducie et de prét, le secrétaire d’État (Institutions financiéres internationales) :

• continues Computershare Investor Services Inc., a company incorporated under Canada Business Corporations Act, as a company under the Trust and Loan Companies Act;

•      proroge Computershare Investor Services Inc., une société constituée aux termes de la Loi sur les sociétés par actions, comme une société sous le regime de la Loi sur les sociétés de fiducie et de prét;

• declares that the name of the company is Computershare Trust Company of Canada:	• Statue que la dénomination sociale de la société est Société de fiducie Computershare du Canada;

• declares that the head office of the company shall be in the City of Toronto, in the Province of Ontario; and	• fixe le siege de la société dans la ville de Toronto, dans la province de I’Ontario;

• declares that these letters patent arc effective on January 9, 2001.	• Statue que ces lettres patentes entrent en vigueur le 9 janvier 2001.

Date: January 9, 2001	Date: Le 9 janvier 2001

/s/ [ILLEGIBLE]
Secretary of State
(International Financial Institutions)
Le secrétaire d’État
(Institutions financiéres internationales)

Exhibit 2 to Form T-6

Office of the Superintendent of Financial Institutions Bureau du surintendant des institutions financières

Order to Commence and Carry	Autorisation de fonctionnement
on Business

Trust and Loan Companies Act	Loi sur les sociétés de fiducie et
de prêt

Whereas on January 9, 2001, Computershare Trust Company of Canada was continued as a company under the Trust and Loan Companies Act, and therefore, pursuant to subsection 52(4) of the Act, I approve the commencement and carrying on of business by Computershare Trust Company of Canada and authorise the company to carry on the activities referred to in section 412 of that Act.

Attendu que le 9 janvier 2001, Société de fiducie Computershare du Canada a été prorogée comme une société sous la Loi sur les sociétés de fiducie et de prêt, et à ces causes, en vertu du paragraphe 52(4) de ladite Loi, j’autorise la Société de fiducie Computershare du Canada à commencer a fonctionner ainsi qu’à exercer les activités mentionnées à l’article 412 de la Loi.

This Order is effective on January 9, 2001.	La présente ordonnance entre en vigueur le 9 janvier 2001.

/s/ John Palmer
John Palmer
Superintendent/Surintendant

Exhibit 3 to Form T-6

COMPUTERSHARE TRUST COMPANY OF CANADA

BY-LAW NO. 4, AS AMENDED AND RESTATED

Section 2.4 – Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed on behalf of the Company by any two of the directors, Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, Executive Vice-Presidents, Senior Vice-Presidents, Regional Vice-Presidents or Vice-Presidents. In addition, the board of directors or any two of the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, Executive Vice-Presidents, Senior Vice-Presidents, Regional Vice-Presidents or Vice-Presidents may from time to time direct the manner in which and the person or persons by whom any particular instrument or class of instruments may or shall be signed. Any signing officer may affix the corporate seal to any instrument requiring the same.

CERTIFIED to be a true and exact copy of an extract from By-Law No. 4 of the By-Laws of Computershare Trust Company of Canada, which By-Law is in full force and effect as of the date hereof.

DATED at Toronto, this 13th day of August, 2010.

/s/ [ILLEGIBLE]
Assistant Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA (the “Company”)

RESOLUTION REGARDING
EXECUTION OF DOCUMENTS AND COUNTERSIGNATURES

RESOLVED that pursuant to the authority of the Board of Directors under the terms of Section 2.4 of By-Law No. 4 of the Company, the Company hereby makes the following designations, which shall supersede any previous designations pursuant to such By-law:

1.                    THAT for the purposes of this designation each person listed on the attached pages shall be designated as a Signing Officer of the Company as a holder of the positions set out next to his or her name for so long as each person remains an employee of the Company.

2.                    THAT for the purposes of this designation the Officers and Signing Officers of the Company shall be divided into the following classes:

CLASS A	CLASS B	CLASS C

President	General Manager	Manager, Administration
Chief Executive Officer	Branch Manager	Manager, Disbursements
Chief Financial Officer	Director, Broker Products	Manager, Investor Services
Controller	Regional Manager, Service	Manager, Trade Processing
Executive Vice President	Delivery	Manager, Transfer Processing
Senior Vice President	Manager, Client Services	Professional, Administrative Services
Vice President	Manager, Corporate Actions	Professional, Product Specialist
Treasurer	Manager, Corporate	Professional, SEDAR
Secretary	Administration	Professional, Transfers
	Manager, Corporate Trust	Team Leader, Corporate Actions
	Manager, Employee Plans	Team Leader, Legals
	Manager, MBS	Team Leader, Research
	Manager, Oil Royalties	Team Leader, Security Flow
	Manager, Stock Transfer	Team Leader, Trust Investments
	Manager, Stock Transfer &	Administrator, Audit
	Client Services	Administrator, Client Services
	Manager, Stock	Administrator, Corporate Actions
	Transfer/Operations	Administrator, Corporate Trust
	Professional, Client Services	Administrator, Escrows
	Professional, Corporate Actions	Administrator, Stock Transfer
Professional, Corporate Trust
Professional, Employee Plans
Professional, MBS
Professional, Service Delivery
Professional, Stock Transfer

3.               THAT, any two Signing Officers listed in Class A or B, or both, or any one Class A or B Signing Officer together with one Class C Signing Officer may represent and act in the name of the Company, but only in the ordinary course of the Company’s trust and agency services business activities including, without limitation, transfer agency, record keeping, plan administration and debt trusteeship. The above mentioned Signing Officers, on behalf of the Company, shall be authorized:

(a)               to execute and deliver all affidavits, agreements, certificates, contracts, deeds, indentures, notices, undertakings, conveyances or other documents required in the course of its operations including, without restricting the generality of the foregoing, documents evidencing any assignment, charge, co-ownership of immoveable, conveyance, deposit, exchange, habitation, hypothec, insurance, lease, lien, loan, mortgage, partnership, pledge, privilege, purchase, registration of real rights, retrocession, sale, suretyship, usufruct or other like documents;

(b)              to secure any loans or other sums owed by way of mortgage, hypothec, lien or other charges upon property, real or personal, moveable or immovable;

(c)               to acquire, convey, dispose or sell, in whole or in part, by way of public or private sale, by auction or otherwise, of said property so mortgaged, hypothecated or otherwise given as security;

(d)              to grant easements, encumbrances, servitudes, rights of way and other charges and liens upon immovable or real property;

(e)               to grant partial or total acquittances, discharges, mainlevées and releases, with or without consideration, of charges, hypothecs, liens, mortgages, pledges, privileges and of any effect of a giving-in-payment clause or of a resolutory clause;

(f)                 to execute and deliver all agreements, contracts, deeds or other documents pertaining to the administration, the custody or the transfer of bonds, certificates of deposits, debentures, notes, options, shares, warrants or like securities and to receive funds and invest same in said instruments; and

(g)              to accept, convey, issue, purchase, receive, sell, subscribe for or transfer bonds, certificates of deposits, debentures, notes, options, shares, warrants or like securities.

The Signing Officers are authorized to exercise all powers, responsibilities and rights and to execute all obligations required under the terms of any affidavit, agreement, certificate, contract, deed, indenture, notice or other empowering document in the course of the Company’s operations and generally to do all such things as are necessary and useful to the fulfillment of the above objects, subject to any limitations imposed by law, in order to give full effect and purpose to the foregoing.

4.               THAT the authorization contained herein does not include contracts and agreements for the purchase of goods and services by the Company for its own use which are excluded from the operation of this authorization.

5.               THAT any one Signing Officer from Classes A, B or C, or any combination thereof, may sign and counter-sign bonds, debentures, stock certificates and other securities on behalf of the Company, when it acts as trustee, transfer agent and/or registrar.

6.     THAT any Signing Officer may affix the corporate seal to any instrument requiring same.

7.     THAT any officer holding a dual position shall sign only once.

DATED at Toronto, Ontario, as of the 3rd day of March, 2009.

CERTIFIED TRUE COPY

I, Magdalena Autea, Assistant Secretary of Computershare Trust Company of Canada, hereby certify that this copy of the Resolution Regarding Execution Of Documents And Countersignatures for Computershare Trust Company of Canada is a true copy of the original which was passed by the Board of Directors on March 3, 2009 and is of full force and effect as of the date hereof.

Certified at Toronto on this 13th day of August, 2010.

/s/ [ILLEGIBLE]
Assistant Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA

AUTHORIZED SIGNATURES

/s/ Morag Abraham	/s/ Ron Binge
Morag Abraham, Professional, Corporate Trust	Ron Binge, Professional, Corporate Trust

/s/ Shelley Bloomberg	/s/ Charles Cuschieri
Shelley Bloomberg, Manager, Corporate Trust	Charles Cuschieri, Administrator, Corporate Trust

/s/ Cheryl Davidson	/s/ Charles Eric Gauthier
Cheryl Davidson, Administrator, Corporate Trust	Charles Eric Gauthier, General Manager, Corporate Trust

/s/ David Ha	/s/ Lisa M. Kudo
David Ha, Professional, Corporate Trust	Lisa M. Kudo, Professional, Corporate Trust

/s/ Lina Latorre	/s/ Annie Yang Lu
Lina Latorre, Professional, MBS	Annie Yang Lu, Professional, MBS

I, Magdalena Autea, Assistant Secretary of Computershare Trust Company of Canada, hereby certify that each of the above named persons holds the office set out beside his or her name and that the facsimile signature appearing with the name of each such person is a true exact copy of the signature of such person.

Certified at Toronto on this 13th day of August, 2010.

/s/ [ILLEGIBLE]
Assistant Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA

AUTHORIZED SIGNATURES

/s/ Scott Markham	/s/ Daniel Marz
Scott Markham, Manager, Corporate Trust	Daniel Marz, Professional, Corporate Trust

/s/ Michelle Mendonca	/s/ Mircho Mirchev
Michelle Mendonca, Professional, Corporate Trust	Mircho Mirchev, Professional, Corporate Trust

/s/ Chris Nitsis	/s/ Sean Pigott
Chris Nitsis, Professional, Corporate Trust	Sean Pigott, Professional, Corporate Trust

/s/ Susanne Pynn	/s/ Ann Samuel
Susanne Pynn, Professional, MBS	Ann Samuel, Administrator, Corporate Trust

/s/ Michelle Schultz	/s/ Mohanie Shivprasad
Michelle Schultz, Administrator, Corporate Trust	Mohanie Shivprasad Administrator, Corporate Trust

I, Magdalena Autea, Assistant Secretary of Computershare Trust Company of Canada, hereby certify that each of the above named persons holds the office set out beside his or her name and that the facsimile signature appearing with the name of each such person is a true exact copy of the signature of such person.

Certified at Toronto on this 13th day of August, 2010.

/s/ [ILLEGIBLE]
Assistant Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA

AUTHORIZED SIGNATURES

/s/ Diane Small	/s/ Danny Snider
Diane Small, Manager, MBS	Danny Snider, Professional, Corporate Trust

/s/ Stuart Swartz	/s/ Patricia Wakelin
Stuart Swartz, Senior Vice President, Corporate Trust	Patricia Wakelin, Professional, Corporate Trust

/s/ Kelly Wood	/s/ Kemi Atawo
Kelly Wood, Manager, Administration	Kemi Atawo, Professional, Corporate Trust

/s/ Stanley Kwan
Stanley Kwan, Administrator, Corporate Trust

I, Magdalena Autea, Assistant Secretary of Computershare Trust Company of Canada, hereby certify that each of the above named persons holds the office set out beside his or her name and that the facsimile signature appearing with the name of each such person is a true exact copy of the signature of such person.

Certified at Toronto on this 13th day of August, 2010.

/s/ [ILLEGIBLE]
Assistant Secretary

Exhibit 4 to Form T-6

COMPUTERSHARE TRUST COMPANY OF CANADA

(the “Company”)

BY-LAW NO. 4, AS AMENDED AND RESTATED

A by-law relating generally to the transaction of the business and affairs of the Company.

TABLE OF CONTENTS

	ARTICLE 1
	INTERPRETATION

Section 1.1	Definitions	1
Section 1.2	Conflict With Unanimous Shareholder Agreement	2

	ARTICLE 2
	BUSINESS OF THE COMPANY

Section 2.1	Registered Office	3
Section 2.2	Corporate Seal	3
Section 2.3	Financial Year	3
Section 2.4	Execution of Instruments	3
Section 2.5	Banking Arrangements	3
Section 2.6	Voting Rights in Other Bodies Corporate	3
Section 2.7	Divisions	4

	ARTICLE 3
	BORROWING AND SECURITIES

Section 3.1	Borrowing Power	4
Section 3.2	Delegation	5

	ARTICLE 4
	DIRECTORS

Section 4.1	Number of Directors and Quorum	5
Section 4.2	Qualification	5
Section 4.3	Election and Term	6
Section 4.4	Removal of Directors	6
Section 4.5	Termination of Office	6
Section 4.6	Vacancies	6
Section 4.7	Action by the Board	6

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BE IT ENACTED as a by-law of the Company as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                                   Definitions.

(1)           In the by-laws of the Company, unless the context otherwise requires:

“Act” means the Trust and Loan Companies Act, and any statute that may be substituted therefor, as from time to time amended.

“appoint” includes “elect” and vice versa.

“board” means the board of directors of the Company.

“by-laws” means this by-law and all other by-laws of the Company from time to time in force and effect.

“cheque” includes a draft.

“Company” means the Company continued under the Act on January 9th, 2001.

“letters patent” means the letters patent of the Company as from time to time amended or restated.

“meeting of shareholders” includes an annual meeting of shareholders and a special meeting of shareholders.

“non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Canada) as from time to time amended.

“ordinary resolution” means a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution or signed by all of the shareholders entitled to vote on that resolution.

“recorded address” means in the case of a shareholder his address as recorded in the securities register; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and in the case of a director (subject to the provisions of Section 11.1), officer, auditor or member of a committee of the board, his latest address as recorded in the records of the Company.

“resident Canadian” means an individual who is:

(a)                        A Canadian citizen ordinarily resident in Canada;

(b)                       A Canadian citizen not ordinarily resident in Canada who is a member of a class of persons prescribed in the regulations to the Act, as amended from time to time; or

(c)                        A permanent resident within the meaning of the Immigration Act and ordinarily resident in Canada, except a permanent resident who has been ordinarily resident in Canada for more than one year after the time at which he first became eligible to apply for Canadian citizenship.

“signing officer” means, in relation to any instrument, any person authorized to sign the same on behalf of the Company by or pursuant to section 2.4.

“special meeting of shareholders” includes a meeting of any class or classes of shareholders and a special meeting of all shareholders entitled to vote at an annual meeting of shareholders.

“special resolution” means a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution.

“unanimous shareholder agreement” means a written agreement among all the shareholders of the Company or among all such shareholders and a person who is not a shareholder or a written declaration of the beneficial owner of all of the issued shares of the Company that restricts, in whole or in part, the powers of the directors to manage the business and affairs of the Company, as from time to time amended.

(2)                                  Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein. Words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing a person include an individual, partnership, association, body corporate, unincorporated organization, trustee, executor, administrator and legal representative.

Section 1.2                                   Conflict With Unanimous Shareholder Agreement.

Where any provision in the by-laws conflicts with any provision of a unanimous shareholder agreement the provision of such unanimous shareholder agreement shall govern.

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ARTICLE 2
BUSINESS OF THE COMPANY

Section 2.1                                   Registered Office.

The registered office of the Company shall be at the place within Canada from time to time specified in the articles and at such address therein as the board may from time to time determine.

Section 2.2                                   Corporate Seal.

Until changed by the board, the corporate seal of the Company shall be in the form impressed hereon.

Section 2.3                                   Financial Year.

Until changed by the board, the financial year of the Company shall end on the last day of December in each year.

Section 2.4                                   Execution of Instruments.

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed on behalf of the Company by any two of the directors, Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, Executive Vice-Presidents, Senior Vice-Presidents, Regional Vice-Presidents or Vice-Presidents. In addition, the board of directors or any two of the Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, Executive Vice-Presidents, Senior Vice-Presidents, Regional Vice-Presidents or Vice-Presidents may from time to time direct the manner in which and the person or persons by whom any particular instrument or class of instruments may or shall be signed. Any signing officer may affix the corporate seal to any instrument requiring the same.

Section 2.5                                   Banking Arrangements.

The banking business of the Company including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations or persons as may from time to time be designated by or under the authority of the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time prescribe or authorize.

Section 2.6                                   Voting Rights in Other Bodies Corporate.

The person or persons authorized under Section 2.4 may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Company. Such instruments, certificates or other evidence shall be in favour of such person or

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persons as may be determined by the said person or persons executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights. In addition, the board may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

Section 2.7                                   Divisions.

The board may cause the business and operations of the Company or any part thereof to be divided or segregated into one or more divisions upon such basis, including without limitation, character or type of businesses or operations, geographical territories, product lines or goods or services as the board may consider appropriate in each case. From time to time the board or, if authorized by the board, the chief executive officer may authorize, upon such basis as may be considered appropriate in each case:

(a)                        Sub-Division and Consolidation. The further division of the business and operations of any such division into sub-units and the consolidation of the business and operations of any such divisions and sub-units;

(b)                       Name. The designation of any such division or sub-unit by, and the carrying on of the business and operations of any such division or sub-unit under, a name other than the name of the Company; provided that the Company shall set out its name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the Company; and

(c)                        Officers. The appointment of officers for any such division or sub-unit, the determination of their powers and duties, and the removal of any such officer so appointed without prejudice to such officer’s rights under any employment contract or in law, provided that any such officers shall not, as such, be officers of the Company, unless expressly designated as such.

ARTICLE 3

BORROWING AND SECURITIES

Section 3.1                                   Borrowing Power.

(1)                                  Without limiting the borrowing powers of the Company as set forth in the Act, the board may from time to time on behalf of the Company, without authorization of the shareholders:

(a)                        Borrow money upon the credit of the Company;

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(b)                       Issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantee of the Company, whether secured or unsecured;

(c)                        To the extent permitted by the Act, give a guarantee on behalf of the Company to secure performance of any present or future indebtedness, liability or obligation of any person; and

(d)                       Charge, mortgage, hypothecate, pledge, or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Company, including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Company.

(2)                                  Nothing in this section limits or restricts the borrowing of money by the Company on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Company.

Section 3.2                                   Delegation.

The board may from time to time delegate to a committee of the board, one or more directors or officers of the Company or any other person as may be designated by the board all or any of the powers conferred on the board by section 3.1 or by the Act to such extent and in such manner as the board shall determine at the time of each such delegation.

ARTICLE 4
DIRECTORS

Section 4.1                                   Number of Directors and Quorum.

Until changed in accordance with the Act, the board shall consist of not fewer than one (1) director and not more than ten (10) directors. Subject to section 4.8, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the number of directors or such greater number of directors as the board may from time to time determine.

Section 4.2                                   Qualification.

No person shall be qualified for election as a director if he is less than 18 years of age; if he is of unsound mind and has been so found by a court in Canada or elsewhere; if he is not an individual; or if he has the status of a bankrupt. A director need not be a shareholder. A majority of the directors shall be resident Canadians.

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Section 4.3                                   Election and Term.

The election of directors shall take place at the first meeting and thereafter at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall, if a minimum and maximum number of directors is authorized, be the number of directors then in office unless the directors or the shareholders otherwise determine or shall, if a fixed number of directors is authorized, be such fixed number. The election shall be by ordinary resolution. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

Section 4.4                                   Removal of Directors.

Subject to the provisions of the Act, the shareholders may by ordinary resolution passed at a special meeting of shareholders called for such purpose remove any director from office and the vacancy created by such removal may be filled at the same meeting, failing which it may be filled by the board.

Section 4.5                                   Termination of Office.

A director ceases to hold office when he dies; he is removed from office by the shareholders; he ceases to be qualified for election as a director; or his written resignation is sent or delivered to the Company, or, if a time is specified in such resignation, at the time so specified, whichever is later.

Section 4.6                                   Vacancies.

Subject to the provisions of the Act, a quorum of the board may fill a vacancy in the board, except a vacancy resulting from an increase in the number or minimum number of directors specified in the articles or from a failure of the shareholders to elect the number or minimum number of directors specified in the articles. In the absence of a quorum of the board, or if the vacancy has arisen from a failure of the shareholders to elect the number or minimum number of directors specified in the articles, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy. If such directors fail to call such meeting or if there are no such directors then in office, any shareholder may call the meeting.

Section 4.7                                   Action by the Board.

Subject to any unanimous shareholder agreement, the board shall manage the business and affairs of the Company. Subject to sections 4.8 and 4.9, the powers of the board may be exercised by resolution passed at a meeting at which a quorum is present or by resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the board. Where there is a vacancy in the board, the remaining directors may exercise all the powers of the board so long as a quorum remains in office. Where the Company has only one director, that director may constitute a meeting.

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Section 4.8                                   Canadian Majority at Meetings.

The board shall not transact business at a meeting, other than filling a vacancy in the board, unless a majority of the directors present are resident Canadians, except where:

(a)                        A resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

(b)                       A majority of resident Canadians would have been present had that director been present at the meeting.

Section 4.9                                   Meeting by Telephone.

If all the directors of the Company consent, a director may participate in a meeting of the board or of a committee of the board by means of such telephone or other communications facilities as permit all persons participating in the meeting to hear each other, and a director participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the board and of committees of the board.

Section 4.10                            Place of Meetings.

Meetings of the board may be held at any place in or outside Canada.

Section 4.11                            Calling of Meetings.

Meetings of the board shall be held from time to time at such time and at such place as the board, the chairman of the board, the chief executive officer, the president or any two directors may determine.

Section 4.12                            Notice of Meeting.

Notice of the time and place of each meeting of the board shall be given in the manner provided in Article Eleven to each director not less than 48 hours before the time when the meeting is to be held. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including, if required by the Act, any proposal to:

(a)                        Submit to the shareholders any question or matter requiring approval of the shareholders;

(b)                       Fill a vacancy among the directors or in the office of auditor;

(c)                        Issue securities, except in the manner and on the terms authorized by the directors;

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(d)                       Declare dividends;

(e)                        Purchase, redeem or otherwise acquire shares issued by the Company;

(f)                          Pay a commission for the sale of shares;

(g)                       Approve a management proxy circular referred to in the Act;

(h)                       Approve a take-over bid circular or directors’ circular referred to in the Act;

(i)                           Approve any annual financial statements referred to in the Act; or

(j)                           Adopt, amend or repeal by-laws.

Section 4.13                            First Meeting of New Board.

Provided a quorum of directors is present, each newly elected board may hold its first meeting, without notice, immediately following the meeting of shareholders at which such board is elected.

Section 4.14                            Adjourned Meeting.

Notice of an adjourned meeting of the board is not required if the time and place of the adjourned meeting is announced at the original meeting.

Section 4.15                            Regular Meetings.

The board may appoint a day or days in any month or months for regular meetings of the board at a place and hour to be named. A copy of any resolution of the board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

Section 4.16                            Chairman.

The chairman of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: chairman of the board, chief executive officer, president or a vice-president. If no such officer is present, the directors present shall choose one of their number to be chairman. If the secretary of the Company is absent, the chairman shall appoint some person, who need not be a director, to act as secretary of the meeting.

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Section 4.17                            Votes to Govern.

At all meetings of the board every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

Section 4.18                            Conflict of Interest.

A director or officer who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or proposed material contract with the Company shall disclose the nature and extent of his interest at the time and in the manner provided by the Act and such material interest shall be entered in the minutes of the meetings of directors or otherwise noted in the records of the Company. Any such contract or proposed contract shall be referred to the board or shareholders for approval even if such contract is one that in the ordinary course of the Company’s business would not require approval by the board or shareholders. Such a director shall not vote on any resolution to approve the same except as provided by the Act.

Section 4.19                            Remuneration and Expenses.

Subject to any unanimous shareholder agreement, the directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Company in any other capacity and receiving remuneration therefor.

ARTICLE 5
COMMITTEES

Section 5.1                                   Committees of the Board.

The board may appoint one or more committees of the board, however designated, and delegate to any such committee any of the powers of the board except those which pertain to items which, under the Act, a committee of the board has no authority to exercise. A majority of the members of any such committee shall be resident Canadians.

Section 5.2                                   Conduct Review Committee.

The board shall establish a conduct review committee. The conduct review committee shall have such duties, powers and responsibilities as may be conferred upon it by the Act and such further duties, powers and responsibilities as the board may, by resolution delegate to it. Subject to the Act, the board may from time to time determine the size and composition of the conduct review committee.

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Section 5.3                                   Audit Committee.

The board shall establish an audit committee. The audit committee shall have such duties, powers and responsibilities as may be conferred upon it by the Act and such further duties, powers and responsibilities as the board may, by resolution delegate to it. Subject to the Act, the board may from time to time determine the size and composition of the audit committee.

Section 5.4                                   Transaction of Business.

Subject to the provisions of section 4.9, the powers of a committee of the board may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of any such committee may be held at any place in or outside of Canada.

Section 5.5                                   Advisory Bodies.

The board may from time to time appoint such advisory bodies as it may deem advisable.

Section 5.6                                   Procedure.

Unless otherwise determined by the board, each committee and advisory body shall have power to fix its quorum at not less than a majority of its members, to elect its chairman, and to regulate its procedure.

ARTICLE 6
OFFICERS

Section 6.1                                   Appointment.

The board shall appoint from their number a chief executive officer. Subject to any unanimous shareholder agreement, the board may from time to time appoint a president, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary, a treasurer and such other officers as the board may determine, including one or more assistants to any of the officers so appointed. The board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Act, delegate to such officers powers to manage the business and affairs of the Company. The chief executive officer may appoint such officers as he or she may determine and specify such officers’ duties. At the next meeting of the board of directors following any such appointment by the chief executive officer, the board of directors may confirm the appointment of such officer. In the event that such appointment is not confirmed, such officer shall cease to hold the office appointed by the chief executive officer. Subject to sections 6.2 and 6.3, an officer may but need not be a director and one person may hold more than one office.

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Section 6.2                                   Chairman of the Board.

The board may from time to time also appoint a chairman of the board who shall be a director. If appointed, the board may assign to him any of the powers and duties that are by any provisions of this by-law assigned to the chief executive officer or to the president, and he shall, subject to the provisions of the Act, have such other powers and duties as the board may specify. During the absence or disability of the chairman of the board, his duties shall be performed and his powers exercised by the chief executive officer.

Section 6.3                                   Chief Executive Officer.

The chief executive officer shall be ordinarily resident in Canada and shall be a director. The chief executive officer, subject to the authority of the board, shall have general supervision of the business and affairs of the Company; and he shall, subject to the provisions of the Act, have such other powers and duties as the board may specify.

Section 6.4                                   President.

If appointed, the president shall be the chief operating officer and, subject to the authority of the board, shall have such other powers and duties as the board may specify.

Section 6.5                                   Vice-President.

A vice-president shall have such powers and duties as the board or the chief executive officer may specify.

Section 6.6                                   Secretary.

The secretary shall enter or cause to be entered minutes of all proceedings of all meetings of the board, shareholders and committees of the board in records kept for that purpose; he shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Company and of all books, papers, records, documents, and instruments belonging to the Company, except when some other officer or agent has been appointed for that purpose; and he shall have such other powers and duties as the board or the chief executive officer may specify.

Section 6.7                                   Treasurer.

The treasurer shall keep or cause to be kept proper accounting records in compliance with the Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Company; he shall render or cause to be rendered to the board whenever required an account of all his transactions as treasurer and of the financial position of the Company; and he

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shall have such other powers and duties as the board or the chief executive officer may specify.

Section 6.8                                   Powers and Duties of Other Officers.

The powers and duties of all other officers shall be such as the terms of their engagement call for or as the board or the chief executive officer may specify. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the board or the chief executive officer otherwise directs.

Section 6.9                                   Variation of Powers and Duties.

The board may from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.

Section 6.10                            Term of Office.

The board, in its discretion, may remove any officer of the Company, without prejudice to such officer’s rights under any employment contract. Otherwise each officer appointed by the board shall hold office until his successor is appointed, or until his earlier resignation.

Section 6.11                            Terms of Employment and Remuneration.

The terms of employment and the remuneration of an officer appointed by the board shall be settled by it from time to time.

Section 6.12                            Conflict of Interest.

An officer shall disclose his interest in any material contract or proposed material contract with the Company in accordance with section 4.18.

Section 6.13                            Agents and Attorneys.

Subject to the provisions of the Act, the Company, by or under the authority of the board shall have power from time to time to appoint agents or attorneys for the Company in or outside Canada with such powers of management, administration or otherwise (including the power to sub-delegate) as may be thought fit.

Section 6.14                            Fidelity Bonds.

The board may require such officers, employees and agents of the Company as the board deems advisable to furnish bonds for the faithful discharge of their powers and duties, in such form and with such surety as the board may from time to time determine.

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ARTICLE 7
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

Section 7.1                                   Limitation of Liability.

Every director and officer of the Company in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Company shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

Section 7.2                                   Indemnity.

(1)                                  Subject to the limitations contained in the Act, the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate, if:

(a)                        He acted honestly and in good faith with a view to the best interests of the Company; and

(b)                       In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

(2)                                  The Company shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

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Section 7.3                                   Insurance.

Subject to the Act, the Company may purchase and maintain insurance for the benefit of any person referred to in section 7.2 against such liabilities and in such amounts as the board may from time to time determine and as are permitted by the Act.

ARTICLE 8
SHARES

Section 8.1                                   Allotment of Shares.

Subject to the Act, the articles and any unanimous shareholder agreement, the board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Company at such times and to such persons and for such consideration as the board shall determine, provided that no share shall be issued until it is fully paid as provided by the Act.

Section 8.2                                   Commissions.

The board may from time to time authorize the Company to pay a reasonable commission to any person in consideration of his purchasing or agreeing to purchase shares of the Company, whether from the Company or from any other person, or procuring or agreeing to procure purchasers for any such shares.

Section 8.3                                   Registration of Share Transfer.

Subject to the provisions of the Act, no transfer of a share in respect of which a certificate has been issued shall be registered in a securities register except upon presentation of the certificate representing such share with an endorsement which complies with the Act made thereon or delivered therewith duly executed by an appropriate person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the board may from time to time prescribe, upon payment of all applicable taxes and any reasonable fee, not to exceed $3, prescribed by the board, upon compliance with such restrictions on transfer as are authorized by the articles.

Section 8.4                                   Transfer Agents and Registrars.

The board may from time to time appoint one or more agents to maintain, in respect of each class of securities of the Company issued by it in registered form, a central securities register and one or more branch securities registers. Such a person may be designated as transfer agent or registrar according to his functions and one person may be designated both registrar and transfer agent. The board may at any time terminate such appointment.

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Section 8.5                                   Non-Recognition of Trusts.

Subject to the provisions of the Act, the Company may treat as absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Company’s records or on the share certificate.

Section 8.6                                   Share Certificates.

Every holder of one or more shares of the Company shall be entitled, at his option, to a share certificate, or to a non-transferable written certificate of acknowledgement of his right to obtain a share certificate, stating the number and class or series of shares held by him as shown on the securities register. Such certificates and certificates of acknowledgement of a shareholder’s right to a share certificate, respectively, shall be in such form as the board may from time to time approve. Any share certificate shall be signed in accordance with section 2.4 and need not be under the corporate seal; provided that, unless the board otherwise determines, certificates representing shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar. The signature of one of the signing officers or, in the case of a certificate which is not valid unless countersigned by or on behalf of a transfer agent and/or registrar, and in the case of a certificate which does not require manual signature under the Act, the signatures of both signing officers, may be printed or mechanically reproduced in facsimile thereon. Every such facsimile signature shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Company. A certificate executed as aforesaid shall be valid notwithstanding that one or both of the officers whose facsimile signature appears thereon no longer holds office at the date of issue of the certificate.

Section 8.7                                   Replacement of Share Certificates.

The board or any officer or agent designated by the board may in its or his discretion direct the issue of a new share or other such certificate in lieu of and upon cancellation of a certificate that has been mutilated or in substitution for a certificate claimed to have been lost, destroyed or wrongfully taken on payment of such reasonable fee, not to exceed $3, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the board may from time to time prescribe, whether generally or in any particular case.

Section 8.8                                   Joint Holders.

If two or more persons are registered as joint holders of any share, the Company shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate

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issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

Section 8.9            Deceased Shareholders.

In the event of the death of a holder, or of one of the joint holders, of any share, the Company shall not be required to make any entry in the securities register in respect thereof or to make any dividend or other payments in respect thereof; except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Company and its transfer agents.

ARTICLE 9
DIVIDENDS AND RIGHTS

Section 9.1            Dividends.

Subject to the provisions of the Act, the board may from time to time declare dividends payable to the shareholders according to their respective rights and interest in the Company. Dividends may be paid in money or property or by issuing fully paid shares of the Company.

Section 9.2            Dividend Cheques.

A dividend payable in money shall be paid by cheque drawn on the Company’s bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at his recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Company is required to and does withhold.

Section 9.3            Non-Receipt of Cheques.

In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Company shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses, and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case.

Section 9.4            Record Date for Dividends and Rights.

The board may fix in advance a date, preceding by not more than 50 days the date for the payment of any dividend or the date for the issue of any warrant or

16

other evidence of the right to subscribe for securities of the Company, as a record date for the determination of the persons entitled to receive payment of such dividend or to exercise the right to subscribe for such securities; and notice of any such record date shall be given not less than 7 days before such record date in the manner provided for by the Act. If no record date is so fixed, the record date for the determination of the persons entitled to receive payment of any dividend or to exercise the right to subscribe for securities of the Company shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the board.

Section 9.5            Unclaimed Dividends.

Any dividend unclaimed after a period of 6 years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Company.

ARTICLE 10
MEETINGS OF SHAREHOLDERS

Section 10.1         Annual Meetings.

The annual meeting of shareholders shall be held at such time in each year and, subject to section 10.3, at such place as the board, the chairman of the board, the chief executive officer, or the president may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appointing an auditor, and for the transaction of such other business as may properly be brought before the meeting.

Section 10.2         Special Meetings.

The board, the chairman of the board, the chief executive officer, or the president shall have power to call a special meeting of shareholders at any time.

Section 10.3         Place of Meetings.

Meetings of shareholders shall be held at the registered office of the Company or elsewhere in the municipality in which the registered office is situate or, if the board shall so determine, at some other place in Canada or, if all the shareholders entitled to vote at the meeting so agree, at some place outside Canada.

Section 10.4         Notice of Meetings.

Notice of the time and place of each meeting of shareholders shall be given in the manner provided in Article Eleven not less than 21 nor more than 50 days before the date of the meeting to each director, to the auditor, and to each shareholder who at the close of business on the record date for notice is entered in the securities

17

register as the holder of one or more shares carrying the right to vote at the meeting. Notice of a meeting of shareholders called for any purpose other than consideration of the financial statements and auditor’s report, election of directors and reappointment of the incumbent auditor shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting. A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of or otherwise consent to a meeting of shareholders.

Section 10.5         List of Shareholders Entitled to Notice.

For every meeting of shareholders, the Company shall prepare a list of shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares held by each shareholder entitled to vote at the meeting. If a record date for the meeting is fixed pursuant to section 10.6, the shareholders listed shall be those registered at the close of business on such record date. If no record date is fixed, the shareholders listed shall be those registered at the close of business on the day immediately preceding the day on which notice of the meeting is given or, where no such notice is given, on the day on which the meeting is held. The list shall be available for examination by any shareholder during usual business hours at the registered office of the Company or at the place where the central securities register is maintained and at the meeting for which the list was prepared. Where a separate list of shareholders has not been prepared, the names of persons appearing in the securities register at the requisite time as the holder of one or more shares carrying the right to vote at such meeting shall be deemed to be a list of shareholders.

Section 10.6         Record Date for Notice.

The board may fix in advance a date, preceding the date of any meeting of shareholders by not more than 50 days and not less than 21 days, as a record date for the determination of the shareholders entitled to notice of the meeting, and notice of any such record date shall be given not less than 7 days before such record date, by newspaper advertisement in the manner provided in the Act. If no record date is so fixed, the record date for the determination of the shareholders entitled to receive notice of the meeting shall be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held.

Section 10.7         Meetings Without Notice.

A meeting of shareholders may be held without notice at any time and place permitted by the Act (a) if all the shareholders entitled to vote thereat are present in person or represented by proxy or if those not present or represented by proxy waive notice of or otherwise consent to such meeting being held, and (b) if the auditors and the directors are present or waive notice of or otherwise consent to

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such meeting being held; so long as such shareholders, auditors or directors present are not attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. At such a meeting any business may be transacted which the Company at a meeting of shareholders may transact. If the meeting is held at a place outside Canada, shareholders not present or represented by proxy, but who have waived notice of or otherwise consented to such meeting, shall also be deemed to have consented to the meeting being held at such place.

Section 10.8         Chairman, Secretary and Scrutineers.

The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: chief executive officer, president, chairman of the board, or a vice-president who is a shareholder. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chairman. If the secretary of the Company is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chairman with the consent of the meeting.

Section 10.9         Persons Entitled to be Present.

The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditor of the Company and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

Section 10.10       Quorum.

Subject to the Act, a quorum for the transaction of business at any meeting of shareholders shall be one person present in person, being a shareholder entitled to vote thereat or a duly appointed proxyholder or representative for an absent shareholder so entitled, and holding or representing by proxy not less than 51% of the outstanding shares of the Company carrying voting rights at the meeting. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented by proxy may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of any meeting of shareholders, the shareholders present or represented by proxy may adjourn the meeting to a fixed time and place but may not transact any other business.

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Section 10.11       Right to Vote.

Subject to the provisions of the Act as to authorized representatives of any other body corporate or association, at any meeting of shareholders for which the Company has prepared the list referred to in section 10.5, every person who is named in such list shall be entitled to vote the shares shown thereon opposite his name at the meeting to which such list relates except to the extent that, where the Company has fixed a record date in respect of such meeting pursuant to section 10.6, such person has transferred any of his shares after such record date and the transferee, having produced properly endorsed certificates evidencing such shares or having otherwise established that he owns such shares, has demanded not later than 10 days before the meeting that his name be included in such list. In any such case the transferee shall be entitled to vote the transferred shares at the meeting. At any meeting of shareholders for which the Company has not prepared the list referred to in section 10.5, every person shall be entitled to vote at the meeting who at the time of the commencement of the meeting is entered in the securities register as the holder of one or more shares carrying the right to vote at such meeting.

Section 10.12       Proxyholders and Representatives.

(1)                                  Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, to attend and act as his representative at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing executed by the shareholder or his attorney and shall conform with the requirements of the Act.

(2)                                  Alternatively, every such shareholder which is a body corporate or association may authorize by resolution of its directors or governing body an individual to represent it at a meeting of shareholders and such individual may exercise on the shareholder’s behalf all the powers it could exercise if it were an individual shareholder. The authority of such an individual shall be established by depositing with the Company a certified copy of such resolution, or in such other manner as may be satisfactory to the secretary of the Company or the chairman of the meeting. Any such representative need not be a shareholder.

Section 10.13       Time for Deposit of Proxies.

The board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours exclusive of non-business days, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Company or an agent thereof specified in such notice or if, no such time having been specified in such notice, it has been received by the

20

secretary of the Company or by the chairman of the meeting or any adjournment thereof prior to the time of voting.

Section 10.14       Joint Shareholders.

If two or more persons hold shares jointly, any one of them present in person or duly represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote the shares; but if two or more of those persons are present in person or represented by proxy and vote, they shall vote as one the shares jointly held by them.

Section 10.15       Votes to Govern.

At any meeting of shareholders every question shall, unless otherwise required by the articles or by-laws or by law, be determined by a majority of the votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

Section 10.16       Show of Hands.

Subject to the provisions of the Act, any question at a meeting of shareholders shall be decided by a show of hands, unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

Section 10.17       Ballots.

On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, the chairman or any person who is present and entitled to vote, whether as shareholder or proxyholder, on such question at the meeting may demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

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Section 10.18       Adjournment.

The chairman at a meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the meeting from time to time and place to place. If a meeting of shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. Subject to the Act, if a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

Section 10.19       Resolution in Writing.

A resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless a written statement with respect to the subject matter of the resolution is submitted by a director or the auditor in accordance with the Act.

Section 10.20       Only One Shareholder.

Where the Company has only one shareholder or only one holder of any class or series of shares, the shareholder present in person or duly represented by proxy constitutes a meeting.

ARTICLE 11
NOTICES

Section 11.1         Method of Giving Notices.

Any notice or document to be given pursuant to the Act, the regulations thereunder, the articles or the by-laws to a shareholder or director of the Company may be sent by prepaid mail addressed to, or may be delivered personally to the shareholder at his latest address as shown in the records of the Company or its transfer agent and the director at his latest address as shown on the records of the Company or in the last notice of directors or notice of change of directors filed under the Act. A notice or document sent in accordance with the foregoing to a shareholder or director of the Company shall be deemed to be received by him at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or document at the time or at all. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by him to be reliable. The foregoing shall not be construed so as to limit the manner or effect of giving notice by any other means of communication otherwise permitted by law.

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Section 11.2         Notice to Joint Holders.

If two or more persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice addressed to one of such persons shall be sufficient notice to all of them.

Section 11.3         Computation of Time.

In computing the date when notice must be given under any provision requiring a specified number of days’ notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

Section 11.4         Undelivered Notices.

If any notice given to a shareholder pursuant to section 11.1 is returned on three consecutive occasions because he cannot be found, the Company shall not be required to give any further notices to such shareholder until he informs the Company in writing of his new address.

Section 11.5         Omissions and Errors.

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

Section 11.6         Persons Entitled by Death or Operation of Law.

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom he derives his title to such share prior to his name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which he became so entitled) and prior to his furnishing to the Company the proof of authority or evidence of his entitlement prescribed by the Act.

Section 11.7         Waiver of Notice.

Any shareholder, proxyholder, other person entitled to attend a meeting of shareholders, director, officer, auditor or member of a committee of the board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to him under any provision of the Act, the regulations thereunder, the articles, the by-laws or otherwise and such waiver or abridgement, whether given before or after the meeting or other event of which notice is required to be given, shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a

23

meeting of shareholders or of the board or of a committee of the board which may be given in any manner.

ARTICLE 12
EFFECTIVE DATE

Section 12.1         Effective Date.

This by-law shall come into force when made by the board in accordance with the Act.

Section 12.2         Repeal.

All previous by-laws of the Company are repealed as of the coming into force of this by-law. Such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any articles or predecessor charter documents of the Company obtained pursuant to, any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or the board or a committee of the board with continuing effect passed under any repealed by-law shall continue good and valid except to the extent inconsistent with this by-law and until amended or repealed.

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Exhibit 6 to Form T-6

Summary Income Statement

Computershare Trust Company of Canada

STATEMENT OF INCOME, RETAINED EARNINGS AND AOCI
Year to date: End of Q2 - 2010
(in thousands of dollars)

Interest and dividends income
Deposits with regulated financial institutions	62
Securities issued or guaranteed by Government of Canada, provinces, municipal or school
Other Securities
Loans
Non-mortgage loans
Individuals for non-business purposes
Others
Mortgages
Residential
Non-residential	0
Other	20,657
Total interest income	20,719
Interest expense
Demand and notice deposits
Fixed term deposits
Subordinated debt	0
Other	4,350
Total interest expense	4,350
Net interest income	16,369
Charge for impairment	101
Net interest income after charge for impairment	16,268
Trading Income	0
Gains (Losses) on instruments held for other than trading purposes	0
Other Income
Service charges on retail and commercial deposit accounts
Credit and debit card service fees	0
Mortgage, standby, commitment and other loan fees
Acceptance, guarantees and letter of credit fees
Investment management and custodial services	31,475
Mutual(investment) fund, underwriting on new issues and securities commissions and fees
Foreign exchange revenue other than trading	0
Insurance related non-interest income (net)
Other
Total non-interest income	31,475
Net interest and other income	47,743

Non-interest expenses
Salaries, pensions and other staff benefits	14,040
Premises and equipment
Rental of real estate, premises, furniture & fixtures	4,398
Computers & equipment	1,446
Other expenses
Advertising, public relations & business development	275

1

Office and general expenses	694
Capital and business taxes	312
Professional fees	865
Other	4,869
Total non-interest expenses	26,899
Net income before provision for income taxes	20,844
Provision for income taxes
Current	7,726
Future Taxes	-1,137
Net income before equity earnings and non-controlling interests	14,255
Non-controlling interests in subsidiaries	0
Net income before extraordinary items & discontinued operations	14,255
Extraordinary items and discontinued operations (net of taxes)
Net income	14,255

Comprehensive income (loss)
Net income	14,255
Other Comprehensive Income (loss)
Available for sale securities
Change in unrealized gains and losses
Equities	0
Debt	0
Loans	0
Reclassification to earnings of (gains)losses	0
Derivatives designed as cash flow hedges
Change in unrealized gains and losses	0
Reclassification to earnings of (gains)losses	0
Foreign currency translation
Change in unrealized gains and losses	0
Impact of hedging
Other	0
Total other comprehensive income (loss)	0
Total comprehensive income (loss)	14,255

Accumulated other comprehensive income (loss), net after taxes
Accumulated gains (losses) on:
Available for sale securities
Equities	0
Debt	0
Loans	0
Derivatives designed as cashflow hedges	0
Foreign currency translation, net of hedging activities	0
Other	0
Total	0

2

Consolidated Monthly Balance Sheet - Banks, Trust and Loan

Computershare Trust Company of Canada

CONSOLIDATED MONTHLY BALANCE SHEET
As At July 31, 2010
(in thousands of dollars)

Section I - Assets	Foreign Currency	Total Currency
1. Cash and cash equivalent
(a) Gold, bank notes, deposits with Bank of Canada, cheques and other items in transit	0	0
(b) Deposits with regulated financial institutions, less allowances for impairment	803	67,197
(c) Total cash and cash equivalent	803
2. Securities
(a) Securities issues or guaranteed by Canada/Canadian Province/Canadian Municipal or School Corporation
(i) Treasury Bills and other short term paper	0	0
(ii)Other securities	0	0
(b) Other securities, less allowance for impairment
(i) Debt	0	0
(ii) Shares	0	0
(c) Total securities	0
3. Loans
(a) Non-Mortgage Loans, less allowance for impairment
(i) Call and other short loans to investment dealers and brokers, secured	0	0
(ii) To regulated financial institutions	0	0
(iii) To Canadian federal government, provinces, municipal or school corporations	0	0
(iv) To foreign governments	0	0
(v) Lease receivables	0	0
(vi) To individuals for non-business purposes	0	0
(vii) Reverse repurchase agreements	0	0
(viii) To individuals and others for business purposes	0	0
(b) Mortgages, less allowance for impairment
(i) Residential
(A) Insured	0	0
(B) Of which: NHA MBS reported as mortgages	0	0
(C) Uninsured	0	0
(D) Reverse Mortgages	0	0
(ii) Non-residential	0	0
(c) Total Loans	0
4. Customers’ liability under acceptances, less allowances for impairment	0	0
5. Land, buildings, and equipment, less accumulated depreciation	0	3,247
6. Other assets
(a) Insurance-related assets	0	0
(b) Accrued interest	0	5,118
(c) Prepaid and deferred charges	0	1,994
(d) Goodwill	0	6,055
(e) Intangibles
(i) with definite lives	0	58,163
(ii) with indefinite lives	0	0
(f) Future Income Taxes	0	2,041
(g) Derivatives related amounts	0	0
(h) Due from Head Office and related Canadian regulated Financial Institutions	0	0
(i) Other	30	27,639
(j) Total other assets	30
Total Assets	833	171,454

Computershare Trust Company of Canada

CONSOLIDATED MONTHLY BALANCE SHEET
As At July 31, 2010
(in thousands of dollars)

Section II - Liabilities	Foreign Currency	Total Currency
1. Demand and notice deposits
(a) Federal and Provincial	0	0
(b) Municipal or School Corporations	0	0
(c) Deposit-taking institutions	0	0
(d) Individuals
(i) Tax sheltered	0	23,635
(ii) Other	0	0
(e) Other	0	0
(f) Total demand and notice deposits	0
2. Fixed-term deposits
(a) Federal and Provincial	0	0
(b) Municipal or School Corporations	0	0
(c) Deposit-taking institutions	0	0
(d) Individuals
(i) Tax-sheltered	0	0
(ii) Other	0	0
(e) Others	0	0
(f) Total fixed-term deposits	0
3. Cheques and other items in transit	0	0
4. Advances from the Bank of Canada	0	0
5. Acceptances	0	0
6. Other liabilities
(a) Liabilities of subsidiaries, other than deposits
(i) Call and other short loans payable	0	0
(ii) Other	0	0
(b) Insurance-related liabilities	0	0
(c) Accrued interest	0	0
(d) Mortgages and loans payable	0	0
(e) Income taxes
(i) Current	0	1,867
(ii) Future	0	1,149
(f) Obligations related to borrowed securities	0	0
(g) Obligations related to assets sold under repurchase agreements	0	0
(h) Deferred income	0	5,378
(i) Derivative related amounts	0	0
(j) Due to Head Office and related Canadian regulated Financial Institutions	0	0
(k) Other	999	7,625
(l) Total other liabilities	999
7. Non-controlling interests in subsidiaries	0	0
8. Subordinated debt	0	0
9. Shareholders’ equity
(a) Preferred shares	0	0
(b) Common shares	0	70,622
(c) Contributed surplus	0	17,173
(d) Retained earnings		44,005
(e) Accumulated Other Comprehensive Income (Loss)		0
(f) Total foreign currency shareholder’s equity	0
Total liabilities and shareholders’ equity	999	171,454

2

Exhibit 7 to Form T-6

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-X

APPOINTMENT OF AGENT FOR SERVICE OF PROCESS AND UNDERTAKING

A.            Name of issuer or person filing (“Filer”): Computershare Trust Company of Canada

B.           (1)             This is [check one]:

☒           an original filing for the Filer

☐            an amended filing for the Filer

(2)           Check the following box if you are filing the Form F-X in paper in accordance with Regulation S-T Rule 101(b)(9) ☐

C.            Identify the filing in conjunction with which this Form being filed:

Name of registrant	Atlantic Power Corporation
Form type:	S-1
File Number (if known):	333-168856
Filed by:	Computershare Trust Company of Canada
Date Filed (if filed concurrently, so indicate): August 16, 2010

D.            The Filer is incorporated or organized under the laws of Canada and has its principal place of business at 100 University Avenue, 11th Floor, North Tower, Toronto, Ontario, Canada, M5J 2Y1  Telephone No.416-263-9200

E.             The Filer designates and appoints Computershare Trust Company, N.A. (“Agent”) located at 350 Indiana Street, Suite 750, Golden, Colorado, 80401 as agent of the Filer upon whom may be served any process, pleadings, subpoenas, or other papers in:

(a)           any investigation or administrative proceeding conducted by the Commission; and

(b)           any civil suit or action brought against the Filer or to which the Filer has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or related to or concerns (i) any offering made or purported to be made in connection with the securities registered or qualified by the Filer on Form F-10 on June 17, 2009, or any purchases or sales of any security in connection therewith; (ii) the securities in relation to which the obligation to file an annual report on Form 40-F arises, or any purchases or sales of such securities; (iii) any tender offer for the securities of a Canadian issuer with respect to which filings are made by the Filer with the Commission on Schedule 13E-4F, 14D-1F or 14D-9F; or (iv) the securities in relation to which the Filer acts as trustee pursuant to an exemption under Rule 10a-5 under the Trust Indenture Act of 1939.  The Filer stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

F.             The Filer stipulates and agrees to appoint a successor agent for service of process and file an amended Form F-X if the Filer discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Filer at any time until six years have elapsed from the date the issuer of the securities to which such forms and schedules relate has ceased reporting under the Exchange Act.

The Filer further undertakes to advise the Commission promptly of any change to the Agent’s name and address during the applicable period by amendment of this Form, referencing the file number of the relevant form in conjunction with which the amendment is being filed.

G.            Each person filing this Form, other than a trustee filing in accordance with General Instruction I.(e) of this Form, undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to:  the Forms, Schedules, and offering statements described in General Instructions I.(a), I.(b), I.(c), I.(d) and I.(f) of this Form, as applicable;  the securities to which such Forms, Schedules and offering statements relate; and the transactions in such securities.

The Filer certifies that it has duly caused this power of attorney, consent, stipulation and agreement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Canada, this 16th day of August, 2010.

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Chris Nitsis
Name: Chris Nitsis
Title: Corporate Trust Officer

By:	/s/ Patricia Wakelin
Name: Patricia Wakelin
Title: Corporate Trust Officer

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This statement has been signed by the following person in the capacity and on the date indicated.

Authorized Agent in the United States

Computershare Trust Company, N.A.

By:	/s/ John Wahl
Name: John Wahl
Title: Corporate Trust Officer

Date: August 16, 2010

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Exhibit 8(a) to Form T-6

MULTIJURISDICTIONAL DISCLOSURE; ELIGIBILITY OF CANADIAN TRUSTEES AND EXEMPTION FOR CANADIAN TRUST INDENTURES FROM SPECIFIED PROVISIONS OF THE TRUST INDENTURE ACT

File No. S7-19-89 International Series Release No. 244, RIN: 3235-AC64

SECURITIES AND EXCHANGE COMMISSION

Release Nos. 33-6889, 39-2261; 17 CFR PART 260

1991 SEC LEXIS 395

March 22, 1991

ACTION: Proposed Rules.

SUMMARY: The Securities and Exchange Commission (“Commission”) is publishing for comment a proposed rule under the Trust Indenture Act of 1939 (“Trust Indenture Act”) to permit persons authorized to exercise corporate trust powers and subject to federal supervision or examination under the laws of Canada to act as sole trustees under indentures qualified or to be qualified under the Trust Indenture Act in connection with offerings under the Commission’s proposed multijurisdictional disclosure system with Canada. If the new proposal, which implements authority recently granted to the Commission by the Trust Indenture Reform Act of 1990 (“Reform Act”), is adopted, it appears that the rule changes relating to indenture trusteeships in the Commission’s reproposal of the multijurisdictional disclosure system would not be necessary. In addition, public comment is sought on a proposed rule under the general exemptive authority of recently amended Section 304(d) of the Trust Indenture Act to exempt trust indentures of Canadian issuers filing registration statements in the United States under the multijurisdictional disclosure system from the operation of specified [*2] provisions of the Trust Indenture Act. The rule would be available for trust indentures subject to the Canada Business Corporations Act or to the Business Corporations Act, 1982 (Ontario).

DATES: Comment letters should be received on or before [30 days after publication in the Federal Register].

ADDRESSES: Comments should be submitted in triplicate to Jonathan G. Katz, Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Mail Stop 6-9, Washington, D.C. 20549. Comment letters should refer to File No. S7-19-89. All comment letters received will be made available for public inspection and copying in the Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C.

FOR FURTHER INFORMATION CONTACT: Felicia Smith or Michael Hyatte, (202) 272-2573, Division of Corporation Finance, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

SUPPLEMENTARY INFORMATION: The Commission is proposing for comment new Rules 4d-9 and 10a-5 under the Trust Indenture Act.(1) n1

I. EXECUTIVE SUMMARY AND BACKGROUND

The Commission is proposing two new rules under the Trust Indenture Act intended to facilitate the implementation of the Commission’s proposed Multijurisdictional Disclosure System with Canada (“MJDS”).(2) Proposed Rule 10a-5 would permit Canadian trustees subject to supervision or examination

(1)                                  15 U.S.C. 77aaa et seq.

(2)                                  See Release Nos. 33-6879 (October 22, 1990) [55 FR 46288] (“Reproposing Release”) and 33-6841 (July 24, 1989) [54 FR 32226] (“Proposing Release”).

under the Trust Companies Act (Canada) (“CTCA”) n3(3) or the Canada Deposit Insurance Corporation Act (“CDICA”)(4) to act as sole indenture trustees for offerings under the MJDS. Proposed Rule 4d-9 would exempt trust indentures subject to the Canada Business Corporations Act (“CBCA”)(5) or the Business Corporations Act, 1982 (Ontario) (“OBCA”)(6) from the operation of specified provisions of the Trust Indenture Act. In proposing these rules, the Commission is exercising authority granted under the amendments to the Trust Indenture Act included in the Reform Act.(7)

The reproposed MJDS would permit Canadian issuers meeting eligibility criteria to satisfy certain securities registration and reporting requirements under the securities laws of the United States through disclosure documents prepared in accordance with the requirements of Canadian regulatory authorities. Under the Commission’s October 1990 reproposal of the MJDS, debt offerings would be subject to all the requirements of the Trust Indenture Act except, as discussed below, the requirement that there be a United States trustee.

In proposing the MJDS, the Commission noted that the U.S. trustee requirement “could create an impediment to the efficient use of the multijurisdictional system by Canadian issuers” and “disrupt established Canadian business practices,” because Canadian trust indentures “invariably provide for all trustees to be Canadian registered trust companies. . . .”(8) Noting that its existing exemptive authority under Section 304(d) of the Trust Indenture Act (9) was limited to case-by-case determinations, and exercisable only through orders, the Commission proposed rules and forms creating procedures for application to the Commission for exemptions from the U.S. trustee requirement for offerings made under the MJDS.(10)

The Reform Act has provided the Commission with the authority to permit foreign persons to act as sole indenture trustees as a class or on a case-by-case basis. This change has eliminated the need for Canadian issuers conducting debt offerings under the MJDS to seek orders for exemption from the U.S. trustee requirement on a case-by-case basis as would have been required under the reproposed MJDS. As the Senate Report notes, “[r]ecognizing developments in the internationalization of the securities markets, [amended Section 310(a)(1) (11) authorizes] the Commission to allow, by rule or order, foreign persons to act as sole trustees under a qualified indenture if the foreign persons can exercise trust powers and are subject to regulation substantially equivalent to that applicable to United States trustees.”(12) The amended statute further provides that, in granting such permission, the Commission shall consider the eligibility of U.S. institutional trustees to act as sole trustee in the foreign jurisdiction.

The Commission is publishing for public comment proposed Rule 10a-5 relating to the eligibility of Canadian trustees. The rule would permit a Canadian trust company subject to supervision or examination by Canadian federal authorities under the CTCA or the CDICA to act as sole trustee in connection with offerings under the MJDS. It is contemplated that if proposed Rule 10a-5 is adopted previously proposed Rules 4d-1 through 4d-6 would not be necessary.

As a further step toward implementing the MJDS with Canada, the Commission is proposing to exempt trust indentures that are subject to the CBCA or the OBCA from the operation of specified provisions of the Trust Indenture Act. Under its expanded statutory authority, the Commission may, by rule or order, exempt conditionally or unconditionally any indenture from one or more provisions of the Trust Indenture Act. Section 304(d) provides that such exemptive authority may be exercised by the Commission “if and to the extent that such exemption is necessary or appropriate in the public interest and consistent with the protection

(3)                                  Trust Companies Act (Canada), R.S.C. 1985.

(4)                                  Canada Deposit Insurance Corporation Act, R.S.C. 1985.

(5)                                  Canada Business Corporations Act, R.S.C. 1985 §§ 82 - 93.

(6)                                  Business Corporations Act, 1982 (Ontario), S.O. 1982 §§ 46 - 52.

(7)                                  Title IV, P.L. No. 101-550, 1990 U.S. CONG. AND AD. NEWS (104 Stat.) 2713, 2721-32.

(8)                                  Proposing Release at 32246.

(9)                                  15 U.S.C. 77ddd(d).

(10)                            Proposed Rules 4d-1 through 4d-6 and proposed Form T-5. See Proposing Release at 32246-48 and Reproposing Release at 45909-10.

(11)                            15 U.S.C. 77jjj(a)(1).

(12)                            Senate Report No. 101-155, 101st Cong., 2d Sess., 35 (1989) (“Senate Report”).

of investors and the purposes fairly intended” by the Trust Indenture Act. Proposed Rule 4d-9 would exempt trust indentures of issuers that are subject to the CBCA or the OBCA from the operation of Sections 310 through 318 of the Trust Indenture Act,(13) except for paragraphs (a)(1), (a)(2), and (a)(5) of Section 310,(14) which specify eligibility standards for institutional trustees, and Section 316(b),(15) which protects the unconditional right of any holder of any indenture security to receive payment of principal and interest when due and payable, and to institute suit for the enforcement of past due payments of principal and interest.

II. DISCUSSION

A. ELIGIBILITY OF CANADIAN TRUSTEES

1. Statutory Requirements

Section 310(a) of the Trust Indenture Act requires that there shall at all times be at least one corporate trustee domiciled in the United States, authorized to exercise corporate trust powers and subject to supervision or examination by federal or state authority. Through the Reform Act, Congress has recognized that the legislative objectives of the Trust Indenture Act may be fulfilled by corporate trustees organized outside the United States. As amended by the Reform Act, Section 310(a) of the Trust Indenture Act empowers the Commission by rule or by order to permit a corporation or other person organized and doing business under the laws of a foreign country to act as sole trustee under a qualified indenture if such person is authorized under the laws of its domicile to exercise corporate trust powers and is subject to supervision or examination by the foreign government substantially equivalent to the supervision or examination applicable to institutional trustees in the United States. The amendment requires the Commission to consider the extent to which under the laws of the foreign government a United States institutional trustee is eligible to act as sole trustee in the foreign jurisdiction. (16)

As early as 1946, the Commission noted the substantial comparability in the treatment of indenture trusteeships by the United States and Canada, including the authorization to exercise trust powers and the system of supervision or examination. In Gatineau Power Company,(17) the Commission, acting pursuant to its exemptive authority under Section 304(d) of the Trust Indenture Act (then limited to the indentures of foreign obligors),(18) permitted the Royal Trust Company of Montreal to act as sole indenture trustee under the qualified indenture of a Canadian obligor. In granting its order, the Commission stated that, except for the requirement of domestic organization, the Canadian institutional trustee “otherwise met the requirements of eligibility and qualification under Section 310 of the Act.”(19)

The first prerequisite under Section 310(a) for the Commission to be able to exercise its authority to permit a foreign entity to act as a sole trustee is that such entity be authorized to exercise trust powers in its home country. In both the United States and Canada, corporations authorized to exercise trust powers are predominantly depositary institutions. Trust companies are organized under federal law in both countries, under state law in the United States, and under provincial law in Canada.

Under the U.S. regulatory scheme for institutional trustees, the Comptroller of the Currency, who has supervisory responsibility for national banks, is authorized to grant special permits to national banks authorizing the exercise of trust powers to the same extent as such powers are allowed to state banks in the

(13)                            15 U.S.C. 77jjj - 77rrr.

(14)                            15 U.S.C. 77jjj(a)(1), (a)(2), and (a)(5).

(15)                            15 U.S.C. 77ppp(b).

(16)                            See infra Section II.A.2.

(17)                            Commission File Nos. 2-6439, 22-548 (June 27, 1946).

(18)                            Section 304(d) in its original form authorized the Commission, acting on the application of a foreign obligor, to issue orders exempting the issuer from one or more provisions of the Act on a case-by-case basis. The Reform Act generalized the Commission’s authority. P.L. 101-550 § 403(2).

(19)                            Securities and Exchange Commission, Manual of the Trust Indenture Act of 1939 (1958) (“Trust Indenture Act Manual”) at 4. See also Trans-Canada Pipe Lines Limited, Commission File Nos. 2-12927 (January 17, 1957).

same jurisdiction.(20) State banking laws create licensing authority for the conduct of corporate trust powers for banks chartered under their authority. For example, a bank that is also authorized as a trust company under New York law has the fiduciary power “[t]o take, accept and execute any and all such trusts, duties and powers of whatever nature and description as may be conferred upon or entrusted or committed to it by any persons, or any . . . corporation.” (21)

Trust companies eligible to act as indenture trustees under the CTCA and Canadian provincial law(22) are authorized under such laws to exercise corporate trust powers. Under the CTCA, no company may commence the business of exercising trust powers unless it obtains a certificate from the Office of the Superintendent of Financial Institutions (“OSFI”).(23) Powers specified in the CTCA include the power to “accept and execute all such trusts of every description and nature as are entrusted to it by any government or person, or committed or transferred to it by the order of a judge or by the order, judgment or decree of any court in Canada or elsewhere.” (24)

The second prerequisite under Section 310(a) for the Commission to exercise its authority to permit trusteeship by a foreign entity is that the foreign trustee be subject to supervision or examination substantially equivalent to that applicable to U.S. trustees. In the United States and Canada, regulation of trust companies that are also depositary institutions may be effected through federal agencies, through state or provincial agencies, or concurrently by federal and state or provincial agencies. In all cases, the depositary institutions are subject to substantive regulation of business under the supervision and examination of the responsible agencies. The common objective of these regulatory systems is the safety and soundness of the depositary institution. To this end, U.S. and Canadian examination procedures and the licensing and chartering procedures referred to earlier are designed to assess the financial condition, management and systems of internal control of the supervised institution.

National banks in the United States are subject to examination at least annually by the Comptroller of the Currency, (25) a process that includes preparation of an annual report of the bank’s conduct of trust activities. (26) National banks acting as trustees must segregate assets held in fiduciary capacities from general assets and maintain separate books and records for assets held in fiduciary capacities.(27) Trust powers granted by the Comptroller are subject to revocation if, in the Comptroller’s opinion, such powers have been exercised unlawfully or unsoundly. (28)

Depending on where the trustee is incorporated, a Canadian trust company is subject to supervision and examination by a responsible authority under either the CTCA or parallel provincial law. The conduct of corporate trusteeships under indentures is within the regulatory and supervisory power of the federal and provincial authorities. Canadian trust companies formed under provincial laws that participate in the Canadian

(20)                            National Banking Act, 12 U.S.C. 92a(a).

(21)                            New York Banking Law, § 100 (McKinney’s 1990). The New York statute makes specific reference to indenture trusteeships (“To act as trustee under any mortgage or bonds . . . “); such explicit references are not found in all state banking laws.

(22)                            See, e.g., Loan and Trust Corporations Act (Ontario), 1987, Ont. Stat. c. 33 (“OTCA”).

(23)                            CTCA § 15(1).

(24)                            Id. § 71(b). Similarly, an Ontario corporation may not exercise trust powers unless it has been registered as a trust company. Section 30(1) of the OTCA requires the supervising authority to determine, distinguish, and register corporations required to be registered by the statute. Furthermore, under Section 33 of the OTCA, an application must be rejected if the corporation has not demonstrated that it has the capacity and power to engage in activities of a trust corporation.

(25)                            National Banking Act, 12 U.S.C. 161, 12 CFR 4.11(a).

(26)                            12 CFR 4.11(b)(4).

(27)                            National Banking Act, 12 U.S.C. 92a(c).

(28)                            National Banking Act, 12 U.S.C. 92a(k); 12 CFR 9.17(b). Virtually all state-chartered banks that act as trustees under qualified indentures are also subject to federal supervision or examination for standards of safety and soundness through the Board of Governors of the Federal Reserve System, Federal Reserve Act, 12 U.S.C. 248(a), 325, 481, or the Federal Deposit Insurance Corporation, Id. 12 U.S.C. 1817.

deposit insurance system are subject to supervision and examination under the CDICA(29) in addition to concurrent provincial regulation.

The CTCA provides an extensive regulatory scheme for corporate trustees subject to federal law. At least annually, such trustees are examined by OSFI.(30) The OSFI describes its fundamental objectives in the examination process to include assessing of financial solvency and ensuring compliance with legislative obligations.(31) The examination of the trust company’s condition is required to include inspection of the books of such trustee’s officers, agents, and employees.(32) The enforcement powers of OSFI include “cease and refrain” power to correct unsafe or unsound practices and the power to order remedial action as deemed necessary.(33)

Provincially incorporated trust companies that are members of the Canadian deposit insurance system must be examined annually by a representative of the Canada Deposit Insurance Corporation (“CDIC”).(34) The examination report for a CDIC member is required to include the examiner’s opinion whether the operations of the member institution are conducted according to standards of sound business and financial practice, and whether the institution is in satisfactory financial condition.(35) If the CDIC finds any deficiency in these matters, the CDIC will notify the member of the matter requiring remedial action.(36) If corrective measures are not satisfactory, the institution’s membership may be revoked and its deposit insurance terminated.(37)

Based on a review of Canadian law, it appears that the supervision or examination under the CTCA or the CDICA applicable to institutional trustees in Canada is substantially equivalent to supervision or examination applicable to institutional trustees in the United States. Commenters are specifically requested to address the substantial equivalence of the supervision and examination of institutional trustees in Canada to that in the United States. In particular, commenters are invited to identify the significant requirements and procedures, employed in the supervision or examination of institutional trustees by U.S. authorities, that the Commission should consider in determining whether institutional trustees are subject to substantially equivalent supervision and examination by Canadian authorities. Commenters should be aware that these requirements and practices may also have applicability as the Commission considers issuance of rules or orders permitting institutions from other jurisdictions to act as sole trustees.

2. Eligibility of U.S. Institutions to Serve as Trustees in Canada

In addition to the two conditions for the Commission to allow foreign institutions to act as sole trustees, the Trust Indenture Act, as amended, directs that the Commission consider whether under the laws of the foreign jurisdiction a United States institutional trustee would be eligible to act as sole trustee under an indenture

(29)                            CDICA, §§ 27-30.

(30)                            CTCA, § 92(1).

(31)                            OSFI, Examination Framework for Deposit-Taking Institutions at 2.

(32)                            CTCA § 92(2).

(33)                            CTCA § 91.1(1). A similar regulatory structure is applicable to Ontario trust companies. For example, Ontario trust companies are subject to supervisory prescriptions including the requirement to file financial and other information with the Superintendent of Deposit Institutions. OTCA § 134. Ontario trust companies are subject to annual examinations by the superintendent. Id. § 184(1). The corporation’s annual return, which includes financial statements and an auditor’s report, is required to outline the financial condition and affairs of the corporation for the fiscal year. Id. § 135. Regulations under the Ontario statute prescribe forms, fees, retention of records by the trustee, financial statements and method of preparation, calculation of capital base, auditors’ reports, and qualifications for officers of the trustee. Id. § 223.

(34)                            CDICA § 28(1). Provincial trust company regulators in the province of incorporation usually conduct the examination on behalf of CDIC pursuant to arrangements between CDIC and the responsible provincial agency. OSFI conducts some examinations on behalf of CDIC under similar arrangements.

(35)                            Id. § 29(b) and (c).

(36)                            Id. § 30(1).

(37)                            Id. 31.

relating to securities sold in the foreign jurisdiction in question.

The Canadian proposal for a system of multijurisdictional disclosure parallel to MJDS will allow United States issuers to comply with Canadian registration and reporting requirements with the use of disclosure documents prepared in conformity with United States regulations. The system under consideration in Canada also would generally permit United States institutional trustees to serve as sole indenture trustees in offerings under the system by dispensing with requirements that the trustee be a Canadian resident.(38) However, as currently drafted, British Columbia law concerning the residence of the trustee would not be subject to that dispensation.(39) Thus, an issuer offering or selling debt securities in the province of British Columbia would be required to use a trustee that is eligible under British Columbia law.(40) The British Columbia authorities have advised that they intend to seek legislative amendments that would allow United States trustees to serve under indentures in such offerings. However, any such amendment is unlikely to be effected prior to adoption of the MJDS. Comment is requested as to the impact of the current British Columbia requirement. Should adoption of proposed Rule 10a-5 be deferred until a comparable change in British Columbia requirements is adopted? Alternatively, should the rule be revised so that it does not apply to trustees organized under British Columbia law or for securities of obligors organized under British Columbia law?

3. Proposed Rule 10a-5

Proposed Rule 10a-5 would permit a trust company incorporated under the laws of Canada or a political subdivision of Canada that is authorized to carry on the business of a trust company and subject to supervision or examination pursuant to the CTCA or the CDICA (“Canadian Trustee”) to act as sole trustee under an indenture qualified under the Trust Indenture Act for offerings under MJDS by relieving the Canadian Trustee from the requirement of U.S. domicile. The Commission anticipates that adoption of the rule will be considered concurrently with adoption of the MJDS.

Under the proposed rule, each eligible Canadian Trustee would file a consent to service of process and power of attorney on Form F-X, with the registration statement covering the indenture securities to which the trusteeship relates. Otherwise, the rule will be self-executing, requiring no further action by the obligor or the trustee to establish the trustee’s eligibility under amended Section 310(a) of the Trust Indenture Act.

No statement of eligibility on Form T-1(41) would be required, because the remaining requirements of Section 310(a) for authorization to exercise corporate trust powers and minimum capitalization would necessarily have been satisfied by a Canadian Trustee. As discussed previously, the Canadian system for registration and incorporation of trust companies effectively provides that only a company so registered or incorporated is authorized to exercise corporate trust powers. The $ 150,000 minimum combined capital and surplus requirement of Section 310(a)(2)(42) is met because, under Canadian law, a federally incorporated trust company must have a minimum unimpaired paid-up capital stock of $ 1,000,000 (Can.).(43) Provincially regulated trust companies are similarly subject to capitalization requirements exceeding the amount required by Section 310(a)(2). In Ontario, a minimum capital base of $ 10,000,000 (Can.) is required.(44) In Quebec, the minimum is $ 5,000,000 (Can.) in common shareholders’ equity.(45) The final standard of Section 310(a), the proscription of trusteeships by the obligor itself or any of its affiliates, is met because, according to Canadian authorities, such a trusteeship would be a fatally impermissible conflict of interest under the CBCA and comparable provincial law.(46) In light of these factors, comment is requested concerning whether Canadian

(38)                            Draft National Policy Statement No. 45 — Multijurisdictional Disclosure System at 24.

(39)                            Id.

(40)                            Under Section 98(1) of the Company Act (British Columbia), 1979, (“British Columbia Company Act”) at least one indenture trustee is required to be eligible to do business in British Columbia, or authorized to conduct trust business under the Financial Institutions Act.

(41)                            17 CFR 269.1.

(42)                            15 U.S.C. 77jjj(a)(2).

(43)                            See CTCA § 15(2)(e).

(44)                            OTCA, § 33(a).

(45)                            Trust Companies and Savings Companies Act (Quebec), 1987, Rev. Stat. Chap. 95 § 227(4).

(46)                            See CBCA § 83(1); OBCA § 48(1).

Trustees should nevertheless be required to file the Form T-1 as an exhibit to registration statements under the MJDS, to provide information concerning eligibility under Section 310(a).

As noted above, it appears that, on adoption of proposed Rule 10a-5, the Commission’s prior proposal for case-by-case determination of Canadian Trustee eligibility would not be necessary. Commenters are nonetheless requested to address whether it would be preferable to adopt both approaches, as alternative methods of authorizing service by Canadian trustees.

As proposed, the rule would limit the use of Canadian Trustees to offerings under the MJDS. Comment is requested as to whether this limitation is appropriate, or whether Canadian Trustees should be permitted to act as trustees under indentures for offerings other than those eligible under the MJDS.

Comment is also requested on the rule’s limitation to trustees supervised or examined under the CTCA or the CDICA. The four trust companies that, at the present time, conduct virtually all of the indenture trusteeships in Canada are subject to supervision and examination under either the CTCA or the CDICA.(47) Nonetheless, comments are requested as to whether proposed Rule 10a-5 should be expanded to cover provincially incorporated trust companies not subject to any form of Canadian federal supervision or examination. In this regard, commenters should address the substantial equivalence of the provincial regulatory systems to the system of supervision or examination applicable to institutional trustees in the United States.

B. EXEMPTION OF CANADIAN TRUST INDENTURES FROM SPECIFIED PROVISIONS OF THE TRUST INDENTURE ACT

1. Trust Indenture Regulation in the United States and Canada

The primary focus of the Trust Indenture Act is the protection of investors in debt securities, including the provision of a means for enforcing the collective rights of holders of such debt securities.(48) Enacted to provide a regulatory scheme for publicly-offered securities issued under trust indentures, the Trust Indenture Act was designed to eliminate those corporate trust practices that were viewed as “injurious to the capital markets, to investors, and to the general public,”(49) and to provide a mechanism for correcting perceived deficiencies in the trust indenture instrument.(50) In general, the statute provides for appointment of an independent and qualified trustee, (51) fixes preferential collection rights in favor of indenture security holders (“holders”),(52) establishes means for communication among holders,(53) requires reports to holders from both the obligor(54) and the trustee,(55) prescribes a high standard of care for the trustee, (56) and confers legal standing on the trustee to enforce indenture provisions. (57) As a result of the Reform Act amendments, the statutory

(47)                            The Canadian securities regulators have advised that currently virtually all of the indenture trustee business is conducted by Central Guaranty Trust Company, a Canada corporation; Montreal Trust, through Montreal Trust Company of Canada, a Canada corporation, and Montreal Trust Company, a Quebec corporation; the National Trust Company, an Ontario corporation; and The Royal Trust Company, a Quebec corporation. Each of the provincially incorporated trust companies is a member of the CDIC.

(48)                            See Section 302(a) [15 U.S.C. 77bbb(a)]; House Report No. 1016, 76th Cong., 1st Sess., (June 30, 1939) (“H. Rep. 1016”) “A. General Statement. Scope of the bill.” and “B. Objectives and Method of Operation of the Bill. Method of operation of the bill.” See also Securities and Exchange Commission, Report on the Study and Investigation of the Work, Activities, Personnel and Functions of Protective and Reorganization Committees. Part VI: Trustees under Indentures (June 18, 1936).

(49)                            See Section 302(b) [15 U.S.C. 77bbb(b)].

(50)                            H. Rep. 1016 “B. Objectives and Method of Operation of the Bill. Correction of trust indenture.”

(51)                            Section 310(a) and (b) [15 U.S.C. 77jjj(a) and (b)].

(52)                            Section 311(a) [15 U.S.C. 77kkk(a)].

(53)                            Section 312(b) and (c) [15 U.S.C. 77lll(b) and (c)].

(54)                            Section 314(a) [15 U.S.C. 77nnn(a)].

(55)                            Section 313(a) and (b) [15 U.S.C. 77mmm(a) and (b)].

(56)                            Section 315 [15 U.S.C. 77ooo].

(57)                            Section 317(a) [15 U.S.C. 77qqq(a)]. See Senate Report at 30-31.

provisions in Sections 310 through 318(a) of the Trust Indenture Act(58) are now deemed part of each indenture to be qualified under the Act by operation of law, and indenture provisions inconsistent with required provisions of the Act have no legal effect.

The Trust Indenture Act provides that debt security holders, as third-party beneficiaries of the indenture contract, will have specific rights under the indenture and the Act. Preeminent among those rights is that no provision of the indenture or of the security may impair or affect the right of any holder of a security issued under the indenture to receive payment of principal and interest, when due and payable, or to sue for past due payments. This right to pursue remedies upon payment default cannot be impaired or affected without such holder’s individual consent.(59) In addition, the Reform Act clarified that a holder has a private right of action to enforce the rights and duties prescribed by Sections 310-318(a) of the Trust Indenture Act.(60)

The CBCA governs trust indentures (61) n61 for debt obligations issued or to be issued thereunder by a company incorporated or continued (62) under the CBCA in a public distribution.(63) To the extent the trust indenture, indenture securities, or the lien created by the indenture is subject to the law of a province or another country that is “substantially equivalent” to the CBCA, the Director General of Corporations appointed under Section 260 of the CBCA (64) may exempt the trust indenture from the requirements of the CBCA.(65) The CBCA, among other things, prohibits appointment of any person as indenture trustee with a material conflict of interest, (66) sets forth a high standard of care by the trustee in the exercise of its powers,(67) and provides means for communication among holders.(68)

The CBCA and OBCA provisions governing trust indentures are modeled on the investor protection provisions of the Trust Indenture Act of 1939.(69) Several of the legislative objectives of the CBCA are drawn from the “Necessity for Regulation” embodied in Section 302 of the Trust Indenture Act,(70) including providing (a) “full and fair disclosure” at issuance and throughout the life of the indenture securities, (b) means by which holders may on the basis of the disclosure provided take concerted action to protect their interests, and (c) the services of a “disinterested trustee” who in the administration of its trust will “conform to the high standards of conduct now observed by the more conscientious trust institutions.”(71) The CBCA, which requires the parties to the indenture to adhere to standards and obligations imposed by the statute, is

(58)                            15 U.S.C. 77aaa - 77rrr(a).

(59)                            Section 316(b) [15 U.S.C. 77ppp(b)].

(60)                            Section 322(b) [15 U.S.C. 77vvv(b)].

(61)                            CBCA § 82(1) (“any deed, indenture or other instrument, including any supplement or amendment thereto, made by a corporation after its incorporation or continuance under this Act, under which the corporation issues debt obligations and in which a person is appointed as trustee for the holders of the debt obligations issued thereunder”). See also OBCA § 46(1)(b).

(62)                            See id. § 3(1) (making the CBCA applicable to every corporation incorporated thereunder and every body corporate continued as a corporation under the CBCA that has not been discontinued thereunder). Thus, those corporations incorporated by Act of Parliament or by provincial acts and who would become subject to the CBCA were not required to dissolve and form de novo under the CBCA, but instead would be deemed to have continued their corporate existence under the new statute.

(63)                            Id. § 82(2). Compare OBCA § 46(2) (applicable if debt securities are offered by prospectus in Ontario).

(64)                            See id. § 2(1).

(65)                            Id. § 82(3). See infra note 93 for a discussion of the limited use of this authority.

(66)                            Id. § 83(1). See also OBCA § 48(1).

(67)                            Id. § 91 (trustee required to “act honestly and in good faith with a view to the best interests of the holders” and “exercise the care, diligence and skill of a reasonably prudent trustee”). See also OBCA § 47.

(68)                            Id. § 85(1) (“a holder” of indenture securities may require the trustee to furnish information on holders of securities issued under the indenture). See also, OBCA § 52 (providing that “any person” may require the trustee to provide a list containing information similar to that required by CBCA § 85(1)).

(69)                            15 U.S.C. 77jjj-77rrr(a).

(70)                            15 U.S.C. 77bbb.

(71)                            Canada Business Corporations Act (CCH) Canada Corp. L. Rep. P4910 at 1390-1391 (1989) (“Canada Corp. L. Rep.”).

self-executing.(72)

The Trust Indenture Act and the CBCA include many comparable investor protection provisions. For example, each statute recognizes the pivotal role of an independent trustee in the administration of the indenture on behalf of widely-dispersed public debt security holders. While the Trust Indenture Act establishes a finite list of enumerated relationships (73) that upon default under the indenture would be disqualifying conflicts of interest, (74) the CBCA has a general prohibition on any “material” conflict of interest. (75)

Similarly, the “reasonably prudent trustee” standard of care (76) mandated by the CBCA provides that trustees under Canadian indentures are subject to standards comparable to those applicable to trustees under the Trust Indenture Act.(77) Neither statute permits exculpatory provisions in the indenture; (78) the prohibition under the CBCA is extended to include any agreement between the trustee and holders of debt obligations, or the trustee and issuers or guarantors. (79)

Finally, investors under each statute are provided timely information on the securities and obligor, (80) and afforded the means to collectively enforce their rights under the trust indenture. For example, each statute requires the trustee to provide information on security holders to persons who satisfy the statutory prerequisites.(81) Thus, information on defaults and the means to communicate with other holders concerning common interests under the indenture are present.

In one important respect, however, CBCA regulation of trust indentures does not correspond to the investor protection mandated by Sections 310 to 318 of the Trust Indenture Act. The CBCA does not contain a provision comparable to Section 316(b) of the Trust Indenture Act,(82) which affords substantive protection to holders. (83) That section provides that each holder has a right to receive payments of principal and interest, when due and payable, and to institute suit therefor. It is intended to protect minority holders from debt readjustment plans that are not supervised by a bankruptcy court, (84) and is a central part of the protections afforded by the Trust Indenture Act.

The OBCA(85) contains provisions that are virtually identical to the provisions of the CBCA. The OCBA is applicable to all trust indentures used in connection with debt offerings made by prospectus in Ontario

(72)                            Id. at 1390 (the federal act and the OBCA “establish a basic code of behavior for trustees under trust indentures”). The CBCA imposes statutory standards that are applicable “irrespective of any contradictory term in a trust indenture,” R. A. Kingston, Canada Corporation Manual at 6-101; and the provisions with respect to the conduct of trustees “applies to all current trust indentures, whether or not other provision has been made in this regard,” see Canada Corp. L. Rep. P5085 at 1409.

(73)                            Id. P4935 at 1397-1398. See also, Trust Indenture Act Manual at 10-11.

(74)                            Sections 310(b)(1)-310(b)(10) [15 U.S.C. 77jjj(b)(1)-77jjj(b)(10)].

(75)                            CBCA § 83(1). See also OBCA § 48(1).

(76)                            See id. § 91. See also OBCA § 47(1).

(77)                            Section 315(c) [15 U.S.C. 77ooo(c)].

(78)                            Section 315(d) [15 U.S.C. 77ooo(d)].

(79)                            CBCA § 93. See also, Canada Corp. L. Rep. P5085.

(80)                            Section 315(b) [15 U.S.C. 77ooo(b)]; CBCA § 90. See also OBCA § 51(1). While the Trust Indenture Act does not authorize a trustee to withhold notice of payment defaults, the CBCA and the OBCA would authorize the trustee to withhold notice, if such trustee believes that to be in the “best interests” of the holders. In any event, such trustee would be required to notify the issuer or guarantor of its determination.

(81)                            Section 312(b) [15 U.S.C. 77lll(b)]; CBCA § 85(1). See OBCA § 52. See also, supra note 68.

(82)                            15 U.S.C. 77ppp(b).

(83)                            Trust Indentures. Hearings on H.R. 2191 and H.R. 5220 before a Subcommittee of the Committee on Interstate and Foreign Commerce. House of Representatives, 76th Cong., 1st Sess. 284-85 (1939).

(84)                            Id. at 285.

(85)                            OBCA §§ 46-52.

whether or not made by an Ontario corporation. Several other Canadian political subdivisions(86) also have enacted statutes regulating trust indentures, which appear to be modeled on the CBCA. With the exception of the British Columbia Company Act, these statutes are applicable only to issuers incorporated under such statutes. The OBCA(87) has a provision permitting exemptions from its requirements relating to trust indentures for indentures prepared in accordance with the trust indenture regulations in other jurisdictions, but that exemptive authority has never been used.

Certain Canadian political subdivisions have no legislation regulating trust indentures (New Brunswick, Nova Scotia, Prince Edward Island, and Quebec). Most debt offerings made in those provinces by prospectus are also made by prospectus in Ontario, in which case the trust indenture requirements of the OBCA apply.

The British Columbia Company Act appears to have several variations from the CBCA. While a number of those variations appear to be insignificant,(88) there may be substantive differences relating to the conflict of interest standard(89) and the duty of care by the trustee in exercising its powers and discharging its duties(90) under the indenture.

2. Proposed Rule 4d-9.

In light of the comparability of the investor protection of the Act, the CBCA and the OBCA, it appears to be in the public interest to facilitate offerings under the MJDS by exempting indentures subject to the CBCA or the OBCA from most provisions of the Act. As proposed, Rule 4d-9 would exempt from the operation of Sections 310(a)(3) and (4), Sections 310(b) through 316(a), and Sections 316(c) through 318(a) of the Trust Indenture Act any trust indenture subject to the CBCA or the OBCA. Thus, where an MJDS issuer was not federally incorporated, but was incorporated in a Canadian province, the exemption would be available provided debt securities were being offered by prospectus in Ontario, because the trust indenture would be subject to the OBCA. Because neither the CBCA nor the OBCA contains a provision comparable to Section 316(b) of the Act, Rule 4d-9 as proposed would not contain an exemption from Section 316(b), and Section 316(b) would be applicable to indentures for MJDS offerings as a matter of law. Thus, protection against impairment of the right to principal and interest without an individual holder’s consent would be in force. In addition, the proposed Rule would not provide an exemption from the trustee eligibility standards of Section 310(a)(1), (a)(2) and (a)(5) concerning authority to exercise corporate trust powers, capital and surplus, and prohibited obligor-trustee conflicts. A trustee permitted to serve under proposed Rule 10a-5 would meet those

(86)                            See Business Corporations Act of Alberta, Alta. Stat. c. B-15 (1981) §§ 77-88; The Company Act of British Columbia, B.C. Rev. Stat. c. 59 (1979) (“British Columbia Company Act”) §§ 96-107; The Corporations Act of Manitoba, Man. Rev. Stat. c. C225 (1987) §§ 77-88; The Corporations Act of Newfoundland, Nfld. Stat. c. 12 (1986) (“Newfoundland Corporations Act”) §§ 141-154; The Business Corporations Act of Saskatchewan, Sask. Rev. Stat. c. B-10 (1978) §§ 77-88; and Business Corporations Act of the Yukon, Yuk. Rev. Stat. c. 15 (1986) §§ 82-93.

(87)                            OBCA § 46(4). This exemptive authority may be exercised to the extent the Ontario Securities Commission is satisfied that it would not be prejudicial to the public interest.

(88)                            Section 97 of the British Columbia Company Act makes the provisions regulating trust indentures applicable, unless certain limited securities act exemptions are available, which has the effect of excluding coverage if no public distribution occurs. See CBCA § 82(2). Rather than imposing monetary fines and/or imprisonment for misuse of an indenture security holders’ list (compare CBCA § 85(6)), Section 99(4) of the BCCA provides that an indenture security holder may apply to the court for an order compelling the trustee to furnish the bondholders’ list.

(89)                            Section 98(2) of the British Columbia Company Act prohibits appointment of a trustee if a material conflict of interest exists in its fiduciary role as trustee, which differs from the CBCA restriction of a conflict in such trustee’s role “in any other capacity.” Compare CBCA § 83(1).

(90)                            The trustee is required by Section 105(a) of the British Columbia Company Act to act “in good faith and in a commercially reasonable manner.” Compare CBCA § 91(a) (trustee to “act honestly and in good faith”). It appears that to the extent the “prudent trustee” standard is modified by a requirement that such trustee act in a “commercially reasonable manner,” the British Columbia Company Act may not offer protection to investors comparable to that provided by the “prudent man” standard of Section 315(c) of the Trust Indenture Act [15 U.S.C. 77ooo(c)].

standards.

Trust indenture laws of several Canadian political subdivisions appear to offer investor protection comparable to that provided by the CBCA and OBCA.(91) Comment is specifically requested concerning whether the proposed exemption should be expanded to include trust indentures subject to other comparable Canadian political subdivisions’ laws.

The Ontario authorities have advised that in connection with MJDS they intend to use their existing exemptive authority under Section 46(4)(92) to provide a blanket exemption from the OBCA’s requirements for trust indentures subject to the Trust Indenture Act which are used by United States issuers in connection with offerings under the multijurisdictional disclosure system. With the exception of British Columbia, those other Canadian political subdivisions that have statutes regulating trust indentures would not be required to take similar action because those statutes are only applicable to companies incorporated in those jurisdictions.(93)

With respect to British Columbia, the British Columbia Company Act currently does not contain exemptive authority. Thus, any trust indenture for a debt offering made in British Columbia would be subject to that statute, and United States issuers would not automatically be able to make debt offerings in British Columbia because they have indentures that comply with the Trust Indenture Act. In addition, it appears that there may be substantive differences between the British Columbia Company Act and the CBCA with respect to the standards for conflict of interest and duty of care applicable. Comment is specifically requested on whether the differences in the conflict of interest and duty of care standards of the British Columbia Company Act and the CBCA are substantial and whether the proposed exemption should be expanded to include indentures subject to the British Columbia Company Act. Comment is further requested on whether adoption of proposed Rule 4d-9 should be deferred until such time as United States issuers offering securities under the multijurisdictional system in British Columbia would be eligible to use trust indentures complying with the Trust Indenture Act.

Comment is requested on the analysis of provisions of Canadian statutes that afford protection to holders of indenture securities and whether investors enjoy protection comparable to that provided by the Trust Indenture Act as a result of applicable Canadian and provincial law. Specifically, comment is requested on the conflict of interest standard applicable under the CBCA and each provincial act and, in particular, whether or not judicial interpretation of “material conflict of interest” is comparable to the enumerated conflicts proscribed by paragraph (b)(1) through (10) of Section 310 of the Trust Indenture Act. Comment is requested concerning whether the discretion of the trustee to withhold notice of payment defaults under the CBCA and the OBCA is comparable to the notice requirement of Section 315(b) of the Trust Indenture Act. Comment also is requested concerning the scope of the proposed exemptive rule, specifically whether the exemption proposed by Rule 4d-9 is too broad (i.e., should Canadian trust indentures continue to be subject to the operation of other provisions of the Trust Indenture Act), or too narrow (i.e., should Canadian trust indentures be exempt from the operation of additional provisions of the Trust Indenture Act). Finally, comment is requested concerning whether, as drafted, the proposed rule should be limited to offerings under the MJDS or expanded to other offerings by Canadian issuers.

(91)                            See supra note 86.

(92)                            OBCA § 46(4). This exemptive authority may be exercised to the extent the Ontario Securities Commission is satisfied that it would not be prejudicial to the public interest.

(93)                            Section 82(3) of the CBCA grants to the Director discretionary authority to exempt a trust indenture from regulation under the CBCA, provided that such indenture is subject to the law of another province or foreign jurisdiction that is “substantially equivalent” to the CBCA. That authority has been used only in connection with offerings by issuers incorporated under the CBCA, when they were making offerings in the United States. In connection with such offerings, the Director has granted exemptions from the CBCA for Canadian issuers that complied with the Trust Indenture Act. In granting those exemptions, the Director determined that the Trust Indenture Act was substantially equivalent to the CBCA.

III. COST BENEFIT ANALYSIS

To evaluate the benefits and costs associated with the described rules, the Commission requests views and data as to the costs and benefits associated with procedures under the rules. The rules relate to a determination that Canadian trustees are eligible to act as sole trustees under qualified indentures, as a result of the amendment to Section 310(a)(1) of the Trust Indenture Act modifying eligibility standards for institutional trustees, and provides an exemption from specified provisions of the Trust Indenture Act. The benefit to Canadian obligors and Canadian trustees (the only entities eligible for exemption under the proposed rules) of permitting appointment of Canadian trustees for offerings made in the United States by Canadian obligors and exempting trust indentures of such obligors from the operation of specified provisions of the Trust Indenture Act greatly outweighs any burden. Any impact on such entities would be minimal.

The rules will also benefit public security holders by facilitating the expansion of investment opportunities for United States citizens by removing barriers to public issuances of debt securities by Canadian registrants in the United States.

IV. REQUEST FOR COMMENTS

Any interested persons wishing to submit written comments on the proposed rules on other matters that might have an impact on the rules are requested to do so.

Persons wishing to submit written comments should file three copies thereof with Jonathan G. Katz, Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Comment letters should refer to File No. S7-19-89. All comments received will be available for public inspection and copying in the Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

V. INITIAL REGULATORY FLEXIBILITY ACT ANALYSIS

The Initial Regulatory Flexibility Analysis has been prepared in accordance with 5 U.S.C. 603. It relates to proposed rules to effectuate the provisions of the Trust Indenture Act, as amended by the Reform Act. As proposed, Rule 4d-9 under Section 304(d) of the Trust Indenture Act would provide an exemption for trust indentures of Canadian issuers filing registration statements in the United States under the MJDS from the operation of specified provisions of the Trust Indenture Act. The proposed rule would be available for trust indentures that are subject to either the CBCA or the OBCA. Proposed Rule 10a-5 under the Trust Indenture Act would permit persons authorized to exercise corporate trust powers under Canadian federal or provincial law and subject to federal supervision or examination in Canada to act as institutional trustees under indentures qualified or to be qualified under the Trust Indenture Act.

Both proposals reflect the development of global securities markets that was a basis for recent amendments to the Trust Indenture Act, and are proposed to be promulgated to remove barriers to and effectuate increased participation by foreign issuers in the securities markets of the United States. As a result, it is expected that public security holders resident in the United States would have expanded investment opportunities.

The only persons eligible for exemption under the proposals are Canadian issuers and Canadian trustees, none of which qualify as “small entities” within the meaning of 17 CFR 260.0-7 under the Trust Indenture Act. Furthermore, underwriters are unaffected by the requirements of the Trust Indenture Act related to exemption of the trust indenture and appointment of a foreign institutional trustee. Accordingly, on the basis of the Commission’s initial analysis, it does not appear that the proposals, if adopted, would have a significant impact on a substantial number of small entities.

Copies of the Initial Regulatory Flexibility Analysis, which is summarized herein, are available from Felicia Smith, Division of Corporation Finance, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission requests views and data as to the impact on small entities, within the meaning of 17 CFR 260.0-7 under the Trust Indenture Act, which may assist it in preparation of the Final Regulatory Flexibility Analysis.

VI. STATUTORY BASIS AND TEXT OF PROPOSED REGULATIONS AND FORM

Rules 4d-9 and 10a-5 are proposed pursuant to the authority of Sections 304, 305, 307, 308, 310, 314, and

319 of the Trust Indenture Act of 1939, as amended [15 U.S.C. 77ddd, 77eee, 77ggg, 77hhh, 77jjj, 77nnn, and 77sss].

LIST OF SUBJECTS IN 17 CFR Part 260

Reporting and recordkeeping requirements, Securities, Trusts and trustees.

VII. TEXT OF REGULATIONS AND FORMS

In accordance with the foregoing, Title 17, Chapter II of the Code of Federal Regulations is proposed to be amended as follows:

PART 260 — GENERAL RULES AND REGULATIONS, TRUST INDENTURE ACT OF 1939

1. The authority citation for Part 260 continues to read:

AUTHORITY: 15 U.S.C. 77ddd, 77eee, 77ggg, 77hhh, 77jjj, 77nnn, 77sss.

2. By adding new § 260.4d-9 as follows:

§ 260.4d-9 Exemption for Canadian Trust Indentures from Specified Provisions of the Act.

Any trust indenture filed in connection with offerings on a registration statement on Form F-7, F-8, F-9, or F-10 [§§ 239.37 through 239.40 of this chapter] shall be exempt from the operation of sections 310(a)(3) and 310(a)(4), sections 310(b) through 316(a), and sections 316(c) through 318

(a) of the Act; provided that the trust indenture is subject to

(a) the Canada Business Corporations Act, R.S.C. 1985; or

(b) the Business Corporations Act, 1982 (Ontario), S.O. 1982.

3. By adding new § 260.10a-5 as follows:

§ 260.10a-5 Eligibility of Canadian Trustees.

(a) Subject to paragraph (b) of this rule [17 CFR 260.10a-5], any trust company, acting as trustee under an indenture qualified or to be qualified under the Act and filed in connection with offerings on a registration statement on Form F-7, F-8, F-9, or F-10 [§§ 239.37 through 239.40 of this chapter] that is incorporated and regulated as a trust company under the laws of Canada or any of its political subdivisions and that is subject to supervision or examination pursuant to the Trust Companies Act (Canada), R.S.C. 1985, or the Canada Deposit Insurance Corporation Act, R.S.C. 1985 shall not be subject to the requirement of domicile in the United States under section 310(a) of the Act [15 U.S.C. 77jjj(a)].

(b) Each trustee eligible for appointment under this rule shall file as part of the registration statement for the securities to which the trusteeship relates a consent to service of process and power of attorney on Form F-X [§ 249.250 of this chapter].

* * *

By the Commission.

Exhibit 8(b) to Form T-6

Trust and Loan Companies Act

1991, c. 45

[Assented to December 13, 1991]

An Act to revise and amend the law governing federal trust and loan companies and to provide for related and consequential matters

Her Majesty, by and with the advice and consent of the Senate and House of
Commons of Canada, enacts as follows:

SHORT TITLE

Short title	1. This Act may be cited as the Trust and Loan Companies Act.

PART I

INTERPRETATION AND APPLICATION

DEFINITIONS

Definitions	2. In this Act,

“affairs” « affaires internes »

“affairs”, with respect to a company, means the relationships among the company and its affiliates and the shareholders, directors and officers of the company and its affiliates, but does not include the business of the company or any of its affiliates;

“affiliate” « groupe »	“affiliate” means an entity that is affiliated with another entity within the meaning of section 6;

“Agency” « Agence »	“Agency” means the Financial Consumer Agency of Canada established under section 3 of the Financial Consumer Agency of Canada Act;

“annual statement” « rapport annuel »	“annual statement” means the annual financial statement of a company within the meaning of paragraph 313(1)(a);

“assets” « actif »	“assets”, in respect of a company that is a trust company pursuant to subsection 57(2), includes assets held by the company in respect of guaranteed trust money;

“auditor” « vérificateur »	“auditor” includes a firm of accountants;

“bank holding company” « société de portefeuille bancaire »	“bank holding company” means a body corporate that is incorporated or formed under Part XV of the Bank Act;

“bearer” « porteur »	“bearer”, in relation to a security, means the person in possession of a security payable to bearer or endorsed in blank;

“bearer form” « titre au porteur »	“bearer form”, in respect of a security, means a security in bearer form as determined in accordance with subsection 86(2);

“beneficial ownership” « véritable propriétaire » et « propriété effective »	“beneficial ownership” includes ownership through one or more trustees, legal representatives, agents or other intermediaries;

“body corporate” « personne morale »	“body corporate” means an incorporated body wherever or however incorporated;

“branch” « bureau »	“branch”, in respect of a company, means an agency, the head office and any other office of the company;

“Canadian financial institution” « institution financière canadienne »	“Canadian financial institution” means a financial institution that is incorporated or formed by or under an Act of Parliament or of the legislature of a province;

“central securities register” or “securities register” « registre central des valeurs mobilières » ou « registre des valeurs mobilières »	“central securities register” or “securities register” means the register referred to in section 253;

“Commissioner” « commissaire »	“Commissioner” means the Commissioner of the Financial Consumer Agency of Canada appointed under section 4 of the Financial Consumer Agency of Canada Act;

“common-law partner” « conjoint de fait »	“common-law partner”, in relation to an individual, means a person who is cohabiting with the individual in a conjugal relationship, having so cohabited for a period of at least one year;

“company” « société »	“company” means a body corporate to which this Act applies;

“complainant”	“complainant”, in relation to a company or any matter concerning a company, means
« plaignant »
(a) a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a company or any of its affiliates,

(b) a director or an officer, or a former director or officer, of a company or any of its affiliates, or

(c) any other person who, in the discretion of a court, is a proper person to make an application under section 339, 343 or 537;

“consumer provision” « disposition visant les consommateurs »	“consumer provision” means a provision referred to in paragraph (d) of the definition “consumer provision” in section 2 of the Financial Consumer Agency of Canada Act;

“court”	“court” means
« tribunal »
(a) in the Province of Ontario, the Superior Court of Justice,

(b) in the Province of Quebec, the Superior Court of the Province,

(c) in the Provinces of Nova Scotia and British Columbia, the Supreme Court of the Province,

(d) in the Provinces of New Brunswick, Manitoba, Saskatchewan and Alberta, the Court of Queen’s Bench for the Province,

(e) in the Provinces of Prince Edward Island and Newfoundland, the trial division of the Supreme Court of the Province, and

(f) in Yukon and the Northwest Territories, the Supreme Court, and in Nunavut, the Nunavut Court of Justice;

“court of appeal” « cour d’appel »	“court of appeal” means the court to which an appeal lies from a decision or order of a court;

“creditor” « créancier »	“creditor”, in respect of a company that is a trust company pursuant to subsection 57(2), includes a person who has money deposited with the company as guaranteed trust money;

“debt obligation” « titre de créance »	“debt obligation” means a bond, debenture, note or other evidence of indebtedness of an entity, whether secured or unsecured;

“deposit” « dépôt »	“deposit”, in respect of money received by a company that is a trust company pursuant to subsection 57(2), means money received as guaranteed trust money;

“deposit liabilities” « dette »	“deposit liabilities”, in respect of a company that is a trust company pursuant to subsection 57(2), means liabilities of the company in respect of guaranteed trust money;

“director”, “board of directors” or “directors” « administrateur », « conseil d’administration » ou « conseil »

“director” means a natural person occupying the position of director, by whatever name called, of a body corporate, and “board of directors” or “directors” refers to the directors of a body corporate as a body;

“entity” « entité »

“entity” means a body corporate, trust, partnership, fund, an unincorporated association or organization, Her Majesty in right of Canada or of a province, an agency of Her Majesty in either of such rights and the government of a foreign country or any political subdivision thereof and any agency thereof;

“equity” « capitaux propres »	“equity”, in respect of a company, means its equity as determined in accordance with the regulations;

“federal financial institution”	“federal financial institution” means
« institution financière
fédérale »	(a) a company,

(b) a bank,

(c) an association to which the Cooperative Credit Associations Act applies or a central cooperative credit society for which an order has been made under subsection 473(1) of that Act, or

(d) an insurance company or a fraternal benefit society incorporated or formed under the Insurance Companies Act;

“fiduciary” « représentant »	“fiduciary” means any person acting in a fiduciary capacity and includes a personal representative of a deceased person;

“financial institution”	“financial institution” means
« institution financière »
(a) a company,

(b) a bank or an authorized foreign bank within the meaning of section 2 of the Bank Act,

(c) an association to which the Cooperative Credit Associations Act applies or a central cooperative credit society for which an order has been made under subsection 473(1) of that Act,

(d) an insurance company or a fraternal benefit society incorporated or formed under the Insurance Companies Act,

(e) a trust, loan or insurance corporation incorporated by or under an Act of the legislature of a province,

(f) a cooperative credit society incorporated and regulated by or under an Act of the legislature of a province,

(g) an entity that is incorporated or formed by or under an Act of Parliament or of the legislature of a province and that is primarily engaged in dealing in securities, including portfolio management and investment counselling, and

(h) a foreign institution;

“foreign institution”	“foreign institution” means an entity that is
« institution étrangère »

(a) engaged in the business of banking, the trust, loan or insurance business, the business of a cooperative credit society or the business of dealing in securities or is otherwise engaged primarily in the business of providing financial services, and

(b) incorporated or formed otherwise than by or under an Act of Parliament or of the legislature of a province;

“former Act”	“former Act” means the Trust Companies Act or the Loan Companies Act;
« loi antérieure »

“former-Act company”	“former-Act company” means a body corporate referred to in paragraph 12(b) or (c);
« société antérieure »

“form of proxy” « formulaire de procuration »	“form of proxy” means a written or printed form that, when completed and executed by or on behalf of a shareholder, constitutes a proxy;

“guarantee”	“guarantee” includes a letter of credit;
« garantie »

“guaranteed trust money” « fonds en fiducie garantie »

“guaranteed trust money” means money that is received in trust for investment by a company that is a trust company pursuant to subsection 57(2) and that is subject to a guarantee by the company in respect of the payment of interest or repayment of the principal or both;

“head office” « siège »	“head office” means the office required to be maintained by a company pursuant to section 242;

“holder”	“holder” means
« détenteur »
(a) in respect of a security certificate, the person in possession of the certificate issued or endorsed to that person or to bearer or in blank, and

(b) in respect of the ownership of a share, the shareholder of the share within the meaning of section 7;

“holding body corporate” « société mère »	“holding body corporate” means a holding body corporate within the meaning of section 4;

“incorporated” « constitué en personne morale »

“incorporated”, when used with reference to a body corporate that is incorporated by or under an Act of Parliament or of the legislature of a province, also refers to a body corporate that is continued by or under any such Act;

“incorporating instrument” « acte constitutif »

“incorporating instrument” means the special Act, letters patent, instrument of continuance or other constating instrument by which a body corporate was incorporated or continued and includes any amendment to or restatement of the constating instrument;

“incorporator” « fondateur »	“incorporator”, in relation to a company, means a person who applied for letters patent to incorporate the company;

“insurance holding company” « société de portefeuille d’assurances »	“insurance holding company” means a body corporate that is incorporated or formed under Part XVII of the Insurance Companies Act;

“issuer”	“issuer”, in respect of a security, means the entity that issues or issued the security;
« émetteur »

“letters patent” « lettres patentes »	“letters patent”, in respect of an instrument authorized to be issued under this Act, means letters patent in a form approved by the Superintendent;

“Minister”	“Minister” means the Minister of Finance;
« ministre »

“non-WTO Member foreign institution”	“non-WTO Member foreign institution” means a foreign institution that is not controlled by a WTO Member resident;
« institution étrangère d’un non-membre de l’OMC »

“officer”	“officer” means
« dirigeant »

(a) in relation to a body corporate, a chief executive officer, president, vice-president, secretary, controller, treasurer and any other natural person designated as an officer of the body corporate by by-law or by resolution of the directors of the body corporate, and

(b) in relation to any other entity, any natural person designated as an officer of the entity by by-law, by resolution of the members thereof or otherwise;

“order form” « titre à ordre »	“order form”, in respect of a security, means a security in order form as determined in accordance with subsection 86(3);

“ordinary resolution” « résolution ordinaire »	“ordinary resolution” means a resolution passed by a majority of the votes cast by or on behalf of the shareholders who voted in respect of that resolution;

“person”	“person” means a natural person, an entity or a personal representative;
« personne »

“personal	“personal representative” means a person who stands in place of and represents another person and,

representative” « représentant personnel »

without limiting the generality of the foregoing, includes, as the circumstances require, a trustee, an executor, an administrator, a committee, a guardian, a tutor, a curator, an assignee, a receiver, an agent or an attorney of any person;

“prescribed”	“prescribed” means prescribed by regulation;
Version anglaise seulement

“property” « biens »	“property”, in respect of a company that is a trust company pursuant to subsection 57(2), includes property held by the company in respect of guaranteed trust money;

“proxy” « procuration »	“proxy” means a completed and executed form of proxy by means of which a shareholder appoints a proxyholder to attend and act on the shareholder’s behalf at a meeting of shareholders;

“proxyholder” « fondé de pouvoir »	“proxyholder” means the person appointed by proxy to attend and act on behalf of a shareholder at a meeting of shareholders;

“real property” « biens immeubles »	“real property” includes a leasehold interest in real property;

“recorded address”	“recorded address” means
« adresse enregistrée »
(a) in relation to a person who is a shareholder of a company, the latest postal address of the person according to the central securities register of the company, and

(b) in relation to a person in any other respect, the latest postal address of the person according to the records of the branch concerned;

“registered form” « titre nominatif »	“registered form”, in respect of a security, means a security in registered form as determined in accordance with subsection 86(4);

“regulatory capital” « capital réglementaire »	“regulatory capital”, in respect of a company, has the meaning given that expression by the regulations;

“resident Canadian”	“resident Canadian” means a natural person who is
« résident canadien »
(a) a Canadian citizen ordinarily resident in Canada,

(b) a Canadian citizen not ordinarily resident in Canada who is a member of a prescribed class of persons, or

(c) a permanent resident within the meaning of subsection 2(1) of the Immigration and Refugee Protection Act and ordinarily resident in Canada, except a permanent resident who has been ordinarily resident in Canada for more than one year after the time at which the individual first became eligible to apply for Canadian citizenship;

“residential property” « immeuble résidentiel »	“residential property” means real property consisting of buildings that are used, or are to be used, to the extent of at least one half of the floor space thereof, as one or more private dwellings;

“securities underwriter” « souscripteur à forfait »

“securities underwriter” means a person who, as principal, agrees to purchase securities with a view to the distribution of the securities or who, as agent for a body corporate or other person, offers for sale or sells securities in connection with a distribution of the securities, and includes a person who participates, directly or indirectly, in a distribution of securities, other than a person whose interest in the distribution of securities is limited to receiving a distributor’s or seller’s commission payable by a securities underwriter;

“security”	“security” means
« titre » ou « valeur mobilière »

(a) in relation to a body corporate, a share of any class of shares of the body corporate or a debt obligation of the body corporate, and includes a warrant of the body corporate, but does not include a deposit with a financial institution or any instrument evidencing such a deposit, and

(b) in relation to any other entity, any ownership interest in or debt obligation of the entity;

“security interest” « sûreté »	“security interest” means an interest in or charge on property by way of mortgage, lien, pledge or otherwise taken by a creditor or guarantor to secure the payment or performance of an obligation;

“send”	“send” includes deliver;
« envoyer »

“series”	“series”, in respect of shares, means a division of a class of shares;
« série »

“significant interest” « intérêt substantiel »	“significant interest” means a significant interest determined in accordance with section 8;

“special resolution” « résolution extraordinaire »

“special resolution” means a resolution passed by a majority of not less than two thirds of the votes cast by or on behalf of the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution;

“subordinated indebtedness” « titre secondaire »

“subordinated indebtedness” means an instrument evidencing an indebtedness of a company that by its terms provides that the indebtedness will, in the event of the insolvency or winding-up of the company, be subordinate in right of payment to all deposit liabilities of the company and all other liabilities of the company except those that, by their terms, rank equally with or are subordinate to such indebtedness;

“subsidiary” « filiale »	“subsidiary” means an entity that is a subsidiary of another entity within the meaning of section 5;

“substantial investment” « intérêt de groupe financier »	“substantial investment” means a substantial investment determined in accordance with section 10;

“Superintendent” « surintendant »	“Superintendent” means the Superintendent of Financial Institutions appointed pursuant to the Office of the Superintendent of Financial Institutions Act;

“trade” « opération »	“trade”, in respect of securities, means any sale or disposition of securities for valuable consideration;

“transfer” « transfert »	“transfer”, in respect of securities, includes a transmission by operation of law;

“voting share” « action avec droit de vote »

“voting share” means a share of any class of shares of a body corporate carrying voting rights under all circumstances or by reason of an event that has occurred and is continuing or by reason of a condition that has been fulfilled;

“WTO Member resident” « résident d’un membre de l’OMC »	“WTO Member resident” means a WTO Member resident within the meaning of section 11.1. 1991, c . 45, s. 2, c. 47, s. 753, c. 48, s. 493; 1992, c. 51, s. 66; 1998, c. 30, ss. 13(F), 15(E); 1999, c. 3,

s. 84, c. 28, s. 136; 2000, c. 12, s. 298; 2001, c. 9, s. 478, c. 27, s. 272; 2002, c. 7, s. 248(E).

INTERPRETATION

Major shareholder	2.1 For the purposes of this Act, a person is a major shareholder of a body corporate if

(a) the aggregate of the shares of any class of voting shares of the body corporate that are beneficially owned by the person and that are beneficially owned by any entities controlled by the person is more than 20 per cent of the outstanding shares of that class of voting shares of the body corporate; or

(b) the aggregate of the shares of any class of non-voting shares of the body corporate that are beneficially owned by the person and that are beneficially owned by any entities controlled by the person is more than 30 per cent of the outstanding shares of that class of non-voting shares of the body corporate.

2001, c. 9, s. 479.

Widely held	2.2 For the purposes of this Act, a body corporate is widely held if it has no major shareholder.

2001, c. 9, s. 479.

Control	3. (1) For the purposes of this Act,

(a) a person controls a body corporate if securities of the body corporate to which are attached more than 50 per cent of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(b) a person controls an unincorporated entity, other than a limited partnership, if more than 50 per cent of the ownership interests, however designated, into which the entity is divided are beneficially owned by that person and the person is able to direct the business and affairs of the entity;

(c) the general partner of a limited partnership controls the limited partnership; and

(d) a person controls an entity if the person has any direct or indirect influence that, if exercised, would result in control in fact of the entity.

Deemed control	(2) A person who controls an entity is deemed to control any entity that is controlled, or deemed to be controlled, by the entity.

Deemed control	(3) A person is deemed to control, within the meaning of paragraph (1)(a) or (b), an entity if the aggregate of

(a) any securities of the entity that are beneficially owned by that person, and

(b) any securities of the entity that are beneficially owned by any entity controlled by that person is such that, if that person and all of the entities referred to in paragraph (b) that beneficially own securities of the entity were one person, that person would control the entity.

Guidelines

(4) The Minister may, for any purpose of any provision of this Act that refers to control within the meaning of paragraph (1)(d), make guidelines respecting what constitutes such control, including guidelines describing the policy objectives that the guidelines and the relevant provisions of the Act are intended to achieve and, if any such guidelines are made, the reference to paragraph (1)(d)

in that provision shall be interpreted in accordance with the guidelines.

1991, c. 45, s. 3; 2001, c. 9, s. 480.

Holding body corporate	4. A body corporate is the holding body corporate of any entity that is its subsidiary.

1991, c. 45, s. 4; 2001, c. 9, s. 481.

Subsidiary	5. An entity is a subsidiary of another entity if it is controlled by the other entity.

1991, c. 45, s. 5; 2001, c. 9, s. 481.

Affiliated entities	6. (1) One entity is affiliated with another entity if one of them is controlled by the other or both are controlled by the same person.

Affiliated entities

(2) Despite subsection (1), for the purposes of subsections 270(1) and 288(1), one entity is affiliated with another entity if one of them is controlled, determined without regard to paragraph 3(1)(d), by the other or both are controlled, determined without regard to paragraph 3(1)(d), by the same person.

1991, c. 45, s. 6; 2001, c. 9, s. 482.

Shareholder

7. (1) For the purposes of this Act, a person is a shareholder of a body corporate when, according to the securities register of the body corporate, the person is the owner of one or more shares of the body corporate or is entitled to be entered in the securities register or like record of the body corporate as the owner of the share or shares.

Holder of a share

(2) A reference in this Act to the holding of a share by or in the name of any person is a reference to the fact that the person is registered or is entitled to be registered in the securities register or like record of the body corporate as the holder of that share.

Significant interest	8. (1) A person has a significant interest in a class of shares of a company where the aggregate of

(a) any shares of that class beneficially owned by the person, and

(b) any shares of that class beneficially owned by entities controlled by the person exceeds 10 per cent of all of the outstanding shares of that class of shares of the company.

Increasing significant interest	(2) A person who has a significant interest in a class of shares of a company increases that significant interest in the class of shares where the person or any entity controlled by the person

(a) acquires beneficial ownership of additional shares of that class, or

(b) acquires control of any entity that beneficially owns shares of that class,

in such number as to increase the percentage of shares of that class that are beneficially owned by the person and by any entities controlled by the person.

Acting in concert

9. (1) For the purposes of Part VII, if two or more persons have agreed, under any agreement, commitment or understanding, whether formal or informal, verbal or written, to act jointly or in concert in respect of

(a) shares of a company that they beneficially own,

(b) shares or ownership interests that they beneficially own of any entity that beneficially owns shares of a company, or

(c) shares or ownership interests that they beneficially own of any entity that controls any entity that beneficially owns shares of a company,

those persons shall be deemed to be a single person who is acquiring beneficial ownership of the aggregate number of shares of the company or shares or ownership interests of the entity that are beneficially owned by them.

Idem

(2) Without limiting the generality of subsection (1), any agreement, commitment or understanding by or between two or more persons who beneficially own shares of a company or shares or ownership interests of any entity referred to in paragraph (1)(b) or (c),

(a) whereby any of them or their nominees may veto any proposal put before the board of directors of the company, or

(b) pursuant to which no proposal put before the board of directors of the company may be approved except with the consent of any of them or their nominees,

shall be deemed to be an agreement, commitment or understanding referred to in subsection (1).

Exceptions	(3) For the purposes of this section, persons shall be presumed not to have agreed to act jointly or in concert solely by reason of the fact that

(a) one is the proxyholder of one or more of the others in respect of shares or ownership interests referred to in subsection (1); or

(b) they vote the voting rights attached to shares or ownership interests referred to in subsection (1) in the same manner.

Designation

(4) Where in the opinion of the Superintendent it is reasonable to conclude that an agreement, commitment or understanding referred to in subsections (1) and (2) exists by or among two or more persons, the Superintendent may designate those persons as persons who have agreed to act jointly or in concert.

1991, c. 45, s. 9; 2001, c. 9, s. 483.

Substantial investment in body corporate

10. (1) A person has a substantial investment in a body corporate where

(a) the voting rights attached to the aggregate of any voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person exceed 10 per cent of the voting rights attached to all of the outstanding voting shares of the body corporate; or

(b) the aggregate of any shares of the body corporate beneficially owned by the person and by any entities controlled by the person represents ownership of greater than 25 per cent of the shareholders’ equity of the body corporate.

Increasing substantial investment in body corporate	(2) A person who has a substantial investment in a body corporate pursuant to paragraph (1)(a) increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional voting shares of the body corporate in such number as to increase the percentage of voting rights attached to the aggregate of the voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns any voting shares of the body corporate in such number as to increase the percentage of voting rights attached to the aggregate of the voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person.

Idem	(3) A person who has a substantial investment in a body corporate pursuant to paragraph (1)(b) increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional shares of the body corporate in such number as to increase the percentage of the shareholders’ equity of the body corporate represented by the aggregate of the shares of the body corporate beneficially owned by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns any shares of the body corporate in such number as to increase the percentage of the shareholders’ equity of the body corporate represented by the aggregate of the shares of the body corporate beneficially owned by the person and by any entities controlled by the person.

New substantial investment	(4) For greater certainty,

(a) where a person has a substantial investment in a body corporate pursuant to paragraph (1)(a) and the person, or any entity controlled by the person,

(i) purchases or otherwise acquires beneficial ownership of shares of the body corporate, or

(ii) acquires control of any entity that beneficially owns shares of the body corporate,

in such number as to cause the shareholders’ equity of the body corporate represented by the aggregate of the shares of the body corporate beneficially owned by the person and by any entities controlled by the person to exceed 25 per cent of the shareholders’ equity of the body corporate, or

(b) where a person has a substantial investment in a body corporate pursuant to paragraph (1)(b) and the person or any entity controlled by the person

(i) purchases or otherwise acquires beneficial ownership of voting shares of the body corporate, or

(ii) acquires control of any entity that beneficially owns voting shares of the body corporate,

in such number as to cause the voting rights attached to the aggregate of the voting shares beneficially owned by the person and by any entities controlled by the person to exceed 10 per cent of the voting rights attached to all of the outstanding voting shares of the body corporate, the acquisition is deemed to cause the person to increase a substantial investment in the body corporate.

Substantial investment in unincorporated entity

(5) A person has a substantial investment in an unincorporated entity where the aggregate of any ownership interests, however designated, into which the entity is divided, beneficially owned by the person and by any entities controlled by the person exceeds 25 per cent of all of the ownership interests into which the entity is divided.

Increasing substantial investment in unincorporated entities

(6) A person who has a substantial investment in an unincorporated entity increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional ownership interests in the unincorporated entity in such number as to increase the percentage of ownership interests in the unincorporated entity beneficially owned by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns ownership interests in the unincorporated entity in such number as to increase the percentage of ownership interests beneficially owned by the person and by any entities controlled by the person.

Distribution to the public	11. (1) Subject to subsection (2), for the purposes of this Act, a security of a body corporate or an unincorporated entity

(a) is part of a distribution to the public where, in respect of the security, there has been a filing of a prospectus, statement of material facts, registration statement, securities exchange take-over bid circular or similar document under the laws of Canada, a province or a jurisdiction outside Canada; or

(b) is deemed to be part of a distribution to the public where the security has been issued and a filing referred to in paragraph (a) would be required if the security were being issued currently.

Exemption

(2) On application therefor by a company, the Superintendent may determine that a security of the company is not or was not part of a distribution to the public if the Superintendent is satisfied that the determination would not prejudice any security holder of the company.

Securities deemed part of distribution	(3) For the purposes of this Act, securities of a company (a) issued on the conversion of other securities, or (b) issued in exchange for other securities are deemed to be securities that are part of a distribution to the public if those other securities were part of a distribution to the public.

1991, c. 45, s. 11; 1997, c. 15, s. 340.

WTO Member resident	11.1 (1) For the purposes of this Act, a WTO Member resident is

(a) a natural person who is ordinarily resident in a country or territory that is a WTO Member as defined in subsection 2(1) of the World Trade Organization Agreement Implementation Act, other than Canada;

(b) a body corporate, association, partnership or other organization that is incorporated, formed or otherwise organized in a country or territory that is a WTO Member, as defined in subsection 2(1) of the World Trade Organization Agreement Implementation Act, other than Canada, and that is controlled,

(i) directly or indirectly, by one or more persons referred to in paragraph (a), or

(ii) by a government of a WTO Member, whether federal, state or local, or an agency of one of those governments;

(c) a trust established by one or more persons referred to in paragraph (a) or (b) or a trust in which one or more of those persons have more than 50 per cent of the beneficial interest; or

(d) a body corporate, association, partnership or other organization that is controlled, directly or indirectly, by a trust referred to in paragraph (c).

Interpretation	(2) For the purposes of subsection (1),

(a) a body corporate is controlled by one or more persons if

(i) securities of the body corporate to which are attached more than 50 per cent of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person or persons, and

(ii) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;

(b) an association, partnership or other organization is controlled by one or more persons if

(i) more than 50 per cent of the ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the person or persons, and

(ii) the person or persons are able to direct the business and affairs of the association, partnership or other organization;

(c) a body corporate, association, partnership or other organization is controlled by one or more persons if the person or persons have, directly or indirectly, control in fact of the body corporate, association, partnership or other organization; and

(d) a body corporate, association, partnership or other organization that controls another body corporate, association, partnership or other organization is deemed to control any body corporate, association, partnership or other organization that is controlled or deemed to be controlled by the other body corporate, association, partnership or other organization.

1999, c. 28, s. 137.

APPLICATION

Application of Act	12. This Act applies to every body corporate

(a) that is incorporated or continued under this Act,

(b) to which the Trust Companies Act applied immediately before the coming into force of this section, or

(c) to which the Loan Companies Act applied immediately before the coming into force of this section,

and that is not discontinued under this Act.

Conflicting provisions	13. Where there is a conflict or inconsistency between a provision of this Act and a provision of the incorporating instrument of a former-Act company, the provision of this Act prevails.

PART II

STATUS AND POWERS

Corporate powers	14. (1) A company has the capacity of a natural person and, subject to this Act, the rights, powers and privileges of a natural person.

Powers restricted	(2) A company shall not carry on any business or exercise any power that it is restricted by this Act from carrying on or exercising, or exercise any of its powers in a manner contrary to this Act.

Business in Canada	(3) A company may carry on business throughout Canada.

Powers outside Canada

(4) Subject to this Act, a company has the capacity to carry on its business, conduct its affairs and exercise its powers in any jurisdiction outside Canada to the extent and in the manner that the laws of that jurisdiction permit.

No invalidity	15. No act of a company, including any transfer of property to or by a company, is invalid by reason only that the act or transfer is contrary to the company’s incorporating instrument or this

Act.

By-law not necessary	16. It is not necessary for a company to pass a by-law in order to confer any particular power on the company or its directors.

No personal liability	17. The shareholders of a company are not, as shareholders, liable for any liability, act or default of the company except as otherwise provided by this Act.

No constructive notice

18. No person is affected by or is deemed to have notice or knowledge of the contents of a document concerning a company by reason only that the document has been filed with the Superintendent or the Minister or is available for inspection at a branch of the company.

Authority of directors and officers	19. A company or a guarantor of an obligation of a company may not assert against a person dealing with the company or with any person who has acquired rights from the company that

(a) the company’s incorporating instrument or any by-laws of the company have not been complied with,

(b) the persons named as directors of the company in the most recent return sent to the Superintendent under section 499 are not the directors of the company,

(c) the place named in the incorporating instrument or the by-laws of the company is not the head office of the company,

(d) a person held out by the company as a director, an officer or a representative of the company has not been duly appointed or has no authority to exercise the powers and perform the duties that are customary in the business of the company or usual for such director, officer or representative, or

(e) a document issued by any director, officer or representative of the company with actual or usual authority to issue the document is not valid or not genuine,

except where the person has or ought to have by virtue of the person’s position with or relationship to the company knowledge to that effect.

Sunset provision

20. (1) Subject to subsection (2), companies shall not carry on business after the day that is five years after this section comes into force, except that if Parliament dissolves on that day or at any time within the three-month period before that day, companies may continue to carry on business, until the day that is one hundred and eighty days after the first day of the first session of the next Parliament.

Extension	(2) The Governor in Council may, by order, extend by up to six months the time during which companies may continue to carry on business. No more than one order may be made under this subsection.

1991, c. 45, s. 20; 1997, c. 15, s. 341; 2001, c. 9, s. 484.

PART III

INCORPORATION, CONTINUANCE AND DISCONTINUANCE

FORMALITIES OF INCORPORATION

Incorporation of company	21. On the application of one or more persons made in accordance with this Act, the Minister may, subject to this Part, issue letters patent incorporating a company.

Restrictions on incorporation

22. Letters patent incorporating a company may not be issued if the application therefor is made by or on behalf of

(a) Her Majesty in right of Canada or in right of a province, an agency of Her Majesty in either of those rights, or an entity controlled by Her Majesty in either of those rights;

(b) the government of a foreign country or any political subdivision thereof;

(c) an agency of the government of a foreign country or any political subdivision thereof; or

(d) an entity, other than a foreign institution or any subsidiary of a foreign institution, that is controlled by the government of a foreign country or any political subdivision thereof.

Subsidiary of foreign institution

23. If a proposed company would be a subsidiary of a foreign institution that is engaged in trust or loan business and the application for letters patent to incorporate the company is made by a non-WTO Member foreign institution, letters patent to incorporate the company may not be issued unless the Minister is satisfied that treatment as favourable for companies to which this Act applies exists or will be provided in the jurisdiction in which the foreign institution principally carries on business, either directly or through a subsidiary.

1991, c. 45, s. 23; 1999, c. 28, s. 138; 2001, c. 9, s. 485.

Application for incorporation

24. (1) An application for letters patent to incorporate a company setting out the names of the first directors of the company shall be filed with the Superintendent, together with such other information, material and evidence as the Superintendent may require.

Publishing notice of intent

(2) Before filing an application referred to in subsection (1), the applicant or one of the applicants, as the case may be, shall, at least once a week for a period of four consecutive weeks, publish, in a form satisfactory to the Superintendent, a notice of intention to make the application in the Canada Gazette and in a newspaper in general circulation at or near the place where the head office of the company is to be situated.

Objections to incorporation

25. (1) Any person who objects to the proposed incorporation of a company may, within thirty days after the date of the last publication under subsection 24(2) in respect of the proposed company, submit the objection in writing to the Superintendent.

Minister to be informed	(2) On receipt of an objection under subsection (1), the Superintendent shall inform the Minister of the objection.

Inquiry into objection and report

(3) On receipt of an objection under subsection (1), and if the application for the issuance of the letters patent to which the objection relates has been received, the Superintendent shall, if satisfied that it is necessary and in the public interest to do so, hold or cause to be held a public inquiry into the objection as it relates to the application and, on completion of the inquiry, the Superintendent shall report the findings of the inquiry to the Minister.

Report to be made available	(4) Within thirty days after receiving a report under subsection (3), the Minister shall make the report available to the public.

Rules governing proceedings	(5) Subject to the approval of the Governor in Council, the Superintendent may make rules governing the proceedings at public inquiries held under this section.

Matters for consideration	26. Before issuing letters patent to incorporate a company, the Minister shall take into account all matters that the Minister considers relevant to the application, including

(a) the nature and sufficiency of the financial resources of the applicant or applicants as a source of continuing financial support for the company;

(b) the soundness and feasibility of the plans of the applicant or applicants for the future conduct and development of the business of the company;

(c) the business record and experience of the applicant or applicants;

(d) the character and integrity of the applicant or applicants or, if the applicant or any of the applicants is a body corporate, its reputation for being operated in a manner that is consistent with the standards of good character and integrity;

(e) whether the company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

(f) the impact of any integration of the businesses and operations of the applicant or applicants with those of the company on the conduct of those businesses and operations; and

(g) the best interests of the financial system in Canada.

1991, c. 45, s. 26; 2001, c. 9, s. 486.

Contents of letters patent

27. (1) There shall be set out in the letters patent incorporating a company

(a) the name of the company;

(b) the place in Canada where the head office of the company is to be situated; and

(c) the date that the company came, or is to come, into existence.

Provisions in letters patent

(2) The Minister may set out in the letters patent incorporating a company any provision not contrary to this Act that the Minister considers advisable in order to take into account the particular circumstances of the proposed company.

Terms and conditions	(3) The Minister may impose such terms and conditions in respect of the issuance of letters patent incorporating a company as the Minister considers necessary or appropriate.

Notice of issue of letters patent	28. The Superintendent shall cause to be published in the Canada Gazette a notice of the issuance of letters patent incorporating a company.

First directors	29. The first directors of a company are the directors named in the application for letters patent to incorporate the company.

Effect of letters patent	30. A company comes into existence on the date provided therefor in its letters patent. CONTINUANCE

Federal corporations

31. (1) A body corporate incorporated under the Canada Business Corporations Act or any other Act of Parliament may apply to the Minister for letters patent continuing the body corporate as a company under this Act.

Other corporations

(2) A body corporate incorporated otherwise than by or under an Act of Parliament may, if so authorized by the laws of the jurisdiction where it is incorporated, apply to the Minister for letters patent continuing the body corporate as a company under this Act.

1991, c. 45, s. 31; 1994, c. 24, s. 34(F).

Application for continuance	32. (1) Where a body corporate applies for letters patent under subsection 31(1) or (2), sections 22 to 26 apply in respect of the application, with such modifications as the circumstances require.

Special resolution approval	(2) Where a body corporate applies for letters patent under subsection 31(1) or (2), the application must be duly authorized by a special resolution.

Copy of special resolution	(3) A copy of the special resolution referred to in subsection (2) shall be filed with the application.

Power to issue letters patent	33. (1) On the application of a body corporate under subsection 31(1) or (2), the Minister may, subject to this Part, issue letters patent continuing the body corporate as a company under this Act.

Issue of letters patent	(2) Where letters patent are issued to a body corporate under subsection (1), section 27 applies in respect of the issue of letters patent, with such modifications as the circumstances require.

Effect of letters patent

34. On the day set out in the letters patent continuing a body corporate as a company under subsection 33(1),

(a) the body corporate becomes a company as if it had been incorporated under this Act; and

(b) the letters patent are deemed to be the incorporating instrument of the continued company.

Copy of letters patent

35. (1) Where a body corporate is continued as a company under this Part, the Superintendent shall forthwith send a copy of the letters patent to the appropriate official or public body in the jurisdiction in which the body corporate was authorized to apply to be continued under this Act.

Notice of issuance of letters patent	(2) The Superintendent shall cause to be published in the Canada Gazette a notice of the issuance of letters patent continuing a body corporate as a company under this Act.

Effects of continuance

36. Where a body corporate is continued as a company under this Part,

(a) the property of the body corporate continues to be the property of the company;

(b) the company continues to be liable for the obligations of the body corporate;

(c) an existing cause of action or claim by or against the body corporate or any liability of the body corporate to prosecution is unaffected;

(d) a civil, criminal or administrative action or proceeding pending by or against the body corporate may continue to be prosecuted by or against the company;

(e) a conviction against, or any ruling, order or judgment in favour of or against the body corporate may be enforced by or against the company;

(f) a person who, on the day the body corporate becomes a company, was the holder of a security issued by the body corporate is not deprived of any right or privilege available to the person at that time in respect of the security or relieved of any liability in respect thereof, but any such right or privilege may be exercised only in accordance with this Act; and

(g) the by-laws of the body corporate, except those that are in conflict with this Act, continue as the by-laws of the company.

Transitional	37. (1) Notwithstanding any other provision of this Act or the regulations, the Minister may, on the recommendation of the Superintendent, by order, grant to a company in respect of which letters patent were issued under subsection 33(1) permission to

(a) engage in a business activity specified in the order that a company is not otherwise permitted by this Act to engage in and that the body corporate continued as the company was engaging in at the time the application for the letters patent was made;

(b) continue to have issued and outstanding debt obligations the issue of which is not authorized by this Act if the debt obligations were outstanding at the time the application for the letters patent was made;

(c) [Repealed, 1994, c. 47, s. 202]

(d) hold assets that a company is not otherwise permitted by this Act to hold if the assets were held by the body corporate continued as the company at the time the application for the letters patent was made;

(e) acquire and hold assets that a company is not otherwise permitted by this Act to acquire or hold if the body corporate continued as the company was obliged, at the time the application for the letters patent was made, to acquire those assets; and

(f) maintain outside Canada any records or registers required by this Act to be maintained in Canada and maintain and process outside Canada information and data relating to the preparation and maintenance of such records or registers.

Duration	(2) The permission granted under subsection (1) shall be expressed to be granted for a period specified in the order not exceeding

(a) with respect to any activity described in paragraph (1)(a), thirty days after the date of issue of the letters patent or, where the activity is conducted pursuant to an agreement existing on the date of issue of the letters patent, the expiration of the agreement;

(b) with respect to any matter described in paragraph (1)(b), ten years; and

(c) with respect to any matter described in any of paragraph (1)(d) to (f), two years.

Renewal

(3) Subject to subsection (4), the Minister may, on the recommendation of the Superintendent, by order, renew a permission granted by order under subsection (1) with respect to any matter described in paragraphs (1)(b) to (e) for such further period or periods as the Minister considers necessary.

Limitation

(4) The Minister shall not grant to a company any permission

(a) with respect to matters described in paragraph (1)(b), that purports to be effective more than ten years after the date of the approval for the company to commence and carry on business, unless the Minister is satisfied on the basis of evidence on oath provided by an officer of the company that the company will not be able at law to redeem at the end of the ten years the outstanding debt obligations to which the permission relates; and

(b) with respect to matters referred to in paragraphs (1)(d) and (e), that purports to be effective more than ten years after the date of the approval for the company to commence and carry on business.

1991, c. 45, s. 37; 1994, c. 47, s. 202; 1997, c. 15, s. 342; 1999, c. 31, s. 213(F).

DISCONTINUANCE

Transferring to other federal Acts	38. (1) A company may (a) apply, with the approval in writing of the Minister, for a certificate of continuance under section 187 of the Canada Business Corporations Act;

(b) apply for letters patent continuing the company as a bank under subsection 35(1) of the Bank Act or amalgamating and continuing the company as a bank under subsections 223(1) and 229(1) of that Act; or

(c) apply for letters patent continuing the company as an association under subsection 31.1(1) of the Cooperative Credit Associations Act if

(i) the company’s shareholders are limited to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the Minister, operating as credit unions or cooperative associations, and

(ii) the application for letters patent complies with prescribed terms and conditions, if any are prescribed.

Conditions for approval

(2) No approval referred to in paragraph (1)(a) may be given to a company unless the Minister is satisfied that

(a) the application has been authorized by a special resolution;

(b) the company

(i) holds no deposits that are insured under the Canada Deposit Insurance Corporation Act, and

(ii) is not carrying on any of the fiduciary activities referred to in section 412;

and

(c) unless authorized pursuant to section 48, the company will not use the word “fiduciaire”, “fiduciary”, “fiducie”, “loan”, “loanco”, “prêt”, “trust” or “trustco” in its name after a certificate of continuance in respect of the company is issued under the Canada Business Corporations Act.

1991, c. 45, ss. 38, 559; 1994, c. 24, s. 34(F); 1997, c. 15, s. 343; 2001, c. 9, s. 487.

Effect of certificate or letters patent

39. On the day specified in

(a) the certificate of continuance issued under the Canada Business Corporations Act, or

(b) the letters patent issued under the Bank Act,

pursuant to an application referred to in subsection 38(1), the Canada Business Corporations Act or the Bank Act, as the case may be, applies and this Act ceases to apply to the body corporate continued under that Act.

1991, c. 45, s. 39; 1994, c. 24, s. 34(F).

Withdrawing application

40. Where a special resolution authorizing the application for a certificate or for letters patent referred to in subsection 38(1) so states, the directors of a company may, without further approval of the shareholders, withdraw the application before it is acted on.

CORPORATE NAME

Prohibited names	41. (1) A company may not be incorporated under this Act with a name (a) that is prohibited by an Act of Parliament; (b) that is, in the opinion of the Superintendent, deceptively misdescriptive;

(c) that is the same as or, in the opinion of the Superintendent, substantially the same as or confusingly similar to, any existing

(i) trade-mark or trade name, or

(ii) corporate name of a body corporate,

except where the trade-mark or trade name is being changed or the body corporate is being dissolved or is changing its corporate name and consent to the use of the trade-mark, trade name or corporate name is signified to the Superintendent in such manner as the Superintendent may require;

(d) that is the same as or, in the opinion of the Superintendent, substantially the same as or confusingly similar to, the known name under or by which any entity carries on business or is identified; or

(e) that is reserved under section 45 for another company or a proposed company.

Exception

(2) Paragraph (1)(a) does not apply with respect to any former-Act company incorporated by or under an Act of Parliament that expressly authorizes the use of any name that would otherwise be prohibited.

1991, c. 45, s. 41; 1996, c. 6, s. 112; 1997, c. 15, s. 344.

Trust company	42. A company that is a trust company pursuant to subsection 57(2) must have the word “fiduciaire”, “fiduciary”, “fiducie”, “trust” or “trustco” included in its name.

Affiliated company

43. Despite section 41, a company that is affiliated with another entity may, with the consent of that entity and the approval of the Superintendent, be incorporated with, or change its name to, substantially the same name as that of the affiliated entity.

1991, c. 45, s. 43; 1996, c. 6, s. 113; 2001, c. 9, s. 488.

French or English form of name

44. (1) The name of a company may be set out in its letters patent in an English form, a French form, an English form and a French form or in a combined English and French form, and the company may use and be legally designated by any such form.

Alternate name	(2) A company may identify itself outside Canada by its name in any language and the company may use and be legally designated by any such form of its name outside Canada.

Other name	(3) Subject to subsection (4) and section 260, a company may carry on business under or identify itself by a name other than its corporate name.

Directions

(4) Where a company is carrying on business under or identifying itself by a name other than its corporate name, the Superintendent may, by order, direct the company not to use that other name if the Superintendent is of the opinion that that other name is a name referred to in any of paragraphs 41(1)(a) to (e).

1991, c. 45, s. 44; 1996, c. 6, s. 114.

Reserved name	45. The Superintendent may, on request, reserve for ninety days a name for a proposed company or for a company that intends to change its name.

Directing change of name	46. (1) If through inadvertence or otherwise a company

(a) comes into existence or is continued with a name, or

(b) on an application to change its name, is granted a name

that is prohibited by section 41, the Superintendent may, by order, direct the company to change its name and the company shall comply with that direction.

Revoking name

(2) If a company has been directed under subsection (1) to change its name and has not, within sixty days after the service of the direction, changed its name to a name that is not prohibited by this Act, the Superintendent may revoke the name of the company and assign to it a name and, until changed in accordance with section 220 or 222, the name of the company is thereafter the name so assigned.

1991, c. 45, s. 46; 1996, c. 6, s. 115; 2001, c. 9, s. 489.

Restriction re trust company name

47. (1) No entity incorporated or formed by or under an Act of Parliament other than this Act shall use the word “fiduciaire”, “fiduciary”, “fiducie”, “trust” or “trustco” or any word or words of import equivalent to any of those words in its name.

Restriction re loan company name

(2) No entity incorporated or formed by or under any Act of Parliament other than this Act shall use the word “loan”, “loanco” or “prêt” or any word or words of import equivalent to any of those words in its name.

Exception

(3) Subsections (1) and (2) do not apply to

(a) an entity the business of which is not financial activities; or

(b) an entity that was, on the day immediately preceding the day on which

(i) subsection (1) comes into force, using the word “fiduciaire”, “fiduciary”, “fiducie”, “trust” or “trustco” or any word or words of import equivalent to any of those words in its name, or

(ii) subsection (2) comes into force, using the word “loan”, “loanco” or “prêt” or any word or words of import equivalent to any of those words in its name.

1991, c. 45, s. 47; 1996, c. 6, s. 115.

Subsidiaries	48. Despite subsections 47(1) and (2), a subsidiary of a company may use the company’s name in its name. 1991, c. 45, s. 48; 1996, c. 6, s. 115; 2001, c. 9, s. 490.

Definition of “reserved name”

48.1 (1) In this section, “reserved name” means a name that includes as part thereof the word “assurance”, “assurances”, “insurance”, “lifeco”, “fiduciaire”, “fiduciary”, “fiducie”, “trust”, “trustco”, “loan”, “loanco” or “prêt” or any word or words of import equivalent to any of those words.

Termination of control required in certain cases

(2) No person, other than a financial institution, who

(a) is carrying on business in Canada under a reserved name, and

(b) has control or acquires control of a company,

shall control the company on the later of

(c) one year after this section comes into force, and

(d) one year after the date of acquisition of the control.

Prohibition

(3) No person, other than a financial institution, who

(a) controls an entity that is not a financial institution that carries on business in Canada under a reserved name, and

(b) has control or acquires control of a company,

shall control the company on the later of

(c) one year after this section comes into force, and

(d) one year after the date of the acquisition of the control.

Continuing control prohibited

(4) Notwithstanding subsection (3), where a financial institution controls an entity that

(a) is not a financial institution,

(b) carries on business in Canada under a reserved name, and

(c) has control or acquires control of a company,

the entity shall not control the company on the later of

(d) one year after this section comes into force, and

(e) one year after the date on which the entity acquires control of the company.

Exceptions

(5) Subsections (2) to (4) do not apply with respect to a person or entity that was carrying on business in Canada under a reserved name on the day immediately preceding the day on which those subsections come into force.

1996, c. 6, s. 115.

PART IV

ORGANIZATION AND COMMENCEMENT

ORGANIZATION MEETINGS

First directors’ meeting

49. (1) After letters patent incorporating a company are issued, a meeting of the directors of the company shall be held at which the directors may, subject to this Part,

(a) make by-laws;

(b) adopt forms of share certificates and corporate records;

(c) authorize the issue of shares of the company;

(d) appoint officers;

(e) appoint an auditor to hold office until the first meeting of shareholders;

(f) make banking arrangements; and

(g) deal with any other matters necessary to organize the company.

Calling directors’ meeting

(2) An incorporator or a director named in the application for letters patent may call the meeting referred to in subsection (1) by giving, subject to subsection 185(2), no fewer than five days notice of the purpose, time and place of the meeting to each director of the company.

Calling shareholders’ meeting

50. (1) If at least five million dollars, or any greater amount that the Minister may specify, has been received by a company in respect of which letters patent were issued under section 21 from the issue of its shares, the directors of the company shall without delay call a meeting of the shareholders of the company.

Meeting of shareholders

(2) The shareholders of a company shall, by resolution at the meeting of shareholders called pursuant to subsection (1),

(a) approve, amend or reject any by-law made by the directors of the company;

(b) subject to section 172, elect directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election; and

(c) appoint an auditor to hold office until the close of the first annual meeting of shareholders.

1991, c. 45, s. 50; 2001, c. 9, s. 491.

Term of first directors	51. A director named in the application for letters patent to incorporate a company holds office until the election of directors at the meeting of shareholders called pursuant to subsection 50(1).

COMMENCEMENT AND CARRYING ON OF BUSINESS

Order to commence and carry on business	52. (1) A company shall not carry on any business until the Superintendent has, by order, approved the commencement and carrying on of business by the company.

Former-Act companies — Loan Companies Act

(2) A licence that was issued to a company under section 76 of the Loan Companies Act and that is in effect immediately before the coming into force of this Part is deemed to be an order of the Superintendent of indeterminate duration under subsection 53(1) and the company remains subject to any and all other restrictions and conditions in the licence.

Former-Act companies

(3) A licence that was issued to a company under section 87 of the Trust Companies Act or under section 112 of the Loan Companies Act and that is in effect immediately before the coming into force of this Part is deemed to be an order of the Superintendent of indeterminate duration under subsection 53(1) containing the authorization referred to in subsection 57(1) or the designation referred to in subsection 57(3), as the case may be, and the company remains subject to any and all other restrictions and conditions contained in the licence.

Continued company

(4) Except in respect of a body corporate that is continued as a company under this Act for the purposes of forthwith amalgamating with one or more bodies corporate and continuing as a company under this Act, where letters patent continuing a body corporate as a company under this Act are issued, the Superintendent shall make an order approving the commencement and carrying on of business by the company.

Amalgamated company

(5) Where letters patent amalgamating and continuing two or more bodies corporate as a company under this Act are issued, the Superintendent shall make an order approving the commencement and carrying on of business by the company.

Subsection 53(2) and section 56 do not apply	(6) For greater certainty, subsection 53(2) and section 56 do not apply in respect of a company referred to in subsections (4) and (5).

Authority to make order	53. (1) On application by a company, the Superintendent may make an order approving the commencement and carrying on of business by the company.

Statement of payments

(2) An application by a company for an order under subsection (1) must contain a statement setting out the amounts paid or to be paid by the company in connection with its incorporation and organization.

No payments before order

54. Until an order approving the commencement and carrying on of business is made for a company, the company shall not make any payment on account of incorporation or organization expenses out of moneys received from the issue of the shares of the company and interest thereon, except reasonable sums

(a) for the remuneration of not more than two officers;

(b) for the payment of costs related to the issue of shares of the company; and

(c) for the payment of clerical assistance, legal services, accounting services, office accommodation at one location, office expenses, advertising, stationery, postage and travel expenses.

Deposits and investments before order

55. Where a company comes into existence but no order approving the commencement and carrying on of business is made for the company, the company may only

(a) deposit, in Canada, paid-in capital of the company in another deposit-taking Canadian financial institution; or

(b) invest paid-in capital of the company in unencumbered securities of the Government of Canada or the government of any province.

Conditions for order

56. (1) The Superintendent shall not make an order approving the commencement and carrying on of business by a company until it has been shown to the satisfaction of the Superintendent that

(a) the meeting of shareholders of the company referred to in subsection 50(1) has been duly held;

(b) the company has paid-in capital of at least five million dollars or any greater amount that is specified by the Minister under subsection 50(1);

(c) the expenses of incorporation and organization to be borne by the company are reasonable; and

(d) all other relevant requirements of this Act have been complied with.

Time limit

(2) The Superintendent shall not make an order approving the commencement and carrying on of business by a company more than one year after the day on which the company comes into existence.

1991, c. 45, s. 56; 2001, c. 9, s. 492.

Authorization in order

57. (1) An order approving the commencement and carrying on of business by a company may, at the discretion of the Superintendent, contain the authorization for the company to carry on the activities referred to in section 412.

Trust company

(2) Where an order approving the commencement and carrying on of business by a company contains the authorization referred to in subsection (1), subsection 52(3) or paragraph 58(1)(a), the company is a trust company under this Act.

Mortgage investment company	(3) An order approving the commencement and carrying on of business by a company, other than a company that is a trust company pursuant to subsection (2), may, at the discretion of the

Superintendent, contain a designation that the company is a mortgage investment company under this Act.

Conditions of order

(4) An order approving the commencement and carrying on of business by a company may contain such conditions or limitations that are consistent with this Act and relate to the business of the company as the Superintendent deems expedient and necessary.

Variations

58. (1) In respect of the order approving the commencement and carrying on of business by a company, the Superintendent may at any time, by further order,

(a) add to the order the authorization for the company to carry on the activities referred to in section 412, or the designation referred to in subsection 57(3),

(b) make the order subject to such conditions or limitations that are consistent with this Act and that relate to the business of the company as the Superintendent deems expedient and necessary,

(c) amend or revoke any authorization contained in the order or any condition or limitation to which the order is subject, or

(d) revoke any designation contained in the order,

but before making any such further order the Superintendent shall provide the company with an opportunity to make representations regarding that further order.

(2) to (6) [Repealed, 1996, c. 6, s. 116]

1991, c. 45, s. 58; 1996, c. 6, s. 116.

Public notice

59. (1) On the making of an order approving the commencement and carrying on of business by a company, the company shall publish a notice of the making of the order in a newspaper in general circulation at or near the place where the head office of the company is located.

Notice in Canada Gazette	(2) The Superintendent shall cause to be published in the Canada Gazette a notice of the making of an order approving the commencement and carrying on of business by a company.

Non-application to former-Act company	(3) For greater certainty, this section does not apply to a company referred to in subsections 52(2) and (3).

Cessation of existence

60. Except for the sole purpose of winding up the company’s affairs, a company ceases to exist one year after the day on which its incorporating instrument became effective if it does not obtain an order approving the commencement and carrying on of business within that year.

Allowed disbursements

61. (1) Where an order approving the commencement and carrying on of business is not made for a company, no part of the moneys of the company shall be used for the payment of incorporation and organization expenses, other than remuneration and costs referred to in section 54, unless the payment has been approved by a special resolution.

Application to court to settle disbursements

(2) If the amount allowed by a special resolution for the payment of any incorporation and organization expenses referred to in subsection (1) is considered insufficient by the directors or if no special resolution for the payment of such expenses is passed, the directors may apply to any court having jurisdiction in the place where the head office of the company is situated to settle and determine the amounts to be paid out of any moneys of the company before distribution of the balance to the shareholders or, where there are no shareholders, to the incorporators.

Notice of application to	(3) The directors shall, at least twenty-one days prior to the date fixed for the hearing of the court

application referred to in subsection (2), send to the shareholders or incorporators, as the case may be, a notice of the application, which notice shall contain a statement of the amounts that are proposed to be settled and determined by the court.

Ratio payable

(4) In order that the amounts paid and payable under this section may be equitably borne by the shareholders or incorporators, as the case may be, the directors shall, after the amounts of the payments have been approved by special resolution or settled and determined by a court, fix the proportionate part thereof chargeable to each shareholder or incorporator as the ratio of the amount paid in by the shareholder or incorporator to the aggregate of all the amounts paid in by the shareholders or incorporators.

Return of excess

(5) After the amounts referred to in this section have been paid, the directors shall pay, with any interest earned thereon, to the shareholders or incorporators, the respective balances of the moneys paid in by them, less the amount chargeable to each shareholder or incorporator under subsection (4).

PART V

CAPITAL STRUCTURE

SHARE CAPITAL

Power to issue shares

62. (1) Subject to this Act and the by-laws of the company, shares of a company may be issued at such times and to such persons and for such consideration as the directors of the company may determine.

Shares	(2) Shares of a company shall be in registered form and shall be without nominal or par value.

Shares of former-Act company	(3) Shares with nominal or par value of a former-Act company are deemed to be shares without nominal or par value.

Shares of continued company

(4) Where a body corporate is continued as a company under this Act, shares with nominal or par value issued by the body corporate before it was so continued are deemed to be shares without nominal or par value.

Deemed share conditions

(5) Where any right of a holder of a share with nominal or par value of a former-Act company or a body corporate continued as a company under this Act, other than a voting right, was stated or expressed in terms of the nominal or par value of the share immediately before the coming into force of this Part or the continuance under this Act, as the case may be, that right is thereafter deemed to be the same right stated or expressed without reference to the nominal or par value of the share.

Common shares

63. (1) A company shall have one class of shares, to be designated as “common shares”, which are non-redeemable and in which the rights of the holders thereof are equal in all respects, and those rights include

(a) the right to vote at all meetings of shareholders except where only holders of a specified class of shares are entitled to vote;

(b) the right to receive dividends declared on those shares; and

(c) the right to receive the remaining property of the company on dissolution.

Designations of shares	(2) No company shall designate more than one class of its shares as “common shares” or any variation of that term.

Former-Act company

(3) A former-Act company that is not in compliance with subsection (2) on the coming into force of this Part shall, within twelve months after the coming into force of this Part, redesignate its shares to comply with that subsection.

Continued company

(4) A body corporate continued as a company under this Act that is not in compliance with subsection (2) on the date letters patent continuing it as a company are issued shall, within twelve months after that date, redesignate its shares to comply with that subsection.

Exception

(5) Subsections (1) and (2) do not apply in respect of a former-Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

Classes of shares

64. (1) The by-laws of a company may provide for more than one class of shares and, if they so provide, shall set out

(a) the rights, privileges, restrictions and conditions attaching to the shares of each class; and

(b) the maximum number, if any, of shares of any class that the company is authorized to issue.

Shareholder approval	(2) Where a by-law referred to in subsection (1) is made, the directors of the company shall submit the by-law to the shareholders at the next meeting of shareholders.

Effective date

(3) A by-law referred to in subsection (1) is not effective until it is confirmed or confirmed with amendments by special resolution of the shareholders at the meeting referred to in subsection (2).

1991, c. 45, s. 64; 2001, c. 9, s. 493.

Shares in series

65. (1) The by-laws of a company made pursuant to section 64 may authorize the issue of any class of shares in one or more series and may authorize the directors of the company to fix the maximum number, if any, of shares in each series and to determine the designation, rights, privileges, restrictions and conditions attaching to the shares of each series, subject to the limitations set out in the by-laws.

Series participation

(2) If any cumulative dividend or amounts payable on return of capital in respect of a series of shares are not paid in full, the shares of all series of the same class participate rateably in respect of accumulated dividends and return of capital.

Voting rights	(3) Where voting rights are attached to any series of a class of shares, the shares of every other series of that class shall have the same voting rights.

Restriction on series

(4) No rights, privileges, restrictions or conditions attached to a series of shares authorized under this section confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

Material to Superintendent

(5) Before the issue of shares of a series of shares authorized under this section, the directors shall send to the Superintendent a copy of the by-law authorizing the directors to fix the rights, privileges, restrictions and conditions of those shares and shall provide the Superintendent with particulars of the proposed series of shares.

One share, one vote	66. (1) Where voting rights are attached to a share of a company, the voting rights may confer only one vote in respect of that share.

Exception

(2) Subsection (1) does not apply in respect of

(a) a share of a former-Act company issued on or before September 27, 1990 that entitled the holder to more than one vote, or to a fraction of a vote, in respect of that share; and

(b) any share of a former-Act company that is issued after September 27, 1990 pursuant to the conversion of a security of the former-Act company that was issued with such a conversion privilege prior to that date.

Shares non-assessable	67. Shares issued by a company after the coming into force of this section are non-assessable and the shareholders are not liable to the company or to its creditors in respect thereof.

Consideration for share	68. (1) No share of any class of shares of a company shall be issued until it is fully paid for in money or, with the approval of the Superintendent, in property.

Transitional

(2) Where any share of a company is not fully paid for on the day this Part comes into force, the provisions of the Trust Companies Act or the Loan Companies Act that applied to the company immediately prior to that day and that relate to

(a) the liability of holders of shares of a company that are not fully paid for and the enforcement of that liability,

(b) the forfeiture of the share, and

(c) the forfeiture of the right to vote the share

continue to apply in respect of that share.

Other currencies

(3) When issuing shares, a company may provide that any aspect of the shares relating to money or involving the payment of or the liability to pay money be in a currency other than the currency of Canada.

Stated capital account	69. (1) A company shall maintain a separate stated capital account for each class and series of shares it issues.

Addition to stated capital account	(2) A company shall record in the appropriate stated capital account the full amount of any consideration it receives for any shares it issues.

Exception

(2.1) Notwithstanding subsection (2), a company may record in the appropriate stated capital account part of the amount of any consideration it receives for shares it issues

(a) in exchange for

(i) property of a person who immediately before the exchange did not deal with the company at arm’s length within the meaning of the Income Tax Act, or

(ii) shares of a body corporate that immediately before the exchange, or because of the exchange, did not deal with the company at arm’s length within the meaning of the Income Tax Act; or

(b) under an agreement referred to in subsection 229(1), to shareholders of an amalgamating body corporate who receive the shares in addition to or instead of securities of the amalgamated company.

Limit on addition to a stated capital account	(2.2) On the issuance of a share, a company shall not add to the stated capital account in respect of the share an amount greater than the amount of the consideration it receives for the share.

Constraint on addition to a stated capital account

(2.3) Where a company that has issued any outstanding shares of more than one class or series proposes to add to a stated capital account that it maintains in respect of a class or series of shares an amount that was not received by the company as consideration for the issue of shares, the addition must be approved by special resolution unless all the issued and outstanding shares are of not more than two classes of convertible shares referred to in subsection 80(4).

Stated capital of former-Act company

(3) On the coming into force of this Part, a former-Act company shall record in the stated capital account maintained for each class and series of shares then outstanding an amount that is equal to the aggregate of

(a) the aggregate amount paid up on the shares of each class and series of shares immediately before the coming into force of this Part, and

(b) the amount of the contributed surplus of the company that is attributable to those shares.

Contributed surplus entry	(4) The amount of any contributed surplus recorded in the stated capital account pursuant to paragraph (3) (b) shall be deducted from the contributed surplus account of the company.

Share issued before coming into force

(5) Any amount unpaid in respect of a share issued by a former-Act company before the coming into force of this Part and paid after the coming into force of this Part shall be recorded in the stated capital account maintained by the company for the shares of that class or series.

1991, c. 45, s. 69; 1997, c. 15, s. 345.

Stated capital of continued company

70. (1) Where a body corporate is continued as a company under this Act, the company shall record in the stated capital account maintained for each class and series of shares then outstanding an amount that is equal to the aggregate of

(a) the aggregate amount paid up on the shares of each class and series of shares immediately before the body corporate was so continued, and

(b) the amount of the contributed surplus of the company that is attributable to those shares.

Contributed surplus entry	(2) The amount of any contributed surplus recorded in the stated capital account pursuant to paragraph (1) (b) shall be deducted from the contributed surplus account of the company.

Shares issued before continuance

(3) Any amount unpaid in respect of a share issued by a body corporate before it was continued as a company under this Act and paid after it was so continued shall be recorded in the stated capital account maintained by the company for the shares of that class or series.

Pre-emptive right

71. (1) Where the by-laws of a company so provide, no shares of any class shall be issued unless the shares have first been offered to the shareholders holding shares of that class, and those shareholders have a pre-emptive right to acquire the offered shares in proportion to their holdings of the shares of that class, at such price and on such terms as those shares are to be offered to others.

Exception	(2) Notwithstanding the existence of a pre-emptive right, a shareholder of a company has no pre-emptive right in respect of shares of a class to be issued

(a) for a consideration other than money;

(b) as a share dividend; or

(c) pursuant to the exercise of conversion privileges, options or rights previously granted by the company.

Idem

(3) Notwithstanding the existence of a pre-emptive right, a shareholder of a company has no pre-emptive right in respect of shares to be issued

(a) where the issue of shares to the shareholder is prohibited by this Act; or

(b) where, to the knowledge of the directors of the company, the offer of shares to a shareholder whose recorded address is in a country other than Canada ought not to be made unless the appropriate authority in that country is provided with information in addition to that submitted to the shareholders at the last annual meeting.

Conversion privileges

72. (1) A company may issue conversion privileges, options or rights to acquire securities of the company, and shall set out the conditions thereof

(a) in the documents that evidence the conversion privileges, options or rights; or

(b) in the securities to which the conversion privileges, options or rights are attached.

Transferable rights

(2) Conversion privileges, options and rights to acquire securities of a company may be made transferable or non-transferable, and options and rights to acquire such securities may be made separable or inseparable from any securities to which they are attached.

Reserved shares

(3) Where a company has granted privileges to convert any securities issued by the company into shares, or into shares of another class or series, or has issued or granted options or rights to acquire shares, if the by-laws limit the number of authorized shares, the company shall reserve and continue to reserve sufficient authorized shares to meet the exercise of such conversion privileges, options and rights.

Holding of own shares

73. Except as provided in sections 74 to 77, or unless permitted by the regulations, a company shall not

(a) hold shares of the company or of any body corporate that controls the company;

(b) hold any ownership interests of any unincorporated entity that controls the company;

(c) permit any of its subsidiaries to hold any shares of the company or of any body corporate that controls the company; or

(d) permit any of its subsidiaries to hold any ownership interests of any unincorporated entity that controls the company.

Purchase and redemption of shares

74. (1) Subject to subsection (2) and to its by-laws, a company may, with the consent of the Superintendent, purchase, for the purpose of cancellation, any shares issued by it, or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof calculated according to a formula stated in its by-laws or the conditions attaching to the shares.

Restrictions on purchase and redemption

(2) A company shall not make any payment to purchase or redeem any shares issued by it if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

Donated shares

(3) A company may accept from any shareholder a share of the company surrendered to it as a gift, but may not extinguish or reduce a liability in respect of an amount unpaid on any such share except in accordance with section 78.

Holding as personal representative

75. (1) A company may, and may permit its subsidiaries to, hold, in the capacity of a personal representative, shares of the company or of any body corporate that controls the company or ownership interests in any unincorporated entity that controls the company, but only where the company or the subsidiary does not have a beneficial interest in the shares or ownership interests.

Security interest

(2) A company may, and may permit its subsidiaries to, by way of a security interest

(a) hold shares of the company or of any body corporate that controls the company, or

(b) hold any ownership interests of any entity that controls the company,

where the security interest is nominal or immaterial when measured by criteria established by the company that have been approved in writing by the Superintendent.

Saving	(3) Nothing in subsection (2) precludes a former-Act company or any of its subsidiaries from holding any security interest held immediately prior to the coming into force of this Part.

Cancellation of shares	76. (1) Subject to subsection (2), where a company purchases shares of the company or fractions thereof or redeems or otherwise acquires shares of the company, the company shall cancel those shares.

Requirement to sell

(2) Where a company or any of its subsidiaries, through the realization of security, acquires any shares of the company or of any body corporate that controls the company or any ownership interests in an unincorporated entity that controls the company, the company shall, or shall cause its subsidiaries to, as the case may be, within six months after the day of the realization, sell or otherwise dispose of the shares or ownership interests.

Subsidiary holding shares

77. Subject to the regulations, a former-Act company shall cause any subsidiary of the company that holds shares of the company, or of any body corporate that controls the company, or any ownership interests of any unincorporated entity that controls the company to sell or otherwise dispose of those shares or ownership interests within six months after the day this section comes into force.

Reduction of capital	78. (1) The stated capital of a company may be reduced by special resolution.

Limitation

(2) A company shall not reduce its stated capital by special resolution if there are reasonable grounds for believing that the company is, or the reduction would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

Contents of special resolution

(3) A special resolution to reduce the stated capital of a company shall specify the stated capital account or accounts from which the reduction of stated capital effected by the special resolution will be deducted.

Approval by Superintendent	(4) A special resolution to reduce the stated capital of a company has no effect until it is approved in writing by the Superintendent.

Conditions for approval

(5) No approval to reduce the stated capital of a company may be given by the Superintendent unless application therefor is made within three months after the time of the passing of the special resolution and a copy of the special resolution, together with a notice of intention to apply for approval, has been published in the Canada Gazette.

Statements to be submitted

(6) In addition to evidence of the passing of a special resolution to reduce the stated capital of a company and of the publication thereof, statements showing

(a) the number of the company’s shares issued and outstanding,

(b) the results of the voting by class of shares of the company,

(c) the company’s assets and liabilities, and

(d) the reason why the company seeks the reduction of capital shall be submitted to the Superintendent at the time of the application for approval of the special resolution.

Recovery by action

79. (1) Where any money or property was paid or distributed to a shareholder or other person as a consequence of a reduction of capital made contrary to section 78, a creditor of the company may apply to a court for an order compelling the shareholder or other person to pay the money or deliver the property to the company.

Shares held by personal representative

(2) No person holding shares in the capacity of a personal representative and registered on the records of the company as a shareholder and therein described as the personal representative of a named person is personally liable under subsection (1), but the named person is subject to all the liabilities imposed by that subsection.

Limitation	(3) An action to enforce a liability imposed by subsection (1) may not be commenced more than two years after the date of the act complained of.

Remedy preserved	(4) This section does not affect any liability that arises under section 212.

Adjustment of stated capital account

80. (1) On a purchase, redemption or other acquisition by a company of shares or fractions thereof issued by it, other than shares acquired pursuant to section 75 or acquired through the realization of security and sold pursuant to subsection 76(2), the company shall deduct from the stated capital account maintained for the class or series of shares so purchased, redeemed or otherwise acquired an amount equal to the result obtained by multiplying the stated capital in respect of the shares of that class or series by the number of shares of that class or series so purchased, redeemed or otherwise acquired and dividing by the number of shares of that class or series outstanding immediately before the purchase, redemption or other acquisition.

Idem	(2) A company shall adjust its stated capital account or accounts in accordance with any special resolution referred to in section 78.

Shares converted to another class

(3) On a conversion of outstanding shares of a company into shares of another class or series, or on a change of outstanding shares of the company into shares of another class or series, the company shall

(a) deduct from the stated capital account maintained for the class or series of shares converted or changed an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series converted or changed, and dividing by the number of outstanding shares of that class or series immediately before the conversion or change; and

(b) record the result obtained under paragraph (a) and any additional consideration received pursuant to the conversion or change in the stated capital account maintained or to be maintained for the class or series of shares into which the shares have been converted or changed.

Stated capital of convertible shares

(4) For the purposes of subsection (3) and subject to the company’s by-laws, where a company issues two classes of shares and there is attached to each class a right to convert a share of one class into a share of the other class and a share is so converted, the amount of stated capital attributable to a share in either class is the aggregate of the stated capital of both classes divided by the number of outstanding shares of both classes immediately before the conversion.

Conversion or change of shares

(5) Shares issued by a company and converted into shares of another class or series, or changed under subsection 222(1) into shares of another class or series, become issued shares of the class or series of shares into which the shares have been converted or changed.

Addition to stated capital account

81. On a conversion of any debt obligation of a company into shares of a class or series of shares, the company shall

(a) deduct from the liabilities of the company the nominal value of the debt obligation being converted; and

(b) record the result obtained under paragraph (a) and any additional consideration received for the conversion in the stated capital account maintained or to be maintained for the class or series of shares into which the debt obligation has been converted.

Declaration of dividend

82. (1) The directors of a company may declare and a company may pay a dividend by issuing fully paid shares of the company or options or rights to acquire fully paid shares of the company and, subject to subsections (4) and (5), the directors of a company may declare and a company may pay a dividend in money or property, and where a dividend is to be paid in money, the dividend may be paid in a currency other than the currency of Canada.

Notice to Superintendent	(2) The directors of a company shall notify the Superintendent of the declaration of a dividend at least ten days prior to the day fixed for its payment.

Share dividend

(3) If shares of a company are issued in payment of a dividend, the company shall record in the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend the declared amount of the dividend stated as an amount of money.

When dividend not to be declared

(4) The directors of a company shall not declare and a company shall not pay a dividend if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

When dividend not to be declared

(5) The directors of a company shall not declare and a company shall not pay a dividend in any financial year without the approval of the Superintendent if, on the day the dividend is declared, the total of all dividends declared by the company in that year would exceed the aggregate of the company’s net income up to that day in that year and of its retained net income for the preceding two financial years.

1991, c. 45, s. 82; 2001, c. 9, s. 494.

SUBORDINATED INDEBTEDNESS

Restriction on subordinated indebtedness	83. (1) A company shall not issue subordinated indebtedness unless the subordinated indebtedness is fully paid for in money or, with the approval of the Superintendent, in property.

References to subordinated indebtedness

(2) A person shall not in any prospectus, advertisement, correspondence or literature relating to any subordinated indebtedness issued or to be issued by a company refer to the subordinated indebtedness otherwise than as subordinated indebtedness.

Deemed not to be a deposit Other currencies

(3) Subordinated indebtedness issued by a company is deemed not to be a deposit.

(4) When issuing subordinated indebtedness, a company may provide that any aspect of the subordinated indebtedness relating to money or involving the payment of or the liability to pay money in relation thereto be in a currency other than that of Canada including, without restricting the generality of the foregoing, the payment of any interest thereon.

SECURITY CERTIFICATES AND TRANSFERS

Definitions	84. In this section and sections 85 to 138,

“adverse claim” « opposition »	“adverse claim” includes a claim that a transfer was or would be wrongful or that a particular adverse person is the owner of or has an interest in a security;

“ bona fide purchaser” « acheteur de bonne foi »

“bona fide purchaser” means a purchaser for value in good faith and without notice of any adverse claim who takes delivery of a security in bearer form or order form or of a security in registered form issued to the purchaser or endorsed to the purchaser or endorsed in blank;

“clearing agency” « agence de compensation et de dépôt »	“clearing agency” means a person designated as a recognized clearing agency by the Superintendent;

“delivery” « livraison » ou « remise »	“delivery” means voluntary transfer of possession;

“fungible” « fongibles »	“fungible”, in respect of securities, means securities of which any unit is, by nature or usage of trade, the equivalent of any other like unit;

“genuine” « authentique »	“genuine” means free of forgery or counterfeit;

“good faith” « bonne foi »	“good faith” means honesty in fact in the conduct of the transaction concerned;

“over-issue” « émission excédentaire »	“over-issue” means the issue of securities in excess of any maximum number of securities that the issuer is authorized to issue;

“purchaser” « acquéreur »	“purchaser” means a person who takes an interest in a security by sale, mortgage, pledge, issue, reissue, gift or any other voluntary transaction;

“securities broker”	“securities broker” means a person who is engaged for all or part of the person’s time in the

« courtier »	business of buying and selling securities and who, in the transaction concerned, acts for, or buys a security from, or sells a security to, a customer;

“security” or “security certificate” « valeur mobilière » ou « certificat de valeur mobilière »

“security” or “security certificate” means an instrument issued by a company that is

(a) in bearer, order or registered form,

(b) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment,

(c) one of a class or series or by its terms divisible into a class or series of instruments, and

(d) evidence of a share, participation or other interest in or obligation of a company,

but does not include an instrument evidencing a deposit;

“trust indenture” « acte de fiducie »	“trust indenture” has the meaning given that expression by section 299;

“unauthorized” « non autorisé »	“unauthorized”, in relation to a signature or an endorsement, means a signature or an endorsement made without actual, implied or apparent authority, and includes a forgery;

“uncertificated security” « valeur mobilière sans certificat »

“uncertificated security” means a security, not evidenced by a security certificate, the issue and any transfer of which is registered or recorded in records maintained for that purpose by or on behalf of a company;

“valid” « valide »	“valid” means issued in accordance with the applicable law or validated under section 100.

Provisions governing transfers of securities	85. The transfer of a security is governed by sections 86 to 138.

Security a negotiable instrument

86. (1) A security is a negotiable instrument but, in the case of any inconsistency between the provisions of the Bills of Exchange Act and this Act, this Act prevails to the extent of the inconsistency.

Bearer form	(2) A security is in bearer form if it is payable to bearer according to its terms and not by reason of any endorsement.

Order form

(3) A security is in order form where the security is not a share and, by its terms, it is payable to the order or assigns of any person therein specified with reasonable certainty or to the person or the person’s order.

Registered form

(4) A security is in registered form if

(a) it specifies a person entitled to the security or to the rights it evidences, and its transfer is capable of being recorded in a securities register; or

(b) it bears a statement that it is in registered form.

Status of guarantor	87. A guarantor for an issuer of a security is deemed to be an issuer to the extent of the guarantee, whether or not the guarantor’s obligation is noted on the security.

Rights of holder

88. (1) Subject to Part VII, every security holder is entitled at the holder’s option to a security certificate that complies with this Act or to a non-transferable written acknowledgement of the holder’s right to obtain a security certificate that complies with this Act from a company in respect of the securities of that company held by the security holder.

Fee for security certificate	(2) A company may charge a fee, not exceeding a prescribed amount, for a security certificate issued in respect of a transfer.

Joint holders

(3) A company is not required to issue more than one security certificate in respect of securities held jointly by several persons, and delivery of a security certificate to one of several joint holders is sufficient delivery to all joint holders of the security.

1991, c. 45, s. 88; 1999, c. 31, s. 214.

Signatures on security certificate

89. (1) A security certificate shall be signed manually

(a) by at least one director or officer of the company,

(b) by or on behalf of a registrar, transfer agent or branch transfer agent of the company, or

(c) by a trustee who certifies it in accordance with a trust indenture,

and any additional signatures required on a security certificate may be printed or otherwise mechanically produced thereon.

No manual signature required

(2) Notwithstanding subsection (1), a manual signature is not required on a security certificate representing a fractional share, on an option or a right to acquire a security or on a scrip certificate.

Continuation of signature

(3) Where a security certificate contains a printed or mechanically reproduced signature of a person, the company may issue the security certificate, notwithstanding that the person has ceased to be a director or an officer of the company, and the security certificate is as valid as if the person were a director or an officer at the date of its issue.

Contents of share certificate

90. There shall be stated on the face of each share certificate issued by a company after the coming into force of this section

(a) the name of the company;

(b) a statement that the company is subject to the Trust and Loan Companies Act;

(c) the name of the person to whom the share certificate is issued; and

(d) the number and class of shares and the designation of any series that the certificate represents.

Restrictions and constraints

91. (1) If a security certificate issued by a company is or becomes subject to

(a) a restriction on its transfer other than a constraint under Part VII, or

(b) a lien in favour of the company,

the restriction or lien is ineffective against a transferee of the security who has no actual knowledge of it, unless the restriction or lien or a reference to it is noted conspicuously on the security certificate.

Limit on restriction

(2) Where any of the issued shares of a company are or were part of a distribution to the public and remain outstanding and are held by more than one person, the company shall not have a restriction on the issue, transfer or ownership of its shares of any class or series except by way of a constraint under Part VII.

Transitional

(3) If a body corporate that is continued as a company under this Act has outstanding security certificates and the words “private company” or “private corporation” appear on the certificates, those words are deemed to be a notice of a restriction or lien for the purposes of subsection (1).

Particulars of class

92. (1) There shall be stated legibly on a share certificate issued after the coming into force of this section by a company that is authorized to issue shares of more than one class or series

(a) the rights, privileges, restrictions and conditions attached to the shares of each class and series existing when the share certificate is issued; or

(b) that the class or series of shares that the certificate represents has rights, privileges, restrictions or conditions attached thereto and that the company will furnish a shareholder, on demand and without charge, with a full copy of

(i) the text of the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series in so far as those rights, privileges, restrictions and conditions have been fixed by the directors, and

(ii) the text of the authority of the directors, if the directors are so authorized, to fix the rights, privileges, restrictions and conditions of subsequent series of shares.

Duty

(2) Where a share certificate issued by a company contains the statement mentioned in paragraph (1)(b), the company shall provide a shareholder, on demand and without charge, with a full copy of the texts referred to in subparagraphs (1)(b)(i) and (ii).

Fractional share

93. A company may issue a certificate for a fractional share or may issue in place thereof a scrip certificate in bearer form that entitles the holder to receive a certificate for a full share by exchanging scrip certificates aggregating a full share.

Scrip certificates

94. The directors of a company may attach conditions to any scrip certificate issued by the company, including conditions that

(a) the scrip certificate becomes void if not exchanged for a share certificate representing a full share before a specified date; and

(b) any shares for which the scrip certificate is exchangeable may, notwithstanding any pre-emptive right, be issued by the company to any person and the proceeds thereof may be distributed rateably to the holders of all the scrip certificates.

Holders of fractional shares	95. (1) A holder of a fractional share issued by a company is not entitled to exercise voting rights or to receive a dividend in respect of the fractional share.

Holders of scrip certificates	(2) A holder of a scrip certificate is not entitled to exercise voting rights or to receive a dividend in respect of the scrip certificate.

Dealings with registered holder

96. (1) A company or a trustee within the meaning of section 299 may, subject to subsections 140(2) to (5) and sections 141 to 144 and 148, treat the registered owner of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payment in respect of the security and to exercise all of the rights and powers of an owner of the security.

Constructive registered holder

(2) Notwithstanding subsection (1), a company may treat a person as a registered security holder entitled to exercise all of the rights of the security holder that the person represents, if that person provides the company with evidence as described in subsection 130(4) that the person is

(a) the heir or personal representative of a deceased security holder or the personal representative of the heirs of the deceased security holder;

(b) the personal representative of a registered security holder who is an infant, an incompetent person or a missing person; or

(c) a liquidator of, or a trustee in bankruptcy for, a registered security holder.

Permissible registered holder

(3) If a person on whom the ownership of a security of a company devolves by operation of law, other than a person described in subsection (2), provides proof of that person’s authority to exercise rights or privileges in respect of a security of the company that is not registered in the person’s name, the company shall, subject to this Act, treat that person as entitled to exercise those rights or privileges.

Immunity of company

(4) A company is not required to inquire into the existence of, or see to the performance or observance of, any duty owed to a third person by a registered holder of any of its securities or by anyone whom it treats, as permitted or required by this Part, as the owner or registered holder thereof.

Infant owner	97. If an infant exercises any rights of ownership in the securities of a company, no subsequent repudiation or avoidance is effective against the company.

Joint shareholders

98. A company may treat as owners of a security the survivors of persons to whom the security was issued as joint holders, if the company receives proof satisfactory to it of the death of any of the joint holders.

Transmission of securities

99. (1) Subject to the provisions of Part VII and any applicable law relating to the collection of taxes, a person referred to in paragraph 96(2)(a) is entitled to become registered as the owner of a security, or to designate another person to be registered as the owner of a security, if the person referred to in paragraph 96(2)(a) delivers to the company or its transfer agent

(a) the original grant of probate or of letters of administration, or a copy thereof certified to be a true copy by

(i) the court that granted the probate or letters of administration,

(ii) a company that is a trust company pursuant to subsection 57(2) or a trust company incorporated by or under the laws of a province, or

(iii) a lawyer or notary acting on behalf of the person referred to in paragraph 96(2)(a), or

(b) in the case of transmission by notarial will in the Province of Quebec, a copy thereof authenticated pursuant to the laws of that Province,

together with

(c) an affidavit or declaration of transmission made by the person referred to in paragraph 96(2)(a) that states the particulars of the transmission, and

(d) the security certificate that was owned by the deceased holder

(i) in the case of a transfer to the person referred to in paragraph 96(2)(a), with or without the endorsement of that person, and

(ii) in the case of a transfer to any other person, endorsed in accordance with section 114,

and accompanied by any assurance the company may require under section 130.

Excepted transmissions	(2) Notwithstanding subsection (1), if the laws of the jurisdiction governing the transmission of a security of a deceased holder do not require a grant of probate or of letters of administration in respect of the transmission, a personal representative of the deceased holder is entitled, subject to Part VII and any applicable law relating to the collection of taxes, to become registered as the owner or to designate a person to be registered as the owner, if the personal representative delivers to the company or its transfer agent the following documents, namely,

(a) the security certificate that was owned by the deceased holder; and

(b) reasonable proof of the governing laws, of the deceased holder’s interest in the security and of the right of the personal representative or the designated person to become the registered shareholder.

Right of company to treat as owner

(3) Subject to Part VII, delivery of the documents referred to in this section empowers a company or its transfer agent to record in a securities register the transmission of a security from the deceased holder to a person referred to in paragraph 96(2)(a) or to such person as the person referred to in that paragraph may designate and, thereafter, to treat the person who becomes so registered as the owner of that security.

Over-issue

100. (1) The provisions of this Part that validate a security or compel its issue or reissue do not apply to the extent that a validation, issue or reissue would result in over-issue, but

(a) if a valid security similar in all respects to the security involved in the over-issue is reasonably available for purchase, the person entitled to the validation or issue may compel the issuer to purchase and deliver such a security to that person against surrender of the security that the person holds; or

(b) if a valid security similar in all respects to the security involved in the over-issue is not reasonably available for purchase, the person entitled to the validation or issue may recover from the issuer an amount equal to the price the last purchaser for value paid for the invalid security.

Retroactive validation

(2) Where an issuer is subsequently authorized to issue securities of a number equal to or exceeding the number of securities previously authorized plus the amount of the securities over-issued, the securities so over-issued are valid from the date of their issue.

Payment not a purchase or redemption	(3) A purchase or payment by an issuer under subsection (1) is not a purchase or payment in respect of which section 74 or 80 applies.

Burden of proof

101. In any action on a security,

(a) unless specifically denied in the pleadings, each signature on the security or in a necessary endorsement is admitted;

(b) a signature on the security is presumed to be genuine and authorized but, if the effectiveness of the signature is put in issue, the burden of establishing that it is genuine and authorized is on the party claiming under the signature;

(c) if a signature is admitted or established, production of the instrument entitles a holder to recover on it unless the defendant establishes a defence or a defect going to the validity of the security; and

(d) if the defendant establishes that a defence or defect exists, the plaintiff has the burden of establishing that the defence or defect is ineffective against the plaintiff or any person under whom the plaintiff claims.

Securities fungible	102. Unless otherwise agreed, and subject to any applicable law, regulation or stock exchange rule, a person required to deliver securities may deliver any security of the specified issue in bearer form or registered in the name of the transferee or endorsed to the transferee or in blank.

Notice of defect

103. (1) Even against a purchaser for value and without notice of a defect going to the validity of a security, the terms of the security include those stated on the security and those incorporated therein by reference to another instrument, statute, rule, regulation or order to the extent that the terms so referred to do not conflict with the stated terms, but such a reference is not of itself notice to a purchaser for value of a defect going to the validity of the security, notwithstanding that the security expressly states that a person accepting it admits the notice.

Purchaser for value	(2) A security is valid in the hands of a purchaser for value without notice of any defect going to its validity.

Lack of genuineness	(3) Except as provided in section 104, the fact that a security is not genuine is a complete defence even against a purchaser for value and without notice.

Ineffective defences

(4) All defences of an issuer, including non-delivery and conditional delivery of a security but not including lack of genuineness, are ineffective against a purchaser for value without notice of the particular defence.

Staleness as defect notice

(5) After an event that creates a right to immediate performance of the principal obligation evidenced by a security, or that sets a date on or after which a security is to be presented or surrendered for redemption or exchange, a purchaser is deemed to have notice of any defect in its issue or of any defence of the issuer

(a) if the event requires the payment of money or the delivery of securities, or both, on presentation or surrender of the security, and the funds or securities are available on the date set for payment or exchange, and the purchaser takes the security more than one year after that date; or

(b) if the purchaser takes the security more than two years after the date set for presentation or surrender or the date on which the performance became due.

Unauthorized signature

104. An unauthorized signature on a security before or in the course of issue is ineffective, except that the signature is effective in favour of a purchaser for value and without notice of the lack of authority, if the signing has been done by

(a) an authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security, or of similar securities, or their immediate preparation for signing; or

(b) an employee of the issuer or of a person referred to in paragraph (a) who, in the ordinary course of the employee’s duties, handles the security.

Completion or alteration

105. (1) Where a security contains the signatures necessary to its issue or transfer but is incomplete in any other respect,

(a) any person may complete it by filling in the blanks in accordance with the person’s authority; and

(b) notwithstanding that the blanks are incorrectly filled in, the security as completed is enforceable by a purchaser who took it for value and without notice of the incorrectness.

Enforceability	(2) A completed security that has been improperly altered, even if fraudulently altered, remains enforceable, but only according to its original terms.

Warranties of agents

106. (1) A person signing a security, as authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security, warrants to a purchaser for value without notice that

(a) the security is genuine;

(b) the person’s acts in connection with the issue of the security are within the person’s authority; and

(c) the person has reasonable grounds for believing that the security is in the form and within the amount the issuer is authorized to issue.

Limitation of liability	(2) Unless otherwise agreed, a person referred to in subsection (1) does not assume any further liability for the validity of a security.

Title of purchaser

107. (1) Subject to Part VII, on delivery of a security the purchaser acquires the rights in the security that the purchaser’s transferor had or had authority to convey, except that the position of a purchaser who has been a party to any fraud or illegality affecting the security or who as a prior holder had notice of an adverse claim is not improved by taking from a later bona fide purchaser.

Title of bona fide purchaser	(2) A bona fide purchaser, in addition to acquiring the rights of a purchaser, also acquires the security free from any adverse claim.

Limited interest purchaser	(3) A purchaser of a limited interest acquires rights only to the extent of the interest purchased.

Deemed notice of adverse claim

108. A purchaser of a security, or any securities broker for a seller or purchaser, is deemed to have notice of an adverse claim if

(a) the security, whether in bearer form or registered form, has been endorsed “for collection” or “for surrender” or for some other purpose not involving transfer; or

(b) the security is in bearer form and has on it a statement that it is the property of a person other than the transferor, except that the mere writing of a name on a security is not such a statement.

Notice of fiduciary duty

109. Notwithstanding that a purchaser, or any securities broker for a seller or purchaser, has notice that a security is held for a third person by, or is registered in the name of or endorsed by, a fiduciary, neither the purchaser nor the securities broker has any duty to inquire into the rightfulness of the transfer or any notice of an adverse claim, except that if the purchaser or securities broker for the seller or purchaser knows that the consideration is to be used for, or that the transaction is for, the personal benefit of the fiduciary or is otherwise in breach of the fiduciary’s duty, the purchaser or securities broker is deemed to have notice of an adverse claim.

Staleness as notice

110. An event that creates a right to immediate performance of the principal obligation evidenced by a security or that sets a date on or after which the security is to be presented or surrendered for redemption or exchange is not of itself notice of an adverse claim, except in the case of a purchase

(a) made more than one year after any date set for such a presentation or surrender; or

(b) made more than six months after any date set for payment of money against such a presentation or surrender if funds are available for payment on that date.

Warranties to issuer

111. (1) A person who presents a security for registration of transfer or for payment or exchange warrants to the issuer that the person is entitled to the registration, payment or exchange, except that a purchaser for value without notice of an adverse claim who receives a new, reissued or re-registered security on registration of transfer warrants only that the purchaser has no knowledge of any unauthorized signature in a necessary endorsement.

Warranties to purchaser

(2) A person by transferring a security to a purchaser for value warrants only that

(a) the transfer is effective and rightful;

(b) the security is genuine and has not been materially altered; and

(c) the person knows of nothing that might impair the validity of the security.

Warranties of intermediary

(3) Where a security is delivered by an intermediary known by the purchaser to be entrusted with delivery of the security on behalf of another or with collection of a draft or other claim to be collected against that delivery, the intermediary by that delivery warrants only the intermediary’s own good faith and authority even if the intermediary has purchased or made advances against the draft or other claim to be collected against the delivery.

Warranties of pledgee

(4) A pledgee or other holder for purposes of security who redelivers a security received, or after payment and on order of the debtor delivers that security to a third person, gives only the warranties of an intermediary under subsection (3).

Warranties of securities broker

(5) A securities broker gives to the broker’s customer, to the issuer and to a purchaser, as the case may be, the warranties provided in subsections (1) to (4) and has the rights and privileges of a purchaser under those subsections, and those warranties of and in favour of the broker acting as an agent are in addition to warranties given by the broker’s customer and warranties given in favour of the broker’s customer.

Right to compel endorsement

112. Where a security in registered form is delivered to a purchaser without a necessary endorsement, the purchaser may become a bona fide purchaser only as of the time the endorsement is supplied, but against the transferor the transfer is complete on delivery and the purchaser has a specifically enforceable right to have any necessary endorsement supplied.

Definition of “appropriate person”

113. (1) In this section, section 114, subsections 121(1), 124(4) and 129(1) and section 133, “appropriate person” means

(a) the person specified by the security or by special endorsement to be entitled to the security;

(b) if a person described in paragraph (a) is described as a fiduciary but is no longer serving in the described capacity, either that person or that person’s successor;

(c) if the security or endorsement mentioned in paragraph (a) specifies more than one person as fiduciaries and one or more of those persons are no longer serving in the described capacity, the remaining fiduciary or fiduciaries, whether or not a successor has been appointed;

(d) if a person described in paragraph (a) is a natural person and is without capacity to act by reason of death, incompetence, minority or other reason, the person’s fiduciary;

(e) if the security or endorsement mentioned in paragraph (a) specifies more than one person with right of survivorship and by reason of death not all of the persons can sign, the survivor or survivors;

(f) a person having power to sign under any applicable law or a power of attorney; or

(g) to the extent that a person described in any of paragraphs (a) to (f) may act through an agent, the person’s authorized agent.

Determining an “appropriate person”

(2) Whether the person signing is an appropriate person is determined as of the time of signing, and an endorsement by such a person does not become unauthorized for the purposes of this Part by reason of any subsequent change of circumstances.

Endorsement

114. (1) An endorsement of a security in registered form is made when an appropriate person signs, either on the security or on a separate document, an assignment or transfer of the security or a power to assign or transfer it, or when the signature of an appropriate person is written without more on the back of the security.

Special or blank	(2) An endorsement may be special or in blank.

Blank endorsement	(3) An endorsement in blank includes an endorsement to bearer.

Special endorsement	(4) A special endorsement specifies the person to whom the security is to be transferred, or who has power to transfer it.

Right of holder	(5) A holder may convert an endorsement in blank into a special endorsement.

Immunity of endorser	115. Unless otherwise agreed, the endorser by the endorsement assumes no obligation that the security will be honoured by the issuer.

Partial endorsement	116. An endorsement purporting to be an endorsement of only part of a security representing units intended by the issuer to be separately transferable is effective to the extent of the endorsement.

Effect of failure by fiduciary to comply

117. Failure of a fiduciary to comply with a controlling instrument or with the law of the jurisdiction governing the fiduciary relationship, including any law requiring the fiduciary to obtain court approval of a transfer, does not render the fiduciary’s endorsement unauthorized for the purposes of this Part.

Effect of endorsement without delivery

118. An endorsement of a security, whether special or in blank, does not constitute a transfer until delivery of the security on which it appears or, if the endorsement is on a separate document, until delivery of both the security and that document.

Endorsement in bearer form	119. An endorsement of a security in bearer form may give notice of an adverse claim under section 108 but does not otherwise affect any of the holder’s rights.

Effect of unauthorized endorsement

120. (1) The owner of a security may assert the ineffectiveness of an endorsement against the issuer or any purchaser, other than a purchaser for value and without notice of an adverse claim, who has in good faith received a new, reissued or re-registered security on registration of transfer, unless the owner

(a) has ratified an unauthorized endorsement of the security; or

(b) is otherwise precluded from impugning the effectiveness of an unauthorized endorsement.

Liability of issuer	(2) An issuer who registers the transfer of a security on an unauthorized endorsement is liable for improper registration.

Warranties of guarantor of signature	121. (1) A person who guarantees the signature of an endorser of a security warrants that, at the time of signing, (a) the signature was genuine; (b) the signer was an appropriate person to endorse; and (c) the signer had legal capacity to sign.

Limitation of liability	(2) A person who guarantees the signature of an endorser does not otherwise warrant the rightfulness of the transfer to which the signature relates.

Warranties of guarantor of endorsement

(3) A person who guarantees the endorsement of a security warrants both the signature and the rightfulness, in all respects, of the transfer to which the signature relates, but an issuer may not require a guarantee of endorsement as a condition to registration of transfer.

Extent of warrantor’s liability

(4) The warranties referred to in subsections (1) to (3) are made to any person who, relying on the guarantee, takes or deals with the security, and the guarantor is liable to such a person for any loss resulting from breach of warranty.

Constructive delivery of a security

122. Delivery to a purchaser occurs when

(a) the purchaser or a person designated by the purchaser acquires possession of a security;

(b) the purchaser’s securities broker acquires possession of a security specially endorsed to or issued in the name of the purchaser;

(c) the purchaser’s securities broker sends the purchaser confirmation of the purchase and the broker in the broker’s records identifies a specific security as belonging to the purchaser; or

(d) in respect of an identified security to be delivered while still in the possession of a third person, that person acknowledges that it is held for the purchaser.

Constructive ownership of security	123. (1) A purchaser is the owner of a security held for the purchaser by a securities broker, but a purchaser is not a holder except in the cases referred to in paragraphs 122(b) and (c).

Ownership of part of fungible bulk	(2) If a security is part of a fungible bulk, a purchaser of the security is the owner of the proportionate interest in the fungible bulk.

Notice to securities broker of adverse claim

(3) Notice of an adverse claim received by a securities broker or by a purchaser after the broker takes delivery as a holder for value is not effective against the broker or the purchaser, except that, as between the broker and the purchaser, the purchaser may demand delivery of an equivalent security in respect of which no notice of an adverse claim has been received.

Delivery of security

124. (1) Unless otherwise agreed, if a sale of a security is made on a stock exchange or otherwise through securities brokers,

(a) the selling customer fulfils the customer’s duty to deliver when the customer delivers the security to the selling securities broker or to a person designated by the selling securities broker or causes an acknowledgement to be made to the selling securities broker that it is held for the selling securities broker; and

(b) the selling securities broker, including a correspondent broker, acting for a selling customer fulfils the securities broker’s duty to deliver by delivering the security or a like security to the buying securities broker or to a person designated by the buying securities broker or by effecting clearance of the sale in accordance with the rules of the exchange on which the transaction took place.

Duty to deliver

(2) Except as otherwise provided in this section and unless otherwise agreed, a transferor’s duty to deliver a security under a contract of purchase is not fulfilled until the transferor delivers the security in negotiable form to the purchaser or to a person designated by the purchaser, or causes an acknowledgement to be made to the purchaser that the security is held for the purchaser.

Delivery to securities broker	(3) A sale to a securities broker purchasing for the securities broker’s own account is subject to subsection (2) and not subsection (1), unless the sale is made on a stock exchange.

Transfer through clearing agency

(4) If a security shown in the records of a clearing agency is evidenced by

(a) a security certificate in the custody of the clearing agency or a custodian, or a nominee of either, subject to the instructions of the clearing agency, and is in bearer form or endorsed in blank by an appropriate person or registered in the name of the clearing agency or a custodian, or of a nominee of either, or

(b) an uncertificated security registered or recorded in records maintained by or on behalf of the company in the name of the clearing agency or a custodian, or of a nominee of either, subject to the instructions of the clearing agency, then, in addition to other methods, a transfer or pledge of the security or any interest therein may be effected by the making of an appropriate entry in the records of the clearing agency.

Interest in fungible bulk

(5) Under subsections (4) to (10), entries may be in respect of like securities or interests therein as part of a fungible bulk and may refer merely to a quantity of a particular security without reference to the name of the registered owner, certificate or bond number or the like and, in appropriate cases, may be on a net basis taking into account other transfers or pledges of the same security.

Constructive endorsement and delivery

(6) A transfer or pledge under subsections (4) to (10) has the effect of a delivery of a security in bearer form or duly endorsed in blank representing the amount of the obligation or the number of shares or rights transferred or pledged.

Idem

(7) If a pledge or the creation of a security interest is intended, the making of entries has the effect of a taking of delivery by the pledgee or a secured party and the pledgee or secured party shall be deemed to have taken possession for all purposes.

Holder

(8) A person depositing a security certificate or an uncertificated security with a clearing agency, or a transferee or pledgee of a security under subsections (4) to (10), is a holder of the security and shall be deemed to have possession of the security so deposited, transferred or pledged, as the case may be, for all purposes.

Not registration	(9) A transfer or pledge under subsections (4) to (10) does not constitute a registration of transfer under sections 129 to 136.

Error in records

(10) That entries made in the records of the clearing agency as provided in subsection (4) are not appropriate does not affect the validity or effect of the entries nor the liabilities or obligations of the clearing agency to any person adversely affected thereby.

Right to reclaim possession	125. (1) A person against whom the transfer of a security is wrongful for any reason, including the person’s incapacity, may, against anyone except a bona fide purchaser,

(a) reclaim possession of the security or obtain possession of any new security evidencing all or part of the same rights; or (b) claim damages.

Recovery where unauthorized endorsement

(2) If the transfer of a security is wrongful by reason of an unauthorized endorsement, the owner may reclaim possession of the security or a new security even from a bona fide purchaser if the ineffectiveness of the purported endorsement is asserted against the purchaser under section 120.

Remedies	(3) The right to reclaim possession of a security may be specially enforced, its transfer may be restrained and the security may be impounded pending litigation.

Right to requisites for registration

126. (1) Unless otherwise agreed, a transferor shall, on demand, supply a purchaser with proof of the transferor’s authority to transfer a security or with any other requisite that is necessary to obtain registration of the transfer of a security, but if the transfer is not for value, it is not necessary for a transferor to prove authority to transfer unless the purchaser pays the reasonable and necessary costs of the proof and transfer.

Rescission of transfer	(2) If a transferor fails to comply with a demand under subsection (1) within a reasonable time, the purchaser may reject or rescind the transfer.

Seizure of security	127. No seizure of a security or other interest evidenced thereby is effective until the person making the seizure obtains possession of the security.

No conversion if good faith delivery

128. An agent or bailee who in good faith, including observance of reasonable commercial standards if the agent or bailee is in the business of buying, selling or otherwise dealing with securities of a company, has received securities and sold, pledged or delivered them according to the instructions of the agent’s or bailee’s principal is not liable for conversion or for participation in breach of fiduciary duty even though the principal has no right to dispose of the securities.

Duty to register transfer

129. (1) Subject to Part VII, where a security in registered form is presented for transfer, the issuer shall register the transfer if

(a) the security is endorsed by an appropriate person;

(b) reasonable assurance is given that the endorsement is genuine and effective;

(c) the issuer has no duty to inquire into adverse claims or has discharged any such duty;

(d) all applicable laws relating to the collection of taxes have been complied with;

(e) the transfer is rightful or is to a bona fide purchaser; and

(f) the fee, if any, referred to in subsection 88(2) has been paid.

Liability for delay

(2) Where an issuer has a duty to register a transfer of a security, the issuer is liable to the person presenting it for registration for any loss resulting from any unreasonable delay in registration or from the failure or refusal to register the transfer.

Assurance of endorsements

130. (1) An issuer may require an assurance that each necessary endorsement on a security is genuine and effective by requiring a guarantee of the signature of the person endorsing the security and by requiring

(a) if the endorsement is by an agent, reasonable assurance of authority to sign;

(b) if the endorsement is by a fiduciary, evidence of appointment or incumbency;

(c) if there is more than one fiduciary, reasonable assurance that all who are required to sign have done so; and

(d) in any other case, assurance that corresponds as closely as practicable to the foregoing.

Definition of “guarantee of the signature”	(2) For the purposes of subsection (1), “guarantee of the signature” means a guarantee signed by or on behalf of a person whom the issuer believes, on reasonable grounds, to be a responsible person.

Standards	(3) An issuer may adopt reasonable standards to determine responsible persons for the purposes of subsection (2).

Definition of “evidence of appointment or incumbency”

(4) For the purposes of paragraph (1)(b), “evidence of appointment or incumbency” means

(a) in the case of a fiduciary appointed by a court and referred to in subsection 99(1), a copy of the certified court order referred to in subsection 99(1) and dated not earlier than sixty days before the day a security is presented for transfer; or

(b) in the case of any other fiduciary, a copy of a document showing the appointment or other evidence believed by the issuer to be appropriate.

Standards	(5) An issuer may adopt reasonable standards with respect to evidence referred to in paragraph (4)(b).

No notice to issuer

(6) An issuer is deemed not to have notice of the contents of any document referred to in subsection (4) that is obtained by the issuer except to the extent that the contents relate directly to appointment or incumbency.

Notice from additional documentation

131. If an issuer, in relation to a transfer, demands assurance other than an assurance specified in subsection 130(1) and obtains a copy of a will, trust or partnership agreement or a by-law or similar document, the issuer is deemed to have notice of all matters contained therein affecting the transfer.

Limited duty of inquiry

132. (1) An issuer to whom a security is presented for registration has a duty to inquire into adverse claims if

(a) the issuer receives written notice of an adverse claim at a time and in a manner that provides the issuer with a reasonable opportunity to act on it before the issue of a new, reissued or re-registered security and the notice discloses the name and address of the claimant, the registered owner and the issue of which the security is a part; or

(b) the issuer is deemed to have notice of an adverse claim from a document that it obtained under section 131.

Discharge of duty

(2) An issuer may discharge a duty of inquiry by any reasonable means, including notifying an adverse claimant by registered mail sent to the address provided by the adverse claimant or, if no such address has been provided, to the adverse claimant’s residence or regular place of business, that a security has been presented for registration of transfer by a named person and that the transfer will be registered unless, within thirty days after the date of mailing of the notice, either

(a) the issuer is served with a restraining order or other order of a court, or

(b) the issuer is provided with an indemnity bond sufficient in the issuer’s judgment to protect the issuer and any registrar, transfer agent or other agent of the issuer from any loss that may be incurred by any of them as a result of complying with the adverse claim.

Inquiry into adverse claims

133. Unless an issuer is deemed to have notice of an adverse claim from a document that it obtained under section 131 or has received notice of an adverse claim under subsection 132(1), if a security presented for registration is endorsed by the appropriate person, the issuer has no duty to inquire into adverse claims and, in particular,

(a) an issuer registering a security in the name of a person who is a fiduciary or who is described as a fiduciary is not bound to inquire into the existence, extent or correct description of the fiduciary relationship and thereafter the issuer may assume without inquiry that the newly registered owner continues to be the fiduciary until the issuer receives written notice that the fiduciary is no longer acting as such with respect to the particular security;

(b) an issuer registering a transfer on an endorsement by a fiduciary has no duty to inquire into whether the transfer is made in compliance with the document or with the law of the jurisdiction governing the fiduciary relationship; and

(c) an issuer is deemed not to have notice of the contents of any court record or any registered document even if the record or document is in the issuer’s possession and even if the transfer is made on the endorsement of a fiduciary to the fiduciary specifically or to the fiduciary’s nominee.

Duration of notice of adverse claim	134. A written notice of adverse claim received by an issuer is effective for twelve months after the day it was received unless the notice is renewed in writing.

Limitation on issuer’s liability

135. (1) Except as otherwise provided in any applicable law relating to the collection of taxes, an issuer is not liable to the owner or any other person who incurs a loss as a result of the registration of a transfer of a security if

(a) the necessary endorsements were on or with the security; and

(b) the issuer had no duty to inquire into adverse claims or had discharged any such duty.

Duty of issuer on default

(2) If an issuer has registered a transfer of a security to a person not entitled to it, the issuer shall on demand deliver a like security to the owner unless

(a) the issuer is not liable by virtue of subsection (1);

(b) the owner is precluded by subsection 136(1) from asserting any claim; or

(c) the delivery would result in over-issue in respect of which section 100 applies.

Lost or stolen security

136. (1) Where a security has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the issuer of that fact by giving the issuer written notice of the owner’s adverse claim within a reasonable time after the owner knows of the loss, destruction or taking, then, if the issuer has registered a transfer of the security before receiving the notice, the owner is precluded from asserting against the issuer any claim to a new security.

Duty to issue new security

(2) Where the owner of a security claims that the security has been lost, destroyed or wrongfully taken, the issuer shall issue a new security in place of the original security if the owner

(a) so requests before the issuer has notice that the security has been acquired by a bona fide purchaser;

(b) provides the issuer with a sufficient indemnity bond; and

(c) satisfies any other reasonable requirements imposed by the issuer.

Duty to register transfer

(3) If, after the issue of a new security under subsection (2), a bona fide purchaser of the original security presents the original security for registration of transfer, the issuer shall register the transfer unless registration would result in over-issue in respect of which section 100 applies.

Right of issuer to recover

(4) In addition to the rights that an issuer has by reason of an indemnity bond, the issuer may recover the new security issued under subsection (2) from the person to whom it was issued or any person taking under that person other than a bona fide purchaser.

Authenticating agent’s duty	137. An authenticating trustee, registrar, transfer agent or other agent of an issuer has, in respect of the issue, registration of transfer and cancellation of a security of the issuer,

(a) a duty to the issuer to exercise good faith and reasonable diligence; and

(b) the same obligations to the holder or owner of a security and the same rights, privileges and immunities as the issuer.

Notice to agent	138. Notice to an authenticating trustee, registrar, transfer agent or other agent of an issuer is notice to the issuer in respect of the functions performed by the agent.

PART VI

CORPORATE GOVERNANCE

SHAREHOLDERS

Place of meetings

139. Meetings of shareholders of a company shall be held at the place within Canada provided for in the by-laws of the company or, in the absence of any such provision, at the place within Canada that the directors determine.

Calling meetings	140. (1) The directors of a company

(a) shall, after the meeting called pursuant to subsection 50(1), call the first annual meeting of shareholders of the company, which meeting must be held not later than six months after the end of the first financial year of the company, and subsequently call an annual meeting of shareholders, which meeting must be held not later than six months after the end of each financial year; and

(b) may at any time call a special meeting of shareholders.

Fixing record date	(2) For the purpose of determining shareholders

(a) entitled to receive payment of a dividend,

(b) entitled to participate in a liquidation distribution, or

(c) for any other purpose except the right to receive notice of, or to vote at, a meeting,

the directors may fix in advance a date as the record date for the determination of shareholders, but the record date so fixed shall not precede by more than fifty days the particular action to be taken.

Record date for meetings

(3) For the purpose of determining shareholders entitled to receive notice of a meeting of shareholders, the directors may fix in advance a date as the record date for the determination of shareholders, but the record date so fixed shall not precede by more than fifty days or by less than twenty-one days the date on which the meeting is to be held.

No record date fixed	(4) If no record date is fixed pursuant to subsection (2) or (3),

(a) the record date for the determination of shareholders for any purpose, other than to establish a shareholder’s right to receive notice of a meeting or to vote, is the day on which the directors pass the resolution relating to the particular purpose; and

(b) the record date for the determination of shareholders entitled to receive notice of, or to vote at, a meeting of shareholders is

(i) the day immediately preceding the day on which the notice is given, or

(ii) if no notice is given, the day on which the meeting is held.

When record date fixed

(5) When a record date is fixed for a company, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the central securities register at the close of business on the date the directors fix the record date, notice thereof shall, not less than seven days before the record date, be given

(a) by advertisement in a newspaper in general circulation in the place where the head office of the company is situated and in each place in Canada where the company has a transfer agent or where a transfer of the company’s shares may be recorded; and

(b) by written notice to each stock exchange, if any, in Canada on which the shares of the company are listed for trading.

Notice of meeting	141. (1) Notice of the time and place of a meeting of shareholders of a company shall be sent not less than twenty-one days or more than fifty days before the meeting

(a) to each shareholder entitled to vote at the meeting;

(b) to each director; and

(c) to the auditor of the company.

Publication in newspaper

(2) In addition to the notice required under subsection (1), where any class of shares of a company is publicly traded on a recognized stock exchange in Canada, notice of the time and place of a meeting of shareholders shall be published once a week for at least four consecutive weeks before the date of the meeting in a newspaper in general circulation in the place where the head office of the company is situated and in each place in Canada where the company has a transfer agent or where a transfer of the company’s shares may be recorded.

When notice not required

142. (1) A notice of a meeting of shareholders is not required to be sent to shareholders who were not registered on the records of the company or its transfer agent on the record date fixed or determined under subsection 140(3) or (4).

Effect of default	(2) Failure to receive a notice of a meeting of shareholders does not deprive a shareholder of the right to vote at the meeting.

Notice of adjourned meeting

143. (1) If a meeting of shareholders is adjourned for less than thirty days, it is not necessary, unless the by-laws otherwise provide, to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned.

Notice of continuation of meeting

(2) If a meeting of shareholders is adjourned by one or more adjournments for a total of thirty days or more, notice of the continuation of the meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for a total of more than ninety days, subsection 160.04(1) does not apply.

1991, c. 45, s. 143; 1997, c. 15, s. 346.

Special business

144. (1) All matters dealt with at a special meeting of shareholders and all matters dealt with at an annual meeting of shareholders, except consideration of the financial statements, auditor’s report, election of directors, remuneration of directors and reappointment of the incumbent auditor, are deemed to be special business.

Notice of special business	(2) Notice of a meeting of shareholders at which special business is to be transacted must

(a) state the nature of the special business in sufficient detail to permit a shareholder to form a reasoned judgment thereon; and

(b) contain the text of any special resolution to be submitted to the meeting.

Waiver of notice	145. (1) A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders.

Idem

(2) Attendance at a meeting of shareholders is a waiver of notice of the meeting, except when a person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

1991, c. 45, s. 145; 2001, c. 9, s. 495(F).

Shareholder’s proposal	146. (1) A shareholder entitled to vote at an annual meeting of shareholders of a company may

(a) submit to the company notice of any matter that the shareholder proposes to raise at the meeting; and

(b) discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal.

Management proxy

(2) A company that solicits proxies shall, in the management proxy circular required by subsection 160.05(1), set out any proposal of a shareholder submitted for consideration at a meeting of shareholders or attach the proposal to the management proxy circular.

Shareholder’s statement

(3) If so requested by a shareholder who submits a proposal to a company, the company shall include in the management proxy circular, or attach thereto, a statement by the shareholder of not more than two hundred words in support of the proposal and the name and address of the shareholder.

Nominations for directors

(4) A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5 per cent of the shares or 5 per cent of the shares of a class of shares of the company entitled to vote at the meeting to which the proposal is to be presented.

Conditions precedent for proposals	(5) A company is not required to comply with subsections (2) and (3) if

(a) the proposal is not submitted to the company at least ninety days before the anniversary date of the previous annual meeting of shareholders;

(b) it clearly appears that the proposal is submitted by the shareholder primarily for the purpose of enforcing a personal claim or redressing a personal grievance against the company or its directors, officers or security holders, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes;

(c) the company, at the shareholder’s request, included in a management proxy circular a proposal relating to a meeting of shareholders held within two years preceding the receipt of the request, and the shareholder failed to present the proposal, in person or by proxy, at the meeting;

(d) substantially the same proposal was submitted to shareholders in a management proxy circular or a dissident’s proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the shareholder’s request and the proposal was defeated; or

(e) the rights conferred by subsections (1) to (4) are being abused to secure publicity.

Immunity for proposal and statement	(6) No company or person acting on behalf of a company incurs any liability by reason only of circulating a proposal or statement in compliance with subsections (2) and (3).

1991, c. 45, s. 146; 1997, c. 15, s. 347.

Refusal of proposal

147. (1) If a company refuses to include a proposal in a management proxy circular, the company shall, within ten days after receiving the proposal, notify the shareholder submitting the proposal of its intention to omit the proposal from the management proxy circular and send to the shareholder a statement of the reasons for the refusal.

Appeal to court

(2) On the application of a shareholder claiming to be aggrieved by a company’s refusal under subsection (1), a court may restrain the holding of the meeting at which the proposal is sought to be presented and make any further order it thinks fit.

Idem

(3) A company or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting the company to omit the proposal from the management proxy circular, and the court, if it is satisfied that subsection 146(5) applies, may make such order as it thinks fit.

Notice to Superintendent

(4) An applicant under subsection (2) or (3) shall give the Superintendent written notice of the application and the Superintendent may appear and be heard at the hearing of the application in person or by counsel.

Shareholder list

148. (1) A company shall prepare a list, which may be in electronic form, of its shareholders entitled to receive notice of a meeting under paragraph 141(1)(a), arranged in alphabetical order and showing the number of shares held by each shareholder, which list must be prepared

(a) if a record date is fixed under subsection 140(3), not later than ten days after that date; or

(b) if no record date is fixed,

(i) at the close of business on the day immediately preceding the day on which the notice is given, or

(ii) where no notice is given, on the day on which the meeting is held.

Effect of list

(2) Where a company fixes a record date under subsection 140(3), a person named in the list prepared under paragraph (1)(a) is, subject to this Act, entitled to vote the shares shown opposite that person’s name at the meeting to which the list relates, except to the extent that

(a) the person has transferred the ownership of any of those shares after the record date, and

(b) the transferee of those shares

(i) produces properly endorsed share certificates, or

(ii) otherwise establishes that the transferee owns the shares,

and demands, not later than ten days before the meeting or such shorter period before the meeting as the by-laws of the company provide, that the transferee’s name be included in the list before the meeting, in which case the transferee may vote those transferred shares at the meeting.

Idem

(3) Where a company does not fix a record date under subsection 140(3), a person named in the list prepared under paragraph (1)(b) is, subject to this Act, entitled to vote the shares shown opposite that person’s name at the meeting to which the list relates, except to the extent that

(a) the person has transferred the ownership of any of those shares after the date on which a list was prepared under subparagraph (1)(b)(i), and

(b) the transferee of those shares

(i) produces properly endorsed share certificates, or

(ii) otherwise establishes that the transferee owns the shares,

and demands, not later than ten days before the meeting or such shorter period before the meeting as the by-laws of the company provide, that the transferee’s name be included in the list before the meeting, in which case the transferee may vote those transferred shares at the meeting.

Examination of list	(4) A shareholder of a company may examine the list of shareholders referred to in subsection (1)

(a) during usual business hours at the head office of the company or at the place where its central securities register is maintained; and

(b) at the meeting of shareholders for which the list was prepared.

1991, c. 45, s. 148; 2001, c. 9, s. 496.

Quorum

149. (1) Unless the by-laws otherwise provide, a quorum of shareholders is present at a meeting of shareholders if the holders of a majority of the shares who are entitled to vote at the meeting are present in person or represented by proxyholders.

Idem

(2) If a quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the by-laws otherwise provide, proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

Idem	(3) If a quorum is not present at the opening of a meeting of shareholders, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

One shareholder meeting

150. If a company has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or represented by a proxyholder constitutes a meeting of shareholders or a meeting of shareholders of that class or series.

One share — one vote	151. (1) Where a share of a company entitles the holder thereof to vote at a meeting of shareholders, that share entitles the shareholder to one vote at the meeting.

Exception	(2) Notwithstanding subsection (1), a share of a former-Act company issued

(a) on or before September 27, 1990 that entitled the holder to more than one vote, or to a fraction of a vote, at a meeting of shareholders in respect of that share, or

(b) after September 27, 1990 pursuant to the conversion of a security of the former-Act company that was issued with such conversion privilege prior to that date continues to entitle that holder or any subsequent holder of the share to exercise such voting rights.

Representative shareholder

152. (1) If an entity is a shareholder of a company, the company shall recognize any natural person authorized by a resolution of the directors or governing body or similar authority of the entity to represent it at meetings of shareholders of the company.

Idem

(2) A natural person authorized under subsection (1) to represent an entity may exercise on behalf of the entity all the powers the entity could exercise if it were a natural person as well as a shareholder.

Joint shareholders

153. Unless the by-laws otherwise provide, if two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons who are present in person or represented by proxyholder vote, they shall vote as one on the shares jointly held by them.

Voting by hands or ballot

154. (1) Unless the by-laws otherwise provide, voting at a meeting of shareholders shall take place by show of hands except when a ballot is demanded by either a shareholder or proxyholder entitled to vote at the meeting.

Ballot	(2) A shareholder or proxyholder may demand a ballot either before or after any vote by show of hands.

Resolution in lieu of meeting	155. (1) Except where a written statement is submitted by a director under section 178 or by an auditor under subsection 326(1),

(a) a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

(b) a resolution in writing dealing with all matters required by this Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of this Act relating to meetings of shareholders.

Filing resolution	(2) A copy of every resolution referred to in subsection (1) shall be kept with the minutes of the meetings of shareholders.

Requisitioned meeting

156. (1) Shareholders who together hold not less than 5 per cent of the issued and outstanding shares of a company that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Form	(2) A requisition referred to in subsection (1)

(a) must state the business to be transacted at the meeting and must be sent to each director and to the head office of the company; and

(b) may consist of several documents of like form, each signed by one or more shareholders.

Directors calling meeting	(3) On receipt of a requisition referred to in subsection (1), the directors shall call a meeting of shareholders to transact the business stated in the requisition, unless

(a) a record date has been fixed under subsection 140(3) and notice thereof has been given under subsection 140(5);

(b) the directors have called a meeting of shareholders and have given notice thereof under section 141; or

(c) the business of the meeting as stated in the requisition includes matters described in paragraphs 146(5)(b) to (e).

Shareholders’ power	(4) If the directors do not call a meeting within twenty-one days after receiving the requisition referred to in subsection (1), any shareholder who signed the requisition may call the meeting.

Procedure	(5) A meeting called under this section shall be called as nearly as possible in the manner in which meetings are to be called pursuant to the by-laws and this Act.

Reimbursement

(6) Unless the shareholders otherwise resolve at a meeting called under subsection (4), the company shall reimburse the shareholders for any expenses reasonably incurred by them in requisitioning, calling and holding the meeting.

Meeting called by court	157. (1) Where it is impracticable

(a) to call a meeting of shareholders of a company in the manner in which meetings of those shareholders are to be called, or

(b) to conduct the meeting in the manner required by the by-laws and this Act,

or where a court thinks fit to do so for any other reason, the court, on the application of a director or a shareholder entitled to vote at the meeting, may order a meeting to be called, held and conducted in such manner as the court directs.

Varying quorum

(2) Without restricting the generality of subsection (1), a court may order that the quorum required by the by-laws or this Act be varied or dispensed with at a meeting called, held and conducted pursuant to this section.

Valid meeting	(3) A meeting called, held and conducted pursuant to this section is for all purposes a meeting of shareholders of the company duly called, held and conducted.

Court review of election	158. (1) A company or a shareholder or director of a company may apply to a court to resolve any dispute in respect of the election or appointment of a director or an auditor of the company.

Powers of court	(2) On an application under subsection (1), a court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining a director or auditor whose election or appointment is challenged from acting pending determination of the dispute;

(b) an order declaring the result of the disputed election or appointment;

(c) an order requiring a new election or appointment, and including in the order directions for the management of the business and affairs of the company until a new election is held or the new appointment is made; and

(d) an order determining the voting rights of shareholders and of persons claiming to own shares.

Notice to Superintendent

159. (1) A person who makes an application under subsection 157(1) or 158(1) shall give notice of the application to the Superintendent before the hearing and shall deliver a copy of the order of the court, if any, to the Superintendent.

Superintendent representation	(2) The Superintendent may appear and be heard in person or by counsel at the hearing of an application referred to in subsection (1).

Pooling agreement	160. A written agreement between two or more shareholders may provide that in exercising voting rights the shares held by them will be voted as provided in the agreement.

PROXIES

Definitions	160.01 The definitions in this section apply in this section and in sections 160.02 to 160.08.

“registrant” « courtier agréé »	“registrant” means a securities broker or dealer required to be registered to trade or deal in securities under the laws of any jurisdiction.

“solicit” or “solicitation” « sollicitation »	“solicit” or “solicitation” includes

(a) a request for a proxy, whether or not accompanied by or included in a form of proxy,

(b) a request to execute or not to execute a form of proxy or to revoke a proxy,

(c) the sending of a form of proxy or other communication to a shareholder under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy, and

(d) the sending of a form of proxy to a shareholder under section 160.04,

but does not include

(e) the sending of a form of proxy in response to an unsolicited request made by or on behalf of a shareholder,

(f) the performance of administrative acts or professional services on behalf of a person soliciting a proxy,

(g) the sending by a registrant of the documents referred to in section 160.07, or

(h) a solicitation by a person in respect of shares of which that person is the beneficial owner.

“solicitation by or on behalf of the management of a company” « sollicitation effectuée par la direction d’une société ou pour son compte »

“solicitation by or on behalf of the management of a company” means a solicitation by any person pursuant to a resolution or instruction of, or with the acquiescence of, the directors or a committee of the directors of the company.

1997, c. 15, s. 348.

Appointing proxyholder

160.02 (1) A shareholder who is entitled to vote at a meeting of shareholders may, by executing a form of proxy, appoint a proxyholder or one or more alternate proxyholders, who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

Execution of proxy	(2) A form of proxy shall be executed by a shareholder or by a shareholder’s attorney authorized in writing to do so.

Limit on authority

(3) No appointment of a proxyholder provides authority for the proxyholder to act in respect of the appointment of an auditor or the election of a director unless a nominee proposed in good faith for the appointment or election is named in the form of proxy, a management proxy circular, a dissident’s proxy circular or a proposal under subsection 146(1).

Required information

(4) A form of proxy must indicate, in bold-face type, that the shareholder by whom or on whose behalf it is executed may appoint a proxyholder, other than a person designated in the form of proxy, to attend and act on the shareholder’s behalf at a meeting to which the proxy relates, and must contain instructions as to the manner in which the shareholder may do so.

Validity of proxy	(5) A proxy is valid only at the meeting in respect of which it is given or at a continuation of the meeting after an adjournment.

Revocation of proxy	(6) A shareholder may revoke a proxy

(a) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing to do so

(i) at the head office of the company at any time up to and including the last business day before the day of a meeting, or a continuation of the meeting after an adjournment, at which the proxy is to be used, or

(ii) with the chairperson of the meeting on the day of the meeting or a continuation of the meeting after an adjournment; or

(b) in any other manner permitted by law.

1997, c. 15, s. 348.

Deposit of proxies

160.03 The directors may specify, in a notice calling a meeting of shareholders or a continuation of a meeting of shareholders after an adjournment, a time before which executed forms of proxy to be used at the meeting or the continued meeting must be deposited with the company or its transfer agent. The time specified must not be more than forty-eight hours, excluding Saturdays and holidays, before the meeting or the continued meeting.

1997, c. 15, s. 348.

Mandatory solicitation

160.04 (1) Subject to subsection 143(2) and subsection (2), the management of a company shall, concurrently with giving notice of a meeting of shareholders, send a form of proxy in prescribed form to each shareholder entitled to receive notice of the meeting.

Exception

(2) If a company has fewer than fifteen shareholders, the management of the company is not required to send a form of proxy to the shareholders under subsection (1). For the purpose of this subsection, two or more joint shareholders are counted as one shareholder.

1997, c. 15, s. 348.

Soliciting proxies	160.05 (1) A person shall not solicit proxies unless

(a) in the case of solicitation by or on behalf of the management of a company, a management proxy circular in prescribed form, either as an appendix to, or as a separate document accompanying, the notice of the meeting, is sent to the auditor of the company and to each shareholder whose proxy is solicited; and

(b) in the case of any other solicitation, a dissident’s proxy circular in prescribed form stating the purposes of the solicitation is sent to the auditor of the company, to each shareholder whose proxy is solicited and to the company.

Copy to Superintendent	(2) A person who sends a management proxy circular or dissident’s proxy circular shall at the same time file with the Superintendent

(a) in the case of a management proxy circular, a copy of it together with a copy of the notice of meeting, form of proxy and any other documents for use in connection with the meeting; and

(b) in the case of a dissident’s proxy circular, a copy of it together with a copy of the form of proxy and any other documents for use in connection with the meeting.

Exemption by Superintendent

(3) On the application of an interested person, the Superintendent may, on any terms that the Superintendent thinks fit, exempt the person from any of the requirements of subsection (1) and section 160.04, and the exemption may be given retroactive effect.

Reporting exemptions	(4) The Superintendent shall set out in a periodical available to the public the particulars of each exemption granted under subsection (3) together with the reasons for the exemption.

1997, c. 15, s. 348.

Attendance at meeting

160.06 (1) A person who solicits a proxy and is appointed proxyholder shall attend in person or cause an alternate proxyholder to attend every meeting in respect of which the proxy is valid, and the proxyholder or alternate proxyholder shall comply with the directions of the shareholder who executed the form of proxy.

Rights of proxyholder

(2) A proxyholder or an alternate proxyholder has the same rights as the appointing shareholder to speak at a meeting of shareholders in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at the meeting in respect of any matter by way of a show of hands.

Vote by show of hands

(3) Where the chairperson of a meeting of shareholders declares to the meeting that, if a ballot were conducted, the total number of votes represented at the meeting by proxy required to be voted against what, to the knowledge of the chairperson, would be the decision of the meeting in relation to any matter or group of matters is less than five per cent of all the votes that might be cast at the meeting on the ballot, unless a shareholder or proxyholder demands a ballot,

(a) the chairperson may conduct the vote in respect of that matter or group of matters by way of a show of hands; and

(b) a proxyholder or alternate proxyholder may vote in respect of that matter or group of matters by way of a show of hands.

1997, c. 15, s. 348.

Duty of registrant

160.07 (1) Shares of a company that are registered in the name of a registrant or registrant’s nominee and that are not beneficially owned by the registrant shall not be voted unless the registrant sends to the beneficial owner

(a) a copy of the notice of the meeting, annual statement, management proxy circular, dissident’s proxy circular and any other documents, other than the form of proxy, that were sent to shareholders by or on behalf of any person for use in connection with the meeting; and

(b) a written request for voting instructions, except where the registrant has already received written voting instructions from the beneficial owner.

When documents to be sent	(2) The documents to be sent to the beneficial owner under subsection (1) shall be sent by the registrant without delay after the registrant receives the documents referred to in paragraph (1)(a).

Where registrant not to vote shares

(3) A registrant shall not vote or appoint a proxyholder to vote shares of a company registered in the registrant’s name or in the name of the registrant’s nominee that the registrant does not beneficially own unless the registrant receives voting instructions from the beneficial owner.

Copies

(4) A person by or on behalf of whom a solicitation is made shall, at the request of a registrant, without delay provide the registrant, at that person’s expense, with the necessary number of copies of the documents referred to in paragraph (1)(a).

Instructions to registrant	(5) A registrant shall vote or appoint a proxyholder to vote any shares referred to in subsection (1) in accordance with any written voting instructions received from the beneficial owner.

Beneficial owner as proxyholder	(6) If requested by a beneficial owner, a registrant shall appoint the beneficial owner or a nominee of the beneficial owner as proxyholder.

Default of registrant — effect	(7) The failure of a registrant to comply with any of subsections (1) to (6) does not render void any meeting of shareholders or any action taken at the meeting.

Right of registrant limited	(8) Nothing in this Part gives a registrant the right to vote shares that the registrant is otherwise prohibited from voting.

1997, c. 15, s. 348.

Restraining order

160.08 (1) If a form of proxy, management proxy circular or dissident’s proxy circular contains an untrue statement of a material fact or omits to state a material fact that is required to be contained in it or that is necessary to make a statement contained in it not misleading in light of the circumstances in which the statement is made, an interested person or the Superintendent may apply to a court and the court may make any order it thinks fit, including

(a) an order restraining the solicitation or the holding of the meeting, or restraining any person from implementing or acting on a resolution passed at the meeting, to which the form of proxy, management proxy circular or dissident’s proxy circular relates;

(b) an order requiring correction of any form of proxy or proxy circular and a further solicitation; and

(c) an order adjourning the meeting.

Notice of application

(2) Where a person other than the Superintendent is an applicant under subsection (1), the applicant shall give notice of the application to the Superintendent and the Superintendent is entitled to appear and to be heard in person or by counsel.

1997, c. 15, s. 348.

DIRECTORS AND OFFICERS

Duties

Duty to manage	161. (1) Subject to this Act, the directors of a company shall manage or supervise the management of the business and affairs of the company.

Specific duties	(2) Without limiting the generality of subsection (1), the directors of a company shall

(a) establish an audit committee to perform the duties referred to in subsections 198(3) and (4);

(b) establish a conduct review committee to perform the duties referred to in subsection 199(3);

(c) establish procedures to resolve conflicts of interest, including techniques for the identification of potential conflict situations and for restricting the use of confidential information;

(d) designate a committee of the board of directors to monitor the procedures referred to in paragraph (c);

(e) establish procedures to provide disclosure of information to customers of the company that is required to be disclosed by this Act and for dealing with complaints as required by subsection 441(1);

(f) designate a committee of the board of directors to monitor the procedures referred to in paragraph (e) and satisfy itself that they are being adhered to by the company; and

(g) establish investment and lending policies, standards and procedures in accordance with section 450.

Exception	(3) Paragraphs (2)(a) and (b) do not apply to the directors of a company if

(a) all the voting shares of the company, other than directors’ qualifying shares, if any, are beneficially owned by a Canadian financial institution described by any of paragraphs (a) to (d) of the definition “financial institution” in section 2; and

(b) the audit committee or the conduct review committee of the Canadian financial institution performs for and on behalf of the company all the functions that would otherwise be required to be performed by the audit committee or conduct review committee of the company under this Act.

1991, c. 45, s. 161; 1997, c. 15, s. 349; 2001, c. 9, s. 497(F).

Duty of care	162. (1) Every director and officer of a company in exercising any of the powers of a director or an officer and discharging any of the duties of a director or an officer shall

(a) act honestly and in good faith with a view to the best interests of the company; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Duty to comply	(2) Every director, officer and employee of a company shall comply with this Act, the regulations, the company’s incorporating instrument and the by-laws of the company.

No exculpation

(3) No provision in any contract, in any resolution or in the by-laws of a company relieves any director, officer or employee of the company from the duty to act in accordance with this Act and the regulations or relieves a director, officer or employee from liability for a breach thereof.

Qualification and Number — Directors

Minimum number of directors	163. (1) A company shall have at least seven directors.

Residency requirement	(2) At least one half of the directors of a company that is a subsidiary of a foreign institution or of a prescribed holding body corporate of a foreign institution and at least two thirds of the directors of any other company must be, at the time of each director’s election or appointment, resident Canadians.

1991, c. 45, s. 163; 2001, c. 9, s. 498.

Disqualified persons	164. The following persons are disqualified from being directors of a company:

(a) a person who is less than eighteen years of age;

(b) a person who is of unsound mind and has been so found by a court in Canada or elsewhere;

(c) a person who has the status of a bankrupt;

(d) a person who is not a natural person;

(e) a person who is prohibited by section 386 or 399 from exercising voting rights attached to shares of the company;

(f) a person who is an officer, director or full time employee of an entity that is prohibited by section 386 or 399 from exercising voting rights attached to shares of the company;

(g) a person who is an agent or employee of Her Majesty in right of Canada or in right of a province;

(h) a minister of Her Majesty in right of Canada or in right of a province; and

(i) a person who is an agent or employee of the government of a foreign country or any political subdivision thereof.

1991, c. 45, s. 164; 1994, c. 47, s. 203; 1997, c. 15, s. 350.

No shareholder requirement	165. A director of a company is not required to hold shares of the company.

Affiliated person	166. The Governor in Council may make regulations specifying the circumstances under which a natural person is affiliated with a company for the purposes of this Act.

Affiliated director determination

166.1 (1) Notwithstanding section 166, the Superintendent may determine that a particular director is affiliated with a company for the purposes of this Act if, in the opinion of the Superintendent, the director has a significant or sufficient commercial, business or financial relationship with the company or with an affiliate of the company to the extent that the relationship can be construed as being material to the director and can reasonably be expected to affect the exercise of the director’s best judgment.

Notification by Superintendent	(2) A determination by the Superintendent under subsection (1)

(a) becomes effective on the day of the next annual meeting of the shareholders unless a notice in writing by the Superintendent revoking the determination is received by the company prior to that day; and

(b) ceases to be in effect on the day of the next annual meeting of the shareholders after a notice in writing by the Superintendent revoking the determination is received by the company.

1996, c. 6, s. 117.

Unaffiliated directors

167. (1) At the election of directors at each annual meeting of a company and at all times until the day of the next annual meeting, no more than two thirds of the directors may be persons affiliated with the company.

Exception

(2) Subsection (1) does not apply where all the voting shares of a company, other than directors’ qualifying shares, if any, are beneficially owned by a Canadian financial institution incorporated by or under an Act of Parliament.

Determination of affiliation

(3) For the purposes of subsection (1), whether or not a person is affiliated with a company shall be determined as at the day the notice of the annual meeting is sent to shareholders pursuant to section 141 and that determination becomes effective on the day of that meeting, and a person shall be deemed to continue to be affiliated or unaffiliated, as the case may be, until the next annual meeting of the shareholders.

Limit on directors

168. No more than 15 per cent of the directors of a company may, at each director’s election or appointment, be employees of the company or a subsidiary of the company, except that up to four persons who are employees of the company or a subsidiary of the company may be directors of the company if those directors constitute not more than one half of the directors of the company.

Election and Tenure — Directors

Number of directors

169. (1) Subject to subsection 163(1) and sections 172 and 222, the directors of a company shall, by by-law, determine the number of directors or the minimum and maximum number of directors, but no by-law that decreases the number of directors shortens the term of an incumbent director.

Election at annual meeting

(2) A by-law made pursuant to subsection (1) that provides for a minimum and maximum number of directors may provide that the number of directors to be elected at any annual meeting of the shareholders be such number as is fixed by the directors prior to the annual meeting.

Term of directors	170. (1) Except where this Act or the by-laws of a company provide for cumulative voting, a company may, by by-law, provide that the directors be elected for terms of one, two or three years.

Term of one, two or three years

(2) A director elected for a term of one, two or three years holds office until the close of the first, second or third annual meeting of shareholders, as the case may be, following the election of the director.

No stated term	(3) A director who is not elected for an expressly stated term of office ceases to hold office at the close of the next annual meeting of shareholders following the election of the director.

Tenure of office	(4) It is not necessary that all directors elected at a meeting of shareholders hold office for the same term.

Idem

(5) If a by-law of a company provides that the directors be elected for a term of two or three years, it may also provide that the term of office of each director be for the whole of that term, or that, as nearly as may be, one half of the directors retire each year if the term is two years, and that one third of the directors retire each year if the term is three years.

Composition requirements

(6) Where a director of a company is elected or appointed for a term of more than one year, the company shall comply with subsections 163(2) and 167(1) and section 168 at each annual meeting of shareholders during the director’s term of office as if that director were elected or appointed on that date.

Transitional	(7) Subsection (6) does not apply in respect of a former-Act company until the day of the third annual meeting of shareholders after the coming into force of this section.

Determining election of directors

171. (1) Except where this Act or the by-laws of a company provide for cumulative voting, the persons, to the number authorized to be elected, who receive the greatest number of votes at an election of directors of a company shall be the directors thereof.

Idem

(2) If, at any election of directors referred to in subsection (1), two or more persons receive an equal number of votes and there are not sufficient vacancies remaining to enable all the persons receiving an equal number of votes to be elected, the directors who receive a greater number of votes or the majority of them shall, in order to complete the full number of directors, determine which of the persons so receiving an equal number of votes are to be elected.

Cumulative voting	172. (1) Where this Act or the by-laws provide for cumulative voting,

(a) there shall be a stated number of directors fixed by by-law and not a minimum and maximum number of directors;

(b) each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes in favour of one candidate or distribute them among the candidates in any manner;

(c) a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two or more persons to be elected by a single vote;

(d) if a shareholder has voted for more than one candidate without specifying the distribution of the votes among the candidates, the shareholder is deemed to have distributed the votes equally among the candidates for whom the shareholder voted;

(e) if the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equals the number of positions to be filled;

(f) each director ceases to hold office at the close of the next annual meeting of shareholders following the director’s election;

(g) a director may not be removed from office if the votes cast against the removal would be sufficient to elect the director and those votes could be voted cumulatively at an election at which the same total number of votes were cast and the same number of directors required by the by-laws were then being elected; and

(h) the number of directors required by the by-laws may not be decreased if the votes cast against the motion to decrease would be sufficient to elect a director and those votes could be voted cumulatively at an election at which the same total number of votes were cast and the same number of directors required by the by-laws were then being elected.

Mandatory cumulative voting

(2) Where the aggregate of the voting shares beneficially owned by a person and any entities controlled by the person carries more than 10 per cent of the voting rights attached to all the outstanding voting shares of a company, the directors shall be elected by cumulative voting.

Exception	(3) Subsection (2) does not apply

(a) where all the voting shares of the company that are outstanding, other than directors’ qualifying shares, if any, are beneficially owned by

(i) one person,

(ii) one person and one or more entities controlled by that person,

(iii) one or more entities controlled by the same person; or

(b) in respect of a former-Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

Transitional election	(4) Where this Act or the by-laws of a company provide for cumulative voting, the shareholders of the company shall,

(a) at the first annual meeting of shareholders held not earlier than ninety days following the date that cumulative voting is required under subsection (2) or provided for in the by-laws, and

(b) at each succeeding annual meeting,

elect the stated number of directors to hold office until the close of the next annual meeting of shareholders following their election.

Exception	(5) Nothing in this Act precludes the holders of any class or series of shares of a company from having an exclusive right to elect one or more directors.

1991, c. 45, s. 172; 1997, c. 15, s. 352.

Re-election of directors	173. A director who has completed a term of office is, if otherwise qualified, eligible for re-election.

Incomplete Elections and Director Vacancies

Void election or appointment

174. (1) If, immediately after the time of any purported election or appointment of directors, the board of directors would fail to comply with subsection 163(2) or 167(1) or section 168, the purported election or appointment of all persons purported to be elected or appointed at that time is void unless the directors, within forty-five days after the discovery of the non-compliance, develop a plan, approved by the Superintendent, to rectify the non-compliance.

Failure to elect minimum

(2) Where, at the close of a meeting of shareholders of a company, the shareholders have failed to elect the number or minimum number of directors required by this Act or the by-laws of a company, the purported election of directors at the meeting

(a) is valid if the directors purported to be elected and those incumbent directors, if any, whose terms did not expire at the close of the meeting, together constitute a quorum; or

(b) is void if the directors purported to be elected and those incumbent directors, if any, whose terms did not expire at the close of the meeting, together do not constitute a quorum.

(3) and (4) [Repealed, 1997, c. 15, s. 353]

1991, c. 45, s. 174; 1997, c. 15, s. 353.

Directors where elections incomplete or void

175. (1) Notwithstanding subsections 170(2) and (3) and paragraphs 172(1)(f) and 176(1)(a), where subsection 174(1) or (2) applies at the close of any meeting of shareholders of a company, the board of directors shall, until their successors are elected or appointed, consist solely of

(a) where paragraph 174(2)(a) applies, the directors referred to in that paragraph; or

(b) where subsection 174(1) or paragraph 174(2)(b) applies, the persons who were the incumbent directors immediately before the meeting.

Where there is no	(2) Notwithstanding subsections 170(2) and (3) and paragraphs 172(1)(f) and 176(1)(a), where a approved rectification plan

plan to rectify the non-compliance referred to in subsection 174(1) has not been approved by the Superintendent by the end of the forty-five day period referred to in that subsection, the board of directors shall, until their successors are elected or appointed, consist solely of the persons who were the incumbent directors immediately before the meeting at which the purported election or appointment referred to in that subsection occurred.

Directors to call meeting

(3) Where subsection (1) or (2) applies, the board of directors referred to in that subsection shall without delay call a special meeting of shareholders to fill the vacancies, where paragraph 174(2)(a) applies, or elect a new board of directors, where subsection 174(1) or paragraph 174(2)(b) applies.

Shareholder may call meeting	(4) Where the directors fail to call a special meeting required by subsection (3), the meeting may be called by any shareholder.

1991, c. 45, s. 175; 1997, c. 15, s. 354.

Ceasing to hold office	176. (1) A director ceases to hold office

(a) at the close of the annual meeting at which the director’s term of office expires;

(b) when the director dies or resigns;

(c) when the director becomes disqualified under section 164 or ineligible to hold office pursuant to subsection 208(2);

(d) when the director is removed under section 177; or

(e) when the director is removed from office under section 509.1 or 509.2.

Date of resignation

(2) The resignation of a director of a company becomes effective at the time a written resignation is sent to the company by the director or at the time specified in the resignation, whichever is later.

1991, c. 45, s. 176; 2001, c. 9, s. 500.

Removal of director	177. (1) Subject to paragraph 172(1)(g), the shareholders of a company may by resolution at a special meeting remove any director or all the directors from office.

Exception

(2) Where the holders of any class or series of shares of a company have the exclusive right to elect one or more directors, a director so elected may be removed only by a resolution at a meeting of the shareholders of that class or series.

Vacancy by removal

(3) Subject to paragraphs 172(1)(b) to (e), a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed or, if not so filled, may be filled under section 181 or 182.

Statement of director	178. (1) A director who

(a) resigns,

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of removing the director from office, or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed or elected to fill the office of director, whether because of the director’s resignation or removal or because the director’s term of office has expired or is about to expire, is entitled to submit to the company a written statement giving the reasons for the resignation or the reasons why the director opposes any proposed action or resolution.

Statement re disagreement

(2) Where a director resigns as a result of a disagreement with the other directors or the officers of a company, the director shall submit to the company and the Superintendent a written statement setting out the nature of the disagreement.

Circulation of statement

179. (1) A company shall without delay on receipt of a director’s statement referred to in subsection 178 (1) relating to a matter referred to in paragraph 178(1)(b) or (c), or a director’s statement referred to in subsection 178(2), send a copy of it to each shareholder entitled to receive a notice of meetings and to the Superintendent, unless the statement is included in or attached to a management proxy circular required by subsection 160.05(1).

Immunity for statement	(2) No company or person acting on its behalf incurs any liability by reason only of circulating a director’s statement in compliance with subsection (1).

1991, c. 45, s. 179; 1997, c. 15, s. 355.

Shareholders filling vacancy	180. The by-laws of a company may provide that a vacancy among the directors is to be filled only

(a) by a vote of the shareholders; or

(b) by a vote of the holders of any class or series of shares having an exclusive right to elect one or more directors if the vacancy occurs among the directors elected by the holders of that class or series.

Directors filling vacancy

181. (1) Notwithstanding section 187 but subject to subsection (2) and sections 180 and 182, a quorum of directors may fill a vacancy among the directors except a vacancy among the directors resulting from a change in the by-laws by which the number or minimum number of directors is increased or from a failure to elect the number or minimum number of directors required by the by-laws.

Where composition fails

(2) Notwithstanding sections 180 and 187, where by reason of a vacancy the number of directors or the composition of the board of directors fails to meet any of the requirements of section 163, subsection 167(1) and section 168, the directors who, in the absence of any by-law, would be empowered to fill that vacancy shall do so forthwith.

Class vacancy

182. Notwithstanding section 187, where the holders of any class or series of shares of a company have an exclusive right to elect one or more directors and a vacancy occurs among those directors, then, subject to section 180,

(a) the remaining directors elected by the holders of that class or series may fill the vacancy except a vacancy resulting from an increase in the number or minimum number of directors for that class or series or from a failure to elect the number or minimum number of directors for that class or series;

(b) if there are no such remaining directors and, by reason of the vacancy, the number of directors or the composition of the board of directors fails to meet any of the requirements of section 163, subsection 167 (1) and section 168, the other directors may fill that vacancy; and

(c) if there are no such remaining directors and paragraph (b) does not apply, any holder of shares of that class or series may call a meeting of the holders thereof for the purpose of filling the vacancy.

Unexpired term	183. (1) Unless the by-laws otherwise provide, a director elected or appointed to fill a vacancy holds office for the unexpired term of the director’s predecessor in office.

Affiliation

(2) Notwithstanding subsection 167(3), the affiliation of a person to be elected or appointed to fill a vacancy shall be determined as at the date of the person’s election or appointment and that person shall be deemed to continue to be affiliated or unaffiliated, as the case may be, until the next annual meeting of the shareholders.

Additional directors	183.1 (1) The directors may appoint one or more additional directors where the by-laws of the company allow them to do so and the by-laws determine the minimum and maximum numbers of directors.

Term of office	(2) A director appointed under subsection (1) holds office for a term expiring not later than the close of the next annual meeting of shareholders of the company.

Limit on number appointed	(3) The total number of directors appointed under subsection (1) may not exceed one third of the number of directors elected at the previous annual meeting of shareholders of the company.

1997, c. 15, s. 356.

Meetings of the Board

Meetings required	184. (1) The directors shall meet at least four times during each financial year.

Place for meetings	(2) The directors may meet at any place unless the by-laws provide otherwise.

Notice for meetings	(3) The notice for the meetings must be given as required by the by-laws.

1991, c. 45, s. 184; 1997, c. 15, s. 357.

Notice of meeting

185. (1) A notice of a meeting of directors shall specify each matter referred to in section 202 that is to be dealt with at the meeting but, unless the by-laws otherwise provide, need not otherwise specify the purpose of or the business to be transacted at the meeting.

Waiver of notice

(2) A director may in any manner waive notice of a meeting of directors and the attendance of a director at a meeting of directors is a waiver of notice of that meeting except where the director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Adjourned meeting	(3) Notice of an adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting was announced at the original meeting.

Quorum

186. (1) Subject to section 187, the number of directors referred to in subsection (2) constitutes a quorum at any meeting of directors or a committee of directors and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Idem	(2) The number of directors constituting a quorum at any meeting of directors or a committee of directors shall be

(a) a majority of the minimum number of directors required by this Act for the board of directors or a committee of directors; or

(b) such greater number of directors than the number calculated pursuant to paragraph (a) as may be established by the by-laws of the company.

Director continues to be present

(3) Any director present at a meeting of directors who is not present at any particular time during the meeting for the purposes of subsection 208(1) shall be considered as being present for the purposes of this section.

Resident Canadian majority	187. (1) The directors of a company shall not transact business at a meeting of directors or of a committee of directors unless,

(a) in the case of a company that is the subsidiary of a foreign institution, at least one half, and

(b) in the case of any other company, a majority

of the directors present are resident Canadians.

Exception

(2) Notwithstanding subsection (1), the directors of a company may transact business at a meeting of directors or of a committee of directors without the required proportion of directors who are resident Canadians if

(a) a director who is a resident Canadian unable to be present approves, in writing or by telephonic, electronic or other communications facilities, the business transacted at the meeting; and

(b) there would have been present the required proportion of directors who are resident Canadians had that director been present at the meeting.

Presence of unaffiliated director	187.1 (1) The directors of a company shall not transact business at a meeting of directors unless at least one of the directors who is not affiliated with the company is present.

Exception

(2) Despite subsection (1), the directors of a company may transact business at a meeting of directors if a director who is not affiliated with the company and who is not able to be present approves, in writing or by telephonic, electronic or other communications facilities, the business transacted at the meeting.

Exception

(3) Subsection (1) does not apply if all the voting shares of the company, other than directors’ qualifying shares, if any, are beneficially owned by a Canadian financial institution incorporated by or under an Act of Parliament.

2001, c. 9, s. 501.

Electronic meeting

188. (1) Subject to the by-laws of a company, a meeting of directors or of a committee of directors may be held by means of such telephonic, electronic or other communications facilities as permit all persons participating in the meeting to communicate adequately with each other during the meeting.

Deemed present	(2) A director participating in a meeting by any means referred to in subsection (1) is deemed for the purposes of this Act to be present at that meeting.

Resolution outside board meeting	188.1 (1) A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors is as valid as if it had been passed at a meeting of directors.

Filing directors’ resolution	(2) A copy of the resolution referred to in subsection (1) shall be kept with the minutes of the proceedings of the directors.

Resolution outside committee meeting

(3) A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of a committee of directors, other than a resolution of the audit committee in carrying out its duties under subsection 198(3) or a resolution of the conduct review committee in carrying out its duties under subsection 199 (3), is as valid as if it had been passed at a meeting of that committee.

Filing committee resolution	(4) A copy of the resolution referred to in subsection (3) shall be kept with the minutes of the proceedings of that committee.

1997, c. 15, s. 358.

Dissent of director	189. (1) A director of a company who is present at a meeting of directors or a committee of directors is deemed to have consented to any resolution passed or action taken at that meeting unless

(a) the director requests that the director’s dissent be entered or the director’s dissent is entered in the minutes of the meeting;

(b) the director sends a written dissent to the secretary of the meeting before the meeting is adjourned; or

(c) the director sends the director’s dissent by registered mail or delivers it to the head office of the company immediately after the meeting is adjourned.

Loss of right to dissent	(2) A director of a company who votes for or consents to a resolution is not entitled to dissent under subsection (1).

Dissent of absent director

(3) A director of a company who is not present at a meeting at which a resolution is passed or action taken is deemed to have consented thereto unless, within seven days after the director becomes aware of the resolution, the director

(a) causes the director’s dissent to be placed with the minutes of the meeting; or

(b) sends the director’s dissent by registered mail or delivers it to the head office of the company.

Record of attendance	190. (1) A company shall keep a record of the attendance at each meeting of directors and each committee meeting of directors.

Statement to shareholders

(2) A company shall attach to the notice of each annual meeting it sends to its shareholders a statement showing, in respect of the financial year immediately preceding the meeting, the total number of directors’ meetings and directors’ committee meetings held during the financial year and the number of those meetings attended by each director.

1991, c. 45, s. 190; 1997, c. 15, s. 359.

Meeting required by Superintendent

191. (1) Where in the opinion of the Superintendent it is necessary, the Superintendent may, by notice in writing, require a company to hold a meeting of directors of the company to consider the matters set out in the notice.

Attendance of Superintendent	(2) The Superintendent may attend and be heard at a meeting referred to in subsection (1).

By-laws

By-laws	192. (1) Unless this Act otherwise provides, the directors of a company may by resolution make, amend or repeal any by-law that regulates the business or affairs of the company.

Shareholder approval

(2) The directors shall submit a by-law, or an amendment to or a repeal of a by-law, that is made under subsection (1) to the shareholders at the next meeting of shareholders, and the shareholders may, by resolution, confirm or amend the by-law, amendment or repeal.

Effective date of by-law

(3) Unless this Act otherwise provides, a by-law, or an amendment to or a repeal of a by-law, is effective from the date of the resolution of the directors under subsection (1) until it is confirmed, confirmed as amended or rejected by the shareholders under subsection (2) or until it ceases to be effective under subsection (4) and, where the by-law is confirmed, or confirmed as amended, it continues in effect in the form in which it was so confirmed.

Effect where no shareholder approval

(4) If a by-law, or an amendment to or a repeal of a by-law, is rejected by the shareholders, or is not submitted to the shareholders by the directors as required under subsection (2), the by-law, amendment or repeal ceases to be effective from the date of its rejection or the date of the next meeting of shareholders, as the case may be, and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed, or confirmed as amended, by the shareholders.

Shareholder proposal of by-law	193. A shareholder entitled to vote at an annual meeting of shareholders may, in accordance with sections 146 and 147, make a proposal to make, amend or repeal a by-law.

By-laws of former-Act company

194. Subject to section 195, where a by-law of a former-Act company is in effect on the coming into force of this section, the by-law continues in effect until amended or repealed, unless it is contrary to a provision of this Act.

By-laws re remuneration

195. (1) A by-law of a company respecting the remuneration of the directors of the company, as directors, that is in effect on the coming into force of this section ceases to have effect on the day on which the first annual meeting is held following the coming into force of this section.

Existing by-laws

(2) A by-law made by the directors of a company under section 29 of the Trust Companies Act or section 29 of the Loan Companies Act as that section read immediately before the coming into force of this section, and not confirmed by the shareholders of the company in accordance with that section on or before the coming into force of this section, continues to have effect, unless it is contrary to the provisions of this Act, until the first meeting of the shareholders following the coming into force of this section.

Shareholder approval	(3) A by-law referred to in subsection (2) shall be submitted to the shareholders at the first meeting of shareholders following the coming into force of this section.

Existing resolutions

(4) Where the remuneration of directors of a former-Act company was, immediately prior to the coming into force of this section, fixed by a resolution of the directors, that resolution continues to have effect, unless it is contrary to the provisions of this Act, until the first meeting of the shareholders following the coming into force of this section.

Application of ss. 192(3) and (4) and 193	(5) Subsections 192(3) and (4) and section 193 apply in respect of a by-law referred to in this section as if it were a by-law made under section 192.

Deemed by-laws	196. (1) Any matter provided for in the incorporating instrument of a former-Act company on the coming into force of this section or of a body corporate continued as a company under this Act at the time of continuance that, under this Act, would be provided for in the by-laws of a company is deemed to be provided for in the by-laws of the company.

By-law prevails	(2) Where a by-law of the company made in accordance with sections 192 and 193 amends or repeals any matter referred to in subsection (1), the by-law prevails.

Committees of the Board

Committees

197. The directors of a company may appoint from their number, in addition to the committees referred to in subsection 161(2), such other committees as they deem necessary and, subject to section 202, delegate to those committees such powers of the directors, and assign to those committees such duties, as the directors consider appropriate.

Audit committee	198. (1) The audit committee of a company shall consist of at least three directors.

Membership

(2) A majority of the members of the audit committee must consist of directors who are not persons affiliated with the company and none of the members of the audit committee may be officers or employees of the company or a subsidiary of the company.

Duties of audit committee	(3) The audit committee of a company shall

(a) review the annual statement of the company before the annual statement is approved by the directors;

(b) review such returns of the company as the Superintendent may specify;

(c) require the management of the company to implement and maintain appropriate internal control procedures;

(c.1) review, evaluate and approve those procedures;

(d) review such investments and transactions that could adversely affect the well-being of the company as the auditor or any officer of the company may bring to the attention of the committee;

(e) meet with the auditor to discuss the annual statement and the returns and transactions referred to in this subsection; and

(f) meet with the chief internal auditor of the company, or the officer or employee of the company acting in a similar capacity, and with management of the company, to discuss the effectiveness of the internal control procedures established for the company.

Report

(4) In the case of the annual statement and returns of a company that under this Act must be approved by the directors of the company, the audit committee of the company shall report thereon to the directors before the approval is given.

Required meeting of directors	(5) The audit committee of a company may call a meeting of the directors of the company to consider any matter of concern to the committee.

1991, c. 45, s. 198; 1997, c. 15, s. 360.

Conduct review committee	199. (1) The conduct review committee of a company shall consist of at least three directors.

Membership	(2) A majority of the members of the conduct review committee of a company must consist of directors who are not persons affiliated with the company and none of the members of the conduct review committee may be officers or employees of the company or a subsidiary of the company.

Duties of conduct review committee	(3) The conduct review committee of a company shall

(a) require the management of the company to establish procedures for complying with Part XI;

(b) review those procedures and their effectiveness in ensuring that the company is complying with Part XI;

(b.1) if a widely held bank holding company or a widely held insurance holding company has a significant interest in any class of shares of the company,

(i) establish policies for entering into transactions referred to in subsection 483.1(1), and

(ii) review transactions referred to in subsection 483.3(1); and

(c) review the practices of the company to ensure that any transactions with related parties of the company that may have a material effect on the stability or solvency of the company are identified.

Company report to Superintendent	(4) A company shall report to the Superintendent on the mandate and responsibilities of the conduct review committee and the procedures referred to in paragraph (3)(a).

Committee report to directors	(5) After each meeting of the conduct review committee of a company, the committee shall report to the directors of the company on matters reviewed by the committee.

Directors’ report to Superintendent

(6) Within ninety days after the end of each financial year, the directors of a company shall report to the Superintendent on what the conduct review committee did during the year in carrying out its responsibilities under subsection (3).

1991, c. 45, s. 199; 1997, c. 15, s. 361; 2001, c. 9, s. 502.

Directors and Officers — Authority

Chief executive officer

200. (1) The directors of a company shall appoint from their number a chief executive officer who must be ordinarily resident in Canada and, subject to section 202, may delegate to that officer any of the powers of the directors.

Exception

(2) Subsection (1) does not apply in respect of a former-Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

Appointment of officers

201. (1) The directors of a company may, subject to the by-laws, designate the offices of the company, appoint officers thereto, specify the duties of those officers and delegate to them powers, subject to section 202, to manage the business and affairs of the company.

Directors as officers	(2) Subject to section 168, a director of a company may be appointed to any office of the company.

Two or more offices	(3) Two or more offices of a company may be held by the same person.

Limits on power to delegate	202. The directors of a company may not delegate any of the following powers, namely, the power to

(a) submit to the shareholders a question or matter requiring the approval of the shareholders;

(b) fill a vacancy among the directors or a committee of directors or in the office of auditor;

(c) issue or cause to be issued securities except in the manner and on terms authorized by the directors;

(d) declare a dividend;

(e) authorize the redemption or other acquisition by the company pursuant to section 74 of shares issued by the company;

(f) authorize the payment of a commission on a share issue;

(g) approve a management proxy circular;

(h) except as provided in this Act, approve the annual statement of the company and any other financial statements issued by the company; or

(i) adopt, amend or repeal by-laws.

1991, c. 45, s. 202; 1997, c. 15, s. 362.

Exercise of trustee powers

203. (1) Where authorized to do so by a special resolution, the directors of a company that is a trust company pursuant to subsection 57(2) may delegate, with or without the power of sub-delegation, to the chief executive officer of the company, the exercise of all or any of the powers or authorities of the company, whether discretionary or otherwise, arising out of any will, trust, deed, contract or other instrument creating a trust.

Performance by company

(2) The exercise of any power or authority referred to in subsection (1) by the chief executive officer or that officer’s delegate, if any, constitutes an exercise of the power or authority by the company.

Remuneration of directors, officers and employees	204. (1) Subject to this section and the by-laws, the directors of a company may fix the remuneration of the directors, officers and employees of the company.

By-law required

(2) No remuneration shall be paid to a director as director until a by-law fixing the aggregate of all amounts that may be paid to all directors in respect of directors’ remuneration during a fixed period of time has been confirmed by special resolution.

1991, c. 45, s. 204; 1994, c. 26, s. 74.

Validity of acts

205. (1) An act of a director or an officer of a company is valid notwithstanding a defect in the director’s qualification or an irregularity in the director’s election or in the appointment of the director or officer.

Idem

(2) An act of the board of directors of a company is valid notwithstanding a defect in the composition of the board or an irregularity in the election of the board or in the appointment of a member of the board.

Right to attend meetings	206. A director of a company is entitled to attend and to be heard at every meeting of shareholders.

Conflicts of Interest

Disclosure of interest	207. (1) A director or an officer of a company who

(a) is a party to a material contract or proposed material contract with the company,

(b) is a director or an officer of any entity that is a party to a material contract or proposed material contract with the company, or

(c) has a material interest in any person who is a party to a material contract or proposed material contract with the company shall disclose in writing to the company or request to have entered in the minutes of the meetings of directors the nature and extent of that interest.

Time of disclosure for director	(2) The disclosure required by subsection (1) shall be made, in the case of a director,

(a) at the meeting of directors at which a proposed contract is first considered;

(b) if the director was not then interested in a proposed contract, at the first meeting after the director becomes so interested;

(c) if the director becomes interested after a contract is made, at the first meeting after the director becomes so interested; or

(d) if a person who is interested in a contract later becomes a director, at the first meeting after that person becomes a director.

Time of disclosure for officer	(3) The disclosure required by subsection (1) shall be made, in the case of an officer who is not a director,

(a) forthwith after the officer becomes aware that a proposed contract is to be considered or a contract has been considered at a meeting of directors;

(b) if the officer becomes interested after a contract is made, forthwith after the officer becomes so interested; or

(c) if a person who is interested in a contract later becomes an officer, forthwith after the person becomes an officer.

Time of disclosure for director or officer

(4) If a material contract or proposed material contract is one that, in the ordinary course of business of the company, would not require approval by the directors or shareholders, a director or an officer referred to in subsection (1) shall disclose in writing to the company or request to have entered in the minutes of meetings of directors the nature and extent of the director’s or officer’s interest forthwith after the director or officer becomes aware of the contract or proposed contract.

Where director must abstain

208. (1) Where subsection 207(1) applies to a director in respect of a contract, the director shall not be present at any meeting of directors while the contract is being considered at the meeting or vote on any resolution to approve the contract unless the contract is

(a) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the company or a subsidiary of the company;

(b) a contract relating primarily to the director’s remuneration as a director or an officer, employee or agent of the company or a subsidiary of the company or an entity controlled by the company or an entity in which the company has a substantial investment;

(c) a contract for indemnity under section 217 or for insurance under section 218; or

(d) a contract with an affiliate of the company.

Ineligibility	(2) Any director who knowingly contravenes subsection (1) ceases to hold office as director and is not eligible, for a period of five years after the date on which the contravention occurred, for election or appointment as a director of any financial institution that is incorporated or formed by or under an Act of Parliament.

Validity of acts

(3) An act of the board of directors of a company or of a committee of the board of directors is not invalid because a person acting as a director had ceased under subsection (2) to hold office as a director.

1991, c. 45, s. 208; 1997, c. 15, s. 363.

Continuing disclosure

209. For the purposes of subsection 207(1), a general notice to the directors by a director or an officer declaring that the director or officer is a director or officer of an entity, or has a material interest in a person, and is to be regarded as interested in any contract made with that entity or person, is a sufficient declaration of interest in relation to any contract so made.

Avoidance standards

210. A material contract between a company and one or more of its directors or officers, or between a company and another entity of which a director or an officer of the company is a director or an officer or between a company and a person in which the director or officer has a material interest, is neither void nor voidable

(a) by reason only of that relationship, or

(b) by reason only that a director with an interest in the contract is present at or is counted to determine the presence of a quorum at the meeting of directors or the committee of directors that authorized the contract, if the director or officer disclosed the interest in accordance with subsection 207(2), (3) or (4) or section 209 and the contract was approved by the directors or the shareholders and it was reasonable and fair to the company at the time it was approved.

Application to court

211. Where a director or an officer of a company fails to disclose an interest in a material contract in accordance with sections 207 and 209, a court may, on the application of the company or a shareholder of the company, set aside the contract on such terms as the court thinks fit.

Liability, Exculpation and Indemnification

Directors’ liability

212. (1) The directors of a company who vote for or consent to a resolution of the directors authorizing the issue of a share contrary to subsection 68(1) or the issue of subordinated indebtedness contrary to section 83 for a consideration other than money are jointly and severally liable to the company to make good any amount by which the consideration received is less than the fair equivalent of the money that the company would have received if the share or subordinated indebtedness had been issued for money on the date of the resolution.

Further liabilities	(2) The directors of a company who vote for or consent to a resolution of the directors authorizing

(a) a redemption or purchase of shares contrary to section 74,

(b) a reduction of capital contrary to section 78,

(c) a payment of a dividend contrary to section 82,

(d) a payment of an indemnity contrary to section 217, or

(e) any transaction contrary to Part XI

are jointly and severally liable to restore to the company any amounts so distributed or paid and not otherwise recovered by the company and any amounts in relation to any loss suffered by the company.

Contribution

213. (1) A director who has satisfied a judgment in relation to the director’s liability under section 212 is entitled to contribution from the other directors who voted for or consented to the unlawful act on which the judgment was founded.

Recovery	(2) A director who is liable under section 212 is entitled to apply to a court for an order compelling a shareholder or other person to pay or deliver to the director

(a) any money or property that was paid or distributed to the shareholder or other person contrary to section 74, 78, 82 or 217; or

(b) an amount equal to the value of the loss suffered by the company as a result of any transaction contrary to Part XI.

Court order	(3) Where an application is made to a court under subsection (2), the court may, where it is satisfied that it is equitable to do so,

(a) order a shareholder or other person to pay or deliver to a director any money or property that was paid or distributed to the shareholder or other person contrary to section 74, 78, 82 or 217 or any amount referred to in paragraph (2)(b);

(b) order a company to return or issue shares to a person from whom the company has purchased, redeemed or otherwise acquired shares; or

(c) make any further order it thinks fit.

Limitation	214. An action to enforce a liability imposed by section 212 may not be commenced after two years from the date of the resolution authorizing the action complained of.

Liability for wages

215. (1) Subject to subsections (2) and (3), the directors of a company are jointly and severally liable to each employee of the company for all debts not exceeding six months wages payable to the employee for services performed for the company while they are directors.

Conditions precedent	(2) A director is not liable under subsection (1) unless

(a) the company has been sued for the debt within six months after it has become due and execution has been returned unsatisfied in whole or in part;

(b) the company has commenced liquidation and dissolution proceedings or has been dissolved and a claim for the debt has been proven within six months after the earlier of the date of commencement of the liquidation and dissolution proceedings and the date of dissolution; or

(c) a winding-up order has been issued in respect of the company under the Winding-up and Restructuring Act and a claim for the debt has been allowed or proven within six months after the issue of the winding-up order.

Limitations

(3) A director is not liable under subsection (1) unless the director is sued for a debt referred to in that subsection while a director or within two years after the director has ceased to be a director.

Amount due after execution	(4) Where execution referred to in paragraph (2)(a) has issued, the amount recoverable from a director is the amount remaining unsatisfied after execution.

Subrogation of director	(5) Where a director of a company pays a debt referred to in subsection (1) that is proven in liquidation and dissolution or winding-up proceedings, the director is entitled to any preference that the employee would have been entitled to and, where a judgment has been obtained, the director is entitled to an assignment of the judgment.

Contribution entitlement	(6) A director of a company who has satisfied a claim under this section is entitled to a contribution from the other directors of the company who are liable for the claim.

1991, c. 45, s. 215; 1996, c. 6, s. 167.

Reliance on statement

216. A director, an officer or an employee of a company is not liable under subsection 162(1) or (2) or section 212 or 215 or subsection 494(1) if the director, officer or employee relies in good faith on

(a) financial statements of the company represented to the director, officer or employee by an officer of the company or in a written report of the auditor of the company fairly to reflect the financial condition of the company; or

(b) a report of an accountant, lawyer, notary or other professional person whose profession lends credibility to a statement made by the professional person.

1991, c. 45, s. 216; 2001, c. 9, s. 503.

Indemnification of directors and officers	217. (1) Except in respect of an action by or on behalf of the company to procure a judgment in its favour, a company may indemnify

(a) a director or an officer of the company,

(b) a former director or officer of the company, or

(c) any person who acts or acted at the company’s request as a director or an officer of an entity of which the company is or was a shareholder or creditor against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the person in respect of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a person referred to in any of paragraphs (a) to (c), if

(d) the director, officer or person acted honestly and in good faith with a view to the best interests of the company, and

(e) in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, the director, officer or person had reasonable grounds for believing that the impugned conduct was lawful.

Indemnification in derivative action

(2) A company may, with the approval of a court, indemnify a person referred to in subsection (1), in respect of an action by or on behalf of the company or entity to procure a judgment in its favour to which the person is made a party by reason of being or having been a director or an officer of the company or entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with that action if the person fulfils the conditions set out in paragraphs (1)(d) and (e).

Right to indemnity

(3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the company in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or an officer of the company or an entity, if the person seeking indemnity

(a) was substantially successful on the merits in the defence of the action or proceedings; and

(b) fulfils the conditions set out in paragraphs (1)(d) and (e).

Heirs

(4) A company may, to the extent referred to in subsections (1) to (3) in respect of the person, indemnify the heirs or personal representatives of any person the company may indemnify pursuant to subsections (1) to (3).

1991, c. 45, s. 217; 2001, c. 9, s. 504(F).

Directors’ and officers’ insurance	218. A company may purchase and maintain insurance for the benefit of any person referred to in section 217 against any liability incurred by the person

(a) in the capacity of a director or an officer of the company, except where the liability relates to a failure to act honestly and in good faith with a view to the best interests of the company; or

(b) in the capacity of a director or an officer of another entity where the person acts or acted in that capacity at the company’s request, except where the liability relates to a failure to act honestly and in good faith with a view to the best interests of the entity.

Application to court for indemnification

219. (1) A company or a person referred to in section 217 may apply to a court for an order approving an indemnity under that section and the court may so order and make any further order it thinks fit.

Notice to Superintendent

(2) An applicant under subsection (1) shall give the Superintendent written notice of the application and the Superintendent is entitled to appear and to be heard at the hearing of the application in person or by counsel.

Other notice

(3) On an application under subsection (1), the court may order notice to be given to any interested person and that person is entitled to appear and to be heard in person or by counsel at the hearing of the application.

FUNDAMENTAL CHANGES

Amendments

Incorporating instrument

220. On the application of a company duly authorized by special resolution, the Minister may approve a proposal to add, change or remove any provision that is permitted by this Act to be set out in the incorporating instrument of the company.

1991, c. 45, s. 220; 2001, c. 9, s. 505.

Letters patent to amend	221. (1) On receipt of an application referred to in section 220, the Minister may issue letters patent to effect the proposal.

Effect of letters patent	(2) Letters patent issued pursuant to subsection (1) become effective on the day stated in the letters patent.

1991, c. 45, s. 221; 2001, c. 9, s. 506.

By-laws	222. (1) The directors of a company may make, amend or repeal any by-laws, in the manner set out in subsections (2) and (3) and sections 223 to 227, to

(a) change the maximum number, if any, of shares of any class that the company is authorized to issue;

(b) create new classes of shares;

(c) change the designation of any or all of the company’s shares, and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of any or all of the company’s shares, whether issued or unissued;

(d) change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series;

(e) divide a class of shares, whether issued or unissued, into series and fix the maximum number of shares, if any, in each series and the rights, privileges, restrictions and conditions attached thereto;

(f) authorize the directors to divide any class of unissued shares into series and fix the maximum number of shares, if any, in each series and the rights, privileges, restrictions and conditions attached thereto;

(g) authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series;

(h) revoke, diminish or enlarge any authority conferred under paragraphs (f) and (g);

(i) increase or decrease the number of directors or the minimum or maximum number of directors, subject to subsection 163(1) and section 172;

(i.1) change the name of the company; or

(j) change the place in Canada where the head office of the company is to be situated.

Shareholder approval

(2) The directors shall submit a by-law, or an amendment to or a repeal of a by-law, that is made under subsection (1) to the shareholders, and the shareholders may, by special resolution, confirm, amend or reject the by-law, amendment or repeal.

Effective date of by-law

(3) A by-law, or an amendment to or a repeal of a by-law, made under subsection (1) is not effective until it is confirmed or confirmed as amended by the shareholders under subsection (2) and, in the case of by-laws referred to in paragraph (1)(i.1), approved by the Superintendent.

1991, c. 45, s. 222; 2001, c. 9, s. 507.

Class vote

223. (1) The holders of shares of a class or, subject to subsection (2), of a series are, unless the by-laws otherwise provide in the case of an amendment to the by-laws referred to in paragraph (a), (b) or (e), entitled to vote separately as a class or series on a proposal to amend the by-laws to

(a) increase or decrease any maximum number of authorized shares of that class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of that class;

(b) effect an exchange, reclassification or cancellation of all or part of the shares of that class;

(c) add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class and, without limiting the generality of the foregoing,

(i) remove or change prejudicially rights to accrued dividends or rights to cumulative dividends,

(ii) add, remove or change prejudicially redemption rights,

(iii) reduce or remove a dividend preference or a liquidation preference, or

(iv) add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of the company, or sinking fund provisions;

(d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class;

(e) create a new class of shares equal or superior to the shares of that class;

(f) make any class of shares having rights or privileges inferior to the shares of that class equal or superior to the shares of that class; or

(g) effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class.

Right limited

(2) The holders of a series of shares of a class are entitled to vote separately as a series under subsection (1) if that series is affected by an addition or amendment to the by-laws in a manner different from other shares of the same class.

Right to vote	(3) Subsections (1) and (2) apply whether or not the shares of a class otherwise carry the right to vote.

Separate resolutions

224. A proposed addition or amendment to the by-laws referred to in subsection 223(1) is adopted when the holders of the shares of each class or series entitled to vote separately thereon as a class or series have approved the addition or amendment by a special resolution.

Revoking resolution	225. Where a special resolution referred to in subsection 222(2) so states, the directors may, without further approval of the shareholders, revoke the special resolution.

Proposal to amend

226. (1) Subject to subsection (2), a director or a shareholder who is entitled to vote at an annual meeting of shareholders of a company may, in accordance with sections 146 and 147, make a proposal to make an application referred to in section 220 or to make, amend or repeal the by-laws referred to in subsection 222(1) of the company.

Notice of amendment	(2) Notice of a meeting of shareholders at which a proposal to amend the incorporating instrument or to make, amend or repeal the by-laws of a company is to be considered must set out the proposal.

1991, c. 45, s. 226; 2001, c. 9, s. 508.

Rights preserved

227. No amendment to the incorporating instrument or by-laws of a company affects an existing cause of action or claim or liability to prosecution in favour of or against the company or its directors or officers, or any civil, criminal or administrative action or proceeding to which the company or any of its directors or officers are a party.

Amalgamation

Application to amalgamate	228. On the joint application of

(a) two or more companies,

(b) one or more companies and one or more bodies corporate that are incorporated by or under an Act of Parliament, or

(c) two or more bodies corporate incorporated by or under an Act of Parliament,

the Minister may issue letters patent amalgamating and continuing the applicants as one company.

Amalgamation agreement	229. (1) Each applicant proposing to amalgamate shall enter into an amalgamation agreement.

Contents of agreement	(2) Every amalgamation agreement shall set out the terms and means of effecting the amalgamation and, in particular,

(a) the name of the amalgamated company and the place in Canada where its head office is to be situated;

(b) the name and place of ordinary residence of each proposed director of the amalgamated company;

(c) the manner in which the shares of each applicant are to be converted into shares or other securities of the amalgamated company;

(d) if any shares of an applicant are not to be converted into shares or other securities of the amalgamated company, the amount of money or securities that the holders of those shares are to receive in addition to or in lieu of shares or other securities of the amalgamated company;

(e) the manner of payment of money in lieu of the issue of fractional shares of the amalgamated company or of any other body corporate that are to be issued in the amalgamation;

(f) the proposed by-laws of the amalgamated company;

(g) details of any other matter necessary to perfect the amalgamation and to provide for the subsequent management and operation of the amalgamated company; and

(h) the proposed effective date of the amalgamation.

Cross ownership of shares

(3) If shares of one of the applicants are held by or on behalf of another of the applicants, other than shares held in the capacity of a personal representative or by way of security, the amalgamation agreement must provide for the cancellation of those shares when the amalgamation becomes effective without any repayment of capital in respect thereof, and no provision shall be made in the agreement for the conversion of those shares into shares of the amalgamated company.

Approval of agreement by Minister

230. An amalgamation agreement shall be submitted to the Minister for approval and any approval of such an agreement pursuant to subsection 231(4) by the holders of any class or series of shares of an applicant is invalid unless, prior to the date of the approval, the Minister has approved the agreement in writing.

Shareholder approval

231. (1) The directors of each applicant shall submit an amalgamation agreement for approval to a meeting of the holders of shares of the applicant company or body corporate of which they are directors and, subject to subsection (3), to the holders of each class or series of such shares.

Right to vote	(2) Each share of an applicant carries the right to vote in respect of an amalgamation whether or not it otherwise carries the right to vote.

Class vote

(3) The holders of shares of a class or series of shares of an applicant are entitled to vote separately as a class or series in respect of an amalgamation if the amalgamation agreement contains a provision that, if contained in a proposed amendment to the by-laws or incorporating instrument of the applicant, would entitle those holders to vote separately as a class or series.

Special resolution	(4) Subject to subsection (3), an amalgamation agreement is approved when the shareholders of each applicant company or body corporate have approved the amalgamation by special resolution.

Termination	(5) An amalgamation agreement may provide that, at any time before the issue of letters patent of amalgamation, the agreement may be terminated by the directors of an applicant notwithstanding that the agreement has been approved by the shareholders of all or any of the applicant companies or bodies corporate.

Vertical short-form amalgamation

232. (1) A company may, without complying with sections 229 to 231, amalgamate with one or more bodies corporate that are incorporated by or under an Act of Parliament if the body or bodies corporate, as the case may be, are wholly-owned subsidiaries of the company and

(a) the amalgamation is approved by a resolution of the directors of the company and of each amalgamating subsidiary; and

(b) the resolutions provide that

(i) the shares of each amalgamating subsidiary will be cancelled without any repayment of capital in respect thereof,

(ii) the letters patent of amalgamation and the by-laws of the amalgamated company will be the same as the incorporating instrument and the by-laws of the amalgamating company that is the holding body corporate, and

(iii) no securities will be issued by the amalgamated company in connection with the amalgamation.

Horizontal short-form amalgamation	(2) Two or more bodies corporate incorporated by or under an Act of Parliament may amalgamate and continue as one company without complying with sections 229 to 231 if

(a) at least one of the applicants is a company;

(b) the applicants are all wholly-owned subsidiaries of the same holding body corporate;

(c) the amalgamation is approved by a resolution of the directors of each of the applicants; and

(d) the resolutions provide that

(i) the shares of all applicants, except those of one of the applicants that is a company, will be cancelled without any repayment of capital in respect thereof,

(ii) the letters patent of amalgamation and the by-laws of the amalgamated company will be the same as the incorporating instrument and the by-laws of the amalgamating company whose shares are not cancelled, and

(iii) the stated capital of the amalgamating companies and bodies corporate whose shares are cancelled will be added to the stated capital of the amalgamating company whose shares are not cancelled.

Joint application to Minister

233. (1) Subject to subsection (2), unless an amalgamation agreement is terminated in accordance with subsection 231(5), the applicants shall, within three months after the approval of the agreement in accordance with subsection 231(4) or the approval of the directors in accordance with subsection 232(1) or (2), jointly apply to the Minister for letters patent of amalgamation continuing the applicants as one company.

Conditions precedent to application	(2) No application for the issue of letters patent under subsection (1) may be made unless

(a) notice of intention to make such an application has been published at least once a week for a period of four consecutive weeks in the Canada Gazette and in a newspaper in general circulation at or near the place where the head office of each applicant is situated; and

(b) the application is supported by satisfactory evidence that the applicants have complied with the requirements of this Part relating to amalgamations.

Application of sections 22 to 25

(3) If two or more bodies corporate, none of which is a company, apply for letters patent under subsection (1), sections 22 to 25 apply in respect of the application with any modifications that the circumstances require.

Matters for consideration

(4) Before issuing letters patent of amalgamation continuing the applicants as one company, the Minister shall take into account all matters that the Minister considers relevant to the application, including

(a) the sources of continuing financial support for the amalgamated company;

(b) the soundness and feasibility of the plans of the applicants for the future conduct and development of the business of the amalgamated company;

(c) the business record and experience of the applicants;

(d) the reputation of the applicants for being operated in a manner that is consistent with the standards of good character and integrity;

(e) whether the amalgamated company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

(f) the impact of any integration of the operations and businesses of the applicants on the conduct of those operations and businesses; and

(g) the best interests of the financial system in Canada.

1991, c. 45, s. 233; 2001, c. 9, s. 509.

Issue of letters patent	234. (1) Where an application has been made to the Minister in accordance with section 233, the Minister may issue letters patent of amalgamation continuing the applicants as one company.

Letters patent	(2) Where letters patent are issued pursuant to this section, section 27 applies with such modifications as the circumstances require in respect of the issue of the letters patent.

Publication of notice	(3) The Superintendent shall cause to be published in the Canada Gazette notice of the issuance of letters patent pursuant to subsection (1).

Court enforcement

234.1 (1) If a company or any director, officer, employee or agent of a company is contravening or has failed to comply with any term or condition made in respect of the issuance of letters patent of amalgamation, the Minister  may, in addition to any other action that may be taken under this Act, apply to a court for an order directing the company or the director, officer, employee or agent to comply with the term or condition, cease the contravention or do any thing that is required to be done, and on the application the court may so order and make any other order it thinks fit.

Appeal	(2) An appeal from an order of a court under this section lies in the same manner as, and to the same court to which, an appeal may be taken from any other order of the court.

2001, c. 9, s. 510.

Effect of letters patent	235. (1) On the day provided for in the letters patent issued under section 234

(a) the amalgamation of the applicants and their continuance as one company becomes effective;

(b) the property of each applicant continues to be the property of the amalgamated company;

(c) the amalgamated company continues to be liable for the obligations of each applicant;

(d) any existing cause of action, claim or liability to prosecution is unaffected;

(e) any civil, criminal or administrative action or proceeding pending by or against an applicant may be continued to be prosecuted by or against the amalgamated company;

(f) any conviction against, or ruling, order or judgment in favour of or against, an applicant may be enforced by or against the amalgamated company;

(g) if any director or officer of an applicant continues as a director or officer of the amalgamated company, any disclosure by that director or officer of a material interest in any contract made to the applicant shall be deemed to be disclosure to the amalgamated company; and

(h) the letters patent of amalgamation are the incorporating instrument of the amalgamated company.

Minutes	(2) Any deemed disclosure under paragraph (1)(g) shall be recorded in the minutes of the first meeting of directors of the amalgamated company.

Transitional

236. (1) Notwithstanding any other provision of this Act or the regulations, the Minister may, by order, on the recommendation of the Superintendent, grant to a company in respect of which letters patent were issued under subsection 234(1) permission to

(a) engage in a business activity specified in the order that a company is not otherwise permitted by this Act to engage in and that one or more of the amalgamating bodies corporate was engaging in at the time application for the letters patent was made;

(b) continue to have issued and outstanding debt obligations the issue of which is not authorized by this Act if the debt obligations were outstanding at the time the application for the letters patent was made;

(c) [Repealed, 1994, c. 47, s. 204]

(d) hold assets that a company is not otherwise permitted by this Act to hold if the assets were held by one or more of the amalgamating bodies corporate at the time the application for the letters patent was made;

(e) acquire and hold assets that a company is not otherwise permitted by this Act to acquire or hold if one or more of the amalgamating bodies corporate were obliged, at the time the application for the letters patent was made, to acquire those assets;

(f) maintain outside Canada any records or registers required by this Act to be maintained in Canada and maintain and process, outside Canada, information and data relating to the preparation and maintenance of such records or registers; and

(g) where one or more of the applicants that applied for the letters patent was a trust company pursuant to subsection 57(2) and the amalgamated company is not a trust company pursuant to subsection 57(2), hold guaranteed trust money that was held by the trust company or companies immediately prior to the amalgamation on condition that the amalgamated company

(i) repay, or transfer to deposit accounts with the amalgamated company, each deposit of guaranteed trust money that is payable on demand or after notice within such period after the amalgamation as may be specified in the order of the Governor in Council, and

(ii) not renew or extend the term of any guaranteed investment certificate for which the amalgamated company has assumed liability under this section.

Duration of exceptions	(2) The permission granted under any of paragraphs (1)(a) to (f) shall be expressed to be granted for a period specified in the order not exceeding

(a) with respect to any matter described in paragraph (1)(a), thirty days after the date of issue of the letters patent or, where the activity is conducted pursuant to an agreement existing on the date of issue of the letters patent, the expiration of the agreement;

(b) with respect to any matter described in paragraph (1)(b), ten years; and

(c) with respect to any matter described in any of paragraphs (1)(d) to (f), two years.

Renewal

(3) Subject to subsection (4), the Minister may, by order, on the recommendation of the Superintendent, renew a permission granted by order under subsection (1) with respect to any matter described in any of paragraphs (1) (b) to (e) for any further period or periods that the Minister considers necessary.

Limitation	(4) The Minister shall not grant to a company any permission

(a) with respect to matters described in paragraph (1)(b), that purports to be effective more than ten years after the date of the approval for the company to commence and carry on business, unless the Minister is satisfied on the basis of evidence on oath provided by an officer of the company that the company will not be able at law to redeem at the end of the ten years the outstanding debt obligations to which the permission relates; and

(b) with respect to matters described in paragraphs (1)(d) and (e), that purports to be effective more than ten years after the date of issue of the letters patent.

1991, c. 45, s. 236; 1994, c. 47, s. 204; 1997, c. 15, s. 364.

Transfer of Business

Sale by company

237. (1) A company may sell all or substantially all of its assets to a financial institution incorporated by or under an Act of Parliament or to an authorized foreign bank in respect of its business in Canada if the purchasing financial institution or authorized foreign bank assumes all or substantially all of the liabilities of the company.

Sale agreement

(2) An agreement of purchase and sale (in subsection (3), section 238, subsections 239(1) and (4) and section 241 referred to as a “sale agreement”) shall set out the terms of, and means of effecting, the sale of assets referred to in subsection (1).

Consideration

(3) Notwithstanding anything in this Act, the consideration for a sale referred to in subsection (1) may be cash or fully paid securities of the purchasing financial institution or authorized foreign bank or in part cash and in part fully paid securities of the purchasing financial institution or authorized foreign bank or any other consideration that is provided for in the sale agreement.

Meaning of “authorized foreign bank”	(4) In this section, “authorized foreign bank” has the meaning assigned to that expression by section 2 of the Bank Act.

1991, c. 45, s. 237; 1999, c. 28, s. 139.

Agreement to Minister	238. A sale agreement shall be submitted to the Minister prior to the sending of the sale agreement to shareholders of the selling company under subsection 239(1).

Shareholder approval

239. (1) The directors of a selling company shall submit a sale agreement for approval to a meeting of the holders of shares of the company and, subject to subsection (3), to the holders of each class or series of shares of the company.

Right to vote	(2) Each share of a selling company carries the right to vote in respect of a sale referred to in subsection 237(1) whether or not the share otherwise carries the right to vote.

Class vote

(3) The holders of shares of a class or series of shares of a selling company are entitled to vote separately as a class or series in respect of a sale referred to in subsection 237(1) only if the shares of the class or series are affected by the sale in a manner different from the shares of another class or series.

Special resolution

(4) A sale agreement is approved when the shareholders, and the holders of each class or series of shares entitled to vote separately as a class or series pursuant to subsection (3), of the selling company have approved the sale by special resolution.

Abandoning sale

240. Where a special resolution approving a sale under subsection 239(4) so states, the directors of a selling company may, subject to the rights of third parties, abandon the sale without further approval of the shareholders.

Application to Minister

241. (1) Subject to subsection (2), unless a sale agreement is abandoned in accordance with section 240, the selling company shall, within three months after the approval of the sale agreement in accordance with subsection 239(4), apply to the Minister for approval of the sale agreement.

Conditions precedent to application	(2) No application for approval under subsection (1) may be made unless

(a) notice of intention to make such an application has been published at least once a week for a period of four consecutive weeks in the Canada Gazette and in a newspaper in general circulation at or near the place where the head office of the selling company is situated;

(b) the application is supported by satisfactory evidence that the selling company has complied with the requirements of sections 237 to 240 and this section; and

(c) where the selling company is a trust company pursuant to subsection 57(2), the application is supported by satisfactory evidence that the selling company has made such arrangements as may be necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the selling company, other than assets held in respect of guaranteed trust money.

Approval by Minister	(3) A sale agreement has no force or effect until it has been approved by the Minister.

Idem	(4) Where an application has been made to the Minister in accordance with subsections (1) and (2), the Minister may approve the sale agreement to which the application relates.

Idem

(5) Where a selling company is a trust company pursuant to subsection 57(2), the Minister shall not approve the sale agreement until the Minister is satisfied that the selling company has made satisfactory arrangements for the protection of persons in relation to whom the selling company was acting in a fiduciary capacity.

CORPORATE RECORDS

Head Office and Corporate Records

Head office	242. (1) A company shall at all times have a head office in the place within Canada specified in its incorporating instrument or by-laws.

Change of head office	(2) The directors of a company may change the address of the head office within the place specified in the incorporating instrument or by-laws.

Notice of change of address	(3) A company shall send to the Superintendent, within fifteen days after any change of address of its head office, a notice of the change of address.

Company records	243. (1) A company shall prepare and maintain records containing

(a) its incorporating instrument and the by-laws of the company and all amendments thereto;

(b) minutes of meetings and resolutions of shareholders;

(c) the information referred to in paragraphs 499(1)(a), (c) and (e) to (h) contained in all returns provided to the Superintendent pursuant to section 499;

(d) particulars of any authorizations, designations, conditions and limitations established by the Superintendent pursuant to subsection 57(1), (3) or (4) or 58(1) or that are from time to time applicable to the company; and

(e) particulars of exceptions granted under section 37 or 236 that are from time to time applicable to the company.

Additional records	(2) In addition to the records described in subsection (1), a company shall prepare and maintain adequate

(a) corporate accounting records;

(b) records containing minutes of meetings and resolutions of the directors and any committee thereof;

(c) records relating to fiduciary activities of the company; and

(d) records showing, for each customer of the company, on a daily basis, particulars of the transactions between the company and that customer and the balance owing to or by the company in respect of that customer.

Former-Act and continued companies	(3) For the purposes of paragraph (1)(b) and subsection (2),

(a) in the case of a body corporate continued as a company under this Act, “records” includes similar records required by law to be maintained by the body corporate before it was so continued;

(b) in the case of a body corporate amalgamated and continued as a company under this Act, “records” includes similar records required by law to be maintained by the body corporate before it was so amalgamated; and

(c) in the case of a former-Act company, “records” includes similar records required by law to be maintained by the company before the coming into force of this section.

1991, c. 45, s. 243; 1997, c. 15, s. 365(E).

Place of records	244. (1) The records described in section 243 shall be kept at the head office of the company or at such other place in Canada as the directors think fit.

Notice of place of records	(2) Where any of the records described in section 243 are not kept at the head office of a company, the company shall notify the Superintendent of the place where the records are kept.

Exception	(3) Subsection (1) does not apply in respect of records of a branch of the company outside Canada or in respect of customers of such a branch.

Inspection	(4) The records described in section 243, other than those described in paragraph 243(2)(d), shall at all reasonable times be open to inspection by the directors.

Access to company records

(5) Shareholders and creditors of a company and their personal representatives may examine the records referred to in subsection 243(1) during the usual business hours of the company, and may take extracts therefrom, free of charge, or have copies made thereof on payment of a reasonable fee and, where the company is a distributing company within the meaning of subsection 270(1), any other person may, on payment of a reasonable fee, examine such records and take extracts therefrom or copies thereof.

Electronic access

(5.1) A company may make the information contained in records referred to in subsection 243(1) available to persons by any system of mechanical or electronic data processing or any other information storage device that is capable of reproducing the records in intelligible written form within a reasonable time.

Copies of by-laws	(6) Every shareholder of a company is entitled, on request made not more frequently than once in each calendar year, to receive, free of charge, one copy of the by-laws of the company.

1991, c. 45, s. 244; 2001, c. 9, s. 511.

Shareholder lists

245. (1) A person who is entitled to a basic list of shareholders of a company (in this section referred to as the “applicant”) may request the company to furnish the applicant with a basic list within ten days after receipt by the company of the affidavit referred to in subsection (2) and, on payment of a reasonable fee by the applicant, the company shall comply with the request.

Affidavit and contents	(2) A request under subsection (1) must be accompanied by an affidavit containing

(a) the name and address of the applicant,

(b) the name and address for service of the entity, if the applicant is an entity, and

(c) an undertaking that the basic list and any supplemental lists obtained pursuant to subsections (5) and (6) will not be used except as permitted under section 247,

and, if the applicant is an entity, the affidavit shall be made by a director or an officer of the entity, or any person acting in a similar capacity.

Entitlement

(3) Every shareholder or creditor of a company or the personal representative of a shareholder or creditor of a company is entitled to a basic list of shareholders of the company, but, if the company is a distributing company within the meaning of subsection 270(1), any person is entitled to a basic list of shareholders of the company on request therefor.

Basic list

(4) A basic list of shareholders of a company consists of a list of shareholders that is made up to a date not more than ten days before the receipt of the affidavit referred to in subsection (2) and that sets out

(a) the names of the shareholders of the company;

(b) the number of shares owned by each shareholder; and

(c) the address of each shareholder as shown in the records of the company.

Supplemental lists

(5) A person requiring a company to supply a basic list of shareholders may, if the person states in the accompanying affidavit that supplemental lists are required, request the company or its agent, on payment of a reasonable fee, to provide supplemental lists of shareholders setting out any changes from the basic list in the names and addresses of the shareholders and the number of shares owned by each shareholder for each business day following the date to which the basic list is made up.

When supplemental lists to be furnished	(6) A company or its agent shall provide a supplemental list of shareholders required under subsection (5)

(a) within ten days following the date the basic list is provided, where the information relates to changes that took place prior to that date; and

(b) within ten days following the day to which the supplemental list relates, where the information relates to changes that took place on or after the date the basic list was provided.

Option holders

246. A person requiring a company to supply a basic list or a supplemental list of shareholders may also require the company to include in that list the name and address of any known holder of an option or right to acquire shares of the company.

Use of shareholder list	247. A list of shareholders obtained under section 245 shall not be used by any person except in connection with

(a) an effort to influence the voting of shareholders of the company;

(b) an offer to acquire shares of the company; or

(c) any other matter relating to the affairs of the company.

Form of records	248. (1) A register or other record required or authorized by this Act to be prepared and maintained by a company

(a) may be in a bound or loose-leaf form or in a photographic film form; or

(b) may be entered or recorded by any system of mechanical or electronic data processing or any other information storage device that is capable of reproducing any required information in intelligible written form within a reasonable time.

Conversion of records	(2) Registers and records maintained in one form may be converted to any other form.

Destruction of converted records	(3) Notwithstanding section 251, a company may destroy any register or other record referred to in subsection (1) at any time after the register or other record has been converted to another form.

Protection of records	249. A company and its agents shall take reasonable precautions to

(a) prevent loss or destruction of,

(b) prevent falsification of entries in,

(c) facilitate detection and correction of inaccuracies in, and

(d) ensure that unauthorized persons do not have access to or use of information in the registers and records required or authorized by this Act to be prepared and maintained.

Location and processing of information

250. (1) Subject to subsection (3), a company shall maintain and process in Canada any information or data relating to the preparation and maintenance of the records referred to in section 243 unless the Superintendent has, subject to any terms and conditions that the Superintendent considers appropriate, exempted the company from the application of this section.

Copies

(2) Subject to subsections (4) and (5), a company may maintain copies of the records referred to in subsection (1) outside Canada and may further process outside Canada any information or data relating to those copies.

Foreign records	(3) Subsection (1) does not apply in respect of a branch of the company outside Canada or in respect of customers of such a branch.

Information for Superintendent

(4) Where a company, in accordance with subsection (2), maintains outside Canada copies of any records referred to in subsection (1) or further processes information or data relating to those copies outside Canada, the company shall so inform the Superintendent and provide the Superintendent with a list of those copies maintained outside Canada and a description of the further processing of information or data relating to those copies outside Canada and such other information as the Superintendent may require from time to time.

Processing information in Canada

(5) If the Superintendent is at any time of the opinion that the maintenance outside Canada of any copies referred to in subsection (4), or the further processing of information or data relating to any such copies outside Canada, is incompatible with the fulfilment of the Superintendent’s responsibilities under this Act or the Superintendent is advised by the Minister that, in the opinion of the Minister, such maintenance or further processing is not in the national interest, the Superintendent shall direct the company to maintain those copies, or to further process information or data relating to those copies, in Canada.

Company to comply	(6) A company shall forthwith comply with any direction issued under subsection (5).

Guidelines	(7) The Superintendent shall issue guidelines respecting the circumstances under which an exemption referred to in subsection (1) may be available.

1991, c. 45, s. 250; 2001, c. 9, s. 512.

Retention of records	251. (1) A company shall retain

(a) the records of the company referred to in subsection 243(1);

(b) any record of the company referred to in paragraph 243(2)(a) or (b); and

(c) the central securities register referred to in subsection 253(1).

Idem

(2) A company shall retain all signature cards and signing authorities or copies thereof relating to any deposit or instrument in respect of which the company has paid an amount to the Bank of Canada pursuant to section 424 until the Bank of Canada notifies the company that they need no longer be retained.

Evidence

(3) Copies of the signature cards and signing authorities referred to in subsection (2) may be kept in any manner or form referred to in paragraphs 248(1)(a) and (b) and any such copies, or prints therefrom, are admissible in evidence in the same manner and to the same extent as the original signature cards and signing authorities.

Relief

(4) Nothing in this section affects the operation of any statute of limitation or prescription or relieves the company from any obligation to the Bank of Canada in respect of any deposit or instrument in respect of which section 424 applies.

Regulations	252. The Governor in Council may make regulations respecting the records, papers and documents to be retained by a company and the length of time those records, papers and documents are to be retained.

Securities Registers

Central securities register

253. (1) A company shall maintain a central securities register in which it shall record the securities, within the meaning of section 84, issued by it in registered form, showing in respect of each class or series of securities

(a) the names, alphabetically arranged, and latest known addresses of the persons who are security holders, and the names and latest known addresses of the persons who have been security holders;

(b) the number of securities held by each security holder; and

(c) the date and particulars of the issue and transfer of each security.

Former-Act and continued companies

(2) For the purposes of subsection (1), “central securities register” includes similar registers required by law to be maintained by a former-Act company or by a body corporate continued, or amalgamated and continued, as a company under this Act before the continuance, amalgamation or coming into force of this section, as the case may be.

Application of certain provisions

(3) Subsections 244(5) and (5.1) and sections 245 and 247 to 250 apply, with any modifications that the circumstances require, in respect of a central securities register. 1991, c. 45, s. 253; 2001, c. 9, s. 513.

Branch registers	254. A company may establish as many branch securities registers as it considers necessary.

Agents	255. A company may appoint an agent to maintain its central securities register and each of its branch securities registers.

Location of central securities register	256. (1) The central securities register of a company shall be maintained by the company at its head office or at any other place in Canada designated by the directors of the company.

Location of branch securities register	(2) A branch securities register of a company may be kept at any place in or outside Canada designated by the directors of the company.

Effect of registration	257. Registration of the issue or transfer of a security in the central securities register or in a branch securities register is complete and valid registration for all purposes.

Particulars in branch register	258. (1) A branch securities register shall only contain particulars of the securities issued or transferred at the branch for which that register is established.

Particulars in central register	(2) Particulars of each issue or transfer of a security registered in a branch securities register of a company shall also be kept in the central securities register of the company.

Destruction of certificates	259. A company, its agent or a trustee within the meaning of section 299 is not required to produce

(a) a cancelled security certificate in registered form or an instrument referred to in subsection 72(1) that is cancelled or a like cancelled instrument in registered form after six years from the date of its cancellation;

(b) a cancelled security certificate in bearer form or an instrument referred to in subsection 72(1) that is cancelled or a like cancelled instrument in bearer form after the date of its cancellation; or

(c) an instrument referred to in subsection 72(1) or a like instrument, irrespective of its form, after the date of its expiration.

Corporate Name and Seal

Publication of name

260. A company shall set out its name in legible characters in all contracts, invoices, negotiable instruments and other documents evidencing rights or obligations with respect to other parties that are issued or made by or on behalf of the company.

Corporate seal	261. An instrument or agreement executed on behalf of a company by a director, an officer or an agent of the company is not invalid merely because a corporate seal is not affixed thereto.

262. to 269. [Repealed, 1997, c. 15, s. 366]

Insiders

Definitions	270. (1) In this section and sections 271 to 277,

“affiliate” « groupe »	“affiliate” means a body corporate that is affiliated with another body corporate within the meaning of subsection 6(2);

“business combination” « regroupement d’entreprises »	“business combination” means an acquisition of all or substantially all the assets of one body corporate by another body corporate or an amalgamation of two or more bodies corporate;

“call” « option d’achat »

“call” means an option, transferable by delivery, to demand delivery of a specified number or amount of shares at a fixed price within a specified time but does not include an option or right to acquire shares of the body corporate that granted the option or right to acquire;

“distributing company” « société ayant fait appel au public »	“distributing company” means a company, any of the issued securities of which are or were part of a distribution to the public and remain outstanding and are held by more than one person;

“insider” « initié »	“insider” means, except in subsections 276(2) and 277(1),
(a) a director or an officer of a distributing company,

(b) a distributing company that purchases or otherwise acquires, except by means of a donation or redemption, shares issued by it or by any of its affiliates, or

(c) a person who beneficially owns more than 10 per cent of the shares of a distributing company or who exercises control or direction over more than 10 per cent of the votes attached to shares of a distributing company, excluding shares owned by a securities underwriter under an underwriting agreement while those shares are in the course of a distribution to the public;

“officer” « dirigeant d’une société »	“officer”, in relation to a company, means
(a) an officer as defined in paragraph (a) of the definition “officer” in section 2, or

(b) any natural person who performs functions for the company similar to those performed by a person referred to in paragraph (a) of the definition “officer” in section 2;

“put” « option de vente »	“put” means an option, transferable by delivery, to deliver a specified number or amount of shares at a fixed price within a specified time;

“share” « action »	“share” means a voting share and includes
(a) a security currently convertible into a voting share, and

(b) a currently exercisable option or a right to acquire a voting share or a security referred to in paragraph (a).

Control

(2) For the purposes of this section and sections 271 to 277, a person controls a body corporate when the person controls the body corporate within the meaning of section 3, determined without regard to paragraph 3(1)(d).

Deemed insiders and beneficial owners	(3) For the purposes of this section and sections 271 to 277,

(a) a director or an officer of a body corporate that is an insider of a distributing company is deemed to be an insider of the distributing company;

(b) a director or an officer of a body corporate that is a subsidiary of a distributing company is deemed to be an insider of the distributing company;

(c) a person is deemed to beneficially own shares beneficially owned by a body corporate controlled directly or indirectly by that person;

(d) a body corporate is deemed to beneficially own shares beneficially owned by its affiliates; and

(e) the acquisition or disposition by an insider of an option or right to acquire a share is deemed to be a change in the beneficial ownership of the share to which the option or right to acquire relates.

Becoming an insider	(4) For the purposes of this section and sections 271 to 277,

(a) if a body corporate becomes an insider of a distributing company or enters into a business combination with a distributing company, or

(b) if a distributing company becomes an insider of a body corporate,

every director or officer of the body corporate and every shareholder of the body corporate who is a person referred to in paragraph (c) of the definition “insider” in subsection (1) is deemed to have been an insider of the distributing company for the previous six months or for such shorter period as the director, officer or shareholder was a director, officer or shareholder of the body corporate.

Insider Reporting

First insider report	271. (1) An insider shall send to the Superintendent an insider report in prescribed form not later than ten days after the later of

(a) the end of the month in which the person became an insider, and

(b) the end of the month in which regulations prescribing the form of an insider report come into force.

(2) [Repealed, 1997, c. 15, s. 367]

Where company continued	(3) A person who is an insider of a body corporate on the day it is continued as a company under this Act shall, if the company is a distributing company, send to the Superintendent an insider report in prescribed form not later than ten days after

(a) the end of the month in which the body corporate is continued under this Act, or

(b) the end of the month in which regulations prescribing the form of an insider report come into force,

whichever is later.

Constructive insider	(4) A person who is deemed to have been an insider under subsection 270(4) shall, not later than ten days after

(a) the end of the month in which the person is deemed to have become an insider, or

(b) the end of the month in which regulations prescribing the form of an insider report come into force,

whichever is later, send to the Superintendent, in prescribed form and for the period in respect of which the person is deemed to have been an insider, the insider report that the person would have been required to send under this section had the person been otherwise an insider for that period.

1991, c. 45, s. 271; 1997, c. 15, s. 367.

Subsequent insider report

272. An insider whose interest in securities of a distributing company changes from that shown or required to be shown in the last insider report sent or required to be sent by the insider shall, within ten days after the end of the month in which the change takes place, send to the Superintendent an insider report in prescribed form.

Exemption by regulation	272.1 Under prescribed circumstances, an insider is exempt from any of the requirements of section 271 or 272.

1997, c. 15, s. 368.

One insider report

273. (1) An insider report of a person that includes securities deemed to be beneficially owned by that person is deemed to be an insider report of a body corporate referred to in paragraph 270(3)(c) and the body corporate is not required to send a separate insider report.

Deemed report

(2) An insider report of a body corporate that includes securities deemed to be beneficially owned by the body corporate is deemed to be an insider report of an affiliate referred to in paragraph 270(3)(d) and the affiliate is not required to send a separate insider report.

Contents	(3) An insider report of a person that includes securities deemed to be beneficially owned by that person pursuant to paragraph 270(3)(c) or (d) shall disclose separately

(a) the number of securities owned by a body corporate; and

(b) the name of the body corporate.

Exemption by Superintendent

274. (1) On an application by or on behalf of an insider, the Superintendent may, in writing, on such terms as the Superintendent thinks fit, exempt the insider from any of the requirements of sections 271 to 273, and the exemption may be given retroactive effect.

Publication

(2) The Superintendent shall summarize or cause to be summarized in a periodical available to the public the information contained in insider reports sent to the Superintendent under sections 271 to 273 and the particulars of exemptions granted under subsection (1) together with the reasons therefor.

Insider Trading

Short selling prohibited

275. (1) An insider shall not knowingly sell, directly or indirectly, a share of the distributing company or any of its affiliates if the insider does not own or has not fully paid for the share to be sold.

Exception for convertible shares

(2) Notwithstanding subsection (1), an insider may sell a share that the insider does not own if the insider owns another share convertible into the share sold or an option or right to acquire the share sold and, within ten days after the sale, the insider

(a) exercises the conversion privilege, option or right and delivers the share so acquired to the purchaser; or

(b) transfers the convertible share, option or right to the purchaser.

Prohibited calls and puts	(3) An insider shall not, directly or indirectly, buy or sell a call or put in respect of a share of the company or any of its affiliates.

Civil Remedies

Extended meaning of “insider”	276. (1) In subsections (2) and 277(1), “insider” means, with respect to a company,

(a) the company;

(b) an affiliate of the company;

(c) a director or an officer of the company;

(d) a person who beneficially owns more than 10 per cent of the shares of the company or who exercises control or direction over more than 10 per cent of the votes attached to the shares of the company;

(e) a person employed or retained by the company; and

(f) a person who receives specific confidential information from a person described in this section, including a person described in this paragraph, and who has knowledge that the person giving the information is a person described in this section, including a person described in this paragraph.

Deemed insider	(2) For the purposes of subsection 277(1),

(a) if a body corporate becomes an insider of a company or enters into a business combination with a company, or

(b) if a company becomes an insider of a body corporate,

every director or officer of the body corporate is deemed to have been an insider of the company for the previous six months or for such shorter period as the director or officer was a director or officer of the body corporate.

Civil liability

277. (1) An insider who, in connection with a transaction in a security of the company or any of its affiliates, makes use of any specific confidential information for the insider’s own benefit or advantage that, if generally known, might reasonably be expected to affect materially the value of the security

(a) is liable to compensate any person for any direct loss suffered by that person as a result of the transaction, unless the information was known or in the exercise of reasonable diligence should have been known to that person; and

(b) is accountable to the company for any direct benefit or advantage received or receivable by the insider as a result of the transaction.

Limitation of action	(2) An action to enforce a right created by subsection (1) may not be commenced

(a) after a period of two years after discovery of the facts that gave rise to the cause of action; or

(b) if the transaction was required to be reported under sections 271 to 273, after a period of two years from the time of reporting under those sections.

Prospectus

Prospectus requirements

278. (1) After the day that is twelve months after the coming into force of this section, a company shall not distribute any of its securities and a person shall not distribute any securities of a company unless a preliminary prospectus and a prospectus in a form substantially as prescribed have been filed with the Superintendent in relation to the distribution and receipts have been received therefor from the Superintendent.

Idem

(2) Where there is filed in any jurisdiction a preliminary prospectus, prospectus, short-form prospectus or similar document relating to the distribution of securities in a form substantially as prescribed, a copy of that document may be accepted by the Superintendent under subsection (1).

Meaning of distribution	(3) For the purposes of this section and sections 279 to 287, “distribution” means

(a) a trade by or on behalf of a company in securities of the company that have not previously been issued; or

(b) a trade in previously issued securities of a company from the holdings of any person or group of persons who act in concert and who hold in excess of 10 per cent of the shares of any class of voting shares of the company.

Form and content

279. (1) A preliminary prospectus in relation to the distribution of securities shall substantially comply with the requirements of this Act and any regulations made under subsection 280(1) respecting the form and content of a prospectus, except that any report or reports of the auditors of the company required by the regulations need not be included.

Idem

(2) A preliminary prospectus in relation to the distribution of securities need not include information in respect of the price to the securities underwriter or the offering price of any securities or any other matters dependent on or relating to that price.

Regulations	280. (1) The Governor in Council may make regulations

(a) respecting the form and content of a preliminary prospectus and a prospectus;

(b) specifying the financial statements, reports and other documents that are to be included with a preliminary prospectus and a prospectus;

(c) respecting, for the purposes of subsection 284(1), the disclosure of material facts in relation to securities to be distributed;

(d) respecting the distribution of a preliminary prospectus and a prospectus to prospective purchasers;

(e) exempting any class of distributions from the application of sections 278, 279 and 281 to 287;

(f) exempting from the application of sections 278, 279 and 281 to 287 any former Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations; and

(g) generally, for carrying out the purposes and provisions of sections 278, 279 and 281 to 287.

Authority of Superintendent	(2) Any regulation made under subsection (1) may authorize the Superintendent to permit or require additions to, variations in or omissions from

(a) a preliminary prospectus or prospectus; or

(b) any information, report or document contained or required to be contained in the preliminary prospectus or prospectus or related thereto.

Idem

(3) Where a regulation described in subsection (2) has been made, the Superintendent may exercise the authority thereby given in any case where the Superintendent is satisfied that it is necessary to do so owing to the circumstances related to the issue of the securities concerned.

Idem

(4) All additions, variations or omissions referred to in subsection (2) shall be made in accordance with the permission or requirement of the Superintendent under that subsection and shall be in accordance with such terms and conditions, if any, as the Superintendent may impose as being necessary to ensure, to the greatest extent possible, a full, true and plain disclosure of all material facts relating to the securities to be distributed.

1991, c. 45, s. 280; 1994, c. 26, s. 75(F); 1999, c. 31, s. 215.

Order of exemption

281. (1) On application by a company or any person proposing to make a distribution, the Superintendent may, by order, exempt that distribution from the application of sections 278, 279 and 282 to 287 if the Superintendent is satisfied that the company has filed or is about to file, in compliance with the laws of the relevant jurisdiction, a prospectus relating to the distribution that, in form and content, substantially complies with the requirements of this Act and any regulations made under subsection 280(1).

Conditions	(2) An order under subsection (1) may contain such conditions or limitations as the Superintendent deems appropriate.

1991, c. 45, s. 281; 1999, c. 31, s. 216.

Receipt for preliminary prospectus	282. (1) The Superintendent shall issue a receipt for a preliminary prospectus forthwith on its filing with the Superintendent.

Record to be maintained

(2) A person proposing to distribute securities of a company to which a preliminary prospectus relates shall maintain a record of all persons to whom a copy of the preliminary prospectus has been sent.

Withdrawal of receipt

(3) Where it appears to the Superintendent, after providing a reasonable opportunity to the person by whom the preliminary prospectus was filed to make representations, that a preliminary prospectus in respect of which a receipt has been issued under subsection (1) is defective in that it does not substantially comply with the requirements of this Act and the regulations, the receipt may be withdrawn and the person by whom the preliminary prospectus was filed shall forthwith be notified of its withdrawal.

Notice

(4) Notice of withdrawal of a receipt under subsection (3) shall forthwith be sent by the person by whom the preliminary prospectus was filed to any persons proposing to take part in the distribution of the securities to which the preliminary prospectus relates and, by the company and each such person, to each person named on the records maintained in respect of the preliminary prospectus by the company and each such person.

Receipt for prospectus

283. (1) The Superintendent shall issue a receipt for a prospectus forthwith on its filing with the Superintendent unless, after providing a reasonable opportunity to the person by whom the prospectus was filed to make representations, it appears to the Superintendent that

(a) the prospectus or any document required to be filed therewith

(i) fails to substantially comply with any of the requirements of this Act or the regulations, or

(ii) contains a misrepresentation or any statement, promise, estimate or forecast that is misleading, false or deceptive; or

(b) it would not be in the public interest to issue a receipt for the prospectus.

(2) to (4) [Repealed, 1996, c. 6, s. 118]

1991, c. 45, s. 283; 1996, c. 6, s. 118.

Full disclosure

284. (1) A prospectus shall provide full, true and plain disclosure of all material facts relating to the securities to be distributed and shall contain or be accompanied by such financial statements, reports or other documents as are required by any regulations made under subsection 280(1).

Certificate	(2) A prospectus shall include a certificate in prescribed form signed

(a) by the chief executive officer and the chief financial officer of the company making the distribution or, in the event of the absence or inability to act of either of those officers, any other officer of the company authorized by the directors to sign in the stead of the officer who is absent or unable to act, and such other persons as are prescribed, and

(b) in the case of an initial distribution of shares of a company incorporated after the coming into force of this section, by each person who is a promoter of the company to the effect that, according to the person’s information, knowledge and belief, the disclosure required by subsection (1) and by any regulations made under subsection 280(1) has been provided.

Promoter

(3) For the purposes of subsection (2) and section 286, “promoter” means an applicant for letters patent to incorporate a company or a director named in the application for letters patent, but such an applicant or director is a promoter only for the period of two years following the application.

Certificate of securities underwriter

285. Where a securities underwriter is associated in the distribution of securities of a company, a prospectus shall include a certificate in prescribed form signed by each securities underwriter who, with respect to the securities offered by the prospectus, is in a contractual relationship with the company or other distributor of the securities, to the effect that, according to the securities underwriter’s information, knowledge and belief, the disclosure required by subsection 284(1) and by any regulations made under subsection 280(1) has been provided.

Signature by agent	286. With the consent of the Superintendent, an agent, duly authorized in writing, of a promoter or a securities underwriter referred to in subsection 284(2) or section 285 may, on behalf of the promoter or securities underwriter, as the circumstances require, sign the certificate referred to in that subsection or section.

Sending out prospectus

287. No person shall distribute a preliminary prospectus or a prospectus in relation to a distribution of securities of a company except in accordance with any regulations made under subsection 280(1).

Compulsory Acquisitions

Definitions	288. (1) In this section and sections 289 to 298,

“affiliate” « groupe »	“affiliate” means a body corporate that is affiliated with another body corporate within the meaning of subsection 6(2);

“associate of the offeror”	“associate of the offeror” means
« associé du pollicitant »

(a) a body corporate that an offeror, directly or indirectly, controls, determined without regard to paragraph 3(1) (d), or of which an offeror beneficially owns shares or securities currently convertible into shares carrying more than 10 per cent of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase the shares or the convertible securities,

(b) a partner of the offeror acting on behalf of the partnership of which they are partners,

(c) a trust or estate in which the offeror has a substantial beneficial interest or in respect of which the offeror serves as a trustee or in a similar capacity,

(d) a spouse or common-law partner of the offeror,

(e) a child of the offeror or of the offeror’s spouse or common-law partner, or

(f) a relative of the offeror or of the offeror’s spouse or common-law partner, if that relative has the same residence as the offeror;

“dissenting offeree” « pollicité opposant »

“dissenting offeree” means, in respect of a take-over bid made for all the shares of a class of shares, a holder of a share of that class who does not accept the take-over bid and includes a subsequent holder of that share who acquires it from the first-mentioned holder;

“exempt offer”	“exempt offer” means an offer
« offre franche »
(a) to fewer than fifteen shareholders to purchase shares by way of separate agreements,

(b) to purchase shares through a stock exchange or in the over-the-counter market in such circumstances as may be prescribed,

(c) to purchase shares of a company that has fewer than fifteen shareholders, two or more joint holders being counted as one shareholder, or

(d) exempted under the order of a court having jurisdiction in the place where the head office of the offeree company is located;

“offeree”	“offeree” means a person to whom a take-over bid is made;
« pollicité »

“offeree company” « société pollicitée »	“offeree company” means a company the shares of which are the object of a take-over bid;

“offeror” « pollicitant »	“offeror” means a person, other than an agent, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a) make take-over bids jointly or in concert, or

(b) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made;

“share”	“share” includes
« action »
(a) a security currently convertible into a share, and

(b) a currently exercisable option or right to acquire a share or a security referred to in paragraph (a);

“take-over bid”	“take-over bid” means
« offre publique d’achat »

(a) an offer, other than an exempt offer, made by an offeror to shareholders at approximately the same time to acquire shares that, if combined with shares already beneficially owned or controlled, directly or indirectly, by the offeror or an affiliate or associate of the offeror on the date of the offer, would exceed 10 per cent of any class of issued shares of an offeree company, and

(b) an offer to purchase shares of a company having fewer than fifteen shareholders if the offer is made to all shareholders in the prescribed form and manner,

and includes every offer, other than an exempt offer, by an issuer to repurchase its own shares.

Control

(2) For the purposes of this section and sections 289 to 298, a person controls a body corporate when the person controls the body corporate within the meaning of section 3, determined without regard to paragraph 3(1)(d).

Date of bid	(3) A take-over bid is deemed to be dated as of the date on which it is sent.

1991, c. 45, s. 288; 2000, c. 12, s. 299.

Right to acquire shares

289. If, within one hundred and twenty days after the date of a take-over bid, the bid is accepted by the holders of not less than 90 per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with sections 290 to 295, subsections 296(1) and (2) and section 297, to acquire the shares held by the dissenting offerees.

Offeror’s notice to dissenters

290. (1) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror’s notice to each dissenting offeree and to the Superintendent stating that

(a) offerees holding not less than 90 per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, have accepted the take-over bid;

(b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;

(c) a dissenting offeree is required to elect

(i) to transfer the dissenting offeree’s shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid, or

(ii) to demand payment of the fair value of the dissenting offeree’s shares in accordance with sections 294 to 297 by notifying the offeror within twenty days after receipt of the offeror’s notice;

(d) a dissenting offeree who does not notify the offeror in accordance with subparagraph (c)(ii) is deemed to have elected to transfer the dissenting offeree’s shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid; and

(e) a dissenting offeree must send the dissenting offeree’s shares to which the take-over bid relates to the offeree company within twenty days after the dissenting offeree receives the offeror’s notice.

Notice of adverse claim

(2) Concurrently with sending the offeror’s notice under subsection (1), the offeror shall send to the offeree company a notice of adverse claim in accordance with subsection 132(1) with respect to each share held by a dissenting offeree.

Share certificates to be sent

291. A dissenting offeree to whom an offeror’s notice is sent under subsection 290(1) shall, within twenty days after receipt of that notice, send the dissenting offeree’s share certificates of the class of shares to which the take-over bid relates to the offeree company.

Payment to dissenter

292. (1) Within twenty days after the offeror sends an offeror’s notice under subsection 290(1), the offeror shall pay or transfer to the offeree company the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to transfer the dissenting offeree’s shares as described in subparagraph 290(1)(c)(i).

Consideration in trust	(2) An offeree company is deemed to hold in a fiduciary capacity for the dissenting offerees the money or other consideration it receives under subsection (1).

Deposit or custody

(3) An offeree company shall deposit the money received under subsection (1) in a separate account in another deposit-taking financial institution in Canada and the offeree company shall place any other consideration in the custody of another deposit-taking financial institution in Canada.

Duty of offeree company	293. Within thirty days after an offeror sends an offeror’s notice under subsection 290(1), the offeree company shall

(a) issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;

(b) give to each dissenting offeree who elects to transfer shares as described in subparagraph 290(1)(c)(i) and who sends the share certificates as required under section 291, the money or other consideration to which that dissenting offeree is entitled, disregarding fractional shares, which may be paid for in money; and

(c) send to each dissenting offeree who has not sent share certificates as required under section 291 a notice stating that

(i) the shares have been cancelled,

(ii) the offeree company or some designated person holds in a fiduciary capacity for that offeree the money or other consideration to which that offeree is entitled as payment for or in exchange for the shares, and

(iii) the offeree company will, subject to sections 294 to 297, send that money or other consideration to that offeree forthwith after receiving the share certificates.

Application to court

294. (1) Where a dissenting offeree has elected to demand payment of the fair value of the offeree’s shares as described in subparagraph 290(1)(c)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection 292(1), apply to a court to fix the fair value of the shares of that dissenting offeree.

Idem	(2) If an offeror fails to apply to a court under subsection (1), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.

Venue

(3) An application under subsection (1) or (2) shall be made to a court having jurisdiction in the place at which the head office of the company is situated or in the province in which the dissenting offeree resides if the company carries on business in that province.

No security for costs	(4) A dissenting offeree is not required to give security for costs in an application made under subsection (1) or (2).

Parties and notice	295. On an application under subsection 294(1) or (2),

(a) all dissenting offerees who have made elections under subparagraph 290(1)(c)(ii) and whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b) the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of the dissenting offeree’s right to appear and be heard in person or by counsel at the hearing of the application.

Powers of court

296. (1) On an application to a court under subsection 294(1) or (2), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

Appraisers	(2) A court may in its discretion appoint one or more appraisers to assist the court in fixing a fair value for the shares of a dissenting offeree.

Final order	(3) The final order of a court shall be made against the offeror in favour of each dissenting offeree and for the amount for each dissenting offeree’s shares as fixed by the court.

Additional powers of court	(4) In connection with proceedings under subsection 294(1) or (2), a court may make any order it thinks fit and, without limiting the generality of the foregoing, may

(a) fix the amount of money or other consideration that is deemed to be held in a fiduciary capacity under subsection 292(2);

(b) order that the money or other consideration is to be held in trust by a person other than the offeree company;

(c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date the dissenting offeree sends the share certificates required under section 291 until the date of payment; or

(d) order that any money payable to a shareholder who cannot be found is to be paid to the Minister.

Status of dissenter	297. Where no application is made to a court under subsection 294(2) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer the dissenting offeree’s shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

Payment of unclaimed money

298. The Minister shall pay to the Bank of Canada any amounts paid to the Minister under subsection 296(4), and section 372 applies in respect thereof as if the amounts paid under subsection 296(4) had been paid under subsection 371(3).

Trust Indentures

Definitions	299. In this section and sections 300 to 311,

“event of default” « cas de défaut »

“event of default” means, in relation to a trust indenture, an event specified in the trust indenture on the occurrence of which the principal, interest and other moneys payable thereunder become or may be declared to be payable before maturity, but the event is not an event of default until all the conditions set out in the trust indenture in connection with the giving of notice of the event have been satisfied or the period of time for giving the notice has elapsed;

“issuer” « émetteur »	“issuer” means a company that has issued, is about to issue or is in the process of issuing subordinated indebtedness;

“trustee” « fiduciaire »	“trustee” means any person appointed as trustee under the terms of a trust indenture to which a company is a party, and includes any successor trustee;

“trust indenture” « acte de fiducie »

“trust indenture” means any deed, indenture or other instrument, including any supplement or amendment thereto, made by a company under which the company issues subordinated indebtedness and in which a person is appointed as trustee for the holders of the subordinated indebtedness issued thereunder.

Application	300. Sections 301 to 311 apply in respect of a trust indenture if the subordinated indebtedness issued or to be issued under the trust indenture is part of a distribution to the public.

Exemption

301. The Superintendent may, in writing, exempt a trust indenture from the application of sections 302 to 311 if, in the Superintendent’s opinion, the trust indenture and the subordinated indebtedness are subject to a law of a province or other jurisdiction, other than Canada, that is substantially equivalent to the provisions of this Act relating to trust indentures.

Conflict of interest	302. (1) No person shall be appointed as trustee if at the time of the appointment there is a material conflict of interest between the person’s role as trustee and any other role of the person.

Eliminating conflict of interest	(2) A trustee shall, within ninety days after the trustee becomes aware that a material conflict of interest exists,

(a) eliminate the conflict of interest; or

(b) resign from office.

Validity despite conflict	303. A trust indenture and any subordinated indebtedness issued thereunder are valid notwithstanding a material conflict of interest of the trustee.

Removal of trustee	304. If a trustee is appointed in contravention of subsection 302(1) or if a trustee contravenes subsection 302(2), any interested person may apply to a court for an order that the trustee be replaced, and the court may make an order on such terms as it thinks fit.

Trustee qualifications	305. A trustee, or at least one of the trustees if more than one is appointed, must be

(a) a company that is a trust company pursuant to subsection 57(2); or

(b) a body corporate that is incorporated by or under an Act of the legislature of a province and authorized to carry on business as a trustee.

List of security holders

306. (1) A holder of subordinated indebtedness issued under a trust indenture may, on payment to the trustee of a reasonable fee and on delivery of a statutory declaration to the trustee, require the trustee to provide, within fifteen days after the delivery to the trustee of the statutory declaration, a list setting out

(a) the names and addresses of the registered holders of the outstanding subordinated indebtedness,

(b) the principal amount of outstanding subordinated indebtedness owned by each such holder, and

(c) the aggregate principal amount of subordinated indebtedness outstanding as shown on the records maintained by the trustee on the day the statutory declaration is delivered to that trustee.

Duty of issuer	(2) On the demand of a trustee, the issuer of subordinated indebtedness shall provide the trustee with the information required to enable the trustee to comply with subsection (1).

Where applicant is entity

(3) Where the person requiring the trustee to provide a list under subsection (1) is an entity, the statutory declaration required under that subsection shall be made by a director or an officer of the entity or a person acting in a similar capacity.

Contents of statutory declaration	(4) The statutory declaration required under subsection (1) must state

(a) the name and address of the person requiring the trustee to provide the list and, if the person is an entity, the address for service thereof; and

(b) that the list will not be used except as permitted by subsection (5).

Use of list	(5) No person shall use a list obtained under this section except in connection with

(a) an effort to influence the voting of the holders of subordinated indebtedness;

(b) an offer to acquire subordinated indebtedness; or

(c) any other matter relating to the subordinated indebtedness or the affairs of the issuer or guarantor thereof.

Compliance with trust indentures	307. (1) An issuer or a guarantor of subordinated indebtedness issued or to be issued under a trust indenture shall, before undertaking

(a) the issue, certification and delivery of subordinated indebtedness under the trust indenture, or

(b) the satisfaction and discharge of the trust indenture,

provide the trustee with evidence of compliance with the conditions in the trust indenture in respect thereof.

Compliance by issuer or guarantor

(2) On the demand of a trustee, the issuer or guarantor of subordinated indebtedness issued or to be issued under a trust indenture shall provide the trustee with evidence of compliance with the conditions in the trust indenture by the issuer or guarantor in respect of any act to be done by the trustee at the request of the issuer or guarantor.

Evidence of compliance	(3) The following documents constitute evidence of compliance for the purposes of subsections (1) and (2):

(a) a statutory declaration or certificate made by a director or an officer of the issuer or guarantor stating that the conditions referred to in subsections (1) and (2) have been complied with;

(b) an opinion of legal counsel that the conditions of the trust indenture requiring review by legal counsel have been complied with, if the trust indenture requires compliance with conditions that are subject to review by legal counsel; and

(c) an opinion or report of the auditors of the issuer or guarantor, or such other accountant as the trustee selects, that the conditions of the trust indenture have been complied with, if the trust indenture requires compliance with conditions that are subject to review by auditors.

Further evidence of compliance	(4) The evidence of compliance referred to in subsection (3) shall include a statement by the person giving the evidence

(a) declaring that the person has read and understands the conditions of the trust indenture referred to in subsections (1) and (2);

(b) describing the nature and scope of the examination or investigation on which the person based the certificate, statement or opinion; and

(c) declaring that the person has made such examination or investigation as the person believes necessary to enable the statements to be made or the opinions contained or expressed therein to be given.

Trustee may require evidence

308. (1) On the request of a trustee, the issuer or guarantor of subordinated indebtedness issued under a trust indenture shall provide the trustee with evidence in such form as the trustee requires of compliance with any condition thereof relating to any action required or permitted to be taken by the issuer or guarantor under the trust indenture.

Certificate of compliance

(2) At least once in each twelve month period beginning on the date of the trust indenture and at any other time on the demand of a trustee, the issuer or guarantor of subordinated indebtedness issued under a trust indenture shall provide the trustee with a certificate stating that the issuer or guarantor has complied with all requirements contained in the trust indenture that, if not complied with, would, with the giving of notice, lapse of time or otherwise, constitute an event of default, or, if there has been failure to so comply, giving particulars thereof.

Notice of default

309. A trustee shall, within thirty days after the trustee becomes aware of the occurrence thereof, give to the holders of subordinated indebtedness issued under a trust indenture notice of every event of default arising under the trust indenture and continuing at the time the notice is given, unless the trustee believes on reasonable grounds that it is in the best interests of the holders of the subordinated indebtedness to withhold the notice and so informs the issuer and guarantor in writing.

Duty of care	310. (1) In exercising a trustee’s powers and discharging a trustee’s duties, the trustee shall

(a) act honestly and in good faith with a view to the best interests of the holders of the subordinated indebtedness issued under the trust indenture; and

(b) exercise the care, diligence and skill of a reasonably prudent trustee.

Reliance on statements

(2) Notwithstanding subsection (1), a trustee is not liable if the trustee relies in good faith on statements contained in a statutory declaration, certificate, opinion or report that complies with this Act or the trust indenture.

No exculpation

311. No term of a trust indenture or of any agreement between a trustee and the holders of subordinated indebtedness issued thereunder or between the trustee and the issuer or guarantor operates to relieve a trustee from the duties imposed on the trustee by sections 302, 306 and 309 and subsection 310(1).

FINANCIAL STATEMENTS AND AUDITORS

Annual Financial Statement

Financial year	312. (1) The financial year of a company ends, at the election of the company in its by-laws, on the expiration of the thirty-first day of October or the thirty-first day of December in each year.

First financial year

(2) Where a company has, after the first day of July in any year, obtained an order approving the commencement and carrying on of business, the first financial year of the company ends, at the election of the company in its by-laws, on the expiration of the thirty-first day of October or the thirty-first day of December in the next calendar year.

Annual financial statement	313. (1) The directors of a company shall place before the shareholders at every annual meeting

(a) a comparative annual financial statement (in this Act referred to as an “annual statement”) relating separately to

(i) the financial year immediately preceding the meeting, and

(ii) the financial year, if any, immediately preceding the financial year referred to in subparagraph (i);

(b) the report of the auditor of the company; and

(c) any further information respecting the financial position of the company and the results of its operations required by the by-laws of the company to be placed before the shareholders at the annual meeting.

Contents of annual statement	(2) An annual statement of a company must contain, with respect to each of the financial years to which it relates,

(a) a balance sheet as at the end of the financial year,

(b) a statement of income for the financial year,

(c) a statement of change of financial position for the financial year, and

(d) a statement of changes in shareholders’ equity for the financial year,

showing such information and particulars as in the opinion of the directors are necessary to present fairly, in accordance with the accounting principles referred to in subsection (4), the financial position of the company as at the end of the financial year to which it relates and the results of the operations and changes in the financial position of the company for that financial year.

Additional information	(3) A company shall include with its annual statement

(a) a list of the subsidiaries of the company, other than subsidiaries that are not required to be listed by the regulations and subsidiaries acquired pursuant to section 457 or pursuant to a realization of security in accordance with section 458 and which the company would not otherwise be permitted to hold, showing, with respect to each subsidiary,

(i) its name and the address of its head or principal office,

(ii) the book value of the aggregate of any shares of the subsidiary beneficially owned by the company and by other subsidiaries of the company, and

(iii) the percentage of the voting rights attached to all the outstanding voting shares of the subsidiary that is carried by the aggregate of any voting shares of the subsidiary beneficially owned by the company and by other subsidiaries of the company; and

(b) such other information as the Governor in Council may, by order, require in such form as may be prescribed.

Accounting principles

(4) The financial statements referred to in subsection (1), paragraph (3)(b) and subsection 315(1) shall, except as otherwise specified by the Superintendent, be prepared in accordance with generally accepted accounting principles, the primary source of which is the Handbook of the Canadian Institute of Chartered Accountants. A reference in any provision of this Act to the accounting principles referred to in this subsection shall be construed as a reference to those generally accepted accounting principles with any specifications so made.

Regulations	(5) The Governor in Council may make regulations respecting subsidiaries that are not required to be listed for the purposes of paragraph (3)(a).

1991, c. 45, s. 313; 1997, c. 15, s. 369; 2001, c. 9, s. 514.

Approval by directors	314. (1) The directors of a company shall approve the annual statement and the approval of the directors shall be evidenced by the signature of

(a) the chief executive officer or, in the event of that officer’s absence or inability to act, any other officer of the company authorized by the directors to sign in the stead of the chief executive officer; and

(b) one director, if the signature required by paragraph (a) is that of a director, or two directors if the signature required by that paragraph is that of an officer who is not a director.

Condition precedent to publication	(2) A company shall not publish copies of an annual statement unless it is approved and signed in accordance with subsection (1).

Statements: subsidiaries	315. (1) A company shall keep at its head office a copy of the current financial statements of each subsidiary of the company.

Examination

(2) Subject to this section, the shareholders of a company and their personal representatives may, on request therefor, examine the statements referred to in subsection (1) during the usual business hours of the company and may take extracts therefrom free of charge.

Barring examination	(3) A company may refuse to permit an examination under subsection (2) by any person.

Application for order

(4) Within fifteen days after a refusal under subsection (3), the company shall apply to a court for an order barring the right of the person concerned to make an examination under subsection (2) and the court shall either order the company to permit the examination or, if it is satisfied that the examination would be detrimental to the company or to any other body corporate the financial statements of which would be subject to examination, bar the right and make any further order it thinks fit.

Notice to Superintendent

(5) A company shall give the Superintendent and the person seeking to examine the statements referred to in subsection (1) notice of an application to a court under subsection (4), and the Superintendent and the person may appear and be heard in person or by counsel at the hearing of the application.

Distribution of annual statement

316. (1) A company shall, not later than twenty-one days before the date of each annual meeting or before the signing of a resolution under paragraph 155(1)(b) in lieu of the annual meeting, send to each shareholder at the shareholder’s recorded address a copy of the documents referred to in subsections 313(1) and (3), unless that time period is waived by the shareholder.

Exception	(2) A company is not required to comply with subsection (1) with respect to a shareholder who has informed the company, in writing, that the shareholder does not wish to receive the annual statement.

Effect of default

(3) Where a company is required to comply with subsection (1) and the company does not comply with that subsection, the annual meeting at which the documents referred to in that subsection are to be considered shall be adjourned until that subsection has been complied with.

1991, c. 45, s. 316; 1997, c. 15, s. 370.

Copy to Superintendent

317. (1) Subject to subsection (2), a company shall send to the Superintendent a copy of the documents referred to in subsections 313(1) and (3) not later than twenty-one days before the date of each annual meeting of shareholders of the company.

Later filing

(2) If a company’s shareholders sign a resolution under paragraph 155(1)(b) in lieu of an annual meeting, the company shall send a copy of the documents referred to in subsections 313(1) and (3) to the Superintendent not later than thirty days after the signing of the resolution.

1991, c. 45, s. 317; 1997, c. 15, s. 371; 2001, c. 9, s. 515.

Auditor

Definitions	318. For the purposes of this section and sections 319 to 338,

“firm of accountants” « cabinet de comptables »

“firm of accountants” means a partnership, the members of which are accountants engaged in the practice of accounting, or a body corporate that is incorporated by or under an Act of the legislature of a province and engaged in the practice of accounting;

“member” « membre »	“member”, in relation to a firm of accountants, means
(a) an accountant who is a partner in a partnership, the members of which are accountants engaged in the practice of accounting, or

(b) an accountant who is an employee of a firm of accountants.

Appointment of auditor

319. (1) The shareholders of a company shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting, appoint an auditor to hold office until the close of the next annual meeting.

Remuneration of	(2) The remuneration of an auditor may be fixed by ordinary resolution of the shareholders but,

auditor	if not so fixed, shall be fixed by the directors.

Qualification of auditor	320. (1) A natural person or firm of accountants is qualified to be an auditor of a company if

(a) in the case of a natural person, the person is an accountant who

(i) is a member in good standing of an institute or association of accountants incorporated by or under an Act of the legislature of a province,

(ii) has at least five years experience at a senior level in performing audits of a financial institution,

(iii) is ordinarily resident in Canada, and

(iv) is independent of the company; and

(b) in the case of a firm of accountants, the member of the firm jointly designated by the firm and the company to conduct the audit of the company on behalf of the firm is qualified in accordance with paragraph (a).

Independence	(2) For the purposes of subsection (1),

(a) independence is a question of fact; and

(b) a person is deemed not to be independent of a company if that person, any partner of that person or any member of a firm of accountants of which that person is a member, or if the firm of accountants

(i) is a director or an officer or employee of the company or of any affiliate of the company or is a business partner of any director, officer or employee of the company or of any affiliate of the company,

(ii) beneficially owns or controls, directly or indirectly, a material interest in the shares of the company or of any affiliate of the company, or

(iii) has been a liquidator, trustee in bankruptcy, receiver or receiver and manager of any affiliate of the company within the two years immediately preceding the person’s proposed appointment as auditor of the company, other than an affiliate that is a subsidiary of the company acquired pursuant to section 457 or through a realization of security pursuant to section 458.

Notice of designation

(3) Within fifteen days after the appointment of a firm of accountants as auditor of a company, the company and the firm of accountants shall jointly designate a member of the firm who meets the qualifications described in subsection (1) to conduct the audit of the company on behalf of the firm and the company shall forthwith notify the Superintendent in writing of the designation.

New designation

(4) Where for any reason a member of a firm of accountants designated pursuant to subsection (3) ceases to conduct the audit of the company, the company and the firm of accountants may jointly designate another member of the same firm of accountants who meets the qualifications described in subsection (1) to conduct the audit of the company and the company shall forthwith notify the Superintendent in writing of the designation.

Deemed vacancy

(5) In any case where subsection (4) applies and a designation is not made pursuant to that subsection within thirty days after the designated member ceases to conduct the audit of the company, there shall be deemed to be a vacancy in the office of auditor of the company.

1991, c. 45, s. 320; 2001, c. 9, s. 516.

Duty to resign

321. (1) An auditor who ceases to be qualified under section 320 shall resign forthwith after the auditor, where the auditor is a natural person, or any member of the firm of accountants, where the auditor is a firm of accountants, becomes aware that the auditor or the firm has ceased to be so qualified.

Disqualification order	(2) Any interested person may apply to a court for an order declaring that an auditor of a company has ceased to be qualified under section 320 and declaring the office of auditor to be vacant.

Revocation of appointment	322. (1) The shareholders of a company may, by ordinary resolution at a special meeting, revoke the appointment of an auditor.

Idem

(2) The Superintendent may at any time revoke the appointment of an auditor made under subsection (3) or 319(1) or section 324 by notice in writing signed by the Superintendent and sent by registered mail to the auditor and to the company addressed to the usual place of business of the auditor and the company.

Filling vacancy

(3) A vacancy created by the revocation of the appointment of an auditor under subsection (1) may be filled at the meeting at which the appointment was revoked and, if not so filled, shall be filled by the directors under section 324.

Ceasing to hold office	323. (1) An auditor of a company ceases to hold office when

(a) the auditor resigns;

(b) the auditor, where the auditor is a natural person, dies; or

(c) the appointment of the auditor is revoked by the shareholders or the Superintendent.

Effective date of resignation	(2) The resignation of an auditor becomes effective at the time a written resignation is sent to the company or at the time specified in the resignation, whichever is later.

Filling vacancy

324. (1) Subject to subsection 322(3), where a vacancy occurs in the office of auditor of a company, the directors shall forthwith fill the vacancy, and the auditor so appointed holds office for the unexpired term of office of the predecessor of that auditor.

Where Superintendent may fill vacancy

(2) Where the directors fail to fill a vacancy in accordance with subsection (1), the Superintendent may fill the vacancy and the auditor so appointed holds office for the unexpired term of office of the predecessor of that auditor.

Designation of member of firm

(3) Where the Superintendent has, pursuant to subsection (2), appointed a firm of accountants to fill a vacancy, the Superintendent shall designate the member of the firm who is to conduct the audit of the company on behalf of the firm.

Right to attend meetings

325. (1) The auditor of a company is entitled to receive notice of every meeting of shareholders and, at the expense of the company, to attend and be heard thereat on matters relating to the duties of the auditor.

Duty to attend meeting

(2) If a director or shareholder of a company, whether or not the shareholder is entitled to vote at the meeting, gives written notice, not less than ten days before a meeting of shareholders, to an auditor or former auditor of the company that the director or shareholder wishes the auditor’s attendance at the meeting, the auditor or former auditor shall attend the meeting at the expense of the company and answer questions relating to the auditor’s or former auditor’s duties as auditor.

Notice to company

(3) A director or shareholder who gives notice under subsection (2) shall send concurrently a copy of the notice to the company and the company shall forthwith send a copy thereof to the Superintendent.

Superintendent may attend	(4) The Superintendent may attend and be heard at any meeting referred to in subsection (2).

Statement of auditor	326. (1) An auditor of a company who

(a) resigns,

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of revoking the appointment of the auditor, or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed in the auditor’s stead, whether because of the auditor’s resignation or revocation of appointment or because the auditor’s term of office has expired or is about to expire, shall submit to the company and the Superintendent a written statement giving the reasons for the resignation or the reasons why the auditor opposes any proposed action.

Statement to be sent to shareholders

(2) Where a company receives a written statement referred to in subsection (1) that relates to a resignation as a result of a disagreement with the directors or officers of the company or that relates to a matter referred to in paragraph (1)(b) or (c), the company shall forthwith send a copy of the statement to each shareholder who is entitled to vote at the annual meeting of shareholders.

Duty of replacement auditor

327. (1) Where an auditor of a company has resigned or the appointment of an auditor has been revoked, no person or firm shall accept an appointment as auditor of the company or consent to be the auditor of the company until the person or firm has requested and received from the other auditor a written statement of the circumstances and reasons why the other auditor resigned or why, in the other auditor’s opinion, the other auditor’s appointment was revoked.

Exception

(2) Notwithstanding subsection (1), a person or firm may accept an appointment or consent to be appointed as auditor of a company if, within fifteen days after a request under that subsection is made, no reply from the other auditor is received.

Effect of non-compliance	(3) Unless subsection (2) applies, an appointment as auditor of a company is void if subsection (1) has not been complied with.

Auditor’s examination

328. (1) The auditor of a company shall make such examination as the auditor considers necessary to enable the auditor to report on the annual statement and on other financial statements required by this Act to be placed before the shareholders, except such annual statements or parts thereof as relate to the period referred to in subparagraph 313(1)(a)(ii).

Auditing standards

(2) The auditor’s examination referred to in subsection (1) shall, except as otherwise specified by the Superintendent, be conducted in accordance with generally accepted auditing standards, the primary source of which is the Handbook of the Canadian Institute of Chartered Accountants.

Right to information	329. (1) On the request of the auditor of a company, the present or former directors, officers, employees or agents of the company shall, to the extent that such persons are reasonably able to do so,

(a) permit access to such records, assets and security held by the company or any entity in which the company has a substantial investment, and

(b) provide such information and explanations

as are, in the opinion of the auditor, necessary to enable the auditor to perform the duties of auditor of the company.

Directors to provide information	(2) On the request of the auditor of a company, the directors of the company shall, to the extent that they are reasonably able to do so,

(a) obtain from the present or former directors, officers, employees and agents of any entity in which the company has a substantial investment the information and explanations that such persons are reasonably able to provide and that are, in the opinion of the auditor, necessary to enable the auditor to perform the duties of auditor of the company; and

(b) provide the auditor with the information and explanations so obtained.

No civil liability	(3) A person who in good faith makes an oral or written communication under subsection (1) or (2) shall not be liable in any civil action arising from having made the communication.

Auditor’s report and extended examination

330. (1) The Superintendent may, in writing, require that the auditor of a company report to the Superintendent on the extent of the auditor’s procedures in the examination of the annual statement and may, in writing, require that the auditor enlarge or extend the scope of that examination or direct that any other particular procedure be performed in any particular case, and the auditor shall comply with any such requirement of the Superintendent and report to the Superintendent thereon.

Special examination

(2) The Superintendent may, in writing, require that the auditor of a company make a particular examination relating to the adequacy of the procedures adopted by the company for the safety of its creditors and shareholders, or any other examination as, in the Superintendent’s opinion, the public interest may require, and report to the Superintendent thereon.

Idem

(3) The Superintendent may direct that a special audit of a company be made if, in the opinion of the Superintendent, it is so required and may appoint for that purpose an accountant or a firm of accountants qualified pursuant to subsection 320(1) to be an auditor of the company.

Expenses payable by company	(4) The expenses entailed by any examination or audit referred to in any of subsections (1) to (3) are payable by the company on being approved in writing by the Superintendent.

1991, c. 45, s. 330; 1999, c. 31, s. 217(F).

Auditor’s report

331. (1) The auditor shall, not less than twenty-one days before the date of the annual meeting of the shareholders of the company, make a report in writing to the shareholders on the annual statement referred to in subsection 313(1).

Audit for shareholders

(2) In each report required under subsection (1), the auditor shall state whether, in the auditor’s opinion, the annual statement presents fairly, in accordance with the accounting principles referred to in subsection 313(4), the financial position of the company as at the end of the financial year to which it relates and the results of the operations and changes in the financial position of the company for that financial year.

Auditor’s remarks	(3) In each report referred to in subsection (2), the auditor shall include such remarks as the auditor considers necessary when

(a) the examination has not been made in accordance with the auditing standards referred to in subsection 328(2);

(b) the annual statement has not been prepared on a basis consistent with that of the preceding financial year; or

(c) the annual statement does not present fairly, in accordance with the accounting principles referred to in subsection 313(4), the financial position of the company as at the end of the financial year to which it relates or the results of the operations or changes in the financial position of the company for that financial year.

Report on directors’ statement

332 . (1) The auditor of a company shall, if required by the shareholders, audit and report to the shareholders on any financial statement submitted by the directors to the shareholders, and the report shall state whether, in the auditor’s opinion, the financial statement presents fairly the information required by the shareholders.

Making of report

(2) A report of the auditor made under subsection (1) shall be attached to the financial statement to which it relates and a copy of the statement and report shall be sent by the directors to every shareholder and to the Superintendent.

Report to officers

333. (1) It is the duty of the auditor of a company to report in writing to the chief executive officer and chief financial officer of the company any transactions or conditions that have come to the auditor’s attention affecting the well-being of the company that in the auditor’s opinion are not satisfactory and require rectification and, without restricting the generality of the foregoing, the auditor shall, as occasion requires, make a report to those officers in respect of

(a) transactions of the company that have come to the auditor’s attention and that in the auditor’s opinion have not been within the powers of the company, and

(b) loans owing to the company by any person the aggregate amount of which exceeds one half of one per cent of the regulatory capital of the company and in respect of which, in the auditor’s opinion, loss to the company is likely to occur, but when a report required under paragraph (b) has been made in respect of loans to any person, it is not necessary to report again in respect of loans to that person unless, in the opinion of the auditor, the amount of the loss likely to occur has increased.

Transmission of report	(2) Where the auditor of a company makes a report under subsection (1),

(a) the auditor shall transmit the report, in writing, to the chief executive officer and chief financial officer of the company;

(b) the report shall be presented to the first meeting of the directors following its receipt;

(c) the report shall be incorporated in the minutes of that meeting; and

(d) the auditor shall, at the time of transmitting the report to the chief executive officer and chief financial officer, provide the Superintendent with a copy of the report.

Auditor of subsidiaries	334. (1) A company shall take all necessary steps to ensure that its auditor is duly appointed as the auditor of each of its subsidiaries.

Subsidiary outside Canada

(2) Subsection (1) applies in the case of a subsidiary that carries on its operations in a country other than Canada unless the laws of that country do not permit the appointment of the auditor of the company as the auditor of that subsidiary.

Exception

(3) Subsection (1) does not apply in respect of any particular subsidiary where the company, after having consulted its auditor, is of the opinion that the total assets of the subsidiary are not a material part of the total assets of the company.

Auditor’s attendance

335. (1) The auditor of a company is entitled to receive notice of every meeting of the audit committee and the conduct review committee of the company and, at the expense of the company, to attend and be heard at that meeting.

Attendance	(2) If so requested by a member of the audit committee, the auditor shall attend every meeting of the audit committee held during the member’s term of office.

1991, c. 45, s. 335; 1993, c. 34, s. 125(F).

Calling meeting	336. (1) The auditor of a company or a member of the audit committee may call a meeting of the audit committee.

Right to interview

(2) The chief internal auditor of a company or any officer or employee of the company acting in a similar capacity shall, at the request of the auditor of the company and on receipt of reasonable notice, meet with the auditor.

Notice of errors

337. (1) A director or an officer of a company shall forthwith notify the audit committee and the auditor of the company of any error or misstatement of which the director or officer becomes aware in an annual statement or other financial statement on which the auditor or any former auditor has reported.

Error noted by auditor

(2) If the auditor or a former auditor of a company is notified or becomes aware of an error or misstatement in an annual statement or other financial statement on which the auditor reported and in the auditor’s opinion the error or misstatement is material, the auditor or former auditor shall inform each director of the company accordingly.

Duty of directors	(3) When under subsection (2) the auditor or a former auditor of a company informs the directors of an error or misstatement in an annual statement or other financial statement, the directors shall

(a) prepare and issue a revised annual statement or financial statement; or

(b) otherwise inform the shareholders and the Superintendent of the error or misstatement.

Qualified privilege for statements	338. Any oral or written statement or report made under this Act by the auditor or a former auditor of a company has qualified privilege.

Remedial Actions

Derivative action

339. (1) Subject to subsection (2), a complainant or the Superintendent may apply to a court for leave to bring an action under this Act in the name and on behalf of a company or any of its subsidiaries, or to intervene in an action under this Act to which the company or a subsidiary of the company is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company or the subsidiary.

Conditions precedent	(2) No action may be brought and no intervention in an action may be made under subsection (1) by a complainant unless the court is satisfied that

(a) the complainant has given reasonable notice to the directors of the company or the subsidiary of the complainant’s intention to apply to the court under that section if the directors of the company or its subsidiary do not bring, diligently prosecute or defend, or discontinue the action;

(b) the complainant is acting in good faith; and

(c) it appears to be in the interests of the company or the subsidiary that the action be brought, prosecuted, defended or discontinued.

Notice to Superintendent	(3) A complainant under subsection (1) shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

Powers of court

340. (1) In connection with an action brought or intervened in under subsection 339(1), the court may at any time make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order authorizing the Superintendent, the complainant or any other person to control the conduct of the action;

(b) an order giving directions for the conduct of the action;

(c) an order directing that any amount adjudged payable by a defendant in the action be paid, in whole or in part, directly to former and present security holders of the company or of the subsidiary instead of to the company or to the subsidiary; and

(d) an order requiring the company or the subsidiary to pay reasonable legal fees incurred by the Superintendent or the complainant in connection with the action.

Jurisdiction	(2) Notwithstanding subsection (1), the court may not make any order in relation to any matter that would, under this Act, require the approval of the Minister or the Superintendent.

Status of shareholder approval

341. (1) An application made or an action brought or intervened in under subsection 339(1) or section 343 need not be stayed or dismissed by reason only that it is shown that an alleged breach of a right or duty owed to the company or its subsidiary has been or might be approved by the shareholders of the company or subsidiary or both, but evidence of approval by the shareholders may be taken into account by the court in making an order under section 340.

Court approval to discontinue

(2) An application made or an action brought or intervened in under subsection 339(1) or section 343 shall not be stayed, discontinued, settled or dismissed for want of prosecution without the approval of the court given on such terms as the court thinks fit and, if the court determines that the interests of any complainant might be substantially affected by any stay, discontinuance, settlement or dismissal, the court may order any party to the application or action to give notice to the complainant.

No security for costs	342. (1) A complainant is not required to give security for costs in any application made or any action brought or intervened in under subsection 339(1) or section 343.

Interim costs

(2) In an application made or an action brought or intervened in under subsection 339(1) or section 343, the court may at any time order the company or its subsidiary to pay to the complainant interim costs, including legal fees and disbursements, but the complainant may be held accountable by the court for those interim costs on final disposition of the application or action.

Application to rectify records	343. (1) If the name of a person is alleged to be or to have been wrongly entered or retained in, or wrongly deleted or omitted from, the securities register or any other record of a company, the company, a security holder of the company or any aggrieved person may apply to a court for an order that the securities register or record be rectified.

Notice to Superintendent	(2) An applicant under this section shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

Powers of court	(3) In connection with an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order requiring the securities register or other record of the company to be rectified;

(b) an order restraining a company from calling or holding a meeting of shareholders or paying a dividend before the rectification;

(c) an order determining the right of a party to the proceedings to have the party’s name entered or retained in, or deleted or omitted from, the securities register or records of the company, whether the issue arises between two or more security holders or alleged security holders, or between the company and any security holder or alleged security holder; and

(d) an order compensating a party who has incurred a loss.

Liquidation and Dissolution

Definition of “court”

344. For the purposes of subsections 351(1) and 352(1) and (2), sections 353 to 357, subsection 358(1), sections 360 and 362 to 364, subsections 368(3) and (4) and section 373, “court” means a court having jurisdiction in the place where the company has its head office.

Application of subsection (2) and sections 346 to 373	345. (1) Subsection (2) and sections 346 to 373 do not apply to a company that is insolvent within the meaning of the Winding-up and Restructuring Act.

Staying proceedings on insolvency

(2) Any proceedings taken under this Part to dissolve or to liquidate and dissolve a company shall be stayed if the company is at any time found to be insolvent within the meaning of the Winding-up and Restructuring Act.

1991, c. 45, s. 345; 1996, c. 6, s. 167.

Returns to Superintendent

346. A liquidator appointed under this Part to wind up the business of a company shall provide the Superintendent with such information relating to the business and affairs of the company in such form as the Superintendent requires.

Simple Liquidation

No property and no liabilities

347. (1) A company that has no property and no liabilities may, if authorized by a special resolution of the shareholders or, if there are no shareholders, by a resolution of all the directors, apply to the Minister for letters patent dissolving the company.

Dissolution by letters patent	(2) Where the Minister has received an application under subsection (1) and is satisfied that all the circumstances so warrant, the Minister may issue letters patent dissolving the company.

Effect of letters patent	(3) A company in respect of which letters patent are issued under subsection (2) ceases to exist on the day stated in the letters patent.

Proposing liquidation	348. (1) The voluntary liquidation and dissolution of a company, other than a company referred to in subsection 347(1),

(a) may be proposed by its directors; or

(b) may be initiated by way of a proposal made by a shareholder who is entitled to vote at an annual meeting of shareholders in accordance with sections 146 and 147.

Terms must be set out	(2) A notice of any meeting of shareholders at which the voluntary liquidation and dissolution of a company is to be proposed shall set out the terms of the proposal.

Shareholders’ resolution

349. Where the voluntary liquidation and dissolution of a company is proposed, the company may apply to the Minister for letters patent dissolving the company if authorized by a special resolution of the shareholders or, where the company has issued more than one class of shares, by special resolution of each class of shareholders whether or not those shareholders are otherwise entitled to vote.

Approval of Minister required

350. (1) No action directed toward the voluntary liquidation and dissolution of a company shall be taken by a company, other than as provided in sections 348 and 349, until an application made by the company pursuant to section 349 has been approved by the Minister.

Conditional approval

(2) Where the Minister is satisfied on the basis of an application made pursuant to section 349 that the circumstances warrant the voluntary liquidation and dissolution of a company, the Minister may, by order, approve the application.

Effect of approval

(3) Where the Minister has approved an application made pursuant to section 349 with respect to a company, the company shall not carry on business except to the extent necessary to complete its voluntary liquidation.

Liquidation process	(4) Where the Minister has approved an application made pursuant to section 349 with respect to a company, the company shall

(a) cause notice of the approval to be sent to each known claimant against and creditor of the company;

(b) publish notice of the approval once a week for four consecutive weeks in the Canada Gazette and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company transacted any business within the preceding twelve months;

(c) proceed to collect its property, dispose of property that is not to be distributed in kind to its shareholders, discharge all its obligations and do all other acts required to liquidate its business;

(d) where the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money; and

(e) after giving the notice required under paragraphs (a) and (b) and adequately providing for the payment or discharge of all its obligations, distribute its remaining property, either in money or in kind, among its shareholders according to their respective rights.

Dissolution instrument	351. (1) Unless a court has made an order in accordance with subsection 352(1), the Minister may, if satisfied that the company has complied with subsection 350(4) and that all the circumstances so warrant, issue letters patent dissolving the company.

Company dissolved	(2) A company in respect of which letters patent are issued under subsection (1) is dissolved and ceases to exist on the day stated in the letters patent.

Court-supervised Liquidation

Application for court supervision

352. (1) The Superintendent or any interested person may, at any time during the liquidation of a company, apply to a court for an order for the continuance of the voluntary liquidation under the supervision of the court in accordance with this section and sections 353 to 365 and on such application the court may so order and make any further order it thinks fit.

Idem

(2) An application under subsection (1) to a court to supervise a voluntary liquidation shall state the reasons, verified by an affidavit of the applicant, why the court should supervise the liquidation.

Notice to Superintendent

(3) Where a person, other than the Superintendent, makes an application under subsection (1), the person shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

Court supervision thereafter	353. (1) When a court makes an order under subsection 352(1), the liquidation of the company shall continue under the supervision of the court.

Commencement of liquidation	(2) The supervision of the liquidation of a company by the court pursuant to an order made under subsection 352(1) commences on the day the order is made.

Powers of court	354. In connection with the liquidation and dissolution of a company, the court may, where it is satisfied

(a) that the company is able to pay or adequately provide for the discharge of all its obligations, and

(b) in the case of a company that is a trust company pursuant to subsection 57(2), that the company is able to make satisfactory arrangements for the protection of persons in relation to whom the company is acting in a fiduciary capacity, make any order it thinks fit including, without limiting the generality of the foregoing,

(c) an order to liquidate,

(d) an order appointing a liquidator, with or without security, fixing a liquidator’s remuneration and replacing a liquidator,

(e) an order appointing inspectors or referees, specifying their powers, fixing their remuneration and replacing inspectors or referees,

(f) an order determining the notice to be given to any interested person, or dispensing with notice to any person,

(g) an order determining the validity of any claims made against the company,

(h) an order, at any stage of the proceedings, restraining the directors and officers of the company from

(i) exercising any of their powers, or

(ii) collecting or receiving any debt or other property of the company, and from paying out or transferring any property of the company, except as permitted by the court,

(i) an order determining and enforcing the duty or liability of any present or former director, officer or shareholder

(i) to the company, or

(ii) for an obligation of the company,

(j) an order approving the payment, satisfaction or compromise of claims against the company and the retention of assets for that purpose, and determining the adequacy of provisions for the payment, discharge or transfer of any trust obligation or other obligation of the company, whether liquidated, unliquidated, future or contingent,

(k) with the concurrence of the Superintendent, an order providing for the disposal or destruction of the documents, records or registers of the company,

(l) on the application of a creditor, an inspector or the liquidator, an order giving directions on any matter arising in the liquidation,

(m) after notice has been given to all interested parties, an order relieving the liquidator from any omission or default on such terms as the court thinks fit and confirming any act of the liquidator,

(n) subject to sections 361 to 363, an order approving any proposed, interim or final distribution to shareholders, if any, or incorporators, in money or in property,

(o) an order disposing of any property belonging to creditors, shareholders and incorporators who cannot be found,

(p) on the application of any director, officer, shareholder, incorporator, creditor or the liquidator,

(i) an order staying the liquidation proceedings on such terms and conditions as the court thinks fit,

(ii) an order continuing or discontinuing the liquidation proceedings, or

(iii) an order to the liquidator to restore to the company all of its remaining property, and

(q) after the liquidator has rendered the liquidator’s final account to the court, an order directing the company to apply to the Minister for letters patent dissolving the company.

Cessation of business and powers	355. (1) Where a court makes an order for the liquidation of a company,

(a) the company continues in existence but shall cease to carry on business, except the business that is, in the opinion of the liquidator, required for an orderly liquidation; and

(b) the powers of the directors and shareholders, if any, are vested in the liquidator and cease to be vested in the directors or shareholders, except as specifically authorized by the court.

Delegation by liquidator	(2) A liquidator may delegate any of the powers vested by paragraph (1)(b) to the directors or shareholders, if any.

Appointment of liquidator

356. When making an order for the liquidation of a company or at any time thereafter, the court may appoint any person, including a director, an officer or a shareholder of the company or any other company, as liquidator of the company.

Vacancy in liquidator’s office	357. Where an order for the liquidation of a company has been made and the office of liquidator is or becomes vacant, the property of the company is under the control of the court until the office of liquidator is filled.

Duties of liquidator	358. (1) A liquidator shall

(a) forthwith after appointment give notice thereof to the Superintendent and to each claimant and creditor of the company known to the liquidator;

(b) forthwith after appointment publish notice thereof once a week for four consecutive weeks in the Canada Gazette and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company has transacted any business within the preceding twelve months, requiring

(i) any person indebted to the company to render an account and pay to the liquidator at the time and place specified in the notice any amount owing,

(ii) any person possessing property of the company to deliver it to the liquidator at the time and place specified in the notice, and

(iii) any person having a claim against the company, whether liquidated, unliquidated, future or contingent, to present particulars thereof in writing to the liquidator not later than sixty days after the first publication of the notice;

(c) take into custody and control the property of the company;

(d) if the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money;

(e) open and maintain a trust account for the moneys received by the liquidator in the course of the liquidation of the company;

(f) keep accounts of the moneys received and paid out by the liquidator in the course of the liquidation of the company;

(g) maintain separate lists of each class of creditors, shareholders and other persons having claims against the company;

(h) if at any time the liquidator determines that the company is unable to pay or adequately provide for the discharge of its obligations, apply to the court for directions;

(i) deliver to the court and to the Superintendent, at least once in every twelve month period after the liquidator’s appointment or more often as the court requires, the annual statement of the company prepared in accordance with subsection 313(1) or prepared in such manner as the liquidator thinks proper or as the court requires; and

(j) after the final accounts are approved by the court, distribute any remaining property of the company among the shareholders, if any, or incorporators, according to their respective rights.

Powers of liquidator	(2) A liquidator may

(a) retain lawyers, notaries, accountants, appraisers and other professional advisers;

(b) bring, defend or take part in any civil, criminal or administrative action or proceeding in the name and on behalf of the company;

(c) carry on the business of the company as required for an orderly liquidation;

(d) sell by public auction or private sale any property of the company;

(e) if the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2)

money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money;

(f) do all acts and execute documents in the name and on behalf of the company;

(g) borrow money on the security of the property of the company;

(h) settle or compromise any claims by or against the company; and

(i) do all other things necessary for the liquidation of the company and distribution of its property.

Reliance on statements	359. A liquidator is not liable if the liquidator relies in good faith on

(a) financial statements of the company represented to the liquidator by an officer of the company, or on a written report of the auditor of the company, to reflect fairly the financial condition of the company; or

(b) an opinion, a report or a statement of a lawyer, a notary, an accountant, an appraiser or other professional adviser retained by the liquidator.

Examination of others

360. (1) Where a liquidator has reason to believe that any property of the company is in the possession or under the control of a person or that a person has concealed, withheld or misappropriated any such property, the liquidator may apply to the court for an order requiring that person to appear before the court at the time and place designated in the order and to be examined.

Restoration and compensation

(2) Where an examination conducted pursuant to subsection (1) discloses that a person has concealed, withheld or misappropriated any property of the company, the court may order that person to restore the property or pay compensation to the liquidator.

Costs of liquidation	361. A liquidator shall pay the costs of liquidation out of the property of the company and shall pay or make adequate provision for all claims against the company.

Final accounts	362. (1) Within one year after the appointment of a liquidator and after paying or making adequate provision for all claims against the company, the liquidator shall apply to the court

(a) for approval of the final accounts of the liquidator and for an order permitting the distribution, in money or in kind, of the remaining property of the company to its shareholders, if any, or to the incorporators, according to their respective rights; or

(b) for an extension of time, setting out the reasons therefor.

Shareholder application

(2) If a liquidator fails to make the application required by subsection (1), a shareholder of the company or, if there are no shareholders of the company, an incorporator may apply to the court for an order for the liquidator to show cause why a final accounting and distribution should not be made.

Notification of final accounts

(3) A liquidator shall give notice of the liquidator’s intention to make an application under subsection (1) to the Superintendent, to each inspector appointed under section 354, to each shareholder of the company or, if there are no shareholders, to each incorporator and to any person who provided a security or fidelity bond for the liquidation.

Publication

(4) The liquidator shall publish the notice required under subsection (3) in the Canada Gazette and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company has transacted any business within the preceding twelve months or as otherwise directed by the court.

Final order	363. (1) If the court approves the final accounts rendered by a liquidator, the court shall make an order

(a) directing the company to apply to the Minister for letters patent dissolving the company;

(b) directing the custody or disposal of the documents, records and registers of the company; and

(c) discharging the liquidator except in respect of the duty of a liquidator under subsection (2).

Delivery of order	(2) The liquidator shall forthwith send a certified copy of the order referred to in subsection (1) to the Superintendent.

Right to distribution of money	364. (1) If in the course of the liquidation of a company the shareholders resolve to, or the liquidator proposes to,

(a) exchange all or substantially all of the remaining property of the company for securities of another entity that are to be distributed to the shareholders or to the incorporators, or

(b) distribute all or part of the remaining property of the company to the shareholders or to the incorporators in kind,

a shareholder or incorporator may apply to the court for an order requiring the distribution of the remaining property of the company to be in money.

Powers of court	(2) On an application under subsection (1), the court may order

(a) all of the remaining property of the company to be converted into and distributed in money; or

(b) the claim of any shareholder or incorporator applying under this section to be satisfied by a distribution in money.

Order by court	(3) Where an order is made by a court under paragraph (2)(b), the court

(a) shall fix a fair value on the share of the property of the company attributable to the shareholder or incorporator;

(b) may in its discretion appoint one or more appraisers to assist the court in fixing a fair value in accordance with paragraph (a); and

(c) shall render a final order against the company in favour of the shareholder or incorporator for the amount of the share of the property of the company attributable to the shareholder or incorporator.

Dissolution by letters patent	365. (1) On an application made pursuant to an order under paragraph 363(1)(a), the Minister may issue letters patent dissolving the company.

Company dissolved	(2) A company in respect of which letters patent are issued under subsection (1) is dissolved and ceases to exist on the date of the issuance of the letters patent.

General

Definition of “shareholder” and	366. In sections 368 and 369, “shareholder” and “incorporator” include the heirs and personal

“incorporator”	representatives of a shareholder or incorporator.

Continuation of actions	367. (1) Notwithstanding the dissolution of a company under this Part,

(a) a civil, criminal or administrative action or proceeding commenced by or against the company before its dissolution may be continued as if the company had not been dissolved;

(b) a civil, criminal or administrative action or proceeding may be brought against the company within two years after its dissolution as if the company had not been dissolved; and

(c) any property that would have been available to satisfy any judgment or order if the company had not been dissolved remains available for that purpose.

Service on company

(2) Service of a document on a company after its dissolution may be effected by serving the document on a person shown as a director in the incorporating instrument of the company or, if applicable, in the latest return sent to the Superintendent under section 499.

1991, c. 45, s. 367; 1999, c. 31, s. 218.

Limitations on liability

368. (1) Notwithstanding the dissolution of a company, a shareholder or incorporator to whom any of its property has been distributed is liable to any person claiming under subsection 367(1) to the extent of the amount received by that shareholder or incorporator on the distribution.

Limitation	(2) An action to enforce liability under subsection (1) may not be commenced except within two years after the date of the dissolution of the company.

Action against class

(3) A court may order an action referred to in subsections (1) and (2) to be brought against the persons who were shareholders or incorporators as a class, subject to such conditions as the court thinks fit.

Reference	(4) If the plaintiff establishes a claim in an action under subsection (3), the court may refer the proceedings to a referee or other officer of the court who may

(a) add as a party to the proceedings each person found by the plaintiff to have been a shareholder or incorporator;

(b) determine, subject to subsection (1), the amount that each person who was a shareholder or incorporator must contribute towards satisfaction of the plaintiff’s claim; and

(c) direct payment of the amounts so determined.

Where creditor cannot be found

369. Where a creditor, shareholder or incorporator to whom property is to be distributed on the dissolution of a company cannot be found, the portion of the property to be distributed to that creditor, shareholder or incorporator shall be converted into money and paid in accordance with section 371.

Vesting in Crown	370. Subject to subsection 367(1) and sections 371 and 372, property of a company that has not been disposed of at the date of the dissolution of the company vests in Her Majesty in right of Canada.

Unclaimed money on winding-up

371. (1) Notwithstanding the Winding-up and Restructuring Act, where the business of a company is being wound up, the liquidator or the company shall pay to the Minister on demand and in any event before the final winding-up of that business any amount that is payable by the liquidator or the company to a creditor, shareholder or incorporator of the company to whom payment thereof has not, for any reason, been made.

Records

(2) Where a liquidator or a company makes a payment to the Minister under subsection (1) with respect to a creditor, shareholder or incorporator, the liquidator or company shall concurrently forward to the Minister all documents, records and registers in the possession of the liquidator or company that relate to the entitlement of the creditor, shareholder or incorporator.

Payment to Bank of Canada

(3) The Minister shall pay to the Bank of Canada all amounts paid to the Minister under subsection (1) and shall provide the Bank of Canada with any document, record or register received by the Minister under subsection (2).

Liquidator and company discharged

(4) Payment by a liquidator or a company to the Minister under subsection (1) discharges the liquidator and the company in respect of which the payment is made from all liability for the amount so paid, and payment by the Minister to the Bank of Canada under subsection (3) discharges the Minister from all liability for the amount so paid.

1991, c. 45, s. 371; 1996, c. 6, s. 167.

Liability of Bank of Canada

372. (1) Subject to section 22 of the Bank of Canada Act, where payment has been made to the Bank of Canada of an amount under subsection 371(3), the Bank of Canada, if payment is demanded by a person who, but for subsection 371(4), would be entitled to receive payment of that amount from the liquidator, the company or the Minister, is liable to pay to that person at its head office an amount equal to the amount so paid to it, with interest thereon for the period, not exceeding ten years, from the day on which the payment was received by the Bank of Canada until the date of payment to the person, at such rate and computed in such manner as the Minister determines.

Enforcing liability	(2) The liability of the Bank of Canada under subsection (1) may be enforced by action against the Bank of Canada in the court in the province in which the debt or instrument was payable.

Custody of records after dissolution

373. A person who has been granted custody of the documents, records and registers of a dissolved company shall keep them available for production for six years following the date of the dissolution of the company or until the expiration of such shorter period as may be ordered by the court when it orders the dissolution.

Insolvency	374. (1) In the case of the insolvency of a company,

(a) the payment of any amount due to Her Majesty in right of Canada, in trust or otherwise, except indebtedness evidenced by subordinated indebtedness, shall be a first charge on the assets of the company;

(b) the payment of any amount due to Her Majesty in right of a province, in trust or otherwise, except indebtedness evidenced by subordinated indebtedness, shall be a second charge on the assets of the company;

(c) the payment of the deposit liabilities of the company and all other liabilities of the company, except the liabilities referred to in paragraphs (d) and (e), shall be a third charge on the assets of the company;

(d) subordinated indebtedness of the company and all other liabilities that by their terms rank equally with or subordinate to such subordinated indebtedness shall be a fourth charge on the assets of the company; and

(e) the payment of any fines and penalties for which the company is liable shall be a last charge on the assets of the company.

Priority not affected	(2) Nothing in subsection (1) prejudices or affects the priority of any holder of any security interest in any property of a company.

Priorities

(3) Priorities within each of paragraphs (1)(a) to (e) shall be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities referred to therein.

1991, c. 45, s. 374; 2001, c. 9, s. 517.

PART VII

OWNERSHIP

DIVISION I

INTERPRETATION

Definition of “agent”	374.1 In this Part, “agent” means

(a) in relation to Her Majesty in right of Canada or of a province, any agent of Her Majesty in either of those rights, and includes a municipal or public body empowered to perform a function of government in Canada or any entity empowered to perform a function or duty on behalf of Her Majesty in either of those rights, but does not include

(i) an official or entity performing a function or duty in connection with the administration or management of the estate or property of a natural person,

(ii) an official or entity performing a function or duty in connection with the administration, management or investment of a fund established to provide compensation, hospitalization, medical care, annuities, pensions or similar benefits to natural persons, or moneys derived from such a fund, or

(iii) the trustee of any trust for the administration of a fund to which Her Majesty in either of those rights contributes and of which an official or entity that is an agent of Her Majesty in either of those rights is a trustee; and

(b) in relation to the government of a foreign country or any political subdivision thereof, a person empowered to perform a function or duty on behalf of the government of the foreign country or political subdivision, other than a function or duty in connection with the administration or management of the estate or property of a natural person.

1994, c. 47, s. 205.

DIVISION II

CONSTRAINTS ON OWNERSHIP

Constraining acquisition

375. (1) No person, or entity controlled by a person, shall, without the approval of the Minister, purchase or otherwise acquire any share of a company or purchase or otherwise acquire control of any entity that holds any share of a company if

(a) the acquisition would cause the person to have a significant interest in any class of shares of the company; or

(b) where the person has a significant interest in a class of shares of the company, the acquisition would increase the significant interest of the person in that class of shares.

Amalgamation, etc., constitutes acquisition

(2) Where, as a result of an amalgamation, merger or reorganization, the entity that results therefrom would have a significant interest in a class of shares of a company, that entity shall be deemed to be acquiring a significant interest in that class of shares of the company through an acquisition for which the approval of the Minister is required pursuant to subsection (1).

Exemption

(3) On application by a company, the Superintendent may exempt from the application of this section and section 376 any class of non-voting shares of the company if the aggregate book value of the shares of the class is not more than 30 per cent of the aggregate book value of all the outstanding shares of the company.

(4) and (5) [Repealed, 2001, c. 9, s. 518]

1991, c. 45, s. 375; 2001, c. 9, s. 518.

No acquisition of control without approval	375.1 No person shall acquire control, within the meaning of paragraph 3(1)(d), of a company, without the prior approval of the Minister.

1997, c. 15, s. 372; 2001, c. 9, s. 519.

Constraining registration

376. No company shall, unless the acquisition of the share has been approved by the Minister, record in its securities register a transfer or issue of any share of the company to any person or to any entity controlled by a person if

(a) the transfer or issue of the share would cause the person to have a significant interest in any class of shares of the company; or

(b) where the person has a significant interest in a class of shares of the company, the transfer or issue of the share would increase the significant interest of the person in that class of shares of the company.

Exception for small holdings

376.1 Notwithstanding section 376, where, as a result of a transfer or issue of shares of a class of shares of a company to a person, the total number of shares of that class registered in the securities register of the company in the name of that person

(a) would not exceed five thousand, and

(b) would not exceed 0.1 per cent of the outstanding shares of that class,

the company is entitled to assume that no person is acquiring or increasing a significant interest in that class of shares of the company as a result of that issue or transfer of shares.

1994, c. 47, s. 206.

Where approval not required

377. (1) Notwithstanding subsections 375(1) and (2) and section 376, approval of the Minister is not required where a person with a significant interest in a class of shares of a company or an entity controlled by a person with a significant interest in a class of shares of a company

(a) purchases or otherwise acquires shares of that class, or

(b) acquires control of any entity that holds any share of that class,

and the number of shares of that class purchased or otherwise acquired, or the acquisition of control of the entity, as the case may be, would not increase the significant interest of the person in that class of shares of the company to a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever is applicable.

Percentage

(2) Subject to subsection (3), for the purposes of subsection (1), the percentage is 5 percentage points in excess of the significant interest of the person in that class of shares of the company on the later of the day this Part comes into force and the day of the most recent purchase or other acquisition by

(a) the person, or

(b) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister.

Idem

(3) Where a person has a significant interest in a class of shares of a company and the person’s percentage of that class has decreased after the date of the most recent purchase or other acquisition by

(a) the person, or

(b) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister, the percentage for the purposes of subsection (1) is the percentage that is the lesser of

(c) 5 percentage points in excess of the significant interest of the person in that class of shares of the company on the later of the day this Part comes into force and the day of the most recent purchase or other acquisition by

(i) the person, or

(ii) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister, and

(d) 10 percentage points in excess of the lowest significant interest of the person in that class of shares of the company at any time after the later of the day this Part comes into force and the day of the most recent purchase or other acquisition by

(i) the person, or

(ii) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister.

Exception	(4) Subsection (1) does not apply if the purchase or other acquisition of shares or the acquisition of control referred to in that subsection would

(a) result in the acquisition of control of the company by the person referred to in that subsection;

(b) where the person controls the company but the voting rights attached to the aggregate of any voting shares of the company beneficially owned by the person and by entities controlled by the person do not exceed 50 per cent of the voting rights attached to all of the outstanding voting shares of the company, cause the voting rights attached to that aggregate to exceed 50 per cent of the voting rights attached to all of the outstanding voting shares of the company;

(c) result in the acquisition of a significant interest in a class of shares of the company by an entity controlled by the person and the acquisition of that investment is not exempted by the regulations; or

(d) result in an increase in a significant interest in a class of shares of the company by an entity controlled by the person by a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever applies, and the increase is not exempted by the regulations.

Regulations	(5) The Governor in Council may make regulations

(a) exempting from the application of paragraph (4)(c) the acquisition of a significant interest in a class of shares of the company by an entity controlled by the person; and

(b) exempting from the application of paragraph (4)(d) an increase in a significant interest in a class of shares of the company by an entity controlled by the person by a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever applies.

1991, c. 45, s. 377; 1997, c. 15, s. 373.

Where approval not required	378. (1) Despite sections 375 and 376, the approval of the Minister is not required if

(a) the Superintendent has, by order, directed the company to increase its capital and shares of the company are issued and acquired in accordance with such terms and conditions as may be specified in the order; or

(b) a person who controls, within the meaning of paragraph 3(1)(a), the company acquires additional shares of the company.

Pre-approval	(2) For the purposes of subsections 375(1) and (2) and section 376, the Minister may approve

(a) the purchase or other acquisition of such number or percentage of shares of a company as may be required in a particular transaction or series of transactions; or

(b) the purchase or other acquisition of up to a specified number or percentage of shares of a company within a specified period.

1991, c. 45, s. 378; 2001, c. 9, s. 520.

Public holding requirement

379. (1) Every company shall, from and after the day determined under this section in respect of that company, have, and continue to have, voting shares that carry at least 35 per cent of the voting rights attached to all of the outstanding voting shares of the company and that are

(a) shares of one or more classes of shares that are listed and posted for trading on a recognized stock exchange in Canada; and

(b) shares none of which is beneficially owned by a person who is a major shareholder of the company in respect of the voting shares of the company or by any entity that is controlled by a person who is a major shareholder of the company in respect of such shares.

Determination of day

(2) If the company has equity of one billion dollars or more on the day it comes into existence, the day referred to in subsection (1) is the day that is three years after that day and, in the case of any other company, the day referred to in subsection (1) is the day that is three years after the day of the first annual meeting of the shareholders of the company held after the equity of the company first reaches one billion dollars.

Extension

(3) If general market conditions so warrant and the Minister is satisfied that a company has used its best efforts to be in compliance with this section on the day determined under subsection (2), the Minister may specify a later day as the day from and after which the company must comply with subsection (1).

1991, c. 45, s. 379; 2001, c. 9, s. 521.

Limit on assets	380. (1) Unless an exemption order with respect to the company is granted under section 382, if a company fails to comply with section 379 in any month, the Minister may, by order, require the company not to have, until it complies with that section, average total assets in any three month period ending on the last day of a subsequent month exceeding the company’s average total assets in the three month period ending on the last day of the month immediately before the month specified in the order.

Average total assets

(2) For the purposes of subsection (1), the average total assets of a company in a three month period shall be computed by adding the total assets of the company as calculated for the month end of each of the three months in the period and by dividing the sum by three.

Definition of “total assets”	(3) For the purposes of subsections (1) and (2), “total assets”, in respect of a company, has the meaning given that expression by the regulations.

1991, c. 45, s. 380; 2001, c. 9, s. 522.

Increase of capital

381. Where the Superintendent has, by order, directed a company to increase its capital and shares of the company are issued and acquired in accordance with such terms and conditions as may be specified in the order, section 379 shall not apply in respect of the company until such time as the Superintendent may, by order, specify.

Exemption by order of Minister	382. (1) An entity that controls a company and that is

(a) a widely held bank,

(b) a bank that would be in compliance with section 379 if it were a company,

(b.1) a widely held bank holding company,

(b.2) a bank holding company that would be in compliance with section 379 if it were a company,

(c) a company that is in compliance with section 379,

(d) an insurance company, other than a mutual company, to which the Insurance Companies Act applies that would be in compliance with section 379 if it were a company,

(d.1) a mutual company or a fraternal benefit society to which the Insurance Companies Act applies,

(d.2) an insurance holding company that would be in compliance with section 379 if it were a company,

(e) an association to which the Cooperative Credit Associations Act applies,

(f) a body corporate that is incorporated and regulated by or under an Act of the legislature of a province and that is a mutual insurance corporation or fraternal benefit society,

(g) a cooperative credit society regulated by or under an Act of the legislature of a province,

(h) a foreign institution, or

(i) a body corporate incorporated or formed by or under an Act of Parliament or of the legislature of a province whose activities, and those of any entities that it controls, are, in the opinion of the Minister, when viewed as a whole, primarily financial, may apply to the Minister to exempt the company from the requirements of section 379.

Terms and conditions	(2) In the case of an entity referred to in any of paragraphs (1)(a) to (h), the Minister may grant the exemption referred to in subsection (1) subject to such terms and conditions as the Minister considers appropriate.

Idem

(3) In the case of a holding body corporate referred to in paragraph (1)(i), the Minister may grant the exemption referred to in subsection (1) only if the Minister is satisfied that the holding body corporate will, if the exemption is granted, submit to and comply with sections 172 and 379 as though the holding body corporate were a company and the Minister may grant the exemption subject to such terms and conditions as the Minister considers appropriate.

Effect of order

(4) Subject to subsection (5) and to such terms and conditions as are set out in an exemption order granted under this section, a company in respect of which an exemption order is granted need not comply with section 379.

Expiration of exemption order	(5) The Minister may, by order, direct that an exemption order granted under this section in respect of a company shall expire if

(a) the entity that applied for the exemption order ceases to control the company;

(b) in the opinion of the Minister, the activities of the holding body corporate referred to in paragraph (1)(i) that applied for the exemption order, whether carried on directly or through entities that it controls, are no longer primarily financial;

(c) the holding body corporate referred to in paragraph (1)(i) that applied for the exemption order ceases to comply with section 172 or 379; or

(d) there is a breach of any term or condition set out in the exemption order.

Compliance with s. 379

(6) Where an exemption order granted under this section expires, the company in respect of which the exemption order was granted shall comply with section 379 as of the day the exemption order expires.

Limit on assets

(7) Where a company fails to comply with section 379 on the day referred to in subsection (6), the company shall not, until it complies with section 379, have average total assets in any three month period ending on the last day of a subsequent month exceeding the company’s average total assets in the three month period ending on the last day of the month immediately preceding the day referred to in subsection (6) or such later day as the Minister may, by order, specify.

Application of ss. 380(2) and (3)	(8) Subsections 380(2) and (3) apply for the purposes of subsection (7).

1991, c. 45, s. 382, c. 47, s. 753; 2001, c. 9, s. 523.

Exception	383. (1) Where a company fails to comply with section 379 as the result of

(a) a distribution to the public of voting shares of the company,

(b) a redemption or purchase of voting shares of the company,

(c) the exercise of any option to acquire voting shares of the company, or

(d) the conversion of any convertible securities into voting shares of the company,

section 380 shall not apply in respect of that company until the expiration of six months after the day the company failed to comply with section 379.

Shares acquiring voting rights

(2) Where, as the result of an event that has occurred and is continuing, shares of a company acquire voting rights in such number as to cause the company to no longer be in compliance with section 379, section 380 shall not apply in respect of that company until the expiration of six months after the day the company ceased to be in compliance with section 379 or such later day as the Minister may, by order, specify.

Exception	(3) Where a holding body corporate referred to in subsection 382(3) fails to comply with section 379 as the result of

(a) a distribution to the public of voting shares of the holding body corporate,

(b) a redemption or purchase of voting shares of the holding body corporate,

(c) the exercise of any option to acquire voting shares of the holding body corporate, or

(d) the conversion of any convertible securities into voting shares of the holding body corporate,

paragraph 382(5)(c) shall not apply in respect of that holding body corporate until the expiration of six months after the day the holding body corporate failed to comply with section 379.

Shares acquiring voting rights

(4) Where, as the result of an event that has occurred and is continuing, shares of a holding body corporate referred to in subsection 382(3) acquire voting rights in such number as to cause the holding body corporate to no longer be in compliance with section 379, paragraph 382(5)(c) shall not apply in respect of that holding body corporate until the expiration of six months after the day the holding body corporate ceased to be in compliance with section 379 or such later day as the Minister may, by order, specify.

Acquisition of control permitted

384. (1) Subject to subsection (2) and sections 376 and 385, section 379 does not apply in respect of a company if a person acquires control of a company with equity of one billion dollars or more through the purchase or other acquisition of all or any number of the shares of the company by the person or by any entity controlled by the person.

Undertaking required

(2) Subsection (1) applies only if the person provides the Minister with an undertaking satisfactory to the Minister to do all things necessary so that, within three years after the acquisition, or any other period that the Minister may specify, the company has voting shares that carry at least 35 per cent of the voting rights attached to all of the outstanding voting shares of the company and that are

(a) shares of one or more classes of shares that are listed and posted for trading on a recognized stock exchange in Canada; and

(b) shares none of which is beneficially owned by a person who is a major shareholder of the company in respect of the voting shares of the company or by any entity that is controlled by a person who is a major shareholder of the company in respect of such shares.

1991, c. 45, s. 384; 2001, c. 9, s. 524.

Application of section 379	385. At the expiration of the period for compliance with an undertaking referred to in subsection 384(2), section 379 shall apply in respect of the company to which the undertaking relates.

1991, c. 45, s. 385; 2001, c. 9, s. 524.

Restriction on voting rights

386. (1) If, with respect to any company, a particular person contravenes section 375 or 375.1 or fails to comply with an undertaking referred to in subsection 384(2) or with any term or condition imposed under section 389, no person, and no entity controlled by the particular person, shall, in person or by proxy, exercise any voting rights

(a) that are attached to shares of the company beneficially owned by the particular person or any entity controlled by the particular person; or

(b) that are subject to an agreement entered into by the particular person, or any entity controlled by the particular person, pertaining to the exercise of the voting rights.

Subsection (1) ceases to apply	(2) Subsection (1) ceases to apply in respect of a person when, as the case may be,

(a) the shares to which the contravention relates have been disposed of;

(b) the person ceases to control the company within the meaning of paragraph 3(1)(d);

(c) if the person failed to comply with an undertaking referred to in subsection 384(2), the company complies with section 379; or

(d) if the person failed to comply with a term or condition imposed under section 389, the person complies with the term or condition.

1991, c. 45, s. 386; 1997, c. 15, s. 374; 2001, c. 9, s. 524.

Approval Process

Application for approval

387. (1) An application for an approval of the Minister required under this Part must be filed with the Superintendent and contain the information, material and evidence that the Superintendent may require.

Applicant

(2) If, with respect to any particular transaction, this Part applies to more than one person, any one of those persons may make the application to the Minister for approval on behalf of all of those persons.

1991, c. 45, s. 387; 2001, c. 9, s. 525.

Matters for consideration

388. (1) Subject to subsection (2), if an application for an approval under section 375 is made, the Minister, in determining whether or not to approve the transaction, shall take into account all matters that the Minister considers relevant to the application, including

(a) the nature and sufficiency of the financial resources of the applicant or applicants as a source of continuing financial support for the company;

(b) the soundness and feasibility of the plans of the applicant or applicants for the future conduct and development of the business of the company;

(c) the business record and experience of the applicant or applicants;

(d) the character and integrity of the applicant or applicants or, if the applicant or any of the applicants is a body corporate, its reputation for being operated in a manner that is consistent with the standards of good character and integrity;

(e) whether the company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

(f) the impact of any integration of the businesses and operations of the applicant or applicants with those of the company on the conduct of those businesses and operations; and

(g) the best interests of the financial system in Canada.

National treatment

(2) Where a transaction in respect of which subsection 375(1) or (2) applies would cause a company to become a subsidiary of a foreign institution that is engaged in the trust and loan business, that does not have any other company as its subsidiary and that is a non-WTO Member foreign institution, the Minister shall not approve the transaction unless the Minister is satisfied that treatment as favourable for companies to which this Act applies exists or will be provided in the jurisdiction in which the foreign institution principally carries on business, either directly or through a subsidiary.

Part XII of the Bank Act	(3) Nothing in subsection (1) or (2) affects the operation of Part XII of the Bank Act.

1991, c. 45, s. 388; 1999, c. 28, s. 140; 2001, c. 9, s. 526.

Terms and conditions	389. The Minister may impose any terms and conditions in respect of an approval given under this Part that the Minister considers necessary to ensure compliance with any provision of this Act.

1991, c. 45, s. 389; 2001, c. 9, s. 527.

Certifying receipt of application

390. (1) If, in the opinion of the Superintendent, an application filed under this Part contains all the required information, the Superintendent shall without delay refer the application to the Minister and send a receipt to the applicant certifying the date on which the completed application was received by the Superintendent.

Incomplete application

(2) If, in the opinion of the Superintendent, an application filed under this Part is incomplete, the Superintendent shall send a notice to the applicant specifying the information required by the Superintendent to complete the application.

1991, c. 45, s. 390; 2001, c. 9, s. 528.

Notice of decision to applicant	391. (1) Subject to subsections (2) and (3) and 392(1), the Minister shall, within a period of thirty days after the certified date referred to in subsection 390(1), send to the applicant

(a) a notice approving the transaction to which the application relates; or

(b) where the Minister is not satisfied that the transaction to which the application relates should be approved, a notice to that effect, advising the applicant of the right to make representations to the Minister in respect of the matter.

Idem

(2) Subject to subsections (4) and 392(2), where an application filed under subsection 387(1) involves the acquisition of control of a company, the Minister shall, within a period of forty-five days after the certified date referred to in subsection 390(1), send to the applicant

(a) a notice approving the transaction to which the application relates; or

(b) where the Minister is not satisfied that the transaction to which the application relates should be approved, a notice to that effect, advising the applicant of the right to make representations to the Minister in respect of the matter.

Extension of period for notice	(3) Where the Minister is unable to complete the consideration of an application within the period referred to in subsection (1), the Minister shall,

(a) within that period, send a notice to that effect to the applicant; and

(b) within a further period of thirty days after the date of the sending of the notice referred to in paragraph (a) or within such other further period as may be agreed on by the applicant and the Minister, send a notice referred to in paragraph (1)(a) or (b) to the applicant.

Idem	(4) Where the Minister considers it appropriate to do so, the Minister may extend the period referred to in subsection (2) for one or more periods of forty-five days.

Reasonable opportunity to make representations

392. (1) Where, after receipt of the notice referred to in paragraph 391(1)(b), the applicant advises the Minister that the applicant wishes to make representations, the Minister shall provide the applicant with a reasonable opportunity within a period of thirty days after the date of the notice, or within such further period as may be agreed on by the applicant and the Minister, to make representations in respect of the matter.

Idem

(2) Where, after receipt of the notice referred to in paragraph 391(2)(b), the applicant advises the Minister that the applicant wishes to make representations, the Minister shall provide the applicant with a reasonable opportunity within a period of forty-five days after the date of the notice, or within such further period as may be agreed on by the applicant and the Minister, to make representations in respect of the matter.

Notice of decision

393. (1) Within a period of thirty days after the expiration of the period for making representations referred to in subsection 392(1), the Minister shall, in the light of any such representations and having regard to the matters to be taken into account, send a notice to the applicant indicating whether or not the Minister approves the share transaction to which the application relates.

Idem

(2) Within a period of forty-five days after the expiration of the period for making representations referred to in subsection 392(2), the Minister shall, in the light of any such representations and having regard to the matters to be taken into account, send a notice to the applicant indicating whether or not the Minister approves the share transaction to which the application relates.

Deemed approval

394. Where the Minister does not send a notice under subsection 391(1) or (3) or 393(1) within the period provided for in those subsections, the Minister is deemed to have approved the share transaction to which the application relates.

394.1 and 395. [Repealed, 1994, c. 47, s. 207]

Constraining registration:	396. (1) No company shall record in its securities register a transfer or issue of any share of the company to

Crown and foreign governments	(a) Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights; or

(b) the government of a foreign country or any political subdivision thereof, or any agent or agency thereof.

Exception

(2) Notwithstanding subsection (1), a company that is a subsidiary of a foreign institution that is controlled by the government of a foreign country or any political subdivision thereof, or any agency thereof, may register a transfer or issue of a share or shares of the company to the foreign institution or to any subsidiary of the foreign institution.

397. and 398. [Repealed, 1994, c. 47, s. 208]

399. (1) [Repealed, 1994, c. 47, s. 209]

Suspension of voting rights held by governments	(2) Notwithstanding section 151, where any voting shares of a company are beneficially owned by

(a) Her Majesty in right of Canada or of a province or any agency of Her Majesty in either of those rights, or

(b) the government of a foreign country or any political subdivision thereof, or any agency thereof,

no person shall, in person or by proxy, exercise the voting rights attached to those shares.

Transitional

(3) Subsection (2) does not apply in respect of a government or agency referred to in that subsection that, on September 27, 1990, beneficially owned shares of a former-Act company where the exercise of the voting rights attached to those shares was not prohibited under subsection 41(2) of the Trust Companies Act or subsection 48(2) of the Loan Companies Act, as those subsections read immediately prior to June 1, 1992.

Transitional

(4) Subsection (3) ceases to apply where a government or agency referred to in that subsection acquires beneficial ownership of any additional voting shares of the former-Act company in such number that the percentage of the voting rights attached to all of the voting shares of the former-Act company beneficially owned by the government or agency is greater than the percentage of the voting rights attached to all of the voting shares of the former-Act company that were beneficially owned by the government or agency on September 27, 1990.

1991, c. 45, s. 399; 1994, c. 47, s. 209.

400. and 400.1 [Repealed, 1994, c. 47, s. 210]

DIVISION III

DIRECTIONS

Disposition of shareholdings

401. (1) If, with respect to any company, a person contravenes section 375 or 375.1 or fails to comply with an undertaking referred to in subsection 384(2) or with any terms and conditions imposed under section 389, the Minister may, if the Minister deems it in the public interest to do so, by order, direct that person and any person controlled by that person to dispose of any number of shares of the company beneficially owned by any of those persons that the Minister specifies in the order, within the time specified in the order and in the proportion, if any, as between the person and the persons controlled by that person that is specified in the order.

Representations

(2) No direction shall be made under subsection (1) unless the Minister has provided each person to whom the direction relates and the company concerned with a reasonable opportunity to make representations in respect of the subject-matter of the direction.

Appeal	(3) Any person with respect to whom a direction has been made under subsection (1) may, within thirty days after the date of the direction, appeal the matter in accordance with section 530.

(4) [Repealed, 2001, c. 9, s. 529]

1991, c. 45, s. 401; 1996, c. 6, s. 119; 2001, c. 9, s. 529.

Application to court	402. (1) Where a person fails to comply with a direction made under subsection 401(1), an application on behalf of the Minister may be made to a court for an order to enforce the direction.

Court order

(2) A court may, on an application under subsection (1), make such order as the circumstances require to give effect to the terms of the direction and may, without limiting the generality of the foregoing, require the company concerned to sell the shares that are the subject-matter of the direction.

Appeal	(3) An appeal from an order of a court under this section lies in the same manner as, and to the same court to which, an appeal may be taken from any other order of the court.

General Provisions

Interest of securities underwriter

403. This Part does not apply to a securities underwriter in respect of shares of a body corporate or ownership interests in an unincorporated entity that are acquired by the underwriter in the course of a distribution to the public of those shares or ownership interests and that are held by the underwriter for a period of not more than six months.

Arrangements to effect compliance	404. (1) The directors of a company may make such arrangements as they deem necessary to carry out the intent of this Part and, in particular, but without limiting the generality of the foregoing, may

(a) require any person in whose name a share of the company is held to submit a declaration setting out

(i) the beneficial ownership of the share, and

(ii) such other information as the directors deem relevant for the purposes of this Part;

(b) require any person who wishes to have a transfer of a share registered in the name of, or to have a share issued to, that person to submit a declaration referred to in paragraph (a) as though the person were the holder of that share; and

(c) determine the circumstances in which a declaration referred to in paragraph (a) is to be required, the form of the declaration and the times at which it is to be submitted.

Order of Superintendent

(2) The Superintendent may, by order, direct a company to obtain from any person in whose name a share of the company is held a declaration setting out the name of every entity controlled by that person and containing information concerning

(a) the ownership or beneficial ownership of the share; and

(b) such other related matters as are specified by the Superintendent.

Compliance required	(3) As soon as possible after receipt by a company of a direction under subsection (2),

(a) the company shall comply with the direction; and

(b) every person who is requested by the company to provide a declaration containing information referred to in subsection (1) or (2) shall comply with the request.

Outstanding declaration: effect

(4) Where, pursuant to this section, a declaration is required to be submitted by a shareholder or other person in respect of the issue or transfer of any share, a company may refuse to issue the share or register the transfer unless the required declaration is submitted.

Reliance on information

405. A company and any person who is a director or an officer, employee or agent of the company may rely on any information contained in a declaration required by the directors pursuant to section 404 or on any information otherwise acquired in respect of any matter that might be the subject of such a declaration, and no action lies against the company or any such person for anything done or omitted to be done in good faith in reliance on any such information.

406. [Repealed, 1994, c. 47, s. 211]

Exemption regulations

407. The Governor in Council may, by regulation, exempt from any of the provisions of this Part any share transaction or any class of share transactions involving the transfer of shares on the death of the beneficial owner thereof, or any arrangement made in contemplation of the death of the beneficial owner, to one or more members of the beneficial owner’s family, or to one or more trustees on their behalf.

Competition Act	408. Nothing in, or done under the authority of, this Act affects the operation of the Competition Act.

PART VIII

BUSINESS AND POWERS

GENERAL BUSINESS

Main business	409. (1) Subject to this Act, a company shall not engage in or carry on any business other than such business generally as appertains to the business of providing financial services.

Idem	(2) For greater certainty, a company may

(a) subject to section 412, act as a trustee;

(b) act as a financial agent, receiver, liquidator or sequestrator;

(c) provide investment counselling services and portfolio management services; and

(d) issue payment, credit or charge cards and, in cooperation with others including other financial institutions, operate a payment, credit or charge card plan.

Additional activities	410. (1) In addition, a company may

(a) act as an agent for vendors, purchasers, mortgagors, mortgagees, lessors or lessees of real property and provide consulting or appraisal services in respect of real property;

(b) hold, manage and otherwise deal with real property;

(c) outside Canada, or with the prior written approval of the Minister, in Canada, engage in any of the following activities, namely,

(i) collecting, manipulating and transmitting

(A) information that is primarily financial or economic in nature,

(B) information that relates to the business of a permitted entity, as defined in subsection 449(1), or

(C) any other information that the Minister may, by order, specify,

(ii) providing advisory or other services in the design, development or implementation of information management systems,

(iii) designing, developing or marketing computer software, and

(iv) designing, developing, manufacturing or selling, as an ancillary activity to any activity referred to in any of subparagraphs (i) to (iii) that the company is engaging in, computer equipment integral to the provision of information services related to the business of financial institutions or to the provision of financial services;

(c.1) with the prior written approval of the Minister, develop, design, hold, manage, manufacture, sell or otherwise deal with data transmission systems, information sites, communication devices or information platforms or portals that are used

(i) to provide information that is primarily financial or economic in nature,

(ii) to provide information that relates to the business of a permitted entity, as defined in subsection 449(1), or

(iii) for a prescribed purpose or in prescribed circumstances;

(d) in Canada, engage in such activities referred to in paragraph (c) that the company was engaged in prior to June 1, 1992;

(d.1) engage, under prescribed terms and conditions, if any are prescribed, in specialized business management or advisory services;

(e) promote merchandise and services to the holders of any payment, credit or charge card issued by the company;

(f) engage in the sale of

(i) tickets, including lottery tickets, on a non-profit public service basis in connection with special, temporary and infrequent non-commercial celebrations or projects that are of local, municipal, provincial or national interest,

(ii) urban transit tickets, and

(iii) tickets in respect of a lottery sponsored by the federal government or a provincial or municipal government or an agency of any such government or governments; and

(g) act as a custodian of property.

Restriction	(2) Except as authorized by or under this Act, a company shall not deal in goods, wares or merchandise or engage in any trade or other business.

Regulations	(3) The Governor in Council may make regulations

(a) respecting what a company may or may not do with respect to the carrying on of the activities referred to in paragraphs (1)(c), (c.1) and (d.1);

(b) imposing terms and conditions in respect of the provision of the services referred to in paragraphs (1)(a) and 409(2)(c) and the carrying on of the activities referred to in paragraphs (1)(c), (c.1) and (d.1); and

(c) respecting the circumstances in which companies may be exempted from the requirement to obtain the approval of the Minister before carrying on a particular activity referred to in paragraph (1)(c) or (c.1).

1991, c. 45, s. 410; 1993, c. 34, s. 126(F); 1997, c. 15, s. 375; 2001, c. 9, s. 530.

Networking	411. Subject to section 416, a company may

(a) act as agent for any person in respect of the provision of any service that is provided by a financial institution, a permitted entity as defined in subsection 449(1) or a prescribed entity and may enter into an arrangement with any person in respect of the provision of that service; or

(b) refer any person to any such financial institution or entity.

1991, c. 45, s. 411; 2001, c. 9, s. 531.

Restriction on fiduciary activities	412. No company, other than a company that is a trust company pursuant to subsection 57(2), shall act in Canada as

(a) an executor, administrator or official guardian or a guardian, tutor, curator, judicial adviser or committee of a mentally incompetent person; or

(b) a trustee for a trust.

Restriction on deposit taking	413. A company shall not accept deposits in Canada unless it is a member institution within the meaning of the Canada Deposit Insurance Corporation Act.

Restriction on guarantees	414. (1) A company shall not guarantee on behalf of any person the payment or repayment of any sum of money unless

(a) the sum of money is a fixed sum of money with or without interest thereon; and

(b) the person on whose behalf the company has undertaken to guarantee the payment or repayment has an unqualified obligation to reimburse the company for the full amount of the payment or repayment to be guaranteed.

Exception	(2) Paragraph (1)(a) does not apply where the person on whose behalf the company has undertaken to guarantee a payment or repayment is a subsidiary of the company.

Idem

(3) Notwithstanding subsection (1), a company may guarantee repayment of the principal or payment of the interest, or both, of any moneys entrusted to the company for investment, on such terms and conditions as are agreed on.

Regulations	(4) The Governor in Council may make regulations imposing terms and conditions in respect of guarantees permitted by this section.

1991, c. 45, s. 414; 1997, c. 15, s. 376; 2001, c. 9, s. 532.

Restriction on securities activities	415. A company shall not deal in Canada in securities to the extent prohibited or restricted by such regulations as the Governor in Council may make for the purposes of this section.

Restriction on insurance business	416. (1) A company shall not undertake the business of insurance except to the extent permitted by this Act or the regulations.

Restriction on acting as agent

(2) A company shall not act in Canada as agent for any person in the placing of insurance and shall not lease or provide space in any branch in Canada of the company to any person engaged in the placing of insurance.

Regulations	(3) The Governor in Council may make regulations respecting the matters referred to in subsection (1) and regulations respecting relations between companies and

(a) entities that undertake the business of insurance; or

(b) insurance agents or insurance brokers.

Saving	(4) Nothing in this section precludes a company from

(a) requiring insurance to be placed by a borrower for the security of the company; or

(b) obtaining group insurance for its employees or the employees of any bodies corporate in which it has a substantial investment pursuant to section 453.

No pressure	(5) No company shall exercise pressure on a borrower to place insurance for the security of the company in any particular insurance company, but a company may require that an insurance company chosen by a borrower meet with its approval, which shall not be unreasonably withheld.

Annuities	(6) For the purposes of this section, the business of insurance includes the issuance of any annuity where the liability thereon is contingent on the death of a person.

Restriction on leasing	417. A company shall not engage in Canada in any personal property leasing activity in which a financial leasing entity, within the meaning of subsection 449(1), is not permitted to engage.

1991, c. 45, s. 417; 2001, c. 9, s. 533.

Restriction on residential mortgages

418. (1) A company shall not make a loan in Canada on the security of residential property in Canada for the purpose of purchasing, renovating or improving that property, or refinance such a loan, if the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, would exceed 75 per cent of the value of the property at the time of the loan.

Exception	(2) Subsection (1) does not apply in respect of

(a) a loan made or guaranteed under the National Housing Act or any other Act of Parliament by or pursuant to which a different limit on the value of property on the security of which the company may make a loan is established;

(b) a loan if repayment of the amount of the loan that exceeds the maximum amount set out in subsection (1) is guaranteed or insured by a government agency or a private insurer approved by the Superintendent;

(c) the acquisition by the company from an entity of securities issued or guaranteed by the entity that are secured on any residential property, whether in favour of a trustee or otherwise, or the making of a loan by the company to the entity against the issue of such securities; or

(d) a loan secured by a mortgage where

(i) the mortgage is taken back by the company on a property disposed of by the company, including where the disposition is by way of a realization of a security interest, and

(ii) the mortgage secures payment of an amount payable to the company for the property.

1991, c. 45, s. 418; 1997, c. 15, s. 377.

Policies re security interests

419. (1) The directors of a company shall establish and the company shall adhere to policies regarding the creation of security interests in property of the company to secure obligations of the company and the acquisition by the company of beneficial interests in property that is subject to security interests.

Order to amend policies	(2) The Superintendent may, by order, direct a company to amend its policies as specified in the order.

Compliance	(3) A company shall comply with an order made under subsection (2) within the time specified in the order.

1991, c. 45, s. 419; 1999, c. 31, s. 219(E); 2001, c. 9, s. 534.

Regulations and guidelines

419.1 The Governor in Council may make regulations and the Superintendent may make guidelines respecting the creation by a company of security interests in its property to secure obligations of the company and the acquisition by the company of beneficial interests in property that is subject to security interests.

2001, c. 9, s. 534.

Exception

419.2 Sections 419 and 419.1 do not apply in respect of a security interest created by a company to secure an obligation of the company to the Bank of Canada or the Canada Deposit Insurance Corporation.

2001, c. 9, s. 534.

Restriction on receivers	420. A company shall not grant to a person the right to appoint a receiver or a receiver and manager of the property or business of the company.

Restriction on partnerships	421. (1) Except with the approval of the Superintendent, a company may not be a general partner in a limited partnership or a partner in a general partnership.

Meaning of “general partnership”	(2) For the purposes of subsection (1), “general partnership” means any partnership other than a limited partnership.

1991, c. 45, s. 421; 2001, c. 9, s. 535.

Fiduciary Activities

Separate and distinct	422. (1) A company shall keep money and other assets acquired or held in trust by the company separate and distinct from its own assets and shall keep a separate account for each trust.

Common trust fund	(2) Unless the instrument creating a trust otherwise provides, a company may invest money it holds in trust in one or more common trust funds.

Deposit Acceptance

Deposit acceptance	423. (1) A company may, without the intervention of any other person,

(a) accept a deposit from any person whether or not the person is qualified by law to enter into contracts; and

(b) pay all or part of the principal of the deposit and all or part of the interest thereon to or to the order of that person.

Exception	(2) Paragraph (1)(b) does not apply if, before payment, the money deposited in the company pursuant to paragraph (1)(a) is claimed by some other person

(a) in any action or proceeding to which the company is a party and in respect of which service of a writ or other process originating that action or proceeding has been made on the company, or

(b) in any other action or proceeding pursuant to which an injunction or order made by the court requiring the company not to make payment of that money or make payment thereof to some person other than the depositor has been served on the company, and, in the case of any such claim so made, the money so deposited may be paid to the depositor with the consent of the claimant or to the claimant with the consent of the depositor.

Guaranteed trust money	(3) A company that is a trust company pursuant to subsection 57(2) shall accept deposits only as guaranteed trust money.

Profit

(4) Notwithstanding subsection (3), a company that is a trust company pursuant to subsection 57(2) that accepts deposits may retain the interest and profit resulting from the investment thereof in excess of the amount of interest payable to its depositors in respect thereof.

Assets to be identified

(5) Where a company that is a trust company pursuant to subsection 57(2) accepts deposits, the company shall identify on its books assets to be held in respect thereof equal to the aggregate amount of the deposits.

Execution of trust	(6) A company is not bound to see to the execution of any trust to which any deposit made under the authority of this Act is subject, other than a trust of which the company is a trustee.

Payment when company has notice of trust

(7) Subsection (6) applies regardless of whether the trust is express or arises by the operation of law, and it applies even when the company has notice of the trust if it acts on the order of or under the authority of the holder or holders of the account into which the deposit is made.

1991, c. 45, s. 423; 2001, c. 9, s. 536.

Unclaimed Balances

Unclaimed balances	424. (1) Where

(a) a deposit has been made in Canada that is payable in Canada in Canadian currency and in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor during a period of ten years

(i) in the case of a deposit made for a fixed period, from the day on which the fixed period terminated, and

(ii) in the case of any other deposit, from the day on which the last transaction took place or a statement of account was last requested or acknowledged by the creditor, whichever is later, or

(b) a cheque, draft or bill of exchange (including any such instrument drawn by one branch of a company on another branch of the company but not including such an instrument issued in payment of a dividend on the capital of a company) payable in Canada in Canadian currency has been issued, certified or accepted by a company in Canada and no payment has been made in respect thereof for a period of ten years after the date of issue, certification, acceptance or maturity, whichever is later, the company shall pay to the Bank of Canada not later than December 31 in each year an amount equal to the principal amount of the deposit or instrument, plus interest, if any, calculated in accordance with the terms of the deposit or instrument, and payment accordingly discharges the company from all liability in respect of the deposit or instrument.

Particulars

(2) A company shall, on making a payment pursuant to subsection (1), provide the Bank of Canada, for each deposit or instrument in respect of which the payment is made, with all the particulars of the deposit or instrument listed in subsection 496(3) or 497(2), as the case may be, current as of the day the payment is made.

Payment to claimant

(3) Subject to section 22 of the Bank of Canada Act, where payment has been made to the Bank of Canada under subsection (1) in respect of any deposit or instrument, and if payment is demanded or the instrument is presented at the Bank of Canada by the person who, but for that section, would be entitled to receive payment of the deposit or instrument, the Bank of Canada is liable to pay, at its agency in the province in which the deposit or instrument was payable, an amount equal to the amount so paid to it together with interest, if interest was payable under the terms of the deposit or instrument,

(a) for a period not exceeding ten years from the day on which the payment was received by the Bank of Canada until the date of payment to the claimant; and

(b) at such rate and computed in such manner as the Minister determines.

Enforcing liability	(4) The liability of the Bank of Canada under subsection (3) may be enforced by action against the Bank of Canada in the court in the province in which the deposit or instrument was payable.

Application of subsection (1)	(5) Subsection (1) applies only in respect of deposits made, and cheques, drafts and bills of exchange issued, certified or accepted after May 31, 1990.

Application	(6) This section shall not apply until the day that is eight years after the day on which this section comes into force.

1991, c. 45, s. 424; 1993, c. 34, s. 127.

Notice of unpaid amount	425. (1) A company shall mail to each person, in so far as is known to the company,

(a) to whom a deposit referred to in paragraph 424(1)(a) is payable, or

(b) to whom or at whose request an instrument referred to in paragraph 424(1)(b) was issued, certified or accepted,

at the person’s recorded address, a notice stating that the deposit or instrument remains unpaid.

When notice to be given

(2) A notice required by subsection (1) shall be given during the month of January next following the end of the first two year period, and also during the month of January next following the end of the first five year period,

(a) in the case of a deposit made for a fixed period, after the fixed period has terminated;

(b) in the case of any other deposit, in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor; and

(c) in the case of a cheque, draft or bill of exchange, in respect of which the instrument has remained unpaid.

Accounts

Definitions	425.1 The following definitions apply in this section and in sections 431 to 434, 444.1 and 444.3.

“member company” « société membre »	“member company” means a company that is a member institution as defined in section 2 of the Canada Deposit Insurance Corporation Act.

“personal deposit account” « compte de dépôt personnel »	“personal deposit account” means a deposit account in the name of one or more natural persons that is kept by that person or those persons for a purpose other than that of carrying on business.

“retail deposit account” « compte de dépôt de détail »	“retail deposit account” means a personal deposit account that is opened with a deposit of less than $150,000 or any greater amount that may be prescribed.
2001, c. 9, s. 538.

Account charges

426. A company shall not, directly or indirectly, charge or receive any sum for the keeping of an account unless the charge is made by express agreement between the company and a customer or by order of a court.

Disclosure on opening account

427. (1) A company shall not, after the day that is six months after the coming into force of this Part, open or maintain an interest-bearing deposit account in Canada in the name of any natural person unless the company discloses, in accordance with the regulations, to the person who requests the company to open the account, the rate of interest applicable to the account and how the amount of interest to be paid is to be calculated.

Exception	(2) Subsection (1) does not apply in respect of an interest-bearing deposit account that is opened with a deposit in excess of $150,000 or any greater amount that may be prescribed.

1991, c. 45, s. 427; 2001, c. 9, s. 539.

Disclosure in advertisements

428. No person shall authorize the publication, issue or appearance of any advertisement in Canada that indicates the rate of interest offered by a company on an interest-bearing deposit or a debt obligation unless the advertisement discloses, in accordance with the regulations, how the amount of interest is to be calculated.

Disclosure regulations	429. The Governor in Council may make regulations respecting

(a) the manner in which and the time at which disclosure is to be made by a company of

(i) interest rates applicable to debts of the company and deposits with the company, and

(ii) the manner in which the amount of interest paid is to be calculated;

(b) the manner in which any charges for the keeping of an account are to be disclosed by a company to its customers and when the disclosure is to be made; and

(c) such other matters or things as may be necessary to carry out the requirements of sections 426 to 428.

430. [Repealed, 2001, c. 9, s. 540]

Disclosure required on opening a deposit account

431. (1) Subject to subsections (2) to (4), a company shall not open a deposit account in the name of a customer unless, at or before the time the account is opened, the company provides in writing to the individual who requests the opening of the account

(a) a copy of the account agreement with the company;

(b) information about all charges applicable to the account;

(c) information about how the customer will be notified of any increase in those charges and of any new charges applicable to the account;

(d) information about the company’s procedures relating to complaints about the application of any charge applicable to the account; and

(e) such other information as may be prescribed.

Exception

(2) If a deposit account is not a personal deposit account and the amount of a charge applicable to the account cannot be established at or before the time the account is opened, the company shall, as soon as is practicable after the amount is established, provide the customer in whose name the account is kept with a notice in writing of the amount of the charge.

Exception

(3) If a company has a deposit account in the name of a customer and the customer by telephone requests the opening of another deposit account in the name of the customer and the company has not complied with subsection (1) in respect of the opening of that other account, the company shall not open the account unless it provides the customer orally with any information prescribed at or before the time the account is opened.

Disclosure in writing

(4) If a company opens an account under subsection (3), it shall, not later than seven business days after the account is opened, provide to the customer in writing the agreement and information referred to in subsection (1).

Right to close account

(5) A customer may, within 14 business days after a deposit account is opened under subsection (3), close the account without charge and in such case is entitled to a refund of any charges related to the operation of the account, other than interest charges, incurred while the account was open.

Regulations

(6) For the purposes of subsection (4), the Governor in Council may make regulations prescribing circumstances in which, and the time when, the agreement and information will be deemed to have been provided to the customer.

1991, c. 45, s. 431; 1997, c. 15, s. 378; 2001, c. 9, s. 541.

Disclosure of charges

432. A company shall disclose, in the prescribed manner and at the prescribed time, to its customers and to the public, the charges applicable to deposit accounts with the company and the usual amount, if any, charged by the company for services normally provided by the company to its customers and to the public.

No increase or new charges without disclosure

433. (1) A company shall not increase any charge applicable to a personal deposit account with the company or introduce any new charge applicable to a personal deposit account with the company unless the company discloses the charge in the prescribed manner and at the prescribed time to the customer in whose name the account is kept.

Idem

(2) With respect to such services in relation to deposit accounts, other than personal deposit accounts, as are prescribed, a company shall not increase any charge for any such service in relation to a deposit account with the company or introduce any new charge for any such service in relation to a deposit account with the company unless the company discloses the charge in the prescribed manner and at the prescribed time to the customer in whose name the account is kept.

Application	434. Sections 431 to 433 apply only in respect of charges applicable to deposit accounts with the company in Canada and services provided by the company in Canada.

1991, c. 45, s. 434; 2001, c. 9, s. 542.

Borrowing Costs

Definition of “cost of borrowing”	435. For the purposes of this section and sections 435.1 to 442, “cost of borrowing” means, in respect of a loan made by a company,

(a) the interest or discount applicable to the loan;

(b) any amount charged in connection with the loan that is payable by the borrower to the company; and

(c) any charge prescribed to be included in the cost of borrowing.

For those purposes, however, “cost of borrowing” does not include any charge prescribed to be excluded from the cost of borrowing.

1991, c. 45, s. 435; 1997, c. 15, s. 379; 2001, c. 9, s. 543.

Rebate of borrowing costs

435.1 (1) Where a company makes a loan in respect of which the disclosure requirements of section 436 apply and the loan is not secured by a mortgage on real property and is required to be repaid either on a fixed future date or by instalments, the company shall, if there is a prepayment of the loan, rebate to the borrower a portion of the charges included in the cost of borrowing in respect of the loan.

Exception	(2) The charges to be rebated do not include the interest or discount applicable to the loan.

Regulations	(3) The Governor in Council may make regulations governing the rebate of charges under subsection (1). The rebate shall be made in accordance with those regulations.

1997, c. 15, s. 379.

Disclosing borrowing costs

436. (1) A company shall not make a loan to a natural person that is repayable in Canada unless the cost of borrowing, as calculated and expressed in accordance with section 437, and other prescribed information have in the prescribed manner and at the prescribed time been disclosed by the company to the borrower.

Non-application	(2) Subsection (1) does not apply in respect of a loan that is of a prescribed class of loans.

1991, c. 45, s. 436; 1997, c. 15, s. 379.

Calculating borrowing costs

437. The cost of borrowing shall be calculated, in the prescribed manner, on the basis that all obligations of the borrower are duly fulfilled and shall be expressed as a rate per annum and, in prescribed circumstances, as an amount in dollars and cents.

Additional disclosure

438. (1) Where a company makes a loan in respect of which the disclosure requirements of section 436 are applicable and the loan is required to be repaid either on a fixed future date or by instalments, the company shall disclose to the borrower, in accordance with the regulations,

(a) whether the borrower has the right to repay the amount borrowed before the maturity of the loan and, if applicable,

(i) any terms and conditions relating to that right, including the particulars of the circumstances in which the borrower may exercise that right, and

(ii) whether, in the event that the borrower exercises the right, any portion of the cost of borrowing is to be rebated, the manner in which any such rebate is to be calculated or, if a charge or penalty will be imposed on the borrower, the manner in which the charge or penalty is to be calculated;

(b) in the event that an amount borrowed is not repaid at maturity or, if applicable, an instalment is not paid on the day the instalment is due to be paid, particulars of the charges or penalties to be paid by the borrower because of the failure to repay or pay in accordance with the contract governing the loan;

(c) at such time and in such manner as may be prescribed, any changes respecting the cost of borrowing or the loan agreement as may be prescribed;

(d) particulars of any other rights and obligations of the borrower; and

(e) any other prescribed information, at such time and in such form and manner as may be prescribed.

Disclosure in credit card applications

(1.1) A company shall, in accordance with the regulations, at such time and in such manner as may be prescribed, provide prescribed information in any application forms or related documents that it prepares for the issuance of credit, payment or charge cards and provide prescribed information to any person applying to it for a credit, payment or charge card.

Disclosure re credit cards

(2) Where a company issues or has issued a credit, payment or charge card to a natural person, the company shall, in addition to disclosing the costs of borrowing in respect of any loan obtained through the use of the card, disclose to the person, in accordance with the regulations,

(a) any charges or penalties described in paragraph (1)(b);

(b) particulars of the person’s rights and obligations;

(c) any charges for which the person becomes responsible by accepting or using the card;

(d) at such time and in such manner as may be prescribed, any changes respecting the cost of borrowing or the loan agreement as may be prescribed; and

(e) any other prescribed information, at such time and in such form and manner as may be prescribed.

Additional disclosure re other loans

(3) Where a company enters into or has entered into an arrangement, including a line of credit, for the making of a loan in respect of which the disclosure requirements of section 436 apply and the loan is not a loan in respect of which subsection (1) or (2) applies, the company shall, in addition to disclosing the costs of borrowing, disclose to the person to whom the loan is made, in accordance with the regulations,

(a) any charges or penalties described in paragraph (1)(b);

(b) particulars of the person’s rights and obligations;

(c) any charges for which the person is responsible under the arrangement;

(d) at such time and in such manner as may be prescribed, any changes respecting the cost of borrowing under the arrangement as may be prescribed; and

(e) any other prescribed information, at such time and in such form and manner as may be prescribed.

1991, c. 45, s. 438; 1997, c. 15, s. 380.

Renewal statement

438.1 If a company makes a loan in respect of which the disclosure requirements of section 436 apply and the loan is secured by a mortgage on real property, the company shall disclose to the borrower, at such time and in such manner as may be prescribed, such information as may be prescribed respecting the renewal of the loan.

1997, c. 15, s. 381.

Disclosure in advertising

439. No person shall authorize the publication, issue or appearance of any advertisement in Canada relating to arrangements referred to in subsection 438(3), loans, credit cards, payment cards or charge cards, offered to natural persons by a company, and purporting to disclose prescribed information about the cost of borrowing or about any other matter unless the advertisement contains such information as may be required by the regulations, in such form and manner as may be prescribed.

1991, c. 45, s. 439; 1997, c. 15, s. 381.

Regulations re borrowing costs	440. The Governor in Council may make regulations

(a) respecting the manner in which, and the time at which, a company is to disclose to a borrower

(i) the cost of borrowing,

(ii) any rebate of the cost of borrowing, and

(iii) any other information relating to a loan, arrangement, credit card, payment card or charge card referred to in section 438;

(b) respecting the contents of any statement disclosing the cost of borrowing and other information required to be disclosed by a company to a borrower;

(c) respecting the manner of calculating the cost of borrowing;

(d) respecting the circumstances under which the cost of borrowing is to be expressed as an amount in dollars and cents;

(e) specifying any class of loans that are not to be subject to section 435.1, subsection 436(1) or 438(1) or (3) or section 438.1 or 439 or the regulations or any specified provisions of the regulations;

(f) respecting the manner in which and the time at which any rights, obligations, charges or penalties referred to in sections 435.1 to 439 are to be disclosed;

(g) prohibiting the imposition of any charge or penalty referred to in section 438 or providing that the charge or penalty, if imposed, will not exceed a prescribed amount;

(h) respecting the nature or amount of any charge or penalty referred to in paragraph 438(1)(b), (2)(a) or (3)(a) and the costs of the company that may be included or excluded in the determination of the charge or penalty;

(i) respecting the method of calculating the amount of rebate of the cost of borrowing, or the portion of the cost of borrowing referred to in subparagraph 438(1)(a)(ii);

(j) respecting advertisements made by a company regarding arrangements referred to in subsection 438(3), loans, credit cards, payment cards or charge cards;

(k) respecting the renewal of loans; and

(l) respecting such other matters or things as are necessary to carry out the purposes of sections 435.1 to 439.

1991, c. 45, s. 440; 1997, c. 15, s. 381.

Complaints

Procedures for dealing with complaints	441. (1) A company shall

(a) establish procedures for dealing with complaints made by persons having requested or received products or services in Canada from the company;

(b) designate an officer or employee of the company to be responsible for implementing those procedures; and

(c) designate one or more officers or employees of the company to receive and deal with those complaints.

Procedures to be filed with Commissioner	(2) A company shall file with the Commissioner a copy of its procedures established under paragraph (1)(a).

1991, c. 45, s. 441; 1997, c. 15, s. 382; 2001, c. 9, s. 545.

Obligation to be member of complaints body

441.1 In any province, if there is no law of the province that makes a company subject to the jurisdiction of an organization that deals with complaints made by persons having requested or received products or services in the province from a company, the company shall be a member of an organization that is not controlled by it and that deals with those complaints that have not been resolved to the satisfaction of the persons under procedures established by companies under paragraph 441(1)(a).

2001, c. 9, s. 546.

Information on contacting Agency

442. (1) A company shall, in the prescribed manner, provide a person requesting or receiving a product or service from it with prescribed information on how to contact the Agency if the person has a complaint about a deposit account, an arrangement referred to in subsection 438(3), a payment, credit or charge card, the disclosure of or manner of calculating the cost of borrowing in respect of a loan or about any other obligation of the company under a consumer provision.

Report	(2) The Commissioner shall prepare a report, to be included in the report referred to in section 34 of the Financial Consumer Agency of Canada Act, respecting

(a) procedures for dealing with complaints established by companies pursuant to paragraph 441(1)(a); and

(b) the number and nature of complaints that have been brought to the attention of the Agency by persons who have requested or received a product or service from a company.

1991, c. 45, s. 442; 1997, c. 15, s. 383; 2001, c. 9, s. 547.

MISCELLANEOUS

Prepayment protected	443. (1) A company shall not make a loan to a natural person that is repayable in Canada, the terms of which prohibit prepayment of the money advanced or any instalment thereon before its due date.

Minimum balance

(2) Except by express agreement between the company and the borrower, the making in Canada of a loan or advance by a company to a borrower shall not be subject to a condition that the borrower maintain a minimum credit balance with the company.

Non-application of subsection (1)	(3) Subsection (1) does not apply in respect of a loan

(a) that is secured by a mortgage on real property; or

(b) that is made for business purposes and the principal amount of which is more than $100,000 or such other amount as may be prescribed.

Government cheques	(4) A company shall not make a charge

(a) for cashing a cheque or other instrument drawn on the Receiver General or on the Receiver General’s account in the Bank of Canada, in a company or in any other deposit-taking Canadian financial institution incorporated by or under an Act of Parliament;

(b) for cashing any other instrument issued as authority for the payment of money out of the Consolidated Revenue Fund; or

(c) in respect of any cheque or other instrument that is

(i) drawn in favour of the Receiver General, the Government of Canada or any department thereof or any public officer acting in the capacity of a public officer, and

(ii) tendered for deposit to the credit of the Receiver General.

Deposits of Government of Canada	(5) Nothing in subsection (4) precludes any arrangement between the Government of Canada and a company concerning

(a) compensation for services performed by the company for the Government of Canada; or

(b) interest to be paid on any or all deposits of the Government of Canada with the company.

1991, c. 45, s. 443; 1997, c. 15, s. 384.

Regulations re customer information	444. The Governor in Council may make regulations

(a) requiring a company to establish procedures regarding the collection, retention, use and disclosure of any information about its customers or any class of customers;

(b) requiring a company to establish procedures for dealing with complaints made by a customer about the collection, retention, use or disclosure of information about the customer;

(c) respecting the disclosure by a company of information relating to the procedures referred to in paragraphs (a) and (b);

(d) requiring a company to designate the officers and employees of the company who are responsible for

(i) implementing the procedures referred to in paragraph (b), and

(ii) receiving and dealing with complaints made by a customer of the company about the collection, retention, use or disclosure of information about the customer;

(e) requiring a company to report information relating to

(i) complaints made by customers of the company about the collection, retention, use or disclosure of information, and

(ii) the actions taken by the company to deal with the complaints; and

(f) defining “information”, “collection” and “retention” for the purposes of paragraphs (a) to (e) and the regulations made under those paragraphs.

1991, c. 45, s. 444; 1997, c. 15, s. 385.

Notice of branch closure

444.1 (1) Subject to regulations made under subsection (5), a member company with a branch in Canada at which it, through a natural person, opens retail deposit accounts and disburses cash to customers, shall give notice in accordance with those regulations before closing that branch or having it cease to carry on either of those activities.

Pre-closure meeting

(2) After notice is given but before the branch is closed or ceases to carry on the activities, the Commissioner may, in prescribed situations, require the company to convene and hold a meeting between representatives of the company, representatives of the Agency and interested parties in the vicinity of the branch in order to exchange views about the closing or cessation of activities.

Meeting details	(3) The Commissioner may establish rules for convening a meeting referred to in subsection (2) and for its conduct.

Not statutory instruments	(4) The Statutory Instruments Act does not apply in respect of rules established under subsection (3).

Regulations	(5) The Governor in Council may make regulations prescribing

(a) the manner and time, which may vary according to circumstances specified in the regulation, in which notice shall be given under subsection (1), to whom it shall be given and the information to be included;

(b) circumstances in which a member company is not required to give notice under subsection (1), circumstances in which the Commissioner may exempt a member company from the requirement to give notice under that subsection, and circumstances in which the Commissioner may vary the manner and time in which notice is required to be given under any regulation made under paragraph (a); and

(c) circumstances in which a meeting may be convened under subsection (2).

2001, c. 9, s. 548.

Public accountability statements

444.2 (1) A company with equity of $1 billion or more shall, in accordance with regulations made under subsection (4), annually publish a statement describing the contribution of the company and its prescribed affiliates to the Canadian economy and society.

Filing	(2) A company shall, in the manner and at the time prescribed, file a copy of the statement with the Commissioner.

Provision of statement to public	(3) A company shall, in the manner and at the time prescribed, disclose the statement to its customers and to the public.

Regulations	(4) The Governor in Council may make regulations prescribing

(a) the name, contents and form of a statement referred to in subsection (1) and the time in which it must be prepared;

(b) affiliates of a company referred to in subsection (1);

(c) the manner and time in which a statement must be filed under subsection (2); and

(d) the manner and time in which a statement mentioned in subsection (3) is to be disclosed, respectively, to a company’s customers and to the public.

2001, c. 9, s. 548.

Regulations re disclosure

444.3 The Governor in Council may, subject to any other provisions of this Act relating to the disclosure of information, make regulations respecting the disclosure of information by companies or any prescribed class of companies, including regulations respecting

(a) the information that must be disclosed, including information relating to

(i) any product or service or prescribed class of products or services offered by them,

(ii) any of their policies, procedures or practices relating to the offer by them of any product or service or prescribed class of products or services,

(iii) anything they are required to do or to refrain from doing under a consumer provision, and

(iv) any other matter that may affect their dealings with customers or the public;

(b) the manner, place and time in which, and the persons to whom information is to be disclosed; and

(c) the content and form of any advertisement by companies or any prescribed class of companies relating to any matter referred to in paragraph (a).

2001, c. 9, s. 548.

Bank Act security

445. A bank that is continued as a company under this Act that, immediately before that continuance, held any outstanding security pursuant to section 426 or 427 of the Bank Act may continue to hold the security for the life of the loan to which the security relates and all the provisions of the Bank Act relating to the security and its enforcement continue to apply to the company as though it were a bank.

1991, c. 45, ss. 445, 559.

Transmission in case of death

446. (1) Where the transmission of a debt owing by a company by reason of a deposit, of property held by a company as security or for safe-keeping or of rights with respect to a safety deposit box and property deposited therein takes place because of the death of a person, the delivery to the company of

(a) an affidavit or declaration in writing in form satisfactory to the company signed by or on behalf of a person claiming by virtue of the transmission stating the nature and effect of the transmission, and

(b) one of the following documents, namely,

(i) when the claim is based on a will or other testamentary instrument or on a grant of probate thereof or on such a grant and letters testamentary or other document of like import or on a grant of letters of administration or other document of like import, purporting to be issued by any court of authority in Canada or elsewhere, an authenticated copy or certificate thereof under the seal of the court or authority without proof of the authenticity of the seal or other proof, or

(ii) when the claim is based on a notarial will, an authenticated copy thereof,

is sufficient justification and authority for giving effect to the transmission in accordance with the claim.

Idem

(2) Nothing in subsection (1) shall be construed to prevent a company from refusing to give effect to a transmission until there has been delivered to the company such documentary or other evidence of or in connection with the transmission as it may deem requisite.

Branch of account with respect to deposits	447. (1) For the purposes of this Act, the branch of account with respect to a deposit account is

(a) the branch the address or name of which appears on the specimen signature card or other signing authority signed by a depositor with respect to the deposit account or that is designated by agreement between the company and the depositor at the time of opening of the deposit account; or

(b) if no branch has been identified or agreed on as provided in paragraph (a), the branch that is designated as the branch of account with respect thereto by the company by notice in writing to the depositor.

Where debt payable

(2) The amount of any debt owing by a company by reason of a deposit in a deposit account in the company is payable to the person entitled thereto only at the branch of account and the person entitled thereto is not entitled to demand payment or to be paid at any other branch of the company.

Idem	(3) Notwithstanding subsection (2), a company may permit, either occasionally or as a regular practice, the person to whom the company is indebted by reason of a deposit in a deposit account in the company to withdraw moneys owing by reason of that deposit at a branch of the company other than the branch of account or to draw cheques or other orders for the payment of such moneys at a branch other than the branch of account.

Situs of indebtedness	(4) The indebtedness of a company by reason of a deposit in a deposit account in the company shall be deemed for all purposes to be situated at the place where the branch of account is situated.

Effect of writ, etc.

448. (1) Subject to subsections (3) and (4), the following documents are binding on property belonging to a person and in the possession of a company, or on money owing to a person by reason of a deposit account in a company, only if the document or a notice of it is served at the branch of the company that has possession of the property or that is the branch of account in respect of the deposit account, as the case may be:

(a) a writ or process originating a legal proceeding or issued in or pursuant to a legal proceeding;

(b) an order or injunction made by a court;

(c) an instrument purporting to assign, perfect or otherwise dispose of an interest in the property or the deposit account; or

(d) an enforcement notice in respect of a support order or support provision.

Notices

(2) Any notification sent to a company with respect to a customer of the company, other than a document referred to in subsection (1) or (3), constitutes notice to the company and fixes the company with knowledge of its contents only if sent to and received at the branch of the company that is the branch of account of an account held in the name of that customer.

Notices: Minister of National Revenue

(2.1) Despite subsections (1) and (2), a notice, demand, order or other document issued with respect to a customer of a company constitutes notice to the company and fixes the company with knowledge of its contents and, where applicable, is binding on property belonging to the customer and in the possession of the company or on money owing to the customer by reason of an account in the company, if it is sent to the branch of the company referred to in subsection (1) or (2), an office of the company referred to in paragraph (3)(a) or any other office agreed to by the company and the Minister of National Revenue and it relates to

(a) the administration of an Act of Parliament by the Minister of National Revenue; or

(b) the administration of an Act of the legislature of a province or legislation made by an aboriginal government, where the Minister or the Minister of National Revenue has entered into a tax collection agreement under an Act of Parliament with the government of the province or the aboriginal government.

Exception	(3) Subsections (1) and (2) do not apply in respect of an enforcement notice in respect of a support order or support provision if

(a) the enforcement notice, accompanied by a written statement containing the information required by the regulations, is served at an office of a company designated in accordance with the regulations in respect of a province; and

(b) the order or provision can be enforced under the laws of that province.

Time of application

(4) Subsection (3) does not apply in respect of an enforcement notice in respect of a support order or support provision until the second business day following the day of service referred to in that subsection.

Regulations	(5) The Governor in Council may make regulations

(a) respecting the designation by a company of a place, for the purpose of subsection (3), in any province for the service of enforcement notices in respect of support orders and support provisions;

(b) prescribing the manner in which a company shall publicize the locations of designated offices of the company; and

(c) respecting the information that must accompany enforcement notices in respect of support orders and support provisions.

Definitions	(6) The following definitions apply in this section.

“designated office” « bureau désigné »	“designated office” means a place designated in accordance with regulations made for the purpose of subsection (3).

“enforcement notice” « avis d’exécution »

“enforcement notice”, in respect of a support order or support provision, means a garnishee summons or other instrument issued under the laws of a province for the enforcement of the support order or support provision.

“support order” « ordonnance alimentaire »	“support order” means an order or judgment or interim order or judgment for family financial support.

“support provision” « disposition alimentaire »	“support provision” means a provision of an agreement relating to the payment of maintenance or family financial support.

1991, c. 45, s. 448; 2001, c. 9, s. 549; 2005, c. 19, s. 64.

PART IX

INVESTMENTS

DEFINITIONS AND APPLICATION

Definitions	449. (1) The following definitions apply in this Part.

“commercial loan” « prêt commercial »	“commercial loan” means
(a) any loan made or acquired by a company, other than

(i) a loan to a natural person in an amount of two hundred and fifty thousand dollars or less,

(ii) a loan to the Government of Canada, the government of a province, a municipality, or to any agency thereof, or to the government of a foreign country or any political subdivision thereof, or any agency thereof, or to a prescribed international agency,

(iii) a loan that is guaranteed by, or fully secured by securities issued by, a government, a municipality or an agency referred to in subparagraph (ii),

(iv) a loan that is secured by a mortgage on real property, where

(A) the mortgage is on residential property and the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, does not exceed 75% of the value of the property at the time the loan is made or acquired, or

(B) the mortgage is on real property other than residential property and

(I) the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, does not exceed 75% of the value of the property at the time the loan is made or acquired, and

(II) at the time the loan is made or acquired, the property provides an annual income sufficient to pay all annual expenses related to the property, including the payments owing under the mortgage and the mortgages having an equal or prior claim against the property,

(v) a loan that is secured by a mortgage on real property, where

(A) the mortgage is on residential property and

(I) the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, exceeds 75% of the value of the property at the time the loan is made or acquired, and

(II) repayment of the amount of the loan that exceeds 75% of the value of the property is guaranteed or insured by a government agency or private insurer approved by the Superintendent,

(B) the mortgage is on real property other than residential property and

(I) the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, exceeds 75% of the value of the property at the time the loan is made or acquired,

(II) repayment of the amount of the loan that exceeds 75% of the value of the property is guaranteed or insured by a government agency or private insurer approved by the Superintendent, and

(III) at the time the loan is made or acquired, the property provides an annual income sufficient to pay all annual expenses related to the property, including the payments owing under the mortgage and the mortgages having an equal or prior claim against the property, or

(C) the loan is one referred to in paragraph 418(2)(d),

(vi) a loan that

(A) consists of a deposit made by the company with another financial institution,

(B) is fully secured by a deposit with any financial institution, including the company,

(C) is fully secured by debt obligations guaranteed by any financial institution other than the company, or

(D) is fully secured by a guarantee of a financial institution other than the company, or

(vii) a loan to an entity controlled by the company;

(b) an investment in debt obligations, other than

(i) debt obligations that are

(A) guaranteed by any financial institution other than the company,

(B) fully secured by deposits with any financial institution, including the company, or

(C) fully secured by debt obligations that are guaranteed by any financial institution other than the company,

(ii) debt obligations issued by the Government of Canada, the government of a province, a municipality, or by any agency thereof, or by the government of a foreign country or any political subdivision thereof, or by any agency thereof, or by a prescribed international agency,

(iii) debt obligations that are guaranteed by, or fully secured by securities issued by, a government, a municipality or an agency referred to in subparagraph (ii),

(iv) debt obligations that are widely distributed, as that expression is defined by the regulations, or

(v) debt obligations of an entity controlled by the company; and

(c) an investment in shares of a body corporate or ownership interests in an unincorporated entity, other than

(i) shares or ownership interests that are widely distributed, as that expression is defined by the regulations,

(ii) shares or ownership interests of an entity controlled by the company, or

(iii) participating shares.

“factoring entity” « entité s’occupant d’affacturage »	“factoring entity” means a factoring entity as defined in the regulations.

“finance entity” « entité s’occupant de financement »	“finance entity” means a finance entity as defined in the regulations.

“financial leasing entity” « entité s’occupant de crédit-bail »

“financial leasing entity” means an entity

(a) the activities of which are limited to the financial leasing of personal property and such related activities as are prescribed and whose activities conform to such restrictions and limitations thereon as are prescribed; and

(b) that, in conducting the activities referred to in paragraph (a) in Canada, does not

(i) direct its customers or potential customers to particular dealers in the leased property or the property to be leased,

(ii) enter into lease agreements with persons in respect of any motor vehicle having a gross vehicle weight, as that expression is defined by the regulations, of less than twenty-one tonnes, or

(iii) enter into lease agreements with natural persons in respect of personal household property, as that expression is defined by the regulations.

“loan” « prêt » ou « emprunt »

“loan” includes an acceptance, endorsement or other guarantee, a deposit, a financial lease, a conditional sales contract, a repurchase agreement and any other similar arrangement for obtaining funds or credit but does not include investments in securities.

“motor vehicle” « véhicule à moteur »	“motor vehicle” means a motorized vehicle designed to be used primarily on a public highway for the transportation of persons or things, but does not include

(a) a fire-engine, bus, ambulance or utility truck; or

(b) any other special purpose motorized vehicle that contains significant special features that make it suitable for a specific purpose.

“mutual fund distribution entity” « courtier de fonds mutuels »

“mutual fund distribution entity” means an entity whose principal activity is acting as a selling agent of units, shares or other interests in a mutual fund and acting as a collecting agent in the collection of payments for any such interests if

(a) the proceeds of the sales of any such interests, less any sales commissions and service fees, are paid to the mutual fund; and

(b) the existence of a sales commission and service fee in respect of the sale of any such interest is disclosed to the purchaser of the interest before the purchase of the interest.

“mutual fund entity” « entité s’occupant de fonds mutuels »

“mutual fund entity” means an entity

(a) whose activities are limited to the investing of the funds of the entity so as to provide investment diversification and professional investment management to the holders of its securities; and

(b) whose securities entitle their holders to receive, on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in a part of its net assets, including a separate fund or trust account of the entity.

“participating share” « action participante »

“participating share” means a share of a body corporate that carries the right to participate in the earnings of the body corporate to an unlimited degree and to participate in a distribution of the remaining property of the body corporate on dissolution.

“permitted entity” « entité admissible »	“permitted entity” means an entity in which a company is permitted to acquire a substantial investment under section 453.

“prescribed subsidiary” « filiale réglementaire »	“prescribed subsidiary” means a subsidiary that is one of a prescribed class of subsidiaries.

“specialized financing entity” « entité s’occupant de financement spécial »	“specialized financing entity” means a specialized financing entity as defined in the regulations.

Members of a company’s group	(2) For the purpose of this Part, a member of a company’s group is any of the following:

(a) an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company;

(b) a subsidiary of the company or of an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company;

(c) an entity in which the company, or an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company, has a substantial investment; or

(d) a prescribed entity in relation to the company.

Non-application of Part	(3) This Part does not apply in respect of

(a) money or other assets held in trust by a company, other than guaranteed trust money and assets held in respect thereof;

(b) the holding of a security interest in real property, unless the security interest is prescribed pursuant to paragraph 467(a) to be an interest in real property; or

(c) the holding of a security interest in securities of an entity.

1991, c. 45, ss. 449, 560; 1993, c. 34, s. 128(F); 1997, c. 15, s. 386; 2001, c. 9, s. 550.

GENERAL CONSTRAINTS ON INVESTMENTS

Investment standards

450. The directors of a company shall establish and the company shall adhere to investment and lending policies, standards and procedures that a reasonable and prudent person would apply in respect of a portfolio of investments and loans to avoid undue risk of loss and obtain a reasonable return.

1991, c. 45, s. 450; 2001, c. 9, s. 550.

Restriction on control and substantial investments	451. (1) Subject to subsections (2) to (4), no company shall acquire control of, or hold, acquire or increase a substantial investment in, any entity other than a permitted entity.

Exception: indirect investments	(2) A company may, subject to Part XI, acquire control of, or acquire or increase a substantial investment in, an entity other than a permitted entity by way of

(a) an acquisition of control of an entity referred to in any of paragraphs 453(1)(a) to (j), or of a prescribed entity, that controls or has a substantial investment in the entity; or

(b) an acquisition of shares or ownership interests in the entity by

(i) an entity referred to in any of paragraphs 453(1)(a) to (j), or a prescribed entity, that is controlled by the company, or

(ii) an entity controlled by an entity referred to in any of paragraphs 453(1)(a) to (j), or a prescribed entity, that is controlled by the company.

Exception: temporary investments, realizations and loan workouts	(3) A company may, subject to Part XI, acquire control of, or acquire or increase a substantial investment in, an entity by way of

(a) a temporary investment permitted by section 456;

(b) an acquisition of shares of a body corporate or of ownership interests in an unincorporated entity permitted by section 457; or

(c) a realization of security permitted by section 458.

Exception: specialized financing regulations

(4) A company may, subject to Part XI, acquire control of, or hold, acquire or increase a substantial investment in, an entity other than a permitted entity if it does so in accordance with regulations made under paragraph 452 (d) concerning specialized financing.

Exception: uncontrolled event

(5) A company is deemed not to contravene subsection (1) if the company acquires control of, or acquires or increases a substantial investment in, an entity solely as the result of an event not within the control of the company.

1991, c. 45, s. 451; 1997, c. 15, s. 387; 2001, c. 9, s. 550.

Regulations	452. The Governor in Council may make regulations

(a) respecting the determination of the amount or value of loans, investments and interests for the purposes of this Part;

(b) respecting the loans and investments, and the maximum aggregate amount of all loans and investments, that may be made or acquired by a company and its prescribed subsidiaries to or in a person and any persons connected with that person;

(c) specifying the classes of persons who are connected with any person for the purposes of paragraph (b); and

(d) concerning specialized financing for the purposes of subsection 451(4).

1991, c. 45, s. 452; 2001, c. 9, s. 550.

SUBSIDIARIES AND EQUITY INVESTMENTS

Permitted investments	453. (1) Subject to subsections (6) to (8) and Part XI, a company may acquire control of, or acquire or increase a substantial investment in

(a) a company;

(b) a bank;

(c) a bank holding company;

(d) an association to which the Cooperative Credit Associations Act applies;

(e) an insurance company or a fraternal benefit society incorporated or formed under the Insurance Companies Act;

(f) an insurance holding company;

(g) a trust, loan or insurance corporation incorporated or formed by or under an Act of the legislature of a province;

(h) a cooperative credit society incorporated or formed, and regulated, by or under an Act of the legislature of a province;

(i) an entity that is incorporated or formed by or under an Act of Parliament or of the legislature of a province and that is primarily engaged in dealing in securities; or

(j) an entity that is incorporated or formed, and regulated, otherwise than by or under an Act of Parliament or of the legislature of a province and that is primarily engaged outside Canada in a business that, if carried on in Canada, would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities.

Permitted investments

(2) Subject to subsections (3) to (6) and Part XI, a company may acquire control of, or acquire or increase a substantial investment in, an entity, other than an entity referred to in any of paragraphs (1)(a) to (j), whose business is limited to one or more of the following:

(a) engaging in any financial service activity or in any other activity that a company is permitted to engage in under any of paragraphs 409(2)(b) to (d) or section 410 or 411;

(b) acquiring or holding shares of, or ownership interests in, entities in which a company is permitted under this Part to hold or acquire;

(c) engaging in the provision of any services exclusively to any or all of the following, so long as the entity is providing those services to the company or any member of the company’s group:

(i) the company,

(ii) any member of the company’s group,

(iii) any entity that is primarily engaged in the business of providing financial services,

(iv) any permitted entity in which an entity referred to in subparagraph (iii) has a substantial investment, or

(v) any prescribed person, if it is doing so under prescribed terms and conditions, if any are prescribed;

(d) engaging in any activity that a company is permitted to engage in, other than an activity referred to in paragraph (a) or (e), that relates to

(i) the promotion, sale, delivery or distribution of a financial product or financial service that is provided by the company or any member of the company’s group, or

(ii) if a significant portion of the business of the entity involves an activity referred to in subparagraph (i), the promotion, sale, delivery or distribution of a financial product or financial service that is provided by any other entity that is primarily engaged in the business of providing financial services;

(e) engaging in the activities referred to in the definition “mutual fund entity” or “mutual fund distribution entity” in subsection 449(1); and

(f) engaging in prescribed activities, under prescribed terms and conditions, if any are prescribed.

Restriction

(3) A company may not acquire control of, or acquire or increase a substantial investment in, an entity whose business includes any activity referred to in any of paragraphs (2)(a) to (e) if the entity engages in the business of accepting deposit liabilities or if the activities of the entity include

(a) activities that a company is not permitted to engage in under any of sections 417 and 418;

(b) dealing in securities, except as may be permitted under paragraph (2)(e) or as may be permitted to a company under paragraph 409(2)(c);

(c) acting as an executor, administrator or official guardian or as a guardian, tutor, curator, judicial adviser or committee of a mentally incompetent person;

(d) being a trustee for a trust;

(e) activities that a company is not permitted to engage in under any regulation made under section 416 if the entity engages in the activities of a finance entity or of any other entity as may be prescribed;

(f) acquiring control of or acquiring or holding a substantial investment in another entity unless

(i) in the case of an entity that is controlled by the company, the company itself would be permitted under this Part to acquire a substantial investment in the other entity, or

(ii) in the case of an entity that is not controlled by the company, the company itself would be permitted to acquire a substantial investment in the other entity under subsection (1) or (2) or 451(2), paragraph 451(3)(b) or (c) or subsection 451(4); or

(g) any prescribed activity.

Control	(4) Subject to subsection (8) and the regulations, a company may not acquire control of, or acquire or increase a substantial investment in,

(a) an entity referred to in any of paragraphs (1)(a) to (j), unless

(i) the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby acquire control, within the meaning of that paragraph, of the entity, or

(ii) the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment;

(b) an entity whose business includes one or more of the activities referred to in paragraph (2)(a) and that engages, as part of its business, in any financial intermediary activity that exposes the entity to material market or credit risk, including a finance entity, a factoring entity and a financial leasing entity, unless

(i) the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby acquire control, within the meaning of that paragraph, of the entity, or

(ii) the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment; or

(c) an entity whose business includes an activity referred to in paragraph (2)(b), including a specialized financing entity, unless

(i) the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby acquire control, within the meaning of that paragraph, of the entity,

(ii) the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment, or

(iii) subject to prescribed terms and conditions, if any are prescribed, the activities of the entity do not include the acquisition or holding of control of, or the acquisition or holding of shares or other ownership interests in, an entity referred to in paragraph (a) or (b) or an entity that is not a permitted entity.

Minister’s approval	(5) Subject to the regulations, a company may not, without the prior written approval of the Minister,

(a) acquire control of an entity referred to in paragraphs (1)(g) to (i) from a person who is not a member of the company’s group;

(b) acquire control of an entity referred to in paragraph (1)(j) or (4)(b), other than an entity whose activities are limited to the activities of one or more of the following entities, if the control is acquired from an entity referred to in any of paragraphs (1)(a) to (f) that is not a member of the company’s group:

(i) a factoring entity, or

(ii) a financial leasing entity;

(c) acquire control of, or acquire or increase a substantial investment in, an entity whose business includes one or more of the activities referred to in paragraph (2)(d);

(d) acquire control of, or acquire or increase a substantial investment in, an entity that engages in an activity described in paragraph 410(1)(c) or (c.1); or

(e) acquire control of, or acquire or increase a substantial investment in, an entity engaging in an activity prescribed for the purposes of paragraph (2)(f).

Superintendent’s approval

(6) Subject to subsection (7) and the regulations, a company may not acquire control of, or acquire or increase a substantial investment in, an entity referred to in any of paragraphs (1)(g) to (j) and (4)(b) and (c) unless the company obtains the approval of the Superintendent.

Exception	(7) Subsection (6) does not apply in respect of a particular transaction if

(a) the company is acquiring control of an entity whose business includes an activity referred to in paragraph (2)(b), other than a specialized financing entity;

(b) the company is acquiring control of an entity whose activities are limited to the activities of a factoring entity or a financial leasing entity; or

(c) the Minister has approved the transaction under subsection (5) or is deemed to have approved it under subsection 454(1).

Control not required

(8) A company need not control an entity referred to in paragraph (1)(j), or an entity that is incorporated or formed otherwise than by or under an Act of Parliament or of the legislature of a province, if the laws or customary business practices of the country under the laws of which the entity was incorporated or formed do not permit the company to control the entity.

Prohibition on giving up control in fact

(9) A company that, under subsection (4), controls an entity may not, without the prior written approval of the Minister, give up control, within the meaning of paragraph 3(1)(d), of the entity while it continues to control the entity.

Giving up control

(10) A company that, under subsection (4), controls an entity may, with the prior written approval of the Superintendent, give up control of the entity while keeping a substantial investment in the entity if

(a) the company is permitted to do so by regulations made under paragraph 459(c); or

(b) the entity meets the conditions referred to in subparagraph (4)(c)(iii).

Subsections do not apply

(11) If a company controls, within the meaning of paragraph 3(1)(a), (b) or (c), an entity, subsections (5) and (6) do not apply in respect of any subsequent increases by the company of its substantial investment in the entity so long as the company continues to control the entity.

1991, c. 45, s. 453; 1997, c. 15, s. 388; 1999, c. 28, s. 141; 2001, c. 9, s. 550.

Approval for indirect investments

454. (1) If a company obtains the approval of the Minister under subsection 453(5) to acquire control of, or to acquire or increase a substantial investment in, an entity and, through that acquisition or increase, the company indirectly acquires control of, or acquires or increases a substantial investment in, another entity that would require the approval of the Minister under subsection 453(5) or the Superintendent under subsection 453(6) and that indirect acquisition or increase is disclosed to the Minister in writing before the approval is obtained, the company is deemed to have obtained the approval of the Minister or the Superintendent for that indirect acquisition or increase.

Approval for indirect investments

(2) If a company obtains the approval of the Superintendent under subsection 453(6) to acquire control of, or to acquire or increase a substantial investment in, an entity and, through that acquisition or increase the company indirectly acquires control of, or acquires or increases a substantial investment in, another entity that would require the approval of the Superintendent under that subsection and that indirect acquisition or increase is disclosed to the Superintendent in writing before the approval is obtained, the company is deemed to have obtained the approval of the Superintendent for that indirect acquisition or increase.

1991, c. 45, s. 454; 2001, c. 9, s. 550.

Undertakings

455. (1) If a company controls a permitted entity, other than an entity referred to in any of paragraphs 453(1) (a) to (f), the company shall provide the Superintendent with any undertakings that the Superintendent may require regarding

(a) the activities of the entity; and

(b) access to information about the entity.

Undertakings	(2) If a company acquires control of an entity referred to in any of paragraphs 453(1)(g) to (j), the company shall provide the Superintendent with any undertakings concerning the entity that the

Superintendent may require.

Agreements with other jurisdictions

(3) The Superintendent may enter into an agreement with the appropriate official or public body responsible for the supervision of an entity referred to in any of paragraphs 453(1)(g) to (j) in each province or in any other jurisdiction concerning any matters referred to in paragraphs (1)(a) and (b) or any other matter the Superintendent considers appropriate.

Access to records

(4) Despite any other provision of this Part, a company shall not control a permitted entity, other than an entity referred to in any of paragraphs 453(1)(a) to (f), unless, in the course of the acquisition of control or within a reasonable time after the control is acquired, the company obtains from the permitted entity an undertaking to provide the Superintendent with reasonable access to the records of the permitted entity.

1991, c. 45, s. 455; 2001, c. 9, s. 550.

EXCEPTIONS AND EXCLUSIONS

Temporary investments in entity

456. (1) Subject to subsection (4), a company may, by way of a temporary investment, acquire control of, or acquire or increase a substantial investment in, an entity but, within two years, or any other period that may be specified or approved by the Superintendent, after acquiring control or after acquiring or increasing the substantial investment, as the case may be, it shall do all things necessary to ensure that it no longer controls the entity or has a substantial investment in the entity.

Transitional

(2) Despite subsection (1), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the company subsequently increases that substantial investment by way of a temporary investment, the company shall, within two years, or any other period that is specified or approved by the Superintendent, after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

Extension

(3) The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of two years, or the other period specified or approved by the Superintendent, that is referred to in subsection (1) or (2) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

Temporary investment

(4) If a company, by way of temporary investment, acquires control of, or acquires or increases a substantial investment in, an entity for which the approval of the Minister under subsection 453(5) is required, the company must, within 90 days after acquiring control or after acquiring or increasing the substantial investment,

(a) apply to the Minister for approval to retain control of the entity or to continue to hold the substantial investment in the entity for a period specified by the Minister or for an indeterminate period on any terms and conditions that the Minister considers appropriate; or

(b) do all things necessary to ensure that, on the expiry of the 90 days, it no longer controls the entity or does not have a substantial investment in the entity.

Indeterminate extension

(5) If a company, by way of temporary investment, acquires control of, or acquires or increases a substantial investment in, an entity for which the approval of the Superintendent under subsection 453(6) is required, the Superintendent may, in the case of any particular company that makes an application under this subsection, permit the company to retain control of the entity or to continue to hold the substantial investment in the entity for an indeterminate period, on any terms and conditions that the Superintendent considers necessary.

1991, c. 45, s. 456; 2001, c. 9, s. 550.

Loan workouts

457. (1) Despite anything in this Part, if a company or any of its subsidiaries has made a loan to an entity and, under the terms of the agreement between the company, or any of its subsidiaries, and the entity with respect to the loan and any other documents governing the terms of the loan, a default has occurred, the company may acquire

(a) if the entity is a body corporate, all or any of the shares of the body corporate;

(b) if the entity is an unincorporated entity, all or any of the ownership interests in the entity;

(c) all or any of the shares or all or any of the ownership interests in any entity that is an affiliate of the entity; or

(d) all or any of the shares of a body corporate that is primarily engaged in holding shares of, ownership interests in or assets acquired from the entity or any of its affiliates.

Obligation of company

(2) If a company acquires shares or ownership interests in an entity under subsection (1), the company shall, within five years after acquiring them do all things necessary to ensure that the company does not control the entity or have a substantial investment in the entity.

Transitional

(3) Despite subsection (1), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the company later increases that substantial investment by way of an investment made under subsection (1), the company shall, within five years after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

Extension

(4) The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of five years referred to in subsection (2) or (3) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

Exception — entities controlled by foreign governments

(5) Despite anything in this Part, if a company has made a loan to, or holds a debt obligation of, the government of a foreign country or an entity controlled by the government of a foreign country and, under the terms of the agreement between the company and that government or the entity, as the case may be, and any other documents governing the terms of the loan or debt obligation, a default has occurred, the company may acquire all or any of the shares of, or ownership interests in, that entity or in any other entity designated by that government, if the acquisition is part of a debt restructuring program of that government.

Time for holding shares

(6) If a company acquires any shares or ownership interests under subsection (5), the company may, on any terms and conditions that the Superintendent considers appropriate, hold those shares or ownership interests for an indeterminate period or for any other period that the Superintendent may specify.

Exception

(7) If, under subsection (1), a company acquires control of, or acquires or increases a substantial investment in, an entity that it would otherwise be permitted to acquire or increase under section 453, the company may retain control of the entity or continue to hold the substantial investment for an indeterminate period if the approval in writing of the Minister is obtained before the end of the period referred to in subsection (2) or (3), including any extension of it granted under subsection (4).

1991, c. 45, s. 457; 1997, c. 15, s. 389; 2001, c. 9, s. 550.

Realizations	458. (1) Despite anything in this Act, a company may acquire

(a) an investment in a body corporate,

(b) an interest in an unincorporated entity, or

(c) an interest in real property,

if the investment or interest is acquired through the realization of a security interest held by the company or any of its subsidiaries.

Disposition

(2) Subject to subsection 76(2), if a company acquires control of, or acquires a substantial investment in, an entity by way of the realization of a security interest held by the company or any of its subsidiaries, the company shall, within five years after the day on which control or the substantial investment is acquired, do all things necessary, or cause its subsidiary to do all things necessary, as the case may be, to ensure that the company no longer controls the entity or has a substantial investment in the entity.

Transitional

(3) Despite subsection (2), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the company later increases that substantial investment by way of a realization of a security interest under subsection (1), the company shall, within five years after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

Extension

(4) The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of five years referred to in subsection (2) or (3) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

Exception

(5) If, under subsection (1), a company acquires control of, or acquires or increases a substantial investment in, an entity that it would otherwise be permitted to acquire or increase under section 453, the company may retain control of the entity or continue to hold the substantial investment for an indeterminate period if the approval in writing of the Minister is obtained before the end of the period referred to in subsection (2) or (3), including any extension of it granted under subsection (4).

1991, c. 45, s. 458; 1997, c. 15, s. 390; 2001, c. 9, s. 550.

Regulations restricting ownership

459. The Governor in Council may make regulations

(a) for the purposes of subsection 453(4), permitting the acquisition of control or the acquisition or increase of substantial investments, or prescribing the circumstances under which that subsection does not apply or the companies or other entities in respect of which that subsection does not apply, including prescribing companies or other entities on the basis of the activities they engage in;

(b) for the purposes of subsection 453(5) or (6), permitting the acquisition of control or the acquisition or increase of substantial investments, or prescribing the circumstances under which either of those subsections does not apply or the companies or other entities in respect of which either of those subsections does not apply, including prescribing companies or other entities on the basis of the activities they engage in;

(c) for the purposes of subsection 453(10), permitting a company to give up control of an entity;

and

(d) restricting the ownership by a company of shares of a body corporate or of ownership interests in an unincorporated entity under sections 453 to 458 and imposing terms and conditions applicable to companies that own such shares or interests.

1991, c. 45, s. 459; 1997, c. 15, s. 391; 2001, c. 9, s. 550.

PORTFOLIO LIMITS

Exclusion from portfolio limits

460. (1) Subject to subsection (3), the value of all loans, investments and interests acquired by a company and any of its prescribed subsidiaries under section 457 or as a result of a realization of a security interest is not to be included in calculating the value of loans, investments and interests of the company and its prescribed subsidiaries under sections 461 to 466

(a) for a period of twelve years following the day on which the interest was acquired, in the case of an interest in real property; and

(b) for a period of five years after the day on which the loan, investment or interest was acquired, in the case of a loan, investment or interest, other than an interest in real property.

Extension

(2) The Superintendent may, in the case of any particular company, extend any period referred to in subsection (1) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

Exception

(3) Subsection (1) does not apply to an investment or interest described in that subsection if the investment or interest is defined by a regulation made under section 467 to be an interest in real property and

(a) the company or the subsidiary acquired the investment or interest as a result of the realization of a security interest securing a loan that was defined by a regulation made under section 467 to be an interest in real property; or

(b) the company or the subsidiary acquired the investment or interest under section 457 as a result of a default referred to in that section in respect of a loan that was defined by a regulation made under section 467 to be an interest in real property.

1991, c. 45, s. 460; 1997, c. 15, s. 392; 2001, c. 9, s. 550.

COMMERCIAL LOANS

Lending limit: companies with regulatory capital of $25 million or less

461. Subject to section 462, a company that has twenty-five million dollars or less of regulatory capital shall not, and shall not permit its prescribed subsidiaries to, make or acquire a commercial loan or acquire control of a permitted entity that holds commercial loans if the aggregate value of all commercial loans held by the company and its prescribed subsidiaries exceeds, or the making or acquisition of the commercial loan or acquisition of control of the entity would cause the aggregate value of all commercial loans held by the company and its prescribed subsidiaries to exceed, 5 per cent of the total assets of the company.

1991, c. 45, s. 461; 1999, c. 28, s. 142; 2001, c. 9, s. 550.

Lending limit: regulatory capital over $25 million

462. A company that has twenty-five million dollars or less of regulatory capital that is controlled by a financial institution that has the equivalent of more than twenty-five million dollars of regulatory capital or a company that has more than twenty-five million dollars of regulatory capital may make or acquire commercial loans or acquire control of a permitted entity that holds commercial loans if the aggregate value of all commercial loans held by the company and its prescribed subsidiaries would thereby exceed the limit set out in section 461 only with the prior approval in writing of the Superintendent and in accordance with any terms and conditions that the Superintendent may specify.

1991, c. 45, s. 462; 1999, c. 28, s. 143; 2001, c. 9, s. 550.

Meaning of “total assets”	463. For the purposes of sections 461 and 462, “total assets”, in respect of a company, has the meaning given to that expression by the regulations.

1991, c. 45, s. 463; 2001, c. 9, s. 550.

REAL PROPERTY

Limit on total property interest

464. A company shall not, and shall not permit its prescribed subsidiaries to, purchase or otherwise acquire an interest in real property or make an improvement to any real property in which the company or any of its prescribed subsidiaries has an interest if the aggregate value of all interests of the company in real property exceeds, or the acquisition of the interest or the making of the improvement would cause that aggregate value to exceed the prescribed percentage of the regulatory capital of the company.

1991, c. 45, s. 464; 2001, c. 9, s. 550.

EQUITIES

Limits on equity acquisitions	465. A company shall not, and shall not permit its prescribed subsidiaries to,

(a) purchase or otherwise acquire any participating shares of any body corporate or any ownership interests in any unincorporated entity, other than those of a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment, or

(b) acquire control of an entity that holds shares or ownership interests referred to in paragraph (a),

if the aggregate value of

(c) all participating shares, excluding participating shares of permitted entities in which the company has a substantial investment, and

(d) all ownership interests in unincorporated entities, other than ownership interests in permitted entities in which the company has a substantial investment,

beneficially owned by the company and its prescribed subsidiaries exceeds, or the purchase or acquisition would cause that aggregate value to exceed, the prescribed percentage of the regulatory capital of the company.

1991, c. 45, s. 465; 2001, c. 9, s. 550.

AGGREGATE LIMIT

Aggregate limit	466. A company shall not, and shall not permit its prescribed subsidiaries to,

(a) purchase or otherwise acquire

(i) participating shares of a body corporate, other than those of a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment,

(ii) ownership interests in an unincorporated entity, other than ownership interests in a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment, or

(iii) interests in real property, or

(b) make an improvement to real property in which the company or any of its prescribed subsidiaries has an interest if the aggregate value of

(c) all participating shares and ownership interests referred to in subparagraphs (a)(i) and (ii) that are beneficially owned by the company and its prescribed subsidiaries,

and

(d) all interests of the company in real property referred to in subparagraph (a)(iii)

exceeds, or the acquisition or the making of the improvement would cause that aggregate value to exceed, the prescribed percentage of the regulatory capital of the company.

1991, c. 45, s. 466; 1997, c. 15, s. 393; 2001, c. 9, s. 550.

MISCELLANEOUS

Regulations	467. For the purposes of this Part, the Governor in Council may make regulations

(a) defining the interests of a company in real property;

(b) determining the method of valuing those interests; or

(c) exempting classes of companies from the application of sections 464, 465 and 466.

1991, c. 45, s. 467; 1997, c. 15, s. 394; 2001, c. 9, s. 550.

Divestment order

468. (1) The Superintendent may, by order, direct a company to dispose of, within any period that the Superintendent considers reasonable, any loan, investment or interest made or acquired in contravention of this Part.

Divestment order	(2) If, in the opinion of the Superintendent,

(a) an investment by a company or any entity it controls in shares of a body corporate or in ownership interests in an unincorporated entity enables the company to control the body corporate or the unincorporated entity, or

(b) the company or any entity it controls has entered into an arrangement whereby it or its nominee may veto any proposal put before

(i) the board of directors of a body corporate, or

(ii) a similar group or committee of an unincorporated entity,

or whereby no proposal may be approved except with the consent of the company, the entity it controls or the nominee,

the Superintendent may, by order, require the company, within any period that the Superintendent considers reasonable, to do all things necessary to ensure that the company no longer controls the body corporate or unincorporated entity or has the ability to veto or otherwise defeat any proposal referred to in paragraph (b).

Divestment order	(3) If

(a) a company

(i) fails to provide or obtain within a reasonable time the undertakings referred to in subsection 455(1), (2) or (4), or

(ii) is in default of an undertaking referred to in subsection 455(1) or (2) and the default is not remedied within ninety days after the day of receipt by the company of a notice from the Superintendent of the default, or

(b) a permitted entity referred to in subsection 455(4) is in default of an undertaking referred to in that subsection and the default is not remedied within ninety days after the day of receipt by the company of a notice from the Superintendent of the default, the Superintendent may, by order, require the company, within any period that the Superintendent considers reasonable, to do all things necessary to ensure that the company no longer has a substantial investment in the entity to which the undertaking relates.

Exception	(4) Subsection (2) does not apply in respect of an entity in which a company has a substantial investment permitted by this Part.

1991, c. 45, s. 468; 2001, c. 9, s. 550.

Deemed temporary investment

469. If a company controls or has a substantial investment in an entity as permitted by this Part and the company becomes aware of a change in the business or affairs of the entity that, if the change had taken place before the acquisition of control or of the substantial investment, would have caused the entity not to be a permitted entity or would have been such that approval for the acquisition would have been required under subsection 453(5) or (6), the company is deemed to have acquired, on the day the company becomes aware of the change, a temporary investment in respect of which section 456 applies.

1991, c. 45, s. 469; 1997, c. 15, s. 395; 2001, c. 9, s. 550.

Asset transactions	470. (1) A company shall not, and shall not permit its subsidiaries to, without the approval of the Superintendent, acquire assets from a person or transfer assets to a person if

A + B > C

where

A is the value of the assets;

B is the total value of all assets that the company and its subsidiaries acquired from or transferred to that person in the twelve months ending immediately before the acquisition or transfer; and

C is ten per cent of the total value of the assets of the company, as shown in the last annual statement of the company prepared before the acquisition or transfer.

Exception	(2) The prohibition in subsection (1) does not apply in respect of

(a) an asset that is a debt obligation referred to in subparagraphs (b)(i) to (v) of the definition “commercial loan” in subsection 449(1); or

(b) a transaction or series of transactions by a company with another financial institution as a result of the company’s participation in one or more syndicated loans with that financial institution.

Exception	(3) The approval of the Superintendent is not required if

(a) the company sells assets under a sale agreement that is approved by the Minister under section 241;

(b) the company or its subsidiary acquires shares of, or ownership interests in, an entity for which the approval of the Minister under Part VII or subsection 453(5) is required or the approval of the Superintendent under subsection 453(6) is required; or

(c) the transaction has been approved by the Minister under subsection 678(1) of the Bank Act or subsection 715(1) of the Insurance Companies Act.

Value of assets	(4) For the purposes of “A” in subsection (1), the value of the assets is

(a) in the case of assets that are acquired, the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which will be included in the annual statement of the company after the acquisition, the fair market value of the assets; and

(b) in the case of assets that are transferred, the book value of the assets as stated in the last annual statement of the company prepared before the transfer, or if the assets are shares of, or ownership interests in, an entity the assets of which were included in the last annual statement of the company before the transfer, the value of the assets as stated in the annual statement.

Total value of all assets

(5) For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has acquired during the period of twelve months referred to in subsection (1) is the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which immediately after the acquisition were included in the annual statement of the company, the fair market value of the assets of the entity at the date of the acquisition.

Total value of all assets

(6) For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has transferred during the period of twelve months referred to in subsection (1) is the book value of the assets as stated in the last annual statement of the company prepared before the transfer, or if the assets are shares of, or ownership interests in, an entity the assets of which were included in the last annual statement of the company before the transfer, the value of the assets of the entity as stated in the annual statement.

1991, c. 45, s. 470; 1997, c. 15, s. 396; 2001, c. 9, s. 550.

Transitional	471. Nothing in this Part requires

(a) the termination of a loan made before February 7, 2001;

(b) the termination of a loan made after that date as a result of a commitment made before that date;

(c) the disposal of an investment made before that date; or

(d) the disposal of an investment made after that date as a result of a commitment made before that date.

But if the loan or investment would be precluded or limited by this Part, the amount of the loan or investment may not, except as provided in subsections 456(2), 457(3) and 458(3), be increased after that date.

1991, c. 45, s. 471; 2001, c. 9, s. 550.

Saving	472. A loan or investment referred to in section 471 is deemed not to be prohibited by the provisions of this Part.

PART X

ADEQUACY OF CAPITAL AND LIQUIDITY

Adequacy of capital and liquidity	473. (1) A company shall, in relation to its operations, maintain (a) adequate capital, and

(b) adequate and appropriate forms of liquidity,

and shall comply with any regulations in relation thereto.

Regulations and guidelines	(2) The Governor in Council may make regulations and the Superintendent may make guidelines respecting the maintenance by companies of adequate capital and adequate and appropriate forms of liquidity.

Directives	(3) Notwithstanding that a company is complying with regulations or guidelines made under subsection (2), the Superintendent may, by order, direct the company

(a) to increase its capital; or

(b) to provide additional liquidity in such forms and amounts as the Superintendent may require.

Compliance	(4) A company shall comply with an order made under subsection (3) within such time as the Superintendent specifies therein.

Notice of value

(5) Where an appraisal of any asset held by a company or any of its subsidiaries has been made by the Superintendent and the value determined by the Superintendent to be the appropriate value of the asset varies materially from the value placed by the company or subsidiary on the asset, the Superintendent shall send to the company, the auditor of the company and the audit committee of the company a written notice of the appropriate value of the asset as determined by the Superintendent.

1991, c. 45, s. 473; 1996, c. 6, s. 120.

PART XI

SELF-DEALING

INTERPRETATION AND APPLICATION

Definition of “senior officer”	473.1 For the purposes of this Part, a “senior officer” of a body corporate is a person who is

(a) a director of the body corporate who is a full-time employee of the body corporate;

(b) the chief executive officer, chief operating officer, president, secretary, treasurer, controller, chief financial officer, chief accountant, chief auditor or chief actuary of the body corporate;

(c) a natural person who performs functions for the body corporate similar to those performed by a person referred to in paragraph (b);

(d) the head of the strategic planning unit of the body corporate;

(e) the head of the unit of the body corporate that provides legal services or human resources services to the body corporate; or

(f) any other officer reporting directly to the body corporate’s board of directors, chief executive officer or chief operating officer.

1997, c. 15, s. 397.

Related party of company	474. (1) For the purposes of this Part, a person is a related party of a company where the person

(a) is a person who has a significant interest in a class of shares of the company;

(b) is a director or senior officer of the company or of a body corporate that controls the company or is acting in a similar capacity in respect of an unincorporated entity that controls the company;

(c) is the spouse or common-law partner, or a child who is less than eighteen years of age, of a person described in paragraph (a) or (b);

(d) is an entity that is controlled by a person referred to in any of paragraphs (a) to (c);

(e) is an entity in which a person who controls the company has a substantial investment;

(f) is an entity in which the spouse or common-law partner, or a child who is less than eighteen years of age, of a person who controls the company has a substantial investment; or

(g) is a person, or a member of a class of persons, designated under subsection (3) or (4) as, or deemed under subsection (5) to be, a related party of the company.

(h) [Repealed, 1997, c. 15, s. 398]

Exception — subsidiaries and substantial investments of companies

(2) If an entity in which a company has a substantial investment would, but for this subsection, be a related party of the company only because a person who controls the company controls the entity or has a substantial investment in the entity, and the person does not control the entity or have a substantial investment in the entity otherwise than through the person’s controlling interest in the company, the entity is not a related party of the company.

Designated related party	(3) For the purposes of this Part, the Superintendent may, with respect to a particular company, designate as a related party of the company

(a) any person or class of persons whose direct or indirect interest in or relationship with the company or a related party of the company might reasonably be expected to affect the exercise of the best judgment of the company in respect of a transaction; or

(b) any person who is a party to any agreement, commitment or understanding referred to in section 9 if the company referred to in that section is the particular company.

Idem

(4) Where a person is designated as a related party of a company pursuant to subsection (3), the Superintendent may also designate any entity in which the person has a substantial investment and any entity controlled by such an entity to be a related party of the company.

Deemed related party

(5) Where, in contemplation of a person becoming a related party of a company, the company enters into a transaction with the person, the person is deemed for the purposes of this Part to be a related party of the company in respect of that transaction.

Holders of exempted shares

(6) The Superintendent may, by order, designate a class of non-voting shares of a company for the purpose of this subsection. If a class of non-voting shares of a company is so designated, a person is deemed, notwithstanding paragraph (1)(a), not to be a related party of the company if the person would otherwise be a related party of the company only because the person has a significant interest in that class.

Determination of substantial investment

(7) For the purpose of determining whether an entity or a person has a substantial investment for the purposes of paragraph (1)(e) or (f), the references to “control” and “controlled” in section 10 shall be construed as references to “control, within the meaning of section 3, determined without regard to paragraph 3(1)(d)” and “controlled, within the meaning of section 3, determined without regard to paragraph 3(1)(d)”, respectively.

Determination of control	(8) For the purposes of paragraph (1)(d), “controlled” means “controlled, within the meaning of section 3, determined without regard to paragraph 3(1)(d)”.

1991, c. 45, s. 474; 1997, c. 15, s. 398; 2000, c. 12, s. 302.

Non-application of Part

475. (1) This Part does not apply in respect of any transaction entered into prior to the coming into force of this Part but, after the coming into force of this Part, any modification of, addition to, or renewal or extension of a prior transaction is subject to this Part.

Idem	(2) This Part does not apply in respect of

(a) money or other assets held in trust, other than guaranteed trust money and assets held in respect thereof;

(b) the issue of shares of any class of shares of a company when fully paid for in money or when issued

(i) in accordance with any provisions for the conversion of other issued and outstanding securities of the company into shares of that class of shares,

(ii) as a share dividend,

(iii) in exchange for shares of a body corporate that has been continued as a company under Part III,

(iv) in accordance with the terms of an amalgamation under Part VI,

(v) by way of consideration in accordance with the terms of a sale agreement under Part VI, or

(vi) with the approval in writing of the Superintendent, in exchange for shares of another body corporate;

(c) the payment of dividends by a company;

(d) transactions that consist of the payment or provision by a company to persons who are related parties of the company of salaries, fees, stock options, pension benefits, incentive benefits or other benefits or remuneration in their capacity as directors, officers or employees of the company;

(e) transactions approved by the Minister under subsection 678(1) of the Bank Act or subsection 715(1) of the Insurance Companies Act; or

(f) if a company is controlled by a widely held bank holding company or a widely held insurance holding company, transactions approved by the Superintendent that are entered as part of, or in the course of, a restructuring of the holding company or of any entity controlled by it.

Exception	(3) Nothing in paragraph (2)(d) exempts from the application of this Part the payment by a company of fees or other remuneration to a person for

(a) the provision of services referred to in paragraph 483(1)(a); or

(b) duties outside the ordinary course of business of the company.

Exception for holding body corporate

(4) A holding body corporate of a company is not a related party of a company if the holding body corporate is a Canadian financial institution that is referred to in any of paragraphs (a) to (d) of the definition “financial institution” in section 2.

Substantial investment — related party exception

(5) Where a holding body corporate of a company is, because of subsection (4), not a related party of the company, any entity in which the holding body corporate has a substantial investment is not a related party of the company if no related party of the company has a substantial investment in the entity otherwise than through the control of the holding body corporate.

1991, c. 45, s. 475, c. 48, s. 493; 1997, c. 15, s. 399; 2001, c. 9, s. 551.

Meaning of “transaction”	476. (1) For the purposes of this Part, entering into a transaction with a related party of a company includes

(a) making a guarantee on behalf of the related party;

(b) making an investment in any securities of the related party;

(c) taking an assignment of or otherwise acquiring a loan made by a third party to the related party; and

(d) taking a security interest in the securities of the related party.

Interpretation

(2) For the purposes of this Part, the fulfilment of an obligation under the terms of any transaction, including the payment of interest on a loan or deposit, is part of the transaction, and not a separate transaction.

Meaning of “loan”

(3) For the purposes of this Part, “loan” includes a deposit, a financial lease, a conditional sales contract, a repurchase agreement and any other similar arrangement for obtaining funds or credit, but does not include investments in securities or the making of an acceptance, endorsement or other guarantee.

PROHIBITED RELATED PARTY TRANSACTIONS

Prohibited transactions	477. (1) Except as provided in this Part, a company shall not, directly or indirectly, enter into any transaction with a related party of the company.

Transaction of entity

(2) Without limiting the generality of subsection (1), a company is deemed to have indirectly entered into a transaction in respect of which this Part applies where the transaction is entered into by an entity that is controlled by the company.

Exception

(3) Subsection (2) does not apply where an entity that is controlled by a company is a financial institution incorporated or formed under the laws of a province and is subject to regulation and supervision, satisfactory to the Minister, regarding transactions with related parties of the company.

Idem

(4) Subsection (2) does not apply in respect of transactions entered into by an entity that is controlled by a company if the transaction is a prescribed transaction or is one of a class of prescribed transactions.

PERMITTED RELATED PARTY TRANSACTIONS

Nominal value transactions	478. Notwithstanding anything in this Part, a company may enter into a transaction with a related party of the company if the value of the transaction is nominal or immaterial to the company when measured by criteria that have been established by the conduct review committee of the company and approved in writing by the Superintendent.

Secured loans	479. A company may make a loan to or a guarantee on behalf of a related party of the company or take an assignment of or otherwise acquire a loan to a related party of the company if

(a) the loan or guarantee is fully secured by securities of or guaranteed by the Government of Canada or the government of a province; or

(b) the loan is a loan permitted by section 418 made to a related party who is a natural person on the security of a mortgage of the principal residence of that related party.

Deposits

480. A company may enter into a transaction with a related party of the company if the transaction consists of a deposit by the company with a financial institution that is a direct clearer or a member of a clearing group under the by-laws of the Canadian Payments Association and the deposit is made for clearing purposes.

Borrowing, etc., from related party	481. A company may borrow money from, take deposits from, or issue debt obligations to, a related party of the company.

Acquisition of assets	482. (1) A company may purchase or otherwise acquire from a related party of the company

(a) securities of, or securities guaranteed by, the Government of Canada or the government of a province;

(b) assets fully secured by securities of, or securities guaranteed by, the Government of Canada or the government of a province; or

(c) goods for use in the ordinary course of business.

Sale of assets	(2) Subject to section 470, a company may sell any assets of the company to a related party of the company if

(a) the consideration for the assets is fully paid in money; and

(b) there is an active market for those assets.

Asset transactions with financial institutions

(3) Notwithstanding any of the provisions of subsections (1) and (2), a company may, in the normal course of business and pursuant to arrangements that have been approved by the Superintendent in writing, acquire or dispose of any assets, other than real property, from or to a related party of the company that is a financial institution.

Asset transactions in restructuring

(4) Notwithstanding any of the provisions of subsections (1) and (2), a company may acquire any assets from, or dispose of any assets to, a related party of the company as part of, or in the course of, a restructuring, if the acquisition or disposition has been approved in writing by the Superintendent.

Goods or space for use in business	(5) A company may lease assets (a) from a related party of the company for use in the ordinary course of business of the company, or

(b) to a related party of the company,

if the lease payments are made in money.

Services	483. (1) A company may enter into a transaction with a related party of the company if the transaction

(a) subject to subsection (2), consists of a written contract for the purchase by the company of services used in the ordinary course of business;

(b) subject to subsection (4), involves the provision by the company of services, other than loans or guarantees, normally offered to the public by the company in the ordinary course of business;

(c) consists of a written contract with a financial institution or an entity in which the company is permitted to have a substantial investment pursuant to section 453 that is a related party of the company

(i) for the networking of any services provided by the company or the financial institution or entity, or

(ii) for the referral of any person by the company to the financial institution or entity, or for the referral of any person by the financial institution or entity to the company;

(d) consists of a written contract for such pension or benefit plans or their management or administration as are incidental to directorships or to the employment of officers or employees of the company or its subsidiaries; or

(e) involves the provision by the company of management, advisory, accounting, information processing or other services in relation to any business of the related party.

Order concerning management by employees

(2) Where a company has entered into a contract pursuant to paragraph (1)(a) and the contract, when taken together with all other such contracts entered into by the company, results in all or substantially all of the management functions of the company being exercised by persons who are not employees of the company, the Superintendent may, by order, if the Superintendent considers that result to be inappropriate, require the company, within such time as may be specified in the order, to take all steps necessary to ensure that management functions that are integral to the carrying on of business by the company are exercised by employees of the company to the extent specified in the order.

Service corporations

(3) Notwithstanding subsection 477(2), a company is deemed not to have indirectly entered into a transaction in respect of which this Part applies if the transaction is entered into by a service corporation, as defined in subsection 449(1), that is controlled by the company and the transaction is on terms and conditions at least as favourable to the company as market terms and conditions, as defined in subsection 489(2).

Loans or guarantees not included	(4) The provision of services, for the purposes of paragraph (1)(b), does not include the making of loans or guarantees.

1991, c. 45, s. 483; 1997, c. 15, s. 400.

Transactions with holding companies

483.1 (1) Subject to subsection (2) and sections 483.2 and 483.3, if a widely held insurance holding company or a widely held bank holding company has a significant interest in any class of shares of a company, the company may enter into any transaction with the holding company or with any other related party of the company that is an entity in which the holding company has a substantial investment.

Policies and procedures	(2) The company shall adhere to policies and procedures established under subsection 199(3) when entering into the transaction.

2001, c. 9, s. 552.

Restriction

483.2 (1) If a company enters into a transaction with a related party of the company with whom the company may enter into transactions under subsection 483.1(1) and that is not a federal financial institution, the company shall not directly or indirectly make, take an assignment of or otherwise acquire a loan to the related party, make an acceptance, endorsement or other guarantee on behalf of the related party or make an investment in the securities of the related party if, immediately following the transaction, the aggregate financial exposure, as that expression is defined by the regulations, of the company would exceed

(a) in respect of all transactions of the company with the related party, the prescribed percentage of the company’s regulatory capital or, if no percentage is prescribed, five per cent of the company’s regulatory capital; or

(b) in respect of all transactions of the company with such related parties of the company, the prescribed percentage of the company’s regulatory capital or, if no percentage is prescribed, ten per cent of the company’s regulatory capital.

Order	(2) If the Superintendent is of the opinion that it is necessary for the protection of the interests of the depositors and creditors of a company, the Superintendent may, by order,

(a) reduce the limit in paragraph (1)(a) or (b) that would otherwise apply to the company; and

(b) impose limits on transactions by the company with related parties with whom the company may enter into transactions under subsection 483.1(1) that are federal financial institutions.

Order

(3) The Superintendent may, by order, increase the limit in paragraph (1)(a) or (b) that would otherwise apply to a company on transactions by the company with related parties that are financial institutions that are regulated in a manner acceptable to the Superintendent.

2001, c. 9, s. 552.

Assets transactions

483.3(1) Despite subsection 482(3), a company shall not, without the approval of the Superintendent and its conduct review committee, directly or indirectly acquire assets from a related party of the company with whom the company may enter into transactions under subsection 483.1(1) that is not a federal financial institution, or directly or indirectly transfer assets to such a related party if

A + B > C

where

A is the value of the assets;

B is the total value of all assets that the company directly or indirectly acquired from, or directly or indirectly transferred to, that related party in the twelve months ending immediately before the acquisition or transfer; and

C is five per cent, or the percentage that may be prescribed, of the total value of the assets of the company, as shown in the last annual statement of the company prepared before the acquisition or transfer.

Exception

(2) The prohibition in subsection (1) does not apply in respect of assets purchased or otherwise acquired under subsection 482(1), assets sold under subsection 482(2) or any other assets as may be prescribed.

Exception	(3) The approval of the Superintendent is not required if

(a) the company sells assets under a sale agreement that is approved by the Minister under section 241; or

(b) the company or its subsidiary acquires shares of, or ownership interests in, an entity for which the approval of the Minister under Part VII or subsection 453(5) is required or the approval of the Superintendent under subsection 453(6) is required.

Value of assets	(4) For the purposes of “A” in subsection (1), the value of the assets is

(a) in the case of assets that are acquired, the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which will be included in the annual statement of the company after the acquisition, the fair market value of the assets; and

(b) in the case of assets that are transferred, the book value of the assets as stated in the last annual statement of the company prepared before the transfer or, if the assets are shares of, or ownership interests in, an entity the assets of which were included in the last annual statement of the company before the transfer, the value of the assets as stated in the annual statement.

Total value of all assets

(5) For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has acquired during the period of twelve months referred to in subsection (1) is the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which immediately after the acquisition were included in the annual statement of the company, the fair market value of the assets of the entity at the date of the acquisition.

Total value of all assets

(6) For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has transferred during the period of twelve months referred to in subsection (1) is the book value of the assets as stated in the last annual statement of the company prepared before the transfer or, if the assets are shares of, or ownership interests in, an entity the assets of which were included in the last annual statement of the company before the transfer, the value of the assets of the entity as stated in the annual statement.

2001, c. 9, s. 552.

Directors and officers and their interests	484. (1) Subject to subsection (2) and sections 485 and 486, a company may enter into any transaction with a related party of the company if the related party is

(a) a natural person who is a related party of the company only because the person is

(i) a director or senior officer of the company or of an entity that controls the company, or

(ii) the spouse or common-law partner, or a child who is less than eighteen years of age, of a director or senior officer of the company or of an entity that controls the company; or

(b) an entity that is a related party of the company only because the entity is controlled by

(i) a director or senior officer of the company or of an entity that controls the company, or

(ii) the spouse or common-law partner, or a child who is less than eighteen years of age, of a director or senior officer referred to in subparagraph (i).

Loans to full-time senior officers

(2) A company may, with respect to a related party of the company referred to in subsection (1) who is a full-time senior officer of the company, make, take an assignment of or otherwise acquire a loan to the related party only if the aggregate principal amount of all outstanding loans to the related party that are held by the company and its subsidiaries, together with the principal amount of the proposed loan, does not exceed the greater of twice the annual salary of the related party and $100,000.

Exception	(3) Subsection (2) does not apply in respect of

(a) loans referred to in paragraph 479(b), and

(b) margin loans referred to in section 486,

and the amount of any such loans to a related party of a company shall not be included in determining, for the purposes of subsection (2), the aggregate principal amount of all outstanding loans made by the company to the related party.

Preferred terms — loan to senior officer

(4) Notwithstanding section 489, a company may make a loan, other than a margin loan, to a senior officer of the company on terms and conditions more favourable to the officer than those offered to the public by the company if those terms and conditions have been approved by the conduct review committee of the company.

Preferred terms — loan to spouse or common-law partner

(5) Notwithstanding section 489, a company may make a loan referred to in paragraph 479(b) to the spouse or common-law partner of a senior officer of the company on terms and conditions more favourable than those offered to the public by the company if those terms and conditions have been approved by the conduct review committee of the company.

Preferred terms — other financial services

(6) Notwithstanding section 489, a company may offer financial services, other than loans or guarantees, to a senior officer of the company, or to the spouse or common-law partner, or a child who is less than eighteen years of age, of a senior officer of the company, on terms and conditions more favourable than those offered to the public by the company if

(a) the financial services are offered by the company to employees of the company on those favourable terms and conditions; and

(b) the conduct review committee of the company has approved the practice of making those financial services available on those favourable terms and conditions to senior officers of the company or to the spouses or common-law partners, or the children under eighteen years of age, of senior officers of the company.

1991, c. 45, s. 484; 1997, c. 15, s. 401; 2000, c. 12, ss. 300, 302.

Board approval required

485. (1) Except with the concurrence of at least two thirds of the directors present at a meeting of the board of directors of the company, a company shall not, with respect to a related party of the company referred to in subsection 484(1),

(a) make, take an assignment of or otherwise acquire a loan to the related party, including a margin loan referred to in section 486,

(b) make a guarantee on behalf of the related party, or

(c) make an investment in the securities of the related party if, immediately following the transaction, the aggregate of

(d) the principal amount of all outstanding loans to the related party that are held by the company and its subsidiaries, other than

(i) loans referred to in paragraph 479(b), and

(ii) if the related party is a full-time senior officer of the company, loans to the related party that are permitted by subsection 484(2),

(e) the sum of all outstanding amounts guaranteed by the company and its subsidiaries on behalf of the related party, and

(f) where the related party is an entity, the book value of all investments by the company and its subsidiaries in the securities of the entity would exceed 2 per cent of the regulatory capital of the company.

Limit on transactions with directors, officers and their	(2) A company shall not, with respect to a related party of the company referred to in subsection 484(1), interests
(a) make, take an assignment of or otherwise acquire a loan to the related party, including a margin loan referred to in section 486,

(b) make a guarantee on behalf of the related party, or

(c) make an investment in the securities of the related party if, immediately following the transaction, the aggregate of

(d) the principal amount of all outstanding loans to all related parties of the company referred to in subsection 484(1) that are held by the company and its subsidiaries, other than

(i) loans referred to in section 479, and

(ii) loans permitted by subsection 484(2),

(e) the sum of all outstanding amounts guaranteed by the company and its subsidiaries on behalf of all related parties of the company referred to in subsection 484(1), and

(f) the book value of all investments by the company and its subsidiaries in the securities of all entities that are related parties of the company referred to in subsection 484(1)

would exceed 50 per cent of the regulatory capital of the company.

Exclusion of de minimis transactions

(3) Loans, guarantees and investments that are referred to in section 478 shall not be included in calculating the aggregate of loans, guarantees and investments referred to in subsections (1) and (2).

1991, c. 45, s. 485; 1997, c. 15, s. 402.

Margin loans	486. The Superintendent may establish terms and conditions with respect to the making by a company of margin loans to a director or senior officer of the company.

1991, c. 45, s. 486; 1997, c. 15, s. 403.

Exemption by order	487. (1) A company may enter into a transaction with a related party of the company if the Superintendent, by order, has exempted the transaction from the provisions of section 477.

Conditions for order

(2) The Superintendent shall not make an order referred to in subsection (1) unless the Superintendent is satisfied that the decision of the company to enter into the transaction has not been and is not likely to be influenced in any significant way by a related party of the company and does not involve in any significant way the interests of a related party of the company.

1991, c. 45, s. 487; 1996, c. 6, s. 121.

Prescribed transactions	488. A company may enter into a transaction with a related party of the company if the transaction is a prescribed transaction or one of a class of prescribed transactions.

RESTRICTIONS ON PERMITTED TRANSACTIONS

Market terms and	489. (1) Except as provided in subsections 484(4) to (6), any transaction entered into with a

conditions	related party of the company shall be on terms and conditions that are at least as favourable to the company as market terms and conditions.

Meaning of “market terms and conditions”

(2) For the purposes of subsection (1), “market terms and conditions” means

(a) in respect of a service or a loan facility or a deposit facility offered to the public by the company in the ordinary course of business, terms and conditions that are no more or less favourable than those offered to the public by the company in the ordinary course of business; and

(b) in respect of any other transaction,

(i) terms and conditions, including those relating to price, rent or interest rate, that might reasonably be expected to apply in a similar transaction in an open market under conditions requisite to a fair transaction between parties who are at arm’s length and who are acting prudently, knowledgeably and willingly, or

(ii) if the transaction is one that would not reasonably be expected to occur in an open market between parties who are at arm’s length, terms and conditions, including those relating to price, rent or interest rate, that would reasonably be expected to provide the company with fair value, having regard to all the circumstances of the transaction, and that would be consistent with the parties to the transaction acting prudently, knowledgeably and willingly.

1991, c. 45, s. 489; 2001, c. 9, s. 553.

490. and 491. [Repealed, 1997, c. 15, s. 404]

DISCLOSURE

Company obligation

492. (1) Where, in respect of any proposed transaction permitted by this Part, other than those referred to in section 478, a company has reason to believe that the other party to the transaction is a related party of the company, the company shall take all reasonable steps to obtain from the other party full disclosure, in writing, of any interest or relationship, direct or indirect, that would make the other party a related party of the company.

Reliance on information

(2) A company and any person who is a director or an officer, employee or agent of the company may rely on any information contained in any disclosure received by the company pursuant to subsection (1) or any information otherwise acquired in respect of any matter that might be the subject of such a disclosure and no action lies against the company or any such person for anything done or omitted in good faith in reliance on any such information.

Notice to Superintendent

493. Where a company has entered into a transaction that the company is prohibited by this Part from entering into, or where a company has entered into a transaction for which approval is required under subsection 485(1) without having obtained the approval, the company shall, on becoming aware of that fact, notify the Superintendent without delay.

1991, c. 45, s. 493; 1997, c. 15, s. 405.

REMEDIAL ACTIONS

Order to void contract or to grant other remedy

494. (1) If a company enters into a transaction that it is prohibited from entering into by this Part, the company or the Superintendent may apply to a court for an order setting aside the transaction or for any other appropriate remedy, including an order directing that the related party of the company involved in the transaction account to the company for any profit or gain realized or that any director or senior officer of the company who authorized the transaction compensate the company for any loss or damage incurred by the company.

Time limit

(2) An application under subsection (1) in respect of a particular transaction may only be made within the period of three months following the day the notice referred to in section 493 in respect of the transaction is given to the Superintendent or, if no such notice is given, the day the Superintendent becomes aware of the transaction.

Certificate

(3) For the purposes of subsection (2), a document purporting to have been issued by the Superintendent, certifying the day on which the Superintendent became aware of the transaction, shall, in the absence of evidence to the contrary, be received in evidence as conclusive proof of that fact without proof of the signature or of the official character of the person appearing to have signed the document and without further proof.

1991, c. 45, s. 494; 2001, c. 9, s. 554.

PART XII

REGULATION OF COMPANIES — SUPERINTENDENT

SUPERVISION

Returns

Required information	495. A company shall provide the Superintendent with such information, at such times and in such form as the Superintendent may require.

Report of unclaimed deposits

496. (1) A company shall, within sixty days after the end of each calendar year, provide the Superintendent with a return, in such form as the Superintendent may determine, as of the end of that calendar year, in respect of all deposits made with the company in Canada in Canadian currency for which no transaction has taken place and no statement of account has been requested or acknowledged by the depositors during a period of nine years or more.

Period	(2) The period referred to in subsection (1) shall be calculated

(a) in the case of a deposit made for a fixed period, from the day on which the fixed period terminated, and

(b) in the case of any other deposit, from the day on which the last transaction took place or a statement of account was last requested or acknowledged by the depositor, whichever is later,

until the date of the return under that subsection.

Content of return	(3) A return made under subsection (1) shall show, in so far as is known to the company,

(a) the name of each depositor in whose name each deposit is held;

(b) the recorded address of each such depositor;

(c) the outstanding amount of each deposit; and

(d) the branch of the company at which the last transaction took place in respect of the deposit, and the date thereof.

Amounts under one hundred dollars	(4) Where the total outstanding amount of deposits in the name of a depositor is less than one hundred dollars, the company may omit the particulars in respect thereof required by subsection (3)

from the return required by subsection (1).

Application of subsection (1)	(5) Subsection (1) applies only in respect of deposits made after May 31, 1990.

Application	(6) This section does not apply until June 1, 1999.

1991, c. 45, s. 496; 1993, c. 34, s. 129.

Return on unclaimed bills of exchange

497. (1) A company shall, within sixty days after the end of each calendar year, provide the Superintendent with a return, in such form as the Superintendent may determine, as of the end of that calendar year, in respect of all negotiable instruments (including instruments drawn by one branch of the company on another branch of the company but not including instruments issued in payment of a dividend on the capital of the company) payable in Canada in Canadian currency that have been issued, certified or accepted by the company at branches of the company in Canada and for which no payment has been made for a period of nine years or more calculated from the date of issue, certification, acceptance or maturity, whichever is the latest, until the date of the return.

Content of return	(2) A return made under subsection (1) shall show, in so far as is known to the company,

(a) the name of each person to whom or at whose request each instrument was issued, certified or accepted;

(b) the recorded address of each such person;

(c) the name of the payee of each instrument;

(d) the amount and date of each instrument;

(e) the name of the place where each instrument was payable; and

(f) the branch of the company at which each instrument was issued, certified or accepted.

Amounts under one hundred dollars

(3) Where the amount of an instrument in respect of which subsection (1) applies is less than one hundred dollars, the company may omit the particulars in respect thereof required by subsection (2) from the return required by subsection (1).

Money orders	(4) A company may omit from a return required by subsection (1) the particulars required by subsection (2) in respect of any money order in respect of which subsection (1) applies.

Application of subsection (1)	(5) Subsection (1) applies only in respect of negotiable instruments issued, certified or accepted after May 31, 1990.

Application	(6) This section does not apply until June 1, 1999.

1991, c. 45, s. 497; 1993, c. 34, s. 130.

Total to be reported

498. Where a company, pursuant to subsection 496(4) or 497(3) or (4), omits from a return required by subsection 496(1) or 497(1) the particulars of any deposit or instrument, the total of the amounts of all deposits or instruments that have been so omitted shall be reported in the return.

Names of directors and auditors	499. (1) A company shall, within thirty days after each annual meeting of the company, provide the Superintendent with a return showing

(a) the name, residence and citizenship of each director holding office immediately following the meeting;

(b) the mailing address of each director holding office immediately following the meeting;

(c) the bodies corporate of which each director referred to in paragraph (a) is an officer or director and the firms of which each director is a member;

(d) the affiliation, within the meaning of section 166, with the company of each director referred to in paragraph (a);

(e) the names of the directors referred to in paragraph (a) who are officers or employees of the company or any affiliate of the company, and the positions they occupy;

(f) the name of each committee of the company on which each director referred to in paragraph (a) serves;

(g) the date of expiration of the term of each director referred to in paragraph (a); and

(h) the name, address and date of appointment of the auditor of the company.

Changes	(2) Where

(a) any information relating to a director or auditor of a company shown in the latest return made to the Superintendent under subsection (1), other than information referred to in paragraph (1)(c) or (d), becomes inaccurate or incomplete,

(b) a vacancy in the position of auditor of the company occurs or is filled by another person, or

(c) a vacancy on the board of directors of the company occurs or is filled,

the company shall forthwith provide the Superintendent with such information as is required to maintain the return in a complete and accurate form.

Copy of by-laws	500. A company shall send to the Superintendent, within thirty days after the coming into effect of a by-law or an amendment to a by-law, a copy of the by-law or amendment.

1991, c. 45, s. 500; 2001, c. 9, s. 556.

Register of companies

501. (1) The Superintendent shall, in respect of each company for which an order approving the commencement and carrying on of business has been made, cause a register to be maintained containing a copy of

(a) the incorporating instrument of the company; and

(b) the information referred to in paragraphs 499(1)(a), (c) and (e) to (h) contained in the latest return sent to the Superintendent under section 499.

Form	(2) The register may be maintained in

(a) a bound or loose-leaf form or in a photographic film form; or

(b) a system of mechanical or electronic data processing or any other information storage device that is capable of reproducing any required information in intelligible written form within a reasonable time.

Access	(3) Persons are entitled to reasonable access to the register and may make copies of or take extracts from the information in it.

Evidence

(4) A statement containing information in the register and purporting to be certified by the Superintendent is admissible in evidence in all courts as proof, in the absence of evidence to the contrary, of the facts stated in the statement without proof of the appointment or signature of the

Superintendent.

1991, c. 45, s. 501; 2001, c. 9, s. 556.

Production of information and documents

502. (1) The Superintendent may, by order, direct a person who controls a company or any entity that is affiliated with a company to provide the Superintendent with such information or documents as may be specified in the order where the Superintendent believes that the production of the information or documents is necessary in order to be satisfied that the provisions of this Act are being duly observed and that the company is in a sound financial condition.

Time

(2) Any person to whom a direction has been issued under subsection (1) shall provide the information or documents specified in the order within the time specified in the order and, where the order does not specify a time, the person shall provide the information or documents within a reasonable time.

Exemption	(3) Subsection (1) does not apply in respect of an entity that controls a company or is affiliated with a company where that entity is a financial institution regulated

(a) by or under an Act of Parliament; or

(b) by or under an Act of the legislature of a province where the Superintendent has entered into an agreement with the appropriate official or public body responsible for the supervision of financial institutions in that province concerning the sharing of information on such financial institutions.

Confidential information

503. (1) Subject to sections 504 and 504.1, all information regarding the business or affairs of a company, or regarding a person dealing with a company, that is obtained by the Superintendent, or by any person acting under the direction of the Superintendent, as a result of the administration or enforcement of any Act of Parliament, and all information prepared from that information, is confidential and shall be treated accordingly.

Disclosure permitted	(2) Nothing in subsection (1) prevents the Superintendent from disclosing any information

(a) to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision,

(a.01) to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision,

(a.1) to the Canada Deposit Insurance Corporation for purposes related to its operation; and

(b) to the Deputy Minister of Finance or any officer of the Department of Finance authorized in writing by the Deputy Minister of Finance or to the Governor of the Bank of Canada or any officer of the Bank of Canada authorized in writing by the Governor of the Bank of Canada, for the purposes of policy analysis related to the regulation of financial institutions, if the Superintendent is satisfied that the information will be treated as confidential by the agency, body or person to whom it is disclosed.

1991, c. 45, s. 503; 1996, c. 6, s. 122; 1997, c. 15, s. 406; 2001, c. 9, s. 557.

Regulations	503.1 The Governor in Council may make regulations prohibiting, limiting or restricting the disclosure by companies of prescribed supervisory information.

1999, c. 28, s. 144.

Publication	504. The Superintendent shall cause to be published

(a) in the Canada Gazette, the information contained in each of the returns made under sections 496 and 497 within sixty days after the expiration of the time provided by this Act for providing the return.

(b) [Repealed, 1996, c. 6, s. 123]

1991, c. 45, s. 504; 1996, c. 6, s. 123.

Disclosure by Superintendent

504.1 (1) The Superintendent shall disclose at such times and in such manner as the Minister may determine, such information obtained by the Superintendent under this Act as the Minister considers ought to be disclosed for the purposes of the analysis of the financial condition of a company and that

(a) is contained in returns filed pursuant to the Superintendent’s financial regulatory reporting requirements in respect of companies; or

(b) has been obtained as a result of an industry-wide or sectoral survey conducted by the Superintendent in relation to an issue or circumstances that could have an impact on the financial condition of companies.

Prior consultation required	(2) The Minister shall consult with the Superintendent before making any determination under subsection (1).

1996, c. 6, s. 124.

Disclosure by a company	504.2 (1) A company shall make available to the public such information concerning

(a) the compensation of its executives, as that expression is defined by the regulations, and

(b) its business and affairs for the purpose of the analysis of its financial condition,

in such form and manner and at such times as may be required by or pursuant to such regulations as the Governor in Council may make for the purpose.

Exemption by regulation	(2) Paragraph (1)(a) does not apply to a company that is within such class or classes of companies as may be prescribed.

1996, c. 6, s. 124.

Exceptions to disclosure

504.3 Subject to any regulations made under section 444, no information obtained by a company regarding any of its customers shall be disclosed or made available under subsection 504.1(1) or section 504.2.

1996, c. 6, s. 124.

Report respecting disclosure

504.4 The Superintendent shall prepare a report, to be included in the report referred to in section 40 of the Office of the Superintendent of Financial Institutions Act, respecting the disclosure of information by companies and describing the state of progress made in enhancing the disclosure of information in the financial services industry.

1996, c. 6, s. 124; 2001, c. 9, s. 558.

Inspection of Companies

Examination of companies

505. (1) The Superintendent, from time to time, but at least once in each calendar year, shall make or cause to be made any examination and inquiry into the business and affairs of each company that the Superintendent considers to be necessary or expedient to determine whether the company is complying with the provisions of this Act and whether the company is in a sound financial condition and, after the conclusion of each examination and inquiry, shall report on it to the Minister.

Access to records of company	(2) The Superintendent or a person acting under the Superintendent’s direction

(a) has a right of access to any records, cash, assets and security held by a company; and

(b) may require the directors, officers and auditor of a company to provide information and explanations, to the extent that they are reasonably able to do so, in respect of the condition and affairs of the company or any entity in which the company has a substantial investment.

1991, c. 45, s. 505; 2001, c. 9, s. 559.

Power of Superintendent on inquiry

506. The Superintendent has all the powers of a person appointed as a commissioner under Part II of the Inquiries Act for the purpose of obtaining evidence under oath, and may delegate those powers to any person acting under the Superintendent’s direction.

REMEDIAL POWERS

Prudential Agreements

Prudential agreement

506.1 The Superintendent may enter into an agreement, called a “prudential agreement”, with a company for the purposes of implementing any measure designed to maintain or improve its safety and soundness.

2001, c. 9, s. 560.

Directions of Compliance

Superintendent’s directions to company

507. (1) Where, in the opinion of the Superintendent, a company, or a person with respect to a company, is committing, or is about to commit, an act that is an unsafe or unsound practice in conducting the business of the company, or is pursuing or is about to pursue any course of conduct that is an unsafe or unsound practice in conducting the business of the company, the Superintendent may direct the company or person to

(a) cease or refrain from committing the act or pursuing the course of conduct; and

(b) perform such acts as in the opinion of the Superintendent are necessary to remedy the situation.

Opportunity for representations

(2) Subject to subsection (3), no direction shall be issued to a company or person under subsection (1) unless the company or person is provided with a reasonable opportunity to make representations in respect of the matter.

Temporary direction

(3) Where, in the opinion of the Superintendent, the length of time required for representations to be made under subsection (2) might be prejudicial to the public interest, the Superintendent may make a temporary direction with respect to the matters referred to in paragraphs (1)(a) and (b) having effect for a period of not more than fifteen days.

Idem

(4) Subject to section 508, a temporary direction under subsection (3) continues to have effect after the expiration of the fifteen day period referred to in that subsection if no representations are made to the Superintendent within that period or, if representations have been made, the Superintendent notifies the company or person that the Superintendent is not satisfied that there are sufficient grounds for revoking the direction.

508. [Repealed, 1996, c. 6, s. 125]

Court enforcement	509. (1) Where a company or person

(a) is contravening or has failed to comply with a prudential agreement entered into under section 506.1 or a direction of the Superintendent issued to the company or person pursuant to subsection 507(1) or (3),

(b) is contravening this Act, or

(c) has omitted to do any thing under this Act that is required to be done by or on the part of the company or person,

the Superintendent may, in addition to any other action that may be taken under this Act, apply to a court for an order requiring the company or person to comply with the prudential agreement or direction, cease the contravention or do any thing that is required to be done, and on such application the court may so order and make any other order it thinks fit.

Appeal	(2) An appeal from a decision of a court under subsection (1) lies in the same manner, and to the same court, as an appeal from any other order of the court.

1991, c. 45, s. 509; 2001, c. 9, s. 561.

Disqualification and Removal of Directors or Senior Officers

Meaning of “senior officer”

509.01 In sections 509.1 and 509.2, “senior officer” means the chief executive officer, secretary, treasurer or controller of a company or any other officer reporting directly to the company’s board of directors or chief executive officer.

2001, c. 9, s. 562.

Application	509.1 (1) This section applies only in respect of a company

(a) that has been notified by the Superintendent that this section applies to it where the company is subject to measures designed to maintain or improve its safety and soundness, which measures

(i) have been specified by the Superintendent by way of conditions or limitations in respect of the order approving the commencement and carrying on of the company’s business, or

(ii) are contained in a prudential agreement entered into under section 506.1 or an undertaking given by the company to the Superintendent; or

(b) that is the subject of a direction made under section 507 or an order made under subsection 473(3).

Information to be provided	(2) A company shall provide the Superintendent with the name of

(a) each person who has been nominated for election or appointment as a member of its board of directors,

(b) each person who has been selected by the company for appointment as a senior officer, and

(c) each person who is newly elected as a director of the company at a meeting of shareholders and who was not proposed for election by anyone involved in the management of the company,

together with such other information about the background, business record and experience of the person as the Superintendent may require.

When information to be provided	(3) The information required by subsection (2) shall be provided to the Superintendent

(a) at least thirty days prior to the date or proposed date of the election or appointment or within such shorter period as the Superintendent may allow; or

(b) in the case of a person referred to in paragraph (2)(c), within fifteen days after the date of the election of the person.

Disqualification or removal

(4) If the Superintendent is of the opinion that, on the basis of the competence, business record, experience, conduct or character of a person, he or she is not suitable to hold that position, the Superintendent may, by order

(a) in the case of a person referred to in paragraph (2)(a) or (b), disqualify the person from being elected or appointed as a director of a company or from being appointed as a senior officer; or

(b) in the case of a person referred to in paragraph (2)(c), remove the person from office as a director of the company.

Risk of prejudice

(4.1) In forming an opinion under subsection (4), the Superintendent must consider whether the interests of the depositors and creditors of the company would likely be prejudiced if the person were to take office or continue to hold office, as the case may be.

Representations may be made

(5) The Superintendent must in writing notify the person concerned and the company of any action that the Superintendent proposes to take under subsection (4) and must afford them an opportunity within 15 days after the date of the notice, or within any longer period that the Superintendent allows, to make representations to the Superintendent in relation to the matter.

Prohibition	(6) Where an order has been made under subsection (4)

(a) disqualifying a person from being elected or appointed to a position, the person shall not be, and the company shall not permit the person to be, elected or appointed to the position; or

(b) removing a director from office, the person shall not continue to hold, and the company shall not permit the person to continue to hold, office as a director.

1996, c. 6, s. 126; 2001, c. 9, s. 563.

Removal of directors or senior officers

509.2 (1) The Superintendent may, by order, remove a person from office as a director or senior officer of a company if the Superintendent is of the opinion that the person is not suitable to hold that office

(a) on the basis of the competence, business record, experience, conduct or character of the person; or

(b) because the person has contravened or, by action or negligence, has contributed to the contravention of

(i) this Act or the regulations made under it,

(ii) a direction made under section 507,

(iii) an order made under subsection 473(3),

(iv) a condition or limitation in respect of the order approving the commencement and carrying on the company’s business, or

(v) a prudential agreement entered into under section 506.1 or an undertaking given by the company to the Superintendent.

Risk of prejudice

(2) In forming an opinion under subsection (1), the Superintendent must consider whether the interests of the depositors and creditors of the company have been or are likely to be prejudiced by the person’s holding office as a director or senior officer.

Representations may be made

(3) The Superintendent must in writing notify the person concerned and the company of any removal order that the Superintendent proposes to make under subsection (1) and must afford them an opportunity within 15 days after the date of the notice, or within any longer period that the Superintendent allows, to make representations to the Superintendent in relation to the matter.

Suspension

(4) If the Superintendent is of the opinion that the public interest may be prejudiced by the director or senior officer continuing to exercise the powers or carry out the duties and functions of that office during the period for making representations, the Superintendent may make an order suspending the director or senior officer. The suspension may not extend beyond 10 days after the expiration of that period.

Notice of order	(5) The Superintendent shall, without delay, notify the director or senior officer, as the case may be, and the company of a removal order or suspension order.

Consequences of removal order	(6) The director or senior officer, as the case may be, ceases to hold that office as of the date the removal order is made or any later date specified in the order.

Appeal

(7) The director or senior officer, as the case may be, or the company may, within 30 days after the date of receipt of notice of the removal order under subsection (5), or within any longer period that the Court allows, appeal the matter to the Federal Court.

Powers of Federal Court	(8) The Federal Court, in the case of an appeal, may dismiss the appeal or set aside the removal order.

Order not stayed by appeal	(9) A removal order is not stayed by an appeal.

2001, c. 9, s. 564.

Supervisory Intervention

Superintendent may take control	510. (1) Subject to this Act, where any of the circumstances described in subsection (1.1) exist in respect of a company, the Superintendent may

(a) take control, for a period not exceeding sixteen days, of the assets of the company and the assets held in trust by or under the administration of the company; or

(b) unless the Minister advises the Superintendent that the Minister is of the opinion that it is not in the public interest to do so,

(i) take control, for a period exceeding sixteen days, of the assets of the company and the assets held in trust by or under the administration of the company,

(ii) where control of assets has been taken under paragraph (a), continue the control beyond the sixteen days referred to in that paragraph, or

(iii) take control of the company.

Circumstances for	(1.1) Control by the Superintendent under subsection (1) may be taken in respect of a company

taking control	where

(a) the company has failed to pay its liabilities or, in the opinion of the Superintendent, will not be able to pay its liabilities as they become due and payable;

(b) [Repealed, 2001, c. 9, s. 565]

(c) the assets of the company are not, in the opinion of the Superintendent, sufficient to give adequate protection to the company’s depositors and creditors;

(d) any asset appearing on the books or records of the company or held in trust by or under the administration of the company is not, in the opinion of the Superintendent, satisfactorily accounted for;

(e) the regulatory capital of the company has, in the opinion of the Superintendent, reached a level or is eroding in a manner that may detrimentally affect the company’s depositors or creditors;

(f) the company has failed to comply with an order of the Superintendent under paragraph 473(3)(a);

(g) the company’s deposit insurance has been terminated by the Canada Deposit Insurance Corporation; or

(h) in the opinion of the Superintendent, any other state of affairs exists in respect of the company that may be materially prejudicial to the interests of the company’s depositors or creditors or the beneficiaries of any trust under the company’s administration, including where proceedings under a law relating to bankruptcy or insolvency have been commenced in Canada or elsewhere in respect of the holding body corporate of the company.

Notice of proposed action

(1.2) The Superintendent must notify a company of any action proposed to be taken in respect of it under paragraph (1)(b) and of its right to make written representations to the Superintendent within the time specified in the notice not exceeding ten days after it receives the notice.

Objectives of Superintendent

(2) Where, pursuant to subsection (1), the Superintendent has control of the assets of a company referred to in that subsection, the Superintendent may do all things necessary or expedient to protect the rights and interests of the depositors and creditors of the company or the beneficiaries of any trust under the administration of the company.

Powers of Superintendent	(3) Where, pursuant to subsection (1), the Superintendent has control of the assets of a company referred to in that subsection,

(a) the company shall not make, acquire or transfer any loan or make any purchase, sale or exchange of securities or any disbursement or transfer of cash of any kind without the prior approval of the Superintendent or a representative designated by the Superintendent; and

(b) no director, officer or employee of the company shall have access to any cash or securities held by or under the administration of the company unless

(i) a representative of the Superintendent accompanies the director, officer or employee, or

(ii) the access is previously authorized by the Superintendent or the Superintendent’s representative.

1991, c. 45, s. 510; 1996, c. 6, s. 127; 2001, c. 9, s. 565.

511. to 513. [Repealed, 1996, c. 6, s. 128]

Powers of directors and	514. (1) Where the Superintendent takes control of a company pursuant to subparagraph

officers suspended	510(1)(b)(iii), the powers, duties, functions, rights and privileges of the directors of the company and of the officers of the company responsible for its management are suspended.

Superintendent to manage company

(2) Where the Superintendent takes control of a company pursuant to subparagraph 510(1)(b)(iii), the Superintendent shall manage the business and affairs of the company and in so doing the Superintendent

(a) may perform any of the duties and functions that the persons referred to in subsection (1) were performing prior to the taking of control; and

(b) has and may exercise any power, right or privilege that any such person had or could have exercised prior to the taking of control.

Persons to assist	(3) Where the Superintendent takes control of a company pursuant to subparagraph 510(1)(b)(iii), the Superintendent may appoint one or more persons to assist in the management of the company.

1991, c. 45, s. 514; 1996, c. 6, s. 129.

Expiration of control

515. Control by the Superintendent under subsection 510(1) of a company or of the assets of a company and the assets held in trust by or under the administration of the company expires on the day on which a notice by the Superintendent is sent to the directors and officers who conducted the business and affairs of the company stating that the Superintendent is of the opinion that the circumstances leading to the taking of control by the Superintendent have been substantially rectified and that the company can resume control of its business and affairs.

1991, c. 45, s. 515; 1996, c. 6, s. 129.

Superintendent may request winding-up

515.1 The Superintendent may, at any time before the receipt of a request under section 516 to relinquish control of a company or of the assets of a company and the assets held in trust by or under the administration of the company, request the Attorney General of Canada to apply for a winding-up order under section 10.1 of the Winding-up and Restructuring Act in respect of the company where

(a) the assets of the company and the assets held in trust by or under the administration of the company are under the control of the Superintendent pursuant to subparagraph 510(1)(b)(i) or (ii); or

(b) the company is under the control of the Superintendent pursuant to subparagraph 510(1)(b)(iii).

1996, c. 6, s. 129.

Requirement to relinquish control

516. Where no action has been taken by the Superintendent under section 515.1 and, after thirty days following the taking of control by the Superintendent under subsection 510(1) of a company or of the assets of a company and the assets held in trust by or under the administration of the company, the Superintendent receives from its board of directors a notice in writing requesting the Superintendent to relinquish control, the Superintendent must, not later than twelve days after receipt of the notice,

(a) comply with the request; or

(b) request the Attorney General of Canada to apply for a winding-up order under section 10.1 of the Winding-up and Restructuring Act in respect of the company.

1991, c. 45, s. 516; 1996, c. 6, s. 129.

Advisory committee

517. The Superintendent may, from among the companies that are subject to an assessment under section 23 of the Office of the Superintendent of Financial Institutions Act and required to share in the expenses resulting from the taking of control of a company pursuant to subsection 510(1), appoint a committee of not more than six members to advise the Superintendent in respect of assets, management and all other matters pertinent to the duties and responsibilities of the Superintendent in exercising control of the company.

1991, c. 45, s. 517; 1996, c. 6, s. 129.

Expenses payable by company

518. (1) Where the Superintendent has taken control of a company pursuant to subparagraph 510(1)(b)(iii) and the control expires or is relinquished pursuant to section 515 or paragraph 516(a), the Superintendent may direct that the company be liable for repayment of all or part of the expenses resulting from the taking of control of the company and assessed against and paid by other companies pursuant to section 23 of the Office of the Superintendent of Financial Institutions Act, together with such interest in respect thereof at such rate as is specified by the Superintendent.

Debt due to Her Majesty

(2) Where any direction is made under subsection (1), the amount for which the company is liable is a debt due to Her Majesty in right of Canada payable on demand and is recoverable in the Federal Court or any other court of competent jurisdiction.

1991, c. 45, s. 518; 1996, c. 6, s. 130.

Priority of claim in liquidation

519. In the case of the winding-up of a company, the expenses resulting from the taking of control of the company under subsection 510(1) and assessed against and paid by other companies pursuant to section 23 of the Office of the Superintendent of Financial Institutions Act, and interest in respect thereof at such rate as is specified by the Superintendent, constitute a claim of Her Majesty in right of Canada against the assets of the company that ranks after all other claims but prior to any claim in respect of the shares of the company.

1991, c. 45, s. 519; 1996, c. 6, s. 131(E).

Application of assessment	520. Any amount recovered pursuant to section 518 or 519 shall be applied to reduce the total amount of expenses incurred for or in connection with the administration of this Act.

PART XII.1

REGULATION OF COMPANIES — COMMISSIONER

Required information

520.1 A company shall provide the Commissioner with the information at the times and in the form that the Commissioner may require for the purposes of the administration of the Financial Consumer Agency of Canada Act and the consumer provisions.

2001, c. 9, s. 566.

Confidential information

520.2 (1) Subject to subsection (2), information regarding the business or affairs of a company or regarding persons dealing with one that is obtained by the Commissioner or by any person acting under the direction of the Commissioner, in the course of the exercise or performance of powers, duties and functions referred to in subsection 5(1) of the Financial Consumer Agency of Canada Act, and any information prepared from that information, is confidential and shall be treated accordingly.

Disclosure permitted	(2) If the Commissioner is satisfied that the information will be treated as confidential by the agency, body or person to whom it is disclosed, subsection (1) does not prevent the Commissioner from disclosing it

(a) to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(b) to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(c) to the Canada Deposit Insurance Corporation for purposes related to its operation; and

(d) to the Deputy Minister of Finance or any officer of the Department of Finance authorized in writing by the Deputy Minister of Finance or to the Governor of the Bank of Canada or any officer of the Bank of Canada authorized in writing by the Governor of the Bank of Canada, for the purposes of policy analysis related to the regulation of financial institutions.

2001, c. 9, s. 566.

Examination

520.3 (1) The Commissioner, from time to time, but at least once in each calendar year, shall make or cause to be made any examination and inquiry that the Commissioner considers necessary for the purposes of satisfying the Commissioner that the applicable consumer provisions are being complied with and, after the conclusion of each examination and inquiry, shall report on it to the Minister.

Access to records of company	(2) The Commissioner or a person acting under the Commissioner’s direction in carrying out his or her duties under subsection (1)

(a) has a right of access to any records, including electronic records, of a company; and

(b) may require the directors or officers of a company to provide information and explanations, to the extent that they are reasonably able to do so, in respect of any matter subject to examination or inquiry under subsection (1).

2001, c. 9, s. 566.

Power of Commissioner on inquiry

520.4 The Commissioner, in carrying out his or her duties in relation to consumer provisions, has all the powers of a person appointed as a commissioner under Part II of the Inquiries Act for the purpose of obtaining evidence under oath, and may delegate those powers to any person acting under the Commissioner’s direction.

2001, c. 9, s. 566.

Compliance agreement

520.5 The Commissioner may enter into an agreement, called a “compliance agreement”, with a company for the purposes of implementing any measure designed to further compliance by it with the consumer provisions.

2001, c. 9, s. 566.

PART XIII

ADMINISTRATION

NOTICES AND OTHER DOCUMENTS

Notice to directors and shareholders

521. A notice or document required by this Act or the regulations or by the incorporating instrument or by-laws of a company to be sent to a shareholder or director of a company may be sent by prepaid mail addressed to, or may be delivered personally to,

(a) the shareholder at the shareholder’s latest address as shown in the records of the company or its transfer agent; and

(b) the director at the director’s latest address as shown in the records of the company or in the latest return made under section 499.

Presumption from return	522. A director named in the latest return sent by a company to the Superintendent under section 499 is presumed for the purposes of this Act to be a director of the company referred to in the return.

Presumption of receipt

523. (1) A notice or document sent by mail in accordance with section 521 to a shareholder or director is deemed to be received by the shareholder or director at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or document at that time or at all.

Undelivered notices

(2) If a company sends a notice or document to a shareholder in accordance with section 521 and the notice or document is returned on three consecutive occasions because the shareholder cannot be found, the company is not required to send any further notices or documents to the shareholder until informed in writing of the shareholder’s new address.

Service on a company

524. A notice or document required by this Act to be sent to or served on a company may be sent by registered mail to the head office of the company and, if so sent, is deemed to be received or served at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the company did not receive the notice or document at that time or at all.

Certificate of company

525. (1) A certificate issued on behalf of a company stating any fact that is set out in the incorporating instrument, the by-laws, the minutes of the meetings of the directors, a committee of directors or the shareholders, or in a contract to which the company is a party, may be signed by a director or an officer of the company.

Proof of certain cases	(2) When introduced as evidence in any civil, criminal or administrative action or proceeding,

(a) a fact stated in a certificate referred to in subsection (1),

(b) a certified extract from a securities register of a company, or

(c) a certified copy of, or an extract from, minutes of a meeting of shareholders, directors or a committee of directors of a company is, in the absence of evidence to the contrary, proof of the facts so certified without proof of the signature or official character of the person appearing to have signed the certificate.

Entry in securities register

526. An entry in the securities register of, or on a security certificate issued by, a company is evidence that the person in whose name the security is registered is the owner of the securities described in the register or in the certificate.

Verification of documents or fact

527. (1) The Superintendent may require that a document or a fact stated in a document that is required by or under this Act to be sent to the Superintendent or to the Minister be verified in accordance with subsection (2).

Form of proof

(2) A document or fact required by this Act or by the Superintendent to be verified may be verified by affidavit made under oath or by statutory declaration under the Canada Evidence Act before any commissioner for oaths or for taking affidavits.

Alternative means of	527.1 (1) Anything that is required by a provision of this Act to be published in the Canada

publication	Gazette or to be published in any other way may, instead of being published in that way, be published in any manner that may be prescribed for the purpose of that provision.

Alternative means of publishing summaries

(2) Anything that is required by a provision of this Act to be summarized in a publication may instead be summarized and published in any manner that may be prescribed for the purpose of that provision.

Publication conditions

(3) Any condition under a provision of this Act that something be published in the Canada Gazette or in any other way is satisfied if that thing is published instead in any manner that may be prescribed for the purpose of that provision.

Other consequences

(4) Where a provision of this Act provides for consequences to follow the publication of something in the Canada Gazette or in any other manner, the same consequences follow the publication of that thing in any other manner that may be prescribed for the purpose of that provision.

1997, c. 15, s. 407.

APPROVALS: TERMS, CONDITIONS AND UNDERTAKINGS

Definition of “approval”

527.2 (1) In this section, “approval” includes any consent, order, exemption, extension or other permission granted by the Minister or the Superintendent under this Act, and includes the issuance of letters patent.

Minister — terms, conditions and undertakings

(2) In addition to any other action that may be taken under this Act, the Minister may, in granting an approval, impose such terms and conditions or require such undertaking as the Minister considers necessary, including any terms, conditions or undertaking specified by the Superintendent to maintain or improve the safety and soundness of any financial institution regulated under an Act of Parliament and to which the approval relates or that may be affected by it.

Superintendent — terms, conditions and undertakings

(3) In addition to any other action that may be taken under this Act, the Superintendent may, in granting an approval, impose such terms and conditions or require such undertaking as the Superintendent considers necessary.

Effect of non-compliance on approval

(4) Unless otherwise expressly provided in this Act, a failure to comply with a term or condition or an undertaking imposed or required under any provision of this Act does not invalidate the approval to which the term, condition or undertaking relates.

Non-compliance

(5) In addition to any other action that may be taken under this Act, in case of non-compliance by a person with a term, condition or undertaking imposed or required under any provision of this Act, the Minister or Superintendent, as the case may be, may

(a) revoke, suspend or amend the approval to which the term, condition or undertaking relates; or

(b) apply to a court for an order directing the person to comply with the term, condition or undertaking, and on such application the court may so order and make any other order it thinks fit.

Representations	(6) Before taking any action under subsection (5), the Minister or the Superintendent, as the case may be, shall afford the person concerned a reasonable opportunity to make representations.

Revocation, suspension	(7) At the request of the person concerned, the Minister or the Superintendent, as the case may

or amendment	be, may revoke, suspend or amend any terms or conditions imposed by him or her or may revoke or suspend an undertaking given to him or her or approve its amendment.

2001, c. 9, s. 567.

ORDERS AND DIRECTIVES

Not statutory instruments

528. An instrument issued or made under this Act and directed to a single company or person, other than an order referred to in section 487, is not a statutory instrument for the purposes of the Statutory Instruments Act.

Form	529. The Superintendent may, by order, establish the form of any application to be made to the Minister or the Superintendent under this Act.

APPLICATIONS TO SUPERINTENDENT

Content of applications	529.1 (1) The following applications to the Superintendent must contain the information, material and evidence that the Superintendent may require:

(a) applications for approval under subsection 68(1), 75(2), 78(4), 82(5), 83(1), 174(1), 222(3), 421(1), 453(6) or (10), 456(1) or (2) or 470(1), subparagraph 475(2)(b)(vi), section 478 or subsection 482(3) or (4) or 483.3(1);

(b) applications for consent under subsection 74(1);

(c) applications for exemptions under subsection 160.05(3) or 250(1); and

(d) applications for extensions of time under subsection 456(3) or (5), 457(4) or 458(4).

Receipt	(2) Without delay after receiving the application, the Superintendent shall send a receipt to the applicant certifying the date on which it was received.

Notice of decision to applicant	(3) Subject to subsection (4), the Superintendent shall, within a period of thirty days after the receipt of the application, send to the applicant

(a) a notice approving the application, subject to any terms and conditions that the Superintendent considers appropriate; or

(b) if the Superintendent is not satisfied that it should be approved, a notice to that effect.

Extension of period

(4) If the Superintendent is unable to complete the consideration of the application within the period referred to in subsection (3), the Superintendent shall, within that period, send a notice to the applicant informing the applicant that the Superintendent has extended the period for a further period set out in the notice.

Deemed approval

(5) If the applicant does not receive the notice required by subsection (3) and, where applicable, subsection (4), within the required period, the Superintendent is deemed to have approved the application and granted the approval, consent, extension or exemption to which the application relates, regardless of whether the approval, consent, extension or exemption is to be in writing or not.

2001, c. 9, s. 568.

APPEALS

Appeal to Federal Court	530. (1) An appeal lies to the Federal Court from any direction of the Minister made pursuant to subsection 401(1).

Powers	(2) The Federal Court may, in an appeal under subsection (1),

(a) dismiss the appeal;

(b) set aside the direction or decision; or

(c) set aside the direction or decision and refer the matter back for re-determination.

Certificate

(3) For the purposes of an appeal under subsection (1), the Minister shall, at the request of the company or person making the appeal, provide the company or person with a certificate in writing setting out the direction or decision appealed from and the reasons why the direction or decision was made.

1991, c. 45, ss. 530, 540; 1996, c. 6, s. 132.

REGULATIONS

Power to make regulations	531. The Governor in Council may make regulations

(a) prescribing anything that is required or authorized by this Act to be prescribed;

(a.1) prescribing the way in which anything that is required or authorized by this Act to be prescribed shall be determined;

(b) defining words and expressions to be defined for the purposes of this Act;

(c) requiring the payment of a fee in respect of the filing, examining or issuing of any document or in respect of any action that the Superintendent is required or authorized to take under this Act, and fixing the amount thereof or the manner of determining the amount thereof;

(d) respecting the regulatory capital and total assets of a company;

(e) respecting the retention, in Canada, of assets of a company;

(f) respecting the value of assets of a company to be held in Canada and the manner in which those assets are to be held;

(f.1) respecting, for any purpose of any provision of the Act, the determination of the equity of a company;

(g) respecting the protection and maintenance of assets of a company and assets held in trust by a company, including regulations respecting the bonding of directors, officers and employees of a company;

(h) respecting the holding of shares and ownership interests for the purposes of sections 73 and 77;

(i) respecting information, in addition to the information required by section 501, to be maintained in the register referred to in that section; and

(j) generally for carrying out the purposes and provisions of this Act.

1991, c. 45, s. 531; 1997, c. 15, s. 408; 1999, c. 31, s. 220(F); 2001, c. 9, s. 569.

DELEGATION

Delegation	532. The Minister may delegate any of the Minister’s powers, duties and functions under this

Act to any Minister of State appointed pursuant to the Ministries and Ministers of State Act to assist the Minister.

PART XIV

SANCTIONS

Offence	533. (1) Every person who, without reasonable cause, contravenes any provision of this Act or the regulations is guilty of an offence.

Undue preference to creditor

(2) Every director, officer or employee of a company who wilfully gives or concurs in giving to any creditor of the company any fraudulent, undue or unfair preference over other creditors, by giving security to the creditor, by changing the nature of the creditor’s claim or otherwise, is guilty of an offence.

Failure to provide information	(3) Every person who, without reasonable cause, refuses or fails to comply with a requirement made under paragraph 505(2)(b) is guilty of an offence.

Use of name

(4) Except to the extent permitted by the regulations, every person who uses the name of a company in a prospectus, offering memorandum, takeover bid circular, advertisement for a transaction related to securities or in any other document in connection with a transaction related to securities is guilty of an offence.

Punishment	534. (1) Every person who is guilty of an offence under any of subsections 533(1) to (4) is

(a) in the case of a natural person, liable

(i) on summary conviction, to a fine not exceeding $100,000 or to imprisonment for a term not exceeding twelve months, or to both, or

(ii) on conviction on indictment, to a fine not exceeding $500,000 or to imprisonment for a term not exceeding five years, or to both; and

(b) in the case of an entity, liable

(i) on summary conviction, to a fine not exceeding $500,000, or

(ii) on conviction on indictment, to a fine not exceeding $5,000,000.

Order to comply

(2) Where a person has been convicted of an offence under this Act, the court may, in addition to any punishment it may otherwise impose, order the person to comply with the provisions of this Act or the regulations in respect of which the person was convicted.

Additional fine

(3) Where a person has been convicted of an offence under this Act, the court may, where it is satisfied that as a result of the commission of the offence the convicted person acquired any monetary benefits or that monetary benefits accrued to the convicted person or to the spouse, common-law partner or other dependant of the convicted person, order the convicted person to pay, notwithstanding the maximum amount of any fine that may otherwise be imposed under this Act, an additional fine in an amount equal to the court’s estimation of the amount of those monetary benefits.

1991, c. 45, s. 534; 1997, c. 15, s. 409; 2000, c. 12, s. 301.

Liability of officers, directors, etc.	535. Where an entity commits an offence under this Act, any officer, director or agent of the entity who directed, authorized, assented to, acquiesced in or participated in the commission of the offence is a party to and guilty of the offence and liable on summary conviction or on conviction on indictment to the punishment provided under paragraph 534(1)(a) for the offence whether or not the entity has been prosecuted or convicted.

1991, c. 45, s. 535; 1997, c. 15, s. 410.

Limitation period

535.1 (1) Proceedings by way of summary conviction in respect of an offence under a provision of this Act may be commenced at any time within, but not later than, two years after the day on which the subject-matter of the proceedings became known, in the case of an offence under a consumer provision, to the Commissioner and, in any other case, to the Superintendent.

Certificate of Superintendent or Commissioner

(2) A document appearing to have been issued by the Superintendent or Commissioner, as the case may be, certifying the day on which the subject-matter of any proceedings became known to the Superintendent or Commissioner is admissible in evidence without proof of the signature or official character of the person appearing to have signed it and is, in the absence of evidence to the contrary, proof of the matter asserted in it.

2001, c. 9, s. 570.

Effect of offence on contracts	536. Unless otherwise expressly provided in this Act, a contravention of any provision of this Act or the regulations does not invalidate any contract entered into in contravention of the provision.

Restraining or compliance order

537. (1) If a company or any director, officer, employee or agent of a company does not comply with any provision of this Act or the regulations other than a consumer provision, or of the incorporating instrument or any by-law of the company, the Superintendent, any complainant or any creditor of the company may, in addition to any other right that person has, apply to a court for an order directing the company, director, officer, employee or agent to comply with — or restraining the company, director, officer, employee or agent from acting in breach of — the provision and, on the application, the court may so order and make any further order it thinks fit.

Compliance or restraining order — consumer provisions

(2) If a company or any director, officer, employee or agent of a company does not comply with any applicable consumer provision, the Commissioner or any complainant may, in addition to any other right that person has, apply to a court for an order directing the company, director, officer, employee or agent to comply with — or restraining the company, director, officer, employee or agent from acting in breach of — the consumer provision and, on the application, the court may so order and make any further order it thinks fit.

1991, c. 45, s. 537; 2001, c. 9, s. 571.

Appeals	538. Any decision or order of a court under this Act may be appealed to the court of appeal.

Recovery and application of fines

539. All fines payable under this Act are recoverable and enforceable, with costs, at the suit of Her Majesty in right of Canada, instituted by the Attorney General of Canada, and, when recovered, belong to Her Majesty in right of Canada.

PART XV

GENERAL

TRANSITIONAL

540. [Amendments]

CONSEQUENTIAL AMENDMENTS

541. to 560. [Amendments]

REPEALS

561. and 562. [Repeals]

COMING INTO FORCE

Coming into force	* 563. (1) Subject to subsection (2), this Act or any provision thereof shall come into force on a day or days to be fixed by order of the Governor in Council.

* [Note: Act, except subsections 250(1) and (2), in force June 1, 1992, see SI/92-89.]

Idem	(2) Subsections 250(1) and (2) shall come into force on the day that is six months after the coming into force of subsections 243(1) and (2).

Exhibit 8(c) to Form T-6

Canada Deposit Insurance Corporation Act

An Act to establish the Canada Deposit Insurance Corporation

SHORT TITLE

Short title	1. This Act may be cited as the Canada Deposit Insurance Corporation Act.

R.S., c. C-3, s. 1.

INTERPRETATION

Definitions	2. In this Act,

“affairs” « affaires internes »

“affairs”, with respect to a member institution, means its business and the relationships among the member institution and its affiliates and the shareholders, directors and officers of the member institution and its affiliates;

“affiliate” « groupe »	“affiliate”, in respect of a member institution that is
(a) a bank, means an entity that is affiliated with the bank within the meaning of the Bank Act, or

(b) other than a bank, means an entity that would be affiliated with the member institution within the meaning of the Bank Act if the member institution were a bank to which that Act applies;

“appropriate provincial minister” « ministre provincial compétent »

“appropriate provincial minister”, in relation to a provincial institution, means the minister of the Crown of the province of incorporation of the institution responsible for the supervision of the provincial institution;

“bank” « banque »	“bank” means a bank listed in Schedule I or II to the Bank Act;

“Board” « conseil »	“Board” means the Board of Directors of the Corporation;

“by-laws” « règlements administratifs »	“by-laws” means the by-laws of the Corporation;

“Chairman”	“Chairman”[Repealed, 1996, c. 6, s. 21]

“Chairperson” « président »	“Chairperson” means the Chairperson of the Board;

“Corporation” « Société »	“Corporation” means the Canada Deposit Insurance Corporation established by section 3;

“deposit” and “depositor” « dépôt » et « déposant »	“deposit” and “depositor” mean respectively a deposit and a depositor as defined in the schedule;

“deposit insurance” « assurance-dépôts »	“deposit insurance” means the insurance referred to in paragraph 7(a);

“federal institution” « institution fédérale »	“federal institution” means a bank, company or association referred to in section 8;

“federal member institution” « institution fédérale membre »	“federal member institution” means a federal institution that is a member institution;

“member institution” « institution membre »	“member institution” means a corporation that has deposit insurance under this Act;

“Minister” « ministre »	“Minister” means the Minister of Finance;

“policy of deposit insurance” or “policy” « police d’assurance- dépôts » ou « police »	“policy of deposit insurance” or “policy” means the instrument evidencing the deposit insurance of a member institution;

“premium year” « exercice comptable des primes »	“premium year” means, in relation to the calculation and payment of premiums pursuant to this Act, the period beginning on May 1 in one year and ending on April 30 in the next year;

“provincial institution” « institution provinciale »	“provincial institution” means a company referred to in section 9;

“provincial member institution” « institution provinciale membre »	“provincial member institution” means a provincial institution that is a member institution;

“provincial supervisor” « contrôleur provincial »

“provincial supervisor”, in relation to a provincial institution, means the official of the province of incorporation of the provincial institution who supervises the affairs of the provincial institution;

“receiver” « séquestre »	“receiver” includes a receiver-manager;

“representation” « déclaration »	“representation” means any oral or written statement and includes any advertisement and any mark, sign, trade name or other device;

“share” « action »	“share” includes

(a) a conversion or exchange privilege that is convertible at any time into a share, and

(b) an option or a right to acquire a share or a privilege referred to in paragraph (a)

issued by a member institution;

“subordinated debt” « dette subordonnée »

“subordinated debt” means debt of a member institution that, by the terms of any instrument evidencing the debt, will, in the event of the insolvency or winding-up of the member institution, be subordinate in right of payment to all deposit liabilities of the member institution and all other liabilities of the member institution except those that, by their terms, rank equally with or are subordinate to that debt and includes

(a) a conversion or exchange privilege that is convertible at any time into subordinated debt, and

(b) an option or a right to acquire subordinated debt or a privilege referred to in paragraph (a)

issued by a member institution;

“Superintendent” « surintendant »	“Superintendent” means the Superintendent of Financial Institutions appointed pursuant to subsection 5(1) of the Office of the Superintendent of Financial Institutions Act.

R.S., 1985, c. C-3, s. 2; R.S., 1985, c. 18 (3rd Supp.), s. 47; 1992, c. 1, s. 142, c. 26, s. 1; 1996, c. 6, s. 21; 1999, c. 28, s. 98; 2001, c. 9, s. 203.

HER MAJESTY

Binding on Her Majesty	2.1 This Act is binding on Her Majesty in right of Canada or a province.

1992, c. 26, s. 2.

POWERS, ETC., OF MINISTER

Delegation

2.2 The Minister may delegate any of the Minister’s powers, duties and functions under this Act to any Minister of State appointed pursuant to the Ministries and Ministers of State Act to assist the Minister.

1996, c. 6, s. 21.1.

CONSTITUTION OF THE CORPORATION

Corporation established	3. (1) There is hereby established a corporation, to be called the Canada Deposit Insurance Corporation.

Agent of Her Majesty	(2) The Corporation is, for all purposes of this Act, an agent of Her Majesty in right of Canada.

R.S., c. C-3, s. 3; 1984, c. 31, s. 14.

Head office	4. (1) The head office of the Corporation shall be at the city of Ottawa.

Offices and agents	(2) The Corporation may establish offices or employ agents in any part of Canada.

R.S., c. C-3, s. 4.

Board of Directors	5. (1) There shall be a Board of Directors of the Corporation consisting of

(a) the person appointed as the Chairperson;

(b) the persons who for the time being hold the offices of the Governor of the Bank of Canada, the Deputy Minister of Finance, the Superintendent of Financial Institutions and the Commissioner of the Financial Consumer Agency of Canada;

(b.1) a Deputy Superintendent of Financial Institutions, or an officer of the Office of the Superintendent of Financial Institutions, appointed by the Minister; and

(c) not more than five other members appointed by the Minister with the approval of the Governor in Council.

Disqualifications	(1.1) A person is not eligible to be appointed under paragraph (1)(c) or, having been appointed under that paragraph, to continue as a member of the Board, if the person is

(a) employed in any capacity in the federal public administration or holds any office or position for which any salary or other remuneration is payable out of public moneys;

(b) a member of the Senate or House of Commons of Canada or a member of a provincial legislature; or

(c) a director, officer or employee of a federal institution or provincial institution.

Alternate director

(2) A director referred to in paragraph (1)(b) may, from time to time with the approval of the Minister, designate in writing an alternate to attend in the director’s absence at any meeting of the Board of Directors, and the alternate shall be deemed to be a member of the Board while so attending a meeting of the Board.

Vacancy	(3) A vacancy on the Board does not impair the right of the remaining directors to act.

Acting chairperson

(4) Where the office of Chairperson is vacant, the Minister may appoint, for a period not exceeding ninety days, an acting Chairperson who shall, while so acting, be a member of the Board and have all the powers of the Chairperson.

Expenses of directors

(5) A director shall be paid by the Corporation reasonable travel and living expenses incurred by the director while absent from his ordinary place of residence in the course of his duties as a director but no director referred to in paragraph (1)(b) shall receive any other remuneration for his services on the Board.

Remuneration of certain directors	(5.1) A director referred to in paragraph (1)(c) shall be paid by the Corporation for attendance at meetings of the Board such remuneration as may be fixed by the Governor in Council.

R.S., 1985, c. C-3, s. 5; R.S., 1985, c. 18 (2nd Supp.), s. 1, c. 18 (3rd Supp.), s. 48; 1996, c. 6, s. 47(e); 2001, c. 9, s. 204; 2003, c. 22, s. 224(e).

Chairperson	6. (1) The Governor in Council shall appoint a person of proven financial ability to be Chairperson of the Board.

Term of office

(2) Notwithstanding subsection 105(5) of the Financial Administration Act, the Chairperson shall be appointed to hold office during good behaviour for such term as the Governor in Council deems appropriate but may be reappointed on the expiration of his term of office and may be removed at any time by the Governor in Council for cause.

Disqualification	(3) No person is eligible to be appointed or to continue as Chairperson who

(a) is not a Canadian citizen ordinarily resident in Canada;

(b) is a member of the Senate or House of Commons or a member of a provincial legislature;

(c) is a director, officer or employee of a federal institution or provincial institution; or

(d) has reached the age of seventy-five years.

Presiding at meetings

(4) The Chairperson shall preside at all meetings of the Board but where at any meeting the Chairperson is absent, one of the directors present thereat who is chosen so to act by the directors present shall preside and have all the powers of the Chairperson.

Remuneration of Chairperson	(5) The Chairperson shall be paid by the Corporation such remuneration as may be fixed by the Governor in Council.

R.S., 1985, c. C-3, s. 6; 1996, c. 6, s. 47(e).

OBJECTS, POWERS AND DUTIES

Objects	7. The objects of the Corporation are

(a) to provide insurance against the loss of part or all of deposits;

(b) to promote and otherwise contribute to the stability of the financial system in Canada; and

(c) to pursue the objects set out in paragraphs (a) and (b) for the benefit of persons having deposits with member institutions and in such manner as will minimize the exposure of the Corporation to loss.

R.S., 1985, c. C-3, s. 7; R.S., 1985, c. 18 (3rd Supp.), s. 49; 1996, c. 6, s. 22; 2005, c. 30, s. 98.

Federal institutions	8. For the purposes of this Act, the following are federal institutions:

(a) a bank;

(b) a company to which the Trust and Loan Companies Act applies; and

(c) a retail association within the meaning of regulations made under the Cooperative Credit Associations Act.

R.S., 1985, c. C-3, s. 8; 1991, c. 45, s. 541; 1999, c. 28, s. 99; 2001, c. 9, s. 205; 2005, c. 30, s. 99.

Provincial institutions

9. For the purposes of this Act, an incorporated company that carries on, under an Act of the legislature of a province or a constating instrument under provincial jurisdiction, a business substantially similar to the business of a company to which the Trust and Loan Companies Act applies and that is authorized by or under an Act of the legislature of a province to accept deposits from the public is a provincial institution.

R.S., 1985, c. C-3, s. 9; 1991, c. 45, s. 542.

Powers of Corporation

10. (1) The Corporation may do all things necessary or incidental to the objects of the Corporation and in particular, but without limiting the generality of the foregoing, the Corporation may, in furtherance of its objects,

(a) for the purpose of reducing a risk to the Corporation or reducing or averting a threatened loss to the Corporation,

(i) acquire assets from a member institution,

(ii) make or guarantee loans or advances, with or without security, to a member institution, and

(iii) make or guarantee a deposit with a member institution;

(a.1) [Repealed, 1996, c. 6, s. 23]

(a.2) enter into an agreement with the government of a province, or an agent of the government of a province, respecting any matter relating to the insurance of deposits with provincial institutions in that province;

(b) make any investment and enter into any transaction necessary or desirable for the financial management of the Corporation;

(c) act as liquidator, receiver or inspector of a member institution or a subsidiary thereof, when duly appointed as such and appoint qualified and competent persons, whether employees of the Corporation or not, to carry out any or all of the functions of the Corporation under the appointment of the Corporation;

(d) assume the costs of a winding-up of a member institution when the Corporation is appointed to act as a liquidator in the winding-up, or assume the costs of the receiver when the Corporation is appointed to act as such and charge those costs to the Accumulated Net Earnings of the Corporation;

(e) guarantee the payment of the fees of, and the costs incurred by any person as, the liquidator or receiver of a member institution when that person is appointed as such and charge any amounts paid under the terms of the guarantee to the Accumulated Net Earnings of the Corporation;

(f) acquire assets of a member institution from a liquidator or receiver thereof;

(f.1) acquire, by way of security or otherwise, shares and subordinated debt of a member institution and to hold and dispose of those shares and subordinated debt;

(g) make an advance for the purpose of paying a claim, against a member institution for which the Corporation is acting as receiver or liquidator, in respect of any insured deposit and of becoming subrogated as an unsecured creditor for the amount of the advance;

(h) make or cause to be made such inspections of a member institution as may be authorized under this Act or a policy of deposit insurance;

(i) acquire, hold and alienate real and personal property;

(i.1) settle or compromise any claim by or against the Corporation; and

(j) do all such other things as may be necessary for the exercising of any power of the Corporation.

Subsidiary corporations

(2) For the purposes of facilitating the acquisition, management or disposal of real property or other assets of a member institution that the Corporation may acquire as the result of its operations, the Corporation may, when authorized by order of the Governor in Council,

(a) procure the incorporation of a corporation, all the shares of which, on incorporation, would be held by, on behalf of or in trust for the Corporation; or

(b) acquire all of the shares of a corporation that, on acquisition, would be held by, on behalf of or in trust for the Corporation.

Subsidiary not an agent	(3) A corporation described in paragraph (2)(a) or (b) is deemed not to be an agent of the Corporation or of Her Majesty in right of Canada.

Conditions applicable to the exercise of certain powers	(4) The Corporation shall, in exercising its powers under paragraph (1)(b), comply with such directions of general application as the Minister may, in writing, give to the Corporation.

R.S., 1985, c. C-3, s. 10; R.S., 1985, c. 18 (3rd Supp.), s. 50; 1992, c. 26, s. 3; 1996, c. 6, s. 23; 2001, c. 9, s. 206.

Loans to Corporation	10.1 (1) At the request of the Corporation, the Minister may, out of the Consolidated Revenue Fund, lend money to the Corporation on such terms and conditions as the Minister may establish.

Other borrowing	(2) The Corporation may borrow money otherwise than under subsection (1) and may borrow by any means, including the issuance and sale of bonds, debentures, notes or any other evidence of indebtedness.

Total indebtedness	(3) The total principal indebtedness outstanding at any time in respect of borrowings under this section shall not exceed

(a) six billion dollars; or

(b) such greater amount as may be authorized for the purposes of this subsection by Parliament under an appropriation Act.

Fees for borrowing

(4) The Minister may fix a fee to be paid by the Corporation to the Receiver General in respect of any borrowings by the Corporation and the Minister shall notify the Corporation in writing of any such fee.

1996, c. 6, s. 24; 1997, c. 15, s. 111(e).

Powers of directors

11. (1) The Board shall administer the affairs of the Corporation in all things and make, or cause to be made, for the Corporation any description of contract that the Corporation may by law enter into.

By-laws	(2) The Board may make by-laws,

(a) for the administration, management and control of the property and affairs of the Corporation;

(b) governing the functions, duties and remuneration of all officers, agents and employees of the Corporation;

(b.1) concerning conflicts of interest and post-employment matters relating to conflicts of interest in respect of directors, officers and employees of the Corporation;

(c) governing the appointment and activities of any special committees created for the purposes of the Corporation;

(d) governing the time and place for the holding of meetings of the directors, and the quorum and procedure in all things at those meetings;

(e) [Repealed, 2005, c. 30, s. 100]

(f) respecting representations by member institutions and other persons with respect to

(i) what constitutes, or does not constitute, a deposit,

(ii) what constitutes, or does not constitute, a deposit that is insured by the Corporation, and

(iii) who is a member institution;

(g) prescribing anything that, by virtue of any provision of this Act, is to be prescribed by the by-laws;

(h) prescribing the form and manner in which payments under this Act are to be made by the Corporation; and

(i) governing the conduct in all other particulars of the affairs of the Corporation.

Inspection powers

(3) In carrying out any inspection authorized by this Act or by a policy of deposit insurance, the directors of the Corporation have all the powers conferred on commissioners appointed under Part II of the Inquiries Act for the purpose of obtaining evidence under oath, and the directors may delegate those powers as occasion requires.

R.S., 1985, c. C-3, s. 11; R.S., 1985, c. 18 (2nd Supp.), s. 2, c. 18 (3rd Supp.), s. 51; 1992, c. 26, s. 4; 2005, c. 30, s. 100.

DEPOSIT INSURANCE

Duty to insure	12. The Corporation shall insure each deposit with a member institution except

( a) a deposit that is not payable in Canada or in Canadian currency;

( b) a deposit in respect of which Her Majesty in right of Canada would be a preferred claimant; and

( c) so much of any one deposit as exceeds one hundred thousand dollars.

R.S., 1985, c. C-3, s. 12; 2005, c. 30, s. 101.

Deposits with amalgamating institutions

13. (1) Where a person has deposits with two or more member institutions that amalgamate and continue in operation as one member institution, in this section referred to as the “amalgamated institution”, a deposit of that person with an amalgamating institution on the day on which the amalgamated institution is formed, less any withdrawals from the deposit, shall, for the purpose of deposit insurance with the Corporation, be deemed to be and continue to be separate from any deposit of that person on that day with the other amalgamating institution or institutions that become part of the amalgamated institution.

Deposits with amalgamated institution

(2) A deposit made by a person referred to in subsection (1) with an amalgamated institution after the day on which the amalgamated institution is formed shall be insured by the Corporation only to the extent that the aggregate of that person’s deposits with the amalgamated institution, exclusive of the deposit in respect of which the calculation is made, is less than one hundred thousand dollars.

Where assets acquired

(3) For the purpose of deposit insurance with the Corporation, where a member institution assumes deposit liabilities of another member institution, those member institutions are deemed to be amalgamating institutions and subsections (1) and (2) apply where a person has deposits with both institutions.

Deemed deposits

(4) Where a member institution assumes deposit liabilities of another member institution, the deposits in respect of those liabilities are, for the purposes of sections 21, 23 and 25.1, deemed to be deposited with the member institution that assumes them as of the day on which they are assumed.

R.S., 1985, c. C-3, s. 13; 1992, c. 26, s. 5; 1996, c. 6, s. 25; 2005, c. 30, s. 102.

How payment to be made

14. (1) Where the Corporation is obliged to make payment in respect of any deposit insured by deposit insurance, the Corporation as soon as possible after the obligation arises shall, in respect of the deposit, make payment to such person as in the opinion of the Corporation appears to be entitled thereto,

(a) by making available to that person a transferred deposit with another member institution for so much of the person’s deposit as is insured by the Corporation; or

(b) by paying that person an amount of money equal to so much of the person’s deposit as is insured by the Corporation.

Obligatory payment

(2) The Corporation shall, in the manner described in subsection (1), make payment in respect of any deposit insured by deposit insurance where a winding-up order has been made in respect of the member institution that holds the deposit.

Discretionary payment	(2.1) The Corporation may, in the manner described in subsection (1), make payment in respect of any deposit insured by deposit insurance where

(a) the member institution that holds the deposit is unable, by reason of an order of a court or of any action taken by a supervisory or regulatory body, to make any payment in respect of the deposit;

(b) the policy of deposit insurance of the member institution that holds the deposit is terminated or cancelled; or

(c) an order is made in respect of the federal member institution under subsection 39.13(1).

(2.2) [Repealed, 1996, c. 6, s. 26]

How interest on deposit to be calculated

(2.3) For the purpose of calculating the payment of the Corporation in respect of any deposit insured by deposit insurance where a winding-up order has been made in respect of the member institution that holds the deposit, the interest accruing and payable in relation to the deposit shall be included only to the date of the commencement of the winding-up.

Corporation may pay interest

(2.4) Where the Corporation makes a payment pursuant to subsection (2), the Corporation may pay, in addition to the amount the Corporation is obliged to pay, interest on that amount at a rate determined in accordance with rules prescribed by the by-laws for the period commencing on the date of the commencement of the winding-up in respect of the member institution that holds the deposit and ending on the date of the making of the payment in respect of the deposit, but the aggregate of the payments made under this subsection and subsection (2) in relation to the deposit shall in no case exceed one hundred thousand dollars.

How interest and deposit to be calculated	(2.5) For the purpose of calculating the payment of the Corporation in respect of any deposit insured by deposit insurance where the Corporation makes a payment pursuant to subsection (2.1),

(a) subject to paragraph (b), the interest accruing and payable in relation to the deposit shall be included only to the date of the payment by the Corporation; or

(b) if a proceeding for the winding-up of the member institution that holds the deposit has been commenced before the date of the payment by the Corporation but a winding-up order has not yet been made, the interest accruing and payable in relation to the deposit shall be included only to the date of the commencement of the winding-up.

Interest on index-linked deposits

(2.51) The interest referred to in subsection (2.3) or (2.5) in relation to a deposit held by a member institution shall be determined in accordance with rules prescribed by the by-laws if a payment to be made by the member institution in respect of the deposit is to be determined, in whole or in part, by reference in any way to

(a) the market price of a security, commodity or financial instrument;

(b) the exchange rate between any two currencies;

(c) a reference rate determined by reference to any one or more of those prices or rates; or

(d) any other kind of variable index or reference point that may be described in rules prescribed by the by-laws.

Exception	(2.6) Where a winding-up order is made in respect of a member institution, subsection (2) does not apply to any deposit in respect of which payment was made pursuant to subsection (2.1).

Preparatory examination

(2.7) Where the Corporation believes that the making of a payment under this Act in respect of a deposit held by a member institution is imminent and that it would be in the best interest of both the depositors with the member institution and the Corporation that preparations be made to make that payment as soon as possible, the Corporation may,

(a) with the approval of the Superintendent, in the case of a federal institution, or

(b) after consultation with the appropriate provincial supervisor, in the case of a provincial institution,

make or cause to be made by any person designated by the Corporation, an examination of the books, records and accounts of the member institution relating to its deposit liabilities and, for the purposes of the examination, the Corporation and the person designated by it have a right of access to those books, records and accounts and are entitled to require the directors, officers and auditors of and any receiver or liquidator thereof to furnish such information and explanations regarding the deposits held by the member institution as the Corporation or person may require.

Costs of examination

(2.8) The costs incurred by the Corporation in carrying out an examination in respect of a member institution under subsection (2.7) shall be paid by the member institution and may be recovered by the Corporation as a debt due and payable to the Corporation.

Date of computing liability

(2.9) For the purposes of calculating the payment to be made by the Corporation in respect of any deposit insured by deposit insurance, the amount of the deposit shall be determined, where the Corporation makes a payment pursuant to

(a) subsection (2), as of the date of the commencement of the winding-up;

(b) subsection (2.1) in the winding-up circumstances described in paragraph (2.5)(b), as of the date of the commencement of the winding-up; or

(c) subsection (2.1), otherwise than in the winding-up circumstances described in paragraph (2.5)(b), as of the date on which any of the circumstances described in subsection (2.1) first occurs in respect of the member institution concerned.

Discharge of liability

(3) Payment under this section by the Corporation in respect of any deposit insured by deposit insurance discharges the Corporation from all liability to the extent of the amount of the payment made in respect of that deposit, and in no case is the Corporation under any obligation to see to the proper application in any way of the payment so made.

Subrogation

(4) Where the Corporation makes a payment under this section in respect of any deposit with a member institution, the Corporation is subrogated, to the extent of the amount of the payment made, to all the rights and interests of the depositor and may maintain an action in respect of those rights and interests in the name of the depositor or in the name of the Corporation.

Priority	(4.1) Where the Corporation makes a payment under this section in respect of any deposit with a member institution that is being wound up, the Corporation ranks,

(a) to the extent that the payment was made pursuant to subsection (2) or (2.1), equally with the depositor in respect of his deposit; and

(b) to the extent that the payment includes any interest paid pursuant to subsection (2.4), equally with the depositor in respect of interest accruing and payable on his deposit after the date of the making of the winding-up order.

Assignment

(5) Where the Corporation deems it advisable, it may withhold payment in respect of any deposit with a member institution until it has received an assignment in writing of all the rights and interests of the depositor in relation to the deposit.

Time limitation for claims

(6) No action may be taken against the Corporation in respect of the obligation of the Corporation to make a payment in relation to a deposit held by a member institution that is being wound up unless the action is commenced within ten years after the date of the commencement of the winding-up.

Interpretation	(7) In this section, “commencement of the winding-up” means the time a winding-up is deemed to commence pursuant to section 5 of the Winding-up and Restructuring Act.

R.S., 1985, c. C-3, s. 14; R.S., 1985, c. 18 (3rd Supp.), s. 52; 1992, c. 26, s. 6; 1996, c. 6, s. 26; 1997, c. 15, s. 112; 2005, c. 30, s. 103.

Sale of information to liquidator

14.1 (1) The Corporation may sell to the liquidator of a member institution appointed under the Winding-up and Restructuring Act any information that was gathered or produced at the expense of the Corporation, if that expense is not one that may be recovered by the Corporation from the member institution under subsection 14(2.8).

Payment part of winding-up costs

(2) Any amount paid by the liquidator for that information is deemed for the purpose of section 94 of the Winding-up and Restructuring Act to be a cost incurred in the winding-up of the member institution.

1997, c. 15, s. 113.

Premiums recoverable

15. A premium assessed by the Corporation against a member institution for the purposes of this Act constitutes a debt owing to Her Majesty in right of Canada and the amount thereof together with any interest levied by the Corporation as an overdue charge is recoverable by action in any court of competent jurisdiction.

R.S., 1985, c. C-3, s. 15; R.S., 1985, c. 18 (2nd Supp.), s. 3, c. 18 (3rd Supp.), s. 53.

16. [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 53]

Insurance of federal institutions	17. (1) The Corporation shall insure the deposits held by a federal institution in the manner and to the extent provided in this Act and the by-laws.

Insurance of provincial institutions	(1.1) On the application of a provincial institution, the Corporation may insure the deposits held by the institution in the manner and to the extent provided in this Act and the by-laws, if

(a) the Corporation approves the institution for deposit insurance;

(b) the institution is authorized by the province of its incorporation to apply for deposit insurance;

(c) the institution agrees, in carrying on its business, not to exercise powers substantially different from the powers exercisable by a company to which the Trust and Loan Companies Act applies; and

(d) the Corporation is satisfied that at all times the Corporation will have adequate access to information regarding the institution.

Deemed application

(2) Every federal institution that is a member institution on the day on which this subsection comes into force shall be deemed to have applied for a policy of deposit insurance and to have obtained a policy.

(3) [Repealed, 2005, c. 30, s. 104]

R.S., 1985, c. C-3, s. 17; R.S., 1985, c. 18 (3rd Supp.), s. 54; 1991, c. 45, s. 543; 2005, c. 30, s. 104.

Form of application for deposit insurance	18. (1) An application for deposit insurance shall be in the form, and accompanied by a fee of the amount and type, that may be prescribed by the by-laws.

(2) [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 55]

Form of policy	(3) A policy of deposit insurance shall be in such form and contain such provisions as may be prescribed by the by-laws.

Policies deemed to be amended

(4) Where a by-law respecting the form or content of the policy of deposit insurance is amended, or revoked and replaced, every policy of deposit insurance, including policies of deposit insurance deemed to have been obtained under section 17, is deemed to be amended or replaced accordingly, and the Corporation may issue new policies of deposit insurance as a consequence of the amendment or revocation and replacement.

R.S., 1985, c. C-3, s. 18; R.S., 1985, c. 18 (3rd Supp.), s. 55; 1992, c. 26, s. 7; 1999, c. 28, s. 100.

19. [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 56]

Deposit Insurance Fund	20. The Corporation shall maintain a fund, to be called the Deposit Insurance Fund, to which shall be credited all premiums received by the Corporation.

R.S., c. C-3, s. 18.

Assessment and collection of premiums	21. (1) The Corporation shall, for each premium year, assess and collect from each member institution an annual premium in an amount equal to the lesser of

(a) the annual premium for that member institution determined under the by-laws, and

(b) the maximum annual premium.

By-laws re premiums	(2) The Board may make by-laws respecting the determination of annual premiums for member institutions and, without restricting the generality of the foregoing, may make by-laws

(a) for the establishment of a system of classifying member institutions in different categories;

(b) respecting the criteria or factors to be taken into account or procedures to be followed by the Corporation in determining the category in which a member institution is classified; and

(c) fixing the amount of, or providing for the manner of determining the amount of, the annual premium applicable to each category.

When by-law not effective	(3) A by-law made under subsection (2) is not effective unless it has been approved in writing by the Minister.

Maximum annual premium	(4) In this section, “maximum annual premium” means, in respect of a member institution, the greater of

(a) $5,000, and

(b) one third of one per cent, or such smaller proportion of one per cent as may be fixed in respect of the premium year by the Governor in Council, of an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of April 30 in the immediately preceding premium year.

Calculation of deposits

(5) For the purposes of this section, a member institution may use any method approved by the Corporation to determine the aggregate amount of its deposits that are considered to be insured by the Corporation.

R.S., 1985, c. C-3, s. 21; R.S., 1985, c. 18 (3rd Supp.), s. 57; 1996, c. 6, s. 27.

Returns	22. (1) The premium payable by a member institution shall be based on returns to be certified by the institution and submitted in such form and at such time as the Corporation may require.

Payable in instalments

(2) One half of the premium payable by a member institution shall be paid to the Corporation on or before July 15 in the premium year for which the premium is payable and the remainder shall be paid to the Corporation, without interest, on or before December 15 in that premium year.

R.S., 1985, c. C-3, s. 22; 1996, c. 6, s. 28.

Calculation of first premium	23. (1) The premium payable by a member institution in respect of the premium year in which it becomes a member institution shall be the same proportion of the lesser of

(a) the annual premium for that member determined by by-law made under subsection 21(2) based on an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of the end of the month in which it becomes a member institution, and

(b) the greater of

(i) $5,000, and

(ii) one third of one per cent, or such smaller proportion of one per cent as may be fixed in respect of the premium year by the Governor in Council, of an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of the end of the month in which it becomes a member institution, as the number of days in which any of the deposits with that member institution are insured by the Corporation in that premium year is of 365.

Payment of first premium	(2) Notwithstanding subsection 22(2),

(a) one-half of the premium payable by a member institution under subsection (1) shall be paid to the Corporation, without interest, within sixty days after the end of the month in which the member institution becomes a member institution; and

(b) the remainder of the premium shall be paid to the Corporation, without interest, on or before December 31 immediately following the month in which the member institution becomes a member institution.

R.S., 1985, c. C-3, s. 23; R.S., 1985, c. 18 (3rd Supp.), s. 58; 1996, c. 6, s. 29; 2001, c. 9, s. 207.

Where premiums payable	24. All premiums payable under sections 21 and 23 shall be paid to the Corporation at its head office.

R.S., 1985, c. C-3, s. 24; R.S., 1985, c. 18 (3rd Supp.), s. 58.

No set-off on premium payment

24.1 No member institution shall, without the prior agreement of the Corporation, reduce or extinguish a premium payment, interest or other payment to be made to the Corporation by reason of a set-off or claim by the member institution against the Corporation.

1996, c. 6, s. 30; 2001, c. 9, s. 208.

Overdue charges

25. Notwithstanding anything in sections 21 to 23, the Corporation may charge interest at a rate equal to the rate prescribed pursuant to subsection 161(1) of the Income Tax Act plus two per cent on the unpaid amount of any premium instalment not paid on or before the due date of that instalment.

R.S., 1985, c. C-3, s. 25; R.S., 1985, c. 18 (3rd Supp.), s. 58.

Premium surcharge	25.1 (1) Notwithstanding sections 21 to 25, where, in the opinion of the Corporation, a member institution is engaging in such practice as may be prescribed in the by-laws as warranting a premium surcharge, the Corporation, after

(a) consultation with the Superintendent or the provincial supervisor, as the case may be, and

(b) giving the member institution an opportunity to be heard,

may assess and collect from the member institution a premium surcharge in respect of the premium year or any part thereof.

Amount of premium surcharge

(2) The amount of the premium surcharge that may be assessed against and collected from a member institution under subsection (1) in respect of any premium year shall be such amount as the Corporation may determine to be fair in the circumstances and in no case shall exceed an amount equal to one sixth of one per cent of so much of each deposit as is considered to be insured by the Corporation and deposited with the member institution as of April 30 in the immediately preceding premium year.

Application of sections 21 to 25

(3) The provisions of sections 21 to 25 that are not inconsistent with subsections (1) and (2) apply, with such modifications as the circumstances require, in respect of any premium surcharge assessed under subsection (1).

R.S., 1985, c. 18 (2nd Supp.), s. 4, c. 18 (3rd Supp.), s. 59; 1996, c. 6, s. 31.

Accumulated Net Earnings

26. (1) The Corporation shall maintain an account, to be called the Accumulated Net Earnings, to which shall be credited all earnings, including realized profits on the sale of securities, and to which shall be charged all operating expenses, losses and specific provisions for losses in respect of insurance operations and losses on the sale of securities.

(2) [Repealed, 1996, c. 6, s. 32]

R.S., 1985, c. C-3, s. 26; 1996, c. 6, s. 32.

BANKS WITHOUT DEPOSIT INSURANCE

Interpretation

26.01 (1) Subject to subsections (2) and (3), for the purposes of sections 26.02 to 26.06, “deposit” has the meaning that would be given to it by the schedule, for the purposes of deposit insurance, if the schedule were read without reference to subsections 2(2), (5) and (6) of the schedule.

Exception

(2) For the purposes of subparagraph 26.03(1)(c)(iii) and paragraph 26.03(1)(d), “deposit” has the meaning that would be given to it by the schedule, for the purposes of deposit insurance, but does not include deposits not payable in Canada or in Canadian currency.

Exception

(3) For the purposes of paragraph 26.03(1)(b) and subsection 26.03(2), “deposit” has the meaning that would be given to it by the schedule, for the purposes of deposit insurance, if the schedule were read without reference to subsections 2(2), (5) and (6) of the schedule, but does not include deposits prescribed by the by-laws.

By-laws	(4) The Board may make by-laws

(a) prescribing the deposits referred to in subsection (3); and

(b) prescribing terms and conditions with respect to the acceptance of those deposits.

1997, c. 15, s. 114; 1999, c. 28, s. 101.

Application	26.02 A bank may apply to the Corporation for authorization to accept deposits payable in Canada without being a member institution. The application must be in a form that is acceptable to the

Corporation and must contain such information as the Corporation may require.

1997, c. 15, s. 114.

Granting of application	26.03 (1) Subject to section 26.04, the Corporation may give that authorization if

(a) [Repealed, 2001, c. 9, s. 209]

(b) the sum of all the deposits held by the bank that are less than $150,000 and payable in Canada is less than one per cent of the sum of all the deposits held by the bank that are payable in Canada;

(c) the bank has informed all its depositors, in accordance with such rules as may be prescribed by the by-laws,

(i) that the bank has applied to become authorized to accept deposits without being a member institution,

(ii) that after the bank receives that authorization, no deposit with the bank will be insured in whole or in part by the Corporation, and

(iii) that the bank’s obligation to repay the deposit to the depositor will be assumed by a member institution if an option referred to in subparagraph (d)(i) or (ii) is not exercised;

(d) in respect of each deposit that is held by the bank, the bank has

(i) obtained from the depositor an acknowledgement in writing that the deposit will no longer be insured in whole or in part by the Corporation after the bank receives authorization to accept deposits without being a member institution,

(ii) at the request in writing of the depositor, paid to the depositor the principal amount of the deposit and interest determined in accordance with rules prescribed by the by-laws and has not charged any fee or penalty in connection with the payment, or

(iii) obtained from a member institution an agreement in writing to assume the bank’s liability in relation to the deposit on the same terms and conditions; and

(e) the bank has paid to the Corporation a fee determined in accordance with rules prescribed by the by-laws.

Exchange rate

(2) For the purpose of subsection (1), the rate of exchange that shall be applied on any day in determining the amount in Canadian dollars of a deposit in a currency of a country other than Canada shall be determined in accordance with rules prescribed by the by-laws.

1997, c. 15, s. 114; 1999, c. 28, s. 102; 2001, c. 9, s. 209.

Minister to be informed	26.04 (1) Before giving an authorization under subsection 26.03(1), the Corporation must inform the Minister that it proposes to give the authorization.

Minister may prevent authorization

(2) If the Minister is of the opinion that giving the authorization would not be in the public interest, the Minister may, within thirty days after being informed about the proposal to give the authorization, direct the Corporation not to give the authorization.

Authorization after 30 days

(3) If the Minister does not issue that direction within those thirty days, the Corporation may then give the authorization under subsection 26.03(1). The giving of the authorization cancels the policy of deposit insurance of the member institution to which the authorization is given.

1997, c. 15, s. 114; 1999, c. 28, s. 103.

Fees by-law	26.05 A by-law prescribing rules for the purpose of paragraph 26.03(1)(e) is not effective unless it has been approved in writing by the Minister.

1997, c. 15, s. 114.

Deposits not insured	26.06 After a bank has been authorized under subsection 26.03(1) to accept deposits without being a member institution, no deposit with the bank is insured in whole or in part by the Corporation.

1997, c. 15, s. 114.

INSPECTION OF MEMBER INSTITUTIONS

Annual inspections

27. (1) The Superintendent shall, notwithstanding any other Act of Parliament, examine on behalf of the Corporation the affairs of each federal member institution once in each year and at the times that the Corporation may require for a specified purpose.

Costs

(2) Where an examination under subsection (1) is made for a specified purpose, such costs incurred in relation thereto as in the opinion of the Superintendent are extraordinary shall be borne by the Corporation.

R.S., 1985, c. C-3, s. 27; R.S., 1985, c. 18 (3rd Supp.), s. 60; 1991, c. 45, s. 544; 1999, c. 28, s. 104.

Provincial member institutions	28. It is a condition of the policy of deposit insurance of a provincial member institution that

(a) the Corporation or a person designated by the Corporation may, at least once in each year and at such other times as the Corporation deems appropriate, make or cause to be made such inspections of the affairs of the provincial member institution as the Corporation or that person may deem to be necessary or expedient;

(b) the Corporation and the person designated by the Corporation have, for the purposes referred to in paragraph (a), a right of access to the records of the member institution; and

(c) the member institution will cause its officers and auditors to furnish such information and explanations pertaining to its affairs as the Corporation or the person designated by the Corporation may require.

R.S., 1985, c. C-3, s. 28; R.S., 1985, c. 18 (3rd Supp.), s. 60.

Costs may be charged back	28.1 Where an examination or an inspection is carried out other than once in each year, the Corporation may

(a) pay the costs of the examination or inspection;

(b) charge the costs to the member institution in respect of which they were incurred; and

(c) recover the costs from the member institution as a debt due and payable to the Corporation.

1996, c. 6, s. 33; 1999, c. 28, s. 105.

Examination considerations

29. (1) The person who conducts an examination under section 27 or an inspection under section 28 in respect of a member institution shall make all examinations or inspections that the person considers necessary to

(a) provide, by way of a rating or any other means, an assessment of the safety and soundness of the member institution, including its financial condition;

(b) comment on the operations of the member institution; and

(c) if the member institution is a provincial institution and the Corporation and the person agree, comment on whether the provisions of the statutes governing the provincial institution are being complied with.

Reports	(2) The person shall provide written reports to the Corporation on the matters referred to in paragraphs (1)(a) to (c) in a timely manner.

Right of Corporation to information

(3) The Corporation is entitled to all information obtained by or produced by or for the person, whether in the course of conducting an examination or inspection or otherwise, regarding the affairs of the member institution or any of its affiliates or subsidiaries or of any person dealing with the member institution or any of its affiliates or subsidiaries, that relates to the safety and soundness, or the operations, of the member institution.

Obligation to provide other information

(4) Without limiting subsection (3), the person shall provide the Corporation with any information that the person considers relevant to any matter referred to in any of paragraphs (1)(a) to (c) or to any report provided under subsection (2).

Obligation to inform

(5) The person shall without delay inform the Corporation if, at any time, whether in the course of conducting an examination or inspection or otherwise, there comes to the attention of the person any change in the circumstances of the member institution that might materially affect the position of the Corporation as an insurer.

R.S., 1985, c. C-3, s. 29; R.S., 1985, c. 18 (3rd Supp.), s. 61; 1992, c. 26, s. 8(e); 1996, c. 6, s. 34; 1999, c. 28, s. 106; 2001, c. 9, s. 210; 2005, c. 30, s. 105.

Review of returns

29.1 If requested to do so by the Corporation, the person who conducts an examination under section 27 or an inspection under section 28 in respect of a member institution shall review, or cause another person to review on the person’s behalf, within the time specified by the Corporation, the correctness of the returns made by the member institution on which its premiums are based and through which its premium classification is in part determined.

2001, c. 9, s. 210.

Certain reports to be provided to Corporation

29.2 When a report is sent by the Superintendent to the Minister under section 643 of the Bank Act, section 505 of the Trust and Loan Companies Act or section 437 of the Cooperative Credit Associations Act, a copy of the report shall be sent by the Superintendent at the same time to the Corporation.

2001, c. 9, s. 210.

Reporting defects or breaches	30. (1) Where, in the opinion of the Corporation, a member institution

(a) [Repealed, 2005, c. 30, s. 106]

(b) is in breach of any by-laws of the Corporation applicable thereto, or

(c) is in breach of any of the conditions of its policy of deposit insurance,

the Corporation may send by registered mail or deliver by hand a report of the facts to the chief executive officer or chairperson of the board of directors of the member institution and shall provide a copy of the report to the Minister.

Presentation of report to directors

(2) The chief executive officer or chairman of the board of directors of a member institution to whom a report has been sent or delivered under subsection (1) shall, within fifteen days after the receipt of the report, cause

(a) the report to be presented to a meeting of the board of directors of the member institution and to be incorporated in the minutes of the meeting; and

(b) a certified copy of that portion of the minutes of the meeting that relates to the presentation of the report to be sent by registered mail to the chief executive officer of the Corporation at its head office.

R.S., 1985, c. C-3, s. 30; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1992, c. 26, s. 9(e); 1996, c. 6, s. 35; 2005, c. 30, s. 106.

TERMINATION AND CANCELLATION OF INSURANCE

Notice of termination

31. (1) Where a report has been sent or delivered under subsection 30(1) and the progress made by the member institution in remedying the breach is not satisfactory to the Corporation, the Corporation shall, by notice,

(a) where the member institution is a federal member institution, so inform the institution and the Minister; and

(b) where the member institution is a provincial member institution, give the institution not less than thirty days notice of the termination of its policy of deposit insurance.

Copy to provincial Minister	(2) Where a notice of termination is given to a provincial member institution under subsection (1), the Corporation shall forthwith send a copy thereof to the appropriate provincial Minister.

Termination of policy

(3) The policy of deposit insurance of a provincial member institution shall terminate on the expiration of the period specified in the notice given under subsection (1) unless, before the expiration of that period,

(a) the Corporation is satisfied that the member institution is taking the necessary action to remedy the breach to which the notice relates; or

(b) the appropriate provincial Minister requests an extension of the period to enable the necessary remedial action to be taken, in which case the termination may be deferred by the Corporation for a further period not exceeding sixty days.

Where report on federal member institution

(4) Where a report has been sent or delivered under subsection 30(1) in respect of a federal member institution and the member institution and the Minister have been informed in accordance with subsection (1) by the Corporation that the Corporation is not satisfied with the member institution’s progress in remedying the breach to which the report relates, the Corporation may, unless the Minister advises the Corporation that the Minister is of the opinion that it is not in the public interest to do so, give the member institution not less than thirty days notice of the termination of its policy of deposit insurance.

Termination of policy

(5) The policy of deposit insurance of a federal member institution shall terminate on the expiration of the period specified in the notice given under subsection (4) or such later period not exceeding sixty days as the Corporation may determine unless, before the expiration of that period, the Corporation is satisfied that the member institution is taking the necessary action to remedy the breach to which the notice relates.

Conditions of extension

(5.1) The Corporation may impose conditions on a federal member institution in connection with any extension of the period referred to in subsection (5) and failure by the federal member institution to comply with any such condition constitutes a termination of the extension.

Revoking notice	(6) Where, at any time after a notice of termination has been given to a member institution under subsection 31(1) or (4), the Corporation is satisfied that as the result of any action by the member institution, or any other person, the risk to depositors or to the Corporation has been averted or substantially reduced, the Corporation may revoke its notice of termination.

R.S., 1985, c. C-3, s. 31; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1992, c. 26, s. 10(e); 1996, c. 6, s. 36; 2005, c. 30, s. 107.

Acceleration of termination of deposit insurance

31.1 (1) Notwithstanding any other provision of this Act, where, at any time after a notice of termination has been given to a provincial member institution under subsection 31(1), the Corporation concludes that

(a) the financial condition of the provincial member institution has deteriorated since the giving of the notice, and

(b) the interests of depositors will be adversely affected by any further delay in terminating the provincial member institution’s policy of deposit insurance,

the Corporation shall forthwith send a notice by registered mail, or deliver a notice by hand, to the provincial member institution and to the appropriate provincial Minister, to the effect that the deposit insurance of the institution will be terminated on the expiration of a period of five days after the receipt of the notice by the institution.

Hearing

(2) A provincial member institution to which a notice is sent or delivered under subsection (1) may, by notice in writing sent to and received at the head office of the Corporation before the expiration of the period specified in the notice, request an opportunity to be heard.

Confirmation or revocation

(3) Where a hearing is requested under subsection (2), the Board of Directors of the Corporation or a committee thereof established by the Board for the purpose shall, before the expiration of the period specified in the notice sent or delivered under subsection (1), hear the provincial member institution in such manner as the Board or the committee, as the case may be, deems appropriate and the Board or the committee shall thereafter confirm or revoke the notice.

Revocation

(4) The Corporation shall revoke a notice sent or delivered under subsection (1) where the appropriate provincial Minister or provincial supervisor, as the case may be, has taken control of the provincial member institution or its assets.

Termination of policy

(5) Unless a notice sent or delivered under subsection (1) is revoked under subsection (3) or (4), the policy of deposit insurance of the provincial member institution to which the notice was sent or delivered shall terminate on the expiration of the period specified in the notice.

Effect of revocation	(6) The revocation of a notice under subsection (3) or (4) does not revoke a notice given under subsection 31(1).

R.S., 1985, c. 18 (3rd Supp.), s. 62; 1996, c. 6, s. 37.

Termination of policy by provincial member institution	32. (1) A provincial member institution may terminate a policy of deposit insurance by giving such notice of termination as may be required by the policy.

Effect of termination

(2) Unless the policy of deposit insurance of a provincial member institution otherwise provides, section 34 applies in respect of deposits with the institution on the termination of the policy by the institution.

R.S., 1985, c. C-3, s. 32; R.S., 1985, c. 18 (3rd Supp.), s. 62.

Cancellation	33. (1) Subject to subsection (2), the deposit insurance of a member institution may be cancelled forthwith by the Corporation

(a) when in the opinion of the Corporation the member institution is or is about to become insolvent; or

(b) when the member institution ceases to accept deposits.

No cancellation in certain cases

(2) The Corporation shall notify the Minister of the action it is proposing to take under subsection (1) and shall not take the action if it is advised by the Minister that in the opinion of the Minister taking the action would not be in the public interest.

R.S., 1985, c. C-3, s. 33; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1996, c. 6, s. 38.

Effect of termination or cancellation

34. (1) Where the deposit insurance of a member institution is terminated or cancelled by the Corporation, the deposits with the institution on the day the termination or cancellation takes effect, less any withdrawals from those deposits, continue to be insured under the terminated or cancelled deposit insurance for a period of two years or, in the case of a term deposit with a remaining term exceeding two years, to the maturity thereof.

Non-application of continued coverage	(2) Subsection (1) does not apply in respect of a deposit with

(a) a member institution if the deposit has been assumed by another member institution; or

(b) a former member institution that has received authorization to accept deposits payable in Canada without being a member institution and the policy of deposit insurance of which has been cancelled.

Corporations not member institutions	(3) A corporation is not considered to be a member institution by reason only that its deposits continue to be insured under subsection (1).

Continuing obligations

(4) Termination or cancellation of a policy of deposit insurance does not relieve a former member institution from obligations and liabilities to the Corporation that have accrued before the termination or cancellation.

R.S., 1985, c. C-3, s. 34; 1996, c. 6, s. 39; 1999, c. 28, s. 107.

Creditor remedies available

35. (1) Where in the opinion of the Corporation a member institution is or is about to become insolvent, the Corporation is deemed to be a creditor of the member institution and the Corporation may initiate and take any measures or proceedings that a creditor of the member institution may initiate or take under law to preserve the assets of the member institution or to have it wound up or liquidated.

No measures to be taken in certain cases

(1.1) The Corporation shall notify the Minister of the action it is proposing to take under subsection (1) and shall not take the action if it is advised by the Minister that in the opinion of the Minister taking the action would not be in the public interest.

Presumption	(2) For the purposes of this section, the Corporation is deemed to be a creditor of a member institution notwithstanding that the deposit insurance of the institution has been terminated or cancelled.

R.S., 1985, c. C-3, s. 35; R.S., 1985, c. 18 (3rd Supp.), s. 63; 1992, c. 27, s. 90; 1993, c. 34, s. 14; 1996, c. 6, s. 40.

Removal of references to deposit insurance	36. (1) Where the deposit insurance of a member institution is terminated or cancelled, the member institution shall notify its depositors of that fact and shall remove all references to deposit insurance under this Act from all forms of advertising by the institution.

Public notice

(2) The Corporation may, in such manner and through such news media as it deems expedient, give public notice of the termination or cancellation of any deposit insurance of a member institution if, in the opinion of the Corporation, the public interest requires that such notice be given.

R.S., c. C-3, s. 30.

PROVINCIAL INSURING ARRANGEMENTS

Provincial deposit insurance

37. (1) Where under the law of any province the government of the province or an agent of that government guarantees or insures any of the deposits with a provincial institution operating within the province, the Corporation, subject to any agreement entered into under subsection (3), may

(a) insure some or all of the deposits with the institution; or

(b) amend an existing policy of deposit insurance issued by the Corporation to the institution, to exclude from the policy any of the deposits with the institution.

Conditions	(2) Section 17 applies in respect of any policy of deposit insurance that may be issued, or any amendment of a policy of deposit insurance that may be made, pursuant to subsection (1).

Agreement with province

(3) The Corporation may, with the approval of the Governor in Council, enter into an agreement with the government, or an agent of the government, of a province referred to in subsection (1), to provide for reciprocal arrangements relating to the administration or operation of the law of that province and of this Act.

Regulations

(4) For the purpose of enabling the Corporation to carry out an insuring arrangement referred to in subsection (1) or provided for in an agreement under subsection (3), the Governor in Council may, by regulation, make provision for any matter or thing arising from the insuring arrangement or agreement.

Refund of premiums

(5) Where the Corporation during any premium year ceases to insure any of the deposits held by a member institution that is a provincial institution, by reason of the fact that such deposits are guaranteed or insured pursuant to the law of a province, the Corporation may refund to that provincial institution the proportion of the premium paid by the provincial institution to the Corporation for that premium year in respect of those deposits that bears the same relation to the premium for the full premium year in respect of those deposits that the unexpired part of the premium year bears to the full premium year, but in no case shall a refund be made that will reduce the premium paid by the provincial institution to the Corporation for the premium year to less than five thousand dollars.

Saving	(6) Nothing in this section shall be construed as authorizing the Corporation to insure deposits contrary to section 12.

Definition of “deposits”	(7) In this section, “deposits” includes a part of a deposit.

R.S., 1985, c. C-3, s. 37; R.S., 1985, c. 18 (3rd Supp.), s. 64.

Agreements for examination of provincial institutions	38. (1) Notwithstanding section 28, the Corporation may enter into an agreement with the government, or an agent of the government, of a province referred to in subsection 37(1) to provide for

(a) the exchange between the Corporation and that government or agent of information that is obtained by any examination of provincial institutions required by this Act or the law of that province; and

(b) special examinations, by representatives of both parties to the agreement and at the request of either party, of any of the provincial institutions that are member institutions operating in that province.

In lieu of examination	(2) The Corporation may accept information received from an exchange of information referred to in paragraph (1)(a) in lieu of any examination required by this Act.

R.S., c. C-3, s. 32.

Short term loans to insuring agents

39. The Corporation may, with the approval of the Governor in Council and on such terms and conditions as the Governor in Council may prescribe, enter into an agreement with an agent of the government of a province that guarantees or insures deposits with provincial institutions in that province, to extend to that agent short term loans, secured by such security as the Corporation deems adequate, to enable that agent to meet short term requirements for liquid funds arising from its operations.

R.S., c. C-3, s. 33.

RESTRUCTURING OF FEDERAL MEMBER INSTITUTIONS

VESTING OF SHARES AND SUBORDINATED DEBT OF FEDERAL MEMBER INSTITUTIONS IN CORPORATION

Report of Superintendent	39.1 (1) Where the Superintendent is of the opinion that

(a) a federal member institution has ceased, or is about to cease, to be viable, and

(b) the viability of the federal member institution cannot be restored or preserved by the exercise of the Superintendent’s powers under the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act,

the Superintendent, after providing the federal member institution with a reasonable opportunity to make representations, shall, in writing, report thereon to the Corporation.

Forming opinion

(2) For the purposes of subsection (1), the Superintendent may take into account all matters the Superintendent considers relevant, but in all cases the Superintendent shall have regard to whether, in the opinion of the Superintendent,

(a) the federal member institution is dependent to an excessive extent on loans, advances, guarantees or other financial assistance to sustain its operations;

(b) the federal member institution has lost the confidence of depositors and the public;

(c) the federal member institution’s regulatory capital, within the meaning assigned to that expression by the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act, whichever is applicable, is or is about to become substantially deficient; or

(d) the federal member institution has failed to pay any liability that has become due and payable or will not be able to pay its liabilities as they become due and payable.

Report by Superintendent on winding-up circumstances	(3) Where the Superintendent is of the opinion that

(a) circumstances exist in respect of a federal member institution that would allow the Superintendent to take control of the federal member institution under the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act, and

(b) if such control were taken, grounds would exist for the making of a winding-up order in respect of the federal member institution,

the Superintendent, after providing the federal member institution with a reasonable opportunity to make representations, shall, in writing, report thereon to the Corporation.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 211.

Request of Corporation	39.11 On receipt of a report made by the Superintendent pursuant to section 39.1 and after having taken into account whether

(a) an agreement for a transaction referred to in section 39.2 is reasonably likely to be expeditiously entered into after the making of the order, and

(b) any such transaction would be consistent with the objects of the Corporation,

the Corporation may request the Minister to recommend that one or more orders be made under subsection 39.13(1).

1992, c. 26, s. 11; 1996, c. 6, s. 41; 1999, c. 31, s. 28(f).

Recommendation of Minister

39.12 Where a request referred to in section 39.11 is made by the Corporation, the Minister may, if the Minister is of the opinion that it is in the public interest to do so, recommend to the Governor in Council that one or more orders be made in respect of the federal member institution under subsection 39.13(1).

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Order of Governor in Council	39.13 (1) The Governor in Council may, on the recommendation of the Minister pursuant to section 39.12, do either or both of the following:

(a) by order, vest the shares and subordinated debt of the federal member institution in the Corporation; or

(b) by order, appoint the Corporation as receiver in respect of the federal member institution.

Effects of vesting order	(2) An order made under paragraph (1)(a)

(a) vests the shares and subordinated debt of the federal member institution in the Corporation free from any adverse claim, including any claim that a transfer was wrongful or that a particular adverse person was the owner of or had an interest in the shares or subordinated debt, even though the Corporation knows of the adverse claim;

(b) extinguishes any such adverse claim to the extent that the claim is a claim that a person other than the Corporation is the owner of or has an interest in the shares or subordinated debt;

(c) does not extinguish any such adverse claim to the extent that the claim is a personal claim against a person other than the Corporation or a person claiming under it; and

(d) does not prevent a secured creditor or assignee or successor in interest of the person who was the holder of the shares or subordinated debt immediately before the making of the order from being entitled to receive compensation under section 39.28 or 39.32.

Effects of receivership order	(3) An order made under paragraph (1)(b)

(a) constitutes the Corporation as the exclusive receiver of the assets and undertaking of the federal member institution or of such part thereof as may be specified in the order;

(b) gives the Corporation, as receiver, in respect of the assets and undertaking of the federal member institution or such part thereof as may be specified in the order, the power to

(i) enter the federal member institution and take possession and control of the assets and require any person therein to account for and deliver up to the Corporation possession and control of the assets,

(ii) subject to subparagraph (iii), sell or otherwise dispose of the assets and undertaking by private or public sale or in such other manner and on such terms and conditions as the Corporation deems appropriate,

(iii) sell or otherwise dispose of any asset that is subject to an agreement creating a security interest to any person who agrees to assume the obligation secured by the security interest,

(iv) arrange for the assumption by any person of all or any part of the federal member institution’s liabilities,

(v) carry on the business of the federal member institution to the extent that the Corporation deems is necessary or beneficial to the receivership,

(vi) sue for, defend, compromise and settle, in the name of the federal member institution, any claim made by or against it,

(vii) in the name of the federal member institution, do all acts and execute all receipts and other documents and for that purpose, when necessary, use its seal, and

(viii) do all such other things as may be necessary or incidental to the exercise of the Corporation’s rights, powers, privileges and immunities as receiver; and

(c) gives the Corporation the right to recover out of the assets of the federal member institution all the costs, charges and expenses properly incurred by the Corporation in the receivership, in priority to all other claims.

General, re orders	(4) For greater certainty,

(a) shares and subordinated debt of a federal member institution that, immediately before the making of an order under paragraph (1)(a), are vested in a trustee in bankruptcy under the Bankruptcy and Insolvency Act are vested in the Corporation; and

(b) an order made under paragraph (1)(b) prevents any person, other than the Corporation, who is the holder of shares or subordinated debt of the federal member institution, and any secured creditor or assignee or successor in interest of such person, from exercising any voting or other rights attached to the shares or subordinated debt or arising from the holder’s status as such in any manner that would or might tend to defeat or interfere with the rights, powers, privileges and immunities of the Corporation as receiver.

Receiver order dealings	(5) Where an order is made under paragraph (1)(b),

(a) the Corporation, as receiver, may exercise its powers, rights, privileges and immunities without leave, approval or other intervention of a court, but may seek the assistance of a superior court in order to give effect to those powers, rights, privileges and immunities,

(b) an asset of the federal member institution that is acquired from the Corporation, as receiver, shall, except to the extent that it is an asset referred to in paragraph (3)(b)(iii), be acquired free of any adverse claim of the federal member institution or any other person, and

(c) the Corporation, as receiver, may cause or refrain from causing any obligation of the federal member institution to be performed and may cause the federal member institution to incur an obligation or do so on its behalf, and the Corporation shall not, by reason of its appointment as receiver or any action taken by it, be held to have assumed or incurred any obligation of the federal member institution for its own account.

Order conclusive	(6) An order of the Governor in Council under this section is for all purposes final and conclusive and shall not be questioned or reviewed in any court.

1992, c. 26, ss. 11, 16; 1996, c. 6, s. 41.

Powers of Corporation	39.14 (1) Where an order in respect of a federal member institution is made under

(a) paragraph 39.13(1)(a), the powers, duties, functions, rights and privileges of the directors of the federal member institution and those of its officers responsible for its management are suspended, or

(b) paragraph 39.13(1)(b), the powers, duties, functions, rights and privileges of the directors of the federal member institution and those of its officers responsible for its management are suspended as regards the assets and undertaking of which the Corporation has been appointed receiver and the Corporation may exercise or perform those powers, duties, functions, rights and privileges.

Persons to assist

(2) The Corporation may appoint one or more persons to assist it in the management of any federal member institution or in carrying out the Corporation’s functions as receiver and may delegate to those persons any of the powers, duties, functions, rights or privileges of the directors and officers of the federal member institution referred to in paragraph (1)(a) or (b).

Certain powers, etc., of directors not affected

(3) Nothing in subsection (1) shall be construed as preventing the directors of the federal member institution from exercising the powers, duties, functions, rights and privileges of directors in respect of the rights of the federal member institution under sections 39.23 to 39.36.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Stay of proceedings	39.15 (1) Where an order is made under subsection 39.13(1),

(a) no action or other civil proceeding may be commenced or continued against the federal member institution or in respect of its assets other than a proceeding under the Winding-up and Restructuring Act commenced by the Corporation;

(b) no attachment, garnishment, execution or other method of enforcement of a judgment or order against the federal member institution or its assets may take place or continue;

(c) no creditor of the federal member institution has any remedy against the federal member institution or its assets;

(d) no creditor has any right of set-off against the federal member institution, which, for greater certainty, does not include the consolidation of accounts maintained in the normal course for the purpose of providing clearing and settlement services or the services referred to in paragraph (5)(c); and

(e) no person may terminate or amend any agreement with the federal member institution or claim an accelerated payment under any such agreement with the federal member institution by reason only of

(i) the federal member institution’s insolvency,

(ii) a default, before the order was made, by the federal member institution in the performance of its obligations under the agreement, or

(iii) the making of the order.

Agreements overridden	(2) Where an order is made under subsection 39.13(1), any stipulation in an agreement is of no force or effect if it

(a) has the effect of providing for, or permitting, anything that, in substance, is contrary to paragraph (1)(e) or 39.13(3)(b); or

(b) provides, in substance, that on

(i) the federal member institution’s insolvency,

(ii) the default by the federal member institution in the performance of an obligation, or

(iii) the making of the order

the federal member institution ceases to have the rights to use or deal with assets that the federal member institution would otherwise have.

Clearing arrangements

(3) Subsections (1) and (2) do not apply so as to prevent a member of the Canadian Payments Association from acting or ceasing to act as a clearing agent for a federal member institution in accordance with the Canadian Payments Act and the by-laws and rules of that Association.

Rights subject to set-off

(4) A federal member institution in respect of which an order is made under subsection 39.13(1) may not enforce against a person a right to receive an amount against which the person, but for paragraph (1)(d), would have a right of set-off.

Further supplies and advances	(5) Nothing in subsection (1) or (2) shall be construed

(a) as prohibiting a person from requiring payments to be made in cash for goods, services, use of leased or licensed property or other valuable consideration provided after the making of the order;

(b) as requiring the advance to a federal member institution in respect of which an order is made under subsection 39.13(1) of money or credit after the making of the order; or

(c) as requiring the provision to a federal member institution in respect of which an order is made under subsection 39.13(1) of any of the following services where to do so would be likely, in the reasonable opinion of the person providing the service, to result in that person advancing money or credit to the federal member institution after the making of the order or to give rise, after the making of the order, to a claim of that person against the federal member institution, namely,

(i) cash management services,

(ii) services related to the redemption of debt instruments,

(iii) services related to the issuance of letters of credit or guarantees,

(iv) cheque certification services,

(v) currency supply services,

(vi) funds transfer services and remittance order services,

(vii) securities delivery and settlement services,

(viii) charge, credit, debit and payment card services,

(ix) automated banking and teller machine services,

(x) electronic funds transfer at point of sale services,

(xi) consignment cheque services,

(xii) other services similar to those referred to in subparagraphs (i) to (xi),

(xiii) any service of a kind prescribed by the regulations, and

(xiv) a guarantee of liabilities in respect of any of the services referred to in subparagraphs (i) to (xiii).

Security agreements

(6) Paragraphs (1)(b) to (e) and subsection (2) do not apply in respect of a remedy under, or a stipulation of, a security agreement creating a security interest in assets of a federal member institution if

(a) an obligation secured by the security agreement is to the Bank of Canada or the Corporation; or

(b) the Superintendent, on the application of the federal member institution, exempted the security agreement from the application of those paragraphs and that subsection before the making of an order under subsection 39.13(1).

Financial contracts

(7) Nothing in subsection (1) or (2) prevents the termination of any of the following agreements in accordance with their terms or the setting off of an amount payable under or in connection with any of the following agreements, namely,

(a) a currency or interest rate swap agreement;

(b) a basis swap agreement;

(c) a spot, future, forward or other foreign exchange agreement;

(d) a cap, collar or floor transaction;

(e) a commodity swap;

(f) a forward rate agreement;

(g) a repurchase or reverse repurchase agreement;

(h) a spot, future, forward or other commodity contract;

(i) an agreement to buy, sell, borrow or lend securities, to clear or settle securities transactions or to act as a depository for securities;

(j) any derivative, combination or option in respect of, or agreement similar to, an agreement or contract referred to in paragraphs (a) to (i);

(k) any master agreement in respect of any agreement or contract referred to in paragraphs (a) to (j);

(l) any master agreement in respect of a master agreement referred to in paragraph (k);

(m) a guarantee of the liabilities under an agreement or contract referred to in paragraphs (a) to (l); and

(n) any agreement of a kind prescribed by the regulations.

Regulations	(8) The Governor in Council may make regulations prescribing

(a) kinds of services for the purposes of subparagraph (5)(c)(xiii); and

(b) kinds of agreements for the purposes of paragraph (7)(n).

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 212.

39.151 [Repealed, 1996, c. 6, s. 41]

Exemption	39.16 The Governor in Council may, in an order made under subsection 39.13(1), provide that subsection 39.15(1) or (2) or any portion thereof does not apply in respect of the federal member institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Leave of court

39.17 (1) A superior court may, on such terms as it considers proper, grant leave to a person to do any thing that the person would otherwise be prevented from doing by section 39.15, if the court is satisfied

(a) that the person is likely to be materially prejudiced if leave is not granted; or

(b) that it is equitable on other grounds to grant leave.

Corporation to be made party	(2) The Corporation must be joined as a respondent in any application under subsection (1) and is entitled to such notice of the application as the court considers proper.

Orders of national effect	(3) An order of a superior court of a province under subsection (1) may, if the order so provides, have effect in all or a part of Canada outside the province.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Termination	39.18 Sections 39.14 and 39.15 cease to apply in respect of a federal member institution

(a) on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution; or

(b) on the date that a winding-up order is made in respect of the federal member institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Part VII of Bank Act, etc., inapplicable	39.19 (1) The following enactments do not apply in respect of shares of a federal member institution that are vested in the Corporation by an order made under paragraph 39.13(1)(a):

(a) sections 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1 379, 385, 401.2 and 401.3 of the Bank Act;

(b) sections 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 and 430 of the Insurance Companies Act; and

(c) sections 375, 375.1, 376, 379 and 396 and subsection 399(2) of the Trust and Loan Companies Act.

Public holding requirement re parent

(2) An exemption from the application of section 385 of the Bank Act, section 411 of the Insurance Companies Act or section 379 of the Trust and Loan Companies Act that is granted under section 388 of the Bank Act, section 414 of the Insurance Companies Act or section 382 of the Trust and Loan Companies Act continues in force notwithstanding that the entity that controls the bank, insurance company, trust company or loan company is a federal member institution the shares of which are vested in the Corporation by an order made under paragraph 39.13(1)(a).

Termination	(3) Subsections (1) and (2) cease to apply in respect of a federal member institution on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 213.

RESTRUCTURING TRANSACTIONS

Restructuring transactions	39.2 (1) Where an order has been made under paragraph 39.13(1)(a), the Corporation may, in addition to and not in lieu of any other of its rights and powers, carry out, or cause the federal member institution to carry out,

(a) a transaction or series of transactions that involves the sale of all or part of the shares or subordinated debt of the federal member institution;

(b) a transaction that involves the amalgamation of the federal member institution;

(c) a transaction or series of transactions that involves the sale or other disposition by the federal member institution of all or part of its assets or the assumption of all or part of its liabilities, or both; or

(d) any other transaction or series of transactions the purpose of which is to restructure a substantial part of the business of the federal member institution.

Transactions for disposition of assets, etc., or restructuring	(2) Where an order has been made under paragraph 39.13(1)(b), the Corporation, as receiver, may, in addition to any other of its rights and powers, carry out

(a) a transaction or series of transactions that involves the sale or other disposition by the Corporation as receiver of all or part of the assets of the federal member institution or the assumption by another person of all or part of its liabilities, or both; or

(b) any other transaction or series of transactions the purpose of which is to restructure a substantial part of the business of the federal member institution.

Completion of transaction

(3) Where the Corporation considers that a transaction or series of transactions referred to in subsection (1) or (2) has been substantially completed, it shall cause a notice to that effect, specifying the date on which the transaction or series of transactions was, in the opinion of the Corporation, substantially completed, to be published in the Canada Gazette.

Negative pledges inapplicable

(4) No restriction on the right of the federal member institution to amalgamate, to sell or otherwise dispose of any of its assets or to provide for the assumption of any of its liabilities, other than a restriction provided for in an Act of Parliament, applies so as to prevent the Corporation, the federal member institution or any other person from carrying out a transaction described in subsection (1) or (2).

Approval by Minister	(5) A transaction referred to in subsection (1) or (2) has no force or effect until it has been approved by the Minister.

Novation

(6) On approval of a transaction referred to in subsection (1) or (2), any person who assumes a liability of the federal member institution under the transaction becomes liable instead of the federal member institution to discharge the liability assumed.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Right transferable

39.21 Where the assets of a federal member institution that is a bank that are sold under a transaction described in section 39.2 include any outstanding security pursuant to section 426 or 427 of the Bank Act, the buyer of the assets may hold the security for the life of the loan to which the security relates and all the provisions of the Bank Act relating to the security and its enforcement continue to apply to the buyer as though the buyer were a bank.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Winding-up

39.22 (1) The Corporation shall apply for a winding-up order in respect of a federal member institution under the Winding-up and Restructuring Act if, in the opinion of the Corporation, a transaction or series of transactions referred to in section 39.2 is not substantially completed on or before the date that is

(a) sixty days after the making of the order under subsection 39.13(1); or

(b) the expiration of any extension of that period.

Deeming	(2) For the purposes of the Winding-up and Restructuring Act, the Corporation is deemed to be a creditor of the federal member institution.

Extension

(3) The Governor in Council may, on the recommendation of the Minister, grant one or more extensions of the period set out in subsection (1) for a further period of not more than thirty days but the last extension must expire not later than one hundred and eighty days after the making of the order under subsection 39.13(1).

1992, c. 26, s. 11; 1996, c. 6, s. 41.

COMPENSATION

Definitions	39.23 In sections 39.24 to 39.37,

“assessor” « évaluateur »	“assessor” means a person who is appointed as assessor under section 39.29;

“dissenting offerees” « pollicités opposants »	“dissenting offerees” means the persons

(a) who, immediately before the shares and subordinated debt of a federal member institution are vested in the Corporation by an order made under paragraph 39.13(1)(a), together held at least 10 per cent of the shares of a given class, or at least 10 per cent of the principal amount of the subordinated debt of a given class, of the federal member institution, or the assignees or successors in interest of those persons, and

(b) who notify the Corporation within thirty days after the date of the notice of the Corporation under section 39.24 of their objection to the offer or to the fact that no offer is being made.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Offer of compensation

39.24 (1) Where an order has been made under paragraph 39.13(1)(a), the Corporation shall, within forty-five days after the date specified in a notice described in subsection 39.2(3) or the making of a winding-up order, give each person who, immediately before the making of the order under paragraph 39.13(1)(a), was the holder of shares or subordinated debt of the federal member institution, or the assignee or successor in interest of that person,

(a) a notice containing an offer of compensation in an amount or with a value estimated by the Corporation to be equal to the compensation to which that person would be entitled under paragraph 39.32(1)(a); or

(b) a notice stating that no offer of compensation is being made because the amount estimated by the Corporation to be equal to the compensation to which that person would be entitled under paragraph 39.32(1)(a) is zero.

Offer of compensation — federal member institution

(2) Where an order has been made under paragraph 39.13(1)(b), the Corporation shall, within forty-five days after the date specified in a notice described in subsection 39.2(3) or the making of a winding-up order, give the federal member institution

(a) a notice containing an offer of compensation in an amount or with a value estimated by the Corporation to be equal to the compensation to which the federal member institution would be entitled under paragraph 39.32(2)(a); or

(b) a notice stating that no offer of compensation is being made because the amount estimated by the Corporation to be equal to the compensation to which the federal member institution would be entitled under paragraph 39.32(2)(a) is zero.

Compensation may be cash or other compensation	(3) The compensation offered under paragraph (1)(a) or (2)(a) may be wholly or partly in cash or wholly or partly in such other form as the Corporation considers appropriate.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

39.241 [Repealed, 1996, c. 6, s. 41]

Contents of notice	39.25 (1) A notice under subsection 39.24(1) must be accompanied by the prescribed information and state

(a) that an order has been made vesting the shares and subordinated debt of the federal member institution in the Corporation;

(b) that each person who held, or is the assignee or successor in interest of a person who held, shares or subordinated debt of the federal member institution has thirty days from the date of the notice to accept or object to the offer or the fact that no offer is being made and to notify the Corporation of that acceptance or objection;

(c) that, if the offer or the fact that no offer is being made is objected to by the persons, or the assignees or successors in interest of the persons, who together held at least 10 per cent of the shares of a given class, or at least 10 per cent of the principal amount of the subordinated debt of a given class, the compensation to be paid to those persons will be determined by an assessor; and

(d) that a person who does not notify the Corporation of his or her objection within that period will receive the offered compensation or no compensation, if no compensation is being offered, but will have no right to contest its amount or value or the fact that no compensation is being offered.

Contents of notice	(2) A notice under subsection 39.24(2) must be accompanied by the prescribed information and state

(a) that the federal member institution has ninety days from the date of the notice to accept or object to the offer or the fact that no offer is being made and to notify the Corporation of that acceptance or objection;

(b) that, if the offer or the fact that no offer is being made is objected to by the federal member institution, the compensation to be paid will be determined by an assessor; and

(c) that, if the federal member institution does not notify the Corporation of its objection within that period, it will receive the offered compensation or no compensation, if no compensation is being offered, as the case may be, and will have no right to contest the amount or value of offered compensation or the fact that no compensation is being offered.

Contents of notice

(3) A notice under subsection 39.24(1) may state that a transaction or series of transactions referred to in subsection 39.2(1) has been substantially completed and that the shares or subordinated debt are re-vested on the persons who held those shares or that debt immediately before the making of the order vesting those shares or that debt in the Corporation or, where, after the making of the order, the rights of those persons in respect of those shares or that subordinated debt have been assigned to or have devolved on other persons, those other persons.

Effects of notice	(4) A notice referred to in subsection (3) vests the shares or subordinated debt of the federal member institution on the date of the notice in the persons who held those shares or that debt immediately before the making of the order vesting those shares or that debt in the Corporation or, where, after the making of the order, the rights of those persons in respect of those shares or that subordinated debt have been assigned to or have devolved on other persons, those other persons.

Notice to Corporation

(5) A notice of a person’s or a federal member institution’s acceptance of or objection to an offer or to the fact that no offer is being made must be sent or delivered to the Corporation in accordance with the regulations.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Publication of notice

39.26 A notice under subsection 39.24(1) shall be published twice in the Canada Gazette and in a newspaper in general circulation at or near the place where the head office or principal place of business of the federal member institution is located.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Securities in registered form

39.27 (1) A notice under subsection 39.24(1) shall be given to persons who, immediately before the making of the order under paragraph 39.13(1)(a), were registered as the holders of shares or subordinated debt by sending or delivering it to them in accordance with the regulations.

Securities in bearer or order form

(2) A notice under subsection 39.24(1) shall be given to persons who, immediately before the making of the order under paragraph 39.13(1)(a), were the holders of shares or subordinated debt in bearer or order form by publishing it in accordance with section 39.26.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Acceptance, etc., of offer	39.28 (1) An offeree is entitled to receive the offered compensation from the Corporation if the offeree, within thirty days after the date of the notice under subsection 39.24(1),

(a) notifies the Corporation of his or her acceptance of the offer;

(b) does not notify the Corporation of his or her acceptance of or objection to the offer; or

(c) notifies the Corporation of his or her objection to the offer but there are no dissenting offerees in respect of the offer.

Acceptance, etc., of offer

(2) A federal member institution is entitled to receive the offered compensation from the Corporation if the federal member institution, within ninety days after the date of the notice under subsection 39.24(2), notifies the Corporation of its acceptance of the offer.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Appointment of assessor where offerees dissent

39.29 The Governor in Council shall, within sixty days after the date of a notice under subsection 39.24(1) or within one hundred and twenty days after the date of a notice under subsection 39.24(2), appoint as assessor a judge who is in receipt of a salary under the Judges Act, if, in the case of a notice under

(a) subsection 39.24(1), there are dissenting offerees in respect of the offer or the fact that no offer was made; or

(b) subsection 39.24(2), the federal member institution notifies the Corporation that it objects to the offer or the fact that no offer was made.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Notice to dissenters	39.3 The Corporation shall, in accordance with the regulations, send or deliver to each of the dissenting offerees or the federal member institution, as the case may require, a notice of

(a) the appointment of the assessor;

(b) the right of each of the dissenting offerees or the federal member institution to appear before and be heard by the assessor in person or by counsel; and

(c) the fact that each of the dissenting offerees or the federal member institution will be bound by the assessor’s determination as to the amount of compensation to be paid to

(i) the dissenting offeree for the shares or subordinated debt of the class in respect of which there are dissenting offerees, or

(ii) the federal member institution,

as the case may be.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Determination by assessor

39.31 (1) The assessor shall determine the amount of compensation to be paid to the dissenting offerees for the shares or subordinated debt of the class in respect of which there are dissenting offerees or to the federal member institution, as the case may be.

Factors to consider

(2) The assessor shall take into account such matters as the assessor considers relevant, and in all cases the assessor shall deduct the benefit derived from any special financial assistance provided directly or indirectly to the federal member institution by the Corporation or the Bank of Canada and the value immediately after re-vesting, as determined by the assessor, of any shares or subordinated debt re-vested in the dissenting offerees.

Amount of compensation	(3) The amount of compensation to be paid to dissenting offerees is

(a) where the assessor determines that the Corporation has carried out or caused the federal member institution to carry out a transaction or series of transactions that involves the sale of all or part of the shares or subordinated debt of the federal member institution, or an amalgamation of the federal member institution, the amount that is equal to the portion of the consideration received under the transaction or transactions that is attributable to the value under the transaction or transactions of the shares or subordinated debt held by the dissenting offerees immediately before the making of an order under subsection 39.13(1);

(b) where the assessor determines that the consideration obtained for the shares or subordinated debt or for the assets of the federal member institution that were sold or otherwise disposed of in a transaction or series of transactions referred to in subsection 39.2(1) was unreasonable in the circumstances, the amount equal to the value that the shares or subordinated debt that were held by the dissenting offerees immediately before the making of an order under subsection 39.13(1) would have had on the completion of the sale or other disposition had such consideration been reasonable, as determined by the assessor; or

(c) in any other case, zero.

Amount of compensation	(4) The amount of compensation to be paid to a federal member institution is

(a) where the assessor determines that the consideration obtained for the assets of the federal member institution that were sold or otherwise disposed of in a transaction or series of transactions referred to in subsection 39.2(2) was unreasonable in the circumstances, the amount by which the value of the consideration if it had been reasonable, as determined by the assessor, would have exceeded the value of the consideration obtained; and

(b) in any other case, zero.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Compensation	39.32 (1) In a case referred to in subsection 39.31(3), each of the dissenting offerees is entitled to payment from the Corporation of

(a) the amount of compensation for the shares or subordinated debt of the class in respect of which there are dissenting offerees that were held by that dissenting offeree immediately before the making of the order under subsection 39.13(1);

(b) if the assessor determines that it is just and reasonable that interest be paid, interest on the amount payable under paragraph (a) from the day on which the order was made under paragraph 39.13(1)(a) at the rate that is determined by the assessor to be just and reasonable; and

(c) if the assessor determines that it is just and reasonable that costs in the proceeding before the assessor to make the determination referred to in section 39.31 be awarded to the dissenting offeree and against the Corporation, an amount that the assessor determines to be just and reasonable to award in respect of those costs.

Compensation	(2) In a case referred to in subsection 39.31(4), the federal member institution is entitled to payment from the Corporation of

(a) the amount of compensation;

(b) if the assessor determines that it is just and reasonable that interest be paid, interest on the amount payable under paragraph (a) from the day on which the order was made under paragraph 39.13(1)(b) at the rate determined by the assessor to be just and reasonable; and

(c) if the assessor determines that it is just and reasonable that costs in the proceeding before the assessor to make the determination referred to in section 39.31 be awarded to the federal member institution and against the Corporation, an amount that the assessor determines to be just and reasonable to award in respect of those costs.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Costs of Corporation

39.33 If the assessor determines that it is just and reasonable that costs in the proceeding before the assessor to make the determination referred to in section 39.31 be awarded to the Corporation and against some or all of the dissenting offerees or against the federal member institution, the amount that the assessor determines to be just and reasonable to award in respect of those costs constitutes a debt payable by those dissenting offerees or the federal member institution to the Corporation and may be recovered as such in any court of competent jurisdiction.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Determinations binding

39.34 (1) The determinations of an assessor under sections 39.31, 39.32 and 39.33 are final and conclusive and, except for judicial review under the Federal Courts Act, are not subject to appeal to or review by any court.

Rights before assessor in lieu of other rights

(2) The rights of an offeree or a federal member institution under sections 39.24 to 39.33 are in lieu of any other right of action that the offeree or federal member institution or any person claiming through the offeree or federal member institution might otherwise have against the Corporation.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2002, c. 8, s. 182.

Payment of compensation	39.35 (1) The Corporation shall make the payment or delivery required by section 39.28 or 39.32 to the person who in the opinion of the Corporation appears to be entitled to it.

Time for payment	(2) The Corporation shall make the payment or delivery required by section 39.28 within sixty days after the date of the notice referred to in subsection 39.24(1).

Time for payment

(3) The Corporation shall make the payment required by section 39.32 within thirty days after the expiration of the period for making an application for judicial review of the determination of the assessor under the Federal Courts Act or, if such an application is made, within thirty days after the application is finally disposed of.

Discharge of liability

(4) Payment or delivery under this section by the Corporation in respect of any share or subordinated debt discharges the Corporation from all liability in respect of the share or subordinated debt and in no case is the Corporation under any obligation to see to the proper application in any way of any such payment.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2002, c. 8, s. 182.

Sittings and hearings

39.36 (1) An assessor may, for the purpose of making determinations under sections 39.31, 39.32 and 39.33, sit at any place or places and shall arrange for the sittings and hearings that may be required.

Powers of assessor	(2) The assessor has all the powers of a person appointed as a commissioner under Part II of the Inquiries Act for the purpose of obtaining evidence under oath.

Persons to assist	(3) An assessor may appoint one or more appraisers to assist the assessor in making a determination under section 39.31.

Payment of appraisers	(4) Fees and disbursements payable to an appraiser may be included by the assessor in an amount awarded in respect of costs under section 39.32 or 39.33.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Review by court may be requested

39.361 (1) Notwithstanding subsection 39.34(2), at any time within 180 days after the date of a notice under subsection 39.24(2), the federal member institution or, subject to subsection (2), any creditor or holder of shares or subordinated debt of the federal member institution may, on notice to the Corporation, apply to a superior court to have the court review the allocation of the consideration for the sale or other disposition of all or part of the assets of the federal member institution or the assumption of all or part of its liabilities.

Restriction	(2) A reference in subsection (1) to

(a) a “creditor” means a creditor who is owed at least $1,000 by the federal member institution, other than by way of subordinated debt; and

(b) a “holder of shares or subordinated debt” means a holder who, whether alone or together with other applicants, holds not less than 10 per cent of the shares or subordinated debt of a given class of the federal member institution.

Court powers

(3) Where, on an application under subsection (1), the court finds that the Corporation has not allocated or caused the allocation of the consideration for the sale or other disposition of all or part of the assets of the federal member institution or the assumption of all or part of its liabilities, or both, among the creditors or, where applicable, the holders of shares or subordinated debt of the federal member institution, in the order in which it would have been allocated by a liquidator of the federal member institution, the court may make such order as the court deems necessary to require the Corporation to rectify the allocation.

1996, c. 6, s. 41.

Regulations	39.37 The Governor in Council may make regulations

(a) prescribing information that must accompany a notice under section 39.24; and

(b) respecting the sending or delivery of notices under sections 39.25, 39.27 and 39.3.

1996, c. 6, s. 41.

RESTRUCTURING OF PROVINCIAL MEMBER INSTITUTIONS

Federal-provincial agreements

39.38 (1) The Minister may, with the approval of the Governor in Council, enter into an agreement with an appropriate provincial minister providing for the application of any of sections 39.1 to 39.37 to provincial member institutions incorporated under the laws of that province.

Orders

(2) Where an agreement has been entered into with an appropriate provincial minister, the Governor in Council may make orders, which may not be inconsistent with the agreement, providing for the application of any of sections 39.1 to 39.37 to provincial member institutions incorporated under the laws of that province and adapting any of the provisions of those sections in their application to those provincial member institutions.

1996, c. 6, s. 41.

FINANCIAL

Financial year	40. The financial year of the Corporation shall end on December 31 in each year unless the Governor in Council otherwise directs.

R.S., c. C-3, s. 34; 1984, c. 31, s. 14.

Deposit accounts	41. The Corporation may maintain in its own name one or more accounts

(a) with the Bank of Canada;

(b) with any member institution; and

(c) with the approval of the Minister, with any financial institution outside Canada.

R.S., 1985, c. C-3, s. 41; R.S., 1985, c. 18 (3rd Supp.), s. 65.

42. [Repealed, 1996, c. 6, s. 42]

Auditor	43. The Auditor General of Canada is the auditor of the Corporation.

R.S., c. C-3, s. 38; 1984, c. 31, s. 14.

STAFF

Employment of staff

44. (1) The Corporation may, notwithstanding any other Act, employ such officers, agents and employees as are necessary for the purposes of the Corporation and, subject to section 45, the officers, agents and employees of the Corporation shall be deemed not to be employed in the federal public administration.

Oath of fidelity and secrecy	(2) Each officer, agent or employee of the Corporation shall, before entering on his duties with the Corporation, take an oath of fidelity and secrecy in the form prescribed by the by-laws.

Use of departmental facilities

(3) In carrying out its functions under this Act, the Corporation may, with the approval of the Minister, make use of the personnel, facilities and services of the Office of the Superintendent of Financial Institutions and the Department of Finance to any extent not incompatible, in the opinion of the Minister, with the administration of that Office or Department.

R.S., 1985, c. C-3, s. 44; R.S., 1985, c. 18 (3rd Supp.), s. 67; 2003, c. 22, s. 224(e).

Public Service Superannuation Act

45. (1) The officers and employees of the Corporation shall be deemed to be employed in the public service for the purposes of the Public Service Superannuation Act and the Corporation shall be deemed to be a Public Service corporation for the purposes of section 37 of that Act.

Application of other Acts

(2) For the purposes of the Government Employees Compensation Act and any regulation made pursuant to section 9 of the Aeronautics Act, the Chairperson and employees of the Corporation shall be deemed to be employees in the federal public administration.

Superannuation

(3) The Public Service Superannuation Act does not apply to the Chairperson, unless the Governor in Council otherwise directs, or to the director of the Corporation who holds the office of Governor of the Bank of Canada.

R.S., 1985, c. C-3, s. 45; 1996, c. 6, s. 47(e); 2003, c. 22, ss. 224(e), 225(e).

NO LIABILITY

No liability for acts in good faith

45.1 (1) The Corporation, its directors, officers and employees and any persons acting on the behalf of the Corporation are not liable to any member institution, depositor with, or creditor or shareholder of, any member institution, or to any other person, for any damages, payment, compensation or indemnity that any such member institution, depositor, creditor, shareholder or other person may suffer or claim by reason of anything done or omitted to be done, in good faith, in the exercise, execution or performance of any powers, duties and functions that by this Act are intended to be exercised, executed or performed.

Obligation remains	(2) Nothing in subsection (1) shall be construed to relieve the Corporation from the obligation to make payment in respect of a deposit insured under this Act.

R.S., 1985, c. 18 (3rd Supp.), s. 68.

CONFIDENTIALITY

Confidentiality

45.2 All information regarding the affairs of a federal institution or provincial institution or of any person dealing therewith that is obtained or produced by or for the Corporation is confidential and shall be treated accordingly.

R.S., 1985, c. 18 (3rd Supp.), s. 68; 1996, c. 6, s. 43; 2001, c. 9, s. 214.

WINDING-UP

Insolvency and winding-up	46. No statute relating to the insolvency or winding-up of any body corporate applies to the Corporation and in no case shall the affairs of the Corporation be wound up unless Parliament so provides.

R.S., c. C-3, s. 41.

ENFORCEMENT PROVISIONS

False statements

47. A person is guilty of an offence if the person prepares, signs, approves or concurs in any account, statement, return, report or other document required to be submitted to the Corporation under this Act, the by-laws or an application to become a member institution or a policy of deposit insurance that

(a) contains any false or deceptive information; or

(b) fails to present fairly information required to be submitted to the Corporation.

R.S., 1985, c. C-3, s. 47; 1996, c. 6, s. 45; 2001, c. 9, s. 215.

Failure to make report known

48. A person who, being a chief executive officer or chairperson of the board of directors of a member institution, fails or neglects to present, as required by section 30, a report of the Corporation made under that section is guilty of an offence and, if the directors fail or neglect to incorporate that report in the minutes of a meeting of the directors as required by that section, each director present at that meeting who directed, authorized, assented to, acquiesced in or participated in the failure or neglect, is guilty of an offence.

R.S., 1985, c. C-3, s. 48; R.S., 1985, c. 18 (3rd Supp.), s. 69; 1996, c. 6, s. 45.

Failure to provide information, etc.	49. Every member institution that fails or neglects

(a) within the time limited for so doing, to provide the Corporation with any account, statement, return, report or other document respecting the affairs of the member institution that is required to be submitted to the Corporation pursuant to this Act, the by-laws or the policy of deposit insurance of the member institution, or

(b) to respond, within a reasonable time, to a request for information or explanations respecting the member institution made by or on behalf of the Corporation pursuant to this Act, the by-laws or the policy of deposit insurance of the member institution is guilty of an offence.

R.S., 1985, c. C-3, s. 49; 1996, c. 6, s. 45.

General offence	50. Every member institution that, or other person who, without reasonable cause, contravenes

(a) a provision of this Act, other than section 47, 48 or 49, or

(b) the by-laws

is guilty of an offence.

R.S., 1985, c. C-3, s. 50; R.S., 1985, c. 18 (3rd Supp.), s. 70; 1996, c. 6, s. 45.

Punishment	50.1 Every member institution or other person who commits an offence under this Act is liable on summary conviction

(a) in the case of a natural person, to a fine not exceeding $100,000 or to imprisonment for a term not exceeding twelve months, or to both; or

(b) in any other case, to a fine not exceeding $500,000.

1996, c. 6, s. 45.

Court may order compliance

51. Where a member institution or other person has been convicted of an offence under this Act, the court may, in addition to any fine or term of imprisonment that may be imposed, order the member institution or person to rectify the contravention of this Act, the by-laws or the policy of deposit insurance in respect of which the member institution or person was convicted.

R.S., 1985, c. C-3, s. 51; R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45.

Additional monetary punishment

52. (1) Where a member institution or other person has been convicted of an offence under this Act, the court may, where it is satisfied that as a result of the commission of the offence the convicted member institution or person acquired a monetary benefit or that a monetary benefit accrued to the benefit of the member institution or person, order the convicted member institution or person to pay, notwithstanding the maximum amount of any fine that may otherwise be imposed under this Act, an additional fine in an amount equal to the court’s estimation of the amount of the monetary benefit.

Restraining or compliance order

(2) If a member institution or other person does not comply with any provision of this Act, the by-laws or the policy of deposit insurance that applies in respect of the member institution or person, the Corporation may apply to a superior court for an order directing the member institution or person to comply with or restraining the member institution or person from acting in breach of the provision and, on the application, the court may so order and make any further order it thinks fit.

R.S., 1985, c. C-3, s. 52; R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45.

Appeals	53. Any decision or order of a court that tries an issue under this Act may be appealed to the court having jurisdiction to hear appeals from that trial court.

R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45.

Recovery and application of fines

54. All fines payable under this Act are recoverable and enforceable, with costs, at the suit of Her Majesty in right of Canada, instituted by the Attorney General of Canada and, when recovered, belong to Her Majesty in right of Canada.

1996, c. 6, s. 45.

SCHEDULE

(Section 2)

Definitions	1. In this schedule,

“date of deposit” « date du dépôt »

“date of deposit” means, with respect to any moneys constituting a deposit, the day on which credit for the moneys is given to the account of the depositor or the day on which an instrument is issued for such moneys by the member institution, as the case may be;

“depositor” « déposant »

“depositor” means a person whose account has been or is to be credited in respect of moneys constituting a deposit or part of a deposit or a person to whom a member institution is liable in respect of an instrument issued for moneys constituting a deposit or part of a deposit;

“loan company” « société de prêt »	“loan company” means a member institution to which the Trust and Loan Companies Act applies and that is not a trust company pursuant to subsection 57(2) of that Act;

“person” « personne »	“person” includes an association of persons and a government;

“subordinated note” « effet de second rang »

“subordinated note” means an instrument evidencing an indebtedness of a trust company or loan company that by its terms provides that the indebtedness evidenced by it will, in the event of the insolvency or winding-up of the company, rank equally with the indebtedness evidenced by other subordinated notes of the company but be subordinate in right of payment to all other indebtedness of the company except indebtedness in respect of subordinated shareholder loans;

“subordinated shareholder loan” « prêt de dernier rang »

“subordinated shareholder loan” means a loan made to a trust company or loan company by a shareholder of the company, or by a person who controls a shareholder of the company, for a fixed term and under the condition that the indebtedness arising therefrom will, in the event of the insolvency or winding-up of the company, rank equally with the indebtedness in respect of other subordinated shareholder loans but be subordinate in right of payment to all other indebtedness of the company;

“trust company” « société de fiducie »	“trust company” means a member institution to which the Trust and Loan Companies Act applies and that is a trust company pursuant to subsection 57(2) of that Act.

Definition of “deposit”

2. (1) Subject to subsection (2), for the purposes of this Act and the by-laws of the Canada Deposit Insurance Corporation, “deposit” means the unpaid balance of the aggregate of moneys received or held by a federal institution or provincial institution, from or on behalf of a person in the usual course of the deposit-taking business of the institution, for which the institution

(a) has given or is obligated to give credit to that person’s account or has issued or is obligated to issue a receipt, certificate, debenture (other than a debenture issued by a bank to which the Bank Act applies), transferable instrument, draft, certified draft or cheque, traveller’s cheque, prepaid letter of credit, money order or other instrument in respect of which the institution is primarily liable, and

(b) is obligated to repay the moneys on a fixed day, on demand by that person or within a specified period of time following demand by that person,

including any interest accrued or payable to that person.

Included moneys

(1.1) For greater certainty, an unpaid balance of moneys received or held by an institution from or on behalf of a mortgagor in respect of realty taxes on mortgaged property is a deposit. The moneys are considered to be repayable on the earlier of the due date of the taxes or the date the mortgage is discharged.

Excluding moneys	(2) The following moneys are excluded from the moneys referred to in subsection (1):

(a) moneys received or held by the institution if the date of deposit is or was on or after April 17, 1967 unless the institution is or was obligated, or may by the demand of that person become obligated, to repay the moneys on or before the expiration of five years after the date of the deposit; and

(b) moneys held by the institution that were received by it when it was not a federal institution or provincial institution.

Where more than one repayment day

(2.1) For the purposes of subsection (2), where an institution is, in respect of deposit moneys received or held by it, obligated to repay the moneys to a person on a fixed day and also is or may become obligated to repay the moneys

(a) on an earlier date by virtue of a right of withdrawal, reinvestment or other right afforded to the person by the terms under which the moneys were solicited or received or are held, only the fixed day shall be considered, or

(b) on a later date by virtue of a right afforded to any person to extend the term of the deposit at a rate or rates of interest determined at the time the moneys were solicited or received, the later date is deemed to be the fixed day in determining whether the institution is or may become obligated to repay the moneys on or before the expiration of five years after the date of the deposit, whether or not the right is exercised.

Right to extend

(2.2) For greater certainty, a right referred to in paragraph (2.1)(b) does not include a right to renew or reinvest a deposit at a rate or rates of interest prevailing on the date of renewal or reinvestment.

Obligation deemed

(3) For the purposes of subsection (1), if a trust company has deposited moneys in its own guaranteed trust fund on behalf of itself as trustee, it shall be deemed to be obligated to repay the moneys to the same extent as it would have been obligated to repay the moneys had the moneys been deposited by a trustee other than itself.

(4) [Repealed, 2001, c. 9, s. 216]

Idem

(5) Notwithstanding subsection (1), for the purposes of deposit insurance with the Corporation, where moneys are or were received by a member institution on or after April 1, 1977 for which the institution has issued or is obligated to issue an instrument evidencing a deposit, other than a draft, certified draft or cheque, traveller’s cheque, prepaid letter of credit or money order,

(a) the moneys do not constitute a deposit unless the instrument and records of the institution specify the person entitled, at the date of issue of the instrument, to the repayment of the moneys evidenced thereby;

(b) the person referred to in paragraph (a) shall be deemed to be the depositor in respect of the moneys unless particulars of a transfer of the instrument are entered in the records of the institution, in which case the most recent transferee shown in the records shall be deemed to be the depositor; and

(c) the entry of a transfer in the records of a member institution is ineffective for the purposes of paragraph (b), if the entry is made subsequent to the termination or cancellation of the policy of deposit insurance of the member institution.

Idem

(6) Notwithstanding subsection (1), moneys received by a member institution on or after January 1, 1977, for which the institution has issued or is obligated to issue an instrument of indebtedness, other than a draft, certified draft or cheque, traveller’s cheque, prepaid letter of credit or money order, do not constitute a deposit where the instrument is payable outside Canada or in a currency other than Canadian currency.

Joint or trust deposit

3. (1) Where a member institution is obligated to repay moneys to a depositor who is acting as trustee for another or as joint owner with another, if the trusteeship or joint interest is disclosed on the records of the institution, the deposit of the depositor acting as trustee or as joint owner with another shall be deemed for the purposes of deposit insurance with the Corporation to be a deposit separate from any deposit of the depositor acting in his own right or acting in another joint or trust capacity with the institution.

Joint owners	(1.1) For greater certainty, where two or more persons are joint owners of two or more deposits, the aggregate of those deposits shall be insured to a maximum of one hundred thousand dollars.

Trust deposit separate

(2) Where a member institution is obligated to repay moneys to a depositor who is acting as trustee for a beneficiary, if the trusteeship is disclosed on the records of the institution, the interest of the beneficiary in the deposit shall be deemed for the purposes of deposit insurance with the Corporation to be a deposit separate from any deposit of the beneficiary made with the institution in his own right for his own use and separate from any interest of the beneficiary in respect of any other trust deposit of which he is a beneficiary.

Deposit of beneficiary	(3) Where a member institution is obligated to repay moneys to a depositor who is acting as trustee for two or more beneficiaries, if the interest of each beneficiary in the deposit is disclosed on the records of the member institution, the interest of each beneficiary in the deposit shall be deemed for the purposes of deposit insurance with the corporation to be a separate deposit.

Trust arrangements

(3.01) A deposit held by a member institution for a depositor who is acting as trustee under a trust is deemed not to be a separate deposit if, in the opinion of the Corporation, the trust exists primarily for the purpose of obtaining or increasing deposit insurance under this Act.

By-laws

(3.1) For the purposes of subsections (1) to (3), the Board of Directors may make by-laws prescribing the time by which and the form and manner in which a joint interest, a trusteeship or the interest of a beneficiary in a deposit is to be disclosed on the records of a member institution.

Not part of deposit

(4) Where a member institution is obligated to repay to a person any moneys that are received or held by the institution, the amount of the moneys shall be deemed not to constitute part of a deposit for the purposes of deposit insurance with the Corporation if the date on which the person acquires his interest in the moneys is a date subsequent to the date on which the policy of deposit insurance of the institution is terminated or cancelled.

Registered retirement savings plan deposits

(5) Notwithstanding subsection (2), for the purposes of deposit insurance with the Corporation, where moneys received by a member institution from a depositor pursuant to a registered retirement savings plan, within the meaning given that expression for the purposes of the Income Tax Act, constitute a deposit or part of a deposit by or for the benefit of an individual, the aggregate of those moneys and any other moneys received from the same depositor pursuant to any other registered retirement savings plan and that constitutes a deposit or part of a deposit by or for the benefit of the same individual shall be deemed to be a single deposit separate from any other deposit of or for the benefit of that individual.

Registered retirement income fund

(6) Notwithstanding subsection (2), for the purposes of deposit insurance with the Corporation, where moneys received by a member institution from a depositor pursuant to a registered retirement income fund, within the meaning given that expression under the Income Tax Act, constitute a deposit or part of a deposit by or for the benefit of an individual, the aggregate of those moneys and any other moneys received from the same depositor pursuant to any other registered retirement income fund and that constitutes a deposit or part of a deposit by or for the benefit of the same individual, is deemed to be a single deposit separate from any other deposit of or for the benefit of that individual.

Realty taxes on mortgaged property

(7) An unpaid balance of money referred to in subsection 2(1.1) is deemed, for the purposes of deposit insurance with the Corporation, to be a deposit separate from any other deposit of that depositor with the member institution.

R.S., 1985, c. C-3, Sch.; R.S., 1985, c. 18 (3rd Supp.), ss. 72, 73; 1991, c. 45, s. 545; 1996, c. 6, ss. 45.1, 46; 1999, c. 28, ss. 108, 109; 2001, c. 9, s. 216; 2005, c. 30, s. 108.

Exhibit 8(d) to Form T-6

Business Corporations Act (Ontario)

R.S.O. 1990, CHAPTER B.16

Amended by: 1993, c. 16, s. 2; 1994, c. 17, s. 30; 1994, c. 27, s. 71; 1998, c. 18, Sched. E, ss. 20-32; 1999, c. 6, s. 3; 1999, c. 12, Sched. F, ss. 1-9; 2000, c. 26, Sched. B, s. 3; 2000, c. 42, Sched., ss. 1, 2; 2001, c. 8, ss. 1, 2; 2001, c. 9, Sched. D, s. 2; 2001, c. 23, s. 6; 2002, c. 8, Sched. I, s. 2; 2002, c. 22, s. 8; 2002, c. 24, Sched. B, ss. 25, 27; 2004, c. 8, s. 46; 2004, c. 16, Sched. D, Table; 2004, c. 19, s. 3; 2004, c. 31, Sched. 4; 2005, c. 5, s. 4; 2005, c. 28, Sched. B, s. 1.

CONTENTS

PART I
DEFINITIONS, INTERPRETATION AND APPLICATION
1.	Definitions and interpretation
2.	Application
PART II
INCORPORATION
3.	Incorporation
3.1	Professional corporations
3.2	Application of Act to professional corporations
3.3	Consequences of occurrence of certain events
3.4	No limit on professional liability
4.	Articles of incorporation
5.	Contents of articles
6.	Certificate of incorporation
7.	Certificate of incorporation
8.	Assignment of number
9.	Name prohibition
10.	Restrictions on corporate name
11.	Unauthorized use of “Limited”, etc.
12.	Change of name if objectionable
13.	Corporate seal
14.	Registered office
15.	Corporate powers
16.	Capacity to act outside Ontario
17.	Corporate power
18.	Where notice is not deemed
19.	Indoor management rule
20.	Financial assistance by corporation
21.	Contract prior to corporate existence
PART III
CORPORATE FINANCE
22.	Shares
23.	Issuance of shares
24.	Separate capital account
25.	Special shares in series
26.	Pre-emptive rights
27.	Conversion privileges, etc.
28.	Subsidiaries not to hold shares of holding bodies corporate
29.	Exception to s. 28
30.	Purchase of issued shares permitted
31.	Where s. 30 (2) does not apply
32.	Redemption of shares

33.	Donation of share
34.	Reduction of liability re unpaid share: stated capital
35.	Amount deducted from account upon purchase, etc., of shares
36.	Contract with corporation re purchase of its shares
37.	Commission on sale of shares
38.	Declaration of dividends
39.	Corporations with wasting assets
40.	Lien on share
41.	Shares personal property
42.	Restrictions on transfer, etc.
43.	Bearer debt obligations
44.	Irredeemable debt obligation
PART IV
SALE OF RESTRICTED SHARES
45.	Restricted shares held in contravention — sale by corporation
PART V
INDENTURE TRUSTEES
46.	Trust indentures
47.	Duty of trustee
48.	Conflict of interest
49.	Evidence of compliance
50.	Trustee not to be receiver
51.	Notice of events of default
52.	Where list of debt obligation holders to be furnished
PART VI
INVESTMENT SECURITIES
53.	Definitions and interpretation
54.	Share certificates
55.	Signing of share certificates
56.	Contents of share certificate
57.	Certificate for fractional share or scrip certificates
58.	Overissue
59.	Evidence
60.	Selection of laws
61.	Form of transfer
62.	Position of issuer re guarantor
63.	Notice of terms of security
64.	Notice of defect
65.	Unauthorized signatures on issue
66.	Completion of blanks
67.	Effect of registration
68.	Warranties in issue
69.	Rights acquired by purchasers
70.	Notice of adverse claim
71.	Warranties
72.	Absence of endorsement
73.	Endorsement
74.	Delivery necessary
75.	Endorsement of security in bearer form
76.	Effect of unauthorized endorsement
77.	Guarantee of signature
78.	Delivery of a security
79.	Duty of seller to deliver
80.	Action for wrongful transfer
81.	Transferor’s duty to provide requisites for registration of transfer
82.	When seizure effective

83.	Transfer by agent in good faith not conversion
84.	Contract for sale
85.	Transfer through clearing agency
86.	Duty of issuer to register transfer
87.	Assurances required by issuer
88.	Notice to issuer of adverse claim
89.	Liability of issuer
90.	Loss, etc., of securities
91.	Duty of agents for issuer
PART VII
SHAREHOLDERS
92.	Shareholders’ liability limited
93.	Place of meetings
94.	Shareholders’ meetings
95.	Date for determining shareholders
96.	Notice of shareholders’ meetings
97.	Shareholders’ meeting
98.	Waiving notice
99.	Proposal
100.	List of shareholders
101.	Quorum
102.	Voting rights
103.	Manner of voting
104.	Resolution in lieu of meeting
105.	Requisition for shareholders meeting
106.	Requisition by court
107.	Determination of controversy
108.	Agreement between shareholders
PART VIII
PROXIES
109.	Definitions
110.	Proxies
111.	Mandatory solicitation of proxy
112.	Information circular
113.	Exemption order re ss.111, 112
114.	Proxyholder
PART IX
DIRECTORS AND OFFICERS
115.	Directors
116.	By-laws by resolution
117.	First directors meeting
118.	Qualifications of directors
119.	First directors
120.	Cumulative voting for directors
121.	When director ceases to hold office
122.	Removal of directors
123.	Entitlement of director
124.	Vacancies
125.	Change in number of directors
126.	Place of meetings and quorum
127.	Delegation by directors
128.	Validity of acts of directors and officers
129.	Resolutions in writing
130.	Liability of directors
131.	Directors’ liability to employees for wages
132.	Disclosure: conflict of interest

133.	Officers
134.	Standards of care, etc., of directors, etc.
135.	Consent of director at meeting
136.	Indemnification of directors
137.	Remuneration of directors
PART X
INSIDER LIABILITY
138.	Insider liability
PART XI
BOOKS AND RECORDS
139.	Records
140.	Records, duties of corporation
141.	Securities register
142.	Transfer agents
143.	Registers, general
144.	Records open to examination by directors
145.	Examination of records by shareholders and creditors
146.	List of shareholders
147.	Trafficking in lists
PART XII
AUDITORS AND FINANCIAL STATEMENTS
148.	Exemption from audit requirements
149.	Auditors
150.	Resignation of auditor
151.	Auditor’s attendance at shareholders’ meetings
152.	Disqualification as auditor
153.	Examination by auditor
154.	Information to be laid before annual meeting
155.	Preparation of financial statements
156.	Filing by offering corporation
157.	Financial statements of subsidiaries
158.	Audit committee
159.	Approval by directors
160.	Interim financial statement
PART XIII
INVESTIGATION
161.	Investigation
162.	Matters that may be covered by court order
163.	Powers of inspector
164.	Rights at hearing
165.	Privileged statements
166.	Solicitor-client privilege
167.	Inquiries by Director
PART XIV
FUNDAMENTAL CHANGES
168.	Amendments
169.	Proposal to amend articles
170.	Authorization for variation of rights of special shareholders
171.	Articles of amendment
172.	Certificate of amendment
173.	Restated articles of incorporation
174.	Amalgamation
175.	Amalgamation agreement
176.	Submission of amalgamation agreement
177.	Amalgamations involving holding corporation
178.	Articles of amalgamation

179.	Effect of certificate
180.	Articles of continuance
181.	Transfer of Ontario corporations
181.1	Continuation as co-operative corporation
182.	Arrangement
183.	Articles of arrangement sent to Director
184.	Borrowing powers
185.	Rights of dissenting shareholders
186.	Reorganization
PART XV
COMPULSORY ACQUISITIONS
187.	Application and definitions
188.	Take-over or issuer bid
189.	Where corporation required to acquire securities
190.	Going private transaction
PART XVI
LIQUIDATION AND DISSOLUTION
191.	Definition
192.	Application of ss. 193-205
193.	Voluntary winding up
194.	Inspectors
195.	Vacancy in office of liquidator
196.	Removal of liquidator
197.	Commencement of winding up
198.	Corporation to cease business
199.	No proceedings against corporation after voluntary winding up except by leave
200.	List of contributories and calls
201.	Meetings of corporation during winding up
202.	Arrangements with creditors
203.	Power to compromise with debtors and contributories
204.	Power to accept shares, etc., as consideration for sale of property to another body corporate
205.	Account of voluntary winding up to be made by liquidator to a meeting
206.	Application of ss. 207-218
207.	Winding up by court
208.	Who may apply
209.	Power of court
210.	Appointment of liquidator
211.	Removal of liquidator
212.	Costs and expenses
213.	Commencement of winding up
214.	Proceedings in winding up after order
215.	Orders following winding-up order
216.	Proceedings against corporation after court winding up
217.	Provision for discharge and distribution by the court
218.	Order for dissolution
219.	Application of ss. 220-236
220.	Where no liquidator
221.	Consequences of winding up
222.	Payment of costs and expenses
223.	Powers of liquidators
224.	Acts by more than one liquidator
225.	Nature of liability of contributory
226.	Liability in case of contributory’s death
227.	Deposit of money
228.	Proving claim
229.	Application for direction

230.	Examination of persons as to estate
231.	Proceedings by shareholders
232.	Rights conferred by Act to be in addition to other powers
233.	Stay of winding up proceedings
234.	Where creditor unknown
235.	Where shareholder unknown
236.	Disposal of records, etc., after winding up
237.	Voluntary dissolution
238.	Articles of dissolution where corporation active
239.	Certificate of dissolution
240.	Cancellation of certificate, etc., by Director
241.	Notice of dissolution
242.	Actions after dissolution
243.	Liability of shareholders to creditors
244.	Forfeiture of undisposed property
PART XVII
REMEDIES, OFFENCES AND PENALTIES
245.	Definitions
246.	Derivative actions
247.	Court order
248.	Oppression remedy
249.	Discontinuance and settlement
250.	Rectifying error in entering, etc., name
251.	Notice of refusal to file
252.	Appeal from Director
253.	Orders for compliance
254.	Application made without notice
255.	Appeal
256.	Offences
257.	Consent
258.	Offence
259.	Limitation
260.	Information containing more than one offence
261.	Civil remedy not affected
PART XVIII
GENERAL
262.	Notice to directors or shareholders
263.	Notice to corporation
264.	Waiver of notice and abridgement of times
265.	Delegation of powers and duties
266.	Certificate that may be signed by directors, etc.
267.	Copy of document acceptable
268.	Proof by affidavit
270.	Examination, etc., of documents
271.	Appeal from Commission
271.1	Powers of Minister
272.	Regulations
273.	Where articles to be sent to Director
273.1	Electronic filers
273.2	Fax filing
274.	No certificate if corporation in default
275.	Where error in respect of certificate
276.	Records
277.	Deemed amendment
278.	Appointment of Director

PART I

DEFINITIONS, interpretation AND APPLICATION

Definitions and interpretation

1. (1) In this Act,

“affairs” means the relationships among a corporation, its affiliates and the shareholders, directors and officers of such bodies corporate but does not include the business carried on by such bodies corporate; (“affaires internes”)

“affiliate” means an affiliated body corporate within the meaning of subsection (4); (“membre du même groupe”)

“articles” means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of arrangement, articles of continuance, articles of dissolution, articles of reorganization, articles of revival, letters patent, supplementary letters patent, a special Act and any other instrument by which a corporation is incorporated; (“statuts”)

“associate”, where used to indicate a relationship with any person, means,

(a) any body corporate of which the person beneficially owns, directly or indirectly, voting securities carrying more than 10 per cent of the voting rights attached to all voting securities of the body corporate for the time being outstanding,

(b) any partner of that person,

(c) any trust or estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar capacity,

(d) any relative of the person, including the person’s spouse, where the relative has the same home as the person, or

(e) any relative of the spouse of the person where the relative has the same home as the person; (“personne qui a un lien”)

“auditor” includes a partnership of auditors; (“vérificateur”)

“beneficial interest” or “beneficial ownership” includes ownership through a trustee, legal representative, agent or other intermediary; (“intérêt bénéficiaire”, “propriété bénéficiaire”)

“body corporate” means any body corporate with or without share capital and whether or not it is a corporation to which this Act applies; (“personne morale”)

“certified copy” means,

(a) in relation to a document of a corporation, a copy of the document certified to be a true copy by an officer thereof,

(b) in relation to a document issued by a court, a copy of the document certified to be a true copy under the seal of the court and signed by the registrar thereof,

(c) in relation to a document in the custody of the Director, a copy of the document certified to be a true copy by the Director and signed by the Director or by such officer of the Ministry as is designated by the regulations; (“copie certifiée conforme”)

“Commission” means the Ontario Securities Commission; (“Commission”)

“corporation” means a body corporate with share capital to which this Act applies; (“société”, “société par actions”)

“corporation number” means the number assigned by the (1) and “number” in Director to a corporation in accordance with subsection 8 relation to a corporation means the corporation number of that corporation; (“numéro de la société”, “numéro”)

“court” means the Superior Court of Justice; (“tribunal”)

“day” means a clear day and a period of days shall be deemed to commence the day following the event that began the period and shall be deemed to terminate at midnight of the last day of the period except that if the last day of the period falls on a Sunday or holiday the period shall terminate at midnight of the day next following that is not a Sunday or holiday; (“jour”)

“debt obligation” means a bond, debenture, note or other similar obligation or guarantee of such an obligation of a body corporate, whether secured or unsecured; (“titre de créance”)

“Director” means the Director appointed under section 278; (“directeur”)

“director” means a person occupying the position of director of a corporation by whatever name called, and “directors” and “board of directors” include a single director; (“administrateur”)

“electronic signature” means an identifying mark or process that is,

(a) created or communicated using telephonic or electronic means,

(b) attached to or associated with a document or other information, and

(c) made or adopted by a person to associate the person with the document or other information, as the case may be; (“signature électronique”)

“endorse” includes imprinting a stamp on the face of articles or other document sent to the Director; (“apposer”)

“financial statement” means a financial statement referred to in section 154; (“état financier”)

“incorporator” means a person who signs articles of incorporation; (“fondateur”)

“individual” means a natural person, but does not include a partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, or a natural person in his or her capacity as trustee, executor, administrator or other legal representative; (“particulier”)

“interim financial statement” means a financial statement referred to in section 160; (“état financier périodique”)

“liability” includes a debt of a corporation arising under (f) or (g); (“passif”) (3) (29) or clause 248 section 36, subsection 185

“Minister” means the Minister of Consumer and Business Services or such other member of the Executive Council to whom the administration of this Act may be assigned; (“ministre”)

“Ministry” means the Ministry of the Minister; (“ministère”)

“non-resident corporation” means a corporation incorporated in Canada before the 27th day of April, 1965, and that is not deemed to be resident in Canada for the purposes of the Income Tax Act (4) of that Act; (“société non résidente”) (Canada) by subsection 250

“number name” means the name of a corporation that consists only of its corporation number followed by the word “Ontario” and one (1); (“dénomination of the words or abbreviations provided for in subsection 10 sociale numérique”)

“offering corporation” means a corporation that is offering its securities to the public within the meaning of subsection (6) and that is not the subject of an order of the Commission deeming it to have ceased to be offering its securities to the public; (“société faisant appel au public”)

“officer” means an officer designated under section 133 and includes the chair of the board of directors, a vice-chair of the board of directors, the president, a vice-president, the secretary, an assistant secretary, the treasurer, an assistant treasurer and the general manager of a corporation, and any other individual designated an officer of a corporation by by-law or by resolution of the directors or any other individual who performs functions for a corporation similar to those normally performed by an individual occupying any such office; (“dirigeant”)

“ordinary resolution” means a resolution that is submitted to a meeting of the shareholders of a corporation and passed, with or without amendment, at the meeting by at least a majority of the votes cast; (“résolution ordinaire”)

“person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator, or other legal representative; (“personne”)

“personal representative”, where used with reference to holding shares in that capacity, means an executor, administrator, guardian, tutor, trustee, receiver or liquidator or the committee of or curator to a mentally incompetent person; (“ayant droit”)

“prescribed” means prescribed by the regulations; (“prescrit”)

“redeemable share” means a share issued by a corporation,

(a) that the corporation may purchase or redeem upon the demand of the corporation, or

(b) that the corporation is required by its articles to purchase or redeem at a specified time or otherwise upon the demand of a shareholder; (“action rachetable”)

“registered office” means the office of a corporation located at the address specified in its articles or in the notice most recently (3); (“siège social”) filed by the corporation under subsection 14

“regulations” means the regulations made under this Act; (“règlements”)

“related person”, where used to indicate a relationship with any person, means,

(a) any spouse, son or daughter of that person,

(b) any relative of the person or of the person’s spouse, other than an individual referred to in clause (a), who has the same home as the person, or

(c) any body corporate of which the person and any of the persons referred to in clause (a) or (b) or the partner or employer of the person, or any combination, beneficially own, directly or indirectly, voting securities carrying more than 50 per cent of the voting rights attached to all voting securities of the body corporate for the time being outstanding; (“personne liée”)

“resident Canadian” means an individual who is,

(a) a Canadian citizen ordinarily resident in Canada,

(b) a Canadian citizen not ordinarily resident in Canada who is a member of a prescribed class of persons, or

(c) a permanent resident within the meaning of the Immigration Act (Canada) and ordinarily resident in Canada; (“résident canadien”)

“security” means a share of any class or series of shares or a debt obligation of a body corporate and includes a certificate evidencing such a share or debt obligation; (“valeur mobilière”)

“security interest” means an interest in or charge upon the property of a body corporate by way of mortgage, hypothec, pledge or otherwise, to secure payment of a debt or performance of any other obligation of the body corporate; (“sûreté”)

“send” includes deliver or mail; (“envoyer”)

“senior officer” means,

(a) the chair of the board of directors, a vice-chair of the board of directors, the president, a vice-president, the secretary, the treasurer or the general manager of a corporation or any other individual who performs functions for a corporation similar to those normally performed by an individual occupying any such office, and

(b) each of the five highest paid employees of a corporation, including any individual referred to in clause (a); (“cadre dirigeant”)

“series”, in relation to shares, means a division of a class of shares; (“série”)

“special resolution” means a resolution that is,

(a) submitted to a special meeting of the shareholders of a corporation duly called for the purpose of considering the resolution and passed, with or without amendment, at the meeting by at least two-thirds of the votes cast, or

(b) consented to in writing by each shareholder of the corporation entitled to vote at such a meeting or the shareholder’s attorney authorized in writing; (“résolution spéciale”)

“spouse” means a person to whom the person is married or with whom the person is living in a conjugal relationship outside marriage; (“conjoint”)

“telephonic or electronic means” means telephone calls or messages, facsimile messages, electronic mail, transmission of data or information through automated touch-tone telephone systems, transmission of data or information through computer networks, any other similar means or any other prescribed means; (“voie téléphonique ou électronique”)

“unanimous shareholder agreement” means an agreement (2) or a declaration of a shareholder described in described in subsection 108 subsection 108 (3); (“convention unanime des actionnaires”)

“voting security” means any security other than a debt obligation of a body corporate carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing; (“valeur mobilière avec droit de vote”)

“warrant” means any certificate or other document issued by a corporation as evidence of conversion privileges or options or rights to acquire securities of the corporation. (“bon de souscription”) R.S.O. 1990, c. B.16, s. 1 (1); 1994, c. 27, s. 71 (1); 1999, c. 6, s. 3; 1999, c. 12, Sched. F, s. 1; 2001, c. 9, Sched. D, s. 2 (1, 2); 2005, c. 5, s. 4.

Interpretation: subsidiary body corporate

(2) For the purposes of this Act, a body corporate shall be deemed to be a subsidiary of another body corporate if, but only if,

(a) it is controlled by,

(i) that other, or

(ii) that other and one or more bodies corporate each of which is controlled by that other, or

(iii) two or more bodies corporate each of which is controlled by that other; or

(b) it is a subsidiary of a body corporate that is that other’s subsidiary. R.S.O. 1990, c. B.16, s. 1 (2).

Holding body corporate

(3) For the purposes of this Act, a body corporate shall be deemed to be another’s holding body corporate if, but only if, that other is its subsidiary. R.S.O. 1990, c. B.16, s. 1 (3).

Affiliated body corporate

(4) For the purposes of this Act, one body corporate shall be deemed to be affiliated with another body corporate if, but only if, one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person. R.S.O. 1990, c. B.16, s. 1 (4).

Control

(5) For the purposes of this Act, a body corporate shall be deemed to be controlled by another person or by two or more bodies corporate if, but only if,

(a) voting securities of the first-mentioned body corporate carrying more than 50 per cent of the votes for the election of directors are held, other than by way of security only, by or for the benefit of such other person or by or for the benefit of such other bodies corporate; and

(b) the votes carried by such securities are sufficient, if exercised, to elect a majority of the board of directors of the first-mentioned body corporate. R.S.O. 1990, c. B.16, s. 1 (5).

Offering securities to public

(6) For the purposes of this Act, a corporation is offering its securities to the public only where,

(a) in respect of any of its securities a prospectus or statement of material facts has been filed under the Securities Act or any predecessor thereof, or in respect of which a prospectus has been filed under The Corporations Information Act, being chapter 72 of the Revised Statutes of Ontario, 1960, or any predecessor thereof, so long as any of such securities are outstanding or any securities into which such securities are converted are outstanding; or

(b) any of its securities have been at any time since the 1st day of May, 1967, listed and posted for trading on any stock exchange in Ontario recognized by the Commission regardless of when such listing and posting for trading commenced, except that where, upon the application of a corporation, the Commission is satisfied, in its discretion, that to do so would not be prejudicial to the public interest, the Commission may order, subject to such terms and conditions as the Commission may impose, that the corporation shall be deemed to have ceased to be offering its securities to the public. R.S.O. 1990, c. B.16, s. 1 (6); 2000, c. 26, Sched. B, s. 3 (1, 2).

Execution of documents

(7) Any articles, notice, resolution, requisition, statement or other document required or permitted to be executed by more than one person for the purposes of this Act may be executed in several documents of like form each of which is executed by one or more of such persons, and such documents, when duly executed by all persons required or permitted, as the case may be, to do so, shall be deemed to constitute one document for the purposes of this Act. R.S.O. 1990, c. B.16, s. 1 (7).

Application

2. (1) This Act, except where it is otherwise expressly provided, applies to every body corporate with share capital,

(a) incorporated by or under a general or special Act of the Parliament of the former Province of Upper Canada;

(b) incorporated by or under a general or special Act of the Parliament of the former Province of Canada that has its registered office and carries on business in Ontario; or

(c) incorporated by or under a general or special Act of the Legislature,

but this Act does not apply to a corporation within the meaning of the Loan and Trust Corporations Act except as provided by that Act. R.S.O. 1990, c. B.16, s. 2 (1).

Idem

(2) Despite The Railways Act, being chapter 331 of the Revised Statutes of Ontario, 1950, and subject (6), this Act applies to a body corporate with share capital to subsection 168 that is a company as defined in that Act but that is not engaged in constructing or operating a railway, street railway or incline railway. R.S.O. 1990, c. B.16, s. 2 (2).

Idem

(3) This Act does not apply to a body corporate with share capital that,

(a) is a company within the meaning of the Corporations Act and has objects in whole or in part of a social nature;

(b) is a corporation to which the Co-operative Corporations Act applies;

(c) is a corporation that is an insurer within the meaning of subsection 141 (1) of the Corporations Act; or

(d) is a corporation to which the Credit Unions and Caisses Populaires Act applies. R.S.O. 1990, c. B.16, s. 2 (3).

PART II

INCORPORATION

Incorporation

3. (1) Repealed: 2000, c. 42, Sched., s. 1.

Incorporation

(2) A corporation may be incorporated under this Act with its powers restricted by its articles to lending and investing money on mortgage of real estate or otherwise, or with its powers restricted by its articles to accepting and executing the office of liquidator, receiver, assignee, trustee in bankruptcy or trustee for the benefit of creditors and to accepting the duty of and acting generally in the winding up of corporations, partnerships and estates, other than estates of deceased persons, and shall not by reason thereof be deemed to be a corporation within the meaning of the Loan and Trust Corporations Act, but the number of its shareholders, exclusive of persons who are in the employment of the corporation, shall be limited by its articles to five, and no such corporation shall issue debt obligations except to its shareholders, or borrow money on the security of its property except from its shareholders, or receive money on deposit or offer its securities to the public. R.S.O. 1990, c. B.16, s. 3 (2).

Professional corporations

3.1 (1) In this section and in sections 3.2, 3.3 and 3.4,

“member” means a member of a profession governed by an Act that permits the profession to be practised through a professional corporation; (“membre”)

“professional corporation” means a corporation incorporated or continued under this Act that holds a valid certificate of authorization or other authorizing document issued under an Act governing a profession. (“société professionnelle”) 2000, c. 42, Sched., s. 2.

Professions

(2) Where the practice of a profession is governed by an Act, a professional corporation may practise the profession if,

(a) that Act expressly permits the practice of the profession by a corporation and subject to the provisions of that Act; or

(b) the profession is governed by an Act named in Schedule 1 of the Regulated Health Professions Act, 1991, one of the following Acts or a prescribed Act:

1. Certified General Accountants Association of Ontario Act, 1983.

2. The Chartered Accountants Act, 1956.

3. Law Society Act.

4. Social Work and Social Service Work Act, 1998.

5. Veterinarians Act. 2000, c. 42, Sched., s. 2.

Regulations

(3) The Lieutenant Governor in Council may make regulations prescribing Acts for the purposes of clause (2) (b). 2000, c. 42, Sched., s. 2.

Application of Act to professional corporations

3.2 (1) This Act and the regulations apply with respect to a professional corporation except as otherwise set out in this section and sections 3.1, 3.3 and 3.4 and the regulations. 2000, c. 42, Sched., s. 2.

Conditions for professional corporations

(2) Despite any other provision of this Act but subject to subsection (6), a professional corporation shall satisfy all of the following conditions:

1. All of the issued and outstanding shares of the corporation shall be legally and beneficially owned, directly or indirectly, by one or more members of the same profession.

2. All officers and directors of the corporation shall be shareholders of the corporation.

3. The name of the corporation shall include the words “Professional Corporation” or “Société professionnelle” and shall comply with the rules respecting the names of professional corporations set out in the regulations and with the rules respecting names set out in the regulations or by-laws made under the Act governing the profession.

4. The corporation shall not have a number name.

5. The articles of incorporation of a professional corporation shall provide that the corporation may not carry on a business other than the practice of the profession but this paragraph shall not be construed to prevent the corporation from carrying on activities related to or ancillary to the practice of the profession, including the investment of surplus funds earned by the corporation. 2000, c. 42, Sched., s. 2; 2002, c. 22, s. 8; 2005, c. 28, Sched. B, s. 1 (1).

Deemed compliance

(2.1) A professional corporation that has a name that includes the words “société professionnelle” shall be deemed to have complied with the requirements of subsection 10 (1). 2004, c. 19, s. 3 (1).

Corporate acts not invalid

(3) No act done by or on behalf of a professional corporation is invalid merely because it contravenes this Act. 2000, c. 42, Sched., s. 2.

Voting agreements void

(4) An agreement or proxy that vests in a person other than a shareholder of a professional corporation the right to vote the rights attached to a share of the corporation is void. 2000, c. 42, Sched., s. 2.

Unanimous shareholder agreements void

(5) Subject to subsection (6), a unanimous shareholder agreement in respect of a professional corporation is void unless each shareholder of the corporation is a member of the professional corporation. 2000, c. 42, Sched., s. 2; 2005, c. 28, Sched. B, s. 1 (2).

Special rules, health profession corporations

(6) The Lieutenant Governor in Council may make regulations,

(a) exempting classes of health profession corporations, as defined in section 1 (1) of the Regulated Health Professions Act, 1991, from the application of subsections (1) and (5) and such other provisions of this Act and the regulations as may be specified and prescribing terms and conditions that apply with respect to the health profession corporations in lieu of the provisions from which they are exempted;

(b) exempting classes of the shareholders of those health profession corporations from the application of subsections 3.4 (2), (4) and (6) and such other provisions of this Act and the regulations as may be specified and prescribing rules that apply with respect to the shareholders in lieu of the provisions from which they are exempted;

(c) exempting directors and officers of those health profession corporations from the application of such provisions of this Act and the regulations as may be specified and prescribing rules that apply with respect to the directors and officers in lieu of the provisions from which they are exempted. 2005, c. 28, Sched. B, s. 1 (3).

Consequences of occurrence of certain events

3.3 (1) Despite any other Act, a professional corporation’s certificate of authorization or other authorizing document remains valid and the corporation does not cease to be a professional corporation despite,

(a) the death of a shareholder;

(b) the divorce of a shareholder;

(c) the bankruptcy or insolvency of the corporation;

(d) the suspension of the corporation’s certificate of authorization or other authorizing document; or

(e) the occurrence of such other event or the existence of such other circumstance as may be prescribed. 2000, c. 42, Sched., s. 2; 2001, c. 8, s. 1 (1); 2001, c. 23, s. 6 (1).

Invalidity of certificate

(2) Subject to the regulations, a certificate of authorization or other authorizing document becomes invalid and the corporation ceases to be a professional corporation on the revocation of the certificate. 2000, c. 42, Sched., s. 2; 2001, c. 8, s. 1 (2).

Regulations

(3) For the purposes of subsection (1), the Lieutenant Governor in Council may make regulations,

(a) prescribing events and circumstances for the purposes of clause (1) (e);

(a.1) providing that, despite clause (1) (a), (b), (c), (d) or (e), whichever applies, a professional corporation’s certificate of authorization or other authorizing document ceases to be valid and the corporation ceases to be a professional corporation because of a failure to meet the terms and conditions described in the regulation;

(a.2) prescribing terms and conditions that apply with respect to the events and circumstances referred to in clauses (1) (a), (b),  (c), (d) and (e);

(a.3) prescribing exceptions to the events and circumstances referred to in clauses (1) (a), (b), (c), (d) and (e);

(b) prescribing the manner in which shares of a shareholder are to be dealt with on the occurrence of any event mentioned in clauses (1) (a) to (e), the time within which they are to be dealt with and any other matter related to dealing with the shares. 2000, c. 42, Sched., s. 2; 2001, c. 23, s. 6 (2).

Name change

(4) A corporation that ceases to be a professional corporation shall change its name to remove from it the word “professional” or “professionnelle”. 2001, c. 8, s. 1 (3).

No limit on professional liability

3.4 (1) Subsection 92 (1) shall not be construed as limiting the professional liability of a shareholder of a professional corporation under an Act governing the profession for acts of the shareholder or acts of employees or agents of the corporation. 2000, c. 42, Sched., s. 2.

Deemed acts

(2) For the purposes of professional liability, the acts of a professional corporation shall be deemed to be the acts of the shareholders, employees or agents of the corporation, as the case may be. 2000, c. 42, Sched., s. 2.

Professional liability

(3) The liability of a member for a professional liability claim is not affected by the fact that the member is practising the profession through a professional corporation. 2000, c. 42, Sched., s. 2.

Joint and several liability

(4) A person is jointly and severally liable with a professional corporation for all professional liability claims made against the corporation in respect of errors and omissions that were made or occurred while the person was a shareholder of the corporation. 2000, c. 42, Sched., s. 2.

Same

(5) The liability of a member under subsection (4) cannot be greater than his or her liability would be in the circumstances if he or she were not practising through the professional corporation. 2001, c. 8, s. 2.

Same, partnerships and limited liability partnerships

(6) If a professional corporation is a partner in a partnership or limited liability partnership, the shareholders of the corporation have the same liability in respect of the partnership or limited liability partnership as they would have if the shareholders themselves were the partners. 2001, c. 8, s. 2.

Articles of incorporation

4. (1) One or more individuals or bodies corporate or any combination thereof may incorporate a corporation by signing articles of incorporation and complying with section 6. R.S.O. 1990, c. B.16, s. 4 (1).

Idem

(2) Subsection (1) does not apply to an individual who,

(a) is less than eighteen years of age;

(b) is of unsound mind and has been so found by a court in Canada or elsewhere; or

(c) has the status of bankrupt. R.S.O. 1990, c. B.16, s. 4 (2).

Contents of articles

5. (1) Articles of incorporation shall follow the prescribed form and shall set out the prescribed information. 1994, c. 27, s. 71 (2).

Director’s consent

(2) If the articles name as first director an individual who is not an incorporator, the corporation shall keep, at its registered office address, the individual’s consent, in the prescribed form, to act as a first director. 1999, c. 12, Sched. F, s. 2.

Inspection of consent

(2.1) Upon request and without charge, the corporation shall permit a director, shareholder or creditor to inspect a consent mentioned in subsection (2) during the normal business hours of the corporation and to make a copy. 1999, c. 12, Sched. F, s. 2.

Provisions in articles

(3) The articles may set out any provisions permitted by this Act or permitted by law to be set out in the by-laws of the corporation. R.S.O. 1990, c. B.16, s. 5 (3).

Where articles, etc., prevail

(4) Subject to subsection (5), if a greater number of votes of directors or shareholders are required by the articles or a unanimous shareholder agreement than are required by this Act to effect any action, the provisions of the articles or of the unanimous shareholder agreement prevail. R.S.O. 1990, c. B.16, s. 5 (4).

Votes to remove director

(5) The articles shall not require a greater number of votes of shareholders to remove a director than the number specified in section 122. R.S.O. 1990, c. B.16, s. 5 (5).

Certificate of incorporation

6. An incorporator shall send to the Director articles of incorporation and, upon receipt of the articles, the Director shall endorse thereon, in accordance with section 273, a certificate which shall constitute the certificate of incorporation. R.S.O. 1990, c. B.16, s. 6.

Certificate of incorporation

7. A certificate of incorporation is conclusive proof that the corporation has been incorporated under this Act on the date set out in the certificate, except in a proceeding under section 240 to cancel the certificate for cause. R.S.O. 1990, c. B.16, s. 7.

Assignment of number

8. (1) Every corporation shall be assigned a number by the Director and such number shall be specified as the corporation number in the certificate of incorporation and in any other certificate relating to the corporation endorsed or issued by the Director. R.S.O. 1990, c. B.16, s. 8 (1).

Idem

(2) Where no name is specified in the articles that are delivered to the Director, the corporation shall be assigned a number name. R.S.O. 1990, c. B.16, s. 8 (2).

Idem

(3) Where, through inadvertence or otherwise, the Director has assigned to a corporation a corporation number or number name that is the same as the number or name of any other corporation previously assigned, the Director may, without holding a hearing, issue a certificate of amendment to the articles of the corporation changing the number or name assigned to the corporation and, upon the issuance of the certificate of amendment, the articles are amended accordingly. R.S.O. 1990, c. B.16, s. 8 (3).

Idem

(4) Where for any reason the Director has endorsed a certificate on articles that sets out the corporation number incorrectly, the Director may substitute a corrected certificate that bears the date of the certificate it replaces. R.S.O. 1990, c. B.16, s. 8 (4).

Idem

(5) The file number that was assigned to each corporation by the Minister prior to the 29th day of July, 1983 shall be deemed to be that corporation’s number. R.S.O. 1990, c. B.16, s. 8 (5).

Name prohibition

9. (1) Subject to subsection (2), a corporation shall not have a name,

(a) that contains a word or expression prohibited by the regulations;

(b) that is the same as or, except where a number name is proposed, similar to,

(i) the name of a known,

(A) body corporate,

(B) trust,

(C) association,

(D) partnership,

(E) sole proprietorship, or

(F) individual,

whether in existence or not, or

(ii) the known name under which any body corporate, trust, association, partnership, sole proprietorship, or individual, carries on business or identifies himself, herself or itself,

if the use of that name would be likely to deceive; or

(c) that does not meet the requirements prescribed by the regulations. R.S.O. 1990, c. B.16, s. 9 (1).

Exception to subs. (1)

(2) A corporation may have a name described in clause (1) (b) upon complying with conditions prescribed by the regulations. R.S.O. 1990, c. B.16, s. 9 (2).

Documents filed

(3) There shall be filed with the Director such documents relating to the name of the corporation as may be prescribed by the regulations. R.S.O. 1990, c. B.16, s. 9 (3).

Restrictions on corporate name

10. (1) The word “Limited”, “Limitée”, “Incorporated”, “Incorporée” or “Corporation” or the corresponding abbreviations “Ltd.”, “Ltée”, “Inc.” or “Corp.” shall be part, in addition to any use in a figurative or descriptive sense, of the name of every corporation, but a corporation may be legally designated by either the full or the abbreviated form. R.S.O. 1990, c. B.16, s. 10 (1).

Languages

(2) Subject to this Act and the regulations, a corporation may have a name that is in,

(a) an English form only;

(b) a French form only;

(c) a French and English form, where the French and English are used together in a combined form;

(d) a French form and an English form, where the French and English forms are equivalent but are used separately. 1994, c. 27, s. 71 (3).

Same

(2.1) A corporation that has a form of name described in clause (2) (d) may be legally designated by the French or English version of its names. 1994, c. 27, s. 71 (3).

Other restrictions

(3) For the purposes of subsections (1) and (2), only letters from the Roman alphabet or Arabic numerals or a combination thereof, together with such punctuation marks and other marks as are permitted by regulation, may form part of the name of a corporation. R.S.O. 1990, c. B.16, s. 10 (3).

Other languages

(4) Subject to the provisions of this Act and the regulations, a corporation may have in its articles a special provision permitting it to set out its name in any language and the corporation may be legally designated by that name. R.S.O. 1990, c. B.16, s. 10 (4).

Legibility

(5) Despite subsection (4), a corporation shall set out its name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the corporation and in all documents sent to the Director under this Act. R.S.O. 1990, c. B.16, s. 10 (5).

Unauthorized use of “Limited”, etc.

11. (1) No person, while not incorporated, shall trade or carry on a business or undertaking under a name in which “Limited”, “Incorporated” or “Corporation” or any abbreviation thereof, or any version thereof in another language, is used. R.S.O. 1990, c. B.16, s. 11 (1).

Idem

(2) Where a corporation carries on business or identifies itself to the public by a name or style other than as provided in the articles, that name or style shall not include the word “Limited”, “Incorporated” or “Corporation” or any abbreviation thereof or any version thereof in another language. R.S.O. 1990, c. B.16, s. 11 (2).

Change of name if objectionable

12. (1) If a corporation, through inadvertence or otherwise, has acquired a name contrary to section 9 or 10, the Director may, after giving the corporation an opportunity to be heard, issue a certificate of amendment to the articles changing the name of the corporation to a name specified in the certificate and, upon the issuance of the certificate of amendment, the articles are amended accordingly. R.S.O. 1990, c. B.16, s. 12 (1); 2004, c. 19, s. 3 (2).

Written hearing

(1.1) A hearing referred to in subsection (1) shall be in writing in accordance with the rules made by the Director under the Statutory Powers Procedure Act. 1998, c. 18, Sched. E, s. 20.

Failure to perform undertaking

(2) Where an undertaking to dissolve or change its name is given by a corporation and the undertaking is not carried out within the time specified, the Director may, after giving the corporation an opportunity to be heard, issue a certificate of amendment to the articles changing the name of the corporation to a name specified in the certificate and, upon the issuance of a certificate of amendment, the articles are amended accordingly. R.S.O. 1990, c. B.16, s. 12 (2).

Idem

(3) Where an undertaking to dissolve or change its name is given by a person who is not a corporation and the undertaking is not carried out within the time specified, the Director may, after giving the corporation that acquired the name by virtue of such undertaking an opportunity to be heard, issue a certificate of amendment to the articles changing the name of the corporation to a name specified in the certificate and, upon the issuance of the certificate, the articles are amended accordingly. R.S.O. 1990, c. B.16, s. 12 (3).

Corporate seal

13. A corporation may, but need not, have a corporate seal. R.S.O. 1990, c. B.16, s. 13.

Registered office

14. (1) A corporation shall at all times have a registered office in Ontario at the location specified in its articles, in a resolution made under subsection (3) or in a special resolution made under subsection (4). 1994, c. 27, s. 71 (4); 2000, c. 26, Sched. B, s. 3 (3).

Idem

(2) The head office of every corporation incorporated prior to the 29th day of July, 1983 shall be deemed to be the registered office of the corporation. R.S.O. 1990, c. B.16, s. 14 (2).

Change of location

(3) A corporation may by resolution of its directors change the location of its registered office within a municipality or geographic township. 1994, c. 27, s. 71 (5).

Change of municipality, etc.

(4) A corporation may by special resolution change the municipality or geographic township in which its registered office is located to another place in Ontario. 1994, c. 27, s. 71 (5).

Validity

(5) Failure to file as set out in subsection (3) or (4) does not affect the validity of the resolution. R.S.O. 1990, c. B.16, s. 14 (5).

Corporate powers

15. A corporation has the capacity and the rights, powers and privileges of a natural person. R.S.O. 1990, c. B.16, s. 15.

Capacity to act outside Ontario

16. A corporation has the capacity to carry on its business, conduct its affairs and exercise its powers in any jurisdiction outside Ontario to the extent that the laws of such jurisdiction permit. R.S.O. 1990, c. B.16, s. 16.

Corporate power

17. (1) It is not necessary for a by-law to be passed in order to confer any particular power on the corporation or its directors. R.S.O. 1990, c. B.16, s. 17 (1).

Power limited by articles, etc.

(2) A corporation shall not carry on any business or exercise any power that it is restricted by its articles from carrying on or exercising, nor shall the corporation exercise any of its powers in a manner contrary to its articles. R.S.O. 1990, c. B.16, s. 17 (2).

Acting outside powers

(3) Despite subsection (2) and (2), no act of a corporation including a transfer of property to or subsection 3 by the corporation is invalid by reason only that the act is contrary to its articles, by-laws, a unanimous shareholder agreement or this Act. R.S.O. 1990, c. B.16, s. 17 (3).

Where notice is not deemed

18. No person is affected by or is deemed to have notice or knowledge of the contents of a document concerning a corporation by reason only that the document has been filed with the Director or is available for inspection at an office of the corporation. R.S.O. 1990, c. B.16, s. 18.

Indoor management rule

19. A corporation or a guarantor of an obligation of a corporation may not assert against a person dealing with the corporation or with any person who has acquired rights from the corporation that,

(a) the articles, by-laws or any unanimous shareholder agreement have not been complied with;

(b) the persons named in the most recent notice filed under the Corporations Information Act, or named in the articles, whichever is more current, are not the directors of the corporation;

(c) the location named in the most recent notice filed under subsection 14 (3) or named in the articles, whichever is more current, is not the registered office of the corporation;

(d) a person held out by a corporation as a director, an officer or an agent of the corporation has not been duly appointed or does not have authority to exercise the powers and perform the duties that are customary in the business of the corporation or usual for such director, officer or agent;

(e) a document issued by any director, officer or agent of a corporation with actual or usual authority to issue the document is not valid or not genuine; or

(f) financial assistance referred to in section 20 or a sale, lease or exchange of property referred to in subsection 184 (3) was not authorized, except where the person has or ought to have, by virtue of the person’s position with or relationship to the corporation, knowledge to that effect. R.S.O. 1990, c. B.16, s. 19.

Financial assistance by corporation

20. (1) A corporation may give financial assistance to any person for any purpose by means of a loan, guarantee or otherwise. 2000, c. 26, Sched. B, s. 3 (4).

Disclosure

(2) Subject to subsection (3), a corporation shall disclose to its shareholders all material financial assistance that it gives to,

(a) a shareholder, a beneficial owner of a share, a director, an officer or an employee of the corporation, an affiliate of the corporation, or an associate of any of them; or

(b) a person for the purpose of, or in connection with, the purchase of a share or a security convertible into or exchangeable for a share issued or to be issued by the corporation or an affiliate of the corporation. 2000, c. 26, Sched. B, s. 3 (4).

Exception

(3) A corporation is not required to disclose to its shareholders material financial assistance that it gives,

(a) to a person in the ordinary course of business if the lending of money is part of the corporation’s ordinary business;

(b) to a person on account of expenditures incurred or to be incurred on behalf of the corporation;

(c) to its holding body corporate if the corporation is a wholly owned subsidiary of the holding body corporate;

(d) to a subsidiary body corporate of the corporation; or

(e) to employees of the corporation or any of its affiliates in accordance with a plan for the purchase of shares of the corporation or any of its affiliates. 2000, c. 26, Sched. B, s. 3 (4).

Extent of disclosure

(4) The disclosure that a corporation is required to make under subsection (2) in respect of financial assistance shall include,

(a) a brief description of the financial assistance given, including its nature and extent;

(b) the terms on which the financial assistance was given; and

(c) the amount of the financial assistance initially given and the amount, if any, outstanding. 2000, c. 26, Sched. B, s. 3 (4).

Time of disclosure

(5) A corporation that is not an offering corporation shall make the disclosure by giving a notice to all shareholders no later than 90 days after giving the financial assistance. 2000, c. 26, Sched. B, s. 3 (4).

Same, offering corporations

(6) An offering corporation shall make the disclosure,

(a) in each management information circular that it is required to send to its shareholders in respect of the first annual meeting called and held after it gives the financial assistance and in respect of each annual meeting thereafter so long as the financial assistance remains outstanding; or

(b) in a financial statement that the directors are required to place before the shareholders under subsection 154 (1) at the first annual meeting called and held after it gives the financial assistance and at each annual meeting thereafter so long as the financial assistance remains outstanding. 2000, c. 26, Sched. B, s. 3 (4).

Validity of contract

(7) A contract made by a corporation in contravention of subsection (2), (3), (4), (5) or (6) may be enforced by or against the corporation. 2000, c. 26, Sched. B, s. 3 (4).

Contract prior to corporate existence

21. (1) Except as provided in this section, a person who enters into an oral or written contract in the name of or on behalf of a corporation before it comes into existence is personally bound by the contract and is entitled to the benefits thereof. R.S.O. 1990, c. B.16, s. 21 (1).

Adoption of contract by corporation

(2) A corporation may, within a reasonable time after it comes into existence, by any action or conduct signifying its intention to be bound thereby, adopt an oral or written contract made before it came into existence in its name or on its behalf, and upon such adoption,

(a) the corporation is bound by the contract and is entitled to the benefits thereof as if the corporation had been in existence at the date of the contract and had been a party thereto; and

(b) a person who purported to act in the name of or on behalf of the corporation ceases, except as provided in subsection (3), to be bound by or entitled to the benefits of the contract. R.S.O. 1990, c. B.16, s. 21 (2).

Non-adoption of contract

(3) Except as provided in subsection (4), whether or not an oral or written contract made before the coming into existence of a corporation is adopted by the corporation, a party to the contract may apply to a court for an order fixing obligations under the contract as joint or joint and several or apportioning liability between the corporation and the person who purported to act in the name of or on behalf of the corporation, and, upon such application, the court may make any order it thinks fit. R.S.O. 1990, c. B.16, s. 21 (3).

Exception to subs. (1)

(4) If expressly so provided in the oral or written contract referred to in subsection (1), a person who purported to act in the name of or on behalf of the corporation before it came into existence is not in any event bound by the contract or entitled to the benefits thereof. R.S.O. 1990, c. B.16, s. 21 (4).

PART III

CORPORATE FINANCE

Shares

22. (1) Shares of a corporation shall be in registered form and shall be without nominal or par value. R.S.O. 1990, c. B.16, s. 22 (1).

Idem

(2) Shares with nominal or par value of a corporation incorporated before the 29th day of July, 1983 shall be deemed to be shares without nominal or par value. R.S.O. 1990, c. B.16, s. 22 (2).

Rights of shareholders

(3) Where a corporation has only one class of shares, the rights of the holders thereof are equal in all respects and include the rights,

(a) to vote at all meetings of shareholders; and

(b) to receive the remaining property of the corporation upon dissolution. R.S.O. 1990, c. B.16, s. 22 (3).

Idem

(4) The articles may provide for more than one class of shares and where they so provide,

(a) the rights, privileges, restrictions and conditions attaching to the shares of each class shall be set out therein; and

(b) each of the rights set out in subsection (3) shall be attached to at least one class of shares, but both such rights are not required to be attached to any one class. R.S.O. 1990, c. B.16, s. 22 (4).

Saving provision

(5) Despite subsection (4), the right of the holders of a class of shares to one vote for each share at all meetings of shareholders other than meetings of the holders of another class of shares, or to receive the remaining property of the corporation upon dissolution, need not be set out in the articles. R.S.O. 1990, c. B.16, s. 22 (5).

Shares within a class equal

(6) Except as provided in section 25, each share of a class shall be the same in all respects as every other share of that class. R.S.O. 1990, c. B.16, s. 22 (6).

Issuance of shares

23. (1) Subject to the articles, the by-laws, any unanimous shareholder agreement and section 26, shares may be issued at such time and to such persons and for such consideration as the directors may determine. R.S.O. 1990, c. B.16, s. 23 (1).

Shares non-assessable

(2) Shares issued by a corporation are non-assessable and the holders are not liable to the corporation or to its creditors in respect thereof. R.S.O. 1990, c. B.16, s. 23 (2).

Fully-paid shares

(3) A share shall not be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the corporation would have received if the share had been issued for money. R.S.O. 1990, c. B.16, s. 23 (3).

Value determined by directors

(4) The directors shall, in connection with the issue of any share not issued for money, determine,

(a) the amount of money the corporation would have received if the share had been issued for money; and

(b) either,

(i) the fair value of the property or past service in consideration of which the share is issued, or

(ii) that such property or past service has a fair value that is not less than the amount of money referred to in clause (a). R.S.O. 1990, c. B.16, s. 23 (4).

Idem

(5) In determining the value of property or past service, the directors may take into account reasonable charges and expenses of organization and reorganization and payments for property and past service reasonably expected to benefit the corporation. R.S.O. 1990, c. B.16, s. 23 (5).

Interpretation of property

(6) For the purposes of subsection (3) and of subsection 24 (3), a document evidencing indebtedness of a person to whom shares are to be issued, or of any other person not dealing at arm’s length with such person within the meaning of that term in the Income Tax Act (Canada), does not constitute property. R.S.O. 1990, c. B.16, s. 23 (6).

Separate capital account

24. (1) A corporation shall maintain a separate stated capital account for each class and series of shares it issues. R.S.O. 1990, c. B.16, s. 24 (1).

Idem

(2) A corporation shall add to the appropriate stated capital account in respect of any shares it issues the full amount of the consideration it receives as determined by the directors which, in the case of shares not issued for money, shall be the amount determined by the directors in accordance with clause 23 (4) (a) or, if a determination is made by the directors in accordance with subclause 23 (4) (b) (i), the amount so determined. R.S.O. 1990, c. B.16, s. 24 (2).

Exception to subs. (2)

(3) Despite subsection (2) and subsection 23 (3), where a corporation issues shares,

(a) in exchange for,

(i) property of a person who immediately before the exchange does not deal with the corporation at arm’s length within the meaning of that term in the Income Tax Act (Canada), or

(ii) shares of a body corporate that immediately before the exchange or that, because of the exchange, does not deal with the corporation at arm’s length within the meaning of that term in the Income Tax Act (Canada); or

(b) under an agreement referred to in subsection 175 (1) or an arrangement referred to in clause 182 (1) (c) or (d) or to shareholders of an amalgamating corporation who receive the shares in addition to or instead of securities of the amalgamated corporation, the corporation may, subject to subsection (4), add all or any portion of the consideration it received for the shares to the appropriate stated capital account. R.S.O. 1990, c. B.16, s. 24 (3).

Addition to stated capital account

(4) On the issue of a share, a corporation shall not add to a stated capital account in respect of the share an amount greater than the amount referred to in subsection (2). R.S.O. 1990, c. B.16, s. 24 (4).

Stated capital at time of coming into force or continuance

(5) Despite subsection (2), on the 29th day of July, 1983 or at such time thereafter as a corporation has been continued under this Act, as the case may be, the amount in the stated capital account maintained by a corporation in respect of each class or series of shares then issued shall be equal to the aggregate amount paid up on the shares of each such class or series of shares immediately prior thereto, and, after such time, a corporation may, upon complying with subsection (6), add to the stated capital account maintained by it in respect of any class or series of shares any amount it has credited to a retained earnings or other surplus account. R.S.O. 1990, c. B.16, s. 24 (5).

Additions to stated capital account

(6) Where a corporation proposes to add any amount to a stated capital account that it maintains in respect of a (2), the addition class or series of shares otherwise than under subsection 38 to the stated capital account must be approved by special resolution if,

(a) the amount to be added,

(i) was not received by the corporation as consideration for the issue of shares, or

(ii) was received by the corporation as consideration for the issue of shares but does not form part of the stated capital attributable to such shares; and

(b) the corporation has outstanding shares of more than one class or series. R.S.O. 1990, c. B.16, s. 24 (6).

Idem

(7) Where a class or series of shares of a corporation would be affected by the addition of an amount to any stated capital account under subsection (6) in a manner different from the manner in which any other class or series of shares of the corporation would be affected by such action, the holders of the differently affected class or series of shares are entitled to vote separately as a class or series, as the case may be, on the proposal to take the action, whether or not such shares otherwise carry the right to vote. R.S.O. 1990, c. B.16, s. 24 (7).

Expressed in one or more currencies

(8) Stated capital accounts of a corporation may be expressed in one or more currencies. R.S.O. 1990, c. B.16, s. 24 (8).

Reduction in stated capital

(9) A corporation shall not reduce its stated capital or any stated capital account except in the manner provided in this Act. R.S.O. 1990, c. B.16, s. 24 (9).

Non-application of Act

(10) The provisions of this Act relating to stated capital do not apply to an open-end mutual fund. R.S.O. 1990, c. B.16, s. 24 (10).

Definition

(11) For the purposes of this section,

“open-end mutual fund” means an offering corporation that carries on only the business of investing the consideration it receives for the shares it issues, and all or substantially all the shares of which are redeemable upon the demand of the holders of such shares. R.S.O. 1990, c. B.16, s. 24 (11).

Special shares in series

25. (1) The articles, subject to the limitations set out in them,

(a) may authorize the issue of any class of shares in one or more series and may fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series; and

(b) may, where the articles authorize the issue of any class of shares in one or more series, authorize the directors to fix the number of shares in, and to determine the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. R.S.O. 1990, c. B.16, s. 25 (1).

Proportionate abatement

(2) If any amount,

(a) of cumulative dividends, whether or not declared, or declared non-cumulative dividends; or

(b) payable on return of capital in the event of the liquidation, dissolution or winding up of a corporation,

in respect of shares of a series is not paid in full, the shares of the series shall participate rateably with the shares of all other series of the same class in respect of,

(c) all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends; or

(d) all amounts payable on return of capital in the event of the liquidation, dissolution or winding up of the corporation,

as the case may be. R.S.O. 1990, c. B.16, s. 25 (2).

No priority of shares of same class

(3) No rights, privileges, restrictions or conditions attached to a series of shares authorized under this section shall confer upon the shares of a series a priority in respect of,

(a) dividends; or

(b) return of capital in the event of the liquidation, dissolution or winding up of the corporation,

over the shares of any other series of the same class. R.S.O. 1990, c. B.16, s. 25 (3).

Articles designating special shares

(4) Where, in respect of a series of shares, the directors exercise the authority conferred on them, before the issue of shares of such series, the directors shall send to the Director articles of amendment in the prescribed form designating such series. R.S.O. 1990, c. B.16, s. 25 (4).

Certificate re special shares

(5) On receipt of articles of amendment designating a series of shares under subsection (4), the Director shall endorse thereon, in accordance with section 273, a certificate which shall constitute the certificate of amendment. R.S.O. 1990, c. B.16, s. 25 (5).

Pre-emptive rights

26. If it is so provided in the articles or a unanimous shareholder agreement, no shares of a class or series shall be issued unless the shares have first been offered to the shareholders of the corporation holding shares of that class or series or of another class or series on such terms as are provided in the articles or unanimous shareholder agreement. R.S.O. 1990, c. B.16, s. 26.

Conversion privileges, etc.

27. (1) A corporation may issue warrants as evidence of conversion privileges or options or rights to acquire securities of the corporation, and shall set out the conditions thereof,

(a) in certificates evidencing the securities to which the conversion privileges, options or rights are attached; or

(b) in separate certificates or other documents. R.S.O. 1990, c. B.16, s. 27 (1).

Idem

(2) Conversion privileges and options or rights to purchase securities of a corporation may be made transferable or non-transferable, and options or rights to purchase may be made separable or inseparable from any securities to which they are attached. R.S.O. 1990, c. B.16, s. 27 (2).

Corporation to maintain sufficient reserve

(3) Where a corporation has granted privileges to convert any securities, other than shares issued by the corporation, into shares of the corporation or has issued or granted options or rights to acquire shares of the corporation and where the articles limit the number of authorized shares, the corporation shall reserve and continue to reserve sufficient authorized shares to meet the exercise of such conversion privileges, options and rights. R.S.O. 1990, c. B.16, s. 27 (3).

Subsidiaries not to hold shares of holding bodies corporate

28. (1) Except as provided in subsection (2) and sections 29 to 32, a corporation,

(a) shall not hold shares in itself or in its holding body corporate; and

(b) shall not permit any of its subsidiary bodies corporate to hold shares of the corporation. R.S.O. 1990, c. B.16, s. 28 (1).

Disposal of shares

(2) A corporation shall cause a subsidiary body corporate of the corporation that holds shares of the corporation to sell or otherwise dispose of those shares within five years from the date the body corporate became a subsidiary of the corporation. R.S.O.1990, c. B.16, s. 28 (2).

Exception to s. 28

29. (1) A corporation may in the capacity of a legal representative hold shares in itself or in its holding body corporate unless it or the holding body corporate or a subsidiary of either of them has a beneficial interest in the shares. R.S.O. 1990, c. B.16, s. 29 (1).

Idem

(2) A corporation may permit a subsidiary body corporate to hold shares of the corporation in the capacity of a legal representative unless the corporation or the subsidiary body corporate or a subsidiary of either of them has a beneficial interest in the shares. R.S.O. 1990, c. B.16, s. 29 (2).

Idem

(3) A corporation may hold shares in itself or in its holding body corporate by way of security for the purposes of a transaction entered into by it in the ordinary course of a business that includes the lending of money. R.S.O. 1990, c. B.16, s. 29 (3).

Exception relating to Canadian ownership

(4) A corporation may, for the purpose of assisting the corporation or any of its affiliates or associates to qualify under any prescribed Act of Canada or a province or ordinance of a territory to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control, hold shares in itself that,

(a) are not restricted for the purpose of assisting the corporation or any of its affiliates or associates to so qualify; or

(b) are shares into which shares held under clause (a) were converted by the corporation that are restricted for the purpose of assisting the corporation to so qualify and that were not previously held by the corporation. R.S.O. 1990, c. B.16, s. 29 (4).

Prohibited transfers

(5) A corporation shall not transfer shares held under subsection (4) to any person unless the corporation is satisfied, on reasonable grounds, that the ownership of the shares as a result of the transfer would assist the corporation or any of its affiliates or associates to achieve the purpose set out in subsection (4). R.S.O. 1990, c. B.16, s. 29 (5).

Where shares are transferred

(6) Where shares held under subsection (4) are transferred by a corporation, subsections 23 (1), (3), (4), (5) and (6), clause 127 (3) (c) and subsection 130 (1) apply, with such modifications as the circumstances require, in respect of the transfer as if the transfer were an issue. R.S.O. 1990, c. B.16, s. 29 (6).

Transfer not void

(7) No transfer of shares by a corporation shall be void or voidable solely because the transfer is in contravention of subsection (5). R.S.O. 1990, c. B.16, s. 29 (7).

Corporation holding shares in itself

(8) A corporation holding shares in itself or in its holding body corporate or a subsidiary body corporate of a corporation holding shares of the corporation shall not vote or permit those shares to be voted unless the corporation or subsidiary body corporate, as the case may be,

(a) holds the shares in the capacity of a legal representative; and

(b) has complied with section 49 of the Securities Act where that section is applicable. R.S.O. 1990, c. B.16, s. 29 (8).

Purchase of issued shares permitted

30. (1) Subject to subsection (2) and to its articles, a corporation may purchase or otherwise acquire any of its issued shares or warrants. R.S.O. 1990, c. B.16, s. 30 (1).

Where prohibited

(2) A corporation shall not make any payment to purchase or otherwise acquire shares issued by it if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) after the payment, the realizable value of the corporation’s assets would be less than the aggregate of,

(i) its liabilities, and

(ii) its stated capital of all classes. R.S.O. 1990, c. B.16, s. 30 (2).

Where s. 30 (2) does not apply

31. (1) Despite subsection 30 (2) but subject to subsection (3) of this section and to its articles, a corporation may purchase or otherwise acquire shares issued by it to,

(a) settle or compromise a debt or claim asserted by or against the corporation;

(b) eliminate fractional shares; or

(c) fulfil the terms of a non-assignable agreement under which the corporation has an option or is obliged to purchase shares owned by a current or former director, officer or employee of the corporation. R.S.O. 1990, c. B.16, s. 31 (1).

Idem

(2) Despite subsection 30 (2), a corporation may purchase or otherwise acquire shares issued by it to,

(a) satisfy the claim of a shareholder who dissents under section 185; or

(b) comply with an order under section 248. R.S.O. 1990, c. B.16, s. 31 (2).

Restriction on payment

(3) A corporation shall not make any payment to purchase or acquire under subsection (1) shares issued by it if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) after the payment, the realizable value of the corporation’s assets would be less than the aggregate of,

(i) its liabilities, and

(ii) the amount that would be required to pay the holders of shares who have a right to be paid, on a redemption or in a liquidation, prior to the holders of the shares to be purchased or acquired. R.S.O. 1990, c. B.16, s. 31 (3).

Redemption of shares

32. (1) Despite subsection 30 (2) and subsection 31 (3), but subject to subsection (2) and to its articles, a corporation may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles. R.S.O. 1990, c. B.16, s. 32 (1).

Restriction on redemption

(2) A corporation shall not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) after the payment, the realizable value of the corporation’s assets would be less than the aggregate of,

(i) its liabilities, and

(ii) the amount that would be required to pay the holders of shares who have a right to be paid, on a redemption or in a liquidation, rateably with or prior to the holders of the shares to be purchased or redeemed. R.S.O. 1990, c. B.16, s. 32 (2).

Donation of share

33. A corporation may accept from any shareholder a share of the corporation surrendered to it as a gift, but may not extinguish or reduce a liability in respect of an amount unpaid on any such share except in accordance with section 34. R.S.O. 1990, c. B.16, s. 33.

Reduction of liability re unpaid share: stated capital

34. (1) Subject to subsection (4), a corporation may by special resolution,

(a) extinguish or reduce a liability in respect of an amount unpaid on any share; or

(b) reduce its stated capital for any purpose including, without limiting the generality of the foregoing, for the purpose of,

(i) distributing to the holders of issued shares of any class or series of shares an amount not exceeding the stated capital of the class or series, or

(ii) declaring its stated capital to be reduced by,

(A) an amount that is not represented by realizable assets, or

(B) an amount otherwise determined in respect of which no amount is to be distributed to holders of issued shares of the corporation. R.S.O. 1990, c. B.16, s. 34 (1).

Right to vote where reduction under subs. (1)

(2) Where a class or series of shares of a corporation would be affected by a reduction of stated capital under clause (1) (b) in a manner different from the manner in which any other class or series of shares of the corporation would be affected by such action, the holders of the differently affected class or series of shares are entitled to vote separately as a class or series, as the case may be, on the proposal to take the action, whether or not the shares otherwise carry the right to vote. R.S.O. 1990, c. B.16, s. 34 (2).

Account to be reduced specified

(3) A special resolution under this section shall specify the stated capital account or accounts from which the reduction of stated capital effected by the special resolution will be made. R.S.O. 1990, c. B.16, s. 34 (3).

Restriction on reduction

(4) A corporation shall not take any action to extinguish or reduce a liability in respect of an amount unpaid on a share or to reduce its stated capital for any purpose other than the purpose (A) if there are reasonable grounds for (ii) (b) mentioned in sub-subclause (1) believing that,

(a) the corporation is or, after the taking of such action, would be unable to pay its liabilities as they become due; or

(b) after the taking of such action, the realizable value of the corporation’s assets would be less than the aggregate of its liabilities. R.S.O. 1990, c. B.16, s. 34 (4).

Application for order where improper reduction

(5) A creditor of a corporation is entitled to apply to the court for an order compelling a shareholder or other recipient,

(a) to pay to the corporation an amount equal to any liability of the shareholder that was extinguished or reduced contrary to this section; or

(b) to pay or deliver to the corporation any money or property that was paid or distributed to the shareholder or other recipient as a consequence of a reduction of capital made contrary to this section. R.S.O. 1990, c. B.16, s. 34 (5).

(6) Repealed: 2002, c. 24, Sched. B, s. 25.

Class action

(7) Where it appears that there are numerous shareholders who may be liable under this section, the court may permit an action to be brought against one or more of them as representatives of the class and, if the plaintiff establishes a claim as creditor, may make an order of reference and add as parties in the referee’s office all such shareholders as may be found, and the referee shall determine the amount that each should contribute towards the plaintiff’s claim, which amount may not, in the case of any particular shareholder, exceed the amount referred to in subsection (5), and the referee may direct payment of the sums so determined. R.S.O. 1990, c. B.16, s. 34 (7).

Shareholder holding shares in fiduciary capacity

(8) No person holding shares in the capacity of a personal representative and registered on the records of the corporation as a shareholder and therein described as the personal representative of a named person is personally liable under this section, but the person named is subject to all liabilities imposed by this section. R.S.O. 1990, c. B.16, s. 34 (8).

s. 130 does not apply

(9) This section does not affect any liability that arises under section 130. R.S.O. 1990, c. B.16, s. 34 (9).

Amount deducted from account upon purchase, etc., of shares

35. (1) Upon a purchase, redemption or other acquisition by a corporation under section 30, 31, 32, 40 or 185 or clause 248 (3) (f) of shares or fractions thereof issued by it, the corporation shall deduct from the stated capital account maintained for the class or series of shares of which the shares purchased, redeemed or otherwise acquired form a part, an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series or fractions thereof purchased, redeemed or otherwise acquired, divided by the number of issued shares of that class or series immediately before the purchase, redemption or other acquisition. R.S.O. 1990, c. B.16, s. 35 (1).

Idem

(2) A corporation shall deduct the amount of a payment made by the corporation to a shareholder under clause 248 (3) (g) from the stated capital account maintained for the class or series of shares in respect of which the payment was made. R.S.O. 1990, c. B.16, s. 35 (2).

Adjustment in stated capital account

(3) A corporation shall adjust its stated capital account or accounts in accordance with any special resolution referred to in subsection 34 (3). R.S.O. 1990, c. B.16, s. 35 (3).

Idem

(4) Upon a change under section 168, 186 or 248 of issued shares of a corporation, or upon a conversion of such shares pursuant to their terms, into shares of another class or series, the corporation shall,

(a) deduct from the stated capital account maintained for the class or series of shares changed or converted an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series changed or converted, and dividing by the number of issued shares of that class or series immediately before the change or conversion; and

(b) add the result obtained under clause (a) and any additional consideration received pursuant to the change or conversion to the stated capital account maintained or to be maintained for the class or series of shares into which the shares have been changed or converted. R.S.O. 1990, c. B.16, s. 35 (4).

Idem

(5) For the purpose of subsection (4) and subject to its articles, where a corporation issues two classes or series of shares and there is attached to each class or series a right to convert a share of the one class or series into a share of the other class or series, the amount of stated capital attributable to a share in either class or series is the amount obtained when the sum of the stated capital of both classes or series of shares is divided by the number of issued shares of both classes or series of shares immediately before the conversion. R.S.O. 1990, c. B.16, s. 35 (5).

Status of shares purchased, etc.

(6) Shares of any class or series or fractional shares issued by a corporation and purchased, redeemed or otherwise acquired by it shall be cancelled or, if the articles limit the number of authorized shares of the class or series, may be restored to the status of authorized but unissued shares of the class. R.S.O. 1990, c. B.16, s. 35 (6).

Interpretation

(7) For the purposes of this section,

(a) a corporation holding shares in itself as permitted by subsections 29 (1) and (2) shall be deemed not to have purchased, redeemed or otherwise acquired the shares; and

(b) a corporation holding shares in itself under clause 29 (4) (a) shall be deemed not to have purchased, redeemed or otherwise acquired the shares at the time they were acquired, but,

(i) any of those shares that are held by the corporation at the expiration of two years, and

(ii) any shares into which any of those shares were converted by the corporation and held under clause 29 (4) (b) that are held by the corporation at the expiration of two years after the shares from which they were converted were acquired, shall be deemed to have been acquired at the expiration of the two years. R.S.O. 1990, c. B.16, s. 35 (7).

Conversion of shares

(8) Where shares of a class or series are changed under section 168, 186 or 248, or converted pursuant to their terms, into the same or another number of shares of another class or series, such shares become the same in all respects as the shares of the class or series respectively into which they are changed or converted and, if the articles limit the number of shares of either of such classes or series, the number of authorized shares of such class or series is changed and the articles are amended accordingly. R.S.O. 1990, c. B.16, s. 35 (8).

Contract with corporation re purchase of its shares

36. (1) A contract with a corporation providing for the purchase of shares of the corporation by the corporation is specifically enforceable against the corporation except to the extent that the corporation cannot perform the contract without thereby being in breach of section 30 or 31. R.S.O. 1990, c. B.16, s. 36 (1).

Idem

(2) In any action brought on a contract referred to in subsection (1), the corporation has the burden of proving that performance thereof is prevented by section 30 or 31. R.S.O. 1990, c. B.16, s. 36 (2).

Idem

(3) Until the corporation has fully performed a contract referred to in subsection (1), the other party to the contract retains the status of a claimant entitled to be paid as soon as the corporation is lawfully able to do so or in a liquidation to be ranked subordinate to the rights of creditors but in priority to the other shareholders. R.S.O. 1990, c. B.16, s. 36 (3).

Commission on sale of shares

37. The directors may authorize the corporation to pay a reasonable commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of the corporation from the corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares. R.S.O. 1990, c. B.16, s. 37.

Declaration of dividends

38. (1) Subject to its articles and any unanimous shareholder agreement, the directors may declare and a corporation may pay a dividend by issuing fully paid shares of the corporation or options or rights to acquire fully paid shares of the corporation and, subject to subsection (3), a corporation may pay a dividend in money or property. R.S.O. 1990, c. B.16, s. 38 (1).

Stock dividend

(2) If shares of a corporation are issued in payment of a dividend, the corporation shall add to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend the declared amount of the dividend stated as an amount of money. R.S.O. 1990, c. B.16, s. 38 (2).

When dividend not to be declared

(3) The directors shall not declare and the corporation shall not pay a dividend if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of,

(i) its liabilities, and

(ii) its stated capital of all classes. R.S.O. 1990, c. B.16, s. 38 (3).

Corporations with wasting assets

39. (1) Despite anything in this Act, a corporation,

(a) that for the time being carries on as its principal business the business of operating a producing mining, gas or oil property owned and controlled by it;

(b) that has at least 75 per cent of its assets being of a wasting character; or

(c) that is incorporated for the purpose of acquiring the assets or a substantial part of the assets of a body corporate and administering such assets for the purpose of converting them into cash and distributing the cash among the shareholders of the corporation, may declare and pay dividends out of the funds derived from the operations of the corporation. R.S.O. 1990, c. B.16, s. 39 (1).

Extent of impairment of capital

(2) The powers conferred by subsection (1) may be exercised even though the value of the net assets of the corporation may be thereby reduced to less than its stated capital of all classes if the payment of the dividends does not reduce the value of its remaining assets to an amount insufficient to meet all the liabilities of the corporation, exclusive of its stated capital of all classes. R.S.O. 1990, c. B.16, s. 39 (2).

Special resolution

(3) The powers conferred by subsection (1) may be exercised only under the authority of a special resolution. R.S.O. 1990, c. B.16, s. 39 (3).

Lien on share

40. (1) Subject to subsection 56 (3), the articles or by-laws may provide that the corporation has a lien on a share registered in the name of a shareholder or the shareholder’s legal representative for a debt of that shareholder to the corporation. R.S.O. 1990, c. B.16, s. 40 (1).

Where subs. (1) does not apply

(2) Subsection (1) does not apply to a corporation that has shares listed on a stock exchange recognized by the Commission. R.S.O. 1990, c. B.16, s. 40 (2).

Enforcement of lien

(3) A corporation may enforce a lien referred to in subsection (1) in accordance with its articles or by-laws. R.S.O. 1990, c. B.16, s. 40 (3).

Shares personal property

41. The shares of a corporation are personal property. R.S.O. 1990, c. B.16, s. 41.

Restrictions on transfer, etc.

42. (1) A corporation shall not impose restrictions on the transfer or ownership of shares of any class or series except such restrictions as are authorized by its articles. R.S.O. 1990, c. B.16, s. 42 (1); 1994, c. 27, s. 71 (6).

No public offer if transfer, etc., restricted — exceptions

(2) A corporation that has imposed restrictions on the transfer or ownership of its shares of any class or series shall not offer any of its shares to the public unless the restrictions are necessary,

(a) by or under any Act of Canada or Ontario as a condition to the obtaining, holding or renewal of authority to engage in any activity necessary to its undertaking;

(b) for the purpose of achieving or preserving its status as a Canadian body corporate for the purpose of any Act of Canada or Ontario;

(c) to limit to a specified level the ownership of its shares by any prescribed class of person for the purpose of assisting the corporation or any of its affiliates or associates to qualify under the Securities Act or similar legislation of a province or territory to obtain, hold or renew registration, or to qualify for membership in a stock exchange in Ontario recognized as such by the Commission; or

(d) to attain or to maintain a specified level of Canadian ownership or control for the purpose of assisting the corporation or any of its affiliates or associates to qualify to receive licences, permits, grants, payments or other benefits under any prescribed Act of Canada or a province or ordinance of a territory. R.S.O. 1990, c. B.16, s. 42 (2); 1994, c. 27, s. 71 (6).

Application of subs. (2) (c, d)

(3) Nothing in clause (2) (c) or (d) authorizes a corporation to impose restrictions on the transfer or ownership of shares of any class or series of which any shares are outstanding unless,

(a) in the case of restrictions in respect of a class, the shares of the class; or

(b) in the case of restrictions in respect of a series, the shares of the series,

are already subject to restrictions for the purpose (c) or (d). R.S.O. 1990, c. B.16, s. 42 (3); 1994, described in clause (2) c. 27, s. 71 (6).

Idem

(4) A corporation may,

(a) limit the number of its shares that may be owned; or

(b) prohibit the ownership of its shares,

by any person whose ownership would adversely affect the ability of the corporation or any of its affiliates or associates to attain or maintain a level of Canadian ownership or control specified in its articles that equals or exceeds a specified level referred to in clause (2) (d). R.S.O. 1990, c. B.16, s. 42 (4).

Bearer debt obligations

43. Nothing in this Act prohibits the issue of debt obligations in bearer form. R.S.O. 1990, c. B.16, s. 43.

Irredeemable debt obligation

44. (1) A condition contained in a debt obligation or in an instrument for securing a debt obligation is not invalid by reason only that the debt obligation is thereby made irredeemable or redeemable only on the happening of a contingency, however remote, or on the expiration of a period, however long. R.S.O. 1990, c. B.16, s. 44 (1).

Debt obligations

(2) Debt obligations issued, pledged, hypothecated or deposited by a corporation are not redeemed by reason only that the indebtedness evidenced by the debt obligations or in respect of which the debt obligations are issued, pledged, hypothecated or deposited is repaid. R.S.O. 1990, c. B.16, s. 44 (2).

Idem

(3) Debt obligations issued by a corporation and purchased, redeemed or otherwise acquired by it may be cancelled or, subject to any applicable trust indenture or other agreement, may be reissued, pledged or hypothecated to secure any obligation of the corporation then existing or thereafter incurred, and any such acquisition and reissue, pledge or hypothecation is not a cancellation of the debt obligations. R.S.O. 1990, c. B.16, s. 44 (3).

PART IV

SALE OF RESTRICTED SHARES

Restricted shares held in contravention — sale by corporation

45. (1) A corporation that has restrictions on the issue, transfer or ownership of its shares of any class or series in order to assist the corporation or any of its affiliates or associates to qualify,

(a) under the Securities Act or similar legislation of a province or territory, to obtain, hold or renew registration; or

(b) for membership in a stock exchange in Ontario recognized as such by the Commission,

by reason of limiting to a specified level the ownership of its shares by any prescribed class of person or,

(c) under any prescribed Act of Canada or a province or ordinance of a territory, to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control, may, for a purpose set out in clause (a), (b) or (c) or, in the case of a corporation under clause (c), for the purpose of attaining or maintaining a level of Canadian ownership or control specified in its articles, under such conditions and after giving such notice as may be prescribed, sell, as if it were the owner thereof, any of the restricted shares that are owned, or that the directors determine in such manner as may be prescribed may be owned, contrary to the restrictions. R.S.O. 1990, c. B.16, s. 45 (1).

Obligations of directors in sale

(2) Where shares are to be sold by a corporation under subsection (1), the directors of the corporation shall select the shares for sale in good faith and in a manner that is not unfairly prejudicial to, and does not unfairly disregard the interests of, the holders of the shares in the restricted class or series taken as a whole. R.S.O. 1990, c. B.16, s. 45 (2).

Effect of sale

(3) Where shares are sold by a corporation under subsection (1), the owner of the shares immediately prior to the sale shall, by that sale, be divested of the owner’s interest in the shares, and the person who, but for the sale, would be the registered holder of the shares or a person who satisfies the corporation that, but for the sale, such person could properly be treated as the registered holder of the shares under section 67 shall, from the time of the sale, be entitled to receive only the net proceeds of the sale, together with any income earned thereon from the beginning of the month next following the date of the receipt by the corporation of the proceeds of the sale, less any taxes thereon and any costs of administration of a trust fund constituted under subsection (5) in relation thereto. R.S.O. 1990, c. B.16, s. 45 (3).

s. 67 (4-6) apply

(4) Subsections 67 (4), (5) and (6) apply in respect of the person who is entitled under subsection (3) to receive the proceeds of a sale of shares under subsection (1) as if the proceeds were a security and the person were a registered holder of the security. R.S.O. 1990, c. B.16, s. 45 (4).

Proceeds of sale to be trust fund

(5) The proceeds of a sale by a corporation under subsection (1) constitute a trust fund in the hands of the corporation for the benefit of the person entitled under subsection (3) to receive the proceeds of the sale, and any such trust fund may be commingled by the corporation with other such trust funds and shall be invested in such manner as may be prescribed. R.S.O. 1990, c. B.16, s. 45 (5).

Cost of administration

(6) Reasonable costs of administration of a trust fund referred to in subsection (5) may be deducted from the trust fund and any income earned thereon. R.S.O. 1990, c. B.16, s. 45 (6).

Appointment of trust corporation

(7) Subject to this section, a corporation may transfer any trust fund referred to in subsection (5) and the administration thereof, to a trust corporation in Canada registered as such under the laws of Canada, a province or a territory, and the corporation is thereupon discharged of all further liability in respect of the trust fund. R.S.O. 1990, c. B.16, s. 45 (7).

Discharge of corporation and trust corporation

(8) A receipt signed by a person entitled under subsection (3) to receive the proceeds of a sale that constitute a trust fund under subsection (5) shall be a complete discharge of the corporation and of any trust corporation to which a trust fund is transferred under subsection (7), in respect of the trust fund and income earned thereon paid to the person. R.S.O. 1990, c. B.16, s. 45 (8).

Forfeit to Crown

(9) A trust fund described in subsection (5) together with any income earned thereon, less any taxes thereon and costs of administration, that has not been claimed, by a person entitled under subsection (3) to receive the proceeds of a sale that constitute the trust fund for a period of ten years after the date of the sale is forfeited to the Crown. R.S.O. 1990, c. B.16, s. 45 (9).

PART V

INDENTURE TRUSTEES

Trust indentures

46. (1) In this Part,

“event of default” means an event specified in a trust indenture on the occurrence of which,

(a) a security interest constituted by the trust indenture becomes enforceable, or

(b) the principal, interest and other money payable thereunder become or may be declared to be payable before the date of maturity,

but the event is not an event of default until all conditions prescribed by the trust indenture in connection with such event for the giving of notice or the lapse of time or otherwise have been satisfied; (“cas de défaut”)

“trust indenture” means any deed, indenture or other instrument, including any supplement or amendment thereto, made by a body corporate under which the body corporate issues or guarantees debt obligations and in which a person is appointed as trustee for the holders of the debt obligations issued or guaranteed thereunder; (“acte de fiducie”)

“trustee” means any person appointed as trustee under the terms of a trust indenture to which a body corporate is a party and includes any successor trustee, whether or not the person is a trust corporation authorized to carry on business in Ontario. (“fiduciaire”) R.S.O. 1990, c. B.16, s. 46 (1).

Application of this Part

(2) This Part applies to a trust indenture, whether entered into before or after the 29 th day of July, 1983, if, in respect of any debt obligations outstanding or guaranteed thereunder or to be issued or guaranteed thereunder, a prospectus or securities exchange issuer or take-over bid circular has been filed under the Securities Act or any predecessor thereof or in respect of which a prospectus has been filed under The Corporations Information Act, being chapter 72 of the Revised Statutes of Ontario, 1960, or any predecessor thereof. R.S.O. 1990, c. B.16, s. 46 (2).

Resident trustee

(3) The person appointed as trustee under a trust indenture, or at least one of such persons if more than one is so appointed, shall be resident or authorized to do business in Ontario. R.S.O. 1990, c. B.16, s. 46 (3).

Exemption by Commission

(4) Where, upon the application of a body corporate incorporated otherwise than under the laws of Canada, a province or a territory, the Commission is satisfied that to do so would not be prejudicial to the public interest, the Commission may exempt, subject to such terms and conditions as the Commission may impose, a trust indenture from this Part. R.S.O. 1990, c. B.16, s. 46 (4).

Duty of trustee

47. (1) A trustee in exercising the trustee’s powers and discharging the trustee’s duties shall,

(a) act honestly and in good faith with a view to the best interests of the holders of the debt obligations issued under the trust indenture; and

(b) exercise the care, diligence and skill of a reasonably prudent trustee. R.S.O. 1990, c. B.16, s. 47 (1).

Exculpatory clauses

(2) No term of a trust indenture or of any agreement between a trustee and the holders of debt obligations issued thereunder or between the trustee and the issuer or guarantor shall operate so as to relieve a trustee from the duties imposed upon the trustee in subsection (1). R.S.O. 1990, c. B.16, s. 47 (2).

Conflict of interest

48. (1) No person shall be appointed as trustee if there is a material conflict of interest between the person’s role as trustee and the person’s role in any other capacity. R.S.O. 1990, c. B.16, s. 48 (1).

Idem

(2) A trustee shall, within ninety days after becoming aware that a material conflict of interest exists,

(a) eliminate such conflict of interest; or

(b) resign from office. R.S.O. 1990, c. B.16, s. 48 (2).

Validity not affected

(3) If, despite this section, a trustee has a material conflict of interest, the validity and enforceability of the trust indenture under which the trustee has been appointed, of the security interest constituted by or under such trust indenture and of the securities issued under such trust indenture are not affected in any manner whatsoever by reason only of the existence of such material conflict of interest. R.S.O. 1990, c. B.16, s. 48 (3).

Replacing trustee

(4) If a trustee contravenes subsection (1) or (2), any interested person may apply to the court for an order that the trustee be replaced, and the court may make an order on such terms as it thinks fit. R.S.O. 1990, c. B.16, s. 48 (4).

Evidence of compliance

49. (1) An issuer or a guarantor of debt obligations issued or to be issued under a trust indenture, before doing any act referred to in clause (a), (b), (c) or (d), shall furnish the trustee with evidence of compliance with the conditions in the trust indenture relating to,

(a) the issue, certification and delivery of debt obligations under the trust indenture;

(b) the release or release and substitution of property subject to a security interest constituted by the trust indenture;

(c) the satisfaction and discharge of the trust indenture; or

(d) the taking of any other action to be taken by the trustee at the request of or on the application of the issuer or guarantor. R.S.O. 1990, c. B.16, s. 49 (1).

Idem

(2) Evidence of compliance as required by subsection (1) shall consist in each case of,

(a) a statutory declaration or certificate made by a director or an officer of the issuer or guarantor stating that the conditions referred to in that section have been complied with in accordance with the terms of the trust indenture; and

(b) where the trust indenture requires compliance with conditions that are subject to review,

(i) by legal counsel, an opinion, and

(ii) by an auditor or accountant, an opinion or report of the auditor of the issuer or guarantor, or any accountant licensed under the Public Accounting Act, 2004 or comparable legislation of the jurisdiction in which the accountant practises, based on the examinations or enquiries required to be made under the trust indenture, in each case approved by the trustee, that the conditions have been complied with in accordance with the terms of the trust indenture. R.S.O. 1990, c. B.16, s. 49 (2); 2004, c. 8, s. 46.

Idem

(3) The evidence of compliance referred to in subsection (2) shall include a statement by the person giving the evidence,

(a) declaring that the person has read and understands the conditions of the trust indenture described in subsection (1);

(b) describing the nature and scope of the examination or investigation upon which the person based the statutory declaration, certificate, opinion or report; and

(c) declaring that the person has made such examination or investigation as the person believes necessary to enable the person to make the statements or give the opinions contained or expressed therein. R.S.O. 1990, c. B.16, s. 49 (3).

Certificate of issuer or guarantor

(4) At least once in each twelve-month period beginning on the date debt obligations are first issued under the trust indenture and at any other reasonable time upon the demand of a trustee, the issuer or guarantor of debt obligations issued under a trust indenture shall furnish the trustee with a certificate that the issuer or guarantor has complied with all requirements contained in the trust indenture that, if not complied with, would, with the giving of notice, lapse of time or otherwise, constitute an event of default, or, if there has been failure to so comply, giving particulars thereof. R.S.O. 1990, c. B.16, s. 49 (4).

Evidence of compliance

(5) Upon the demand of a trustee, the issuer or guarantor of debt obligations issued under a trust indenture shall furnish the trustee with evidence in such form as the trustee may require as to compliance with any condition therein relating to any action required or permitted to be taken by the issuer or guarantor under the trust indenture or as a result of any obligation imposed by the trust indenture. R.S.O. 1990, c. B.16, s. 49 (5).

Reliance on opinions

(6) A trustee is not in (1) if the trustee relies in good faith upon contravention of subsection 47 statements contained in a statutory declaration, certificate, opinion or report that complies with this Act or the trust indenture. R.S.O. 1990, c. B.16, s. 49 (6).

Trustee not to be receiver

50. A trustee under a trust indenture and any related person to the trustee shall not be appointed a receiver or receiver and manager or liquidator of the assets or undertaking of the issuer or guarantor of the debt obligations under the trust indenture. R.S.O. 1990, c. B.16, s. 50.

Notice of events of default

51. (1) The trustee shall be required to give to the holders of debt obligations issued under the trust indenture, within a reasonable time but not exceeding thirty days after the trustee becomes aware of the occurrence thereof, notice of every event of default arising under the trust indenture unless the trustee in good faith determines that the withholding of the notice is in the best interests of the holders of the debt obligations and so advises the issuer or guarantor in writing. R.S.O. 1990, c. B.16, s. 51 (1).

Idem

(2) Where notice of the occurrence of an event of default under a trust indenture is given under subsection (1) and the default is thereafter cured, notice that the default is no longer continuing shall be given by the trustee to the holders of the debt obligations within a reasonable time, but not exceeding thirty days, after the trustee becomes aware that the default has been cured. R.S.O. 1990, c. B.16, s. 51 (2).

Where list of debt obligation holders to be furnished

52. (1) Any person, upon payment to a trustee of a reasonable fee therefor, may require the trustee to furnish, within ten days after delivering to the trustee the statutory declaration referred to in subsection (3), a list setting out,

(a) the names and addresses of the registered holders of the outstanding debt obligations;

(b) the principal amount of outstanding debt obligations owned by each such holder; and

(c) the aggregate principal amount of debt obligations outstanding,

as shown on the records maintained by the trustee on the day that the statutory declaration is delivered to the trustee. R.S.O. 1990, c. B.16, s. 52 (1).

Information to be furnished to trustee

(2) Upon the demand of a trustee, the issuer of debt obligations shall furnish the trustee with the information required to enable the trustee to comply with subsection (1). R.S.O. 1990, c. B.16, s. 52 (2).

Statutory declaration

(3) The statutory declaration required under subsection (1) shall state,

(a) the name and address of the person requiring the trustee to furnish the list and, if the person is a body corporate, the address for service thereof; and

(b) that the list will not be used except as permitted under subsection (5). R.S.O. 1990, c. B.16, s. 52 (3).

Idem

(4) If the person requiring the trustee to furnish a list under subsection (1) is a body corporate, the statutory declaration required under that subsection shall be made by a director or officer of the body corporate. R.S.O. 1990, c. B.16, s. 52 (4).

Use of list

(5) No person shall use a list obtained under this section except in connection with,

(a) an effort to influence the voting of the holders of debt obligations;

(b) an offer to acquire debt obligations; or

(c) any other matter relating to the debt obligations or the affairs of the issuer or guarantor thereof. R.S.O. 1990, c. B.16, s. 52 (5).

PART VI

INVESTMENT SECURITIES

Definitions and interpretation

53. (1) In this Part,

“adverse claim” includes a claim that a transfer is or would be unauthorized or wrongful or that a particular adverse person is the owner of or has an interest in the security; (“opposition”)

“appropriate person”, when used to refer to a person endorsing a security, means,

(a) the person specified by the security or by special endorsement to be entitled to the security,

(b) where the person so specified is described as a trustee or other fiduciary but is no longer serving in that capacity and even though a successor has been appointed or qualified,

(i) where only one person is so described, that person or that person’s successor, or

(ii) where more than one person is so described, the remaining persons,

(c) where the person so specified is an individual and is without capacity to act by virtue of death, incompetence, infancy or otherwise, the individual’s executor, administrator, committee, guardian or like fiduciary,

(d) where the security or endorsement specified more than one person as joint tenants or with right of survivorship and by reason of death all cannot sign, the survivor or survivors,

(e) a person having the power to sign under the applicable law or controlling instrument, or

(f) to the extent any of the foregoing persons may act through an agent, the person’s authorized agent; (“personne compétente”)

“bearer form” when applied to a security means a security that is payable to bearer according to its terms and not by reason of any endorsement; (“au porteur”)

“broker” means a person engaged full-time or part-time in the business of buying and selling securities and who, in the transaction concerned, acts for or buys a security from or sells a security to a customer; (“courtier”)

“clearing agency” means a person designated as a recognized clearing agency by the Commission; (“agence de compensation”)

“custodian” means a person acting as a custodian for a clearing agency; (“dépositaire”)

“delivery” means voluntary transfer of possession; (“livraison”)

“fiduciary” means a trustee, guardian, committee, curator, tutor, executor, administrator or representative of a deceased person, or any other person acting in a fiduciary capacity; (“représentant”)

“fungible” in relation to securities means securities of which any unit is, by nature or usage of trade, the equivalent of any other like unit; (“fongibles”)

“genuine” means free of forgery or counterfeiting; (“authentique”)

“good faith” means honesty in fact in the conduct of the transaction concerned; (“bonne foi”)

“good faith purchaser” means a purchaser for value, in good faith and without notice of any adverse claim,

(a) who takes delivery of a security certificate in bearer form or order form or of a security certificate in registered form issued to the purchaser or endorsed to the purchaser or endorsed in blank,

(b) in whose name an uncertificated security is registered or recorded in records maintained by or on behalf of the issuer as a result of the issue or transfer of the security to the purchaser, or

(c) who is a transferee or pledgee as provided in section 85; (“acheteur de bonne foi”)

“holder” means a person in possession of a security issued or endorsed to the person or to bearer or in blank; (“détenteur”)

“issuer” means a body corporate,

(a) that is required by this Act to maintain a securities register,

(b) that directly or indirectly creates fractional interests in its rights or property and issues security certificates or uncertificated securities as evidence of the fractional interests,

(c) that places or authorizes the placing of its name on a security certificate, otherwise than as an authenticating trustee, registrar or transfer agent, or that otherwise authorizes the issue of a security certificate or an uncertificated security evidencing a share, participation or other interest in its property or in an enterprise or evidencing its duty to perform an obligation, or

(d) that becomes responsible for or in place of any other person described as an issuer in this Part; (“émetteur”)

“noted conspicuously” and “appearing conspicuously” mean written in such a way that the person against whom words so noted or appearing are to operate ought reasonably to notice them; (“indiqué visiblement”, “apparaissant visiblement”)

“order form” when applied to a security means a security that is payable to the order or assigns of any person therein specified with reasonable certainty or to such person or such person’s order; (“à ordre”)

“overissue” means the issue of securities in excess of any maximum number of securities that the issuer is authorized by its articles or a trust indenture to issue; (“émission excédentaire”)

“proper form” means regular on its face with regard to all formal matters; (“en bonne et due forme”)

“purchaser” means a person who takes by sale, mortgage, hypothec, pledge, issue, reissue, gift or any other voluntary transaction creating an interest in a security; (“acquéreur”)

“registered form” when applied to a security means a security that,

(a) specifies a person entitled to the security or to the rights it evidences, and the transfer of which is capable of being recorded in a securities register, or

(b) bears a statement that it is in registered form; (“nominative”)

“security” means a share, participation or other interest in property, rights or an enterprise of an issuer, or an obligation of an issuer, or any right to acquire such a share, participation, interest or obligation, of a type commonly dealt in upon securities exchanges or markets or commonly recognized as a medium for investment in any area in which it is issued or dealt in; (“valeur mobilière”)

“security certificate” means an instrument in bearer, order or registered form, issued by an issuer evidencing a security; (“certificat de valeur mobilière”)

“transfer” includes transmission by operation of law; (“transfert”)

“trust indenture” means a trust indenture as defined in Part V; (“acte de fiducie”)

“unauthorized”, when used with reference to a signature or an endorsement, means one made without authority, actual, apparent or of any other type and includes a forgery; (“non autorisé”)

“uncertificated security” means a security, not evidenced by a security certificate, the issue and any transfer of which is registered or recorded in records maintained for that purpose by or on behalf of the issuer; (“valeur mobilière non constatée par un certificat”)

“valid” means issued in accordance with the applicable law and the articles of the issuer or validated under section 58. (“valide”) R.S.O. 1990, c. B.16, s. 53 (1).

Application of this Part

(2) This Part does not apply to a promissory note or bill of exchange to which the Bills of Exchange Act (Canada) applies. R.S.O. 1990, c. B.16, s. 53 (2).

Security as negotiable instrument

(3) Except where its transfer is restricted and noted on a security in accordance with subsection 56 (3), a security is a negotiable instrument. R.S.O. 1990, c. B.16, s. 53 (3).

Share certificates

54. (1) Every security holder is entitled upon request to a security certificate in respect of the securities held by the security holder that complies with this Act or to a non-transferable written acknowledgement of the security holder’s right to obtain a security certificate from a corporation in respect of the securities of the corporation held by the security holder, but the corporation is not bound to issue more than one security certificate in respect of a security or securities held jointly by several persons, and delivery of a security certificate to one of several joint security holders is sufficient delivery to all. R.S.O. 1990, c. B.16, s. 54 (1).

Fee

(2) A corporation may charge a fee of not more than $3 for a security certificate issued in respect of a transfer. R.S.O. 1990, c. B.16, s. 54 (2).

Signing of share certificates

55. (1) A security certificate shall be signed manually by at least one director or officer of the corporation or by or on behalf of a registrar, transfer agent, branch transfer agent or issuing or other authenticating agent of the corporation, or by a trustee who certifies it in accordance with a trust indenture, and any additional signatures required on a security certificate may be printed or otherwise mechanically reproduced thereon. R.S.O. 1990, c. B.16, s. 55 (1).

Idem

(2) If a security certificate contains a printed or mechanically reproduced signature of a person, the corporation may issue the security certificate even though the person has ceased to be a director or an officer of the corporation, and the security certificate is as valid as if the person were a director or an officer at the date of its issue. R.S.O. 1990, c. B.16, s. 55 (2).

Where manual signature not required

(3) Despite subsection (1), a manual signature is not required on,

(a) a promissory note that is not issued under a trust indenture;

(b) a scrip certificate;

(c) a security certificate representing a fractional share; or

(d) a warrant. R.S.O. 1990, c. B.16, s. 55 (3).

Contents of share certificate

56. (1) A corporation shall state upon the face of each share certificate issued by it,

(a) the name of the corporation and the words “Incorporated under the law of the Province of Ontario” or words of like effect;

(b) the name of the person to whom it was issued; and

(c) the number and class of shares and the designation of any series that the certificate represents. R.S.O. 1990, c. B.16, s. 56 (1).

Idem

(2) Where a corporation is authorized to issue shares of more than one class or series, the corporation shall legibly state on each share certificate issued by it,

(a) the rights, privileges, restrictions and conditions attached to the shares of each class and series that exists when the share certificate is issued; or

(b) that the class or series of shares that it represents has rights, privileges, restrictions or conditions attached thereto and that the corporation will furnish to a shareholder, on demand and without charge, a full copy of the text of,

(i) the rights, privileges, restrictions and conditions attached to that share and to each class authorized to be issued and to each series in so far as the same have been fixed by the directors, and

(ii) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series, if applicable. R.S.O. 1990, c. B.16, s. 56 (2).

Where restriction, lien, etc., ineffective

(3) Where a share certificate issued by a corporation or by a body corporate before the body corporate was continued under section 180 is, or becomes, subject to,

(a) a restriction on its transfer other than a restriction referred to in subsection (8);

(b) a lien in favour of the corporation;

(c) a unanimous shareholder agreement; or

(d) an endorsement under subsection 185 (13),

the restriction, lien, agreement or endorsement is ineffective against a transferee of the share who has no actual knowledge of it, unless it or a reference to it is noted conspicuously on the share certificate. R.S.O. 1990, c. B.16, s. 56 (3).

Notice of restriction

(4) If a body corporate continued under section 180 has outstanding a share certificate issued prior to the date of the certificate of continuance and if the words “private company” or “compagnie fermée” appear on the certificate, those words are deemed to be a notice of a restriction, lien, agreement or endorsement for the purpose of subsection (3). R.S.O. 1990, c. B.16, s. 56 (4).

Idem

(5) Where a corporation was incorporated as a private company under The Corporations Act, being chapter 89 of the Revised Statutes of Ontario, 1970, or any predecessor thereof, before the 1st day of January, 1971, the words “private company” or “compagnie fermée” appearing conspicuously on the face of a share certificate issued before the 1st day of January, 1971 shall be deemed to be notice of a restriction on the transfer of the share for the purpose of subsection (3). R.S.O. 1990, c. B.16, s. 56 (5).

Par value share certificate

(6) A share certificate issued,

(a) prior to the 29th day of July, 1983 by a corporation; or

(b) prior to the date of the certificate of continuance by a body corporate continued under section 180,

does not contravene this Act merely because the certificate refers to the share or shares represented thereby as having a nominal or par value. R.S.O. 1990, c. B.16, s. 56 (6).

Information to be furnished by corporation

(7) Where a share certificate issued by a corporation contains the statement mentioned in clause (2) (b), the corporation shall furnish to a shareholder on demand and without charge a full copy of the text of,

(a) the rights, privileges, restrictions and conditions attached to that class authorized to be issued and to that series in so far as the same have been fixed by the directors; and

(b) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series, if applicable. R.S.O. 1990, c. B.16, s. 56 (7).

Notice of restrictions

(8) Where the articles of a corporation restrict the issue, transfer or ownership of shares of any class or series for a purpose set out in clause 42 (2) (c) or (d), the restriction or a reference to it shall be noted conspicuously on every share certificate of the corporation evidencing a share that is subject to the restriction if the certificate is issued after the day on which the share becomes subject to the restriction under this Act and any reference to the restriction shall include a statement that the corporation will furnish to a shareholder, on demand and without charge, a full copy of the text of the restriction. R.S.O. 1990, c. B.16, s. 56 (8).

Furnishing text of restrictions

(9) Where a share certificate of a corporation contains a reference to a restriction under subsection (8), the corporation shall furnish to a shareholder, on demand and without charge, a full copy of the text of the restriction. R.S.O. 1990, c. B.16, s. 56 (9).

Omission to note restrictions

(10) The omission to note a restriction or a reference to it under subsection (8) shall not invalidate any share or share certificate and shall not render the restriction ineffective against an owner, holder or transferee of the share or share certificate. R.S.O. 1990, c. B.16, s. 56 (10).

Certificate for fractional share or scrip certificates

57. (1) A corporation may issue a certificate for a fractional share or may issue in place thereof scrip certificates in bearer form that entitle the holder to receive a certificate for a full share by exchanging scrip certificates aggregating a full share. R.S.O. 1990, c. B.16, s. 57 (1).

Scrip certificates

(2) The directors may attach conditions to any scrip certificates issued by a corporation, including conditions that,

(a) the scrip certificates become void if not exchanged for a certificate representing a full share before a specified date; and

(b) any shares for which such scrip certificates are exchangeable may, despite any pre-emptive right, be issued by the corporation to any person and the proceeds thereof distributed rateably to the holders of the scrip certificates. R.S.O. 1990, c. B.16, s. 57 (2).

Rights of holder of fractional share

(3) A holder of a fractional share issued by a corporation is not entitled to exercise voting rights or to receive a dividend in respect of the fractional share unless,

(a) the fractional share results from a consolidation of shares; or

(b) the articles of the corporation otherwise provide. R.S.O. 1990, c. B.16, s. 57 (3).

Rights of holder of scrip certificate

(4) A holder of a scrip certificate is not entitled to exercise voting rights or to receive a dividend in respect of the scrip certificate. R.S.O. 1990, c. B.16, s. 57 (4).

Overissue

58. (1) The provisions of this Act that validate a security or compel its issue or reissue do not apply to the extent that validation, issue or reissue would result in overissue, but,

(a) if an identical security that does not constitute an overissue is reasonably available for purchase, the person entitled to issue or validation may compel the issuer to purchase and deliver such a security to the person against surrender of the security, if any, that the person holds; or

(b) if a security is not so available for purchase, the person entitled to issue or validation may recover from the issuer the price that the person or the last purchaser for value paid for it with interest from the date of the person’s demand. R.S.O. 1990, c. B.16, s. 58 (1).

Validation of overissue

(2) When an issuer subsequently amends its articles or a trust indenture to which it is a party to increase any maximum number of securities to a number equal to or in excess of the maximum number of securities previously authorized plus the amount of the securities overissued, the securities so overissued, and any act taken by any person in reliance upon the validity of such overissued securities, are valid from the date of their issue. R.S.O. 1990, c. B.16, s. 58 (2).

Non-application of ss. 30, 31, 32, 35

(3) A purchase or payment by an issuer under subsection (1) is not a purchase or payment to which section 30, 31, 32 or 35 applies. R.S.O. 1990, c. B.16, s. 58 (3).

Evidence

59. In an action on a security,

(a) unless specifically denied in the pleadings, each signature on the security or in a necessary endorsement is admitted;

(b) a signature on the security is presumed to be genuine and authorized but, if the effectiveness of the signature is put in issue, the burden of establishing that it is genuine and authorized is on the party claiming under the signature;

(c) if a signature is admitted or established, production of the instrument entitles a holder to recover on it unless the defendant establishes a defence or a defect going to the validity of the security; and

(d) if the defendant establishes that a defence or defect exists, the plaintiff has the burden of establishing that the defence or defect is ineffective against the plaintiff or some person under whom the plaintiff claims. R.S.O. 1990, c. B.16, s. 59.

Selection of laws

60. (1) The validity of a security and the rights and duties with respect to the registration of a transfer of a security of an issuer that is a corporation or a body corporate incorporated under the laws of Ontario are governed by this Act and the laws of Ontario. R.S.O. 1990, c. B.16, s. 60 (1).

Idem

(2) The validity of a security and the rights and duties with respect to the registration of a transfer of a security of an issuer that is a body corporate other than a corporation or a body corporate incorporated under the laws of Ontario are governed by the law, including the conflict of law rules, of the jurisdiction in which the body corporate was incorporated. R.S.O. 1990, c. B.16, s. 60 (2).

Form of transfer

61. (1) Unless otherwise agreed and subject to any applicable law, regulation or stock exchange rule, a person required to deliver securities may deliver any security of the specified issue in bearer form or registered in the name of the transferee or endorsed to the transferee or in blank. R.S.O. 1990, c. B.16, s. 61 (1).

Default in payment

(2) Where the buyer fails to pay the price as it comes due under a contract of sale, the seller may recover the price,

(a) of any security accepted by the buyer; and

(b) of any security not accepted by the buyer if its resale would be unduly burdensome or there is no readily available market,

but resort to the remedy herein provided for shall not be construed so as to affect or limit any rights or remedies under applicable law. R.S.O. 1990, c. B.16, s. 61 (2).

Position of issuer re guarantor

62. (1) The obligations and defences of an issuer apply to a guarantor of a security to the extent of the guarantee whether or not such an obligation is noted on the security. R.S.O. 1990, c. B.16, s. 62 (1).

Issuer

(2) The person on whose behalf a register of transfers is maintained is an issuer for the purposes of the registration of a transfer under sections 86 to 89. R.S.O. 1990, c. B.16, s. 62 (2).

Notice of terms of security

63. (1) Even against a purchaser for value and without notice of a defect going to the validity of a security, the terms of a security include those stated on the security and those incorporated therein by reference to another instrument, statute, rule, regulation or order to the extent that the terms so referred to do not conflict with the stated terms, but such a reference is not of itself notice to a purchaser for value of a defect going to the validity of the security, even if the security expressly states that a person accepting it admits such notice. R.S.O. 1990, c. B.16, s. 63 (1).

Validity of security

(2) A security is valid in the hands of a purchaser for value without notice of any defect going to its validity. R.S.O. 1990, c. B.16, s. 63 (2).

Defence of issuer

(3) Except as provided in section 65, the fact that a security is not genuine is a complete defence even against a good faith purchaser. R.S.O. 1990, c. B.16, s. 63 (3).

Idem

(4) All other defences of the issuer including non-delivery and conditional delivery of the security are ineffective against a good faith purchaser. R.S.O. 1990, c. B.16, s. 63 (4).

Idem

(5) Nothing in this section shall be construed to affect the right of a party to a “when, as and if issued” or a “when distributed” contract to cancel the contract in the event of a material change in the character of the security that is the subject of the contract or in the plan or arrangement under which such security is to be issued or distributed. R.S.O. 1990, c. B.16, s. 63 (5).

Notice of defect

64. (1) After an act or event that creates a right to immediate performance of the principal obligation evidenced by the security or that sets a date on or after which the security is to be presented or surrendered for redemption or exchange, a purchaser is deemed to have notice of any defect in its issue or any defence of the issuer,

(a) if the act or event requires the payment of money or the delivery of securities or both on presentation or surrender of the security and such funds or securities are available on the date set for payment or exchange and the purchaser takes the security more than one year after that date; and

(b) if the act or event is not one to which clause (a) applies and the purchaser takes the security more than two years after the date set for surrender or presentation or the date on which such performance became due. R.S.O. 1990, c. B.16, s. 64 (1).

Revoked call for redemption excepted

(2) Subsection (1) does not apply to a call for redemption that has been revoked. R.S.O. 1990, c. B.16, s. 64 (2).

Unauthorized signatures on issue

65. An unauthorized signature placed on a security before or in the course of issue is ineffective, except that the signature is effective in favour of a good faith purchaser if the signing has been done by,

(a) an authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security or of similar securities, or their immediate preparation for signing; or

(b) an employee of the issuer or of a person referred to in clause (a) who in the ordinary course of the employee’s duties handles the security. R.S.O. 1990, c. B.16, s. 65.

Completion of blanks

66. (1) Where a security contains the signatures necessary to its issue or transfer but is incomplete in any other respect,

(a) any person may complete it by filling in the blanks in accordance with the person’s authority; and

(b) even if the blanks are incorrectly filled in, the security as completed is enforceable by a purchaser who took it for value and without notice of such incorrectness. R.S.O. 1990, c. B.16, s. 66 (1).

Improper alteration

(2) A completed security that has been improperly altered, even if fraudulently altered, remains enforceable but only according to its original terms. R.S.O. 1990, c. B.16, s. 66 (2).

Effect of registration

67. (1) An issuer or a trustee defined in subsection 46 (1) may, subject to sections 95, 96 and 100, treat the registered holder of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of a holder of the security. R.S.O. 1990, c. B.16, s. 67 (1).

Representatives, etc., may exercise rights of security holder

(2) Despite subsection (1), an issuer whose articles restrict the right to transfer its securities shall, and any other issuer may, treat a person referred to in clause (a), (b) or (c) as a registered security holder entitled to exercise all the rights of the security holder that the person represents, if that person furnishes evidence as described in subsection 87 (3) to the issuer that the person is,

(a) the executor, administrator, heir or legal representative of the heirs, of the estate of a deceased security holder;

(b) a guardian, committee, trustee, curator or tutor representing a registered security holder who is a minor, an incompetent person or a missing person; or

(c) a liquidator of, or a trustee in bankruptcy for, a registered security holder. R.S.O. 1990, c. B.16, s. 67 (2).

Rights where ownership devolves by operation of law

(3) If a person upon whom the ownership of a security devolves by operation of law, other than a person referred to in subsection (2), furnishes proof of the person’s authority to exercise rights or privileges in respect of a security of the issuer that is not registered in the person’s name, the issuer shall treat the person as entitled to exercise those rights or privileges. R.S.O. 1990, c. B.16, s. 67 (3).

Corporation has no duty to enforce performance

(4) An issuer is not required to inquire into the existence of, or see to the performance or observance of, any duty owed to a third person by a registered holder of any of its securities or by anyone whom it treats, as permitted or required by this section, as the owner or registered holder thereof. R.S.O. 1990, c. B.16, s. 67 (4).

Repudiation by minor

(5) If a minor exercises any rights of ownership in the securities of an issuer, no subsequent repudiation or avoidance is effective against the issuer. R.S.O. 1990, c. B.16, s. 67 (5).

Joint holders

(6) Where a security is issued to several persons as joint holders, upon satisfactory proof of the death of one joint holder, the issuer may treat the surviving joint holders as owner of the security. R.S.O. 1990, c. B.16, s. 67 (6).

Registration of executor, etc.

(7) Subject to any applicable law of Canada or a province of Canada relating to the collection of taxes, a person referred to in clause (2) (a) is entitled to become a registered holder or to designate a registered holder, if the person deposits with the issuer or its transfer agent,

(a) the original grant of probate or of letters of administration, or a copy thereof certified to be a true copy by,

(i) the court that granted the probate or letters of administration,

(ii) a trust corporation incorporated under the laws of Canada or a province, or

(iii) a lawyer or notary acting on behalf of the person; or

(b) in the case of transmission by notarial will in the Province of Quebec, a copy thereof authenticated under the laws of that Province, together with,

(c) an affidavit or declaration of transmission made by the person stating the particulars of the transmission;

(d) the security certificate that was owned by the deceased holder,

(i) in case of a transfer to the person, with or without the endorsement of that person, and

(ii) in case of a transfer to any other person, endorsed in accordance with section 73; and

(e) any assurance the issuer may require under section 87. R.S.O. 1990, c. B.16, s. 67 (7).

Idem

(8) Despite subsection (7), if the laws of the jurisdiction governing the transmission of a security of a deceased holder do not require a grant of probate or of letters of administration in respect of the transmission, a legal representative of the deceased holder is entitled, subject to any applicable law of Canada or a province of Canada relating to the collection of taxes, to become a registered holder or to designate a registered holder, if the legal representative deposits with the issuer or its transfer agent,

(a) the security certificate that was owned by the deceased holder; and

(b) reasonable proof of the governing laws, the deceased holder’s interest in the security and the right of the legal representative or the person the legal representative designates to become the registered holder. R.S.O. 1990, c. B.16, s. 67 (8).

Recording in security register

(9) Deposit of the documents required by subsection (7) or (8) empowers an issuer or its transfer agent to record in a securities register the transmission of a security from the deceased holder to a person referred to in clause (2) (a) or to such person as that person may designate and, thereafter, to treat the person who thus becomes a registered holder as the owner of those securities. R.S.O. 1990, c. B.16, s. 67 (9).

Warranties in issue

68. (1) A person signing a security as authenticating trustee, registrar or transfer agent warrants to a purchaser for value without notice of the particular defect that,

(a) the security is genuine and in proper form;

(b) the person’s own participation in the issue of the security is within the person’s capacity and within the scope of the authorization received by the person from the issuer; and

(c) the person has reasonable grounds to believe that the security is in the form and within the amount the issuer is authorized to issue. R.S.O. 1990, c. B.16, s. 68 (1).

Idem

(2) Unless otherwise agreed, a person referred to in subsection (1) does not assume any further liability for the validity of a security. R.S.O. 1990, c. B.16, s. 68 (2).

Rights acquired by purchasers

69. (1) Upon delivery of a security, the purchaser acquires the rights in the security that the transferor had or had actual authority to convey except that a purchaser who has been a party to any fraud or illegality affecting the security or who as a prior holder had notice of an adverse claim cannot improve the purchaser’s position by taking from a later good faith purchaser. R.S.O. 1990, c. B.16, s. 69 (1).

Good faith purchaser

(2) A good faith purchaser in addition to acquiring the rights of a purchaser also acquires the security free of any adverse claim. R.S.O. 1990, c. B.16, s. 69 (2).

Limited interest

(3) A purchaser of a limited interest acquires rights only to the extent of the interest purchased. R.S.O. 1990, c. B.16, s. 69 (3).

Notice of adverse claim

70. (1) A purchaser, including a broker for a seller or purchaser, of a security is deemed to have notice of an adverse claim if,

(a) the security has been endorsed “for collection” or “for surrender” or for some other purpose not involving transfer; or

(b) the security has on it an unambiguous statement that it is the property of a person other than the transferor, but the mere writing of a name on a security is not such a statement. R.S.O. 1990, c. B.16, s. 70 (1).

Idem

(2) Even if a purchaser, including a broker for a seller or purchaser, has notice that a security is held for a third person or is registered in the name of or endorsed by a fiduciary, the purchaser has no duty to inquire into the rightfulness of the transfer and has no notice of an adverse claim, except that where a purchaser knows that the consideration is to be used for, or that the transaction is for, the personal benefit of the fiduciary or is otherwise in breach of the fiduciary’s duty, the purchaser is deemed to have notice of an adverse claim. R.S.O. 1990, c. B.16, s. 70 (2).

Idem

(3) An event that creates a right to immediate performance of the principal obligation evidenced by a security or that sets a date on or after which the security is to be presented or surrendered for redemption or exchange is not of itself notice of an adverse claim, except in the case of a purchase,

(a) after one year from any date set for such presentation or surrender for redemption or exchange; or

(b) after six months from any date for payment of money against presentation or surrender of the security if funds are available for payment on that date. R.S.O. 1990, c. B.16, s. 70 (3).

Warranties

Warranties on presentment

71. (1) A person who presents a security for registration of transfer or for payment or exchange warrants to the issuer that the person is entitled to the registration, payment or exchange, except that a good faith purchaser who receives a new, reissued or reregistered security on registration of transfer warrants only that the purchaser has no knowledge of any unauthorized signature in a necessary endorsement. R.S.O. 1990, c. B.16, s. 71 (1).

Warranties on transfer

(2) A person by transferring a security to a purchaser for value warrants only that,

(a) the transfer is effective and rightful;

(b) the security is genuine and has not been materially altered; and

(c) the person knows of nothing that might impair the validity of the security. R.S.O. 1990, c. B.16, s. 71 (2).

Warranties by intermediary

(3) Where a security is delivered by an intermediary known by the purchaser to be entrusted with delivery of the security on behalf of another or with collection of a draft or other claim to be collected against such delivery, the intermediary by such delivery warrants only the intermediary’s own good faith and authority even if the intermediary has purchased or made advances against the draft or other claim to be collected against the delivery. R.S.O. 1990, c. B.16, s. 71 (3).

Warranties of pledgee

(4) A pledgee or other holder for purposes of security who redelivers a security received, or after payment and on order of the debtor delivers that security to a third person, gives only the warranties of an intermediary under subsection (3). R.S.O. 1990, c. B.16, s. 71 (4).

Warranties of broker

(5) A broker gives to a customer, to the issuer or to a purchaser, as the case may be, the warranties provided in this section and has the rights and privileges of a purchaser under this section, and those warranties of and in favour of the broker acting as an agent are in addition to warranties given by the customer and warranties given in favour of the customer. R.S.O. 1990, c. B.16, s. 71 (5).

Absence of endorsement

72. Where a security in registered form has been delivered to a purchaser without a necessary endorsement, the purchaser may become a good faith purchaser only as of the time the endorsement is supplied, but against the transferor the transfer is complete upon delivery and the purchaser has a specifically enforceable right to have any necessary endorsement supplied. R.S.O. 1990, c. B.16, s. 72.

Endorsement

73. (1) An endorsement of a security in registered form is made when an appropriate person signs on the security or on a separate document an assignment or transfer of the security or a power to assign or transfer it or when the signature of the person is written without more upon the back of the security. R.S.O. 1990, c. B.16, s. 73 (1).

Idem

(2) An endorsement of a security may be,

(a) in blank, including to bearer; or

(b) a special endorsement, specifying the person to whom the security is to be transferred or who has the power to transfer it, and a holder may convert an endorsement in blank into a special endorsement. R.S.O. 1990, c. B.16, s. 73 (2).

Obligation of endorser

(3) Unless otherwise agreed, the endorser by making an endorsement assumes no obligation that the security will be honoured by the issuer. R.S.O. 1990, c. B.16, s. 73 (3).

Partial endorsement

(4) An endorsement purporting to be only of part of a security representing units intended by the issuer to be separately transferable is effective to the extent of the endorsement. R.S.O. 1990, c. B.16, s. 73 (4).

Appropriate person

(5) Whether the person who has made an endorsement is appropriate shall be determined as of the date the endorsement was made and an endorsement by such person does not become unauthorized for the purposes of this Act by virtue of any subsequent change of circumstances. R.S.O. 1990, c. B.16, s. 73 (5).

Improper endorsement by fiduciary

(6) Failure of a fiduciary to comply with a controlling instrument or with the law applicable to the fiduciary relationship, including any law requiring the fiduciary to obtain court approval of the transfer, does not render the fiduciary’s endorsement unauthorized for the purposes of this Act. R.S.O. 1990, c. B.16, s. 73 (6).

Delivery necessary

74. An endorsement of a security whether special or in blank does not constitute a transfer until delivery of the security on which it appears, or if the endorsement is on a separate document until the delivery of both the document and the security. R.S.O. 1990, c. B.16, s. 74.

Endorsement of security in bearer form

75. An endorsement of a security in bearer form may give notice of an adverse claim under section 70 but does not otherwise affect any right to registration that the holder has. R.S.O. 1990, c. B.16, s. 75.

Effect of unauthorized endorsement

76. (1) The owner of a security may assert the ineffectiveness of an endorsement against the issuer or any purchaser, other than a good faith purchaser who received a new, reissued or reregistered security on registration of transfer, unless the owner,

(a) has ratified an unauthorized endorsement of the security; or

(b) is otherwise precluded from impugning the effectiveness of an unauthorized endorsement. R.S.O. 1990, c. B.16, s. 76 (1).

Idem

(2) An issuer who registers the transfer of a security upon an unauthorized endorsement is liable for improper registration. R.S.O. 1990, c. B.16, s. 76 (2).

Guarantee of signature

77. (1) Every person who guarantees a signature of an endorser of a security warrants that at the time of signing,

(a) the signature was genuine;

(b) the signer was an appropriate person to endorse; and

(c) the signer had legal capacity to sign,

but the guarantor does not otherwise warrant the rightfulness of the particular transfer. R.S.O. 1990, c. B.16, s. 77 (1).

Guarantee of endorsement

(2) Any person may guarantee an endorsement of a security and by so doing warrants not only the signature but also the rightfulness of the particular transfer in all respects. R.S.O. 1990, c. B.16, s. 77 (2).

Idem

(3) No issuer may require a guarantee of endorsement as a condition to registration of transfer. R.S.O. 1990, c. B.16, s. 77 (3).

Liability of guarantor

(4) The warranties referred to in this section are made to any person taking or dealing with the security in reliance on the guarantee and the guarantor is liable to such person for any loss resulting from breach of warranty. R.S.O. 1990, c. B.16, s. 77 (4).

Delivery of a security

78. (1) Delivery of a security to a purchaser occurs when,

(a) the purchaser or a person designated by the purchaser acquires possession of a security certificate;

(b) the purchaser’s broker acquires possession of a security certificate specially endorsed or issued in the name of the purchaser;

(c) the purchaser’s broker sends the purchaser confirmation of the purchase and the broker in the broker’s records identifies a specific security certificate in the broker’s possession as belonging to the purchaser;

(d) with respect to an identified security to be delivered while still in the possession of a third person, that person acknowledges that it is being held for the purchaser;

(e) an uncertificated security is registered or recorded in the name of the purchaser in records maintained by or on behalf of the issuer;

(f) with respect to a security shown in the records of a clearing agency, if the purchaser is a participant in the clearing agency, an appropriate entry in the records of the clearing agency is made under section 85; or

(g) with respect to a security shown in the records of the clearing agency, if the purchaser’s broker is a participant in the clearing agency,

(i)  an appropriate entry in the records of the clearing agency is made under section 85,

(ii) the broker in the broker’s records identifies a specific security in the broker’s possession as belonging to the purchaser, and

(iii) a security interest described in subsection 85 (1.1) is no longer attached to the security. 1994, c. 27, s. 71 (7).

What constitutes ownership

(2) A purchaser is the owner of a security held for the purchaser by a broker, but is not the holder except as specified in clauses (1) (b), (c) and (e). R.S.O. 1990, c. B.16, s. 78 (2).

Idem

(3) If a security is part of a fungible bulk, the purchaser is the owner of a proportionate property interest in the fungible bulk. R.S.O. 1990, c. B.16, s. 78 (3).

Notice of adverse claim after delivery

(4) Notice of an adverse claim received by a broker or by a purchaser after the broker takes delivery as a holder for value is not effective against the broker or the purchaser except that as between the broker and the purchaser, the purchaser may demand delivery of an equivalent security as to which no notice of an adverse claim has been received. R.S.O. 1990, c. B.16, s. 78 (4).

Duty of seller to deliver

79. (1) Unless otherwise agreed where a sale of a security is made on a stock exchange recognized for the purposes of this Part by the Commission or otherwise through brokers,

(a) the selling customer fulfils the duty to deliver by placing such a security in the possession of the selling broker or of a person designated by the broker or, if requested, causes an acknowledgement to be made to the selling broker that the security is held for the selling broker; and

(b) the selling broker including a correspondent broker acting for a selling customer fulfils the duty to deliver by placing the security or a like security in the possession of the buying broker or a person designated by the buying broker or by effecting clearance of the sale in accordance with the rules of the recognized stock exchange on which the transaction took place. R.S.O. 1990, c. B.16, s. 79 (1).

Idem

(2) Except as otherwise provided in this section and unless otherwise agreed, a transferor’s duty to deliver a security under a contract of purchase is not fulfilled until the transferor places the security in form to be negotiated by the purchaser in the possession of the purchaser or of a person designated by the purchaser or at the purchaser’s request causes an acknowledgement to be made to the purchaser that it is held for the purchaser. R.S.O. 1990, c. B.16, s. 79 (2).

Idem

(3) A sale to a broker purchasing for the broker’s own account is subject to subsection (2) and not subsection (1), unless the sale is made on a recognized stock exchange. R.S.O. 1990, c. B.16, s. 79 (3).

Action for wrongful transfer

80. (1) A person against whom the transfer of a security is wrongful for any reason, including the person’s incapacity, may against anyone except a good faith purchaser reclaim possession of the security or obtain possession of any new security evidencing all or part of the same rights or claim damages. R.S.O. 1990, c. B.16, s. 80 (1).

Idem

(2) If the transfer of a security is wrongful by reason of an unauthorized endorsement, the owner may reclaim possession of the security or a replacing security even from a good faith purchaser if the ineffectiveness of the purported endorsement may be asserted against such purchaser under section 76. R.S.O. 1990, c. B.16, s. 80 (2).

Specific performance and injunction

(3) The right to reclaim possession of a security may be specifically enforced, its transfer may be restrained and the security may be impounded pending litigation. R.S.O. 1990, c. B.16, s. 80 (3).

Transferor’s duty to provide requisites for registration of transfer

81. (1) Unless otherwise agreed, a transferor shall on demand supply a purchaser with proof of the transferor’s authority to transfer or with any other requisite that is necessary to obtain registration of the transfer of a security, but if the transfer is not for value a transferor need not do so unless the purchaser pays the reasonable and necessary costs of the proof and transfer. R.S.O. 1990, c. B.16, s. 81 (1).

Effect of failure

(2) If the transferor fails to comply with a demand under subsection (1) within a reasonable time, the purchaser may reject or rescind the transfer. R.S.O. 1990, c. B.16, s. 81 (2).

When seizure effective

82. No seizure of a security or other interest evidenced thereby is effective until the person making the seizure obtains possession of the security. R.S.O. 1990, c. B.16, s. 82.

Transfer by agent in good faith not conversion

83. An agent or bailee who in good faith, including observance of reasonable commercial standards if the agent or bailee is in the business of buying, selling or otherwise dealing with securities, has received securities and sold, pledged or delivered them according to the instructions of his, her or its principal is not liable for conversion or for participation in breach of fiduciary duty although the principal has no right to dispose of them. R.S.O. 1990, c. B.16, s. 83.

Contract for sale

84. A contract for the sale of securities is not enforceable by way of action or defence unless,

(a) there is some writing signed by the party against whom enforcement is sought or by the party’s authorized agent or broker sufficient to indicate that a contract has been made for sale of a stated quantity of described securities at a defined or stated price;

(b) delivery of the security has been accepted or payment has been made, but the contract is enforceable under this provision only to the extent of such delivery or payment;

(c) within a reasonable time a writing in confirmation of the sale or purchase and sufficient against the sender under clause (a) has been received by the party against whom enforcement is sought and the party has failed to send written objection to its contents within a reasonable time after its receipt; or

(d) the party against whom enforcement is sought admits in the party’s pleading, testimony or otherwise in court that a contract was made for sale of a stated quantity of described securities at a defined or stated price. R.S.O. 1990, c. B.16, s. 84.

Transfer through clearing agency

85. (1) If a security shown in the records of a clearing agency is evidenced by,

(a) a security certificate in the custody of the clearing agency or a custodian or of a nominee of either, subject to the instructions of the clearing agency, and is in bearer form or endorsed in blank by an appropriate person or registered in the name of the clearing agency or a custodian or of a nominee of either; or

(b) an uncertificated security registered or recorded in records maintained by or on behalf of the issuer in the name of the clearing agency or a custodian or of a nominee of either, subject to the instructions of the clearing agency, then, in addition to other methods, a transfer or pledge of the security or any interest therein may be effected by the making of an appropriate entry in the records of the clearing agency. R.S.O. 1990, c. B.16, s. 85 (1).

Priority

(1.1) If the contract governing participation in a clearing agency includes provisions that constitute a security agreement creating a security interest in securities transferred or pledged to a participant in accordance with subsection (1) and that security interest is perfected, the security interest in the securities shall, regardless of the order of perfection, have priority over any interest, including a security interest of,

(a) the participant;

(b) a purchaser whose broker is the participant; or

(c) any other person claiming from or under the participant. 1994, c. 27, s. 71 (8).

Interest in fungible bulk

(2) Under this section, entries may be in respect of like securities or interests therein as part of a fungible bulk and may refer merely to a quantity of a particular security without reference to the name of the registered owner, certificate or bond number or the like and, in appropriate cases, may be on a net basis taking into account other transfers or pledges of the same security. R.S.O. 1990, c. B.16, s. 85 (2).

Constructive endorsement and delivery

(3) A transfer or pledge under this section has the effect of a delivery of a security in bearer form or duly endorsed in blank representing the amount of the obligation or the number of shares or rights transferred or pledged. R.S.O. 1990, c. B.16, s. 85 (3).

Idem

(4) If a pledge or the creation of a security interest is intended, the making of entries has the effect of a taking of delivery by the pledgee or a secured party and the pledgee or secured party shall be deemed to have taken possession for all purposes including the purposes of the Personal Property Security Act. R.S.O. 1990, c. B.16, s. 85 (4).

Possession

(5) A participant depositing a security certificate or an uncertificated security with a clearing agency, or a participant which is a transferee or pledgee of a security under this section, shall be deemed to have possession of the security so deposited, transferred or pledged, as the case may be, for all purposes, including, if a pledge or the creation of a security interest is intended, for the purposes of the Personal Property Security Act. 1994, c. 27, s. 71 (9).

Not registration

(6) A transfer or pledge under this section does not constitute a registration of transfer under sections 86 to 90. R.S.O. 1990, c. B.16, s. 85 (6).

Error in records

(7) The fact that entries in the records of the clearing agency as provided in subsection (1) are not appropriate does not affect the validity or effect of the entries nor the liabilities or obligations of the clearing agency to persons adversely affected thereby. 1994, c. 27, s. 71 (9).

Conflict with other Acts

(7.1) If there is conflict between subsection (1.1) and another provision of this Act or the Personal Property Security Act, subsection (1.1) prevails. 1994, c. 27, s. 71 (9).

Definitions

(8) In this section,

“issuer” includes a person, other than an individual, and a government or agency thereof,

(a) that is required by this Act to maintain a securities register,

(b) that directly or indirectly creates fractional interests in its rights or property and issues security certificates or uncertificated securities as evidence of the fractional interests,

(c) that places or authorizes the placing of its name on a security certificate, otherwise than as an authenticating trustee, registrar or transfer agent, or that otherwise authorizes the issue of a security certificate or an uncertificated security evidencing a share, participation or other interest in its property or in an enterprise or evidencing its duty to perform an obligation, or

(d) that becomes responsible for or in place of any other person described as an issuer in this section; (“émetteur”)

“participant” means a person for whom the clearing agency maintains an account in which entries may be made to effect a transfer or pledge of a security; (“membre”)

“security”, “security certificate” and “uncertificated security”, in addition to the meaning each has for the purposes of this Part, are extended to include a security, security certificate or uncertificated security, as the case may be, of an issuer within the meaning of this section. (“valeur mobilière”, “certificat de valeur mobilière”, “valeur mobilière non constatée par un certificat”) R.S.O. 1990, c. B.16, s. 85 (8); 1994, c. 27, s. 71 (10).

Duty of issuer to register transfer

86. (1) Where a security in registered form is presented for transfer, the issuer shall register the transfer if,

(a) the security is endorsed by the appropriate person;

(b) reasonable assurance is given that that endorsement is genuine and effective;

(c) the issuer has no duty to inquire into adverse claims or has discharged any such duty;

(d) any applicable law of Canada or a province of Canada relating to the collection of taxes has been complied with;

(e) the transfer is rightful or is to a good faith purchaser; and

(f) any fee referred to in subsection 54 (2) has been paid. R.S.O. 1990, c. B.16, s. 86 (1).

Liability for undue delay

(2) Where an issuer has a duty to register a transfer of a security, the issuer is liable to the person presenting it for registration or the person’s principal for loss resulting from any unreasonable delay in registration or from failure or refusal to register the transfer. R.S.O. 1990, c. B.16, s. 86 (2).

Assurances required by issuer

87. (1) For the purpose of obtaining reasonable assurance that each necessary endorsement required by section 73 is genuine and effective, the issuer may require a guarantee of the signature of the person endorsing or, where such guarantee is lacking,

(a) if the endorsement is by an agent, reasonable assurance of authority to sign;

(b) if the endorsement is by a fiduciary or a successor on whom title or control vests on the death of the holder, appropriate evidence of appointment or incumbency;

(c) if there is more than one fiduciary or successor, reasonable assurance that all who are required to sign have done so; and

(d) if the endorsement is by a person other than by a person mentioned in this section, assurance appropriate to the case equivalent as nearly as may be to those required by this section. R.S.O. 1990, c. B.16, s. 87 (1).

Sufficiency of guarantee

(2) A “guarantee of the signature” in subsection (1) means a guarantee signed by or on behalf of a person reasonably believed by the issuer to be responsible, and the issuer may adopt reasonable standards with respect to responsibility. R.S.O. 1990, c. B.16, s. 87 (2).

Appropriate evidence of appointment or incumbency

(3) For the purposes of subsection (1),

“appropriate evidence of appointment or incumbency” means,

(a) in the case of a fiduciary appointed by a court, a copy, certified in accordance with subsection 67 (7) not more than sixty days before the date the security is presented for transfer, of the order of the court,

(b) in the case of an estate of the deceased holder of net value less than $3,000 or if the market value of the securities is less than $600, proof thereof to the reasonable satisfaction of the issuer, or

(c) in any other case, a copy of a document showing the appointment or other evidence believed by the issuer to be appropriate. R.S.O. 1990, c. B.16, s. 87 (3).

Where contents not notice

(4) An issuer is not deemed to have notice of the contents of any document obtained under subsection (3) except to the extent that the contents relate directly to appointment or incumbency. R.S.O. 1990, c. B.16, s. 87 (4).

Notice of additional assurances

(5) If an issuer demands assurance additional to that specified in this section for a purpose other than that specified in subsection (3) and obtains a copy of a will, trust or partnership agreement, by-law or similar document, the issuer shall be deemed to have notice of all matters contained therein affecting the transfer. R.S.O. 1990, c. B.16, s. 87 (5).

Notice to issuer of adverse claim

88. (1) An issuer to whom a security is presented for registration has a duty to inquire into adverse claims if,

(a) written notice of an adverse claim is received at a time and in a manner that affords the issuer a reasonable opportunity to act on it before the issue of a new, reissued or reregistered security and the notice discloses the name and address of the claimant, the registered owner and the issue of which the security is a part;

(b) the issuer is deemed to have notice of an adverse claim from a document that is obtained under subsection 87 (5); or

(c) the issuer is given written notice by the registered owner that the security is lost, apparently destroyed or wrongfully taken. R.S.O. 1990, c. B.16, s. 88 (1).

Discharge of duty of inquiry

(2) An issuer may discharge a duty of inquiry by any reasonable means, including notifying an adverse claimant by registered mail sent to the address furnished by the adverse claimant or, if no such address has been furnished, to the adverse claimant’s residence or regular place of business, that a security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notice either,

(a) the issuer is served with a restraining order or other order of a court; or

(b) the issuer is provided with an indemnity bond sufficient in the issuer’s judgment to protect the issuer and any registrar, transfer agent or other agent of the issuer from any loss that may be incurred by any of them as a result of complying with the adverse claim. R.S.O. 1990, c. B.16, s. 88 (2).

Where no duty to inquire

(3) Unless an issuer is deemed to have notice of an adverse claim from a document that is obtained under subsection 87 (5) or has received notice of an adverse claim under subsection (1), if a security presented for registration is endorsed by the appropriate person, the issuer has no duty to inquire into adverse claims and in particular,

(a) an issuer registering a security in the name of a person who is a fiduciary or who is described as a fiduciary is not bound to inquire into the existence, extent or correct description of the fiduciary relationship and thereafter the issuer may assume without inquiry that the newly registered owner continues to be the fiduciary until the issuer receives written notice that the fiduciary is no longer acting as such with respect to the particular security;

(b) an issuer registering transfer on an endorsement by a fiduciary has no duty to inquire whether the transfer is made in compliance with the document or with the law of the jurisdiction governing the fiduciary relationship; and

(c) an issuer is deemed not to have notice of the contents of any court record or any registered document even if the record or document is in the issuer’s possession and even if the transfer is made on the endorsement of a fiduciary to that fiduciary or to that fiduciary’s nominee. R.S.O. 1990, c. B.16, s. 88 (3).

Limitation for notice

(4) A written notice of adverse claim received by an issuer is effective for twelve months from the date when it was received unless the notice is renewed in writing. R.S.O. 1990, c. B.16, s. 88 (4).

Liability of issuer

89. (1) Except as otherwise provided in any applicable law of Canada or any province of Canada relating to the collection of taxes, the issuer is not liable to the owner or any other person who incurs a loss as a result of the registration of a transfer of a security if,

(a) the necessary endorsements were on or with the security; and

(b) the issuer had no duty to inquire into adverse claims or had discharged any such duty. R.S.O. 1990, c. B.16, s. 89 (1).

Idem

(2) If an issuer has registered a transfer of a security to a person not entitled to it, the issuer shall deliver on demand a like security to the owner unless,

(a) subsection (1) applies;

(b) the owner is precluded by subsection 90 (1) from asserting any claim; or

(c) the delivery would result in overissue, in which case the issuer’s liability is governed by section 58. R.S.O. 1990, c. B.16, s. 89 (2).

Loss, etc., of securities

90. (1) Where a security has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the issuer of that fact by giving the issuer written notice of the owner’s adverse claim within a reasonable time after the owner knows of the loss, destruction or taking and if the issuer has registered a transfer of the security before receiving such notice, the owner is precluded from asserting against the issuer any claim to a new security. R.S.O. 1990, c. B.16, s. 90 (1).

Replacing loss, etc., of securities

(2) Where the owner of a security claims that the security has been lost, apparently destroyed or wrongfully taken, the issuer shall issue a new security in place of the original security if the owner,

(a) so requests before the issuer has notice that the security has been acquired by a good faith purchaser;

(b) files with the issuer an indemnity bond sufficient in the issuer’s opinion to protect the issuer and any transfer agent, registrar or other agent of the issuer from any loss that it or any of them may suffer by complying with the request to issue a new security; and

(c) satisfies any other reasonable requirements imposed by the issuer. R.S.O. 1990, c. B.16, s. 90 (2).

Rights of good faith purchaser

(3) If, after the issue of a new security under subsection (2), a good faith purchaser of the original security presents the original security for registration of transfer, the issuer shall register the transfer unless registration would result in overissue, in which case the issuer’s liability is governed by section 58. R.S.O. 1990, c. B.16, s. 90 (3).

Rights of issuer

(4) In addition to any rights on an indemnity bond, the issuer may recover a new security issued under subsection (2) from the person to whom it was issued or any person taking under that person other than a good faith purchaser. R.S.O. 1990, c. B.16, s. 90 (4).

Duty of agents for issuer

91. (1) An authenticating trustee, transfer agent, registrar or other agent for an issuer has in respect of the issue, registration of transfer, and cancellation of a security of the issuer,

(a) a duty to the issuer and to the holder or owner to exercise good faith and due diligence; and

(b) the same obligations to the holder or owner of a security and the same rights, privileges and immunities as the issuer. R.S.O. 1990, c. B.16, s. 91 (1).

Notice to agents for issuer

(2) Notice to an authenticating trustee, transfer agent, registrar or other such agent is notice to the issuer with respect to the functions performed by the agent. R.S.O. 1990, c. B.16, s. 91 (2).

PART VII

SHAREHOLDERS

Shareholders’ liability limited

92. (1) The shareholders of a corporation are not, as shareholders, liable for any act, default, obligation or liability of the corporation except under subsection 34 (5), subsection 108 (5) and section 243. R.S.O. 1990, c. B.16, s. 92 (1).

Shares subject to call

(2) The provisions of the Corporations Act relating to the liability of a holder of shares that are not fully paid and to the enforcement of such liability apply in respect of shares that were not fully paid,

(a) on the 1st day of January, 1971, in the case of shares of a corporation that then became subject to The Business Corporations Act, being chapter 53 of the Revised Statutes of Ontario, 1970; or

(b) on the day upon which any other body corporate was continued under The Business Corporations Act, being chapter 53 of the Revised Statutes of Ontario, 1970, or under this Act, in the case of shares of such other body corporate. R.S.O. 1990, c. B.16, s. 92 (2).

Place of meetings

93. (1) Subject to the articles and any unanimous shareholder agreement, a meeting of shareholders of a corporation shall be held at such place in or outside Ontario as the directors determine or, in the absence of such a determination, at the place where the registered office of the corporation is located. R.S.O. 1990, c. B.16, s. 93.

Meeting by electronic means

(2) A meeting held under subsection 94 (2) shall be deemed to be held at the place where the registered office of the corporation is located. 1999, c. 12, Sched. F, s. 4.

Shareholders’ meetings

94. (1) Subject to subsection 104 (1), the directors of a corporation,

(a) shall call an annual meeting of shareholders not later than eighteen months after the corporation comes into existence and subsequently not later than fifteen months after holding the last preceding annual meeting; and

(b) may at any time call a special meeting of shareholders. R.S.O. 1990, c. B.16, s. 94.

Meeting by electronic means

(2) Unless the articles or the by-laws provide otherwise, a meeting of the shareholders may be held by telephonic or electronic means and a shareholder who, through those means, votes at the meeting or establishes a communications link to the meeting shall be deemed for the purposes of this Act to be present at the meeting. 2001, c. 9, Sched. D, s. 2 (3).

Date for determining shareholders

95. (1) For the purpose of determining shareholders,

(a) entitled to receive payment of a dividend;

(b) entitled to participate in a liquidation or distribution; or

(c) for any other purpose except the right to receive notice of or to vote at a meeting,

the directors may fix in advance a date as the record date for such determination of shareholders, but the record date shall not precede by more than fifty days the particular action to be taken. R.S.O. 1990, c. B.16, s. 95 (1).

Idem

(2) For the purpose of determining shareholders entitled to receive notice of a meeting of shareholders, the directors may fix in advance a date as the record date for such determination of shareholders, but the record date shall not precede by more than fifty days or by less than twenty-one days the date on which the meeting is to be held. R.S.O. 1990, c. B.16, s. 95 (2).

Idem

(3) Where no record date is fixed,

(a) the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be,

(i) at the close of business on the day immediately preceding the day on which the notice is given, or

(ii) if no notice is given, the day on which the meeting is held; and

(b) the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote shall be at the close of business on the day on which the directors pass the resolution relating thereto. R.S.O. 1990, c. B.16, s. 95 (3).

Notice of date

(4) If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register at the close of business on the day the directors fix the record date, notice thereof shall be given, not less than seven days before the date so fixed,

(a) by advertisement in a newspaper published or distributed in the place where the corporation has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and

(b) by written notice to each stock exchange in Canada on which the shares of the corporation are listed for trading. R.S.O. 1990, c. B.16, s. 95 (4).

Notice of shareholders’ meetings

96. (1) Notice of the time and place of a meeting of shareholders shall be sent, in the case of an offering corporation, not less than twenty-one days and, in the case of any other corporation, not less than ten days, but, in either case, not more than fifty days, before the meeting,

(a) to each shareholder entitled to vote at the meeting;

(b) to each director; and

(c) to the auditor of the corporation. R.S.O. 1990, c. B.16, s. 96 (1).

Idem

(2) A notice of a meeting is not required to be sent to shareholders who were not registered on the records of the corporation or its transfer agent on the record date determined under subsection 95 (2) or (3), but failure to receive a notice does not deprive a shareholder of the right to vote at the meeting. R.S.O. 1990, c. B.16, s. 96 (2).

Idem

(3) If a meeting of shareholders is adjourned for less than thirty days, it is not necessary, unless the by-laws otherwise provide, to give notice of the adjourned meeting other than by announcement at the earliest meeting that is adjourned. R.S.O. 1990, c. B.16, s. 96 (3).

Idem

(4) If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of thirty days or more, notice of the adjourned meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for an aggregate of more than ninety days, section 111 does not apply. R.S.O. 1990, c. B.16, s. 96 (4).

Special business

(5) All business transacted at a special meeting of shareholders and all business transacted at an annual meeting of shareholders, except consideration of the minutes of an earlier meeting, the financial statements and auditor’s report, election of directors and reappointment of the incumbent auditor, shall be deemed to be special business. R.S.O. 1990, c. B.16, s. 96 (5).

Idem

(6) Notice of a meeting of shareholders at which special business is to be transacted shall state or be accompanied by a statement of,

(a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and

(b) the text of any special resolution or by-law to be submitted to the meeting. R.S.O. 1990, c. B.16, s. 96 (6).

Shareholders’ meeting

97. Subject to this Act or the articles or by-laws of a corporation or a unanimous shareholder agreement,

(a) all questions proposed for the consideration of the shareholders shall be determined by the majority of the votes cast and the chair presiding at the meeting shall not have a second or casting vote in case of an equality of votes;

(b) the chair presiding at a meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting decides, adjourn the meeting from time to time and from place to place subject to subsections 96 (3) and (4); and

(c) the president or, in his or her absence, a vice-president who is a director shall preside as chair at a meeting of shareholders, but, if there is no president or such a vice-president or if at a meeting none of them is present within fifteen minutes after the time appointed for the holding of the meeting, the shareholders present shall choose a person from their number to be the chair. R.S.O. 1990, c. B.16, s. 97.

Waiving notice

98. A shareholder and any other person entitled to attend a meeting of shareholders may in any manner and at any time waive notice of a meeting of shareholders, and attendance of any such person at a meeting of shareholders is a waiver of notice of the meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. R.S.O. 1990, c. B.16, s. 98.

Proposal

99. (1) A shareholder entitled to vote at a meeting of shareholders may,

(a) submit to the corporation notice of a proposal; and

(b) discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. R.S.O. 1990, c. B.16, s. 99 (1).

Circulating proposal

(2) Where a corporation receives notice of a proposal and the corporation solicits proxies, it shall set out the proposal in the management information circular required by section 112 or attach the proposal thereto. R.S.O. 1990, c. B.16, s. 99 (2).

Statement in support of proposal

(3) If so requested by a shareholder giving notice of a proposal, the corporation shall include in the management information circular or attach thereto a statement by the shareholder of not more than two hundred words in support of the proposal along with the name and address of the shareholder. R.S.O. 1990, c. B.16, s. 99 (3).

Proposal may include nominations

(4) A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5 per cent of the shares or 5 per cent of the shares of a class or series of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this subsection does not preclude nominations being made at a meeting of shareholders. R.S.O. 1990, c. B.16, s. 99 (4).

Where subss. (2), (3) do not apply

(5) A corporation is not required to comply with subsections (2) and (3) where,

(a) the proposal is not submitted to the corporation at least sixty days before the anniversary date of the last annual meeting, if the matter is proposed to be raised at an annual meeting, or at least sixty days before a meeting other than the annual meeting, if the matter is proposed to be raised at a meeting other than the annual meeting;

(b) it clearly appears that the proposal is submitted by the shareholder primarily for the purpose of enforcing a personal claim or redressing a personal grievance against the corporation or any of its directors, officers or security holders, or for a purpose that is not related in any significant way to the business or affairs of the corporation;

(c) the corporation, at the shareholder’s request, included a proposal in a management information circular relating to a meeting of shareholders held within two years preceding the receipt of the request, and the shareholder failed to present the proposal, in person or by proxy, at the meeting; or

(d) substantially the same proposal was submitted to shareholders in a management information circular or a dissident’s information circular relating to a meeting of shareholders held within two years preceding the receipt of the shareholder’s request and the proposal was defeated. R.S.O. 1990, c. B.16, s. 99 (5).

Where no liability

(6) No corporation or person acting on its behalf incurs any liability by reason only of circulating a proposal or statement in compliance with this section. R.S.O. 1990, c. B.16, s. 99 (6).

Where refusal to circulate proposal

(7) Where a corporation refuses to include a proposal in a management information circular, the corporation shall, within ten days after receiving the proposal, send notice to the shareholder submitting the proposal of its intention to omit the proposal from the management information circular and send to the shareholder a statement of the reasons for the refusal. R.S.O. 1990, c. B.16, s. 99 (7).

Idem

(8) Upon the application of a shareholder aggrieved by a corporation’s refusal under subsection (7), the court may restrain the holding of the meeting to which the proposal is sought to be presented and make any further order it thinks fit. R.S.O. 1990, c. B.16, s. 99 (8).

Idem

(9) The corporation or any person aggrieved by a proposal may apply to the court for an order permitting the corporation to omit the proposal from the management information circular, and the court, if it is satisfied that subsection (5) applies, may make such order as it thinks fit. R.S.O. 1990, c. B.16, s. 99 (9).

Idem

(10) An applicant under subsection (8) or (9) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel. R.S.O. 1990, c. B.16, s. 99 (10).

Definition

(11) In this section,

“proposal” means a matter that a shareholder entitled to vote proposes to raise at a meeting of shareholders. R.S.O. 1990, c. B.16, s. 99 (11).

List of shareholders

100. (1) A corporation shall prepare a list of shareholders entitled to receive notice of a meeting, arranged in alphabetical order and showing the number of shares held by each shareholder, which list shall be prepared,

(a) if a record date is fixed under subsection 95 (2), not later than ten days after such record date; or

(b) if no record date is fixed,

(i) at the close of business on the day immediately preceding the day on which notice is given, or

(ii) where no notice is given, on the day on which the meeting is held. R.S.O. 1990, c. B.16, s. 100 (1).

Entitlement to vote

(2) Where a corporation fixes a record date under subsection 95 (2), a person named in the list prepared under clause (1) (a) is entitled to vote the shares shown opposite the person’s name at the meeting to which the list relates, except to the extent that,

(a) the person has transferred any shares after the record date; and

(b) the transferee of those shares,

(i) produces properly endorsed share certificates, or

(ii) otherwise establishes that the transferee owns the shares,

and demands, not later than ten days before the meeting, or such shorter period before the meeting as the by-laws of the corporation may provide, that the transferee’s name be included in the list before the meeting, in which case the transferee is entitled to vote those shares at the meeting. R.S.O. 1990, c. B.16, s. 100 (2).

Idem

(3) Where a corporation does not fix a record date under subsection 95 (2), a person named in a list prepared under clause (1) (b) is entitled to vote the shares shown opposite the person’s name at the meeting to which the list relates, except to the extent that,

(a) the person has transferred any shares after the date on which a list referred to in subclause (1) (b) (i) is prepared; and

(b) the transferee of those shares,

(i) produces properly endorsed share certificates, or

(ii) otherwise establishes that the transferee owns the shares,

and demands not later than ten days before the meeting, or such shorter period before the meeting as the by-laws of the corporation may provide, that the transferee’s name be included in the list before the meeting, in which case the transferee is entitled to vote those shares at the meeting. R.S.O. 1990, c. B.16, s. 100 (3).

Examination of list

(4) A shareholder may examine the list of shareholders,

(a) during usual business hours at the registered office of the corporation or at the place where its central securities register is maintained; and

(b) at the meeting of shareholders for which the list was prepared. R.S.O. 1990, c. B.16, s. 100 (4).

Quorum

101. (1) Unless the by-laws otherwise provide, the holders of a majority of the shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, constitute a quorum. R.S.O. 1990, c. B.16, s. 101 (1).

Idem

(2) If a quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the by-laws otherwise provide, proceed with the business of the meeting even if a quorum is not present throughout the meeting. R.S.O. 1990, c. B.16, s. 101 (2).

Idem

(3) If a quorum is not present at the time appointed for a meeting of shareholders, or within such reasonable time thereafter as the shareholders present may determine, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business. R.S.O. 1990, c. B.16, s. 101 (3).

Where only one shareholder

(4) If a corporation has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting. R.S.O. 1990, c. B.16, s. 101 (4).

Voting rights

102. (1) Unless the articles otherwise provide, each share of a corporation entitles the holder thereof to one vote at a meeting of shareholders. R.S.O. 1990, c. B.16, s. 102 (1).

Representative

(2) Where a body corporate or association is a shareholder of a corporation, the corporation shall recognize any individual authorized by a resolution of the directors or governing body of the body corporate or association to represent it at meetings of shareholders of the corporation. R.S.O. 1990, c. B.16, s. 102 (2).

Idem

(3) An individual authorized as set out in subsection (2) may exercise on behalf of the body corporate or association he or she represents all the powers it could exercise if it were an individual shareholder. R.S.O. 1990, c. B.16, s. 102 (3).

Joint shareholders

(4) Unless the by-laws otherwise provide, where two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them. R.S.O. 1990, c. B.16, s. 102 (4).

Manner of voting

103. (1) Unless the by-laws otherwise provide, voting at a meeting of shareholders shall be by show of hands, except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting. R.S.O. 1990, c. B.16, s. 103 (1).

Idem

(2) A shareholder or proxyholder may demand a ballot either before or after any vote by show of hands. R.S.O. 1990, c. B.16, s. 103 (2).

Entry in minutes

(3) Unless a ballot is demanded, an entry in the minutes of a meeting of shareholders to the effect that the chair declared a motion to be carried is admissible in evidence as proof of the fact, in the absence of evidence to the contrary, without proof of the number or proportion of the votes recorded in favour of or against the motion. R.S.O. 1990, c. B.16, s. 103 (3).

Resolution in lieu of meeting

104. (1) Except where a written statement is submitted by a director under subsection 123 (2) or where representations in writing are submitted by an auditor under subsection 149 (6),

(a) a resolution in writing signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

(b) a resolution in writing dealing with all matters required by this Act to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote at that meeting, satisfies all the requirements of this Act relating to that meeting of shareholders. R.S.O. 1990, c. B.16, s. 104 (1); 2000, c. 26, Sched. B, s. 3 (5, 6).

Copy of resolution kept with minutes

(2) A copy of every resolution referred to in subsection (1) shall be kept with the minutes of the meetings of shareholders. R.S.O. 1990, c. B.16, s. 104 (2).

Requisition for shareholders meeting

105. (1) The holders of not less than 5 per cent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. R.S.O. 1990, c. B.16, s. 105 (1).

Idem

(2) The requisition referred to in subsection (1) shall state the business to be transacted at the meeting and shall be sent to the registered office of the corporation. R.S.O. 1990, c. B.16, s. 105 (2).

Duty of directors to call meeting

(3) Upon receiving the requisition referred to in subsection (1), the directors shall call a meeting of shareholders to transact the business stated in the requisition unless,

(a) a record date has been fixed under subsection 95 (2) and notice thereof has been given under subsection 95 (4);

(b) the directors have called a meeting of shareholders and have given notice thereof under section 96; or

(c) the business of the meeting as stated in the requisition includes matters described in clauses 99 (5) (b) to (d). R.S.O. 1990, c. B.16, s. 105 (3).

Where requisitionist may call meeting

(4) Subject to subsection (3), if the directors do not within twenty-one days after receiving the requisition referred to in subsection (1) call a meeting, any shareholder who signed the requisition may call the meeting. R.S.O. 1990, c. B.16, s. 105 (4).

Calling of meeting

(5) A meeting called under this section shall be called as nearly as possible in the manner in which meetings are to be called under the by-laws, this Part and Part VIII. R.S.O. 1990, c. B.16, s. 105 (5).

Repayment of expenses

(6) The corporation shall reimburse the shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally. R.S.O. 1990, c. B.16, s. 105 (6).

Requisition by court

106. (1) If for any reason it is impracticable to call a meeting of shareholders of a corporation in the manner in which meetings of those shareholders may be called or to conduct the meeting in the manner prescribed by the by-laws, the articles and this Act, or if for any other reason the court thinks fit, the court, upon the application of a director or a shareholder entitled to vote at the meeting, may order a meeting to be called, held and conducted in such manner as the court directs and upon such terms as to security for the costs of holding the meeting or otherwise as the court deems fit. R.S.O. 1990, c. B.16, s. 106 (1).

Power of court

(2) Without restricting the generality of subsection (1), the court may order that the quorum required by the by-laws, the articles or this Act be varied or dispensed with at a meeting called, held and conducted under this section. R.S.O. 1990, c. B.16, s. 106 (2).

Effect of meeting

(3) A meeting called, held and conducted under this section is for all purposes a meeting of shareholders of the corporation duly called, held and conducted. R.S.O. 1990, c. B.16, s. 106 (3).

Determination of controversy

107. (1) A corporation, shareholder or director may apply to the court to determine any controversy with respect to an election or appointment of a director or auditor of the corporation. R.S.O. 1990, c. B.16, s. 107 (1).

Court order

(2) Upon an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining a director or auditor whose election or appointment is challenged from acting pending determination of the dispute;

(b) an order declaring the result of the disputed election or appointment;

(c) an order requiring a new election or appointment and including in the order directions for the management of the business and affairs of the corporation until a new election is held or appointment made; and

(d) an order determining the voting rights of shareholders and of persons claiming to own shares. R.S.O. 1990, c. B.16, s. 107 (2).

Agreement between shareholders

108. (1) A written agreement between two or more shareholders may provide that in exercising voting rights the shares held by them shall be voted as therein provided. R.S.O. 1990, c. B.16, s. 108 (1).

Idem

(2) A written agreement among all the shareholders of a corporation or among all the shareholders and one or more persons who are not shareholders may restrict in whole or in part the powers of the directors to manage or supervise the management of the business and affairs of the corporation. R.S.O. 1990, c. B.16, s. 108 (2).

Unanimous shareholder agreement

(3) Where a person who is the beneficial owner of all the issued shares of a corporation makes a written declaration that restricts in whole or in part the powers of the directors to manage or supervise the management of the business and affairs of a corporation, the declaration shall be deemed to be a unanimous shareholder agreement. R.S.O. 1990, c. B.16, s. 108 (3).

Party to unanimous shareholder agreement

(4) Subject to subsection 56 (3), a transferee of shares subject to a unanimous shareholder agreement shall be deemed to be a party to the agreement. R.S.O. 1990, c. B.16, s. 108 (4).

Where shareholder has power, etc., of director

(5) A shareholder who is a party to a unanimous shareholder agreement has all the rights, powers, duties and liabilities of a director of the corporation, whether arising under this Act or otherwise, to which the agreement relates to the extent that the agreement restricts the discretion or powers of the directors to manage or supervise the management of the business and affairs of the corporation and the directors are thereby relieved of their duties and liabilities, including any liabilities under section 131, to the same extent. R.S.O. 1990, c. B.16, s. 108 (5).

Matter that a unanimous shareholder agreement may provide

(6) A unanimous shareholder agreement may, without restricting the generality of subsection (2), provide that,

(a) any amendment of the unanimous shareholder agreement may be effected in the manner specified therein; and

(b) in the event that shareholders who are parties to the unanimous shareholder agreement are unable to agree on or resolve any matter pertaining to the agreement, the matter may be referred to arbitration under such procedures and conditions as are specified in the unanimous shareholder agreement. R.S.O. 1990, c. B.16, s. 108 (6).

PART VIII

PROXIES

Definitions

109. In this Part,

“dissident’s information circular” means the circular referred to in clause 112 (1) (b); (“circulaire d’information d’un dissident”)

“form of proxy” means a form that is in written or printed format or a format generated by telephonic or electronic means and that becomes a proxy when completed and signed in writing or electronic signature by or on behalf of a shareholder; (“formule de procuration”)

“management information circular” means the circular referred to in clause 112 (1) (a); (“circulaire d’information de la direction”)

“proxy” means a completed and signed form of proxy by means of which a shareholder has appointed a proxyholder to attend and act on a shareholder’s behalf at a meeting of shareholders; (“procuration”)

“solicit” and “solicitation” include,

(a) a request for a proxy whether or not accompanied by or included in a form of proxy,

(b) a request to execute or not to execute a form of proxy or to revoke a proxy,

(c) the sending of a form of proxy or other communication to a shareholder under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy, and

(d) the sending of a form of proxy to a shareholder under section 111,

but do not include,

(e) the sending of a form of proxy in response to an unsolicited request made by or on behalf of a shareholder,

(f) the performance of administrative acts or professional services on behalf of a person soliciting a proxy,

(g) the sending of material under section 49 of the Securities Act,

(h) a solicitation by a person in respect of shares of which the person is the beneficial owner; (“sollicitation”, “solliciter”)

“solicitation by or on behalf of the management of a corporation” means a solicitation by any person under a resolution or the instructions of the directors of that corporation or a committee of such directors. (“sollicitation effectuée par la direction ou pour son compte”) R.S.O. 1990, c. B.16, s. 109; 1999, c. 12, Sched. F, s. 6.

Proxies

110. (1) Every shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent and with the authority conferred by the proxy. R.S.O. 1990, c. B.16, s. 110 (1).

Signature

(2) Subject to subsection (4.2), a proxy must be signed,

(a) in writing or by electronic signature by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature; or

(b) if the shareholder is a body corporate, by an officer or attorney of the body corporate duly authorized. 1999, c. 12, Sched. F, s. 7 (1).

Expiry

(2.1) A proxy appointing a proxyholder to attend and act at a meeting or meetings of shareholders of an offering corporation ceases to be valid one year from its date. 1999, c. 12, Sched. F, s. 7 (1).

Form of proxy

(3) Every form of proxy shall comply with the regulations. R.S.O. 1990, c. B.16, s. 110 (3).

Revocation

(4) A shareholder may revoke a proxy,

(a) by depositing an instrument in writing that complies with subsection (4.1) and that is signed by the shareholder or by an attorney who is authorized by a document that is signed in writing or by electronic signature;

(b) by transmitting, by telephonic or electronic means, a revocation that complies with subsection (4.1) and that, subject to subsection (4.2), is signed by electronic signature; or

(c) in any other manner permitted by law. 1999, c. 12, Sched. F, s. 7 (2).

Time of revocation

(4.1) The instrument or the revocation must be received,

(a) at the registered office of the corporation at any time up to and including the last business day preceding the day of the meeting, or any adjournment of it, at which the proxy is to be used; or

(b) by the chair of the meeting on the day of the meeting or an adjournment of it. 1999, c. 12, Sched. F, s. 7 (2).

Electronic signature

(4.2) A shareholder or an attorney may sign, by electronic signature, a proxy, a revocation of proxy or a power of attorney authorizing the creation of either of them if the means of electronic signature permits a reliable determination that the document was created or communicated by or on behalf of the shareholder or the attorney, as the case may be. 1999, c. 12, Sched. F, s. 7 (2).

Time limit for deposit

(5) The directors may by resolution fix a time not exceeding forty-eight hours, excluding Saturdays and holidays, preceding any meeting or adjourned meeting of shareholders before which time proxies to be used at that meeting must be deposited with the corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting. R.S.O. 1990, c. B.16, s. 110 (5).

Mandatory solicitation of proxy

111. The management of an offering corporation shall, concurrently with or prior to sending notice of a meeting of shareholders, send a form of proxy to each shareholder who is entitled to receive notice of the meeting. R.S.O. 1990, c. B.16, s. 111.

Information circular

112. (1) No person shall solicit proxies in respect of an offering corporation unless,

(a) in the case of solicitation by or on behalf of the management of the corporation, a management information circular in prescribed form, either as an appendix to or as a separate document accompanying the notice of the meeting; or

(b) in the case of any other solicitation, a dissident’s information circular in prescribed form,

is sent to the auditor of the corporation, to each shareholder whose proxy is solicited and, if clause (b) applies, to the corporation. R.S.O. 1990, c. B.16, s. 112 (1).

Filing copy

(2) A person, upon sending a management or dissident’s information circular, shall concurrently file with the Commission,

(a) in the case of a management information circular, a copy thereof together with a copy of the notice of meeting, form of proxy and of any other documents for use in connection with the meeting; and

(b) in the case of a dissident’s information circular, a copy thereof together with a copy of the form of proxy and of any other documents for use in connection with the meeting. R.S.O. 1990, c. B.16, s. 112 (2).

Exemption order re ss. 111, 112

113. Upon the application of any interested person, the Commission may, if satisfied in the circumstances of the particular case that there is adequate justification for so doing, make an order, on such terms and conditions as the Commission may impose, exempting, in whole or in part, any person from the requirements of section 111 or from the requirements of section 112. R.S.O. 1990, c. B.16, s. 113.

Proxyholder

114. (1) A person who solicits a proxy and is appointed proxyholder shall attend in person or cause an alternate proxyholder to attend the meeting in respect of which the proxy is given and comply with the directions of the shareholder who appointed the person. R.S.O. 1990, c. B.16, s. 114 (1).

Rights of proxyholder

(2) A proxyholder or an alternate proxyholder has the same rights as the shareholder who appointed him or her to speak at a meeting of shareholders in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of a show of hands. R.S.O. 1990, c. B.16, s. 114 (2).

Vote

(3) Despite subsections (1) and (2), where the chair of a meeting of shareholders declares to the meeting that, to the best of his or her belief, if a ballot is conducted, the total number of votes attached to the shares represented at the meeting by proxy required to be voted against what will be the decision of the meeting in relation to any matter or group of matters is less than 5 per cent of all the votes that might be cast at the meeting on such ballot, and where a shareholder, proxyholder or alternate proxyholder does not demand a ballot,

(a) the chair may conduct the vote in respect of that matter or group of matters by a show of hands; and

(b) a proxyholder or alternate proxyholder may vote in respect of that matter or group of matters by a show of hands. R.S.O. 1990, c. B.16, s. 114 (3).

PART IX

DIRECTORS AND OFFICERS

Directors

115. (1) Subject to any unanimous shareholder agreement, the directors shall manage or supervise the management of the business and affairs of a corporation. R.S.O. 1990, c. B.16, s. 115 (1).

Board of directors

(2) A corporation shall have a board of directors which shall consist of,

(a) in the case of a corporation that is not an offering corporation, at least one individual; and

(b) in the case of a corporation that is an offering corporation, not fewer than three individuals. R.S.O. 1990, c. B.16, s. 115 (2); 1994, c. 27, s. 71 (11).

Idem

(3) At least one-third of the directors of an offering corporation shall not be officers or employees of the corporation or any of its affiliates. R.S.O. 1990, c. B.16, s. 115 (3).

Deemed directors

(4) Where all of the directors have resigned or have been removed by the shareholders without replacement, any person who manages or supervises the management of the business and affairs of the corporation shall be deemed to be a director for the purposes of this Act. 1994, c. 27, s. 71 (12).

Exceptions

(5) Subsection (4) does not apply to,

(a) an officer who manages the business of the corporation under the direction or control of a shareholder or other person;

(b) a lawyer, accountant or other professional who participates in the management of the corporation solely for the purposes of providing professional services; or

(c) a trustee in bankruptcy, receiver, receiver-manager or secured creditor who participates in the management of the corporation or exercises control over its property solely for the purposes of enforcement of a security agreement or administration of a bankrupt’s estate, in the case of a trustee in bankruptcy. 1994, c. 27, s. 71 (12).

By-laws by resolution

116. (1) Unless the articles, the by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. R.S.O. 1990, c. B.16, s. 116 (1).

Confirmation by shareholders

(2) Where the directors make, amend or repeal a by-law under subsection (1), they shall submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. R.S.O. 1990, c. B.16, s. 116 (2).

Effective date

(3) Where a by-law is made, amended or repealed under subsection (1), the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, confirmed as amended or rejected by the shareholders under subsection (2) or until it ceases to be effective under subsection (4) and, where the by-law is confirmed or confirmed as amended, it continues in effect in the form in which it was so confirmed. R.S.O. 1990, c. B.16, s. 116 (3).

Rejection, etc.

(4) If a by-law or an amendment or repeal of a by-law is rejected by the shareholders, or if the directors do not submit the by-law, amendment or repeal to the shareholders as required under subsection (2), the by-law, amendment or repeal ceases to be effective on the date of such rejection or on the date of the meeting of shareholders at which it should have been submitted, as the case may be, and no subsequent resolution of the directors to make, amend or repeal a by-

law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders. R.S.O. 1990, c. B.16, s. 116 (4); 1998, c. 18, Sched. E, s. 21.

By-law re shareholder proposal

(5) If a shareholder proposal to make, amend or repeal a by-law is made in accordance with section 99 and is adopted by shareholders at a meeting, the by-law, amendment or repeal is effective from the date of its adoption and requires no further confirmation. R.S.O. 1990, c. B.16, s. 116 (5).

By-law need not be so described

(6) A by-law need not be described as a by-law in a resolution referred to in this section. R.S.O. 1990, c. B.16, s. 116 (6).

First directors meeting

117. (1) After incorporation, a meeting of the directors of a corporation shall be held at which the directors may,

(a) make by-laws;

(b) adopt forms of security certificates and corporate records;

(c) authorize the issue of securities;

(d) appoint officers;

(e) appoint one or more auditors to hold office until the first annual or special meeting of shareholders;

(f) make banking arrangements; and

(g) transact any other business. R.S.O. 1990, c. B.16, s. 117 (1).

Resolution in writing

(2) Any matter referred to in subsection (1) may be dealt with by the directors by a resolution in writing in accordance with subsection 129 (1). R.S.O. 1990, c. B.16, s. 117 (2).

Where subs. (1) does not apply

(3) Subsection (1) does not apply to a body corporate that is an amalgamated corporation under section 178 or that is continued under section 180. R.S.O. 1990, c. B.16, s. 117 (3).

Calling meeting

(4) An incorporator or a director may call the meeting of directors referred to in subsection (1) by giving not less than five days notice thereof to each director, stating the time and place of the meeting. R.S.O. 1990, c. B.16, s. 117 (4).

Qualifications of directors

118. (1) The following persons are disqualified from being a director of a corporation:

1. A person who is less than eighteen years of age.

2. A person who is of unsound mind and has been so found by a court in Canada or elsewhere.

3. A person who is not an individual.

4. A person who has the status of bankrupt. R.S.O. 1990, c. B.16, s. 118 (1).

Holding shares

(2) Unless the articles otherwise provide, a director of a corporation is not required to hold shares issued by the corporation. R.S.O. 1990, c. B.16, s. 118 (2).

Directors to be resident Canadians

(3) A majority of the directors of every corporation other than a non-resident corporation shall be resident Canadians but where a corporation has only one or two directors, that director or one of the two directors, as the case may be, shall be a resident Canadian. R.S.O. 1990, c. B.16, s. 118 (3).

First directors

119. (1) Each director named in the articles shall hold office from the date of endorsement of the certificate of incorporation until the first meeting of shareholders. R.S.O. 1990, c. B.16, s. 119 (1).

Resignation

(2) Until the first meeting of shareholders, the resignation of a director named in the articles shall not be effective unless at the time the resignation is to become effective a successor has been elected or appointed. 1994, c. 27, s. 71 (13).

Powers and duties

(3) The first directors of a corporation named in the articles have all the powers and duties and are subject to all the liabilities of directors. R.S.O. 1990, c. B.16, s. 119 (3).

Election of directors

(4) Subject to clause 120 (a), shareholders of a corporation shall elect, at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election. R.S.O. 1990, c. B.16, s. 119 (4).

Term for directors

(5) It is not necessary that all directors elected at a meeting of shareholders hold office for the same term. R.S.O. 1990, c. B.16, s. 119 (5).

Idem

(6) A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following his or her election. R.S.O. 1990, c. B.16, s. 119 (6).

Idem

(7) Despite this section, if directors are not elected at a meeting of shareholders the incumbent directors continue in office until their successors are elected. R.S.O. 1990, c. B.16, s. 119 (7).

Failure to elect required number of directors

(8) If a meeting of shareholders fails to elect the number of directors required by the articles or by section 125 by reason of the disqualification, incapacity or death of one or more candidates, the directors elected at that meeting, if they constitute a quorum, may exercise all the powers of the directors of the corporation pending the holding of a meeting of shareholders in accordance with subsection 124 (3). R.S.O. 1990, c. B.16, s. 119 (8).

Consent required

(9) Subject to subsection (10), the election or appointment of a director under this Act is not effective unless the person elected or appointed consents in writing before or within 10 days after the date of the election or appointment. 1999, c. 12, Sched. F, s. 8.

Later consent

(10) If the person elected or appointed consents in writing after the time period mentioned in subsection (9), the election or appointment is valid. 1999, c. 12, Sched. F, s. 8.

Exception

(11) Subsection (9) does not apply to a director who is re-elected or re-appointed where there is no break in the director’s term of office. 1999, c. 12, Sched. F, s. 8.

Cumulative voting for directors

120. Where the articles provide for cumulative voting,

(a) each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes in favour of one candidate or distribute them among the candidates in any manner;

(b) a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two or more persons to be elected by a single resolution;

(c) if a shareholder has voted for more than one candidate without specifying the distribution of the shareholder’s votes among the candidates, the shareholder is deemed to have distributed the shareholder’s votes equally among the candidates for whom the shareholder voted;

(d) if the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equals the number of positions to be filled;

(e) each director ceases to hold office at the close of the first annual meeting of shareholders following his or her election;

(f) a director may not be removed from office if the votes cast against the director’s removal would be sufficient to elect him or her and such votes could be voted cumulatively at an election at which the same total number of votes were cast and the number of directors required by the articles were then being elected;

(g) the number of directors required by the articles may not be decreased if the votes cast against the motion to decrease would be sufficient to elect a director and such votes could be voted cumulatively at an election at which the same total number of votes were cast and the number of directors required by the articles were then being elected; and

(h) the articles shall require a fixed number and not a minimum and maximum number of directors. R.S.O. 1990, c. B.16, s. 120.

When director ceases to hold office

121. (1) A director of a corporation ceases to hold office when he or she,

(a) dies or, subject to subsection 119 (2), resigns;

(b) is removed in accordance with section 122; or

(c) becomes disqualified under subsection 118 (1). R.S.O. 1990, c. B.16, s. 121 (1).

Idem

(2) A resignation of a director becomes effective at the time a written resignation is received by the corporation or at the time specified in the resignation, whichever is later. R.S.O. 1990, c. B.16, s. 121 (2).

Removal of directors

122. (1) Subject to clause 120 (f), the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. R.S.O. 1990, c. B.16, s. 122 (1).

Idem

(2) Where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. R.S.O. 1990, c. B.16, s. 122 (2).

Idem

(3) Subject to clauses 120 (a) to (d), a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed or, if not so filled, may be filled under section 124. R.S.O. 1990, c. B.16, s. 122 (3).

Entitlement of director

123. (1) A director of a corporation is entitled to receive notice of and to attend and be heard at every meeting of shareholders. R.S.O. 1990, c. B.16, s. 123 (1).

Idem

(2) A director who,

(a) resigns;

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of removing him or her from office; or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed or elected to fill the office of director, whether because of the resignation or removal of the director or because his or her term of office has expired or is about to expire, is entitled to submit to the corporation a written statement giving the reasons for the director’s resignation or the reasons why he or she opposes any proposed action or resolution, as the case may be. R.S.O. 1990, c. B.16, s. 123 (2).

Distribution of statement

(3) Upon receiving a statement under subsection (2), a corporation shall forthwith send a copy of the statement to every shareholder entitled to receive notice of meetings of shareholders unless the statement is included in or attached to a management information circular required by section 112. R.S.O. 1990, c. B.16, s. 123 (3); 2004, c. 19, s. 3 (3).

No liability

(4) No corporation or person acting on its behalf incurs any liability by reason only of circulating a director’s statement in compliance with subsection (3). R.S.O. 1990, c. B.16, s. 123 (4).

Vacancies

124. (1) Despite subsection 126 (6), but subject to subsections (2), (4) and (5) of this section, a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from,

(a) an increase in the number of directors otherwise than in accordance with subsection (2), or in the maximum number of directors, as the case may be; or

(b) a failure to elect the number of directors required to be elected at any meeting of shareholders. R.S.O. 1990, c. B.16, s. 124 (1).

Appointment of directors subsequent to annual meeting

(2) Where a special resolution passed under subsection 125 (3) empowers the directors of a corporation the articles of which provide for a minimum and maximum number of directors to determine the number of directors, the directors may not, between meetings of shareholders, appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders. R.S.O. 1990, c. B.16, s. 124 (2).

Election of directors to make quorum

(3) If there is not a quorum of directors, or if there has been a failure to elect the number of directors required by the articles or by section 125, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder. R.S.O. 1990, c. B.16, s. 124 (3).

Where elected by class of shareholders

(4) Where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors and a vacancy occurs among those directors,

(a) subject to subsection (5), the remaining directors elected by that class or series may fill the vacancy except a vacancy resulting from an increase in the number of directors for that class or series or from a failure to elect the number of directors for that class or series; or

(b) if there are no such remaining directors, any holder of shares of that class or series may call a meeting of the holders thereof for the purpose of filling the vacancy. R.S.O. 1990, c. B.16, s. 124 (4).

Idem, where no quorum

(5) The articles may provide that a vacancy among the directors shall only be filled by a vote of the shareholders, or by a vote of the holders of any class or series of shares having an exclusive right to elect one or more directors if the vacancy occurs among the directors elected by that class or series. R.S.O. 1990, c. B.16, s. 124 (5).

Term

(6) A director appointed or elected to fill a vacancy holds office for the unexpired term of the director’s predecessor. R.S.O. 1990, c. B.16, s. 124 (6).

Change in number of directors

125. (1) A corporation may increase or decrease the number, or the minimum or maximum number, of its directors in accordance with clause 168 (1) (m), but no decrease in the number of directors shall shorten the term of an incumbent director. R.S.O. 1990, c. B.16, s. 125 (1).

Articles amendment

(2) Where a corporation has increased or decreased the number of directors by special by-law under a predecessor of this Act, the special by-law shall be deemed to constitute an amendment to its articles. R.S.O. 1990, c. B.16, s. 125 (2).

Number of directors

(3) Where a minimum and maximum number of directors of a corporation is provided for in its articles, the number of directors of the corporation and the number of directors to be elected at the annual meeting of the shareholders shall be such number as shall be determined from time to time by special resolution or, if the special resolution empowers the directors to determine the number, by resolution of the directors. R.S.O. 1990, c. B.16, s. 125 (3).

Idem

(4) Where no resolution has been passed under subsection (3), the number of directors of the corporation shall be the number of directors named in its articles. R.S.O. 1990, c. B.16, s. 125 (4).

(5) Repealed: 1998, c. 18, Sched. E, s. 22 (1).

(6) Repealed: 1998, c. 18, Sched. E, s. 22 (2).

Place of meetings and quorum

126. (1) Subject to subsection (2), a meeting of the board of directors shall be held at the place where the registered office of the corporation is located. R.S.O. 1990, c. B.16, s. 126 (1).

Exceptions

(2) Where the by-laws of the corporation so provide, a meeting of the board of directors may be held at any place within or outside Ontario, but, except where the corporation is a non-resident corporation or the articles or the by-laws otherwise provide, in any financial year of the corporation a majority of the meetings of the board of directors shall be held at a place within Canada. R.S.O. 1990, c. B.16, s. 126 (2).

Quorum

(3) Subject to the articles or by-laws and subsection (4), a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors, but in no case shall a quorum be less than two-fifths of the number of directors or minimum number of directors, as the case may be. R.S.O. 1990, c. B.16, s. 126 (3).

Idem

(4) Where a corporation has fewer than three directors, all directors must be present at any meeting of directors to constitute a quorum. R.S.O. 1990, c. B.16, s. 126 (4).

Idem

(5) Subject to the articles or by-laws, where there is a vacancy or vacancies in the board of directors, the remaining directors may exercise all the powers of the board so long as a quorum of the board remains in office. R.S.O. 1990, c. B.16, s. 126 (5).

Transacting business

(6) Directors, other than directors of a non-resident corporation, shall not transact business at a meeting of directors unless a majority of directors present are resident Canadians or, where a corporation has fewer than three directors, one of the directors present is a resident Canadian. R.S.O. 1990, c. B.16, s. 126 (6).

Idem

(7) Despite subsection (6), directors may transact business at a meeting of directors where a majority of resident Canadian directors is not present if,

(a) a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

(b) a majority of resident Canadian directors would have been present had that director been present at the meeting. R.S.O. 1990, c. B.16, s. 126 (7).

Calling meeting of directors

(8) In addition to any other provision in the articles or by-laws of a corporation for calling meetings of directors, a quorum of the directors may, at any time, call a meeting of the directors for the transaction of any business the general nature of which is specified in the notice calling the meeting. R.S.O. 1990, c. B.16, s. 126 (8).

Notice

(9) In the absence of any other provision in that behalf in the by-laws of the corporation, notice of the time and place for the holding of the meeting called under subsection (8) shall be given to every director of the corporation by sending the notice ten days or more before the date of the meeting to each director’s latest address as shown on the records of the corporation. R.S.O. 1990, c. B.16, s. 126 (9).

Waiver of notice

(10) A director may in any manner and at any time waive a notice of a meeting of directors and attendance of a director at a meeting of directors is a waiver of notice of the meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. R.S.O. 1990, c. B.16, s. 126 (10).

Adjourned meeting

(11) Notice of an adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting is announced at the original meeting. R.S.O. 1990, c. B.16, s. 126 (11).

Where one director

(12) Where a corporation has only one director, that director may constitute a meeting. R.S.O. 1990, c. B.16, s. 126 (12).

Meeting by telephone, etc.

(13) Unless the by-laws otherwise provide, if all the directors of a corporation present at or participating in the meeting consent, a meeting of directors or of a committee of directors may be held by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and a director participating in such a meeting by such means is deemed for the purposes of this Act to be present at that meeting. R.S.O. 1990, c. B.16, s. 126 (13).

Place of meeting by telephone

(14) If a majority of the directors participating in a meeting held under subsection (13) are then in Canada, the meeting shall be deemed to have been held in Canada. R.S.O. 1990, c. B.16, s. 126 (14).

Delegation by directors

127. (1) Subject to the articles or by-laws, directors of a corporation may appoint from their number a managing director, who is a resident Canadian, or a committee of directors and delegate to such managing director or committee any of the powers of the directors. R.S.O. 1990, c. B.16, s. 127 (1).

Idem

(2) If the directors of a corporation other than a non-resident corporation, appoint a committee of directors, a majority of the members of the committee shall be resident Canadians. R.S.O. 1990, c. B.16, s. 127 (2).

Limitations on authority

(3) Despite subsection (1), no managing director and no committee of directors has authority to,

(a) submit to the shareholders any question or matter requiring the approval of the shareholders;

(b) fill a vacancy among the directors or in the office of auditor or appoint or remove any of the chief executive officers, however designated, the chief financial officer, however designated, the chair or the president of the corporation;

(c) subject to section 184, issue securities except in the manner and on the terms authorized by the directors;

(d) declare dividends;

(e) purchase, redeem or otherwise acquire shares issued by the corporation;

(f) pay a commission referred to in section 37;

(g) approve a management information circular referred to in Part VIII;

(h) approve a take-over bid circular, directors’ circular or issuer bid circular referred to in Part XX of the Securities Act;

(i) approve any financial statements referred to in clause 154 (1) (b) of the Act and Part XVIII of the Securities Act;

(i.1) approve an amalgamation under section 177 or an amendment to the articles under subsection 168 (2) or (4); or

(j) adopt, amend or repeal by-laws. R.S.O. 1990, c. B.16, s. 127 (3); 1994, c. 27, s. 71 (16).

Validity of acts of directors and officers

128. An act done by a director or by an officer is not invalid by reason only of any defect that is thereafter discovered in his or her appointment, election or qualification. R.S.O. 1990, c. B.16, s. 128.

Resolutions in writing

129. (1) A resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of directors or a committee of directors, is as valid as if it had been passed at a meeting of directors or a committee of directors. R.S.O. 1990, c. B.16, s. 129 (1).

Copy to be kept

(2) A copy of every resolution passed under subsection (1) shall be kept with the minutes of the proceedings of the directors or committee of directors. R.S.O. 1990, c. B.16, s. 129 (2).

Liability of directors

130. (1) Directors of a corporation who vote for or consent to a resolution authorizing the issue of a share for a consideration other than money contrary to section 23 are jointly and severally liable to the corporation to make good any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the share had been issued for money on the date of the resolution. R.S.O. 1990, c. B.16, s. 130 (1).

Idem

(2) Directors of a corporation who vote for or consent to a resolution authorizing,

(a) any financial assistance contrary to section 20;

(b) a purchase, redemption or other acquisition of shares contrary to section 30, 31 or 32;

(c) a commission contrary to section 37;

(d) a payment of a dividend contrary to section 38;

(e) a payment of an indemnity contrary to section 136; or

(f) a payment to a shareholder contrary to section 185 or 248,

are jointly and severally liable to restore to the corporation any amounts so distributed or paid and not otherwise recovered by the corporation. R.S.O. 1990, c. B.16, s. 130 (2).

Joint liability

(3) A director who has satisfied a judgment rendered under this section is entitled to contribution from the other directors who voted for or consented to the unlawful act upon which the judgment was founded. R.S.O. 1990, c. B.16, s. 130 (3).

Application to court

(4) A director liable under subsection (2) is entitled to apply to the court for an order compelling a shareholder or other recipient to pay or deliver to the director any money or property that was paid or distributed to the shareholder or other recipient contrary to section 20, 30, 31, 32, 37, 38, 136, 185 or 248. R.S.O. 1990, c. B.16, s. 130 (4).

What court may order

(5) In connection with an application under subsection (4), the court may, if it is satisfied that it is equitable to do so,

(a) order a shareholder or other recipient to pay or deliver to a director any money or property that was paid or distributed to the shareholder or other recipient contrary to section 20, 30, 31, 32, 37, 38, 136, 185 or 248;

(b) order a corporation to return or issue shares to a person from whom the corporation has purchased, redeemed or otherwise acquired shares; or

(c) make any further order it thinks fit. R.S.O. 1990, c. B.16, s. 130 (5).

Exception to subs. (1)

(6) A director is not liable under subsection (1) if the director proves that he or she did not know and could not reasonably have known that the share was issued for a consideration less than the fair equivalent of the money that the corporation would have received if the share had been issued for money. R.S.O. 1990, c. B.16, s. 130 (6).

(7) Repealed: 2002, c. 24, Sched. B, s. 25.

Directors’ liability to employees for wages

131. (1) The directors of a corporation are jointly and severally liable to the employees of the corporation for all debts not exceeding six months’ wages that become payable while they are directors for services performed for the corporation and for the vacation pay accrued while they are directors for not more than twelve months under the

Employment Standards Act, and the regulations thereunder, or under any collective agreement made by the corporation. R.S.O. 1990, c. B.16, s. 131 (1).

Limitation of liability

(2) A director is liable under subsection (1) only if,

(a) the corporation is sued in the action against the director and execution against the corporation is returned unsatisfied in whole or in part; or

(b) before or after the action is commenced, the corporation goes into liquidation, is ordered to be wound up or makes an authorized assignment under the Bankruptcy and Insolvency Act (Canada), or a receiving order under that Act is made against it, and, in any such case, the claim for the debt has been proved. 2002, c. 24, Sched. B, s. 27 (1).

Idem

(3) Where execution referred to in clause (2) (b) has issued, the amount recoverable from a director is the amount remaining unsatisfied after execution. R.S.O. 1990, c. B.16, s. 131 (3).

Rights of director who pays debt

(4) Where a director pays a debt under subsection (1) that is proved in liquidation and dissolution or bankruptcy proceedings, the director is entitled to any preference that the employee would have been entitled to, and where a judgment has been obtained the director is entitled to an assignment of the judgment. R.S.O. 1990, c. B.16, s. 131 (4).

Idem

(5) A director who has satisfied a claim under this section is entitled to contribution from the other directors who were liable for the claim. R.S.O. 1990, c. B.16, s. 131 (5).

Disclosure: conflict of interest

132. (1) A director or officer of a corporation who,

(a) is a party to a material contract or transaction or proposed material contract or transaction with the corporation; or

(b) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the corporation, shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest. R.S.O. 1990, c. B.16, s. 132 (1).

by director

(2) The disclosure required by subsection (1) shall be made, in the case of a director,

(a) at the meeting at which a proposed contract or transaction is first considered;

(b) if the director was not then interested in a proposed contract or transaction, at the first meeting after he or she becomes so interested;

(c) if the director becomes interested after a contract is made or a transaction is entered into, at the first meeting after he or she becomes so interested; or

(d) if a person who is interested in a contract or transaction later becomes a director, at the first meeting after he or she becomes a director. R.S.O. 1990, c. B.16, s. 132 (2).

by officer

(3) The disclosure required by subsection (1) shall be made, in the case of an officer who is not a director,

(a) forthwith after the officer becomes aware that the contract or transaction or proposed contract or transaction is to be considered or has been considered at a meeting of directors;

(b) if the officer becomes interested after a contract is made or a transaction is entered into, forthwith after he or she becomes so interested; or

(c) if a person who is interested in a contract or transaction later becomes an officer, forthwith after he or she becomes an officer. R.S.O. 1990, c. B.16, s. 132 (3).

Where contract or transaction does not require approval

(4) Despite subsections (2) and (3), where subsection (1) applies to a director or officer in respect of a material contract or transaction or proposed material contract or transaction that, in the ordinary course of the corporation’s business, would not require approval by the directors or shareholders, the director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction. R.S.O. 1990, c. B.16, s. 132 (4).

Director not to vote

(5) A director referred to in subsection (1) shall not vote on any resolution to approve the contract or transaction unless the contract or transaction is,

(a) an arrangement by way of security for money lent to or obligations undertaken by the director for the benefit of the corporation or an affiliate;

(b) one relating primarily to his or her remuneration as a director, officer, employee or agent of the corporation or an affiliate;

(c) one for indemnity or insurance under section 136; or

(d) one with an affiliate. R.S.O. 1990, c. B.16, s. 132 (5).

General notice of interest

(6) For the purposes of this section, a general notice to the directors by a director or officer disclosing that he or she is a director or officer of or has a material interest in a person and is to be regarded as interested in any contract made or any transaction entered into with that person, is a sufficient disclosure of interest in relation to any contract so made or transaction so entered into. R.S.O. 1990, c. B.16, s. 132 (6).

Effect of disclosure

(7) Where a material contract is made or a material transaction is entered into between a corporation and a director or officer of the corporation, or between a corporation and another person of which a director or officer of the corporation is a director or officer or in which he or she has a material interest,

(a) the director or officer is not accountable to the corporation or its shareholders for any profit or gain realized from the contract or transaction; and

(b) the contract or transaction is neither void nor voidable,

by reason only of that relationship or by reason only that the director is present at or is counted to determine the presence of a quorum at the meeting of directors that authorized the contract or transaction, if the director or officer disclosed his or her interest in accordance with subsection (2), (3), (4) or (6), as the case may be, and the contract or transaction was reasonable and fair to the corporation at the time it was so approved. R.S.O. 1990, c. B.16, s. 132 (7).

Confirmation by shareholders

(8) Despite anything in this section, a director or officer, acting honestly and in good faith, is not accountable to the corporation or to its shareholders for any profit or gain realized from any such contract or transaction by reason only of his or her holding the office of director or officer, and the contract or transaction, if it was reasonable and fair to the corporation at the time it was approved, is not by reason only of the director’s or officer’s interest therein void or voidable, where,

(a) the contract or transaction is confirmed or approved by special resolution at a meeting of the shareholders duly called for that purpose; and

(b) the nature and extent of the director’s or officer’s interest in the contract or transaction are disclosed in reasonable detail in the notice calling the meeting or in the information circular required by section 112. R.S.O. 1990, c. B.16, s. 132 (8).

Court setting aside contract

(9) Subject to subsections (7) and (8), where a director or officer of a corporation fails to disclose his or her interest in a material contract or transaction in accordance with this section or otherwise fails to comply with this section, the corporation or a shareholder of the corporation, or, in the case of an offering corporation, the Commission may apply to the court for an order setting aside the contract or transaction and directing that the director or officer account to the corporation for any profit or gain realized and upon such application the court may so order or make such other order as it thinks fit. R.S.O. 1990, c. B.16, s. 132 (9).

Officers

133. Subject to the articles, the by-laws or any unanimous shareholder agreement,

(a) the directors may designate the offices of the corporation, appoint officers, specify their duties and delegate to them powers to manage the business and affairs of the corporation, except, subject to section 184, powers to do anything referred to in subsection 127 (3);

(b) a director may be appointed to any office of the corporation; and

(c) two or more offices of the corporation may be held by the same person. R.S.O. 1990, c. B.16, s. 133.

Standards of care, etc., of directors, etc.

134. (1) Every director and officer of a corporation in exercising his or her powers and discharging his or her duties shall,

(a) act honestly and in good faith with a view to the best interests of the corporation; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. R.S.O. 1990, c. B.16, s. 134 (1).

Duty to comply with Act, etc.

(2) Every director and officer of a corporation shall comply with this Act, the regulations, articles, by-laws and any unanimous shareholder agreement. R.S.O. 1990, c. B.16, s. 134 (2).

Cannot contract out of liability

(3) Subject to subsection 108 (5), no provision in a contract, the articles, the by-laws or a resolution relieves a director or officer from the duty to act in accordance with this Act and the regulations or relieves him or her from liability for a breach thereof. R.S.O. 1990, c. B.16, s. 134 (3).

Consent of director at meeting

135. (1) A director who is present at a meeting of directors or committee of directors is deemed to have consented to any resolution passed or action taken thereat unless the director,

(a) requests that his or her dissent be or his or her dissent is entered in the minutes of the meeting;

(b) sends a written dissent to the secretary of the meeting before the meeting is terminated; or

(c) sends a dissent by registered mail or delivers it to the registered office of the corporation immediately after the meeting is terminated. R.S.O. 1990, c. B.16, s. 135 (1).

Idem

(2) A director who votes for or consents to a resolution is not entitled to dissent under subsection (1). R.S.O. 1990, c. B.16, s. 135 (2).

Idem

(3) A director who was not present at a meeting at which a resolution was passed or action taken is deemed to have consented thereto unless within seven days after becoming aware of the resolution the director,

(a) causes his or her dissent to be placed with the minutes of the meeting; or

(b) sends his or her dissent by registered mail or delivers it to the registered office of the corporation. R.S.O. 1990, c. B.16, s. 135 (3).

Entitled to rely on statements, etc.

(4) A director is not liable under section 130 or 134 if the director relies in good faith upon,

(a) financial statements of the corporation represented to him or her by an officer of the corporation or in a written report of the auditor of the corporation to present fairly the financial position of the corporation in accordance with generally accepted accounting principles; or

(b) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by any such person. R.S.O. 1990, c. B.16, s. 135 (4).

Indemnification of directors

136. (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

(a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. R.S.O. 1990, c. B.16, s. 136 (1).

Idem

(2) A corporation may, with the approval of the court, indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1) (a) and (b). R.S.O. 1990, c. B.16, s. 136 (2).

Idem

(3) Despite anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity,

(a) was substantially successful on the merits in his or her defence of the action or proceeding; and

(b) fulfils the conditions set out in clauses (1) (a) and (b). R.S.O. 1990, c. B.16, s. 136 (3).

Liability insurance

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person,

(a) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate. R.S.O. 1990, c. B.16, s. 136 (4).

Application to court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit. R.S.O. 1990, c. B.16, s. 136 (5).

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel. R.S.O. 1990, c. B.16, s. 136 (6).

Remuneration of directors

137. Subject to the articles, the by-laws or any unanimous shareholder agreement, the directors of a corporation may fix the remuneration of the directors, officers and employees of the corporation. R.S.O. 1990, c. B.16, s. 137.

PART X

INSIDER LIABILITY

Insider liability

138. (1) In this Part,

“corporation” means a corporation that is not an offering corporation; (“société”)

“insider” means, with respect to a corporation,

(a) the corporation,

(b) an affiliate of the corporation,

(c) a director or officer of the corporation,

(d) a person who beneficially owns, directly or indirectly, more than 10 per cent of the voting securities of the corporation or who exercises control or direction over more than 10 per cent of the votes attached to the voting securities of the corporation,

(e) a person employed or retained by the corporation, or

(f) a person who receives specific confidential information from a person described in this definition or in subsection (3), including a person described in this clause, and who has knowledge that the person giving the information is a person described in this definition or in subsection (3), including a person described in this clause; (“initié”)

“security” includes a warrant. (“valeur mobilière”) R.S.O. 1990, c. B.16, s. 138 (1).

Insider

(2) For the purposes of this Part,

(a) a director or officer of a body corporate that is an insider of a corporation is deemed to be an insider of the corporation;

(b) a director or officer of a body corporate that is a subsidiary is deemed to be an insider of its holding corporation;

(c) a person is deemed to own beneficially, voting securities beneficially owned by a body corporate controlled by the person directly or indirectly; and

(d) a body corporate is deemed to own beneficially, voting securities beneficially owned by its affiliates. R.S.O. 1990, c. B.16, s. 138 (2).

Idem

(3) For the purposes of this Part,

(a) where a body corporate becomes an insider of a corporation, or enters into a business combination with a corporation, a director or an officer of the body corporate or a shareholder of the body corporate who is a person referred to in clause (d) of the definition of “insider” in subsection (1) is deemed to have been an insider of the corporation for the previous six months or for such shorter period as he or she was a director, an officer or such a shareholder of the body corporate; and

(b) where a corporation becomes an insider of a body corporate or enters into a business combination with a body corporate, a director or an officer of the body corporate or a shareholder of the body corporate who is a person referred to in clause (d) of the definition of “insider” in subsection (1) is deemed to have been an insider of the corporation for the previous six months or for such shorter period as he or she was a director, an officer or such a shareholder of the body corporate. R.S.O. 1990, c. B.16, s. 138 (3).

Business combination

(4) In subsection (3),

“business combination” means an acquisition of all or substantially all the property of one body corporate by another or an amalgamation of two or more bodies corporate. R.S.O. 1990, c. B.16, s. 138 (4).

Liability of insider

(5) An insider who, in connection with a transaction in a security of the corporation or any of its affiliates, makes use of any specific confidential information for the insider’s own benefit or advantage that, if generally known, might reasonably be expected to affect materially the value of the security,

(a) is liable to compensate any person for any direct loss suffered by that person as a result of the transaction, unless the information was known or in the exercise of reasonable diligence should have been known to that person; and

(b) is accountable to the corporation for any direct benefit or advantage received or receivable by the insider as a result of the transaction. R.S.O. 1990, c. B.16, s. 138 (5).

(6) Repealed: 2002, c. 24, Sched. B, s. 25.

PART XI

BOOKS AND RECORDS

Records

139. (1) Where this Act requires a record to be kept by a corporation, it may be kept in a bound or looseleaf book or may be entered or recorded by any system of mechanical or electronic data processing or any other information storage device. R.S.O. 1990, c. B.16, s. 139 (1).

Guard against falsification of records

(2) The corporation shall,

(a) take adequate precautions, appropriate to the means used, for guarding against the risk of falsifying the information recorded; and

(b) provide means for making the information available in an accurate and intelligible form within a reasonable time to any person lawfully entitled to examine the records. R.S.O. 1990, c. B.16, s. 139 (2).

Admissibility of records in evidence

(3) The bound or looseleaf book or, where the record is not kept in a bound or looseleaf book, the information in the form in which it is made available under clause (2) (b) is admissible in evidence as proof, in the absence of evidence to the contrary, of all facts stated therein, before and after dissolution of the corporation. R.S.O. 1990, c. B.16, s. 139 (3).

False information

(4) No person shall remove, withhold or destroy information required by this Act or the regulations to be recorded, or,

(a) record or assist in recording any information in a record; or

(b) make information purporting to be accurate available in a form referred to in clause (2) (b),

knowing it to be untrue. R.S.O. 1990, c. B.16, s. 139 (4).

Records, duties of corporation

140. (1) A corporation shall prepare and maintain, at its registered office or at such other place in Ontario designated by the directors,

(a) the articles and the by-laws and all amendments thereto, and a copy of any unanimous shareholder agreement known to the directors;

(b) minutes of meetings and resolutions of shareholders;

(c) a register of directors in which are set out the names and residence addresses, while directors, including the street and number, if any, of all persons who are or have been directors of the corporation with the several dates on which each became or ceased to be a director; and

(d) a securities register complying with section 141. R.S.O. 1990, c. B.16, s. 140 (1).

Idem

(2) In addition to the records described in subsection (1), a corporation shall prepare and maintain,

(a) adequate accounting records; and

(b) records containing minutes of meetings and resolutions of the directors and any committee thereof,

but, provided the retention requirements of any taxing authority of Ontario, the government of Canada or any other jurisdiction to which the corporation is subject have been satisfied, the accounting records mentioned in clause (a) need only be retained by the corporation for six years from the end of the last fiscal period to which they relate. R.S.O. 1990, c. B.16, s. 140 (2).

Interpretation

(3) For the purposes of clause (1) (b) and subsection (2), where a body corporate is continued under this Act, “records” includes similar records required by law to be maintained by the body corporate before it was so continued. R.S.O. 1990, c. B.16, s. 140 (3).

Securities register

141. (1) A corporation shall prepare and maintain at its registered office, or at any other place in Ontario designated by the directors, a securities register in which it records the securities issued by it in registered form, showing with respect to each class or series of securities,

(a) the names, alphabetically arranged of persons who,

(i) are or have been within six years registered as shareholders of the corporation, the address including the street and number, if any, of every such person while a holder, and the number and class of shares registered in the name of such holder,

(ii) are or have been within six years registered as holders of debt obligations of the corporation, the address including the street and number, if any, of every such person while a holder, and the class or series and principal amount of the debt obligations registered in the name of such holder, or

(iii) are or have been within six years registered as holders of warrants of the corporation, other than warrants exercisable within one year from the date of issue, the address including the street and number, if any, of every such person while a registered holder, and the class or series and number of warrants registered in the name of such holder; and

(b) the date and particulars of the issue of each security and warrant. R.S.O. 1990, c. B.16, s. 141 (1).

Register of transfers

(2) A corporation shall cause to be kept a register of transfers in which all transfers of securities issued by the corporation in registered form and the date and other particulars of each transfer shall be set out. R.S.O. 1990, c. B.16, s. 141 (2).

Definition

(3) In this section and in section 143,

“registered form” has the same meaning as in Part VI. R.S.O. 1990, c. B.16, s. 141 (3).

Transfer agents

142. For each class of securities and warrants issued by it, a corporation may appoint,

(a) a trustee, transfer agent or other agent to keep the securities register and the register of transfers and one or more persons or agents to keep branch registers; and

(b) a registrar, trustee or agent to maintain a record of issued security certificates and warrants,

and, subject to section 48, one person may be appointed for the purposes of both clauses (a) and (b) in respect of all securities and warrants of the corporation or any class or classes thereof. R.S.O. 1990, c. B.16, s. 142.

Registers, general

143. (1) The securities register and the register of transfers shall be kept at the registered office of a corporation or at such other places in Ontario designated by the directors, and the branch register or registers of transfers may be kept at such offices of the corporation or other places, either within or outside Ontario, designated by the directors. R.S.O. 1990, c. B.16, s. 143 (1).

Valid registration

(2) Registration of the transfer of a security or warrant of a corporation in the register of transfers or a branch register of transfers is a complete and valid registration for all purposes. R.S.O. 1990, c. B.16, s. 143 (2).

Entry in branch transfer register

(3) In each branch register of transfers there shall be recorded only the particulars of the transfers of securities or warrants registered in that branch register of transfers. R.S.O. 1990, c. B.16, s. 143 (3).

Entry in register of transfers

(4) Particulars of every transfer of securities and warrants registered in every branch register of transfers shall be recorded in the register of transfers. R.S.O. 1990, c. B.16, s. 143 (4).

Documents not required to be produced

(5) A corporation or a person appointed under section 142 is not required to produce,

(a) any security certificate or warrant that is not in registered form; or

(b) any security certificate or warrant that is in registered form after six years,

(i) in the case of a share certificate, from the date of its cancellation,

(ii) in the case of a warrant, from the date of its transfer or exercise, whichever occurs first, or

(iii) in the case of a certificate representing a debt obligation, from the date of cancellation of such certificate. R.S.O. 1990, c. B.16, s. 143 (5).

Records open to examination by directors

144. (1) The records mentioned in sections 140 and 141 shall, during normal business hours of a corporation, be open to examination by any director and shall, except as provided in sections 140 and 143 and in subsections (2) and (3) of this section, be kept at the registered office of the corporation. R.S.O. 1990, c. B.16, s. 144 (1).

Records of account at branch

(2) A corporation may keep at any place where it carries on business such parts of the accounting records as relate to the operations, business and assets and liabilities of the corporation carried on, supervised or accounted for at such place, but there shall be kept at the registered office of the corporation or such other place as is authorized under this section such records as will enable the directors to ascertain quarterly with reasonable accuracy the financial position of the corporation. R.S.O. 1990, c. B.16, s. 144 (2).

Off-site records

(3) A corporation may keep all or any of the records mentioned in subsection (1) at a place other than the registered office of the corporation if the records are available for inspection during regular office hours at the registered office by means of a computer terminal or other electronic technology. 1994, c. 27, s. 71 (17).

Rescission of orders made under subs. (3)

(4) The Director may by order upon such terms as the Director thinks fit rescind any order made under subsection (3) or any order made by the Lieutenant Governor in Council or the Minister under a predecessor of that subsection. R.S.O. 1990, c. B.16, s. 144 (4).

Examination of records by shareholders and creditors

145. (1) Shareholders and creditors of a corporation, their agents and legal representatives may examine the records (1) during the usual business hours of the referred to in subsection 140 corporation, and may take extracts therefrom, free of charge, and, where the corporation is an offering corporation, any other person may do so upon payment of a reasonable fee. R.S.O. 1990, c. B.16, s. 145 (1).

Copy

(2) A shareholder of a corporation is entitled upon request and without charge to one copy of the articles and by-laws and of any unanimous shareholder agreement. R.S.O. 1990, c. B.16, s. 145 (2).

List of shareholders

146. (1) Shareholders and creditors of a corporation, their agents and legal representatives and, where the corporation is an offering corporation, any other person, upon payment of a reasonable fee and upon sending to the corporation or its transfer agent the statutory declaration referred to in subsection (6), may require the corporation or its transfer agent to furnish a basic list setting out the names of the shareholders of the corporation, the number of shares of each class and series owned by each shareholder and the address of each shareholder, all as shown on the records of the corporation. R.S.O. 1990, c. B.16, s. 146 (1).

Idem

(2) The basic list referred to in subsection (1) shall be furnished to the applicant as soon as is practicable and, when furnished, shall be as current as is practicable having regard to the form in which the securities register of the corporation is maintained, but, in any case, shall be furnished not more than ten days following the receipt by the corporation or its transfer agent of the statutory declaration referred to in subsection (1) and shall be made up to a date not more than ten days before the date on which it is actually furnished. R.S.O. 1990, c. B.16, s. 146 (2).

Supplemental lists

(3) A person requiring a corporation to supply a basic list may, if the person states in the statutory declaration referred to in subsection (1) that the person requires supplemental lists, require the corporation or its agent upon payment of a reasonable fee to furnish supplemental lists setting out any changes from the basic list in the names or addresses of the shareholders and the number of shares owned by each shareholder for each business day following the date to which the basic list is made up. R.S.O. 1990, c. B.16, s. 146 (3).

Idem

(4) The corporation or its agent shall furnish a supplemental list required under subsection (3),

(a) on the date the basic list is furnished, where the information relates to changes that took place prior to that date; and

(b) on the business day following the day to which the supplemental list relates, where the information relates to changes that take place on or after the date the basic list is furnished. R.S.O. 1990, c. B.16, s. 146 (4).

List of option holders

(5) A person requiring a corporation to supply a basic or supplemental list may also require the corporation to include in that list the name and address of any known holder of an option or right to acquire shares of the corporation. R.S.O. 1990, c. B.16, s. 146 (5).

Statutory declaration

(6) The statutory declaration required under subsection (1) shall state,

(a) the name and address including street and number, if any, of the applicant and whether the applicant is a shareholder, creditor or any other person referred to in the subsection;

(b) the name and address including street and number, if any, for service of the body corporate if the applicant is a body corporate; and

(c) that the basic list and any supplemental lists shall be used only as permitted under subsection (8). R.S.O. 1990, c. B.16, s. 146 (6).

Idem

(7) If the applicant is a body corporate, the statutory declaration shall be made by a director or officer of the body corporate. R.S.O. 1990, c. B.16, s. 146 (7).

Use of list

(8) A list of shareholders obtained under this section shall not be used by any person except in connection with,

(a) an effort to influence the voting by shareholders of the corporation;

(b) an offer to acquire shares of the corporation; or

(c) any other matter relating to the affairs of the corporation. R.S.O. 1990, c. B.16, s. 146 (8).

Trafficking in lists

147. No person shall offer for sale or sell or purchase or otherwise traffic in a list or a copy of a list of all or any of the holders of securities or warrants of a corporation. R.S.O. 1990, c. B.16, s. 147.

PART XII

AUDITORS AND FINANCIAl STATEMENTS

Exemption from audit requirements

148. In respect of a financial year of a corporation, the corporation is exempt from the requirements of this Part regarding the appointment and duties of an auditor if,

(a) the corporation is not an offering corporation; and

(b) all of the shareholders consent in writing to the exemption in respect of that year. 1998, c. 18, Sched. E, s. 23.

Auditors

149. (1) The shareholders of a corporation at their first annual or special meeting shall appoint one or more auditors to hold office until the close of the first or next annual meeting, as the case may be, and, if the shareholders fail to do so, the directors shall forthwith make such appointment or appointments. R.S.O. 1990, c. B.16, s. 149 (1).

Idem

(2) The shareholders shall at each annual meeting appoint one or more auditors to hold office until the close of the next annual meeting and, if an appointment is not so made, the auditor in office continues in office until a successor is appointed. R.S.O. 1990, c. B.16, s. 149 (2).

Casual vacancy

(3) The directors may fill any casual vacancy in the office of auditor, but, while such vacancy continues, the surviving or continuing auditor, if any, may act. R.S.O. 1990, c. B.16, s. 149 (3).

Removal of auditor

(4) The shareholders may, except where the auditor has been appointed by order of the court under subsection (8), by resolution passed by a majority of the votes cast at a special meeting duly called for the purpose, remove an auditor before the expiration of the auditor’s term of office, and shall by a majority of the votes cast at that meeting appoint a replacement for the remainder of the auditor’s term. R.S.O. 1990, c. B.16, s. 149 (4).

Notice to auditor

(5) Before calling a special meeting for the purpose specified in subsection (4) or an annual or special meeting where the board is not recommending the reappointment of the incumbent auditor, the corporation shall, fifteen days or more before the mailing of the notice of the meeting, give to the auditor,

(a) written notice of the intention to call the meeting, specifying therein the date on which the notice of the meeting is proposed to be mailed; and

(b) a copy of all material proposed to be sent to shareholders in connection with the meeting. R.S.O. 1990, c. B.16, s. 149 (5).

Right of auditor to make representations

(6) An auditor has the right to make to the corporation, three days or more before the mailing of the notice of the meeting, representations in writing, concerning,

(a) the auditor’s proposed removal as auditor;

(b) the appointment or election of another person to fill the office of auditor; or

(c) the auditor’s resignation as auditor,

and the corporation, at its expense, shall forward with the notice of the meeting a copy of such representations to each shareholders entitled to receive notice of the meeting. R.S.O. 1990, c. B.16, s. 149 (6).

Remuneration

(7) The remuneration of an auditor appointed by the shareholders shall be fixed by the shareholders, or by the directors if they are authorized so to do by the shareholders, and the remuneration of an auditor appointed by the directors shall be fixed by the directors. R.S.O. 1990, c. B.16, s. 149 (7).

Appointment by court

(8) If a corporation does not have an auditor, the court may, upon the application of a shareholder or the Director, appoint and fix the remuneration of an auditor to hold office until an auditor is appointed by the shareholders. R.S.O. 1990, c. B.16, s. 149 (8).

Notice of appointment

(9) The corporation shall give notice in writing to an auditor of the auditor’s appointment forthwith after the appointment is made. R.S.O. 1990, c. B.16, s. 149 (9).

Resignation of auditor

150. A resignation of an auditor becomes effective at the time a written resignation is sent to the corporation or at the time specified in the resignation, whichever is later. R.S.O. 1990, c. B.16, s. 150.

Auditor’s attendance at shareholders’ meetings

151. (1) The auditor of a corporation is entitled to receive notice of every meeting of shareholders and, at the expense of the corporation, to attend and be heard thereat on matters relating to the auditor’s duties. R.S.O. 1990, c. B.16, s. 151 (1).

Auditor’s attendance may be required

(2) If any director or shareholder of a corporation, whether or not the shareholder is entitled to vote at the meeting, gives written notice, not less than five days or more before a meeting of shareholders, to the auditor or a former auditor of the corporation, the auditor or former auditor shall attend the meeting at the expense of the corporation and answer questions relating to the auditor’s duties. R.S.O. 1990, c. B.16, s. 151 (2).

Notice to corporation

(3) A director or shareholder who sends a notice referred to in subsection (2) shall send concurrently a copy of the notice to the corporation. R.S.O. 1990, c. B.16, s. 151 (3).

Replacing auditor

(4) No person shall accept appointment or consent to be appointed as auditor of a corporation if the person is replacing an auditor who has resigned, been removed or whose term of office has expired or is about to expire until the person has requested and received from that auditor a written statement of the circumstances and the reasons why, in that auditor’s opinion, that auditor is to be replaced. R.S.O. 1990, c. B.16, s. 151 (4).

Idem

(5) Despite subsection (4), a person otherwise qualified may accept appointment or consent to be appointed as auditor of a corporation if, within fifteen days after making the request referred to in that subsection, the person does not receive a reply. R.S.O. 1990, c. B.16, s. 151 (5).

Idem

(6) Any interested person may apply to the court for an order declaring an auditor to be disqualified and the office of auditor to be vacant if the auditor has not complied with subsection (4), unless subsection (5) applies with respect to the appointment of the auditor. R.S.O. 1990, c. B.16, s. 151 (6).

Statement by auditor privileged

(7) Any oral or written statement or report made under this Act by the auditor or former auditor of the corporation has qualified privilege. R.S.O. 1990, c. B.16, s. 151 (7).

Disqualification as auditor

152. (1) Subject to subsection (5), a person is disqualified from being an auditor of a corporation if the person is not independent of the corporation, all of its affiliates, or of the directors or officers of the corporation and its affiliates. R.S.O. 1990, c. B.16, s. 152 (1).

Independence

(2) For the purposes of this section,

(a) independence is a question of fact; and

(b) a person is deemed not to be independent if the person or the person’s business partner,

(i) is a business partner, director, officer or employee of the corporation or any of its affiliates, or a business partner of any director, officer or employee of the corporation or any of its affiliates,

(ii) beneficially owns directly or indirectly or exercises control or direction over a material interest in the securities of the corporation or any of its affiliates, or

(iii) has been a receiver, receiver and manager, liquidator or trustee in bankruptcy of the corporation or any of its affiliates within two years of the person’s proposed appointment as auditor of the corporation. R.S.O. 1990, c. B.16, s. 152 (2).

Resignation by auditor

(3) An auditor who becomes disqualified under this section shall, subject to subsection (5), resign forthwith upon becoming aware of such disqualification. R.S.O. 1990, c. B.16, s. 152 (3).

Application to court

(4) An interested person may apply to the court for an order declaring an auditor to be disqualified under this section and the office of auditor to be vacant. R.S.O. 1990, c. B.16, s. 152 (4).

(5) Repealed: 2004, c. 19, s. 3 (4).

(6) Repealed: 2004, c. 19, s. 3 (4).

Examination by auditor

153. (1) An auditor of a corporation shall make such examination of the financial statements required by this Act to be placed before shareholders as is necessary to enable the auditor to report thereon and the auditor shall report as prescribed and in accordance with generally accepted auditing standards. R.S.O. 1990, c. B.16, s. 153 (1).

Reporting error

(2) A director or an officer of a corporation shall forthwith notify the audit committee and the auditor or the former auditor of any error or misstatement of which he or she becomes aware in a financial statement that the auditor or the former auditor has reported upon if the error or misstatement in all the circumstances appears to be significant. R.S.O. 1990, c. B.16, s. 153 (2).

Idem

(3) If the auditor or former auditor of a corporation is notified or becomes aware of an error or misstatement in a financial statement upon which he or she has reported, and if in his or her opinion the error or misstatement is material, the auditor or former auditor shall inform each director accordingly. R.S.O. 1990, c. B.16, s. 153 (3).

Amendment of auditor’s report

(4) When under subsection (3) the auditor or former auditor informs the directors of an error or misstatement in a financial statement, the directors shall within a reasonable time,

(a) prepare and issue revised financial statements; or

(b) otherwise inform the shareholders. R.S.O. 1990, c. B.16, s. 153 (4).

Right of access

(5) Upon the demand of an auditor of a corporation, the present or former directors, officers, employees or agents of the corporation shall furnish such,

(a) information and explanations; and

(b) access to records, documents, books, accounts and vouchers of the corporation or any of its subsidiaries,

as are, in the opinion of the auditor, necessary to enable the auditor to make the examination and report required under this section and that the directors, officers, employees or agents are reasonably able to furnish. R.S.O. 1990, c. B.16, s. 153 (5).

Furnishing information

(6) Upon the demand of the auditor of a corporation, the directors of the corporation shall,

(a) obtain from the present or former directors, officers, employees and agents of any subsidiary of the corporation the information and explanations that the present or former directors, officers, employees and agents are reasonably able to furnish and that are, in the opinion of the auditor, necessary to enable the auditor to make the examination and report required under this section; and

(b) furnish the information and explanations so obtained to the auditor. R.S.O. 1990, c. B.16, s. 153 (6).

Idem

(7) Any oral or written communication under this section between the auditor or former auditor of a corporation and its present or former directors, officers, employees or agents or those of any subsidiary of the corporation, has qualified privilege. R.S.O. 1990, c. B.16, s. 153 (7).

Information to be laid before annual meeting

154. (1) The directors shall place before each annual meeting of shareholders,

(a) in the case of a corporation that is not an offering corporation, financial statements for the period that began on the date the corporation came into existence and ended not more than six months before the annual meeting or, if the corporation has completed a financial year, the period that began immediately after the end of the last completed financial year and ended not more than six months before the annual meeting;

(b) in the case of a corporation that is an offering corporation, the financial statements required to be filed under the Securities Act and the regulations thereunder relating separately to,

(i) the period that began on the date the corporation came into existence and ended not more than six months before the annual meeting or, if the corporation has completed a financial year, the period that began immediately after the end of the last completed financial year and ended not more than six months before the annual meeting, and

(ii) the immediately preceding financial year, if any;

(c) the report of the auditor, if any, to the shareholders; and

(d) any further information respecting the financial position of the corporation and the results of its operations required by the articles, the by-laws or any unanimous shareholder agreement. R.S.O. 1990, c. B.16, s. 154 (1).

Auditor’s report

(2) Except as provided in subsection 104 (1), the report of the auditor to the shareholders shall be open to inspection at the annual meeting by any shareholder. R.S.O. 1990, c. B.16, s. 154 (2).

Copy of documents to shareholders

(3) A corporation shall, not less than twenty-one days, in the case of an offering corporation, and ten days, in the case of a corporation that is not an offering corporation, before each annual meeting of shareholders or before the signing of a resolution under clause 104 (1) (b) in lieu of the annual meeting, send a copy of the documents referred to in this section to each shareholder, except to a shareholder who has informed the corporation in writing that the shareholder does not wish to receive a copy of those documents. R.S.O. 1990, c. B.16, s. 154 (3).

Preparation of financial statements

155. The financial statements required under this Act shall be prepared as prescribed by regulation and in accordance with generally accepted accounting principles. R.S.O. 1990, c. B.16, s. 155.

Filing by offering corporation

156. An offering corporation shall prepare and file with the Commission the financial statements required under Part XVIII of the Securities Act.  R.S.O. 1990, c. B.16, s. 156.

Financial statements of subsidiaries

157. (1) True copies of the latest financial statements of each subsidiary of a holding corporation shall be kept on hand by the holding corporation at its registered office and shall be open to examination by the shareholders of the holding corporation and their agents and legal representatives who may make extracts therefrom free of charge on request during the normal business hours of the holding corporation. R.S.O. 1990, c. B.16, s. 157 (1).

Application to court

(2) A corporation may, within fifteen days after a request to examine under subsection (1), apply to the court for an order barring the right of any person to so examine, and the court may, if satisfied that such examination would be detrimental to the corporation or a subsidiary body corporate, bar such right and make any further order it thinks fit. R.S.O. 1990, c. B.16, s. 157 (2).

Audit committee

158. (1) A corporation that is an offering corporation shall, and any other corporation may, have an audit committee composed of not fewer that three directors of the corporation, a majority of whom are not officers or employees of the corporation or any of its affiliates, to hold office until the next annual meeting of the shareholders. R.S.O. 1990, c. B.16, s. 158 (1).

Idem

(2) An audit committee shall review the financial statements of the corporation and shall report thereon to the board of directors of the corporation before such financial statements are approved under section 159. R.S.O. 1990, c. B.16, s. 158 (2).

Auditor may attend committee meetings

(3) The auditor of a corporation is entitled to receive notice of every meeting of the audit committee and, at the expense of the corporation, to attend and be heard thereat, and, if so requested by a member of the audit committee, shall attend every meeting of the committee held during the term of office of the auditor. R.S.O. 1990, c. B.16, s. 158 (3).

Calling meetings of committee

(4) The auditor of a corporation or a member of the audit committee may call a meeting of the committee. R.S.O. 1990, c. B.16, s. 158 (4).

Right of auditor to be heard

(5) The auditor of a corporation shall be entitled to attend at the expense of the corporation and be heard at meetings of the board of directors of the corporation on matters relating to the auditor’s duties. R.S.O. 1990, c. B.16, s. 158 (5).

Approval by directors

159. (1) The financial statements shall be approved by the board of directors and the approval shall be evidenced by the signature at the foot of the balance sheet by two of the directors duly authorized to sign or by the director where there is only one, and the auditor’s report, unless the corporation is exempt under section 148, shall be attached to or accompany the financial statements. R.S.O. 1990, c. B.16, s. 159 (1).

Publishing, etc., copies of financial statements

(2) A corporation shall not issue, publish or circulate copies of the financial statements, referred to in section 154 unless the financial statements are,

(a) approved and signed in accordance with subsection (1); and

(b) accompanied by the report of the auditor of the corporation, if any. R.S.O. 1990, c. B.16, s. 159 (2).

Interim financial statement

160. (1) An offering corporation shall send to each shareholder a copy of an interim financial statement required to be filed under the Securities Act and the regulations thereunder. R.S.O. 1990, c. B.16, s. 160 (1).

Idem

(2) The interim financial statement required by subsection (1) shall be sent to each shareholder, within sixty days of the date to which it is made up, at the shareholder’s latest address as shown on the records of the corporation. R.S.O. 1990, c. B.16, s. 160 (2).

PART XIII

INVESTIGATION

Investigation

161. (1) A security holder of a corporation and, in the case of an offering corporation, the Commission may apply, without notice or upon such notice as the court may require, to the court for an order directing an investigation to be made of the corporation and any of its affiliates. R.S.O. 1990, c. B.16, s. 161 (1).

Idem

(2) Where, upon an application under subsection (1), it appears to the court that,

(a) the business of the corporation or any of its affiliates is or has been carried on with intent to defraud any person;

(b) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted, or the powers of the directors are or have been exercised, in a manner that is oppressive or unfairly prejudicial to, or that unfairly disregards, the interests of a security holder;

(c) the corporation or any of its affiliates was formed for a fraudulent or unlawful purpose or is to be dissolved for a fraudulent or unlawful purpose; or

(d) persons concerned with the formation, business or affairs of the corporation or any of its affiliates have in connection therewith acted fraudulently or dishonestly,

the court may order an investigation to be made of the corporation and any of its affiliates. R.S.O. 1990, c. B.16, s. 161 (2).

Notice

(3) If a security holder makes an application under subsection (1) and the corporation is an offering corporation, the security holder shall give the Commission reasonable notice thereof and the Commission is entitled to appear and be heard in person or by counsel. 1994, c. 27, s. 71 (19).

Security for costs not required

(4) An applicant under this section is not required to give security for costs. R.S.O. 1990, c. B.16, s. 161 (4).

Closed hearing

(5) The hearing of an application made without notice under this section shall be closed to the public. R.S.O. 1990, c. B.16, s. 161 (5).

No publication without consent

(6) No person may publish anything relating to an application under this section except with the authorization of the court or the written consent of the corporation being investigated. R.S.O. 1990, c. B.16, s. 161 (6).

Matters that may be covered by court order

162. (1) In connection with an investigation under this Part, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order to investigate;

(b) an order appointing and fixing the remuneration of an inspector or replacing an inspector;

(c) an order determining the notice to be given to any interested person, or dispensing with notice to any person;

(d) an order authorizing an inspector to enter any premises in which the court is satisfied there might be relevant information, and to examine anything and make copies of any document or record found on the premises;

(e) an order requiring any person to produce documents or records to the inspector;

(f) an order authorizing an inspector to conduct a hearing, administer oaths and examine any person upon oath, and prescribing rules for the conduct of the hearing;

(g) an order requiring any person to attend a hearing conducted by an inspector and to give evidence upon oath;

(h) an order giving directions to an inspector or any interested person on any matter arising in the investigation;

(i) an order requiring an inspector to make an interim or final report to the court;

(j) an order determining whether a report of an inspector should be made available for public inspection and ordering that copies be sent to any person the court designates;

(k) an order requiring an inspector to discontinue an investigation;

(l) an order requiring the corporation to pay the costs of the investigation. R.S.O. 1990, c. B.16, s. 162 (1).

Inspector’s report

(2) An inspector shall send to the Director and, where an offering corporation is involved, the Commission, a copy of every report made by the inspector under this Part which, subject to clause (1) (j), shall be placed on the corporation file for public inspection. R.S.O. 1990, c. B.16, s. 162 (2).

Powers of inspector

163. (1) An inspector under this Part has the powers set out in the order appointing the inspector. R.S.O. 1990, c. B.16, s. 163 (1).

Idem

(2) In addition to the powers set out in the order referred to in subsection (1), an inspector appointed to investigate a corporation may furnish to, or exchange information and otherwise co-operate with, any public official in Canada or elsewhere who is authorized to exercise investigatory powers and who is investigating, in respect of the corporation, any allegation of improper conduct that is the same as, or similar to, the conduct described in subsection 161 (2). R.S.O. 1990, c. B.16, s. 163 (2).

Production of order

(3) An inspector shall produce upon request to an interested person a copy of any order made under subsection 162 (1). R.S.O. 1990, c. B.16, s. 163 (3).

Rights at hearing

164. (1) Any interested person may apply to the court for an order that a hearing conducted under this Part be closed to the public and for directions on any matter arising in the investigation. R.S.O. 1990, c. B.16, s. 164 (1).

Right to counsel

(2) A person whose conduct is being investigated or who is being examined at a hearing conducted by an inspector under this Part has a right to be represented by counsel. R.S.O. 1990, c. B.16, s. 164 (2).

Privileged statements

165. Any oral or written statement or report made by an inspector or any other person in an investigation under this Part has absolute privilege. R.S.O. 1990, c. B.16, s. 165.

Solicitor-client privilege

166. Nothing in this Part shall be construed to affect the privilege that exists in respect of communications between a solicitor and his or her client. R.S.O. 1990, c. B.16, s. 166.

Inquiries by Director

167. The Director may make inquiries of any person relating to compliance with this Act. R.S.O. 1990, c. B.16, s. 167.

PART XIV

FUNDAMENTAL CHANGES

Amendments

168. (1) Subject to sections 170 and 171, a corporation may from time to time amend its articles to add, change or remove any provision that is permitted by this Act to be, or that is, set out in its articles, including without limiting the generality of the foregoing, to,

(a) change its name;

(b) Repealed: 1994, c. 27, s. 71 (20).

(c) add, change or remove any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(d) add, change or remove any maximum number of shares that the corporation is authorized to issue or any maximum consideration for which any shares of the corporation are authorized to be issued;

(e) create new classes of shares;

(f) Repealed: 1994, c. 27, s. 71 (20).

(g) change the designation of all or any of its shares, and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of its shares, whether issued or unissued;

(h) change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series;

(i) divide a class of shares, whether issued or unissued, into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;

(j) authorize the directors to divide any class of unissued shares into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;

(k) authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series;

(l) revoke, diminish or enlarge any authority conferred under clauses (j) and (k);

(m) subject to sections 120 and 125, increase or decrease the number, or minimum or maximum number, of directors; and

(n) add, change or remove restrictions on the issue, transfer or ownership of shares of any class or series. R.S.O. 1990, c. B.16, s. 168 (1); 1994, c. 27, s. 71 (20).

Idem

(2) Where the directors are authorized by the articles to divide any class of unissued shares into series and determine the designation, rights, privileges, restrictions and conditions thereof, they may authorize the amendment of the articles to so provide. R.S.O. 1990, c. B.16, s. 168 (2).

Revocation of resolution

(3) The directors of a corporation may, if so authorized by a special resolution effecting an amendment under this section, revoke the resolution without further approval of the shareholders at any time prior to the endorsement by the Director of a certificate of amendment of articles in respect of such amendment. R.S.O. 1990, c. B.16, s. 168 (3).

Change of number name

(4) Despite subsection (1), where a corporation has a number name, the directors may amend its articles to change that name to a name that is not a number name. R.S.O. 1990, c. B.16, s. 168 (4).

Authorization

(5) An amendment under subsection (1) shall be authorized by a special resolution and an amendment under subsection (2) or (4) may be authorized by a resolution of the directors. R.S.O. 1990, c. B.16, s. 168 (5).

Special Act corporations excepted

(6) This section does not apply to a corporation incorporated by special Act, except that a corporation incorporated by special Act, including a corporation to which The Railways Act, being chapter 331 of the Revised Statutes of Ontario, 1950, applies, may under this section amend its articles to change its name. R.S.O. 1990, c. B.16, s. 168 (6).

Proposal to amend articles

169. (1) The directors or any shareholder who is entitled to vote at an annual meeting of shareholders may, in accordance with section 99, make a proposal to amend the articles. R.S.O. 1990, c. B.16, s. 169 (1).

Idem

(2) Notice of a meeting of shareholders at which a proposal to amend the articles is to be considered shall set out the proposed amendment and, where applicable, shall state that a dissenting shareholder is entitled to be paid the fair value of the shares in accordance with section 185, but failure to make that statement does not invalidate an amendment. R.S.O. 1990, c. B.16, s. 169 (2).

Authorization for variation of rights of special shareholders

170. (1) The holders of shares of a class or, subject to subsection (2), of a series are, unless the articles otherwise provide in the case of an amendment referred to in clause (a), (b) or (e), entitled to vote separately as a class or series upon a proposal to amend the articles to,

(a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the shares of such class or series;

(b) effect an exchange, reclassification or cancellation of the shares of such class or series;

(c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class or series and, without limiting the generality of the foregoing,

(i) remove or change prejudicially rights to accrued dividends or rights to cumulative dividends,

(ii) add, remove or change prejudicially redemption rights or sinking fund provisions,

(iii) reduce or remove a dividend preference or a liquidation preference, or

(iv) add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of a corporation;

(d) add to the rights or privileges of any class or series of shares having rights or privileges equal or superior to the shares of such class or series;

(e) create a new class or series of shares equal or superior to the shares of such class or series, except in the case of a series under section 25;

(f) make a class or series of shares having rights or privileges inferior to the shares of such class or series equal or superior to the shares of such class or series;

(g) effect an exchange or create a right of exchange of the shares of another class or series into the shares of such class or series; or

(h) add, remove or change restrictions on the issue, transfer or ownership of the shares of such class or series. R.S.O. 1990, c. B.16, s. 170 (1).

Idem

(2) The holders of a series of shares of a class are entitled to vote separately as a series under subsection (1) only if such series is affected by an amendment in a manner different from other shares of the same class. R.S.O. 1990, c. B.16, s. 170 (2).

Idem

(3) Subsection (1) applies whether or not shares of a class or series otherwise carry the right to vote. R.S.O. 1990, c. B.16, s. 170 (3).

Idem

(4) A proposed amendment to the articles referred to in subsection (1) is adopted when the shareholders have approved the amendment by a special resolution of the holders of the shares of each class or series entitled to vote thereon. R.S.O. 1990, c. B.16, s. 170 (4).

Exception

(5) Subsection (1) does not apply in respect of a proposal to amend the articles to add a right or privilege for a holder to convert shares of a class or series into shares of another class or series that is subject to restrictions described in clause 42 (2) (d) but is otherwise equal to the class or series first mentioned. R.S.O. 1990, c. B.16, s. 170 (5).

Deeming provision

(6) For the purpose of clause (1) (e), a new class of shares, the issue, transfer or ownership of which is to be restricted by an amendment to the articles for the purpose of clause 42 (2) (d) that is otherwise equal to an existing class of shares shall be deemed not to be equal or superior to the existing class of shares. R.S.O. 1990, c. B.16, s. 170 (6).

Articles of amendment

171. (1) Articles of amendment in prescribed form shall be sent to the Director. R.S.O. 1990, c. B.16, s. 171 (1).

Application of s. 34 (4, 5)

(2) If an amendment effects or requires a reduction of stated capital, subsections 34 (4) and (5) apply. R.S.O. 1990, c. B.16, s. 171 (2).

Change of name

(3) No corporation shall change its name if,

(a) the corporation is unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets is less than the aggregate of its liabilities. R.S.O. 1990, c. B.16, s. 171 (3).

Certificate of amendment

172. Upon receipt of articles of amendment, the Director shall endorse thereon in accordance with section 273 a certificate of amendment. R.S.O. 1990, c. B.16, s. 172.

Restated articles of incorporation

173. (1) The directors may at any time restate the articles of incorporation as amended. R.S.O. 1990, c. B.16, s. 173 (1).

Idem

(2) Restated articles of incorporation in prescribed form shall be sent to the Director. R.S.O. 1990, c. B.16, s. 173 (2).

Restated certificate of incorporation

(3) Upon receipt of restated articles of incorporation, the Director shall endorse thereon in accordance with section 273 a certificate which shall constitute the restated certificate of incorporation. R.S.O. 1990, c. B.16, s. 173 (3).

Idem

(4) Restated articles of incorporation supersede the original articles of incorporation and all amendments thereto. R.S.O. 1990, c. B.16, s. 173 (4).

Amalgamation

174. Two or more corporations, including holding or subsidiary corporations, may amalgamate and continue as one corporation. R.S.O. 1990, c. B.16, s. 174.

Amalgamation agreement

175. (1) Where corporations propose to amalgamate, each such corporation shall enter into an agreement setting out the terms and means of effecting the amalgamation and, in particular, setting out,

(a) the provisions that are required to be included in articles of incorporation under section 5;

(b) subject to subsection (2), the basis upon which and manner in which the holders of the issued shares of each amalgamating corporation are to receive,

(i) securities of the amalgamated corporation,

(ii) money, or

(iii) securities of any body corporate other than the amalgamated corporation,

in the amalgamation;

(c) the manner of payment of money instead of the issue of fractional shares of the amalgamated corporation or of any other body corporate the securities of which are to be received in the amalgamation;

(d) whether the by-laws of the amalgamated corporation are to be those of one of the amalgamating corporations and the address where a copy of the proposed by-laws may be examined; and

(e) such other details as may be necessary to perfect the amalgamation and to provide for the subsequent management and operation of the amalgamated corporation. R.S.O. 1990, c. B.16, s. 175 (1).

Shares of amalgamating corporation held by another

(2) Where shares of one of the amalgamating corporations are held by or on behalf of another of the amalgamating corporations, the amalgamation agreement shall provide for the cancellation of such shares upon the amalgamation becoming effective without any repayment of capital in respect thereof, and no provision shall be made in the agreement for the conversion of such shares into shares of the amalgamated corporation. R.S.O. 1990, c. B.16, s. 175 (2).

Submission of amalgamation agreement

176. (1) The directors of each amalgamating corporation shall submit the amalgamation agreement for approval at a meeting of the shareholders of the amalgamating corporation of which they are directors and, subject to subsection (3), of the holders of shares of each class or series entitled to vote thereon. R.S.O. 1990, c. B.16, s. 176 (1).

Notice of meeting

(2) The notice of the meeting of shareholders of each amalgamating corporation shall include or be accompanied by,

(a) a copy or summary of the amalgamation agreement; and

(b) a statement that a dissenting shareholder is entitled to be paid the fair value of the shares in accordance with section 185, but failure to make that statement does not invalidate an amalgamation. R.S.O. 1990, c. B.16, s. 176 (2).

Voting by class, etc.

(3) The holders of a class or series of shares of an amalgamating corporation, whether or not they are otherwise entitled to vote, are entitled to vote separately as a class or series in respect of an amalgamation if the amalgamation agreement contains a provision that, if contained in a proposed amendment to the articles, would entitle such holders to vote separately as a class or series under section 170. R.S.O. 1990, c. B.16, s. 176 (3).

Adoption of amalgamation agreement

(4) An amalgamation agreement is adopted when the shareholders of each amalgamating corporation have approved of the amalgamation by a special resolution of the holders of the shares of each class or series entitled to vote thereon. R.S.O. 1990, c. B.16, s. 176 (4).

Termination of agreement

(5) An amalgamation agreement may provide that at any time before the endorsement of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating corporation, despite approval of the agreement by the shareholders of all or any of the amalgamating corporations. R.S.O. 1990, c. B.16, s. 176 (5).

Amalgamations involving holding corporation

177. (1) A holding corporation and one or more of its subsidiary corporations may amalgamate and continue as one corporation without complying with sections 175 and 176 if,

(a) the amalgamation is approved by a resolution of the directors of each amalgamating corporation;

(a.1) all of the issued shares of each amalgamating subsidiary corporation are held by one or more of the other amalgamating corporations; and

(b) the resolutions provide that,

(i) the shares of each amalgamating subsidiary corporation shall be cancelled without any repayment of capital in respect thereof,

(i.1) the by-laws of the amalgamated corporation shall be the same as the by-laws of the amalgamating holding corporation,

(ii) except as may be prescribed, the articles of amalgamation shall be the same as the articles of the amalgamating holding corporation, and

(iii) no securities shall be issued and no assets shall be distributed by the amalgamated corporation in connection with the amalgamation. R.S.O. 1990, c. B.16, s. 177 (1); 1994, c. 27, s. 71 (21); 1998, c. 18, Sched. E, s. 24.

Amalgamation of subsidiaries

(2) Two or more wholly-owned subsidiary corporations of the same holding body corporate may amalgamate and continue as one corporation without complying with sections 175 and 176 if,

(a) the amalgamation is approved by a resolution of the directors of each amalgamating corporation; and

(b) the resolutions provide that,

(i) the shares of all but one of the amalgamating subsidiary corporations shall be cancelled without any repayment of capital in respect thereof,

(i.1) the by-laws of the amalgamated corporation shall be the same as the by-laws of the amalgamating subsidiary corporation whose shares are not cancelled,

(ii) except as may be prescribed, the articles of amalgamation shall be the same as the articles of the amalgamating subsidiary corporation whose shares are not cancelled, and

(iii) the stated capital of the amalgamating subsidiary corporations whose shares are cancelled shall be added to the stated capital of the amalgamating subsidiary corporation whose shares are not cancelled. R.S.O. 1990, c. B.16, s. 177 (2); 1994, c. 27, s. 71 (22).

Articles of amalgamation

178. (1) Subject to subsection 176 (5), after an amalgamation has been adopted under section 176 or approved under section 177, articles of amalgamation in prescribed form shall be sent to the Director. R.S.O. 1990, c. B.16, s. 178 (1).

Director’s statement

(2) The articles of amalgamation shall have attached thereto a statement of a director or an officer of each amalgamating corporation stating that,

(a) there are reasonable grounds for believing that,

(i) each amalgamating corporation is and the amalgamated corporation will be able to pay its liabilities as they become due, and

(ii) the realizable value of the amalgamated corporation’s assets will not be less than the aggregate of its liabilities and stated capital of all classes;

(b) there are reasonable grounds for believing that,

(i) no creditor will be prejudiced by the amalgamation, or

(ii) adequate notice has been given to all known creditors of the amalgamating corporations;

(c) the grounds upon which the objections of all creditors who have notified the corporation that they object to the amalgamation, setting forth with reasonable particularity the grounds for such objections, are either frivolous or vexatious; and

(d) the corporation has given notice to each person who has, in the manner referred to in clause (c), notified the corporation of an objection to the amalgamation, that,

(i) the grounds upon which the person’s objection is based are considered to be frivolous or vexatious, and

(ii) a creditor of a corporation who objects to an amalgamation has the status of a complainant under section 248. R.S.O. 1990, c. B.16, s. 178 (2).

Notice

(3) For the purposes of subsection (2), adequate notice is given if,

(a) a notice in writing is sent to each known creditor having a claim against the corporation that exceeds $2,500, at the last address of the creditor known to the corporation;

(b) a notice is published once in a newspaper published or distributed in the place where the corporation has its registered office; and

(c) each notice states that the corporation intends to amalgamate with one or more specified corporations in accordance with this Act unless a creditor of the corporation objects to the amalgamation within thirty days from the date of the notice. R.S.O. 1990, c. B.16, s. 178 (3).

Certificate of amalgamation

(4) Upon receipt of articles of amalgamation, the Director shall endorse thereon in accordance with section 273 a certificate which shall constitute the certificate of amalgamation. R.S.O. 1990, c. B.16, s. 178 (4).

Effect of certificate

179. Upon the articles of amalgamation becoming effective,

(a) the amalgamating corporations are amalgamated and continue as one corporation under the terms and conditions prescribed in the amalgamation agreement;

(a.1) the amalgamating corporations cease to exist as entities separate from the amalgamated corporation;

(b) the amalgamated corporation possesses all the property, rights, privileges and franchises and is subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the amalgamating corporations;

(c) a conviction against, or ruling, order or judgment in favour or against an amalgamating corporation may be enforced by or against the amalgamated corporation;

(d) the articles of amalgamation are deemed to be the articles of incorporation of the amalgamated corporation and, except for the purposes of subsection 117 (1), the certificate of amalgamation is deemed to be the certificate of incorporation of the amalgamated corporation; and

(e) the amalgamated corporation shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an amalgamating corporation before the amalgamation has become effective. R.S.O. 1990, c. B.16, s. 179; 2004, c. 19, s. 3 (5).

Articles of continuance

180. (1) A body corporate incorporated under the laws of any jurisdiction other than Ontario may, if it appears to the Director to be thereunto authorized by the laws of the jurisdiction in which it was incorporated, apply to the Director for a certificate of continuance. R.S.O. 1990, c. B.16, s. 180 (1).

Idem

(2) Articles of continuance in prescribed form shall be sent to the Director together with any other prescribed documents. R.S.O. 1990, c. B.16, s. 180 (2).

Amendments to original articles

(3) The articles of continuance shall make any amendments to the original or restated articles of incorporation, articles of amalgamation, letters patent, supplementary letters patent, a special Act and any other instrument by which the body corporate was incorporated and any amendments thereto necessary to make the articles of continuance conform to the laws of Ontario, and may make such other amendments as would be permitted under this Act if the body corporate were incorporated under the laws of Ontario, provided that at least the same shareholder approval has been obtained for such other amendments as would have been required under this Part if the body corporate were incorporated under the laws of Ontario. R.S.O. 1990, c. B.16, s. 180 (3).

Endorsement of certificate of continuance

(4) Upon receipt of articles of continuance and any other prescribed documents, the Director may, on such terms and subject to such limitations and conditions as the Director considers proper, endorse thereon in accordance with section 273 a certificate which shall constitute the certificate of continuance. R.S.O. 1990, c. B.16, s. 180 (4).

Effect of certificate

(5) Upon the articles of continuance becoming effective,

(a) the body corporate becomes a corporation to which this Act applies as if it had been incorporated under this Act;

(b) the articles of continuance are deemed to be the articles of incorporation of the continued corporation; and

(c) except for the purposes of subsection 117 (1), the certificate of continuance is deemed to be the certificate of incorporation of the continued corporation. R.S.O. 1990, c. B.16, s. 180 (5).

Copy of certificate of continuance

(6) The Director shall send a copy of the certificate of continuance to the appropriate official or public body in the jurisdiction in which continuance under the Act was authorized. R.S.O. 1990, c. B.16, s. 180 (6).

Rights, liabilities, etc., preserved

(7) When a body corporate is continued as a corporation under this Act,

(a) the corporation possesses all the property, rights, privileges and franchises and is subject to all the liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of the body corporate;

(b) a conviction against, or ruling, order or judgment in favour of or against, the body corporate may be enforced by or against the corporation; and

(c) the corporation shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against the body corporate. R.S.O. 1990, c. B.16, s. 180 (7).

Shares issued before body corporate continued under this Act

(8) Subject to subsection 56 (3), a share of a body corporate issued before the body corporate was continued under this Act shall be deemed to have been issued in compliance with this Act and with the provisions of the articles of continuance, irrespective that the share is not fully paid and of any designation, rights, privileges, restrictions or conditions set out on or referred to in the certificate representing the share, and continuance under this section does not deprive a holder of any right or privilege that the holder claims under, or relieve the holder of any liability in respect of, an issued share. R.S.O. 1990, c. B.16, s. 180 (8).

Transfer of Ontario corporations

181. (1) Subject to subsection (9), a corporation may, if it is authorized by the shareholders and the Director in accordance with this section, apply to the appropriate official or public body of another jurisdiction requesting that the corporation be continued as if it had been incorporated under the laws of that other jurisdiction. R.S.O. 1990, c. B.16, s. 181 (1).

Notice to shareholders

(2) The notice of the meeting of shareholders shall include or be accompanied by a statement that a dissenting shareholder is entitled to be paid the fair value of the shares in accordance with section 185, but failure to make that statement does not invalidate an authorization under clause (3) (a). R.S.O. 1990, c. B.16, s. 181 (2).

Application for continuance

(3) An application for continuance becomes authorized,

(a) by the shareholders when the shareholders voting thereon have approved of the continuance by a special resolution; and

(b) by the Director when, following receipt from the corporation of an application in prescribed form, the Director endorses an authorization on the application. R.S.O. 1990, c. B.16, s. 181 (3).

Authorization by Director

(4) The Director may endorse the authorization if he or she is satisfied that the application is not prohibited by subsection (9). R.S.O. 1990, c. B.16, s. 181 (4).

Abandoning application

(5) The directors of a corporation may, if authorized by the shareholders, abandon an application without further approval of the shareholders. R.S.O. 1990, c. B.16, s. 181 (5).

Time limit to Director’s authorization

(6) The authorization of the Director for an application for continuance expires six months after the date of endorsement of the authorization unless, within the six-month period, the corporation is continued under the laws of the other jurisdiction. 2000, c. 26, Sched. B, s. 3 (7).

Filing instrument of continuance

(7) The corporation shall file with the Director a copy of the instrument of continuance issued to it by the other jurisdiction within sixty days after the date of issuance. R.S.O. 1990, c. B.16, s. 181 (7).

Effective date

(8) This Act ceases to apply to the corporation on the date upon which the corporation is continued under the laws of the other jurisdiction. R.S.O. 1990, c. B.16, s. 181 (8).

Continuance in outside jurisdiction

(9) A corporation shall not apply under subsection (1) to be continued as a body corporate under the laws of another jurisdiction unless those laws provide in effect that,

(a) the property of the corporation continues to be the property of the body corporate;

(b) the body corporate continues to be liable for the obligations of the corporation;

(c) an existing cause of action, claim or liability to prosecution is unaffected;

(d) a civil, criminal or administrative action or proceeding pending by or against the corporation may be continued to be prosecuted by or against the body corporate; and

(e) a conviction against the corporation may be enforced against the body corporate or a ruling, order or judgment in favour of or against the corporation may be enforced by or against the body corporate. R.S.O. 1990, c. B.16, s. 181 (9).

Continuation as co-operative corporation

181.1 (1) A corporation may, if it is authorized by the shareholders and the Director in accordance with this section, apply under the Co-operative Corporations Act to be continued as a co-operative corporation. 1994, c. 17, s. 30.

Notice to shareholders

(2) The notice of the meeting of shareholders to authorize an application under subsection (1) must include or be accompanied by a statement that a dissenting shareholder is entitled to be paid the fair value of the shares in accordance with section 185 but failure to make that statement does not invalidate an authorization under clause (3) (a). 1994, c. 17, s. 30.

Authorization

(3) An application for continuance is authorized,

(a) by the shareholders, when the shareholders voting thereon have approved of the continuance by a special resolution; and

(b) by the Director, when, following receipt from the corporation of an application in the prescribed form, the Director endorses an authorization on the application. 1994, c. 17, s. 30.

Abandoning application

(4) The directors of a corporation may, if authorized by the shareholders, abandon an application without further approval of the shareholders. 1994, c. 17, s. 30.

Time limit to Director’s authorization

(5) The authorization of the Director for an application for continuance expires six months after the date of endorsement of the authorization unless, within the six-month period, the corporation is continued under the Co-operative Corporations Act. 2000, c. 26, Sched. B, s. 3 (8).

Certificate to be filed

(6) The corporation shall file with the Director a copy of the certificate of continuance issued to it under the Co-operative Corporations Act within 60 days after the date of issuance. 1994, c. 17, s. 30.

Act ceases to apply

(7) This Act ceases to apply to the corporation on the date upon which the corporation is continued under the Co-operative Corporations Act. 1994, c. 17, s. 30.

Arrangement

182. (1) In this section,

“arrangement”, with respect to a corporation, includes,

(a) a reorganization of the shares of any class or series of the corporation or of the stated capital of any such class or series,

(b) the addition to or removal from the articles of the corporation of any provision that is permitted by this Act to be, or that is, set out in the articles or the change of any such provision,

(c) an amalgamation of the corporation with another corporation,

(d) an amalgamation of a body corporate with a corporation that results in an amalgamated corporation subject to this Act,

(e) a transfer of all or substantially all the property of the corporation to another body corporate in exchange for securities, money or other property of the body corporate,

(f) an exchange of securities of the corporation held by security holders for other securities, money or other property of the corporation or securities, money or other property of another body corporate that is not a take-over bid as defined in Part XX of the Securities Act,

(g) a liquidation or dissolution of the corporation,

(h) any other reorganization or scheme involving the business or affairs of the corporation or of any or all of the holders of its securities or of any options or rights to acquire any of its securities that is, at law, an arrangement, and

(i) any combination of the foregoing. R.S.O. 1990, c. B.16, s. 182 (1).

Scheme of arrangement

(2) A corporation proposing an arrangement shall prepare, for the approval of the shareholders, a statement thereof setting out in detail what is proposed to be done and the manner in which it is proposed to be done. R.S.O. 1990, c. B.16, s. 182 (2).

Adoption of arrangement

(3) Subject to any order of the court made under subsection (5), where an arrangement has been approved by shareholders of a corporation and by holders of shares of each class or series entitled to vote separately thereon, in each case by special resolution, the arrangement shall have been adopted by the shareholders of the corporation and the corporation may apply to the court for an order approving the arrangement. R.S.O. 1990, c. B.16, s. 182 (3).

Separate votes

(4) The holders of shares of a class or series of shares of a corporation are not entitled to vote separately as a class or series in respect of an arrangement unless the statement of the arrangement referred to in subsection (2) contains a provision that, if contained in a proposed amendment to the articles, would entitle such holders to vote separately as a class or series under section 170 and, if the statement of the arrangement contains such a provision, such holders are entitled to vote separately on the arrangement whether or not such shares otherwise carry the right to vote. R.S.O. 1990, c. B.16, s. 182 (4).

Application to court

(5) The corporation may, at any time, apply to the court for advice and directions in connection with an arrangement or proposed arrangement and the court may make such order as it considers appropriate, including, without limiting the generality of the foregoing,

(a) an order determining the notice to be given to any interested person or dispensing with notice to any person;

(b) an order requiring a corporation to call, hold and conduct an additional meeting of, or to hold a separate vote of, all or any particular group of holders of any securities or warrants of the corporation in such manner as the court directs;

(c) an order permitting a shareholder to dissent under section 185 if the arrangement is adopted;

(d) an order appointing counsel, at the expense of the corporation, to represent the interests of shareholders;

(e) an order that the arrangement or proposed arrangement shall be deemed not to have been adopted by the shareholders of the corporation unless it has been approved by a specified majority that is greater than two-thirds of the votes cast at a meeting of the holders, or any particular group of holders, of securities or warrants of the corporation; and

(f) an order approving the arrangement as proposed by the corporation or as amended in any manner the court may direct, subject to compliance with such terms and conditions, if any, as the court thinks fit, and to the extent that any such order is inconsistent with this section such order shall prevail. R.S.O. 1990, c. B.16, s. 182 (5).

Procedure

(6) Where a reorganization or scheme is proposed as an arrangement and involves an amendment of the articles of a corporation or the taking of any other steps that could be made or taken under any other provision of this Act, the procedure provided for in this section, and not the procedure provided for in such other provision, applies to such reorganization or scheme. R.S.O. 1990, c. B.16, s. 182 (6).

(7) Repealed: 1994, c. 27, s. 71 (23).

Articles of arrangement sent to Director

183. (1) After an order referred to in clause 182 (5) (f) has been made, articles of arrangement in prescribed form shall be sent to the Director. R.S.O. 1990, c. B.16, s. 183 (1).

Certificate of arrangement

(2) Upon receipt of articles of arrangement the Director shall endorse thereon in accordance with section 273 a certificate which shall constitute the certificate of arrangement. R.S.O. 1990, c. B.16, s. 183 (2).

Borrowing powers

184. (1) Unless the articles or by-laws of or a unanimous shareholder agreement otherwise provide, the articles of a corporation shall be deemed to state that the directors of a corporation may, without authorization of the shareholders,

(a) borrow money upon the credit of the corporation;

(b) issue, reissue, sell or pledge debt obligations of the corporation;

(c) subject to section 20, give a guarantee on behalf of the corporation to secure performance of an obligation of any person; and

(d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the corporation, owned or subsequently acquired, to secure any obligation of the corporation. R.S.O. 1990, c. B.16, s. 184 (1).

Delegation of powers

(2) Unless the articles or by-laws of or a unanimous shareholder agreement relating to a corporation otherwise provide, the directors may by resolution delegate any or all of the powers referred to in subsection (1) to a director, a committee of directors or an officer. R.S.O. 1990, c. B.16, s. 184 (2).

Sale, etc., requires approval of shareholders

(3) A sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business of the corporation requires the approval of the shareholders in accordance with subsections (4) to (8). R.S.O. 1990, c. B.16, s. 184 (3).

Notice

(4) The notice of a meeting of shareholders to approve a transaction referred to in subsection (3) shall be sent to all shareholders and shall include or be accompanied by,

(a) a copy or summary of the agreement of sale, lease or exchange; and

(b) a statement that a dissenting shareholder is entitled to be paid the fair value of the shares in accordance with section 185, but failure to make that statement does not invalidate a sale, lease or exchange referred to in subsection (3). R.S.O. 1990, c. B.16, s. 184 (4); 1998, c. 18, Sched. E, s. 25.

Shareholders may authorize sale, etc.

(5) At the meeting referred to in subsection (4), the shareholders may authorize the sale, lease or exchange and may fix or authorize the directors to fix any of the terms and conditions thereof. R.S.O. 1990, c. B.16, s. 184 (5).

Right to vote separately

(6) If a sale, lease or exchange by a corporation referred to in subsection (3) would affect a particular class or series of shares of the corporation in a manner different from the shares of another class or series of the corporation entitled to vote on the sale, lease or exchange at the meeting referred to in subsection (4), the holders of such first mentioned class or series of shares, whether or not they are otherwise entitled to vote, are entitled to vote separately as a class or series in respect to such sale, lease or exchange. R.S.O. 1990, c. B.16, s. 184 (6).

When approval effective

(7) The approval of a sale, lease or exchange referred to in subsection (3) is effective when the shareholders have approved the sale, lease or exchange by a special resolution of the holders of the shares of each class or series entitled to vote thereon. R.S.O. 1990, c. B.16, s. 184 (7).

Approval by directors

(8) The directors of a corporation may, if authorized by the shareholders approving a proposed sale, lease or exchange, and subject to the rights of third parties, abandon the sale, lease or exchange without further approval of the shareholders. R.S.O. 1990, c. B.16, s. 184 (8).

Rights of dissenting shareholders

185. (1) Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c) amalgamate with another corporation under sections 175 and 176;

(d) be continued under the laws of another jurisdiction under section 181; or

(e) sell, lease or exchange all or substantially all its property under subsection 184 (3),

a holder of shares of any class or series entitled to vote on the resolution may dissent. R.S.O. 1990, c. B.16, s. 185 (1).

Idem

(2) If a corporation resolves to amend its articles in a manner referred to in subsection 170 (1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a) clause 170 (1) (a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b) subsection 170 (5) or (6). R.S.O. 1990, c. B.16, s. 185 (2).

Exception

(3) A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986. R.S.O. 1990, c. B.16, s. 185 (3).

Shareholder’s right to be paid fair value

(4) In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted. R.S.O. 1990, c. B.16, s. 185 (4).

No partial dissent

(5) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder. R.S.O. 1990, c. B.16, s. 185 (5).

Objection

(6) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent. R.S.O. 1990, c. B.16, s. 185 (6).

Idem

(7) The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6). R.S.O. 1990, c. B.16, s. 185 (7).

Notice of adoption of resolution

(8) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection. R.S.O. 1990, c. B.16, s. 185 (8).

Idem

(9) A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights. R.S.O. 1990, c. B.16, s. 185 (9).

Demand for payment of fair value

(10) A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares. R.S.O. 1990, c. B.16, s. 185 (10).

Certificates to be sent in

(11) Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent. R.S.O. 1990, c. B.16, s. 185 (11).

Idem

(12) A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section. R.S.O. 1990, c. B.16, s. 185 (12).

Endorsement on certificate

(13) A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder. R.S.O. 1990, c. B.16, s. 185 (13).

Rights of dissenting shareholder

(14) On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c) the directors revoke a resolution to amend the articles under subsection 168 (3), terminate an amalgamation agreement under subsection 176 (5) or an application for continuance under subsection 181 (5), or abandon a sale, lease or exchange under subsection 184 (8), in which case the dissenting shareholder’s rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee. R.S.O. 1990, c. B.16, s. 185 (14).

Offer to pay

(15) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a) a written offer to pay for the dissenting shareholder’s shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares. R.S.O. 1990, c. B.16, s. 185 (15).

Idem

(16) Every offer made under subsection (15) for shares of the same class or series shall be on the same terms. R.S.O. 1990, c. B.16, s. 185 (16).

Idem

(17) Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made. R.S.O. 1990, c. B.16, s. 185 (17).

Application to court to fix fair value

(18) Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder. R.S.O. 1990, c. B.16, s. 185 (18).

Idem

(19) If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow. R.S.O. 1990, c. B.16, s. 185 (19).

Idem

(20) A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19). R.S.O. 1990, c. B.16, s. 185 (20).

Costs

(21) If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders. R.S.O. 1990, c. B.16, s. 185 (21).

Notice to shareholders

(22) Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a) has sent to the corporation the notice referred to in subsection (10); and

(b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made, of the date, place and consequences of the application and of the dissenting shareholder’s right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions. R.S.O. 1990, c. B.16, s. 185 (22).

Parties joined

(23) All dissenting (a) and (b) shareholders who satisfy the conditions set out in clauses (22) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application. R.S.O. 1990, c. B.16, s. 185 (23).

Idem

(24) Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders. R.S.O. 1990, c. B.16, s. 185 (24).

Appraisers

(25) The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders. R.S.O. 1990, c. B.16, s. 185 (25).

Final order

(26) The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22) (a) and (b). R.S.O. 1990, c. B.16, s. 185 (26).

Interest

(27) The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment. R.S.O. 1990, c. B.16, s. 185 (27).

Where corporation unable to pay

(28) Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares. R.S.O. 1990, c. B.16, s. 185 (28).

Idem

(29) Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder’s full rights are reinstated; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders. R.S.O. 1990, c. B.16, s. 185 (29).

Idem

(30) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities. R.S.O. 1990, c. B.16, s. 185 (30).

Court order

(31) Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission. 1994, c. 27, s. 71 (24).

Commission may appear

(32) The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation. 1994, c. 27, s. 71 (24).

Reorganization

186. (1) In this section,

“reorganization” means a court order made under section 248, an order made under the Bankruptcy and Insolvency Act (Canada) or an order made under the Companies Creditors Arrangement Act (Canada) approving a proposal. 2000, c. 26, Sched. B, s. 3 (9).

Articles amended

(2) If a corporation is subject to a reorganization, its articles may be amended by the order to effect any change that might lawfully be made by an amendment under section 168. R.S.O. 1990, c. B.16, s. 186 (2).

Auxiliary powers of court

(3) Where a reorganization is made, the court making the order may also,

(a) authorize the issue of debt obligations of the corporation, whether or not convertible into shares of any class or having attached any rights or options to acquire shares of any class, and fix the terms thereof; and

(b) appoint directors in place of or in addition to all or any of the directors then in office. R.S.O. 1990, c. B.16, s. 186 (3).

Articles of reorganization

(4) After a reorganization has been made, articles of reorganization in prescribed form shall be sent to the Director. R.S.O. 1990, c. B.16, s. 186 (4).

Certificate

(5) Upon receipt of articles of reorganization, the Director shall endorse thereon in accordance with section 273 a certificate which shall constitute the certificate of amendment and the articles are amended accordingly. R.S.O. 1990, c. B.16, s. 186 (5).

No dissent

(6) A shareholder is not entitled to dissent under section 185 if an amendment to the articles is effected under this section. R.S.O. 1990, c. B.16, s. 186 (6).

PART XV

COMPULSORY ACQUISITIONS

Application and definitions

187. (1) This Part applies only to an offering corporation. R.S.O. 1990, c. B.16, s. 187 (1).

Definitions

(2) In this Part,

“dissenting offeree” means a person to whom a take-over bid or issuer bid is made who does not accept the take-over bid or issuer bid and includes a person who subsequently acquires a security that is the subject of the bid; (“pollicité dissident”)

“equity security” means any security other than a debt obligation of a corporation; (“titre de participation”)

“issuer bid” means an offer made by a corporation to security holders to purchase, redeem or otherwise acquire any or all of a class of the securities of the corporation, other than where,

(a) the securities to be purchased, redeemed or otherwise acquired are debt securities that are not convertible into equity securities,

(b) the securities are to be purchased, redeemed or otherwise acquired in accordance with the terms and conditions thereof or otherwise agreed to at the time they were issued or subsequently varied by amendment of the documents setting out those terms and conditions, or are acquired to meet sinking fund requirements or from an employee or a former employee of the issuer or of an affiliate, or

(c) the purchases, redemptions or other acquisitions to be made are required by the instrument creating or governing the class of securities or by this Act; (“offre de l’émetteur”)

“offeree” means a person to whom a take-over bid or an issuer bid is made; (“pollicité”)

“offeree corporation” means a corporation whose securities are the subject of a take-over bid; (“société pollicitée”)

“offeror” means a person, other than an agent, who makes a take-over bid or an issuer bid; (“pollicitant”)

“take-over bid” means an offer made to security holders of an offeree corporation to purchase directly or indirectly voting securities of the offeree corporation, where the voting securities that are the subject of the offer to purchase, the acceptance of the offer to sell or the combination thereof, as the case may be, together with the securities currently owned by the offeror, its affiliates and associates will carry, in the aggregate, 10 per cent or more of the voting rights attached to the voting securities of the offeree corporation that would be outstanding on exercise of all currently exercisable rights of purchase, conversion or exchange relating to voting securities of the offeree corporation; (“offre d’achat visant à la mainmise”)

“voting security” includes,

(a) a security currently convertible into a voting security or into another security that is convertible into a voting security,

(b) a currently exercisable option or right to acquire a voting security or another security that is convertible into a voting security, or

(c) a security carrying an option or right referred to in clause (b). (“valeur mobilière avec droit de vote”) R.S.O. 1990, c. B.16, s. 187 (2).

Take-over or issuer bid

188. (1) If within 120 days after the date of a take-over bid or an issuer bid, the bid is accepted by the holders of not less than 90 per cent of the securities of any class of securities to which the bid relates, other than securities held at the date of the bid by or on behalf of the offeror, or an affiliate or associate of the offeror, the offeror is entitled, upon complying with this section, to acquire the securities held by dissenting offerees. R.S.O. 1990, c. B.16, s. 188 (1).

Shares of dissenting offeree

(2) An offeror may acquire the securities of any class to which the bid relates that are held by a dissenting offeree by sending, on or before the earlier of the sixtieth day following the termination of the bid and the one hundred and eightieth day following the date of the bid, an offeror’s notice to each dissenting offeree stating in substance that,

(a) offerees holding more than 90 per cent of the securities to which the bid relates other than securities held at the date of the bid by or on behalf of the offeror or an affiliate or associate of the offeror have accepted the bid;

(b) the offeror is bound to take up and pay for or has taken up and paid for the securities of the offerees who accepted the bid;

(c) a dissenting offeree is required to elect,

(i) to transfer his, her or its securities to the offeror on the terms on which the offeror acquired the securities of the offerees who accepted the bid, or

(ii) to demand payment of the fair value of his, her or its securities in accordance with subsections (13) to (21) by notifying the offeror within twenty days after receipt of the offeror’s notice;

(d) a dissenting offeree who does not notify the offeror in accordance with subclause (c) (ii) is deemed to have elected to transfer his, her or its securities to the offeror on the same terms that the offeror acquired the securities from the offerees who accepted the bid; and

(e) a dissenting offeree must send the certificates representing his, her or its securities to which the bid relates to the offeree corporation or, in the case of an issuer bid, to the offeror within twenty days after the dissenting offeree receives the offeror’s notice. R.S.O. 1990, c. B.16, s. 188 (2); 2000, c. 26, Sched. B, s. 3 (10).

Notice

(3) In the case of,

(a) a take-over bid, concurrently with sending the offeror’s notice under subsection (2), the offeror shall send or deliver to the offeree corporation a notice of adverse claim in accordance with section 88 with respect to each share held by a dissenting offeree; or

(b) an issuer bid, the offeror shall be deemed to have notice of an adverse claim for the purpose of section 88 with respect to each share held by a dissenting offeree. R.S.O. 1990, c. B.16, s. 188 (3).

Sending in share certificates

(4) A dissenting offeree to whom an offeror’s notice is sent under subsection (2) shall, within twenty days after receiving that notice,

(a) send the certificates representing his, her or its securities to which the take-over bid relates to the offeree corporation; or

(b) send the certificates representing his, her or its securities to which the issuer bid relates to the offeror. R.S.O. 1990, c. B.16, s. 188 (4).

Payment by offeror

(5) Within twenty days after the offeror sends an offeror’s notice under subsection (2), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to all dissenting offerees if they had elected to accept the take-over bid under subclause (2) (c) (i). R.S.O. 1990, c. B.16, s. 188 (5).

Trust funds

(6) An offeree corporation is deemed to hold in trust for dissenting offerees the money or other consideration it receives under subsection (5), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation and shall place the other consideration in the custody of a bank or other such body corporate. R.S.O. 1990, c. B.16, s. 188 (6).

Idem

(7) The offeror making an issuer bid is deemed to hold in trust for dissenting offerees the money or other consideration that the offeror would have had to pay or transfer to all dissenting offerees if they had elected to accept the issuer bid under subclause (2) (c) (i) and, within twenty days after the issuer sends an offeror’s notice under subsection (2), the issuer shall deposit any such money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation and shall place the other consideration in the custody of a bank or such other body corporate within twenty days after the offeror sends an offeror’s notice under subsection (2). R.S.O. 1990, c. B.16, s. 188 (7).

Notice of compliance

(8) Within ten days after the offeror complies with subsection (5) or subsection (7), as the case may be, the offeror shall give notice of the date of such compliance to all dissenting offerees. R.S.O. 1990, c. B.16, s. 188 (8).

Application to court

(9) At any time prior to the thirtieth day following the day upon which the offeror’s notice referred to in subsection (2) is sent to dissenting offerees, a dissenting offeree who has demanded payment of the fair value of his, her or its securities in accordance with subclause (2) (c) (ii) may apply to the court for an order requiring the person who has sent the offeror’s notice to provide, in such form as the court considers appropriate, such additional security for payment to dissenting offerees of the fair value of their securities as the court may determine to be necessary, pending the determination of such fair value. R.S.O. 1990, c. B.16, s. 188 (9).

Where shares deemed acquired

(10) The securities of all dissenting offerees shall be deemed to have been acquired by the offeror,

(a) where an application under subsection (9) has not been made within the time set out in subsection (9), upon the expiration of that time; or

(b) where an application has been made under subsection (9), upon compliance with the order made in respect of the application. R.S.O. 1990, c. B.16, s. 188 (10).

Duties of offeree corporation

(11) Within ten days after the acquisition of the securities of dissenting offerees under subsection (10) by an offeror who has made a take-over bid, the offeree corporation shall,

(a) issue to the offeror a security certificate in respect of the securities that were held by dissenting offerees;

(b) send to each dissenting offeree who elects to accept the take-over bid terms under subclause (2) (c) (i) and who sends his, her or its security certificates as required under clause (4) (a), the money or other consideration to which the dissenting offeree is entitled; and

(c) send to each dissenting offeree who has not sent his, her or its security certificates as required under clause (4) (a), notice stating in substance that,

(i) the certificates representing the dissenting offeree’s securities have been cancelled,

(ii) the offeree corporation or some designated person holds in trust for the dissenting offeree the money or other consideration to which the dissenting offeree is entitled as payment for or in exchange for his, her or its securities, and

(iii) the offeree corporation will, subject to subsections (13) to (21), send that money or other consideration to the dissenting offeree forthwith after receiving his, her or its securities. R.S.O. 1990, c. B.16, s. 188 (11).

Payment by offeror

(12) Within ten days after the acquisition of the securities of dissenting offerees under subsection (10) by an offeror who has made an issuer bid, the offeror shall,

(a) send to each dissenting offeree who elects to accept the issuer bid terms under subclause (2) (c) (i) and who sends his, her or its security certificates as required under clause (4) (b), the money or other consideration to which the dissenting offeree is entitled; and

(b) send to each dissenting offeree who has not sent his, her or its security certificates as required under clause (4) (b) a notice stating in substance that,

(i) the certificates representing the dissenting offeree’s securities have been cancelled,

(ii) the offeror or some designated person holds in trust for the dissenting offeree the money or other consideration to which the dissenting offeree is entitled as payment for or in exchange for his, her or its securities, and

(iii) the offeror will, subject to subsections (13) to (21), send that money or other consideration to the dissenting offeree forthwith after receiving his, her or its securities. R.S.O. 1990, c. B.16, s. 188 (12).

Application to fix fair value

(13) If a dissenting offeree has elected to demand payment of the fair value of his, her or its securities under subclause (2) (c) (ii), the offeror may, in the case of a take-over bid, within twenty days after it has complied with subsection (5) or, in the case of an issuer bid, within twenty days after it has complied with subsection (7), apply to the court to fix the fair value of the securities of that dissenting offeree. R.S.O. 1990, c. B.16, s. 188 (13).

Idem

(14) If an offeror fails to apply to the court under subsection (13), a dissenting offeree may apply to the court for the same purpose within a further period of twenty days. R.S.O. 1990, c. B.16, s. 188 (14).

Where no application

(15) If no application is made to the court under subsection (13) or (14) within the periods set out in those subsections, a dissenting offeree is deemed to have elected to transfer his, her or its securities to the offeror on the same terms that the offeror acquired the securities from offerees who accepted the take-over or issuer bid and, provided that the dissenting offeree has complied with subsection (4), the issuer or the offeree corporation, as the case may be, shall pay or transfer to the dissenting offeree the money or other consideration to which the dissenting offeree is entitled. R.S.O. 1990, c. B.16, s. 188 (15).

Security for costs not required

(16) A dissenting offeree is not required to give security for costs in an application made under subsection (13) or (14). R.S.O. 1990, c. B.16, s. 188 (16).

Parties

(17) Upon an application under subsection (13) or (14),

(a) all dissenting offerees referred to in subclause (2) (c) (ii) whose securities have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b) the offeror shall notify each such dissenting offeree of the date, place and consequences of the application and of the dissenting offeree’s right to appear and be heard in person or by counsel. R.S.O. 1990, c. B.16, s. 188 (17).

Idem

(18) Upon an application to the court under subsection (13) or (14), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the securities of all dissenting offerees. R.S.O. 1990, c. B.16, s. 188 (18).

Appointment of appraisers

(19) The court may appoint one or more appraisers to assist the court in fixing a fair value for the securities of each dissenting offeree. R.S.O. 1990, c. B.16, s. 188 (19).

Final order

(20) The final order of the court shall be made against the offeror in favour of each dissenting offeree. R.S.O. 1990, c. B.16, s. 188 (20).

What court may order

(21) In connection with proceedings under this section, the court may make any order it thinks fit and, without limiting the generality of the foregoing, it may,

(a) fix the amount of money or other consideration that is required to be held in trust under subsection (6) or (7);

(b) order that the money or other consideration be held in trust by a person other than,

(i) the offeree corporation, or

(ii) in the case of an issuer bid, the offeror corporation;

(c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date the dissenting offeree sends his, her or its security certificates under subsection (4) until the date of payment; or

(d) order that any money payable to a dissenting offeree who cannot be found be paid to the Public Trustee. R.S.O. 1990, c. B.16, s. 188 (21).

Where corporation required to acquire securities

189. (1) Where 90 per cent or more of a class of securities of a corporation, other than debt obligations, are acquired by or on behalf of a person, the person’s affiliates and the person’s associates, then the holder of any securities of that class not counted for the purposes of calculating such percentage shall be entitled in accordance with this section to require the corporation to acquire the holder’s securities of that class. R.S.O. 1990, c. B.16, s. 189 (1).

Notice

(2) Every corporation, within thirty days after it becomes aware that security holders are entitled to require it to acquire their securities under subsection (1), shall send a written notice to each such security holder that the security holder may within sixty days after the date of such notice require the corporation to acquire his, her or its securities. R.S.O. 1990, c. B.16, s. 189 (2).

Idem

(3) The notice sent by the corporation under subsection (2) shall,

(a) set out a price that the corporation is willing to pay for the securities;

(b) give the basis for arriving at the price;

(c) state the location where any supporting material used for arriving at the price may be examined and extracts taken therefrom by the security holder or a duly authorized agent; and

(d) state that if the security holder is not satisfied with the price offered by the corporation in the notice, the security holder is entitled to have the fair value of his, her or its securities fixed by the court. R.S.O. 1990, c. B.16, s. 189 (3).

Election by security holder

(4) Where a security holder receives a notice under subsection (2) and wishes the corporation to acquire his, her or its securities, the security holder may, within sixty days after the date of the notice,

(a) elect to accept the price offered by the corporation by giving notice of acceptance to the corporation and by forthwith sending his, her or its security certificates to the corporation; or

(b) notify the corporation that the security holder wishes to have the fair value of his, her or its securities fixed by the court. R.S.O. 1990, c. B.16, s. 189 (4).

Application to fix fair value

(5) Where a security holder wishes to have the fair value of his, her or its securities fixed by the court, the corporation shall make an application to the court within ninety days after the date of the notice under subsection (2). R.S.O. 1990, c. B.16, s. 189 (5).

Idem

(6) If a corporation fails to send notice under subsection (2), a security holder, after giving the corporation thirty days notice of intention so to do, may apply to the court to have the fair value of his, her or its securities fixed. R.S.O. 1990, c. B.16, s. 189 (6).

Idem

(7) If a corporation fails to make an application to the court as required under subsection (5), a security holder may make the application. R.S.O. 1990, c. B.16, s. 189 (7).

Parties

(8) Upon an application to the court under subsection (5), (6) or (7),

(a) all security holders who have notified the (b) may be joined as parties as the court thinks corporation under clause (4) fit and, if so joined, are bound by the decision of the court; and

(b) the corporation shall notify each security holder entitled to notice under subsection (2) of the date, place and purpose of the application and of the security holder’s right to appear and be heard in person or by counsel. R.S.O. 1990, c. B.16, s. 189 (8).

Idem

(9) Upon an application to the court under subsection (5), (6) or (7), the court may determine whether any security holders should properly be sent or have been sent notice and whether such security holders should be joined as parties. R.S.O. 1990, c. B.16, s. 189 (9).

Appointment of appraiser

(10) The court may appoint one or more appraisers to assist the court in fixing a fair value for the securities. R.S.O. 1990, c. B.16, s. 189 (10).

Final order

(11) The final order of the court shall be made against the corporation in favour of each entitled security holder. R.S.O. 1990, c. B.16, s. 189 (11).

Security not required

(12) A security holder requesting the court to fix the fair value of his, her or its securities is not required to give security for costs on the application. R.S.O. 1990, c. B.16, s. 189 (12).

Costs

(13) The costs under this section shall be on a solicitor and client basis. R.S.O. 1990, c. B.16, s. 189 (13).

Going private transaction

190. (1) In this section,

“affected security” means a participating security of a corporation in which the interest of the holder would be terminated by reason of a going private transaction; (“valeur mobilière visée”)

“going private transaction” means an amalgamation, arrangement, consolidation or other transaction carried out under this Act by a corporation that would cause the interest of a holder of a participating security of the corporation to be terminated without the consent of the holder and without the substitution therefor of an interest of equivalent value in a participating security that,

(a) is issued by the corporation, an affiliate of the corporation or a successor body corporate, and

(b) is not limited in the extent of its participation in earnings to any greater extent than the participating security for which it is substituted,

but does not include,

(c) an acquisition under section 188,

(d) a redemption of, or other compulsory termination of the interest of the holder in, a security if the security is redeemed or otherwise acquired in accordance with the terms and conditions attaching thereto or under a requirement of the articles relating to the class of securities or of this Act, or

(e) a proceeding under Part XVI; (“transformation en société fermée”)

“participating security” means a security issued by a body corporate other than a security that is, in all circumstances, limited in the extent of its participation in earnings and includes,

(a) a security currently convertible into such a security, and

(b) currently exercisable warrants entitling the holder to acquire such a security or such a convertible security. (“valeur mobilière participante”) R.S.O. 1990, c. B.16, s. 190 (1).

Valuation

(2) A corporation that proposes to carry out a going private transaction shall have prepared by an independent, qualified valuer a written valuation indicating a per security value or range of values for each class of affected securities, and,

(a) the valuation shall be prepared or revised as of a date not more than 120 days before the announcement of the going private transaction, with appropriate adjustments for subsequent events other than the going private transaction;

(b) the valuation shall not contain a downward adjustment to reflect the fact that the affected securities do not form part of a controlling interest; and

(c) if the consideration to be received by the holders of the affected securities is wholly or partly other than cash, or a right to receive cash within ninety days after the approval by security holders of the going private transaction, the valuation shall include the valuer’s opinion whether the value of each affected security to be surrendered is equal to or greater than the total value of the consideration to be received therefor. R.S.O. 1990, c. B.16, s. 190 (2).

Information circular

(3) The corporation shall send a management information circular to the holders of the affected securities not less than forty days prior to the date of a meeting which shall be called by it to consider that transaction, and the information circular shall contain, in addition to any other required information and subject to any exemption granted under subsection (6),

(a) a summary of the valuation prepared in compliance with subsection (2) and a statement that a holder of an affected security may inspect a copy of the valuation at the registered office of the corporation or may obtain a copy of the valuation upon request and payment of a specified amount sufficient to cover reasonable costs of reproduction and mailing;

(b) a statement of the approval or approvals of holders of affected securities required to be obtained in accordance with this section;

(c) a certificate signed by a senior officer or a director of the corporation certifying that he or she and, to his or her knowledge, the corporation are unaware of any material fact relevant to the valuation prepared in compliance with subsection (2) that was not disclosed to the valuer; and

(d) a statement of the class or classes of affected securities and of the number of securities of each class and, if any securities of any such class are, under paragraph 3 of subsection (4), not to be taken into account in the vote required by subsection (4), a statement of the number thereof and why they are not to be taken into account, but if all or any portion of a class of affected securities is represented by certificates that are not in registered form, it shall be sufficient to make the information circular available to the holders of such affected securities in the manner provided for in the terms of the securities for sending notice to such holders or otherwise in such manner as may be prescribed. R.S.O. 1990, c. B.16, s. 190 (3).

Idem

(4) A corporation shall not carry out a going private transaction unless, in addition to any other required security holder approval, the transaction is approved by the holders of each class of affected securities by a vote in accordance with the following provisions:

1. If the consideration to be received by a holder of an affected security of the particular class is,

i. payable wholly or partly other than in cash or a right to receive cash within ninety days after the approval of the going private transaction, or

ii. payable entirely in cash and is less in amount than the per security value or the mid-point of the range of per security values, arrived at by the valuation prepared in compliance with subsection (2), then the approval shall be given by a special resolution.

2. In cases other than those referred to in paragraph 1, the approval shall be given by an ordinary resolution.

3. In determining whether the transaction has been approved by the requisite majority, the votes of,

i. securities held by affiliates of the corporation,

ii. securities the beneficial owners of which will, consequent upon the going private transaction, be entitled to a per security consideration greater than that available to other holders of affected securities of the same class,

iii. securities the beneficial owners of which, alone or in concert with others, effectively control the corporation and who, prior to distribution of the information circular, entered into an understanding that they would support the going private transaction, shall be disregarded both in determining the total number of votes cast and in determining the number of votes cast in favour of or against the transaction. R.S.O. 1990, c. B.16, s. 190 (4).

Effect of section

(5) The rights provided by this section are in addition to any other rights of a holder of affected securities. R.S.O. 1990, c. B.16, s. 190 (5).

Powers of Commission

(6) Upon an application by an interested person, the Commission may, subject to such terms and conditions as it may impose, exempt any person from any requirement of this section where in its opinion to do so would not be prejudicial to the public interest, and the Commission may publish guidelines as to the manner and circumstances in which it will exercise this discretion. R.S.O. 1990, c. B.16, s. 190 (6).

Rights of security holder

(7) A holder of an affected security that is a share of any class of a corporation may dissent from a going private transaction upon compliance with the procedures set out in section 185, in which case the holder shall be entitled to the rights and remedies provided by that section. R.S.O. 1990, c. B.16, s. 190 (7).

PART XVI

LIQUIDATION AND DISSOLUTION

Definition

191. In sections 193 to 236,

“contributory” means a person who is liable to contribute to the property of a corporation in the event of the corporation being wound up under this Act. R.S.O. 1990, c. B.16, s. 191.

Application of ss. 193-205

192. Sections 193 to 205 apply to corporations being wound up voluntarily. R.S.O. 1990, c. B.16, s. 192.

Voluntary winding up

193. (1) The shareholders of a corporation may, by special resolution, require the corporation to be wound up voluntarily. R.S.O. 1990, c. B.16, s. 193 (1).

Appointment of liquidator

(2) At such meeting, the shareholders shall appoint one or more persons, who may be directors, officers or employees of the corporation, as liquidator of the estate and effects of the corporation for the purpose of winding up its business and affairs and distributing its property, and may at that or any subsequent meeting fix the liquidator’s remuneration and the costs, charges and expenses of the winding up. R.S.O. 1990, c. B.16, s. 193 (2).

Review of remuneration by court

(3) On the application of any shareholder or creditor of the corporation or of the liquidator, the court may review the remuneration of the liquidator and, whether or not the remuneration has been fixed in accordance with subsection (2), the court may fix and determine the remuneration at such amount as it thinks proper. R.S.O. 1990, c. B.16, s. 193 (3).

Publication of notice

(4) A corporation shall file notice, in the prescribed form, of a resolution requiring the voluntary winding up of the corporation with the Director within ten days after the resolution has been passed and shall publish the notice in The Ontario Gazette within twenty days after the resolution has been passed. R.S.O. 1990, c. B.16, s. 193 (4).

Inspectors

194. The shareholders of a corporation being wound up voluntarily may delegate to any committee of shareholders, contributories or creditors, hereinafter referred to as inspectors, the power of appointing the liquidator and filling any vacancy in the office of liquidator, or may enter into any arrangement with creditors of the corporation with respect to the powers to be exercised by the liquidator and the manner in which they are to be exercised. R.S.O. 1990, c. B.16, s. 194.

Vacancy in office of liquidator

195. If a vacancy occurs in the office of liquidator by death, resignation or otherwise, the shareholders may, subject to any arrangement the corporation may have entered into with its creditors upon the appointment of inspectors, fill such vacancy, and a meeting for that purpose may be called by the continuing liquidator, if any, or by any shareholder or contributory, and shall be deemed to have been duly held if called in the manner prescribed by the articles or by-laws of the corporation, or, in default thereof, in the manner prescribed by this Act for calling meetings of the shareholders of the corporation. R.S.O. 1990, c. B.16, s. 195.

Removal of liquidator

196. The shareholders of a corporation may by ordinary resolution passed at a meeting called for that purpose remove a liquidator appointed under section 193, 194 or 195, and in such case shall appoint a replacement. R.S.O. 1990, c. B.16, s. 196.

Commencement of winding up

197. A voluntary winding up commences at the time of the passing of the resolution requiring the winding up or at such later time as may be specified in the resolution. R.S.O. 1990, c. B.16, s. 197.

Corporation to cease business

198. A corporation being wound up voluntarily shall, from the commencement of its winding up, cease to carry on its undertaking, except in so far as may be required as beneficial for the winding up thereof, and all transfers of shares, except transfers made to or with the sanction of the liquidator taking place after the commencement of its winding up, are void, but its corporate existence and all its corporate powers, even if it is otherwise provided by its articles or by-laws, continue until its affairs are wound up. R.S.O. 1990, c. B.16, s. 198.

No proceedings against corporation after voluntary winding up except by leave

199. After the commencement of a voluntary winding up,

(a) no action or other proceeding shall be commenced against the corporation; and

(b) no attachment, sequestration, distress or execution shall be put in force against the estate or effects of the corporation,

except by leave of the court and subject to such terms as the court imposes. R.S.O. 1990, c. B.16, s. 199.

List of contributories and calls

200. (1) Upon a voluntary winding up, the liquidator,

(a) shall settle the list of contributories; and

(b) may, before the liquidator has ascertained the sufficiency of the property of the corporation, call on all or any of the contributories for the time being settled on the list of contributories to the extent of their liability to pay any sum that the liquidator considers necessary for satisfying the liabilities of the corporation and the costs, charges and expenses of winding up and for adjusting the rights of the contributories among themselves. R.S.O. 1990, c. B.16, s. 200 (1).

List is proof

(2) A list settled by the liquidator under clause (1) (a) is, in the absence of evidence to the contrary, proof of the liability of the persons named therein to be contributories. R.S.O. 1990, c. B.16, s. 200 (2).

Default on calls

(3) The liquidator in making a call under clause (1) (b) may take into consideration the probability that some of the contributories upon whom the call is made may partly or wholly fail to pay their respective portions of the call. R.S.O. 1990, c. B.16, s. 200 (3).

Meetings of corporation during winding up

201. (1) The liquidator may, during the continuance of the voluntary winding up, call meetings of the shareholders of the corporation for any purpose the liquidator thinks fit. R.S.O. 1990, c. B.16, s. 201 (1).

Where winding up continues more than one year

(2) Where a voluntary winding up continues for more than one year, the liquidator shall call a meeting of the shareholders of the corporation at the end of the first year and of each succeeding year from the commencement of the winding up, and the liquidator shall lay before the meeting an account showing the liquidator’s acts and dealings and the manner in which the winding up has been conducted during the immediately preceding year. R.S.O. 1990, c. B.16, s. 201 (2).

Arrangements with creditors

202. The liquidator, with the approval of the shareholders of the corporation or the inspectors, may make such compromise or other arrangement as the liquidator thinks expedient with any creditor or person claiming to be a creditor or having or alleging that he, she or it has a claim, present or future, certain or contingent, liquidated or unliquidated, against the corporation or whereby the corporation may be rendered liable. R.S.O. 1990, c. B.16, s. 202.

Power to compromise with debtors and contributories

203. The liquidator may, with the approval referred to in section 202, compromise all debts and liabilities capable of resulting in debts, and all claims, whether present or future, certain or contingent, liquidated or unliquidated, subsisting or supposed to subsist between the corporation and any contributory, alleged contributory or other debtor or person who may be liable to the corporation and all questions in any way relating to or affecting the property of the corporation, or the winding up of the corporation, upon the receipt of such sums payable at such times and generally upon such terms as are agreed, and the liquidator may take any security for the discharge of such debts or liabilities and give a complete discharge in respect thereof. R.S.O. 1990, c. B.16, s. 203.

Power to accept shares, etc., as consideration for sale of property to another body corporate

204. (1) Where a corporation is proposed to be or is in the course of being wound up voluntarily and it is proposed to transfer the whole or a portion of its business or property to another body corporate, the liquidator, with the approval of a resolution of the shareholders of the corporation conferring either a general authority on the liquidator or an authority in respect of any particular arrangement, may receive, in compensation or in part-compensation for the transfer, cash or shares or other like interest in the purchasing body corporate or any other body corporate for the purpose of distribution among the creditors or shareholders of the corporation that is being wound up in the manner set forth in the arrangement, or may, in lieu of receiving cash or shares or other like interest, or in addition thereto, participate in the profits of or receive any other benefit from the purchasing body corporate or any other body corporate. R.S.O. 1990, c. B.16, s. 204 (1).

Confirmation of sale or arrangement

(2) A transfer made or arrangement entered into by the liquidator under this section is not binding on the shareholders of the corporation that is being wound up unless the transfer or arrangement is approved in accordance with subsections 184 (3), (6) and (7). R.S.O. 1990, c. B.16, s. 204 (2).

Where resolution not invalid

(3) No resolution is invalid for the purposes of this section because it was passed before or concurrently with a resolution for winding up the corporation or for appointing the liquidator. R.S.O. 1990, c. B.16, s. 204 (3).

Account of voluntary winding up to be made by liquidator to a meeting

205. (1) The liquidator shall make up an account showing the manner in which the winding up has been conducted and the property of the corporation disposed of, and thereupon shall call a meeting of the shareholders of the corporation for the purpose of having the account laid before them and hearing any explanation that may be given by the liquidator, and the meeting shall be called in the manner prescribed by the articles or by-laws or, in default thereof, in the manner prescribed by this Act for the calling of meetings of shareholders. R.S.O. 1990, c. B.16, s. 205 (1).

Notice of holding of meeting

(2) The liquidator shall within ten days after the meeting is held file a notice in the prescribed form with the Director stating that the meeting was held and the date thereof and shall forthwith publish the notice in The Ontario Gazette. R.S.O. 1990, c. B.16, s. 205 (2).

Dissolution

(3) Subject to subsection (4), on the expiration of three months after the date of the filing of the notice, the corporation is dissolved. R.S.O. 1990, c. B.16, s. 205 (3).

Extension

(4) At any time during the three-month period mentioned in subsection (3), the court may, on the application of the liquidator or any other person interested, make an order deferring the date on which the dissolution of the corporation is to take effect to a date fixed in the order, and in such event the corporation is dissolved on the date so fixed. R.S.O. 1990, c. B.16, s. 205 (4).

Dissolution by court order

(5) Despite anything in this Act, the court at any time after the affairs of the corporation have been fully wound up may, upon the application of the liquidator or any other person interested, make an order dissolving it, and it is dissolved on the date fixed in the order. R.S.O. 1990, c. B.16, s. 205 (5).

Copy of extension order to be filed

(6) The person on whose application an order was made under subsection (4) or (5) shall within ten days after it was made file with the Director a certified copy of the order and forthwith publish notice of the order in The Ontario Gazette. R.S.O. 1990, c. B.16, s. 205 (6).

Application of ss. 207-218

206. Sections 207 to 218 apply to corporations being wound up by order of the court. R.S.O. 1990, c. B.16, s. 206.

Winding up by court

207. (1) A corporation may be wound up by order of the court,

(a) where the court is satisfied that in respect of the corporation or any of its affiliates,

(i) any act or omission of the corporation or any of its affiliates effects a result,

(ii) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or

(iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner,

that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer; or

(b) where the court is satisfied that,

(i) a unanimous shareholder agreement entitled a complaining shareholder to demand dissolution of the corporation after the occurrence of a specified event and that event has occurred,

(ii) proceedings have been begun to wind up voluntarily and it is in the interest of contributories and creditors that the proceedings should be continued under the supervision of the court,

(iii) the corporation, though it may not be insolvent, cannot by reason of its liabilities continue its business and it is advisable to wind it up, or

(iv) it is just and equitable for some reason, other than the bankruptcy or insolvency of the corporation, that it should be wound up; or

(c) where the shareholders by special resolution authorize an application to be made to the court to wind up the corporation. R.S.O. 1990, c. B.16, s. 207 (1).

Court order

(2) Upon an application under this section, the court may make such order under this section or section 248 as it thinks fit. R.S.O. 1990, c. B.16, s. 207 (2).

Who may apply

208. (1) A winding-up order may be made upon the application of the corporation or of a shareholder or, where the corporation is being wound up voluntarily, of the liquidator or of a contributory or of a creditor having a claim of $2,500 or more. R.S.O. 1990, c. B.16, s. 208 (1).

Notice

(2) Except where the application is made by the corporation, four days’ notice of the application shall be given to the corporation before the making of the application. R.S.O. 1990, c. B.16, s. 208 (2).

Power of court

209. The court may make the order applied for, may dismiss the application with or without costs, may adjourn the hearing conditionally or unconditionally or may make any interim or other order as is considered just, and upon the making of the order may, according to its practice and procedure, refer the proceedings for the winding up to an officer of the court for inquiry and report and may authorize the officer to exercise such powers of the court as are necessary for the reference. R.S.O. 1990, c. B.16, s. 209.

Appointment of liquidator

210. (1) The court in making the winding-up order may appoint one or more persons as liquidator of the estate and effects of the corporation for the purpose of winding up its business and affairs and distributing its property. R.S.O. 1990, c. B.16, s. 210 (1).

Remuneration

(2) The court may at any time fix the remuneration of the liquidator. R.S.O. 1990, c. B.16, s. 210 (2).

Vacancy

(3) If a liquidator appointed by the court dies or resigns or the office becomes vacant for any reason, the court may by order fill the vacancy. R.S.O. 1990, c. B.16, s. 210 (3).

Notice of appointment

(4) A liquidator appointed by the court under this section shall forthwith give to the Director notice in the prescribed form of the liquidator’s appointment and shall, within twenty days after being appointed publish the notice in The Ontario Gazette. R.S.O. 1990, c. B.16, s. 210 (4).

Removal of liquidator

211. The court may by order remove for cause a liquidator appointed by it, and in such case shall appoint a replacement. R.S.O. 1990, c. B.16, s. 211.

Costs and expenses

212. The costs, charges and expenses of a winding up by order of the court shall be assessed by an assessment officer of the Superior Court of Justice. R.S.O. 1990, c. B.16, s. 212; 2001, c. 9, Sched. D, s. 2 (4).

Commencement of winding up

213. Where a winding-up order is made by the court without prior voluntary winding-up proceedings, the winding up shall, unless a court otherwise orders, be deemed to commence at the time of the service of notice of the application, and, where the application is made by the corporation, at the time the application is made. R.S.O. 1990, c. B.16, s. 213.

Proceedings in winding up after order

214. Where a winding-up order has been made by the court, proceedings for the winding up of the corporation shall be taken in the same manner and with the like consequences as provided for a voluntary winding up, except that the list of contributories shall be settled by the court unless it has been settled by the liquidator before the winding-up order, in which case the list is subject to review by the court, and except that all proceedings in the winding up are subject to the order and direction of the court. R.S.O. 1990, c. B.16, s. 214.

Orders following winding-up order

Meetings of shareholders

215. (1) Where a winding-up order has been made by the court, the court may direct meetings of the shareholders of the corporation to be called, held and conducted in such manner as the court thinks fit for the purpose of ascertaining their wishes, and may appoint a person to act as chair of any such meeting and to report the result of it to the court. R.S.O. 1990, c. B.16, s. 215 (1).

Order for delivery by contributories and others of property, etc.

(2) Where a winding-up order has been made by the court, the court may require any contributory for the time being settled on the list of contributories, or any director, officer, employee, trustee, banker or agent of the corporation to pay, deliver, convey, surrender or transfer forthwith, or within such time as the court directs, to the liquidator any sum or balance, documents, records, estate or effects that are in his, her or its hands and to which the corporation is apparently entitled. R.S.O. 1990, c. B.16, s. 215 (2).

Inspection of documents and records

(3) Where a winding-up order has been made by the court, the court may make an order for the inspection of the documents and records of the corporation by its creditors and contributories, and any documents and records in the possession of the corporation may be inspected in conformity with the order. R.S.O. 1990, c. B.16, s. 215 (3).

Proceedings against corporation after court winding up

216. After the commencement of a winding up by order of the court,

(a) no action or other proceeding shall be proceeded with or commenced against the corporation; and

(b) no attachment, sequestration, distress or execution shall be put in force against the estate or effects of the corporation,

except by leave of the court and subject to such terms as the court imposes. R.S.O. 1990, c. B.16, s. 216.

Provision for discharge and distribution by the court

217. (1) Where the realization and distribution of the property of a corporation being wound up under an order of the court has proceeded so far that in the opinion of the court it is expedient that the liquidator should be discharged and that the property of the corporation remaining in the liquidator’s hands can be better realized and distributed by the court, the court may make an order discharging the liquidator and for payment, delivery and transfer into court, or to such person as the court directs, of such property, and it shall be realized and distributed by or under the direction of the court among the persons entitled thereto in the same way as nearly as may be as if the distribution were being made by the liquidator. R.S.O. 1990, c. B.16, s. 217 (1).

Disposal of documents and records

(2) In such case, the court may make an order directing how the documents and records of the corporation and of the liquidator are to be disposed of, and may order that they be deposited in court or otherwise dealt with as the court thinks fit. R.S.O. 1990, c. B.16, s. 217 (2).

Order for dissolution

218. (1) The court at any time after the business and affairs of the corporation have been fully wound up may, upon the application of the liquidator or any other person interested, make an order dissolving it, and it is dissolved on the date fixed in the order. R.S.O. 1990, c. B.16, s. 218 (1).

Copy of dissolution order to be filed

(2) The person on whose application the order was made shall within ten days after it was made file with the Director a certified copy of the order and shall forthwith publish notice of the order in The Ontario Gazette. R.S.O. 1990, c. B.16, s. 218 (2).

Application of ss. 220-236

219. Sections 220 to 236 apply to corporations being wound up voluntarily or by order of the court. R.S.O. 1990, c. B.16, s. 219.

Where no liquidator

220. Where there is no liquidator,

(a) the court may by order on the application of a shareholder of the corporation appoint one or more persons as liquidator; and

(b) the estate and effects of the corporation shall be under the control of the court until the appointment of a liquidator. R.S.O. 1990, c. B.16, s. 220.

Consequences of winding up

221. (1) Upon a winding up,

(a) the liquidator shall apply the property of the corporation in satisfaction of all its debts, obligations and liabilities and, subject thereto, shall distribute the property rateably among the shareholders according to their rights and interests in the corporation;

(b) in distributing the property of the corporation, debts to employees of the corporation for services performed for it due at the commencement of the winding up or within one month before, not exceeding three months’ wages and vacation pay accrued for not more than twelve months, shall be paid in priority to the claims of the ordinary creditors, and such persons are entitled to rank as ordinary creditors for the residue of their claims;

(c) all the powers of the directors cease upon the appointment of a liquidator, except in so far as the liquidator may sanction the continuance of such powers. R.S.O. 1990, c. B.16, s. 221 (1).

Distribution of property

(2) Section 53 of the Trustee Act applies with necessary modifications to liquidators. R.S.O. 1990, c. B.16, s. 221 (2).

Payment of costs and expenses

222. The costs, charges and expenses of a winding up, including the remuneration of the liquidator, are payable out of the property of the corporation in priority to all other claims. R.S.O. 1990, c. B.16, s. 222.

Powers of liquidators

223. (1) A liquidator may,

(a) bring or defend any action, suit or prosecution, or other legal proceedings, civil or criminal, in the name and on behalf of the corporation;

(b) carry on the business of the corporation so far as may be required as beneficial for the winding up of the corporation;

(c) sell the property of the corporation by public auction or private sale and receive payment of the purchase price either in cash or otherwise;

(d) do all acts and execute, in the name and on behalf of the corporation, all documents, and for that purpose use the seal of the corporation, if any;

(e) draw, accept, make and endorse any bill of exchange or promissory note in the name and on behalf of the corporation;

(f) raise upon the security of the property of the corporation any requisite money;

(g) take out in the liquidator’s official name letters of administration of the estate of any deceased contributory and do in the liquidator’s official name any other act that is necessary for obtaining payment of any money due from a contributory or from the contributory’s estate and which act cannot be done conveniently in the name of the corporation; and

(h) do and execute all such other things as are necessary for winding up the business and affairs of the corporation and distributing its property. R.S.O. 1990, c. B.16, s. 223 (1).

Bills of exchange, etc., to be deemed drawn in the course of business

(2) The drawing, accepting, making or endorsing of a bill of exchange or promissory note by the liquidator on behalf of a corporation has the same effect with respect to the liability of the corporation as if such bill or note had been drawn, accepted, made or endorsed by or on behalf of the corporation in the course of carrying on its business. R.S.O. 1990, c. B.16, s. 223 (2).

Where money deemed to be due to liquidator

(3) Where the liquidator takes out letters of administration or otherwise uses the liquidator’s official name for obtaining payment of any money due from a contributory, such money shall be deemed, for the purpose of enabling the liquidator to take out such letters or recover such money, to be due to the liquidator rather than to the corporation. R.S.O. 1990, c. B.16, s. 223 (3).

What liquidator may rely upon

(4) A liquidator who acts in good faith is entitled to rely upon,

(a) financial statements of the corporation represented to the liquidator by an officer of the corporation or in a written report of the auditor of the corporation to present fairly the financial position of the corporation in accordance with generally accepted accounting principles; or

(b) an opinion, a report or a statement of a lawyer, an accountant, an engineer, an appraiser or other professional adviser retained by the liquidator. R.S.O. 1990, c. B.16, s. 223 (4).

Acts by more than one liquidator

224. Where more than one person is appointed as liquidator, any power conferred by sections 193 to 236 on a liquidator may be exercised by such one or more of such persons as may be determined by the resolution or order appointing them or, in default of such determination, by any number of them not fewer than two. R.S.O. 1990, c. B.16, s. 224.

Nature of liability of contributory

225. The liability of a contributory creates a debt accruing due from the contributory at the time the contributory’s liability commenced, but payable at the time or respective times when calls are made for enforcing such liability. R.S.O. 1990, c. B.16, s. 225.

Liability in case of contributory’s death

226. If a contributory dies before or after having been placed on the list of contributories, the contributory’s personal representative is liable in due course of administration to contribute to the property of the corporation in discharge of the liability of the deceased contributory and shall be a contributory accordingly. R.S.O. 1990, c. B.16, s. 226.

Deposit of money

227. (1) The liquidator shall deposit all money that the liquidator has belonging to the corporation and amounting to $100 or more in any bank of Canada listed in Schedule I or II to the Bank Act (Canada) or in any trust corporation or loan corporation that is registered under the Loan and Trust Corporations Act or in any other depository approved by the court. R.S.O. 1990, c. B.16, s. 227 (1); 2002, c. 8, Sched. I, s. 2.

Approval by inspectors

(2) If inspectors have been appointed, the depository under subsection (1) shall be one approved by them. R.S.O. 1990, c. B.16, s. 227 (2).

Separate deposit account to be kept; withdrawal from account

(3) Such deposit shall not be made in the name of the liquidator individually, but a separate deposit account shall be kept of the money belonging to the corporation in the liquidator’s name as liquidator of the corporation and in the name of the inspectors, if any, and such money shall be withdrawn only by order for payment signed by the liquidator and one of the inspectors, if any. R.S.O. 1990, c. B.16, s. 227 (3).

Liquidator to produce bank pass-book

(4) At every meeting of the shareholders of the corporation, the liquidator shall produce a pass-book, or statement of account showing the amount of the deposits, the dates at which they were made, the amounts withdrawn and the dates of withdrawal, and mention of such production shall be made in the minutes of the meeting, and the absence of such mention is admissible in evidence as proof, in the absence of evidence to the contrary, that the pass-book or statement of account was not produced at the meeting. R.S.O. 1990, c. B.16, s. 227 (4).

Idem

(5) The liquidator shall also produce the pass-book or statement of account whenever so ordered by the court upon the application of the inspectors, if any, or of a shareholder of the corporation. R.S.O. 1990, c. B.16, s. 227 (5).

Proving claim

228. For the purpose of proving claims, sections 23, 24 and 25 of the Assignments and Preferences Act apply with necessary modifications, except that where the word “judge” is used therein, the word “court” as used in this Act shall be substituted. R.S.O. 1990, c. B.16, s. 228.

Application for direction

229. Upon the application of the liquidator or of the inspectors, if any, or of any creditors, the court, after hearing such parties as it directs to be notified or after such steps as the court prescribes have been taken, may by order give its direction in any matter arising in the winding up. R.S.O. 1990, c. B.16, s. 229.

Examination of persons as to estate

230. (1) The court may at any time after the commencement of the winding up summon to appear before the court or liquidator any director, officer or employee of the corporation or any other person known or suspected of having possession of any of the estate or effects of the corporation, or alleged to be indebted to it, or any person whom the court thinks capable of giving information concerning its trade, dealings, estate or effects. R.S.O. 1990, c. B.16, s. 230 (1).

Damages against delinquent directors, etc.

(2) Where in the course of the winding up it appears that a person who has taken part in the formation or promotion of the corporation or that a past or present director, officer, employee, liquidator or receiver of the corporation has misapplied or retained in that person’s own hands, or become liable or accountable for, property of the corporation, or has committed any misfeasance or breach of trust in relation to it, the court may, on the application of the liquidator or of any creditor, shareholder or contributory, examine the conduct of that person and order that person to restore the property so misapplied or retained, or for which that person has become liable or accountable, or to contribute such sum to the property of the corporation by way of compensation in respect of such misapplication, retention, misfeasance or breach of trust, or both, as the court thinks just. R.S.O. 1990, c. B.16, s. 230 (2).

Proceedings by shareholders

231. (1) Where a shareholder of the corporation desires to cause any proceeding to be taken that, in the shareholder’s opinion, would be for the benefit of the corporation, and the liquidator, under the authority of the shareholders or of the inspectors, if any, refuses or neglects to take such proceeding after being required so to do, the shareholder may obtain an order of the court authorizing the shareholder to take such proceeding in the name of the liquidator or corporation, but at the shareholder’s own expense and risk, upon such terms and conditions as to indemnity to the liquidator or corporation as the court prescribes. R.S.O. 1990, c. B.16, s. 231 (1).

Benefits: when for shareholders

(2) Any benefit derived from a proceeding under subsection (1) belongs exclusively to the shareholder causing the institution of the proceeding for the shareholder’s benefit and that of any other shareholder who has joined together in causing the institution of the proceeding. R.S.O. 1990, c. B.16, s. 231 (2).

when for corporation

(3) If, before the order is granted, the liquidator signifies to the court the liquidator’s readiness to institute the proceeding for the benefit of the corporation, the court shall make an order prescribing the time within which the liquidator is to do so, and in that case the advantage derived from the proceeding, if instituted within such time, belongs to the corporation. R.S.O. 1990, c. B.16, s. 231 (3).

Rights conferred by Act to be in addition to other powers

232. The rights conferred by this Act are in addition to any other right to institute a proceeding against any contributory, or against any debtor of the corporation, for the recovery of any sum due from such contributory or debtor or an estate thereof. R.S.O. 1990, c. B.16, s. 232.

Stay of winding up proceedings

233. At any time during a winding up, the court, upon the application of a shareholder, creditor or contributory and upon proof to its satisfaction that all proceedings in relation to the winding up ought to be stayed, may make an order staying the proceedings altogether or for a limited time on such terms and subject to such conditions as the court thinks fit. R.S.O. 1990, c. B.16, s. 233.

Where creditor unknown

234. (1) Where the liquidator is unable to pay all the debts of the corporation because a creditor is unknown or a creditor’s whereabouts is unknown, the liquidator may, by agreement with the Public Trustee, pay to the Public Trustee an amount equal to the amount of the debt due to the creditor to be held in trust for the creditor, and thereupon subsections 238 (5) and (6) apply thereto. R.S.O. 1990, c. B.16, s. 234 (1).

Idem

(2) A payment under subsection (1) shall be deemed to be in satisfaction of the debt for the purposes of winding up. R.S.O. 1990, c. B.16, s. 234 (2).

Where shareholder unknown

235. (1) Where the liquidator is unable to distribute rateably the property of the corporation among the shareholders because a shareholder is unknown or a shareholder’s whereabouts is unknown, the share of the property of the corporation of such shareholder may, by agreement with the Public Trustee, be delivered or conveyed by the liquidator to the Public Trustee to be held in trust for the shareholder, and thereupon subsections 238 (5) and (6) apply thereto. R.S.O. 1990, c. B.16, s. 235 (1).

Idem

(2) A delivery or conveyance under subsection (1) shall be deemed to be a distribution to that shareholder of his, her or its rateable share for the purposes of the winding up. R.S.O. 1990, c. B.16, s. 235 (2).

Disposal of records, etc., after winding up

236. (1) Where a corporation has been wound up under sections 192 to 235 and is about to be dissolved, its documents and records and those of the liquidator may be disposed of as it by resolution directs in case of voluntary winding up, or as the court directs in case of winding up under an order. R.S.O. 1990, c. B.16, s. 236 (1).

When responsibility as to custody of records, etc., to cease

(2) After the expiration of five years after the date of the dissolution of the corporation, no responsibility rests on it or the liquidator, or anyone to whom the custody of the documents and records has been committed, by reason that the same or any of them are not forthcoming to any person claiming to be interested therein. R.S.O. 1990, c. B.16, s. 236 (2).

Voluntary dissolution

237. A corporation may be dissolved upon the authorization of,

(a) a special resolution passed at a meeting of the shareholders of the corporation duly called for the purpose or, in the case of a corporation that is not an offering corporation, by such other proportion of the votes cast as the articles provide, but such other proportion shall not be less than 50 per cent of the votes of all the shareholders entitled to vote at the meeting;

(b) the consent in writing of all the shareholders entitled to vote at such meeting; or

(c) all its incorporators or their personal representatives at any time within two years after the date set out in its certificate of incorporation where the corporation has not commenced business and has not issued any shares. R.S.O. 1990, c. B.16, s. 237.

Articles of dissolution where corporation active

238. (1) For the purpose of bringing the dissolution authorized under clause 237 (a) or (b) into effect, articles of dissolution shall follow the prescribed form and shall set out,

(a) the name of the corporation;

(b) that its dissolution has been duly authorized under clause 237 (a) or (b);

(c) that it has no debts, obligations or liabilities or its debts, obligations or liabilities have been duly provided for in accordance with subsection (3) or its creditors or other persons having interests in its debts, obligations or liabilities consent to its dissolution;

(d) that after satisfying the interests of creditors in all its debts, obligations and liabilities, if any, it has no property to distribute among its shareholders or that it has distributed its remaining property rateably among its shareholders according to their rights and interests in the corporation or in accordance with subsection (4) where applicable; and

(e) that there are no proceedings pending in any court against it.

(f) Repealed: 1994, c. 27, s. 71 (25).

R.S.O. 1990, c. B.16, s. 238 (1); 1994, c. 27, s. 71 (25).

Articles of dissolution where corporation never active

(2) For the purpose of bringing a dissolution authorized under clause 237 (c) into effect, articles of dissolution shall follow the prescribed form and shall set out,

(a) the name of the corporation;

(b) the date set out in its certificate of incorporation;

(c) that the corporation has not commenced business;

(d) that none of its shares has been issued;

(e) that dissolution has been duly authorized under clause 237 (c);

(f) that it has no debts, obligations or liabilities;

(g) that after satisfying the interests of creditors in all its debts, obligations and liabilities, if any, it has no property to distribute or that it has distributed its remaining property to the persons entitled thereto; and

(h) that there are no proceedings pending in any court against it.

(i) Repealed: 1994, c. 27, s. 71 (26).

R.S.O. 1990, c. B.16, s. 238 (2); 1994, c. 27, s. 71 (26).

Where creditor unknown

(3) Where a corporation authorizes its dissolution and a creditor is unknown or a creditor’s whereabouts is unknown, the corporation may, by agreement with the Public Trustee, pay to the Public Trustee an amount equal to the amount of the debt due to the creditor to be held in trust for the creditor, and such payment shall be deemed to be due provision for the debt for the purposes of clause (1) (c). R.S.O. 1990, c. B.16, s. 238 (3).

Where shareholder unknown

(4) Where a corporation authorizes its dissolution and a shareholder is unknown or a shareholder’s whereabouts is unknown, it may, by agreement with the Public Trustee, deliver or convey the shareholder’s share of the property to the Public Trustee to be held in trust for the shareholder, and such delivery or conveyance shall be deemed to be a distribution to that shareholder of his, her or its rateable share for the purposes of the dissolution. R.S.O. 1990, c. B.16, s. 238 (4).

Power to convert

(5) If the share of the property so delivered or conveyed to the Public Trustee under subsection (4) is in a form other than cash, the Public Trustee may at any time, and within ten years after such delivery or conveyance shall, convert it into cash. R.S.O. 1990, c. B.16, s. 238 (5).

Payment to person entitled

(6) If the amount paid under subsection (3) or the share of the property delivered or conveyed under subsection (4) or its equivalent in cash, as the case may be, is claimed by the person beneficially entitled thereto within ten years after it was so delivered, conveyed or paid, it shall be delivered, conveyed or paid to the person, but, if not so claimed, it vests in the Public Trustee for the use of Ontario, and, if the person beneficially entitled thereto at any time thereafter establishes a right thereto to the satisfaction of the Lieutenant Governor in Council, an amount equal to the amount so vested in the Public Trustee shall be paid to the person. R.S.O. 1990, c. B.16, s. 238 (6).

Certificate of dissolution

239. (1) Upon receipt of the articles of dissolution, the Director shall endorse thereon in accordance with section 273 a certificate which shall constitute the certificate of dissolution. R.S.O. 1990, c. B.16, s. 239 (1).

Incorporators to sign articles of dissolution

(2) Despite clause 273 (1) (a), articles of dissolution for the purposes of subsection 238 (2) shall be signed by all its incorporators or their personal representatives. R.S.O. 1990, c. B.16, s. 239 (2).

Cancellation of certificate, etc., by Director

240. (1) Where sufficient cause is shown to the Director, despite the imposition of any other penalty in respect thereof and in addition to any rights the Director may have under this or any other Act, the Director may, after having given the corporation an opportunity to be heard, by order, upon such terms and conditions as the Director thinks fit, cancel a certificate of incorporation or any other certificate issued or endorsed under this Act or a predecessor of this Act, and,

(a) in the case of the cancellation of a certificate of incorporation, the corporation is dissolved on the date fixed in the order; and

(b) in the case of the cancellation of any other certificate, the matter that became effective upon the issuance of the certificate ceases to be in effect from the date fixed in the order. R.S.O. 1990, c. B.16, s. 240 (1).

Definition

(2) In this section,

“sufficient cause”, with respect to cancellation of a certificate of incorporation, includes,

(a) Repealed: 1994, c. 27, s. 71 (27).

(b) failure to comply with subsection 115 (2) or subsection 118 (3),

(c) Repealed: 1994, c. 27, s. 71 (27).

(d) a conviction of the corporation for an offence under the Criminal Code (Canada) or any other federal statute or an offence as defined in the Provincial Offences Act, in circumstances where cancellation of the certificate is in the public interest, or

(e) conduct described in subsection 248 (2). R.S.O. 1990, c. B.16, s. 240 (2); 1994, c. 27, s. 71 (27, 28).

Notice of dissolution

241. (1) Where the Director is notified by the Minister of Revenue that a corporation is in default in complying with the provisions of the Corporations Tax Act, the Director may give notice by registered mail to the corporation or by publication once in The Ontario Gazette that an order dissolving the corporation will be issued unless the corporation remedies its default within ninety days after the giving of the notice. R.S.O. 1990, c. B.16, s. 241 (1); 2004, c. 16, Sched. D, Table.

Note: On a day to be named by proclamation of the Lieutenant Governor, subsection (1) is repealed by the Statutes of Ontario, 2004, chapter 31, Schedule 4, section 1 and the following substituted:

Notice of dissolution

(1) Where the Director is notified by the Minister of Finance that a corporation is in default of complying with any of the following Acts, the Director may give notice by registered mail to the corporation or by publication once in The Ontario Gazette that an order dissolving the corporation will be issued unless the corporation remedies its default within 90 days after the notice is given:

1. Corporations Tax Act.

2. Employer Health Tax Act.

3. Fuel Tax Act.

4. Gasoline Tax Act.

5. Land Transfer Tax Act.

6. Retail Sales Tax Act.

7. Tobacco Tax Act. 2004, c. 31, Sched. 4, s. 1.

See: 2004, c. 31, Sched. 4, ss. 1, 2 (2).

Idem

(2) Where the Director is notified by the Commission that a corporation has not complied with sections 77 and 78 of the Securities Act, the Director may give notice by registered mail to the corporation or by publication once in The Ontario Gazette that an order dissolving the corporation will be issued unless the corporation complies with sections 77 and 78 of the Securities Act within ninety days after the giving of the notice. R.S.O. 1990, c. B.16, s. 241 (2).

Same, non-filing

(3) Where a corporation fails to comply with a filing requirement under the Corporations Information Act or fails to pay a fee required under this Act, the Director may give notice in accordance with section 263 to the corporation or by publication once in The Ontario Gazette that an order dissolving the corporation will be issued unless the corporation, within 90 days after the notice is given, complies with the requirement or pays the fee. 1998, c. 18, Sched. E, s. 26 (1).

Order for dissolution

(4) Upon default in compliance with the notice given under subsection (1), (2) or (3), the Director may by order cancel the certificate of incorporation and, subject to subsection (5), the corporation is dissolved on the date fixed in the order. R.S.O. 1990, c. B.16, s. 241 (4).

Revival

(5) Where a corporation is dissolved under subsection (4) or any predecessor of it, the Director on the application of any interested person, may, in his or her discretion, on the terms and conditions that the Director sees fit to impose, revive the corporation; upon revival, the corporation, subject to the terms and conditions imposed by the Director and to the rights, if any, acquired by any person during the period of dissolution, shall be deemed for all purposes to have never been dissolved. 1999, c. 12, Sched. F, s. 9.

Articles of revival

(6) The application referred to in subsection (5) shall be in the form of articles of revival which shall be in prescribed form. R.S.O. 1990, c. B.16, s. 241 (6).

Certificate of revival

(7) Upon receipt of articles of revival and any other prescribed documents, the Director, subject to subsection (5), shall endorse thereon in accordance with section 273 a certificate which shall constitute the certificate of revival. R.S.O. 1990, c. B.16, s. 241 (7).

Actions after dissolution

242. (1) Despite the dissolution of a corporation under this Act,

(a) a civil, criminal or administrative action or proceeding commenced by or against the corporation before its dissolution may be continued as if the corporation had not been dissolved;

(b) a civil, criminal or administrative action or proceeding may be brought against the corporation as if the corporation had not been dissolved;

(c) any property that would have been available to satisfy any judgment or order if the corporation had not been dissolved remains available for such purpose; and

(d) title to land belonging to the corporation immediately before the dissolution remains available to be sold in power of sale proceedings. R.S.O. 1990, c. B.16, s. 242 (1); 1998, c. 18, Sched. E, s. 27 (1, 2).

Interpretation

(1.1) In this section and section 244,

“proceeding” includes a power of sale proceeding relating to land commenced pursuant to a mortgage. 1998, c. 18, Sched. E, s. 27 (3).

Service after dissolution

(2) For the purposes of this section, the service of any process on a corporation after its dissolution shall be deemed to be sufficiently made if it is made upon any person last shown on the records of the Ministry as being a director or officer of the corporation before the dissolution. R.S.O. 1990, c. B.16, s. 242 (2).

Notice of action

(3) A person who commences an action, suit or other proceeding against a corporation after its dissolution, shall serve the writ or other document by which the action, suit or other proceeding was commenced, on the Public Guardian and Trustee in accordance with the rules that apply generally to service on a party to an action, suit or other proceeding. 1998, c. 18, Sched. E, s. 27 (4).

Same, power of sale proceeding

(4) A person who commences a power of sale proceeding relating to land against a corporation after its dissolution shall serve a notice of the proceeding on the Public Guardian and Trustee in accordance with the notice requirements in the Mortgages Act that apply with respect to a person with an interest in the land recorded in the records of the appropriate land registry office. 1998, c. 18, Sched. E, s. 27 (4).

Liability of shareholders to creditors

243. (1) Despite the dissolution of a corporation, each shareholder to whom any of its property has been distributed is liable to any person claiming under section 242 to the extent of the amount received by that shareholder upon the distribution, and an action to enforce such liability may be brought. R.S.O. 1990, c. B.16, s. 243 (1); 2002, c. 24, Sched. B, s. 27 (2).

Party action

(2) The court may order an action referred to in subsection (1) to be brought against the persons who were shareholders as a class, subject to such conditions as the court thinks fit and, if the plaintiff establishes his, her or its claim, the court may refer the proceedings to a referee or other officer of the court who may,

(a) add as a party to the proceedings before him or her each person who was a shareholder found by the plaintiff;

(b) determine, subject to subsection (1), the amount that each person who was a shareholder shall contribute towards satisfaction of the plaintiff’s claim; and

(c) direct payment of the amounts so determined. R.S.O. 1990, c. B.16, s. 243 (2).

Definition

(3) In this section,

“shareholder” includes the heirs and legal representatives of a shareholder. R.S.O. 1990, c. B.16, s. 243 (3).

Forfeiture of undisposed property

244. (1) Any property of a corporation that has not been disposed of at the date of its dissolution is immediately upon such dissolution forfeit to and vests in the Crown. R.S.O. 1990, c. B.16, s. 244 (1); 1994, c. 27, s. 71 (31).

Exception

(2) Despite subsection (1), if a judgment is given or an order or decision is made or land is sold in an action, suit or proceeding commenced in accordance with section 242 and the judgment, order, decision or sale affects property belonging to the corporation before the dissolution, unless the plaintiff, applicant or mortgagee has not complied with subsection 242 (3) or (4),

(a) the property shall be available to satisfy the judgment, order or other decision; and

(b) title to the land shall be transferred to a purchaser free of the Crown’s interest, in the case of a power of sale proceeding. 1998, c. 18, Sched. E, s. 28 (1).

Further exception

(3) A forfeiture of land under subsection (1) or a predecessor of subsection (1) is not effective against a purchaser for value of the land if the forfeiture occurred more than 20 years before the deed or transfer of the purchaser is registered in the proper land registry office. 1994, c. 27, s. 71 (32).

No notice

(4) Despite subsection (2), if a person commences a power of sale proceeding relating to land before the dissolution of a corporation but the sale of the land is not completed until after the dissolution, the person is not required to serve the notice mentioned in subsection 242 (4) and title to the land may be transferred to a purchaser free of the Crown’s interest. 1998, c. 18, Sched. E, s. 28 (2).

PART XVII

REMEDIES, OFFENCES AND PENALTIES

Definitions

245. In this Part,

“action” means an action under this Act; (“action”)

“complainant” means,

(a) a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates,

(b) a director or an officer or a former director or officer of a corporation or of any of its affiliates,

(c) any other person who, in the discretion of the court, is a proper person to make an application under this Part. (“plaignant”) R.S.O. 1990, c. B.16, s. 245.

Derivative actions

246. (1) Subject to subsection (2), a complainant may apply to the court for leave to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. R.S.O. 1990, c. B.16, s. 246 (1).

Idem

(2) No action may be brought and no intervention in an action may be made under subsection (1) unless the complainant has given fourteen days’ notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court under subsection (1) and the court is satisfied that,

(a) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;

(b) the complainant is acting in good faith; and

(c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. R.S.O. 1990, c. B.16, s. 246 (2).

Application

(3) Where a complainant on an application made without notice can establish to the satisfaction of the court that it is not expedient to give notice as required under subsection (2), the court may make such interim order as it thinks fit pending the complainant giving notice as required. R.S.O. 1990, c. B.16, s. 246 (3).

Interim order

(4) Where a complainant on an application can establish to the satisfaction of the court that an interim order for relief should be made, the court may make such order as it thinks fit. R.S.O. 1990, c. B.16, s. 246 (4).

Court order

247. In connection with an action brought or intervened in under section 246, the court may at any time make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order authorizing the complainant or any other person to control the conduct of the action;

(b) an order giving directions for the conduct of the action;

(c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and

(d) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. R.S.O. 1990, c. B.16, s. 247.

Oppression remedy

248. (1) A complainant and, in the case of an offering corporation, the Commission may apply to the court for an order under this section. 1994, c. 27, s. 71 (33).

Idem

(2) Where, upon an application under subsection (1), the court is satisfied that in respect of a corporation or any of its affiliates,

(a) any act or omission of the corporation or any of its affiliates effects or threatens to effect a result;

(b) the business or affairs of the corporation or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner; or

(c) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation, the court may make an order to rectify the matters complained of. R.S.O. 1990, c. B.16, s. 248 (2).

Court order

(3) In connection with an application under this section, the court may make any interim or final order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining the conduct complained of;

(b) an order appointing a receiver or receiver-manager;

(c) an order to regulate a corporation’s affairs by amending the articles or by-laws or creating or amending a unanimous shareholder agreement;

(d) an order directing an issue or exchange of securities;

(e) an order appointing directors in place of or in addition to all or any of the directors then in office;

(f) an order directing a corporation, subject to subsection (6), or any other person, to purchase securities of a security holder;

(g) an order directing a corporation, subject to subsection (6), or any other person, to pay to a security holder any part of the money paid by the security holder for securities;

(h) an order varying or setting aside a transaction or contract to which a corporation is a party and compensating the corporation or any other party to the transaction or contract;

(i) an order requiring a corporation, within a time specified by the court, to produce to the court or an interested person financial statements in the form required by section 154 or an accounting in such other form as the court may determine;

(j) an order compensating an aggrieved person;

(k) an order directing rectification of the registers or other records of a corporation under section 250;

(l) an order winding up the corporation under section 207;

(m) an order directing an investigation under Part XIII be made; and

(n) an order requiring the trial of any issue. R.S.O. 1990, c. B.16, s. 248 (3).

Idem

(4) Where an order made under this section directs amendment of the articles or by-laws of a corporation,

(a) the directors shall forthwith comply with subsection 186 (4); and

(b) no other amendment to the articles or by-laws shall be made without the consent of the court, until the court otherwise orders. R.S.O. 1990, c. B.16, s. 248 (4).

Shareholder may not dissent

(5) A shareholder is not entitled to dissent under section 185 if an amendment to the articles is effected under this section. R.S.O. 1990, c. B.16, s. 248 (5).

Where corporation prohibited from paying shareholder

(6) A corporation shall not make a payment to a shareholder under clause (3) (f) or (g) if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities. R.S.O. 1990, c. B.16, s. 248 (6).

Discontinuance and settlement

249. (1) An application made or an action brought or intervened in under this Part shall not be stayed or dismissed by reason only that it is shown that an alleged breach of a right or duty owed to the corporation or its affiliate has been or may be approved by the shareholders of such body corporate, but evidence of approval by the shareholders may be taken into account by the court in making an order under section 207, 247 or 248. R.S.O. 1990, c. B.16, s. 249 (1).

Idem

(2) An application made or an action brought or intervened in under this Part shall not be stayed, discontinued, settled or dismissed for want of prosecution without the approval of the court given upon such terms as the court thinks fit and, if the court determines that the interests of any complainant may be substantially affected by such stay, discontinuance, settlement or dismissal, the court may order any party to the application or action to give notice to the complainant. R.S.O. 1990, c. B.16, s. 249 (2).

Costs

(3) A complainant is not required to give security for costs in any application made or action brought or intervened in under this Part. R.S.O. 1990, c. B.16, s. 249 (3).

Idem

(4) In an application made or an action brought or intervened in under this Part, the court may at any time order the corporation or its affiliate to pay to the complainant interim costs, including reasonable legal fees and disbursements, for which interim costs the complainant may be held accountable to the corporation or its affiliate upon final disposition of the application or action. R.S.O. 1990, c. B.16, s. 249 (4).

Rectifying error in entering, etc., name

250. (1) Where the name of a person is alleged to be or have been wrongly entered or retained in, or wrongly deleted or wrongly omitted from, the registers or other records of a corporation, the corporation, a security holder of the corporation or any aggrieved person may apply to the court for an order that the registers or records be rectified. R.S.O. 1990, c. B.16, s. 250 (1).

Idem

(2) In connection with an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order requiring the registers or other records of the corporation to be rectified;

(b) an order restraining the corporation from calling or holding a meeting of shareholders or paying a dividend or making any other distribution or payment to shareholders before the rectification;

(c) an order determining the right of a party to the proceedings to have the party’s name entered or retained in, or deleted or omitted from, the registers or records of the corporation, whether the issue arises between two or more security holders, or between the corporation and any security holders or alleged security holders;

(d) an order compensating a party who has incurred a loss. R.S.O. 1990, c. B.16, s. 250 (2).

Notice of refusal to file

251. (1) Where the Director refuses to endorse a certificate on articles or any other document required by this Act to be endorsed with a certificate by the Director before it becomes effective, the Director shall give written notice to the person who delivered the articles or other document of the Director’s refusal, specifying the reasons therefor. R.S.O. 1990, c. B.16, s. 251 (1).

Failure to act deemed refusal

(2) Where, within six months after the delivery to the Director of articles or other documents referred to in subsection (1), the Director has not endorsed a certificate on such articles or other document, the Director shall be deemed for the purposes of section 252 to have refused to endorse it. R.S.O. 1990, c. B.16, s. 251 (2).

Appeal from Director

252. (1) A person aggrieved by a decision of the Director,

(a) to refuse to endorse a certificate on articles or on any other document;

(b) to issue or to refuse to issue a certificate of amendment under section 12;

(c) to refuse to grant an order under section 144;

(d) to grant or refuse to grant exemption under section 148;

(e) to refuse to endorse an authorization under section 181; or

(f) to issue an order under section 240,

may appeal to the Divisional Court. R.S.O. 1990, c. B.16, s. 252 (1).

Form of appeal

(2) Every appeal shall be by notice of appeal sent by registered mail to the Director within thirty days after the mailing of the notice of the decision. R.S.O. 1990, c. B.16, s. 252 (2).

Certificate of Director

(3) The Director shall certify to the Divisional Court,

(a) the decision of the Director together with a statement of the reasons therefor;

(b) the record of any hearing; and

(c) all written submissions to the Director or other material that is relevant to the appeal. R.S.O. 1990, c. B.16, s. 252 (3).

Representation

(4) The Director is entitled to be heard, by counsel or otherwise, upon the argument of an appeal under this section. R.S.O. 1990, c. B.16, s. 252 (4).

Court order

(5) Where an appeal is taken under this section, the court may by its order direct the Director to make such decision or to do such other act as the Director is authorized and empowered to do under this Act and as the court thinks proper, having regard to the material and submissions before it and to this Act, and the Director shall make such decision or do such act accordingly. R.S.O. 1990, c. B.16, s. 252 (5).

Director may make further decision

(6) Despite an order of the court under subsection (5), the Director has power to make any further decision upon new material or where there is a material change in the circumstances, and every such decision is subject to this section. R.S.O. 1990, c. B.16, s. 252 (6).

Orders for compliance

253. (1) Where a corporation or any shareholder, director, officer, employee, agent, auditor, trustee, receiver and manager, receiver, or liquidator of a corporation does not comply with this Act, the regulations, articles, by-laws, or a unanimous shareholder agreement, a complainant or a creditor of the corporation may, despite the imposition of any penalty in respect of such non-compliance and in addition to any other right the complainant or creditor has, apply to the court for an order directing the corporation or any person to comply with, or restraining the corporation or any person from acting in breach of, any provisions thereof, and upon such application the court may so order and make any further order it thinks fit. R.S.O. 1990, c. B.16, s. 253 (1).

Idem

(2) Where it appears to the Commission that any person to whom section 111 or subsection 112 (1) applies has failed to comply with or is contravening either or both of such provisions, despite the imposition of any penalty in respect of such non-compliance or contravention, the Commission may apply to the court and the court may, upon such application, make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining a solicitation, the holding of a meeting or any person from implementing or acting upon any resolution passed at a meeting, to which such non-compliance with or contravention of section 111 or subsection 112 (1) relates;

(b) an order requiring correction of any form of proxy or information circular and a further solicitation; or

(c) an order adjourning the meeting to which such non-compliance with or contravention of section 111 or subsection 112 (1) relates. R.S.O. 1990, c. B.16, s. 253 (2).

Application made without notice

254. Where this Act states that a person may apply to the court, that person may apply for injunctive relief without notice as the rules of the court provide. R.S.O. 1990, c. B.16, s. 254.

Appeal

255. An appeal lies to the Divisional Court from any order made by the court under this Act. R.S.O. 1990, c. B.16, s. 255.

Offences

256. (1) In this section,

“misrepresentation” means,

(a) an untrue statement of material fact, or

(b) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. R.S.O. 1990, c. B.16, s. 256 (1).

Offence, false statements, etc.

(2) Every person who,

(a) makes or assists in making a statement in any material, evidence or information submitted or given under this Act or the regulations to the Director, the Director’s delegate or the Commission or any person appointed to make an investigation or audit under this Act that, at the time and in the light of the circumstances under which it is made, is a misrepresentation;

(b) makes or assists in making a statement in any application, articles, consent, financial statement, information circular, notice, report or other document required to be filed with, furnished or sent to the Director or the Commission under this Act or the regulations that, at the time and in the light of the circumstances under which it is made, is a misrepresentation;

(c) fails to file with the Director or the Commission any document required by this Act to be filed with the Director or the Commission; or

(d) fails to observe or to comply with any direction, decision, ruling, order or other requirement made by the Director or the Commission under this Act or the regulations,

is guilty of an offence and on conviction is liable to a fine of not more than $2,000 or to imprisonment for a term of not more than one year, or to both, or, if such person is a body corporate, to a fine of not more than $25,000. R.S.O. 1990, c. B.16, s. 256 (2).

Idem

(3) Where a body corporate is guilty of an offence under subsection (2), every director or officer of such body corporate who, without reasonable cause, authorized, permitted or acquiesced in the offence is also guilty of an offence and on conviction is liable to a fine of not more than $2,000 or to imprisonment for a term of not more than one year, or to both. R.S.O. 1990, c. B.16, s. 256 (3).

Defence

(4) No person is guilty of an offence under clause (2) (a) or (b) if the person did not know and in the exercise of reasonable diligence could not have known that the statement was a misrepresentation. R.S.O. 1990, c. B.16, s. 256 (4).

Consent

257. No proceeding under section 256 shall be commenced except with the consent or under the direction of the Minister. R.S.O. 1990, c. B.16, s. 257.

Offence

258. (1) Every person who,

(a) fails without reasonable cause to comply with subsection 29 (5);

(b) without reasonable cause uses a list of holders of securities in contravention of subsection 52 (5) or subsection 146 (8);

(c) fails without reasonable cause to send a prescribed form of proxy to each shareholder of an offering corporation with notice of a meeting of shareholders in contravention of section 111;

(d) fails without reasonable cause to send an information circular in connection with a proxy solicitation in contravention of subsection 112 (1);

(e) being a proxyholder or alternate proxyholder, fails, without reasonable cause, to comply with the directions of the shareholder who appointed him or her in contravention of subsection 114 (1);

(f) without reasonable cause contravenes section 145;

(g) being a director of a corporation, fails, without reasonable cause, to appoint an auditor or auditors, as the case may be, under subsection 149 (1);

(h) being an auditor or former auditor of a corporation fails without reasonable cause to comply with subsection 151 (2);

(i) fails without reasonable cause to comply with subsection 154 (1); or

(j) otherwise without reasonable cause commits an act contrary to or fails or neglects to comply with any provision of this Act or the regulations,

is guilty of an offence and on conviction is liable to a fine of not more than $2,000 or to imprisonment for a term of not more than one year, or to both, or if such person is a body corporate, to a fine of not more than $25,000. R.S.O. 1990, c. B.16, s. 258 (1).

Idem

(2) Where a body corporate is guilty of an offence under subsection (1), every director or officer of such body corporate who, without reasonable cause, authorized, permitted or acquiesced in such offence is also guilty of an offence and on conviction is liable to a fine of not more than $2,000 or to imprisonment for a term of not more than one year, or to both. R.S.O. 1990, c. B.16, s. 258 (2).

Limitation

259. (1) No proceeding under section 256 or under clause 258 (1) (j) for a contravention of section 144 shall be commenced more than two years after the facts upon which the proceedings are based first came to the knowledge of the Director as certified by him or her. R.S.O. 1990, c. B.16, s. 259 (1).

Idem

(2) Subject to subsection (1), no proceeding for an offence under this Act or the regulations shall be commenced more than two years after the time when the subject-matter of the offence arose. R.S.O. 1990, c. B.16, s. 259 (2).

Information containing more than one offence

260. An information in respect of any contravention of this Act may be for one or more offences and no information, summons, warrant, conviction or other proceeding in any prosecution is objectionable as insufficient by reason of the fact that it relates to two or more offences. R.S.O. 1990, c. B.16, s. 260.

Civil remedy not affected

261. No civil remedy for an act or omission is suspended or affected by reason that the act or omission is an offence under this Act. R.S.O. 1990, c. B.16, s. 261.

PART XVIII

GENERAL

Notice to directors or shareholders

262. (1) A notice or document required by this Act, the regulations, the articles or the by-laws to be sent to a shareholder or director of a corporation may be sent by prepaid mail addressed to, or may be delivered personally to,

(a) a shareholder at the shareholder’s latest address as shown in the records of the corporation or its transfer agent; and

(b) a director at his or her latest address as shown in the records of the corporation or in the most recent notice filed under the Corporations Information Act, whichever is the more current. R.S.O. 1990, c. B.16, s. 262 (1).

Idem

(2) A notice or document sent in accordance with subsection (1) to a shareholder or director of a corporation is deemed to be received by the addressee on the fifth day after mailing. R.S.O. 1990, c. B.16, s. 262 (2).

Director

(3) A director named in the articles or the most recent return or notice filed under the Corporations Information Act, or a predecessor thereof, is presumed for the purposes of this Act to be a director of the corporation referred to in the articles, return or notice. R.S.O. 1990, c. B.16, s. 262 (3).

Where notice returned

(4) Where a corporation sends a notice or document to a shareholder in accordance with subsection (1) and the notice or document is returned on three consecutive occasions because the shareholder cannot be found, the corporation is not required to send any further notices or documents to the shareholder until the shareholder informs the corporation in writing of the shareholder’s new address. R.S.O. 1990, c. B.16, s. 262 (4).

Application to court

(5) Where it is impracticable or impossible to comply with subsection (1), a person may apply to the court for such order as the court thinks fit. R.S.O. 1990, c. B.16, s. 262 (5).

Notice to corporation

263. (1) Except where otherwise provided in this Act, a notice or document required to be sent to a corporation may be sent to the corporation by prepaid mail at its registered office as shown on the records of the Director or may be delivered personally to the corporation at such office and shall be deemed to be received by the corporation on the fifth day after mailing. R.S.O. 1990, c. B.16, s. 263.

Exception

(2) A notice or other document that is required or permitted by this Act or the regulations to be sent by the Director may be sent by ordinary mail or by any other method, including registered mail, certified mail or prepaid courier, to an address referred to in section 262 or 263 if there is a record by the person who has delivered it that the notice or document has been sent. 1994, c. 27, s. 71 (34).

Same

(3) A notice or other document referred to in subsection (2) may be sent by telephone transmission of a facsimile of the notice or other document or by any other form of electronic transmission if there is a record that the notice or other document has been sent. 1994, c. 27, s. 71 (34).

Deemed delivery

(4) A notice or other document sent by mail by the Director shall be deemed to have been received by the intended recipient on the earlier of,

(a) the day the intended recipient actually receives it; or

(b) the fifth business day after the day it is mailed. 1994, c. 27, s. 71 (34).

Same

(5) A notice or other document sent by a method referred to in subsection (3) shall be deemed to have been received by the intended recipient on the earlier of,

(a) the day the intended recipient actually receives it; or

(b) the first business day after the day the transmission is sent by the Director. 1994, c. 27, s. 71 (34).

Waiver of notice and abridgement of times

264. Where a notice or document is required by this Act or the regulations to be sent, the notice may be waived or the time for the sending of the notice or document may be waived or abridged at any time with the consent in writing of the person entitled thereto. R.S.O. 1990, c. B.16, s. 264.

Delegation of powers and duties

265. (1) The Director may delegate in writing any of the Director’s duties or powers under this Act to any public servant in the Ministry. R.S.O. 1990, c. B.16, s. 265 (1).

Execution of certificate of Director

(2) Where this Act requires or authorizes the Director to endorse or issue a certificate or to certify any fact, the certificate shall be signed by the Director or any other person designated by the regulations. R.S.O. 1990, c. B.16, s. 265 (2).

Certificate as evidence

(3) A certificate referred to in subsection (2) or a certified copy thereof, when introduced as evidence in any civil, criminal, or administrative action or proceeding, is, in the absence of evidence to the contrary, proof of the facts so certified without personal appearance to prove the signature or official position of the person appearing to have signed the certificate. R.S.O. 1990, c. B.16, s. 265 (3).

Mechanical reproduction of signature

(4) For the purposes of subsections (2) and (3), any signature of the Director or any signature of an officer of the Ministry designated by the regulations may be printed or otherwise mechanically reproduced. R.S.O. 1990, c. B.16, s. 265 (4).

Non-application

(5) Subsections (2), (3) and (4) do not apply to certificates which are in electronic form. 1994, c. 27, s. 71 (35).

Certificate that may be signed by directors, etc.

266. (1) A certificate issued on behalf of a corporation stating any fact that is set out in the articles, the by-laws, a unanimous shareholder agreement, the minutes of the meetings of the directors, a committee of directors or the shareholders, or a trust indenture or other contract to which the corporation is a party, may be signed by a director, an officer or a transfer agent of the corporation. R.S.O. 1990, c. B.16, s. 266 (1).

Evidence being proof

(2) When introduced as evidence in any civil, criminal or administrative action or proceeding,

(a) a fact stated in a certificate referred to in subsection (1);

(b) a certified extract from a register of a corporation required to be maintained by this Act; or

(c) a certified copy of minutes or extract from minutes of a meeting of shareholders, directors or a committee of directors of a corporation, is, in the absence of evidence to the contrary, proof of the facts so certified without proof of the signature or official character of the person appearing to have signed the certificate. R.S.O. 1990, c. B.16, s. 266 (2).

Idem

(3) An entry in a securities register of, or a security certificate issued by, a corporation is, in the absence of evidence to the contrary, proof that the person in whose name the security is registered or whose name appears on the certificate is the owner of the securities described in the register or in the certificate, as the case may be. R.S.O. 1990, c. B.16, s. 266 (3).

Copy of document acceptable

267. (1) Where a notice or document is required to be sent to the Director under this Act, the Director may accept a photostatic or photographic copy thereof. R.S.O. 1990, c. B.16, s. 267 (1).

Exception to subs. (1)

(2) Subsection (1) does not apply to articles, applications or documents filed under subsection 9 (3). R.S.O. 1990, c. B.16, s. 267 (2).

Proof by affidavit

268. (1) The Director may require any fact relevant to the performance of the Director’s duties under this Act or the regulations to be verified by affidavit or otherwise. R.S.O. 1990, c. B.16, s. 268 (1).

Oaths and affirmations at hearings

(2) For the purpose of holding a hearing under this Act, the Director may administer oaths and affirmations to witnesses and require them to give evidence under oath or affirmation. R.S.O. 1990, c. B.16, s. 268 (2).

269. Repealed: 1994, c. 27, s. 71 (36).

Examination, etc., of documents

270. (1) A person who has paid the required fee is entitled during usual business hours to examine and to make copies of or extracts from any document required by this Act or the regulations to be sent to the Director or the Commission, except a report sent to the Director under subsection 162 (2) that the court has ordered not to be made available to the public. R.S.O. 1990, c. B.16, s. 270 (1); 1998, c. 18, Sched. E, s. 29.

Copies to be furnished

(2) Subject to clause 162 (1) (j), the Director or the Commission shall furnish any person with a copy or a certified copy of a document required by this Act or the regulations to be sent to the Director or the Commission. R.S.O. 1990, c. B.16, s. 270 (2).

Privileged documents

(3) Subsections (1) and (2) do not apply in respect of documents and financial statements required, by this Act or the regulations, to be filed with the Director with an application for exemption from the requirements of Part XII of this Act. R.S.O. 1990, c. B.16, s. 270 (3).

Appeal from Commission

271. Any person aggrieved by a decision of the Commission under this Act may appeal the decision to the Divisional Court and subsections 9 (2) to (6) of the Securities Act apply to the appeal. R.S.O. 1990, c. B.16, s. 271.

Powers of Minister

271.1 (1) The Minister may make regulations,

(a) prescribing forms for use under this Act and providing for their use;

(b) prescribing the form and content of any notices or documents that this Act requires to be filed. 1998, c. 18, Sched. E, s. 30.

Fees

(2) The Minister may by order require the payment of fees for search reports, copies of documents or information, filing of documents or other services under this Act and may approve the amount of those fees. 1998, c. 18, Sched. E, s. 30.

Regulations

272. The Lieutenant Governor in Council may make regulations respecting any matter the Lieutenant Governor in Council considers necessary for the purposes of this Act including, without limiting the generality of the foregoing, regulations,

1. respecting names of corporations or classes thereof, the designation, rights, privileges, restrictions or conditions attaching to shares or classes of shares of corporations, or any other matter pertaining to articles or the filing thereof;

2. Repealed: 1998, c. 18, Sched. E, s. 31 (1).

3. Repealed: 1998, c. 18, Sched. E, s. 31 (1).

4. Repealed: 1998, c. 18, Sched. E, s. 31 (1).

Note: Despite the repeal of paragraph 2, regulations made under paragraph 2, as that paragraph read immediately before March 1, 1999, continue until the Minister makes an order under subsection 271.1 (2), as enacted by the Statutes of Ontario, 1998, chapter 18, Schedule E, section 30, that is inconsistent with those regulations. See: 1998, c. 18, Sched. E, s. 31 (2).

Note: Despite the repeal of paragraph 2, the Lieutenant Governor in Council may by regulation revoke regulations made under paragraph 2, as that paragraph read immediately before March 1, 1999, if the Minister makes an order under subsection 271.1 (2), as enacted by the Statutes of Ontario, 1998, chapter 18, Schedule E, section 30, that is inconsistent with those regulations. See: 1998, c. 18, Sched. E, s. 31 (3).

Note: Despite the repeal of paragraphs 3 and 4, the Lieutenant Governor in Council may by regulation revoke regulations made under paragraph 3 or 4, as those paragraphs read immediately before March 1, 1999, if the Minister makes a regulation under subsection 271.1 (1), as enacted by the Statutes of Ontario, 1998, chapter 18, Schedule E, section 30, that is inconsistent with those regulations. See: 1998, c. 18, Sched. E, s. 31 (4).

5. designating officers of the Ministry for the purposes of endorsing certificates, issuing certificates as to any fact or certifying true copies of documents required or authorized under this Act;

6. prescribing the form and content of information circulars and proxies required by Part VIII and the discretionary authority that may be conferred in proxies;

7. prescribing requirements with respect to applications to the Director or the Commission for exemptions permitted by this Act and the practice and procedure thereon;

8. prohibiting the use of any words or expressions in a corporate name;

9. defining any word or expression used in clause 9 (1) (b);

10. prescribing requirements for the purposes of clause 9 (1) (c);

11. prescribing conditions for the purposes of subsection 9 (2);

12. prescribing the documents relating to names that shall be filed with the Director under subsection 9 (3);

13. respecting the name of a corporation under subsection 10 (2);

14. prescribing the punctuation marks and other marks that may form part of a corporate name under subsection 10 (3);

15. respecting the content of a special language provision under subsection 10 (4);

16. prescribing the form of the statutory declarations under subsection 52 (1) and subsection 146 (1);

16.1 prescribing an amount for the purposes of subclause 148 (1) (a) (iii);

17. prescribing the form and content of financial statements and interim financial statements required under this Act;

18. prescribing that, for the purposes of Part XII of this Act, the standards, as they exist from time to time, of a prescribed accounting body shall be followed;

19. prescribing standards to be used by an auditor in making an examination of financial statements required under this Act and the manner in which the auditor shall report thereon;

20. prescribing exceptions under section 177;

21. prescribing the manner in which notice may be sent under subsection 190 (3);

22. prescribing the requirements with respect to applications by the Director authorized under subsection 248 (1);

23. prescribing Acts of Canada or a province or ordinances of a territory for purposes of sections 29, 42, 45 and 56 and prescribing the notice required under subsection 45 (1);

24. prescribing the manner in which the directors of corporations may determine that restricted shares are owned contrary to restrictions under subsection 45 (1);

25. prescribing the manner in which funds may be invested under subsection 45 (5);

26. prescribing, with respect to a corporation that has imposed restrictions on the issue, transfer or ownership of its shares for a purpose under subsection 42 (2),

i. the disclosure required of the restrictions in documents issued or published by the corporation,

ii. the duties and powers of the directors to refuse to issue or register transfers of shares in accordance with the articles of the corporation,

iii. the limitations on voting rights of any shares held contrary to the articles of the corporation, and

iv. the powers of the directors to require disclosure of beneficial ownership of shares of the corporation and the rights of the corporation and its directors, employees or agents to rely on the disclosure and the effects of the reliance;

27. prescribing persons or classes of persons for the purpose of clause 42 (2) (c) and prescribing the manner of computing the ownership of shares of a corporation by persons for such purpose;

28. prescribing the circumstances and conditions under which the Director may exercise power under subsection 148 (2);

29. prescribing classes of persons for the purposes of clause (b) of the definition of “resident Canadian” in subsection 1 (1);

29.1 providing for and governing the filing of documents sent by electronic format, including the manner of determining the date of receipt and the form of electronic signatures;

29.2 providing for the waiver of signature requirements;

29.3 providing for the exclusion of any class or classes of documents from being filed in electronic format or by telephone transmission of a facsimile;

29.4 authorizing the Director to enter into an agreement with any person respecting the use, disclosure, sale or licensing of records required under this Act and prescribing terms and conditions for any such agreement;

30. prescribing any matter referred to in this Act as prescribed by the regulations. R.S.O. 1990, c. B.16, s. 272; 1994, c. 27, s. 71 (37); 1998, c. 18, Sched. E, s. 31 (1).

Where articles to be sent to Director

273. (1) Where this Act requires that articles relating to a corporation be sent to the Director, unless otherwise specifically provided,

(a) two duplicate originals of the articles shall be signed by a director or an officer of the corporation or, in the case of articles of incorporation, by an incorporator; and

(b) upon receiving duplicate originals of any articles in the prescribed form that have been executed in accordance with this Act, any other required documents and the prescribed fees, the Director shall, subject to his or her discretion as provided in subsection 180 (4) and subsection 241 (5), and, subject to subsection (2),

(i) endorse on each duplicate original a certificate, setting out the day, month and year of endorsement and the corporation number,

(ii) file a copy of the articles with the endorsement of the certificate thereon, and

(iii) send to the corporation or its representative one duplicate original of the articles with the endorsement of the certificate thereon.

(iv) Repealed: 1994, c. 27, s. 71 (38).

R.S.O. 1990, c. B.16, s. 273 (1); 1994, c. 27, s. 71 (38).

Date on certificate

(2) A certificate referred to in subsection (1) shall be dated as of the day the Director receives the duplicate originals of any articles together with all other required documents executed in accordance with this Act and the required fee, or as of any later date acceptable to the Director and specified by the person who submitted the articles or by the court. R.S.O. 1990, c. B.16, s. 273 (2); 1998, c. 18, Sched. E, s. 32 (1).

Effective date of articles

(3) Articles endorsed with a certificate under subsection (1), are effective on the date shown in the certificate even if any action required to be taken by the Director under this Act with respect to the endorsement of the certificate and filing by the Director is taken at a later date. R.S.O. 1990, c. B.16, s. 273 (3).

Electronic filing

(4) Despite subsections (1) and (2), if articles relating to a corporation are sent to the Director in a prescribed electronic format,

(a) the articles shall set out an electronic signature of a director or officer of the corporation or, in the case of articles of incorporation, the electronic signature of the incorporator, unless the regulations otherwise provide; and

(b) upon receipt of the articles in the prescribed electronic format completed in accordance with this Act and the required fee, the Director shall, subject to his or her discretion as provided in subsections 180 (4) and 241 (5), and subject to subsection (5) of this section,

(i) endorse a certificate by making an appropriate entry in an electronic database maintained under section 276, and

(ii) send to the corporation or its representative a copy of the certificate in a form prescribed by the regulations. 1994, c. 27, s. 71 (39); 1998, c. 18, Sched. E, s. 32 (2).

Date of certificate

(5) A certificate referred to in subsection (4) shall be dated as of the day the Director received the articles in a prescribed electronic format completed in accordance with this Act and the required fee or as of any later date acceptable to the Director and specified by the person who submitted the articles or by the court. 1994, c. 27, s. 71 (39); 1998, c. 18, Sched. E, s. 32 (3).

Electronic filers

273.1 (1) Information that is filed in an electronic format may be filed by a person who is authorized to do so by the Director or by a person who is a member of a class of persons that is authorized to do so. 1994, c. 27, s. 71 (40).

Condition

(2) The Director may attach terms and conditions to an authorization given under subsection (1) and may require any person who applies for an authorization to enter into an agreement governing the making of filings in an electronic format. 1994, c. 27, s. 71 (40).

Fax filing

273.2 (1) Despite section 273 and subject to the regulations, articles or other documents may be sent in duplicate to the Director by telephone transmission of a facsimile. 1994, c. 27, s. 71 (40).

Same

(2) Where articles or another document are sent to the Director under subsection (1), a required signature may be a facsimile. 1994, c. 27, s. 71 (40).

No certificate if corporation in default

274. (1) Despite any provision of this Act requiring the Director to endorse a certificate, the Director shall not do so if a corporation is in default of a filing requirement under the Corporations Information Act or has any unpaid fees or penalties outstanding. R.S.O. 1990, c. B.16, s. 274 (1).

Commencement

(2) This section comes into force on a day to be named by proclamation of the Lieutenant Governor. R.S.O. 1990, c. B.16, s. 274 (2).

Where error in respect of certificate

275. (1) Where a certificate endorsed or issued under this Act or a predecessor of this Act contains an error or where a certificate has been endorsed or issued on articles or any other documents that contain an error,

(a) the corporation, its directors or shareholders may apply to the Director for a corrected certificate and shall surrender the certificate and related articles or documents; or

(b) the corporation shall upon the request of the Director surrender the certificate and related articles or documents, and, after giving the corporation an opportunity to be heard, where the Director is of the opinion that it is appropriate to so do and is satisfied that such steps have been taken by the corporation as the Director required, the Director shall endorse a corrected certificate. R.S.O. 1990, c. B.16, s. 275 (1).

Date on certificate

(2) A corrected certificate endorsed under subsection (1) may bear the date of the certificate it replaces. R.S.O. 1990, c. B.16, s. 275 (2).

(3) Repealed: 2004, c. 19, s. 3 (6).

Appeal

(4) A decision of the Director under subsection (1) may be appealed to the Divisional Court which may order the Director to change his or her decision and make such further order as it thinks fit. R.S.O. 1990, c. B.16, s. 275 (4).

Records

276. (1) Records required by this Act to be prepared and maintained by the Director or Commission may be in bound or loose-leaf or electronic form or in photographic film form, or may be entered or recorded by any system of mechanical or electronic data processing or by any other information storage device that is capable of reproducing any required information in an accurate and intelligible form within a reasonable time. R.S.O. 1990, c. B.16, s. 276 (1); 1994, c. 27, s. 71 (41).

Admission as evidence

(2) When records maintained by the Director or the Commission are prepared and maintained other than in written form,

(a) the Director or the Commission shall furnish any copy required to be furnished under subsection 270 (2) in intelligible written or other form; and

(b) a report reproduced from those records, if it is certified by the Director or the Commission or a member thereof, as the case may be, is, without proof of the office or signature thereof, admissible in evidence. R.S.O. 1990, c. B.16, s. 276 (2); 1994, c. 27, s. 71 (42, 43).

Copy in lieu of document

(3) The Director or Commission, as the case may be, is not required to produce any document where a copy of the document is furnished in compliance with clause (2) (a). R.S.O. 1990, c. B.16, s. 276 (3).

Deemed amendment

277. (1) Any provision in articles, by-laws or any special resolution of a corporation that was valid immediately before the 29th day of July, 1983 and that has not been amended in accordance with this Act is deemed to be amended to the extent necessary to bring the terms of the provision into conformity with this Act. R.S.O. 1990, c. B.16, s. 277 (1).

Amendments

(2) A corporation may, by articles of amendment, change the express terms of any provision in its articles to which subsection (1) applies to conform to the terms of the provision as deemed to be amended by that subsection. R.S.O. 1990, c. B.16, s. 277 (2).

Idem

(3) A corporation shall not restate its articles under section 173 unless the articles of the corporation are in conformity with this Act and, where the articles have been deemed to be amended under subsection (1), the corporation has amended the express terms of the provisions in its articles in accordance with subsection (2). R.S.O. 1990, c. B.16, s. 277 (3).

Where s. 185 does not apply

(4) A shareholder is not entitled to dissent under section 185 in respect of any amendment made for the purpose only of bringing the provisions of articles into conformity with this Act. R.S.O. 1990, c. B.16, s. 277 (4).

Appointment of Director

278. The Minister may appoint a Director to carry out the duties and exercise the powers of the Director under this Act. R.S.O. 1990, c. B.16, s. 278.

Exhibit 8(e) to Form T-6

NATIONAL INSTRUMENT 71-101

THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM

PART 1 DEFINITIONS

1.1 Definitions

PART 2 GENERAL

2.1 Timing of Filing

2.2 Successor Issuers

2.3 Successor Issuer Interpretation

PART 3 MJDS PROSPECTUS DISTRIBUTIONS OF SECURITIES OF U.S. ISSUERS

3.1 General Eligibility Criteria

3.2 Alternative Eligibility Criteria for Certain Guaranteed Issues

3.3 Limitation on Distribution of Derivative Securities

3.4 Preliminary MJDS Prospectus and MJDS Prospectus

PART 4 FORM AND CONTENT OF MJDS PROSPECTUS

4.1 Distributions in Canada and the U.S.

4.2 Distributions only in Canada

4.3 Additional Legends and Disclosure

4.4 Incorporation by Reference

4.5 Statements Modified or Superseded

4.6 Reconciliation of Financial Statements

4.7 General Certification Requirements

4.8 Certificate Requirement for Rule 415 Offerings

4.9 Certificate Requirement for Rule 430A Offerings

4.10 Certificates for Rule 430A Pricing Prospectus

4.11 Signing of Certificates by Agent

PART 5 FILING PROCEDURES

5.1 Specification of Principal Jurisdiction

5.2 Alternate Principal Jurisdiction

5.3 SEC Review

PART 6 FILING DOCUMENTS

6.1 Principal Jurisdiction

6.2 Canada-U.S. Offering

6.3 Non-Principal Jurisdictions

6.4 Certificate Regarding Eligibility Criteria

6.5 Consents

6.6 Further Consents

6.7 Form of Consent

6.8 Reports on Property

6.9 Appointment of Agent for Service

6.10 Powers of Attorney

6.11 Notification of Effectiveness

6.12 Exhibits to Registration Statement

6.13 Rule 415 Offerings

6.14 French Language Documentation Not Required

PART 7 AMENDMENT AND SUPPLEMENT PROCEDURES

7.1 Form of Amendment or Supplement

7.2 Modification or Amendment

7.3 Post-Effective Amendment

7.4 Amendment to Additional Disclosure

7.5 Filing of Rule 415 Prospectus Supplement

7.6 Rule 415 Prospectus Supplement Not Filed

7.7 Filing of Rule 430A Pricing Prospectus

7.8 Incorporation by Reference of Pricing Information

7.9 Filing of Revised U.S. Prospectus or Prospectus Supplement

PART 8 DISSEMINATION REQUIREMENTS

8.1 General

8.2 Prospectus Supplements

8.3 Rule 430A Pricing Prospectus

8.4 Documents Incorporated by Reference

8.5 Provision of Documents Incorporated by Reference

PART 9 REGISTRATION REQUIREMENTS

9.1 Rights offerings

PART 10 CONFLICTS OF INTEREST

10.1 Distributions of a Registrant, Connected Issuer or a Related Issuer

PART 11 GENERAL

11.1 Representations as to Listing

11.2 Solicitations of Expressions of Interest

11.3 Other Prospectus Requirements

PART 12 BIDS FOR SECURITIES OF U.S. ISSUERS

12.1 General Eligibility Criteria

12.2 MJDS Take-Over Bid Circular and MJDS Issuer Bid Circular

12.3 Securities Exchange Bids

12.4 Compliance with U.S. tender offer requirements

12.5 Form and Content of Bid Documents

12.6 Incorporation by Reference

12.7 Statements Modified or Superseded

12.8 Reconciliation of Financial Statements

12.9 Certificates

12.10 Bid Circular Filing Procedures

12.11 Notification to Offeree Issuer

12.12 French Language Documentation Not Required

12.13 MJDS Directors’ Circulars and MJDS Director’s or Officer’s Circulars

12.14 Securities Exchange Bids

12.15 Notices of Variation and Notices of Change

12.16 Dissemination Requirements

PART 13 BUSINESS COMBINATIONS

13.1 Eligibility Criteria

13.2 Form and Content of Disclosure Documents and Procedures

PART 14 MATERIAL CHANGE REPORTING

14.1 News Release

14.2 Material Change Reports

2

PART 15 FINANCIAL STATEMENTS, ANNUAL INFORMATION FORMS AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 44

15.1 Financial Statements

15.2 Annual Reports, Annual Information Forms and Management’s Discussion and Analysis

PART 16 PROXIES AND PROXY SOLICITATION

16.1 Proxy Solicitation by a U.S. Issuer

16.2 Proxy Solicitation by Another Person or Company

16.3 Determination of Eligibility

PART 17 INSIDER REPORTING

17.1 Insider Reporting

PART 18 COMMUNICATION WITH BENEFICIAL OWNERS OF SECURITIES OF A REPORTING ISSUER

18.1 Communication with Beneficial Owners of Securities of a Reporting Issuer

PART 19 TRUST INDENTURE REQUIREMENTS

19.1 Trust Indenture Requirements

PART 20 FINANCIAL DISCLOSURE

20.1 Financial Disclosure

PART 21 EXEMPTIONS

21.1 Exemption

21.2 Evidence of Exemption

PART 22 EFFECTIVE DATE

22.1 Effective Date

APPENDIX A 50

METHOD 1 FOR PROSPECTUS CERTIFICATES FOR RULE 415 OFFERINGS

APPENDIX B 56

METHOD 2 FOR PROSPECTUS CERTIFICATES FOR RULE 415 OFFERINGS

FORM 71-101F1

FORMS OF SUBMISSION TO JURISDICTION AND APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

1. MJDS Prospectus Distribution of Securities

2. Take-over or Issuer Bid

3. Trust Indenture

NATIONAL INSTRUMENT 71-101

THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM

PART 1 DEFINITIONS

1.1 Definitions

In this Instrument

“acting jointly or in concert” has the same interpretation as in securities legislation;

3

“affiliated party”, for an issuer, means a person or company that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the issuer;

“bid” means a take-over bid or an issuer bid;

“bid circular” means a take-over bid circular or an issuer bid circular as those terms are used in securities legislation;

“business combination” means a statutory merger or consolidation or similar plan or acquisition requiring the vote or consent of securityholders of a person or company, in which securities of the person or company or another person or company held by the securityholders will become or be exchanged for securities of any other person or company;

“commodity pool issuer” means an issuer formed and operated for the purpose of investing in commodity futures contracts, commodity futures, related products, or a combination of them;

“connected issuer” has the meaning ascribed to the term “connected issuer” or “connected party” in securities legislation;

“control”, with respect to an issuer, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the issuer, whether through the ownership of voting securities, by contract or otherwise, and “under common control with” has a corresponding meaning;

“convertible”, for debt or preferred shares, means that the rights and attributes attaching to the securities include a right or option to purchase, convert into, exchange for or otherwise acquire a security of the issuer or of another issuer that is

(a) an equity share,

(b) a debt or a preferred share not having an investment grade rating in the case of a debt or a preferred share having an investment grade rating, or

(c) another security that itself has a right or option to purchase, convert into, exchange for or otherwise acquire a security of the issuer or another issuer that is an equity share, or a debt or a preferred share not having an investment grade rating in the case of a debt or a preferred share having an investment grade rating;

“convert” has a corresponding meaning to the term “convertible”;

“dealer registration requirement” means the requirement in securities legislation that prohibits a person or company from trading in a security unless the person or company is registered in the appropriate category of registration under securities legislation;

“equity shares” means common shares, non-voting equity shares and subordinate or restricted voting equity shares, but excludes preferred shares;

“expertised statement” means part of a disclosure document required to be filed for a distribution or bid made under this Instrument, a document that is incorporated by reference in the disclosure document, or a report used in or in connection with the disclosure document or any document incorporated by reference in the disclosure document, that in each case is purported to be made on the authority of an expert;

“foreign issuer” means an issuer that is not incorporated or organized under the laws of Canada or a jurisdiction, unless

4

(a) voting securities carrying more than 50 percent of the votes for the election of directors are held by persons or companies whose last address as shown on the books of the issuer is in Canada, and

(b) any one or more of

(i) the majority of the senior officers or directors of the issuer are citizens or residents of Canada,

(ii) more than 50 percent of the assets of the issuer are located in Canada, or

(iii) the business of the issuer is administered principally in Canada;

“independent underwriter” means a person or company that underwrites securities distributed by MJDS prospectus that is not the issuer and in respect of which

(a) if the person or company is a registrant, the issuer is not a connected issuer or related issuer, or

(b) if the person or company is not a registrant, would not be a connected issuer or related issuer if the person or company was a registrant;

“insider bid” has the meaning ascribed to that term in securities legislation;

“insider reporting requirement” means the requirement in securities legislation for an insider of a reporting issuer to file reports disclosing the insider’s direct or indirect beneficial ownership of, or control or direction over, securities of the issuer;

“intermediary”, for purposes of section 18.1, means a registered dealer or adviser, a bank or trust company, a participant in a clearing agency, a trustee or administrator of a self-administered retirement savings plan, retirement income fund, education savings plan, or other similar self-administered savings or investment plan registered under the ITA, or a nominee of any of those persons, that holds a security on behalf of another person or company that is not the registered holder of the security, unless excluded from the definition of “intermediary” by National Policy Statement No. 41 or any successor instrument to that national policy statement;

“investment grade rating” means a provisional rating by a rating organization in one of its generic rating categories that signifies investment grade;

“issuer tender offer statement” means an issuer tender offer statement on Schedule 13E-4 under Section 13(e)(1) of the 1934 Act;

“issuer bid” has the meaning ascribed to that term in securities legislation;

“majority-owned subsidiary” means a person or company of which voting securities carrying more than 50 percent of the votes for the election of directors are held by any one or more of

(a) another person or company, and

(b) the other majority-owned subsidiaries of that other person or company;

“method 1” means the first of the two alternative methods of providing prospectus certificates for rule 415 offerings made under this Instrument set forth in Appendix A;

“method 2” means the second of the two alternative methods of providing prospectus certificates for rule 415 offerings made under this Instrument set forth in Appendix B;

5

“MJDS” means the multijurisdictional disclosure system established by this Instrument;

“MJDS directors’ circular” means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer solicitation/recommendation statement, amendments to that statement and all other information and materials required or permitted to be disseminated to holders of the securities by the offeree issuer or its board of directors for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(2);

“MJDS director’s or officer’s circular” means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer solicitation/recommendation statement, amendments to that statement and all other information and materials required or permitted to be disseminated to holders of the securities by an individual director or officer for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(2);

“MJDS issuer bid circular” means, for an issuer bid for a class of securities of a U.S. issuer made under this Instrument, an issuer tender offer statement, amendments to that statement and all other information and materials required to be disseminated to holders of the securities by the issuer for an issuer tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(1);

“MJDS prospectus” means, for a distribution of securities under this Instrument other than under section 12.3, a U.S. prospectus that contains the additional information, legends and certificates required by, and otherwise complies with the disclosure requirements of, this Instrument;

“MJDS take-over bid circular” means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer statement, amendments to that statement and all other information and materials required to be disseminated to holders of the securities by the offeror for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(1);

“MTN program” means a continuous rule 415 offering of debt in which the specific variable terms of the individual securities and the offering of the securities are determined at the time of sale;

“Nasdaq” means the Nasdaq Stock Market;

“NNM” means the Nasdaq National Market;

“non-convertible” means securities that are not convertible;

“offeree issuer” has the meaning ascribed to that term in securities legislation;

“offeror” has the meaning ascribed to that term in securities legislation;

“parent”, for a majority-owned subsidiary, means a person or company that, alone or together with any one or more of the person or company’s other majority-owned subsidiaries, holds voting securities of the majority-owned subsidiary carrying more than 50 percent of the votes for the election of directors;

“preliminary MJDS prospectus” means, for a distribution of securities under this Instrument other than under section 12.3, a preliminary form of MJDS prospectus;

“principal jurisdiction” means the jurisdiction specified in accordance with section 5.1;

“principal market”, for a class of securities, means the single securities market with the largest aggregate trading volume for the class of securities in the preceding 12 calendar month period;

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“prospectus requirement” means the prohibition in securities legislation from a person or company distributing a security unless a preliminary prospectus and prospectus for the distribution have been filed and receipts obtained for them;

“public float”, for a class of securities, means

(a) the aggregate market value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities, calculated by using the price at which the securities were last sold in the principal market for the securities on the date specified in the applicable provision of this Instrument, or the average of the bid and asked prices of the securities in the principal market on that date if there were no sales on that date,

(b) if there is no market for the class of securities, the book value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities computed on that date, and

(c) if the issuer of the class of securities is in bankruptcy or receivership or has an accumulated capital deficit, one-third of the principal amount, par value or stated value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities computed on that date;

“rating organization” means each of CBRS Inc., Dominion Bond Rating Service Limited, Moody’s Investors Service, Inc., Standard & Poor’s Corporation and any entity recognized by the SEC as a nationally recognized statistical rating organization as that term is used in Rule 15c3-1(c)(2) (vi)(F) under the 1934 Act;

“related issuer” has the meaning ascribed to the term “related issuer” or “related party” in securities legislation;

“rule 415 offering” means a distribution under Rule 415 under the 1933 Act that is made under this Instrument;

“rule 415 prospectus supplement” means a form of prospectus supplement prepared for a rule 415 offering;

“rule 430A offering” means a distribution under Rule 430A under the 1933 Act that is made under this Instrument;

“rule 430A pricing prospectus” means a MJDS prospectus prepared for a rule 430A offering that contains the information omitted from the U.S. prospectus included as part of the registration statement at the time of effectiveness of the registration statement, as permitted by Rule 430A under the 1933 Act;

“securities exchange bid” means a bid in which the consideration for the securities of the offeree issuer consists, in whole or in part, of securities of an offeror or other issuer;

“specified predecessor” means, for a successor issuer continuing after a business combination, a predecessor to the successor issuer whose assets and gross revenues in aggregate would contribute less than 20 percent of the total assets and gross revenues from continuing operations of the successor issuer, based on a pro forma combination of each predecessor’s financial position and results of operations for its most recently completed financial year ended before the business combination for which financial statements have been filed;

“successor issuer” means an issuer subsisting as an issuer after a business combination;

“take-over bid” has the meaning ascribed to that term in securities legislation;

“tender offer solicitation/recommendation statement” means a statement made under rule 14d-9 or 14e-2 under the 1934 Act;

“tender offer statement” means a tender offer statement on Schedule 14D-1 under section 14(d) of the 1934 Act;

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“U.S. federal securities law” means the federal statutes of the United States of America concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes;

“U.S. issuer” means a foreign issuer that is incorporated or organized under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia;

“U.S. prospectus” means a prospectus that has been prepared in accordance with the disclosure and other requirements of U.S. federal securities law for an offering of securities registered under the 1933 Act, or if the offering is not being made contemporaneously in the U.S., as if the offering is being made on a registered basis in the United States of America;

“voting securities” means securities the holders of which have a present entitlement to vote for the election of directors;

“1934 Act filings” means all filings required to be made with the SEC under sections 13, 14 and 15(d) of the 1934 Act; and

“1940 Act” means the Investment Company Act of 1940 of the United States of America.

PART 2 GENERAL

2.1 Timing of Filing — Unless otherwise provided in this Instrument, documents that must be filed under this Instrument that are also filed with the SEC shall be filed as nearly as practicable contemporaneously with the filing with the SEC.

2.2 Successor Issuers — A successor issuer satisfies the eligibility criteria set forth in subparagraphs 3.1(a)(iii), 3.1(b)(ii) and (iii) and paragraphs

12.3(1)(c) and 13.1(1)(c) if

(a) since the business combination the successor issuer has made all 1934 Act filings and, if applicable, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on NNM;

(b) the successor issuer is in compliance with the obligations arising from the listing or quotation referred to in paragraph (a), if applicable; and

(c) the filing, listing or quotation requirement to be satisfied for a period of 12 or 36 months is satisfied for each predecessor, other than a specified predecessor.

2.3 Successor Issuer Interpretation - In determining if the filing, listing or quotation requirement in paragraph 2.2(c) is satisfied for a period of 12 or 36 months for each predecessor, the period during which the successor issuer satisfied the requirement shall be added to the immediately preceding period during which the predecessor satisfied the requirement.

PART 3 MJDS PROSPECTUS DISTRIBUTIONS OF SECURITIES OF U.S. ISSUERS

3.1 General Eligibility Criteria - Subject to section 3.3, this Instrument may be used to distribute

(a) debt that has an investment grade rating or preferred shares that have an investment grade rating, in each case at the time the preliminary MJDS prospectus is filed in the principal jurisdiction, or rights that, upon issuance, are immediately exercisable for any of these securities, if

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(i) the issuer is a U.S. issuer,

(ii) the issuer

(A) has a class of securities registered under section 12(b) or 12(g) of the 1934 Act, or

(B) is required to file reports under section 15(d) of the 1934 Act,

(iii) the issuer has filed with the SEC all 1934 Act filings for a period of 12 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction,

(iv) the issuer is not registered or required to be registered as an investment company under the 1940 Act,

(v) the issuer is not a commodity pool issuer, and

(vi) the securities being offered or issuable upon the exercise of the rights either,

(A) are non-convertible, or

(B) if convertible, may not be converted for at least one year after issuance, and the equity shares of the issuer of the securities into which the offered securities are convertible have a public float of not less than U.S. $75,000,000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus in the principal jurisdiction;

(b) rights to purchase additional securities of its own issue issued by a U.S. issuer to its existing securityholders and the securities issued upon the exercise of the rights, if

(i) the issuer meets the eligibility criteria specified in subparagraphs (a)(ii), (iv) and (v),

(ii) the issuer has filed with the SEC all 1934 Act filings for a period of 36 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction,

(iii) the issuer has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction and is in compliance with the obligations arising from the listing or quotation,

(iv) the rights are exercisable immediately upon issuance,

(v) subject to subparagraph (vi), the rights issued to residents of Canada have the same terms and conditions as the rights issued to residents of the United States of America, and

(vi) beneficial ownership of rights issued to a resident of Canada are not transferable to a resident of Canada, other than residents to whom rights of the same issue were granted, provided that,

(A) the securities issuable upon exercise of the rights may be so transferable, and

(B) this limitation does not restrict the transfer of rights on a securities exchange or inter-dealer quotation system outside of Canada; or

(c) any securities of a U.S. issuer if

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(i) the issuer meets the eligibility criteria specified in subparagraphs (a)(ii) to (v), and

(ii) the equity shares of the issuer have a public float of not less than U.S. $75,000,000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus in the principal jurisdiction.

3.2 Alternative Eligibility Criteria for Certain Guaranteed Issues - Subject to section 3.3, this Instrument may also be used to distribute securities of an issuer, if

(a) the securities distributed are

(i) non-convertible debt having an investment grade rating, or non-convertible preferred shares having an investment grade rating, of a majority-owned subsidiary whose parent meets the eligibility criteria set forth in subparagraphs 3.1(a)(i) through (v),

(ii) convertible debt having an investment grade rating, or convertible preferred shares having an investment grade rating, of a majority-owned subsidiary that may not be converted for at least one year after issuance and are convertible only into securities of a parent that meets the eligibility requirements set forth in subparagraphs 3.1(a)(i) through (v) and sub-subparagraph 3.1(a)(vi)(B),

(iii) non-convertible debt, or non-convertible preferred shares, of a majority-owned subsidiary whose parent meets the eligibility requirements set forth in paragraph 3.1(c), or

(iv) convertible debt, or convertible preferred shares, of a majority-owned subsidiary that are convertible only into securities of a parent that meets the eligibility requirements set forth in paragraph 3.1(c);

(b) the issuer meets the eligibility criteria set forth in subparagraphs 3.1(a)(i), (iv) and (v); and

(c) the parent fully and unconditionally guarantees payment in respect of the securities being distributed, as to principal and interest if the securities are debt, and as to liquidation preference, redemption and dividends if the securities are preferred shares.

3.3 Limitation on Distribution of Derivative Securities

(1) No person or company shall file a prospectus for the distribution of derivative securities under this Instrument.

(2) Despite subsection (1), warrants, options, rights or convertible securities may be distributed under this Instrument if the issuer of the underlying securities to which the warrants, options, rights or convertible securities relate is eligible under this Instrument to distribute the underlying securities.

3.4 Preliminary MJDS Prospectus and MJDS Prospectus

(1) A U.S. issuer shall file a preliminary MJDS prospectus and a MJDS prospectus for a distribution of securities under this Instrument other than under section 12.3.

(2) A preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus and an amendment to a MJDS prospectus is a preliminary prospectus, an amendment to a preliminary prospectus, a prospectus and an amendment to a prospectus, respectively, for the purposes of securities legislation.

PART 4 FORM AND CONTENT OF MJDS PROSPECTUS

4.1 Distributions in Canada and the U.S. - Subject to section 4.2, an issuer of securities distributed under this Instrument shall file the registration statement and amendments to the registration statement filed for the offering

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with the SEC, together with the related preliminary MJDS prospectus and MJDS prospectus and amendments and supplements to the preliminary MJDS prospectus and MJDS prospectus.

4.2 Distributions only in Canada - If a distribution is being made only in Canada, the issuer does not need to file a registration statement and amendments to the registration statement, or other information required in a registration statement but not required in the U.S. prospectus.

4.3 Additional Legends and Disclosure

(1) The following statements shall be printed

(a) in red ink on the outside front cover page, or on a sticker on that page, of each preliminary MJDS prospectus used for a distribution under this Instrument

“This preliminary MJDS prospectus relating to the securities described in it has been filed in [each of/certain of] the [provinces/provinces and territories] of Canada but has not yet become final for the purpose of a distribution. Information contained in this preliminary MJDS prospectus may not be complete and may have to be amended. The securities may not be distributed until a receipt is obtained for the MJDS prospectus.”;

(b) on the outside or inside front cover page, or on a sticker on that page, of each preliminary MJDS prospectus and MJDS prospectus

(i) “This offering is being made by a U.S. issuer using disclosure documents prepared in accordance with U.S. securities laws. Purchasers should be aware that these requirements may differ from those of [insert the names of the provinces and territories where qualified]. The financial statements included or incorporated by reference in this prospectus have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian issuers.”

(ii) “[All of] [Certain of] the directors and officers of the issuer and [all of] [certain of] the experts named in this prospectus reside outside of Canada. [[Substantially] [A]ll of the assets of these persons and of the issuer may be located outside Canada.] The issuer has appointed [name and address of agent for service] as its agent for service of process in Canada, but it may not be possible for investors to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the issuer, its directors and officers and [certain of] the experts named in this prospectus judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.”

(iii) “This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered by this prospectus and any representation to the contrary is an offence.”; and

(c) in each preliminary MJDS prospectus and MJDS prospectus

“Securities legislation in [certain of the provinces [and territories] of Canada] [the Province of... [insert name of local jurisdiction, if applicable]] provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. [In several of the provinces [and territories], the] securities legislation further provides a purchaser with remedies for rescission [or [, in some jurisdictions,] damages] if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission [or damages] are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province [or territory]. The purchaser should refer to the applicable provisions of the securities legislation of the purchaser’s province [or territory] for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. legal adviser for particulars of these rights.”

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(2) A preliminary MJDS prospectus, MJDS prospectus or amendment or supplement to a preliminary MJDS prospectus or MJDS prospectus need not contain any disclosure relevant solely to U.S. offerees or purchasers, including

(a) any “red herring” legend required by U.S. federal securities law;

(b) except as provided in paragraph (1)(b)(iii), any legend regarding approval or disapproval by the SEC;

(c) any discussion of U.S. tax considerations other than those material to Canadian purchasers; and

(d) the names of U.S. underwriters not acting as underwriters in Canada or a description of the U.S. plan of distribution, except to the extent necessary to describe facts material to the Canadian distribution.

4.4 Incorporation by Reference — Except as otherwise provided in this Instrument, documents incorporated or deemed to be incorporated by reference into a U.S. prospectus under U.S. federal securities law shall be, and are deemed to be, incorporated by reference into a preliminary MJDS prospectus or MJDS prospectus.

4.5 Statements Modified or Superseded

(1) A statement in a document incorporated or deemed to be incorporated by reference into a MJDS prospectus shall be deemed to be modified or superseded, for the purposes of the MJDS prospectus, to the extent that a statement in the MJDS prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into the MJDS prospectus modifies or supersedes the statement.

(2) The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information in the document that it modifies or supersedes.

(3) The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(4) A statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of the MJDS prospectus.

(5) If documents are incorporated by reference into a preliminary MJDS prospectus or MJDS prospectus, the section in the preliminary MJDS prospectus or MJDS prospectus that provides information about incorporation by reference shall include a statement that information has been incorporated by reference from documents filed with the Canadian securities regulatory authority in each jurisdiction in which the distribution is being made and shall state the name, address and telephone number of an officer of the issuer from whom copies of the documents may be obtained on request without charge.

4.6 Reconciliation of Financial Statements

(1) A preliminary MJDS prospectus and a MJDS prospectus used to distribute securities eligible under paragraph 3.1(c) shall include a reconciliation of the financial statements required to be included or incorporated by reference in the preliminary MJDS prospectus and MJDS prospectus to Canadian GAAP in the notes to the financial statements or as a supplement included or incorporated by reference in the preliminary MJDS prospectus and MJDS prospectus.

(2) A reconciliation required to be included in the financial statements under subsection (1) shall explain and quantify as a separate reconciling item any significant differences between the principles applied in the financial

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statements, including note disclosure, and Canadian GAAP and, in the case of the reconciliation of the annual financial statements, shall be covered by an auditor’s report.

4.7 General Certification Requirements - Except as provided in sections 4.8 to 4.10, each preliminary MJDS prospectus and MJDS prospectus used for a distribution under this Part shall contain

(a) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and the chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities distributed under the MJDS prospectus

“The foregoing [insert, if applicable, —“, together with the documents incorporated in this prospectus by reference,”] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec —“ and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed”]”; and

(b) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling securityholder for the securities distributed under the MJDS prospectus

“To the best of our knowledge, information and belief, the foregoing [insert, if applicable, —“, together with the documents incorporated in this prospectus by reference,”] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec—“and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”]”.

4.8 Certificate Requirement for Rule 415 Offerings - A preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus and an amendment to a MJDS prospectus filed for a rule 415 offering under this Part shall contain certificates prepared in accordance with method 1 or method 2.

4.9 Certificate Requirement for Rule 430A Offerings - For a rule 430A offering,

(a) a preliminary MJDS prospectus, amendment to a preliminary MJDS prospectus and a MJDS prospectus,

(b) an amended MJDS prospectus filed to commence a new period for filing a rule 430A pricing prospectus, and

(c) an amendment to a MJDS prospectus filed for a rule 430A offering before the information omitted from the MJDS prospectus has been filed in either a rule 430A pricing prospectus or an amendment shall contain

(i) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities to be distributed under the MJDS prospectus

“The foregoing, together with the documents incorporated in this prospectus by reference as of the date of the prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec —“and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”]”; and

(ii) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling securityholder for the securities distributed under the MJDS prospectus

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“To the best of our knowledge, information and belief, the foregoing, together with the documents incorporated in this prospectus by reference, as of the date of the prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec —“and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed”.]”.

4.10 Certificates for Rule 430A Pricing Prospectus - A rule 430A pricing prospectus shall contain in place of the certificates referred to in section 4.9

(a) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities distributed under the MJDS prospectus

“The foregoing [insert, if applicable—“, together with the documents incorporated in this prospectus by reference,”] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec—“and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”]”; and

(b) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling securityholder for securities distributed under the MJDS prospectus

“To the best of our knowledge, information and belief, the foregoing [insert, if applicable—“, together with the documents incorporated in this prospectus by reference,”] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering also made in Quebec—“and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”]”.

4.11 Signing of Certificates by Agent - Certificates contained in a preliminary MJDS prospectus, MJDS prospectus, amendment to a preliminary MJDS prospectus or MJDS prospectus, rule 415 prospectus supplement or rule 430A pricing prospectus shall be signed in accordance with securities legislation provided that any or all of the persons or companies required to sign a certificate may sign the certificate for a distribution made under this Instrument by an agent duly authorized in writing.

PART 5 FILING PROCEDURES

5.1 Specification of Principal Jurisdiction - At the time of filing a preliminary MJDS prospectus, the issuer shall send written notice to the securities regulatory authority and, unless the distribution is being made in Canada only, to the SEC, stating that the distribution is being made under the MJDS and specifying the principal jurisdiction.

5.2 Alternate Principal Jurisdiction - If the securities regulatory authority in the jurisdiction specified in the notice sent under section 5.1 advises the issuer that it is not prepared to act as principal jurisdiction, the issuer shall specify another jurisdiction that is prepared to act as principal jurisdiction and notify the security regulatory authority in each jurisdiction in which the preliminary MJDS prospectus was filed and the SEC.

5.3 SEC Review — If the SEC notifies an issuer that a filing made under the MJDS has been selected for review, the issuer shall notify the securities regulatory authority in the principal jurisdiction.

PART 6 FILING DOCUMENTS

6.1 Principal Jurisdiction — The issuer shall file in the principal jurisdiction

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(a) the preliminary MJDS prospectus, the MJDS prospectus, each amendment and supplement to the preliminary MJDS prospectus and MJDS prospectus, the rule 430A pricing prospectus and each rule 415 prospectus supplement used in Canada,

(b) all documents incorporated or deemed to be incorporated by reference in the MJDS prospectus, and

(c) all other documents required by this Instrument.

6.2 Canada-U.S. Offering — If the distribution is being made in Canada and the United States of America, the issuer shall also file in the principal jurisdiction one unsigned copy of the registration statement and all amendments and exhibits to the registration statement in addition to the documents specified in section 6.1.

6.3 Non-Principal Jurisdictions — In the jurisdictions other than the principal jurisdiction, the issuer shall file

(a) the preliminary MJDS prospectus, the MJDS prospectus, each amendment and supplement to the preliminary MJDS prospectus and MJDS prospectus, the rule 430A pricing prospectus and, subject to section 7.6, each rule 415 prospectus supplement used in Canada,

(b) all documents incorporated or deemed to be incorporated by reference in the MJDS prospectus, and

(c) all other documents required by this Instrument.

6.4 Certificate Regarding Eligibility Criteria - At the time of filing a preliminary MJDS prospectus, an issuer shall file a certificate, signed on its behalf by a senior officer of the issuer, confirming that the issuer satisfies the applicable eligibility criteria.

6.5 Consents

(1) The issuer shall file the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company named as having prepared or certified any expertised statement as follows:

(a) if the expertised statement is in the preliminary MJDS prospectus, an amendment to the preliminary MJDS prospectus, the MJDS prospectus or a document incorporated by reference into the MJDS prospectus that was filed before the filing of the MJDS prospectus, the consent shall be filed at the time of filing the MJDS prospectus; and

(b) if the expertised statement is in an amendment to the MJDS prospectus, a rule 415 prospectus supplement, a rule 430A pricing prospectus, or a document incorporated by reference into a MJDS prospectus that was filed after the filing of the MJDS prospectus, the consent shall be filed at the time of filing the amendment, the rule 415 prospectus supplement, the rule 430A pricing prospectus or the document.

(2) Despite subsection (1), the filing requirements in paragraphs (1)(a) and (b) do not apply to the consent of a rating organization that issues a rating or provisional rating that is used in or in connection with a preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus, an amendment to a MJDS prospectus, a rule 415 prospectus supplement or a rule 430A pricing prospectus.

6.6 Further Consents — If a change to the MJDS prospectus is material to the consent filed under subsection 6.5(1), the issuer shall file a further consent contemporaneously with the filing of the change to the MJDS prospectus.

6.7 Form of Consent — The consent referred to in sections 6.5 and 6.6 shall be prepared in accordance with securities legislation.

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6.8 Reports on Property — An issuer satisfies the requirement of securities legislation to file a report on the property of a natural resource company if it files a report prepared in accordance with U.S. federal securities law if a report is required to be filed with the SEC.

6.9 Appointment of Agent for Service - At the time of filing of the MJDS prospectus, the issuer shall file a duly executed submission to jurisdiction and appointment of agent for service of process in the required form.

6.10 Powers of Attorney — If a person or company signs a certificate by an agent under section 4.11, the issuer shall file a duly executed copy of the document authorizing the agent to sign the certificate not later than the time of filing the document in which the certificate is included.

6.11 Notification of Effectiveness - If the securities distributed under this Instrument are also offered or sold in the United States of America, the issuer whose securities are being distributed under this Instrument shall notify in writing the principal jurisdiction once the related registration statement filed with the SEC has become effective.

6.12 Exhibits to Registration Statement - An issuer shall file any exhibits to a registration statement requested by the securities regulatory authority in a non-principal jurisdiction.

6.13 Rule 415 Offerings — A commercial copy of each MJDS prospectus and rule 415 prospectus supplement need not be refiled if it is used, without change, in distributions of additional tranches of securities.

6.14 French Language Documentation Not Required - A preliminary MJDS prospectus and a MJDS prospectus in the French language need not be filed in Quebec for an offering of rights eligible to be made under paragraph 3.1(b), unless

(a) the issuer is a reporting issuer in Quebec other than solely as a result of one or more rights offerings made under paragraph 3.1(b); or

(b) 20 percent or more of the class of securities in respect of which the rights are issued is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

PART 7 AMENDMENT AND SUPPLEMENT PROCEDURES

7.1 Form of Amendment or Supplement

(1) An issuer shall amend or supplement disclosure documents filed under this Instrument in accordance with U.S. federal securities law.

(2) The amending or supplementing document shall contain the legends and certificates required by this Instrument.

7.2 Modification or Amendment

(1) If a registration statement is amended in a manner that modifies the related U.S. prospectus, an issuer shall file the documents containing the modification.

(2) If the receipt for the MJDS prospectus has not been issued and the filing has been made as a result of the occurrence of an adverse material change since the filing of the preliminary MJDS prospectus or an amendment to the preliminary MJDS prospectus, an issuer shall file the documents as an amendment to the preliminary MJDS prospectus.

7.3 Post-Effective Amendment — If a modification is made to a U.S. prospectus by filing with the SEC a post-effective amendment to the registration statement, an issuer shall file an amendment to the MJDS prospectus.

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7.4 Amendment to Additional Disclosure - An issuer shall file an amendment in the event of an adverse material change in the additional disclosure contained only in the preliminary MJDS prospectus or a material change in the additional disclosure contained only in the MJDS prospectus.

7.5 Filing of Rule 415 Prospectus Supplement

(1) An issuer shall file a rule 415 prospectus supplement.

(2) A rule 415 prospectus supplement filed under subsection (1) shall be deemed to be incorporated into the MJDS prospectus as of the date of filing with the SEC, but only for the purpose of the distribution of the securities covered by the supplement.

7.6 Rule 415 Prospectus Supplement Not Filed - Despite sections 6.3 and 7.5, an issuer is not required to file a rule 415 prospectus supplement in the local jurisdiction unless it is the principal jurisdiction, if

(a) the rule 415 prospectus supplement is used to describe the terms of a tranche of securities distributed under the MJDS prospectus, or is a preliminary form of the rule 415 prospectus supplement for use in marketing, and the securities covered by the supplement will not be distributed in the local jurisdiction; or

(b) the rule 415 prospectus supplement is used to establish an MTN program or other continuous offering program or to update disclosure for the program, and securities will not be distributed under the program in the local jurisdiction.

7.7 Filing of Rule 430A Pricing Prospectus - An issuer shall file a rule 430A pricing prospectus.

7.8 Incorporation by Reference of Pricing Information

The information contained in a rule 430A pricing prospectus that was omitted from the U.S. prospectus in accordance with Rule 430A under the 1933 Act and any other additional information that the issuer has elected to include in the rule 430A pricing prospectus in accordance with U.S. federal securities law shall be deemed to be incorporated by reference into the MJDS prospectus as of the date of the rule 430A pricing prospectus.

7.9 Filing of Revised U.S. Prospectus or Prospectus Supplement

(1) If an issuer files with the SEC a revised U.S. prospectus, other than as an amendment to the related registration statement under rule 424(b) or another rule under the 1933 Act, or a prospectus supplement, to modify a U.S. prospectus, other than a U.S. prospectus for a rule 415 offering or a rule 430A offering, the issuer shall file the revised U.S. prospectus or prospectus supplement.

(2) The revised U.S. prospectus or prospectus supplement shall be deemed to be incorporated into the MJDS prospectus as of the date of the revised U.S. prospectus or prospectus supplement.

PART 8 DISSEMINATION REQUIREMENTS

8.1 General — Subject to section 8.3, a preliminary MJDS prospectus, a MJDS prospectus and amendments and supplements to either shall be sent to offerees and purchasers in accordance with prospectus delivery requirements of securities legislation.

8.2 Prospectus Supplements — All prospectus supplements applicable to the securities being distributed shall be attached to, or included with, the MJDS prospectus that is sent to offerees and purchasers of the securities.

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8.3 Rule 430A Pricing Prospectus — Instead of the related MJDS prospectus, a rule 430A pricing prospectus shall be sent to offerees and purchasers in accordance with prospectus delivery requirements of securities legislation.

8.4 Documents Incorporated by Reference - Documents that are incorporated or deemed to be incorporated by reference into a preliminary MJDS prospectus or a MJDS prospectus, other than rule 415 prospectus supplements and rule 430A pricing prospectuses, shall be sent to offerees or purchasers if the documents are required to be sent to offerees or purchasers under U.S. federal securities law.

8.5 Provision of Documents Incorporated by Reference - Documents incorporated by reference or deemed to be incorporated by reference shall be provided by the issuer to any person or company upon request without charge.

PART 9 REGISTRATION REQUIREMENTS

9.1 Rights offerings — The dealer registration requirement does not apply to a trade made by a U.S. issuer in accordance with this Instrument of a right to purchase additional securities of its own issue issued by a U.S. issuer to its existing securityholders and of the securities issued upon the exercise of the right.

PART 10 CONFLICTS OF INTEREST

10.1 Distributions of a Registrant, Connected Issuer or a Related Issuer - The provisions of securities legislation that regulate conflicts of interest in connection with a distribution of securities of a registrant, a connected issuer of a registrant or a related issuer of a registrant that require specified disclosure in a preliminary prospectus or prospectus do not apply to a distribution under this Instrument.

PART 11 GENERAL

11.1 Representations as to Listing - The prohibitions in securities legislation regarding representations as to the listing, posting for trading or quotation of securities or to an application having been made or to be made for the listing, posting for trading or quotation of securities do not apply to distributions made under this Instrument.

11.2 Solicitations of Expressions of Interest - The prospectus requirement does not apply to solicitations of expressions of interest for the purchase of securities before the filing of a preliminary MJDS prospectus if

(a) the issuer or selling securityholder has entered into an enforceable agreement with an underwriter who has, or underwriters who have, agreed to purchase the securities;

(b) the agreement referred to in paragraph (a) has fixed the terms of the distribution and requires that the issuer file a preliminary MJDS prospectus for the securities and obtain a receipt for the preliminary MJDS prospectus from

(i) the regulator in at least one jurisdiction dated not more than two business days after the date that the agreement is entered into, and

(ii) the Canadian securities regulatory authorities in any other jurisdictions in which the distribution is to be made dated not more than three business days after the date that the agreement is entered into;

(c) immediately upon entering into the agreement the issuer issues and files a news release announcing the agreement;

(d) upon issuance of the receipt for the preliminary MJDS prospectus, a preliminary MJDS prospectus is sent to the person or company who has expressed an interest in acquiring the securities; and

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(e) except as provided in paragraph (a), no agreement of purchase and sale for the securities is entered into until the MJDS prospectus has been filed and a receipt obtained.

11.3 Other Prospectus Requirements - National Instrument 41-101 Prospectus Disclosure Requirements, National Instrument 43-101 Standards of Disclosure for Mineral Exploration and Development and Mining Properties, National Instrument 43-102 Guide for Engineers and Geologists Submitting Oil and Gas Reports and National Instrument 45-101 Rights Offerings do not apply to a distribution of securities under this Instrument.

PART 12 BIDS FOR SECURITIES OF U.S. ISSUERS

12.1 General Eligibility Criteria

(1) A bid may be made under this Instrument if

(a) the offeree issuer is a U.S. issuer;

(b) the offeree issuer is not registered or required to be registered as an investment company under the 1940 Act;

(c) the offeree issuer is not a commodity pool issuer;

(d) the bid is subject to section 14(d) of the 1934 Act in the case of a take-over bid, or section 13(e) of the 1934 Act in the case of an issuer bid, and is not exempt from the 1934 Act;

(e) the bid is made to all holders of the class of securities in Canada and the United States of America;

(f) the bid is made to residents of Canada on the same terms and conditions as it is made to residents of the United States of America; and

(g) less than 40 percent of each class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(2) Subject to subsection (3), the calculation under paragraph (1)(g) shall be made as of the end of the offeree issuer’s last quarter before the date of filing the tender offer statement or issuer tender offer statement with the SEC or, if the quarter terminated within 60 days of the filing date, as of the end of the offeree issuer’s preceding quarter.

(3) If another bid for securities of the same class of the offeree issuer is in progress at the date of the filing, the calculation for the subsequent bid shall be made as of the same date as for the first bid already in progress.

(4) If a take-over bid is made without the prior knowledge of the directors of the offeree issuer who are not insiders of the offeror or acting jointly or in concert with the offeror, or upon informing the directors of the proposed bid the offeror has a reasonable basis for concluding that the bid is being regarded as a hostile bid by a majority of the directors, and in either case the offeror lacks access to the relevant list of securityholders of the offeree issuer, it will be conclusively presumed that paragraph (1)(g) is satisfied and paragraph (a) in the definition of “foreign issuer” is not satisfied, unless

(a) the aggregate published trading volume of the class on The Toronto Stock Exchange, The Montreal Exchange, the Vancouver Stock Exchange, the Alberta Stock Exchange and the Canadian Dealing Network Inc. exceeded the aggregate published trading volume of the class on national securities exchanges in the United States of America and Nasdaq for the 12 calendar month period before commencement of the bid or, if another bid for securities of the same class is in progress, the 12 calendar month period before commencement of the first bid already in progress;

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(b) disclosure that paragraph (1)(g) was not satisfied or paragraph (a) of the definition of “foreign issuer” was satisfied had been made by the issuer in its Form 10-K most recently filed with the SEC under the 1934 Act; or

(c) the offeror has actual knowledge that paragraph (1)(g) is not satisfied or paragraph (a) of the definition of foreign issuer is satisfied.

12.2 MJDS Take-Over Bid Circular and MJDS Issuer Bid Circular

(1) An offeror that makes a take-over bid or issuer bid under this Part shall file a MJDS take-over bid circular or MJDS issuer bid circular, respectively.

(2) A MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors’ circular, MJDS director’s or officer’s circular, a change to any of these documents or a variation to a MJDS take-over bid circular or a MJDS issuer bid circular, is a take-over bid circular, issuer bid circular, directors’ circular, individual director’s or officer’s circular, a notice of change and a notice of variation, respectively, for purposes of securities legislation.

12.3 Securities Exchange Bids

(1) A securities exchange bid may be made under this Instrument if

(a) the eligibility criteria set out in section 12.1 are satisfied;

(b) the offeror or, if the securities being offered are of another issuer, the other issuer, meets the eligibility criteria set out in subparagraphs 3.1(a)(i), (ii), (iv) and (v) and has filed with the SEC all 1934 Act filings for a period of 36 calendar months immediately before the filing of the registration statement with the SEC;

(c) the offeror or, if the securities being offered are of another issuer, the other issuer, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately before the filing of the registration statement with the SEC and is in compliance with the obligations arising from the listing or quotation; and

(d) one of the following is satisfied:

(i) the equity shares of the offeror or, if the securities being offered are of another issuer, the other issuer, have a public float of not less than U.S. $75,000,000, determined as of a date within 60 days before the filing of the registration statement with the SEC;

(ii) the securities being offered are non-convertible debt having an investment grade rating or non-convertible preferred shares having an investment grade rating; or

(iii) the bid is an issuer bid made under this Instrument with securities of the issuer being offered as consideration.

(2) The dealer registration requirement does not apply to the trade of securities of an offeror or another issuer in a securities exchange issuer bid if the eligibility criteria in subsection (1) are met.

(3) The prospectus requirement does not apply to the distribution of securities of an offeror or another issuer in a securities exchange issuer bid if the eligibility criteria in subsection (1) are met and the offeror complies with the requirements of U.S. federal securities law applicable as a result of the consideration for the securities of the offeree issuer being at least in part securities of the offeror or other issuer.

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12.4 Compliance with U.S. tender offer requirements

(1) If an offeror makes a bid under this Part, the offeror shall comply with the requirements of

(a) sections 14(d) and 14(e) of the 1934 Act and Regulations 14D and 14E under the 1934 Act for a take-over bid made under this Instrument; and

(b) sections 13(e) and 14(e) of the 1934 Act and Regulations 13E and 14E under the 1934 Act for an issuer bid made under this Instrument.

(2) If the directors or an individual director or officer of an offeree issuer elects to comply with this Part instead of securities legislation otherwise applicable in preparation of a directors’ circular or individual director’s or officer’s circular for a take-over bid made under this Part, each person so electing shall comply with sections 14(d) and 14(e) of the 1934 Act and Regulations 14D and 14E under the 1934 Act.

12.5 Form and Content of Bid Documents

(1) A MJDS take-over bid circular or a MJDS issuer bid circular shall contain the additional information, legends and certificates required by this section.

(2) The U.S. prospectus forming part of the registration statement filed with the SEC for a securities exchange bid shall be included in, or incorporated by reference into, the MJDS take-over bid circular or MJDS issuer bid circular.

(3) If an offeror makes a take-over bid under this Part and the directors or an individual director or officer elects to comply with this Part, instead of the securities legislation otherwise applicable, the directors shall prepare a MJDS directors’ circular and an individual director or officer may prepare a MJDS director’s or officer’s circular, in each case, that contains the additional information, legends and certificates required by this section.

(4) The following statements shall be printed on the outside front cover page, or on a sticker on that page, of a MJDS take-over bid circular or MJDS issuer bid circular

(a) “This bid is made in Canada [for applicable securities exchange bids— “by a U.S. issuer”] for securities of a U.S. issuer in accordance with U.S. federal securities laws. Securityholders should be aware that the U.S. requirements applicable to the bid may differ from those of [insert the names of the provinces and territories where bid is made]. [For securities exchange bids, also insert the following—“The financial statements included or incorporated by reference in this bid circular have not been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of Canadian issuers.”]

(b) “[All of] [Certain of] the directors and officers of the offeror and [all of] [certain of] the experts named in this bid circular reside outside of Canada. [[Substantially] all of the assets of these persons and of the offeror may be located outside of Canada.] The offeror has appointed [name and address of agent for service] as its agent for service of process in Canada, but it may not be possible for securityholders to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the offeror, its directors and officers and [certain of] the experts named in this bid circular judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.”

(5) The legend contained in paragraph 4(b) is not required if the offeror is incorporated or organized under the laws of Canada or a jurisdiction.

(6) An offeror shall include the following statement in a MJDS take-over bid circular or MJDS issuer bid circular

“Securities legislation in certain of the provinces [and territories] of Canada provides securityholders of the offeree issuer with, in addition to any other rights they may have at law, remedies for rescission [or [, in some jurisdictions,] damages if a circular or notice that is required to be delivered to such securityholders contains a misrepresentation or is not delivered to the securityholder, provided that such remedies for rescission [or damages] are exercised by the

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securityholder within the time limit prescribed by the securities legislation of the securityholder’s province or territory. The securityholder should refer to the applicable provisions of the securities legislation of the securityholder’s province [or territory] for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to securityholders under U.S. law; securityholders may wish to consult with a U.S. legal adviser for particulars of these rights.”

(7) A MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors’ circular or MJDS director’s or officer’s circular need not contain disclosure relevant only to U.S. securityholders.

12.6 Incorporation by Reference — Except as otherwise provided in this Instrument, documents incorporated or deemed to be incorporated by reference into a tender offer statement, issuer tender offer statement or tender offer solicitation/recommendation statement under U.S. federal securities law shall be, and are deemed to be, incorporated by reference into a MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors’ circular or MJDS director’s or officer’s circular.

12.7 Statements Modified or Superseded

(1) A statement in a document incorporated or deemed to be incorporated by reference into a MJDS take-over bid circular, a MJDS issuer bid circular, a MJDS director’s circular or a MJDS director’s or officer’s circular shall be deemed to be modified or superseded, for the purposes of the applicable circular, to the extent that a statement in the MJDS take-over bid circular, the MJDS issuer bid circular, the MJDS director’s circular or the MJDS director’s or officer’s circular, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into the applicable circular modifies or supersedes the statement.

(2) The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information in the document that it modifies or supersedes.

(3) The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(4) A statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of the MJDS take-over bid, the MJDS issuer bid circular, the MJDS directors’ circular or the MJDS director’s or officer’s circular.

(5) If documents are incorporated by reference into a MJDS take-over bid circular, a MJDS issuer bid circular, a MJDS directors’ circular or a MJDS director’s or officer’s circular, the section that provides information about incorporation by reference shall include a statement that information has been incorporated by reference from documents filed with securities regulatory authorities in each jurisdiction in Canada in which the documents have been filed and shall state the name, address and telephone number of a person in Canada or the United States of America from whom copies of the documents may be obtained on request without charge.

12.8 Reconciliation of Financial Statements - A MJDS take-over bid circular or a MJDS issuer bid circular for a securities exchange bid that satisfies the eligibility criteria of subsection 12.3(1) is not subject to the requirement of securities legislation to reconcile to Canadian GAAP the financial statements included in, or incorporated by reference into, the bid circular.

12.9 Certificates

(1) A MJDS take-over bid circular shall contain a certificate in the following form signed by the chief executive officer and the chief financial officer of the offeror and, on behalf of the board of directors, by any two directors of

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the offeror other than the chief executive officer and chief financial officer, and each person or company that is a promoter of the offeror or a guarantor of the securities being offered in a securities exchange bid:

“The foregoing [, together with documents incorporated by reference,] contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.”

(2) A MJDS issuer bid circular shall contain a certificate in the form set out in subsection (1) signed by the chief executive officer and the chief financial officer of the issuer and, on behalf of the board of directors, by any two directors of the issuer other than the chief executive officer and chief financial officer, and each person or company that is a promoter of the issuer or a guarantor of the securities being offered in a securities exchange bid.

(3) A MJDS directors’ circular shall contain a certificate in the form set out in subsection (1) signed on behalf of the board of directors by any two directors of the issuer.

(4) A MJDS director’s or officer’s circular shall contain a certificate in the form set out in subsection (1) signed by each director or officer sending the circular.

(5) The certificate for notices of variation and notices of change shall be in the form set out in subsection (1), amended to refer to the initial MJDS take-over bid circular or MJDS issuer bid circular and all notices of variation or change to the MJDS take-over bid circular or MJDS issuer bid circular.

(6) Any or all of the persons required to sign a certificate under subsections (1), (2), (3), (4) or (5) may sign by an agent duly authorized in writing.

12.10 Bid Circular Filing Procedures

(1) If an offeror makes a bid under this Instrument, the offeror shall file

(a) the tender offer statement or issuer tender offer statement and all exhibits and amendments to the tender offer statement or issuer tender offer statement,

(b) the MJDS take-over bid circular or MJDS issuer bid circular,

(c) a certificate of the offeror, signed on its behalf by a senior officer, confirming that the eligibility criteria set forth in subsection 12.1(1) and, if applicable, section 12.3 are satisfied and that the circular has been prepared in accordance with U.S. federal securities law,

(d) the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company who is named as having prepared or certified any expertised statement in any document filed under this section or section 12.14,

(e) a submission to jurisdiction and appointment of agent for service of process duly executed by the offeror in section 2 of the required form, and

(f) if a person or company signs a certificate by an agent under subsection 12.9(6), a duly executed copy of the document authorizing the agent to sign the certificate.

(2) Despite subsection (1), the filing requirement in paragraph (1)(d) does not apply to the consent of a rating organization that issues a rating or provisional rating that is used in or in connection with a MJDS take-over bid circular or MJDS issuer bid circular.

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12.11 Notification to Offeree Issuer - An offeror filing a MJDS take-over bid circular shall so notify the offeree issuer at its principal office not later than the business day following the day the MJDS take-over bid circular is filed.

12.12 French Language Documentation Not Required - A MJDS take-over bid circular or MJDS issuer bid circular in the French language is not required to be filed in Quebec unless

(a) the offeree issuer is a reporting issuer in Quebec; or

(b) 20 percent or more of the class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

12.13 MJDS Directors’ Circulars and MJDS Director’s or Officer’s Circulars - If an offeror makes a take-over bid under this Part, and the directors or an individual director or officer of the offeree issuer elects to comply with this Instrument in preparation of a directors’ circular or individual director’s or officer’s circular instead of securities legislation otherwise applicable, the directors or an individual director or officer who so elects shall file

(a) the tender offer solicitation/recommendation statement and all exhibits or amendments to that statement,

(b) the MJDS directors’ circular or MJDS director’s or officer’s circular,

(c) a statement by the directors or an individual director or officer that the circular has been prepared in accordance with U.S. federal securities law,

(d) the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company who is named as having prepared or certified an expertised statement contained in the MJDS directors’ circular or MJDS director’s or officer’s circular, and

(e) if a person signs a certificate by an agent under subsection 12.9(3), a duly executed copy of the document authorizing the agent to sign the certificate.

12.14 Securities Exchange Bids — In the case of a securities exchange bid made under section 12.3 for which a registration statement is filed with the SEC, the offeror shall file contemporaneously with the filing of the bid circular the registration statement and all exhibits and amendments to the registration statement, together with all documents incorporated by reference into the registration statement.

12.15 Notices of Variation and Notices of Change

(1) Documents filed under this Part shall be changed or varied in accordance with U.S. federal securities law as additional tender offer materials, but the additional tender offer materials shall contain the legends and certificates required by this Part.

(2) An offeror shall file additional tender offer materials that vary the terms of the bid as a notice of variation and identify the materials as such.

(3) An offeror shall file additional tender offer materials that change the information in the tender offer materials or previous additional tender offer materials, other than information about a variation in the terms of the bid, as a notice of change and identify the materials as such.

(4) Additional tender offer materials required to be filed as a notice of variation and a notice of change shall be filed as both a notice of variation and a notice of change and identified as such.

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(5) The directors or an individual director or officer of an offeror issuer shall file additional materials prepared by the directors or an individual director or officer as a notice of change.

(6) If a person or company signs a certificate by an agent under subsection 12.9(6), an offeror shall file a duly executed copy of a document authorizing an agent to sign a certificate.

(7) If a change to a MJDS take-over bid circular or MJDS issuer bid circular is material to the consent filed under paragraph 12.10(1)(d), an offeror shall file a further consent contemporaneously with the filing of the change to the MJDS take-over bid circular or MJDS issuer bid circular.

(8) If a change to a MJDS directors’ circular or MJDS director’s or officer’s circular is material to the consent filed under paragraph 12.13(d), the directors in the case of a MJDS directors’ circular or the director or officer sending the circular in the case of a MJDS director’s or officer’s circular shall file a further consent contemporaneously with the filing of the change to a MJDS directors’ circular or MJDS director’s or officer’s circular.

12.16 Dissemination Requirements

(1) An offeror shall send a MJDS take-over bid circular, MJDS issuer bid circular, a notice of change and a notice of variation to each securityholder whose last address as shown on the books of the offeree issuer is in the local jurisdiction.

(2) Despite subsection (1), a notice of change or a notice of variation shall be sent only to those securityholders whose securities were not taken up at the date of the occurrence of the change or variation.

(3) An offeree issuer shall send a MJDS directors’ circular, MJDS director’s or officer’s circular and a notice of change to the MJDS directors’ circular or MJDS director’s or officer’s circular to every person or company to whom a MJDS take-over bid circular is required to be sent under subsections (1) and (2).

(4) Documents referred to in subsections (1) and (3) that are sent or given to securityholders resident in the United States of America shall be sent by the offeror or offeree issuer as appropriate to each securityholder whose last address as shown on the books of the offeree issuer is in the local jurisdiction as soon as practicable following the time they are sent or given to securityholders resident in the United States of America.

(5) Documents referred to in subsections (1) and (3) that are published by long form or summary publication in the United States of America shall be sent by the offeror or offeree issuer as appropriate to each securityholder whose last address as shown on the books of the offeree issuer is in the local jurisdiction as soon as practicable following publication.

(6) Documents that are incorporated or deemed to be incorporated by reference into documents filed under this Part shall be sent to each securityholder whose last address as shown on the books of the offeree issuer is in the local jurisdiction if those documents are required to be sent to securityholders under U.S. federal securities law.

(7) Documents incorporated or deemed to be incorporated by reference shall be provided to any person or company upon request without charge by the person or company that filed the documents into which the documents are incorporated or deemed to be incorporated by reference.

PART 13 BUSINESS COMBINATIONS

13.1 Eligibility Criteria

(1) This Part may be used for the distribution of securities of a successor issuer in connection with a business combination if

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(a) each person or company participating in the business combination meets the eligibility criteria specified in subparagraphs 3.1(a)(i), (iv) and (v) and, other than participating persons or companies that are specified predecessors, subparagraphs 3.1(a)(ii) and 3.1(b)(ii);

(b) the equity shares of each person or company participating in the business combination, other than a specified predecessor, have a public float of not less than U.S. $75,000,000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus with the principal jurisdiction;

(c) each person or company participating in the business combination, other than a specified predecessor, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately preceding the filing of the preliminary MJDS prospectus in the principal jurisdiction and is in compliance with the obligations arising from the listing or quotation;

(d) the issue or exchange of securities in the business combination is made to residents of Canada on the same basis, terms and conditions as it is made to residents of the United States of America; and

(e) less than 40 percent of the class of securities to be distributed in the business combination by the successor issuer will be distributed to persons or companies whose last address as shown on the books of the participating person or company is in Canada.

(2) The requirement in paragraph (1)(b) may be satisfied for a participating person or company whose securities were the subject of a bid made under or eligible to have been made under this Instrument that terminated within the preceding 12 months if the requirement would have been satisfied immediately before commencement of the bid.

(3) The calculation in paragraph 1(e) shall be made

(a) for each participating person or company as of the end of the participating person’s or company’s last quarter before the date of filing of the preliminary MJDS prospectus in the principal jurisdiction or, if that quarter terminated within 60 days of the filing date, as of the end of the participating person’s or company’s preceding quarter; and

(b) on the basis that all persons or companies that have an option in respect of the consideration to be received under the business combination elect the option that would result in the issuance of the greatest number of securities.

13.2 Form and Content of Disclosure Documents and Procedures

(1) If the eligibility criteria set forth in section 13.1 are satisfied, securities may be distributed under this Part in connection with a business combination by complying with the requirements set out in Part 4, other than section 4.6, Parts 5 through 9 and Part 11.

(2) If securities are being distributed under this Part in connection with a business combination, the disclosure documents prepared for the business combination shall be filed as a MJDS prospectus and, if proxies will be solicited from holders of voting securities of the issuer and the issuer is a reporting issuer in the local jurisdiction, as an information circular.

PART 14 MATERIAL CHANGE REPORTING

14.1 News Release — A U.S. issuer that has a class of securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on Nasdaq satisfies the requirement of securities legislation to issue and file a news release upon the occurrence of a material change in its affairs by

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(a) complying with the requirements of the exchange on which its securities are listed or Nasdaq, as applicable, for making public disclosure of material information on a timely basis; and

(b) immediately issuing in Canada and filing each news release disclosed by it for the purpose of complying with the requirements referred to in paragraph (a).

14.2 Material Change Reports — A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or is required to file reports under section 15(d) of the 1934 Act satisfies the requirement of securities legislation to file a material change report upon the occurrence of a material change in its affairs by

(a) complying with the requirements of U.S. federal securities law relating to current reports; and

(b) filing the current report filed with the SEC.

PART 15 FINANCIAL STATEMENTS, ANNUAL INFORMATION FORMS AND MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

15.1 Financial Statements — A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or is required to file reports under section 15(d) of the 1934 Act satisfies the requirements of securities legislation relating to the preparation, certification, filing and sending of interim financial statements, and annual financial statements and auditor’s reports thereon by

(a) complying with the requirements of U.S. federal securities law relating to quarterly reports and annual reports;

(b) filing the quarterly reports and annual reports filed with the SEC; and

(c) either

(i) sending each financial statement included in the report required to be filed under paragraph (b) to each securityholder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law if

(A) the issuer is a reporting issuer solely as a result of a distribution or securities exchange bid made under this Instrument;

(B) the issuer meets the eligibility requirements in paragraph 3.1(c); or

(C) the issuer meets the eligibility requirements in subparagraphs 3.1(a)(i) to (v) and the issuer is a reporting issuer solely as the result of the distribution of securities that had an investment grade rating and met the eligibility requirements of subparagraph 3.1(a)(vi) at the time of distribution; or

(ii) sending each financial statement included in the report required to be filed under paragraph (b) to each securityholder whose last address as shown on the books of the issuer is in the local jurisdiction in the manner and at the time required by securities legislation other than this Instrument.

15.2 Annual Reports, Annual Information Forms and Management’s Discussion and Analysis — A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or that is required to file reports under section 15(d) of the 1934 Act satisfies the requirements of securities legislation to file annual reports, annual information forms and management’s discussion and analysis of financial condition and results of operations by

(a) complying with the requirements of U.S. federal securities law relating to annual reports, quarterly reports and management’s discussion and analysis;

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(b) filing the annual report and quarterly report filed with the SEC; and

(c) sending the annual report to each securityholder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law.

PART 16 PROXIES AND PROXY SOLICITATION

16.1 Proxy Solicitation by a U.S. Issuer - A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act satisfies the requirements of securities legislation relating to information circulars, proxies and proxy solicitation by

(a) complying with the requirements of U.S. federal securities law relating to proxy statements, proxies and proxy solicitation;

(b) filing all material relating to the meeting that is filed with the SEC; and

(c) sending each document filed under paragraph (b) to each securityholder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law.

16.2 Proxy Solicitation by Another Person or Company - A person or company other than the issuer satisfies the requirements of securities legislation relating to proxies and proxy solicitation with respect to a U.S. issuer that has a class of securities registered under section 12 of the 1934 Act by fulfilling the requirements of paragraphs 16.1(a), (b) and (c).

16.3 Determination of Eligibility - If a proxy solicitation is made under section 16.2 and the person or company soliciting proxies lacks access to the relevant list of securityholders of the issuer, it will be conclusively presumed that paragraph (a) of the definition of foreign issuer is not satisfied, unless

(a) the aggregate published trading volume of the class on The Toronto Stock Exchange, The Montreal Exchange, the Vancouver Stock Exchange, the Alberta Stock Exchange and the Canadian Dealing Network Inc. exceeded the aggregate published trading volume of the class on national securities exchanges in the United States of America and Nasdaq for the 12 calendar month period before commencement of the proxy solicitation or, if another proxy solicitation for securities of the same class is in progress, the 12 calendar month period before commencement of the first proxy solicitation already in progress;

(b) disclosure that paragraph (a) of the definition of foreign issuer was satisfied had been made by the issuer in its Form 10-K most recently filed with the SEC under the 1934 Act; or

(c) the person or company soliciting proxies has actual knowledge that paragraph (a) of the definition of foreign issuer is satisfied.

PART 17 INSIDER REPORTING

17.1 Insider Reporting — The insider report filing requirement does not apply to an insider of a U.S. issuer that has a class of securities registered under section 12 of the 1934 Act if the insider

(a) complies with the requirements of U.S. federal securities law regarding insider reporting; and

(b) files with the SEC any insider report required to be filed with the SEC under section 16(a) of the 1934 Act and the rules and regulations under the 1934 Act.

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PART 18 COMMUNICATION WITH BENEFICIAL OWNERS OF SECURITIES OF A REPORTING ISSUER

18.1 Communication with Beneficial Owners of Securities of a Reporting Issuer - A U.S. issuer satisfies the requirements of securities legislation relating to communications with, delivery of materials to and conferring voting rights upon non-registered holders of its securities who hold their interests in the securities through one or more intermediaries by

(a) complying with the requirements of Rule 14a-13 under the 1934 Act for any Canadian clearing agency and any intermediary whose last address as shown on the books of the issuer is in the local jurisdiction; and

(b) complying with the requirements of National Policy Statement No. 41 or any successor instrument to that national policy statement with respect to fees payable to intermediaries, for any Canadian clearing agency and any intermediary whose last address as shown on the books of the issuer is in the local jurisdiction.

PART 19 TRUST INDENTURE REQUIREMENTS

19.1 Trust Indenture Requirements - The requirements of the legislation of the local jurisdiction applicable to trust indentures, for debt outstanding or guaranteed under the indenture, including a requirement that a person or company appointed as a trustee under a trust indenture be resident or authorized to do business in the local jurisdiction, do not apply to distributions made under this Instrument, if

(a) the trust indenture under which the obligations are issued or guaranteed is subject to and complies with the Trust Indenture Act of 1939 of the United States of America; and

(b) at least one person or company appointed as trustee under the trust indenture

(i) is resident in the local jurisdiction,

(ii) is authorized to do business in the local jurisdiction, or

(iii) has filed a duly executed submission to jurisdiction and appointment of agent for service of process in section 3 of the required form.

PART 20 FINANCIAL DISCLOSURE

20.1 Financial Disclosure — National Instruments 52-101 Future-Oriented Financial Information, 52-102 Use of Currencies, 52-103 Change of Auditor, 52-104 Basis of Accounting, Auditing and Reporting and 52-105 Change in the Ending Date of a Financial Year do not apply to a U.S. issuer distributing securities or making a bid or filings in accordance with this Instrument.

PART 21 EXEMPTIONS

21.1 Exemption

(1) The regulator or the securities regulatory authority may grant an exemption to this Instrument, in whole or in part, subject to such conditions or restrictions as may be imposed in the exemption.

(2) Despite subsection (1), in Ontario, only the regulator may grant such an exemption.

(3) Despite subsection (1), in Alberta, only the regulator may grant such an exemption.

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(4) An application made to the securities regulatory authority or regulator for an exemption from this Instrument shall include a letter or memorandum describing the matters relating to the exemption, and indicating why consideration should be given to the granting of the exemption.

21.2 Evidence of Exemption — Without limiting the manner in which an exemption under section 21.1 may be evidenced, the issuance by the regulator of a receipt for a MJDS prospectus or an amendment to a MJDS prospectus is evidence of the granting of the exemption if

(a) the person or company that sought the exemption sent to the regulator the letter or memorandum referred to in subsection 21.1(4)

(i) on or before the date of filing of the preliminary MJDS prospectus, or

(ii) after the date of filing of the preliminary MJDS prospectus and received a written acknowledgement from the regulator that the exemption may be evidenced by the issuance of a receipt for the MJDS prospectus or an amendment to the MJDS prospectus; and

(b) the regulator has not sent notice of refusal to grant the exemption to the person or company that sought the exemption before, or concurrent with, the issue of the receipt for the MJDS prospectus.

PART 22 EFFECTIVE DATE

22.1 Effective Date — This Instrument comes into force on November 1, 1998.

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